UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

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SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. III

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. III

2850 W. Horizon Ridge Parkway

Suite 200

Henderson, NV 89052

Dear Social Capital Suvretta Holdings Corp. III Shareholder:

We cordially invite you to attend the extraordinary general meeting (the “Extraordinary General Meeting”) of Social Capital Suvretta Holdings Corp. III, a Cayman Islands exempted company (“we,” “us,” “our” or “SCS”), on [                ], 2022 at [                ] [a.m./p.m.] at [                ], or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.

On January 18, 2022, SCS entered into a Business Combination Agreement (the “Business Combination Agreement”), by and between SCS and ProKidney LP, a limited partnership registered under the laws of Ireland (“ProKidney”), acting through its general partner ProKidney GP Limited, a private limited company incorporated under the laws of Ireland (the “Legacy GP”). Following the closing (the “Closing”) of the transactions contemplated by the Business Combination Agreement (the “Business Combination”), the combined company will be organized in an umbrella partnership-C corporation (or “Up-C”) structure. The Up-C structure allows the ProKidney unitholders, which prior to the Closing, were (1) the direct holders of ProKidney Class A Units (“Legacy Class A Units”) and (2) the indirect holders of ProKidney Class B Units (such indirect holders, the “PMEL Existing Holders”) through ProKidney Management Equity LLC (“PMEL”), the holder of 100% of ProKidney Class B Units (“Legacy Class B Units”) prior to the Business Combination (collectively, the “Closing ProKidney Unitholders”), to retain their partnership interests in ProKidney, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of common units in ProKidney following the consummation of the Business Combination (“Post-Combination ProKidney Common Units”) and provides potential future tax benefits for both SCS following the consummation of the Business Combination (“New ProKidney”) and the holders of Post-Combination ProKidney Common Units who ultimately exchange their Units in ProKidney for New ProKidney Class A ordinary shares. Such exchanges are expected to increase New ProKidney’s tax basis in its interest in ProKidney for U.S. federal income tax purposes, and 85% of any tax savings resulting from such increases in tax basis will be paid to the Closing ProKidney Unitholders under the Tax Receivable Agreement. In addition, by utilizing the Up-C structure, the Business Combination is able to be consummated in a manner that is tax neutral to continuing SCS shareholders. New ProKidney will be a holding company, and immediately after the consummation of the Business Combination, its direct assets will consist of Post-Combination ProKidney Common Units and equity interests of a private limited company incorporated under the laws of Ireland (“New GP”), which will replace Legacy GP as the general partner of ProKidney upon the Closing. Immediately after the consummation of the Business Combination, New ProKidney will own approximately 33.8% of the economic interest in ProKidney, assuming no redemptions by the SCS public shareholders, and 26.9% of the economic interest in ProKidney, assuming maximum redemptions by the SCS public shareholders. Substantially all of the operating assets and business of New ProKidney will be held indirectly through ProKidney.

On February 14, 2022, Control Empresarial de Capitales, S.A. de C.V. (“CEC”), an entity affiliated with Mr. Carlos Slim, executed a voting agreement, pursuant to which CEC agreed to vote, from the Closing until the third anniversary of the Closing, all of its voting shares in the capital of New ProKidney in a manner proportionate to the manner in which all other New ProKidney Class B ordinary shares not held by CEC are voted, with respect to the election, appointment or removal of any New ProKidney director. Thus, upon completion of the Business Combination, Tolerantia, LLC (“Tolerantia”), a member of ProKidney affiliated with Mr. Pablo Legorreta, will effectively control approximately [            ]% (accounting for the approximately [            ]% to be held by CEC), assuming no redemptions, or [            ]% (accounting for the approximately [            ]% to be held by CEC), assuming maximum redemptions, of the combined voting power of New ProKidney with respect to the election, appointment or removal of any New ProKidney director (or a combined total of [            ]%, if Tolerantia and CEC, in their sole discretion, purchase the maximum number of shares permitted pursuant to their subscription agreements). As a result, New ProKidney will be a “controlled company” within the meaning of the corporate governance standards of the Nasdaq Capital Market (“Nasdaq”) and will not be subject to certain Nasdaq corporate governance standards, including the requirements that (i) a majority of its board of directors consist of independent directors, (ii) subject to the exception pursuant to Nasdaq Listing Rule 5605(b)(2), its board of directors have a compensation committee that is composed of at least two members, each of whom is an independent director, with a written charter addressing the committee’s purpose and responsibilities and (iii) director nominees must be selected, or recommended for the board’s selection, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or by a nominating and corporate governance committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Under the Business Combination Agreement, immediately following the Closing, a majority of the directors of the New ProKidney Board are required to be “independent” directors for the purposes of the Nasdaq Listing Rules, but for at least some period following the Business Combination, New ProKidney may utilize the other exemptions described above. For a description of the exemptions from Nasdaq’s corporate governance standards that are available to controlled companies, please see the section entitled “Management After the Business Combination—Corporate Governance—Controlled Company Exemption.”

The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur prior to the Closing:

•

(i) ProKidney will amend and restate the ProKidney Limited Partnership Agreement to be in the form of the Second Amended and Restated ProKidney Limited Partnership Agreement upon the completion of the Business Combination, attached to the accompanying proxy statement as Annex C;

•

(ii) New GP will amend and restate its constitution to be in the form of the Amended and Restated New GP Governing Documents upon the completion of the Business Combination, attached to the accompanying proxy statement as Annex D;

•

(iii) SCS will amend and restate the Memorandum and Articles of Association to be in the form of the Amended and Restated Memorandum and Articles of Association upon the completion of the Business Combination and subject to the approval of the Organizational Documents Proposal, attached to the accompanying proxy statement as Annex E;

•

(iv) (A) each issued and outstanding Legacy Class B Unit that is not vested pursuant to the terms of the applicable award agreement with the applicable PMEL Existing Holder as of such time shall be recapitalized into one restricted common unit of ProKidney (“PMEL RCU”), which will, when vested in accordance with the applicable award agreement, automatically convert into a Post-Combination ProKidney Common Unit (and the associated New ProKidney Class B PMEL RSR shall vest) and (B) all other issued and outstanding Legacy Class A Units and Legacy Class B Units shall be recapitalized into an aggregate number of Post-Combination ProKidney Common Units equal to (x) 175,000,000 minus (y) the number of PMEL RCUs issued pursuant to the foregoing clause (A);

•

(v) ProKidney will complete an internal restructuring of PMEL to cause the existing unitholders of PMEL (or a holding vehicle or nominated person on behalf of such unitholders) to be admitted as partners of ProKidney at the Closing (the “PMEL Roll-Up”); and

•

(vi) ProKidney shall issue Post-Combination ProKidney Common Units pursuant to any Subscription Agreement in connection with the exercise of any election by a ProKidney Related PIPE Investor to purchase Post-Combination ProKidney Common Units in lieu of SCS Class A ordinary shares.

The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur at the Closing:

•

(i) ProKidney will issue to SCS a number of Post-Combination ProKidney Common Units equal to the number of fully diluted outstanding SCS ordinary shares as of immediately prior to the Closing (but after giving effect to all redemptions of SCS Class A ordinary shares and the purchase of SCS Class A ordinary shares and/or Post-Combination ProKidney Common Units pursuant to one or more subscription agreements (the “PIPE Investment”)), in exchange for (a) (x) New ProKidney Class B ordinary shares, which shares will have no economic rights but will entitle the holders thereof to vote on all matters on which shareholders of New ProKidney are entitled to vote generally, and (y) restricted stock rights in respect of New ProKidney Class B ordinary shares (“New ProKidney Class B PMEL RSRs”), which restricted stock rights shall convert into New ProKidney Class B ordinary shares upon the vesting of the associated PMEL RCUs (as described above), (b) an amount in cash equal to the aggregate proceeds obtained by SCS in the PIPE Investment and (c) an amount in cash equal to the aggregate proceeds available for release to SCS from SCS’s trust account (“Trust Account”) (after giving effect to all redemptions of SCS Class A ordinary shares and after payment of any deferred underwriting commissions being held in the Trust Account and payment of certain transaction expenses);

•	(ii) Legacy GP will resign as the general partner of ProKidney and New GP will be admitted as the general partner of ProKidney;

•

(iii) ProKidney will distribute to the Closing ProKidney Unitholders the New ProKidney Class B ordinary shares and New ProKidney Class B PMEL RSRs received pursuant to clause (i)(a) (x) and (y) above; and

•

(iv) holders of Legacy Class A Units will receive an aggregate of 17,500,000 Earnout RCUs and 17,500,000 Earnout RSRs (collectively, the “Earnout Rights”), which Earnout Rights will vest in three equal tranches upon the achievement of certain New ProKidney share price milestones or certain change of control events. When vested, the Earnout RCUs will automatically convert into Post-Combination ProKidney Common Units and the associated Earnout RSRs will automatically convert into New ProKidney Class B ordinary shares, respectively (as further described in this proxy statement).

You are being asked to vote on the Business Combination and related matters.

At the Extraordinary General Meeting, SCS shareholders will be asked to consider and vote upon a proposal to approve by ordinary resolution the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement as Annex A, and the transactions contemplated thereby (the “Business Combination Proposal” or “Proposal No. 1”). In addition, you are being asked to consider and vote upon: (i) three separate proposals to approve, following the consummation of the Business Combination, (a) as a special resolution, a change in the name of SCS to “ProKidney Corp.” (“Organizational Documents Proposal 2A” or “Proposal No. 2A”); (b) as an ordinary resolution, an increase of authorized number of SCS Class B ordinary shares of a par value of US$0.0001 each from 50,000,000 to 500,000,000 (the “Increase”) such that following the Increase, the authorized share capital of SCS shall be US$100,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 500,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each (“Organizational Documents Proposal 2B” or “Proposal No. 2B”); and (c) as a special resolution, the amendment and restatement of SCS’s current memorandum and articles of association (the “Memorandum and Articles of Association” or the “existing charter”) with the second amended and restated memorandum and articles of association of New ProKidney (the “Amended and Restated Memorandum and Articles of Association” or the “proposed charter”), in the form attached hereto as Annex E (“Organizational Documents Proposal 2C” or “Proposal No. 2C” and, collectively with Organizational Documents Proposal 2A and Organizational Documents Proposal 2B, the “Organizational Documents Proposals” or “Proposal No. 2”); (ii) for the purposes of complying with the applicable listing rules of Nasdaq, a proposal to approve by ordinary resolution the issuance of (x) New ProKidney Class B ordinary shares to ProKidney pursuant to the terms of the Business Combination Agreement (including New ProKidney Class B ordinary shares issuable upon the settlement of Earnout Shares and New ProKidney Class B PMEL RSRs issued pursuant to the Business Combination Agreement) and (y) SCS Class A ordinary shares to certain investors in connection with the PIPE Investment, including SCS Class A ordinary shares to existing directors, officers and unitholders of ProKidney and/or its affiliates participating in connection with the PIPE Investment and to existing directors, officers and equityholders of, or investment funds managed by Suvretta Capital Management, LLC, SCS, our Sponsor and/or their respective affiliates participating in connection with the PIPE Investment, plus any additional shares pursuant to subscription agreements SCS may enter into prior to Closing (the “Stock Issuance Proposal” or “Proposal No. 3”); (iii) in each case, a separate proposal to approve by ordinary resolution of the holders of SCS Class B ordinary shares the appointment of seven directors to serve staggered terms on New ProKidney’s board of directors (the “New ProKidney Board”) until the 2023, 2024 and 2025 annual general meetings of shareholders, as applicable, and until their respective successors are duly appointed and qualified (the “Director Appointment Proposals” or “Proposal No. 4”); (iv) a proposal to approve by ordinary resolution the New ProKidney Incentive Equity Plan (the “Incentive Equity Plan Proposal” or “Proposal No. 5”); (v) a proposal to approve by ordinary resolution the New ProKidney Employee Stock Purchase Plan (the “Employee Stock Purchase Plan Proposal” or “Proposal No. 6”); (vi) a proposal to approve the appointment by SCS’s audit committee of Marcum LLP (“Marcum”) as the independent registered public accountants to SCS to audit and report on SCS’s consolidated financial statements for the year ending December 31, 2022 (the “Auditor Ratification Proposal” or “Proposal No. 7”) and (vii) a proposal to approve by ordinary resolution the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event that there are insufficient proxies for, or otherwise in connection with, the approval of one or more proposals at the Extraordinary General Meeting (the “Adjournment Proposal” or “Proposal No. 8”).

Each of these proposals is more fully described in the accompanying proxy statement, which each shareholder is encouraged to read carefully and in its entirety.

Our publicly traded SCS Class A ordinary shares are currently listed on Nasdaq under the symbol “DNAC”. We intend to apply to continue the listing of the publicly traded New ProKidney Class A ordinary shares on Nasdaq under the symbol “PROK”, upon the closing of the Business Combination.

Pursuant to our amended and restated memorandum and articles of association (our “Memorandum and Articles of Association”), we are providing our public shareholders with the opportunity to redeem all or a portion of their public shares (as defined below) upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in our trust account (the “Trust Account”), calculated as of two business days prior to the completion of the Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then-issued and outstanding SCS Class A ordinary shares that were sold in our initial public offering (our “public shares”). The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commission totaling $7,700,000 that we will pay to the underwriters of our initial public offering or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the balance of the Trust Account of $250,008,324 as of December 31, 2021, the estimated per share redemption price would have been approximately $10.00. Public shareholders may elect to redeem their shares whether or not they vote at the Extraordinary General Meeting, and regardless, if they do vote, of how they may vote. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the public shares without our prior consent. We refer to this as the “15% threshold.” Such public shareholder, alone or acting in concert or as a group, will not be restricted in its ability to vote for or against the Business Combination with respect to all of its shares. We have no specified maximum redemption threshold under our current Memorandum and Articles of Association, other than the aforementioned 15% threshold and the $5,000,001 minimum of net tangible assets as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act (such that we are subject to the SEC’s “penny stock” rules). Each redemption of SCS Class A ordinary shares by our public shareholders will reduce the amount in the Trust Account.

The Business Combination Agreement provides that ProKidney’s obligation to consummate the Business Combination is conditioned on the sum of the amount in the Trust Account (after giving effect to all redemptions of SCS Class A ordinary shares but prior to payment of any deferred underwriting commission and any transaction expenses) and the proceeds from the PIPE Investment equaling or exceeding $500,000,000 (the “Minimum Cash Condition”). If, as a result of redemptions of SCS Class A ordinary shares by our public shareholders or otherwise, the Minimum Cash Condition is not met (or waived), then ProKidney may elect not to consummate the Business Combination. In addition, in no event will we redeem our SCS Class A ordinary shares in an amount that would result in SCS’s failure to have net tangible assets equaling or exceeding $5,000,001. Based on the amount of $250,008,324 in our Trust Account as of December 31, 2021, and taking into account the anticipated gross proceeds of approximately $575,000,000 from the PIPE Investment, all public shares may be redeemed and still enable us to have sufficient cash to satisfy the Minimum Cash Condition in the Business Combination Agreement. Unless otherwise specified, the information in the accompanying proxy statement assumes that none of our public shareholders exercise their redemption rights with respect to their SCS Class A ordinary shares.

SCS Sponsor III LLC, a Cayman Islands limited liability company (our “Sponsor”), and our directors and officers have agreed to waive their redemption rights with respect to any of the SCS Class B ordinary shares (the “Founder Shares”), SCS private placement shares issued to our Sponsor in a private placement concurrent with our initial public offering (the “Private Placement Shares”) and SCS public shares owned by them in connection with the consummation of the Business Combination, and the Founder Shares and Private Placement Shares will be excluded from the pro rata calculation used to determine the per share redemption price. Our Sponsor and each of our officers and directors did not receive any separate consideration in exchange for their agreement to waive these redemption rights. Currently, our Sponsor and our independent directors collectively own 21.6% of our issued and outstanding SCS ordinary shares, including all of the Founder Shares. Our Sponsor, directors and officers have agreed to vote any Founder Shares, Private Placement Shares and public shares owned by them in favor of the Business Combination, including any proposals recommended by the SCS board of directors (the “Board” or “Board of Directors”) in connection with the Business Combination. The Founder Shares and Private Placement Shares are subject to transfer restrictions as described in the accompanying proxy statement.

We are providing the accompanying proxy statement and accompanying proxy card to our shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting (including following any adjournments or postponements of the Extraordinary General Meeting). Information about the Extraordinary General Meeting, the Business Combination and other related business to be considered by SCS’s shareholders at the Extraordinary General Meeting is included in the accompanying proxy statement. Whether or not you plan to attend the Extraordinary General Meeting, we urge all SCS shareholders to read the accompanying proxy statement, including the Annexes and the accompanying financial statements of SCS and ProKidney, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 83 of the accompanying proxy statement.

After careful consideration, our Board has unanimously approved the Business Combination Agreement and the transactions contemplated therein, and unanimously recommends that our shareholders vote “FOR” adoption of the Business Combination Agreement and approval of the transactions contemplated thereby and “FOR” all other proposals presented to our shareholders in the accompanying proxy statement. The existence of financial and personal interests of SCS’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Transaction Proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the section entitled “Proposal No. 1—Business Combination Proposal—Interests of Certain Persons in the Business Combination” in the accompanying proxy statement for additional information.

Approval of each of the Business Combination Proposal, Organizational Documents Proposal 2B, the Stock Issuance Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, the Auditor Ratification Proposal and the Adjournment Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the SCS ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Approval of the Director Appointment Proposals requires an ordinary resolution of only the holders of SCS Class B ordinary shares, being a resolution passed by the holders of not less than a simple majority of the SCS Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Approval of each of Organizational Documents Proposal 2A and the Organizational Documents Proposal 2C requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by the holders of not less than a two-thirds majority of the SCS ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. None of the proposals is conditioned on the approval by the holders of a majority of the SCS ordinary shares held by shareholders other than the Sponsor or its affiliates.

Your vote is very important. Whether or not you plan to attend the Extraordinary General Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement to make sure that your shares are represented at the Extraordinary General Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting. Unless waived by the parties to the Business Combination Agreement, the closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal at the Extraordinary General Meeting. All of the proposals are conditioned on the approval of the Business Combination Proposal, the Organizational Documents

Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal at the Extraordinary General Meeting, other than the Auditor Ratification Proposal and the Adjournment Proposal, which are not conditioned on the approval of any other proposal.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If you have any questions about how to vote or direct a vote in respect of your shares of our SCS ordinary shares, you may call Morrow Sodali, our proxy solicitor, at (800) 662-5200 for shareholders or (203) 658-9400 for bankers and brokers, or by emailing DNAC.info@investor.morrowsodali.com.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT SCS REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARE CERTIFICATES (IF ANY) AND ANY OTHER REDEMPTION FORMS TO SCS’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT SUCH MEETING. YOU MAY TENDER YOUR SHARE CERTIFICATES (IF ANY) AND ANY OTHER REDEMPTION FORMS BY EITHER DELIVERING YOUR SHARE CERTIFICATES (IF ANY) AND ANY OTHER REDEMPTION FORMS TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN (“DWAC”) SYSTEM. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of our Board of Directors, I would like to thank you for your support of Social Capital Suvretta Holdings Corp. III and look forward to a successful completion of the Business Combination.

Sincerely,

[                ], 2022

Chamath Palihapitiya

Chairman of the Board of Directors and

Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement is dated [                ], 2022 and is expected to be first mailed to SCS shareholders on or about [                ], 2022.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF

SHAREHOLDERS OF SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. III

TO BE HELD ON [                ], 2022

To the Shareholders of Social Capital Suvretta Holdings Corp. III:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Extraordinary General Meeting”) of the shareholders of Social Capital Suvretta Holdings Corp. III, a Cayman Islands exempted company (“we,” “us,” “our” or “SCS”), will be held in person on [                ], 2022 at [                ], or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. You are cordially invited to attend the Extraordinary General Meeting to conduct the following items of business:

1.

Business Combination Proposal—To consider and vote upon a proposal to approve by ordinary resolution the Business Combination Agreement, dated as of January 18, 2022 (as it may be amended from time to time, the “Business Combination Agreement”), by and among SCS and ProKidney LP (“ProKidney”) (acting through its general partner, ProKidney GP Limited) and the transactions contemplated thereby (the “Business Combination”) (the “Business Combination Proposal” or “Proposal No. 1”);

2.

Organizational Documents Proposals—To consider and vote upon three separate proposals to approve, following the consummation of the Business Combination, (a) as a special resolution, a change in the name of SCS to “ProKidney Corp.” (“Organizational Documents Proposal 2A” or “Proposal No. 2A”); (b) as an ordinary resolution, an increase of authorized number of SCS Class B ordinary shares of a par value of US$0.0001 each from 50,000,000 to 500,000,000 (the “Increase”) such that following the Increase, the authorized share capital of SCS shall be US$100,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 500,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each (“Organizational Documents Proposal 2B” or “Proposal No. 2B”); and (c) as a special resolution, the amendment and restatement of SCS’s current memorandum and articles of association (the “Memorandum and Articles of Association” or the “existing charter”) with the second amended and restated memorandum and articles of association of New ProKidney (the “Amended and Restated Memorandum and Articles of Association” or the “proposed charter”), in the form attached hereto as Annex E (“Organizational Documents Proposal 2C” or “Proposal No. 2C” and, collectively with Organizational Documents Proposal 2A and Organizational Documents Proposal 2B, the “Organizational Documents Proposals” or “Proposal No. 2”);

3.

Stock Issuance Proposal—For the purposes of complying with the applicable listing rules of the Nasdaq Capital Market (“Nasdaq”), to consider and vote upon a proposal to approve by ordinary resolution the issuance of (x) New ProKidney Class B ordinary shares to ProKidney pursuant to the terms of the Business Combination Agreement (including New ProKidney Class B ordinary shares issuable upon the settlement of Earnout Shares and New ProKidney Class B PMEL RSRs issued pursuant to the Business Combination Agreement) and (y) SCS Class A ordinary shares to certain investors in connection with the PIPE Investment (as defined below), including SCS Class A ordinary shares to the ProKidney Related PIPE Investors (as defined below) and the Sponsor Related PIPE Investors (as defined below), plus any additional shares pursuant to subscription agreements SCS may enter into prior to Closing (the “Stock Issuance Proposal” or “Proposal No. 3”);

4.

Director Appointment Proposals—To consider and vote upon, in each case, a separate proposal to approve by ordinary resolution of the holders of SCS Class B ordinary shares the appointment of seven directors to serve staggered terms on New ProKidney’s board of directors (the “New ProKidney Board”) until the 2023, 2024 and 2025 annual general meetings of shareholders, as applicable, and until their respective successors are duly appointed and qualified (the “Director Appointment Proposals” or “Proposal No. 4”);

5.

Incentive Equity Plan Proposal—To consider and vote upon a proposal to approve by ordinary resolution the New ProKidney Incentive Equity Plan (the “Incentive Equity Plan Proposal” or “Proposal No. 5”);

6.

Employee Stock Purchase Plan Proposal—To consider and vote upon a proposal to approve by ordinary resolution the New ProKidney Employee Stock Purchase Plan (the “Employee Stock Purchase Plan Proposal” or “Proposal No. 6”);

7.

Auditor Ratification Proposal—To consider and vote upon a proposal to approve the appointment by SCS’s audit committee of Marcum as the independent registered public accountants to SCS to audit and report on SCS’s consolidated financial statements for the year ending December 31, 2022 (the “Auditor Ratification Proposal” or “Proposal No. 7”); and

8.

Adjournment Proposal—a proposal to approve by ordinary resolution the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event that there are insufficient proxies for, or otherwise in connection with, the approval of one or more proposals at the Extraordinary General Meeting (the “Adjournment Proposal” or “Proposal No. 8”).

Each of Proposals No. 1 through 6 is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement. Notwithstanding the order of proposals set out above, the Chairman of SCS’s board of directors (our “Board” or “Board of Directors”) may put resolutions to the meeting in such order as deemed appropriate.

The above matters are more fully described in this proxy statement, which also includes, as Annex A, a copy of the Business Combination Agreement. We urge you to read carefully this proxy statement in its entirety, including the Annexes and accompanying financial statements of SCS and ProKidney.

The record date for the Extraordinary General Meeting is [                ], 2022. Only shareholders of record at the close of business on that date may vote at the Extraordinary General Meeting or any adjournment thereof.

SCS Sponsor III LLC, a Cayman Islands limited liability company (our “Sponsor”), and our directors and officers have agreed to vote any of the SCS Class B ordinary shares (“Founder Shares”), SCS private placement shares issued to our Sponsor in a private placement concurrent with our initial public offering (the “Private Placement Shares”) and SCS public shares owned by them in favor of our Business Combination, including any proposals recommended by the Board in connection with the Business Combination. Currently, our Sponsor and our independent directors collectively own 21.6% of our issued and outstanding SCS ordinary shares, including all of the Founder Shares.

After careful consideration, our Board has unanimously approved the Business Combination Agreement and the transactions contemplated therein, and unanimously recommends that our shareholders vote “FOR” adoption of the Business Combination Agreement and approval of the transactions contemplated thereby and “FOR” all other proposals presented to our shareholders in this proxy statement. The existence of financial and personal interests of SCS’s director(s) may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Transaction Proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the section entitled “Proposal No. 1—Business Combination Proposal—Interests of Certain Persons in the Business Combination” in this proxy statement for additional information.

Pursuant to our current Memorandum and Articles of Association, we will provide our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the completion of the Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then-issued and outstanding public shares. The per share amount we will distribute to our shareholders who properly redeem their shares will not be reduced by the deferred underwriting commission totaling $7,700,000 that we will pay to the underwriters of our initial public offering, as well as other transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the balance of our trust account (the “Trust Account”) of $250,008,324 as of December 31, 2021, the estimated per share redemption price would have been approximately $10.00. Public shareholders may elect to redeem their shares whether or not they vote at the Extraordinary General Meeting, and regardless, if they do vote, of how they may vote. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its SCS Class A ordinary shares with respect to more than an aggregate of 15% of the public shares without our prior consent. Such public shareholder, alone or acting in concert or as a group, will not be restricted in its ability to vote for or against the Business Combination with respect to all of its shares. We have no specified maximum redemption threshold under our current Memorandum and Articles of Association, other than the aforementioned 15% threshold and the $5,000,001 minimum of net tangible assets as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act (such that we are subject to the Securities and Exchange Commission’s “penny stock” rules). Each redemption of SCS Class A ordinary shares by our public shareholders will reduce the amount in the Trust Account.

The Business Combination Agreement provides that ProKidney’s obligation to consummate the Business Combination is conditioned on the sum of the amount in the Trust Account (after giving effect to all redemptions of SCS Class A ordinary shares but prior to payment of any deferred underwriting commission and any transaction expenses) and the proceeds from the PIPE Investment equaling or exceeding $500,000,000. If, as a result of redemptions of SCS Class A ordinary shares by our public shareholders or otherwise, the Minimum Cash Condition is not met (or waived), then ProKidney may elect not to consummate the Business Combination. In addition, in no event will we redeem our SCS Class A ordinary shares in an amount that would result in SCS’s failure to have net tangible assets equaling or exceeding $5,000,001. Based on the amount of $250,008,324 in our Trust Account as of December 31, 2021, and taking into account the anticipated gross proceeds of approximately $575,000,000 from the PIPE Investment, all public shares may be redeemed and still enable us to have sufficient cash to satisfy the Minimum Cash Condition in the Business Combination Agreement.

Our Sponsor, current officers and other current directors and their permitted transferees have agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and public shares in connection with the consummation of the Business Combination, and the Founder Shares and Private Placement Shares will be excluded from the pro rata calculation used to determine the per share redemption price. Our Sponsor and each of our officers and directors did not receive any separate consideration in exchange for their agreement to waive these redemption rights.

Unless waived by the parties to the Business Combination Agreement, the closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal at the Extraordinary General Meeting. All of the proposals are conditioned on the approval of the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal at the Extraordinary General Meeting, other than the Auditor Ratification Proposal and the Adjournment Proposal, which are not conditioned on the approval of any other proposal.

We have entered into subscription agreements with certain investors (the “PIPE Investors”) pursuant to which we anticipate raising additional proceeds to fund the Business Combination and related transactions through a private placement pursuant to which the PIPE Investors have agreed to purchase an aggregate of 57,500,000 SCS Class A ordinary shares (the “PIPE Investment”) for a price of $10.00 per share for an aggregate commitment of approximately $575,000,000. At the election of certain existing directors, officers and unitholders of ProKidney and/or its affiliates participating in the PIPE Investment (collectively, the “ProKidney Related PIPE Investors”), the ProKidney Related PIPE Investors can increase the size of their share purchase from 5,000,000 SCS Class A ordinary shares to up to 10,000,000 SCS Class A ordinary shares, which would in turn increase the PIPE Investment to up to 62,500,000 SCS Class A ordinary shares and an aggregate commitment of up to $625,000,000; provided that the ProKidney Related PIPE Investors may elect instead to purchase up to an aggregate of 5,000,000 Post-Combination ProKidney Common

Units (or up to 10,000,000 Post-Combination ProKidney Common Units to the extent such investor elects to increase its commitment), together with a corresponding number of SCS Class B ordinary shares, in lieu of SCS Class A ordinary shares. The PIPE Investment is contingent upon, among other things, the closing of the Business Combination (which is in turn conditioned upon SCS shareholder approval of the Business Combination Proposal and the other proposals included in this proxy statement).

On February 14, 2022, Control Empresarial de Capitales, S.A. de C.V. (“CEC”), an entity affiliated with Mr. Carlos Slim, executed a voting agreement, pursuant to which CEC agreed to vote, from the Closing until the third anniversary of the Closing, all of its voting shares in the capital of New ProKidney in a manner proportionate to the manner in which all other New ProKidney Class B ordinary shares not held by CEC are voted, with respect to the election, appointment or removal of any New ProKidney director. Thus, upon completion of the Business Combination, Tolerantia, LLC (“Tolerantia”), a member of ProKidney affiliated with Mr. Pablo Legorreta, will effectively control approximately [                ]% (accounting for the approximately [                ]% to be held by CEC), assuming no redemptions, or [                ]% (accounting for the approximately [                ]% to be held by CEC), assuming maximum redemptions, of the combined voting power of New ProKidney with respect to the election, appointment or removal of any New ProKidney director (or a combined total of [                ]%, if Tolerantia and CEC, in their sole discretion, purchase the maximum number of shares permitted pursuant to their subscription agreements). As a result, New ProKidney will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq and will not be subject to certain Nasdaq corporate governance standards, including the requirements that (i) a majority of its board of directors consist of independent directors, (ii) subject to the exception pursuant to Nasdaq Listing Rule 5605(b)(2), its board of directors have a compensation committee that is composed of at least two members, each of whom is an independent director, with a written charter addressing the committee’s purpose and responsibilities and (iii) director nominees must be selected, or recommended for the board’s selection, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or by a nominating and corporate governance committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Under the Business Combination Agreement, immediately following the Closing, a majority of the directors of the New ProKidney Board are required to be “independent” directors for the purposes of the Nasdaq Listing Rules, but for at least some period following the Business Combination, New ProKidney may utilize the other exemptions described above. For a description of the exemptions from Nasdaq’s corporate governance standards that are available to controlled companies, please see the section entitled “Management After the Business Combination—Corporate Governance—Controlled Company Exemption.”

Approval of the Business Combination Proposal, Organizational Documents Proposal 2B, the Stock Issuance Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, the Auditor Ratification Proposal and the Adjournment Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the SCS ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Approval of the Director Appointment Proposals requires an ordinary resolution of only the holders of SCS Class B ordinary shares, being a resolution passed by the holders of not less than a simple majority of the SCS Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Approval of each Organizational Documents Proposal 2A and Organizational Documents Proposal 2C requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by the holders of not less than a two-thirds majority of the SCS ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. The Board unanimously recommends that you vote “FOR” each of these proposals. None of the proposals is conditioned on the approval by the holders of a majority of the SCS ordinary shares held by shareholders other than the Sponsor or its affiliates.

By Order of the Board of Directors

Chamath Palihapitiya

Chairman of the Board of Directors

Henderson, Nevada

[                ], 2022

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ABOUT THIS PROXY STATEMENT

This document constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Extraordinary General Meeting of SCS shareholders at which SCS shareholders shall be asked to consider and vote upon and approve the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, the Auditor Ratification Proposal and, if necessary, the Adjournment Proposal.

References to “U.S. Dollars” and “$” in this proxy statement are to United States dollars, the legal currency of the United States. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding. In particular and without limitation, amounts expressed in millions contained in this proxy statement have been rounded to a single decimal place for the convenience of readers. In addition, period on period percentage changes with respect to ProKidney’s GAAP measures and operating metrics have been calculated using actual figures derived from ProKidney’s internal accounting records and not the rounded numbers contained in this proxy statement, and as a result, such percentages may differ from those calculated based on the numbers contained in this proxy statement.

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SUMMARY TERM SHEET

This summary term sheet, together with the sections entitled “Questions and Answers About the Proposals for Shareholders” and “Summary of the Proxy Statement,” summarizes certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached Annexes, for a more complete understanding of the matters to be considered at the extraordinary general meeting (the “Extraordinary General Meeting”). In addition, for definitions used commonly throughout this proxy statement, including this summary term sheet, please see the section entitled “Frequently Used Terms.”

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Social Capital Suvretta Holdings Corp. III, a Cayman Islands exempted company, which we refer to as “we,” “us,” “our,” or “SCS,” is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

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There are currently 31,890,000 SCS ordinary shares issued and outstanding, consisting of (i) 25,000,000 public shares sold as part of our initial public offering, (ii) 640,000 SCS Class A ordinary shares issued to SCS Sponsor III LLC (our “Sponsor”) in a private placement substantially concurrently with our initial public offering and (iii) 6,250,000 SCS Class B ordinary shares (“Founder Shares”) (that were initially issued to our Sponsor prior to our initial public offering, after giving effect to the forfeiture of 75,000 Founder Shares in connection with the underwriters’ exercise of their overallotment option in our initial public offering). There are currently no SCS preference shares issued and outstanding. For more information regarding the SCS ordinary shares, please see the section entitled “Description of New ProKidney Securities.”

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ProKidney is a clinical-stage biotechnology business with a transformative proprietary cell therapy platform that is capable of treating multiple chronic diseases of the kidney using a patient’s own cells. The global prevalence of chronic kidney disease (“CKD”) is approximately 10% of the population, with regional and race/ethnicity differences. The most common causes of CKD among adults are diabetes, hypertension, and glomerular disease. Treatment of patients with CKD is focused on slowing progression and preparing for kidney failure or replacement. ProKidney’s approach seeks to redefine the treatment of CKD by restoring kidney function and preventing or delaying the progression of CKD, rather than managing kidney failure. ProKidney’s lead product candidate, REACT, is designed to stabilize or improve renal, or kidney, function in patients with chronically diseased kidneys. REACT is a product composed of a patient’s own selected renal cells (“SRCs”), formulated into a product that is reinjected into the kidney by a minimally invasive outpatient procedure that can be repeated if necessary. Because REACT is a personalized treatment composed of a patient’s own, or autologous, SRCs, there is no need for treatment with immunosuppressive therapies, which are required during a patient’s lifetime when a patient receives a kidney transplant from another donor, or an allogeneic transplant. ProKidney is currently conducting a Phase 3 clinical trial and multiple Phase 2 clinical trials for REACT in patients with moderate to severe CDK caused by diabetes mellitus or congenital anomalies of the kidney and urinary tract. ProKidney estimates that there are approximately 4 to 5 million REACT eligible patients in the United States. Assuming that ProKidney obtains requisite regulatory approvals and that the REACT market penetration rate is 1% in the United States alone, the expected size of the overall market in the United States for REACT could reach up to $16 billion based on the average cost of recently launched novel targeted therapies. For more information about ProKidney, please see the sections entitled “Information About ProKidney,” “ProKidney’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management After the Business Combination.”

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The Business Combination Agreement (the “Business Combination Agreement”), dated as of January 18, 2022, by and between SCS and ProKidney LP, a limited partnership registered under the laws of Ireland (“ProKidney”), acting through its general partner ProKidney GP Limited, a private limited company incorporated under the laws of Ireland (the “Legacy GP”), provides that, among other things and upon the terms and subject to the conditions thereof, prior to or at the closing of the Business Combination Agreement (the “Closing”), the following transactions will occur (together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”):

•	prior to the Closing:

•

(i) ProKidney will amend and restate the ProKidney Limited Partnership Agreement to be in the form of the Second Amended and Restated ProKidney Limited Partnership Agreement upon the completion of the Business Combination, attached to the accompanying proxy statement as Annex C;

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(ii) New GP will amend and restate its constitution to be in the form of the Amended and Restated New GP Governing Documents upon the completion of the Business Combination, attached to the accompanying proxy statement as Annex D;

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(iii) SCS will amend and restate the Memorandum and Articles of Association to be in the form of the Amended and Restated Memorandum and Articles of Association upon the completion of the Business Combination and subject to the approval of the Organizational Documents Proposal, attached to the accompanying proxy statement as Annex E;

•

(iv) (A) each issued and outstanding Legacy Class B Unit that is not vested pursuant to the terms of the applicable award agreement with the applicable PMEL Existing Holder as of such time shall be recapitalized into one restricted common unit of ProKidney (“PMEL RCU”), which will, when vested in accordance with the applicable award agreement, automatically convert into a Post-Combination ProKidney Common Unit (and the associated New ProKidney Class B PMEL RSR shall vest) and (B) all other issued and outstanding Legacy Class A Units and Legacy Class B Units shall be recapitalized into an aggregate number of Post-Combination ProKidney Common Units equal to (x) 175,000,000 minus (y) the number of PMEL RCUs issued pursuant to the foregoing clause (A);

•

(v) ProKidney will complete an internal restructuring of PMEL to cause the existing unitholders of PMEL (or a holding vehicle or nominated person on behalf of such unitholders) to be admitted as partners of ProKidney at the Closing (the “PMEL Roll-Up”); and

•

(vi) ProKidney shall issue Post-Combination ProKidney Common Units pursuant to any Subscription Agreement in connection with the exercise of any election by a ProKidney Related PIPE Investor to purchase Post-Combination ProKidney Common Units in lieu of SCS Class A ordinary shares; and

•	at the Closing:

•

(i) ProKidney will issue to SCS a number of Post-Combination ProKidney Common Units equal to the number of fully diluted outstanding SCS ordinary shares as of immediately prior to the Closing (but after giving effect to all redemptions of SCS Class A ordinary shares and the purchase of SCS Class A ordinary shares and/or Post-Combination ProKidney Common Units pursuant to one or more subscription agreements (the “PIPE Investment”)), in exchange for (a) (x) New ProKidney Class B ordinary shares, which shares will have no economic rights but will entitle the holders thereof to vote on all matters on which shareholders of New ProKidney are entitled to vote generally, and (y) restricted stock rights in respect of New ProKidney Class B ordinary shares (“New ProKidney Class B PMEL RSRs”), which restricted stock rights shall convert into New ProKidney Class B ordinary shares upon the vesting of the associated PMEL RCUs (as described above), (b) an amount in cash equal to the aggregate proceeds obtained by SCS in the PIPE Investment and (c) an amount in cash equal to the aggregate proceeds available for release to SCS from SCS’s trust account (“Trust Account”) (after giving effect to all redemptions of SCS Class A ordinary shares and after payment of any deferred underwriting commissions being held in the Trust Account and payment of certain transaction expenses);

•	(ii) Legacy GP will resign as the general partner of ProKidney and New GP will be admitted as the general partner of ProKidney;

•

(iii) ProKidney will distribute to the Closing ProKidney Unitholders the New ProKidney Class B ordinary shares and New ProKidney Class B PMEL RSRs received pursuant to clause (i)(a) (x) and (y) above; and

•

(iv) Earnout Participants will receive an aggregate of 17,500,000 Earnout RCUs and 17,500,000 Earnout RSRs (collectively, the “Earnout Rights”), which Earnout Rights will vest in three equal tranches upon the achievement of certain New ProKidney share price milestones or certain change of control events. When vested, the Earnout RCUs will automatically convert into Post-Combination ProKidney Common Units and the associated Earnout RSRs will automatically convert into New ProKidney Class B ordinary shares, respectively (as further described in this proxy statement).

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As of December 31, 2021, ProKidney had approximately $0 of indebtedness and $20.6 million of cash and cash equivalents. The Closing ProKidney Unitholders will receive [                ] Post-Combination ProKidney Common Units, [                ] New ProKidney Class B ordinary shares, [                ] PMEL RCUs and [                ] New ProKidney Class B PMEL RSRs. As described further below, certain of the Closing ProKidney Unitholders may receive additional Post-Combination ProKidney Common Units and New ProKidney Class B ordinary shares if the ProKidney Related PIPE Investors (as defined below) elect to purchase additional Post-Combination ProKidney Common Units in lieu of SCS Class A ordinary shares as part of the PIPE Investment.

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It is anticipated that, upon completion of the Business Combination (assuming no redemptions from the Trust Account and that no additional shares are issued prior to completion of the Business Combination): (i) SCS’s public shareholders (other than certain investors (the “PIPE Investors”) who have agreed to purchase SCS Class A ordinary shares pursuant to subscription agreements (the “Subscription Agreements”)) will retain an ownership interest of approximately 9.5% in New ProKidney; (ii) PIPE Investors unaffiliated with SCS or ProKidney or their directors or officers (the “Third Party PIPE Investors”) will own approximately 13.9% of New ProKidney (such that public shareholders and the Third Party PIPE Investors will own approximately 23.4% of New ProKidney); (iii) our Sponsor and our independent directors will own approximately 2.6% of New ProKidney; (iv) certain existing directors, officers and equityholders of, or investment funds managed by Suvretta Capital Management, LLC, SCS, our Sponsor and/or their respective affiliates participating in the PIPE Investment (as defined below) (collectively, the “Sponsor Related PIPE Investors”) will own approximately 5.9% of New ProKidney; and (v) the Closing ProKidney Unitholders (including certain existing directors, officers and unitholders of ProKidney and/or its affiliates participating in the PIPE Investment (collectively, the “ProKidney Related PIPE Investors”)) will own approximately 68.1% of New ProKidney.

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On February 14, 2022, Control Empresarial de Capitales, S.A. de C.V. (“CEC”), an entity affiliated with Mr. Carlos Slim, executed a voting agreement (the “Voting Agreement”), pursuant to which CEC agreed to vote, from the Closing until the third anniversary of the Closing, all of its voting shares in the capital of New ProKidney in a manner proportionate to the manner in which all other New ProKidney Class B ordinary shares not held by CEC are voted, with respect to the election, appointment or removal of any New ProKidney director. Thus, upon completion of the Business Combination, Tolerantia, LLC (“Tolerantia”), a member of ProKidney affiliated with Mr. Pablo Legorreta, will effectively control approximately [                ]% (accounting for the approximately [                ]% to be held by CEC), assuming no redemptions, or [                ]% (accounting for the approximately [                ]% to be held by CEC), assuming maximum redemptions, of the combined voting power of New ProKidney with respect to the election, appointment or removal of any New ProKidney director (or a combined total of [                ]%, if Tolerantia and CEC, in their sole discretion, purchase the maximum number of shares permitted pursuant to their subscription agreements). As a result, New ProKidney will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq and will not be subject to certain Nasdaq corporate governance standards, including the requirements that (i) a majority of its board of directors consist of independent directors, (ii) subject to the exception pursuant to Nasdaq Listing Rule 5605(b)(2), its board of directors have a compensation committee that is composed of at least two members, each of whom is an independent director, with a written charter addressing the committee’s purpose and responsibilities and (iii) director nominees must be selected, or recommended for the board’s selection, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or by a nominating and corporate governance committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Under the Business Combination Agreement, immediately following the Closing, a majority of the directors of the New ProKidney Board are required to be “independent” directors for the purposes of the Nasdaq Listing Rules, but for at least some period following the Business Combination, New ProKidney may utilize the other exemptions described above. For a description of the exemptions from Nasdaq’s corporate governance standards that are available to controlled companies, please see the section entitled “Management After the Business Combination—Corporate Governance—Controlled Company Exemption.”

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Following the Closing, and subject to the approval of the New ProKidney Incentive Equity Plan by SCS’s shareholders and the approval of the applicable award agreements by the New ProKidney Board, pursuant to the New ProKidney Incentive Equity Plan SCS expects to grant awards under the New ProKidney Incentive Equity Plan. Although the awards (or associated benefits or amounts) that will be made to particular individuals or groups of individuals are not currently determinable, the New ProKidney Incentive Equity Plan reserves for issuance New ProKidney ordinary shares equal to approximately [                ]% of the New ProKidney ordinary shares expected to be outstanding at the Closing. Additionally, following the Closing, and subject to the approval of the New ProKidney Employee Stock Purchase Plan by SCS’s shareholders and the New ProKidney Board, pursuant to the New ProKidney Employee Stock Purchase Plan, SCS expects to reserve for issuance New ProKidney Class A ordinary shares for purchase by New ProKidney employees. Although the number of shares that will be sold under the New ProKidney Employee Stock Purchase Plan is not currently determinable, the New ProKidney Employee Stock Purchase Plan will reserve for issuance New ProKidney ordinary shares equal to approximately [                ]% of the New ProKidney ordinary shares expected to be outstanding at the Closing.

For illustrative purposes, assuming maximum redemptions and that no additional shares are issued prior to completion of the Business Combination, upon completion of the Business Combination: (i) SCS’s public shareholders (other than the PIPE Investors) will retain an ownership interest of 0% in New ProKidney; (ii) the Third Party PIPE Investors will own approximately 15.4% of New ProKidney (such that public shareholders and the Third Party PIPE Investors will own approximately 15.4% of New ProKidney); (iii) our Sponsor and our independent directors will own approximately 2.9% of New ProKidney; (iv) the Sponsor Related PIPE Investors will own approximately 6.5% of New ProKidney; and (v) the Closing ProKidney Unitholders (the ProKidney Related PIPE Investors) will own approximately 75.2% of New ProKidney. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The preceding descriptions of the ownership of SCS’s securities are accurate as of the date of filing of this proxy statement. The preceding description does not take into account any transactions that may be entered into after the date hereof.

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The PIPE Investors have agreed to purchase approximately 57,500,000 SCS Class A ordinary shares in the aggregate (the “PIPE Investment”) at a price of $10.00 per share (subject to customary terms and conditions, including the closing of the Business Combination) for gross proceeds to SCS of approximately $575,000,000 pursuant to the Subscription Agreements entered into at the signing of the Business Combination Agreement, of which (i) $156,400,000 is committed by the Sponsor Related PIPE Investors, and (ii) at least $50,000,000 (which may, at the election of such investors, be increased to up to $100,000,000) is committed by the ProKidney Related PIPE Investors; provided that the ProKidney Related PIPE Investors may elect to purchase Post-Combination ProKidney Common Units, together with a corresponding number of SCS Class B ordinary shares, in lieu of SCS Class A ordinary shares. Unless otherwise specified, the voting and economic interests of shareholders of New ProKidney and references to the PIPE Investment set forth in this proxy statement assume the ProKidney Related PIPE Investors do not increase their investment above $50,000,000 and that the ProKidney Related PIPE Investors do not elect to purchase Post-Combination ProKidney Common Units, together with a corresponding number of SCS Class B ordinary shares, in lieu of SCS Class A ordinary shares. For more information, please see the sections entitled “Summary of the Proxy Statement—Impact of the Business Combination on SCS’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information.”

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Concurrently with the execution of the Business Combination Agreement, SCS, ProKidney and certain of the ProKidney equity holders entered into a Voting and Support Agreement, pursuant to which the ProKidney voting partners agreed to vote all of their ProKidney equity interests in ProKidney in favor of the Business Combination Agreement and related transactions and to take certain other actions in support of the Business Combination Agreement and related transactions. See the section entitled “Proposal No. 1—Business Combination Proposal—Ancillary Agreements—Company Unitholder Support Agreement.”

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Concurrently with the execution of the Business Combination Agreement, SCS and our Sponsor entered into the Sponsor Letter Agreement with ProKidney and certain other signatories thereto (together with our sponsor, the “Sponsor Parties”), pursuant to which the Sponsor Parties agreed to waive the anti-dilution protection to which it would otherwise be entitled in connection with the business combination, not to redeem any Founder Shares, to vote in favor of the Transaction Proposals and to repay solely in cash certain working capital loans made by the Sponsor Parties to SCS prior to Closing. See the section entitled “Proposal No. 1—Business Combination Proposal—Ancillary Agreements—Sponsor Support Agreement.”

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Our management and Board of Directors (our “Board”) considered various factors in determining whether to approve the Business Combination Agreement and the transactions contemplated thereby, such as the large addressable market for a disease-modifying, cost-saving treatment for CKD; the strong initial clinical results and the path to commercialization for ProKidney’s lead product candidate REACT; ProKidney’s opportunities for future growth by building robust manufacturing capabilities, expanding into new geographies and developing new products; ProKidney’s experienced and proven management team and board; the fact that the proposed Business Combination represents the best potential business combination for SCS based upon its evaluation and assessment of numerous other potential acquisition targets; the continued ownership by existing ProKidney Unitholders in the combined company; the size of the investment from third parties pursuant to their participation in the PIPE Investment; the results of financial, commercial, scientific and legal due diligence investigation conducted by SCS’s management and outside advisors; the terms of the Business Combination Agreement and other related agreements and the closing certainty of the transaction; and the approval of the Business Combination Agreement and the related agreement and the transactions contemplated thereby by SCS’s independent directors. For more information about our decision-making process, see the sections entitled “Proposal No. 1—Business Combination Proposal—Background to the Business Combination” and “Proposal No. 1—Business Combination Proposal—SCS’s Board of Directors’ Reasons for the Approval of the Business Combination.”

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Pursuant to our current Memorandum and Articles of Association, in connection with the Business Combination, holders of our public shares may elect to have their SCS Class A ordinary shares redeemed for cash at the applicable redemption price per share, calculated in accordance with our current Memorandum and Articles of Association. As of December 31, 2021, the redemption price would have been approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its SCS Class A ordinary shares for cash and will not own the resulting shares of New ProKidney and will not participate in the future growth of New ProKidney, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent, Continental Stock Transfer & Trust Company, at least two business days prior to the Extraordinary General Meeting. Please see the section entitled “Extraordinary General Meeting of SCS Shareholders—Redemption Rights.”

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In addition to voting on the proposal to approve by ordinary resolution the Business Combination Agreement and the transactions contemplated thereby at the Extraordinary General Meeting (the “Business Combination Proposal” or “Proposal No. 1”), the shareholders of SCS will be asked to vote on:

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three separate proposals to approve, following the consummation of the Business Combination, (a) as a special resolution, a change in the name of SCS to “ProKidney Corp.” (“Organizational Documents Proposal 2A” or “Proposal No. 2A”); (b) as an ordinary resolution, an increase of authorized number of SCS Class B ordinary shares of a par value of US$0.0001 each from 50,000,000 to 500,000,000 (the “Increase”) such that following the Increase, the authorized share capital of SCS shall be US$100,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 500,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each (“Organizational Documents Proposal 2B” or “Proposal No. 2B”); and (c) as a special resolution, the amendment and restatement of the Memorandum and Articles of Association with the Amended and Restated Memorandum and Articles of Association, in the form attached hereto as Annex E (“Organizational Documents Proposal 2C” or “Proposal No. 2C” and, collectively with Organizational Documents Proposal 2A and Organizational Documents Proposal 2B, the “Organizational Documents Proposals” or “Proposal No. 2”);

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for the purposes of complying with the applicable listing rules of Nasdaq, a proposal to approve by ordinary resolution the issuance of (x) New ProKidney Class B ordinary shares to ProKidney pursuant to the terms of the Business Combination Agreement (including New ProKidney Class B ordinary shares issuable upon the settlement of Earnout Shares and New ProKidney Class B PMEL RSRs issued pursuant to the Business Combination Agreement) and (y) SCS Class A ordinary shares to certain investors in connection with the PIPE Investment (as defined below), including SCS Class A ordinary shares to ProKidney Related PIPE Investors (as defined below) and to Sponsor Related PIPE Investors (as defined below), plus any additional shares pursuant to subscription agreements SCS may enter into prior to Closing (the “Stock Issuance Proposal” or “Proposal No. 3”);

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in each case, a separate proposal to approve by ordinary resolution of the holders of SCS Class B ordinary shares the appointment of seven directors to serve staggered terms on the New ProKidney Board until the 2023, 2024 and 2025 annual general meetings of shareholders, as applicable, and until their respective successors are duly appointed and qualified (the “Director Appointment Proposals” or “Proposal No. 4”);

•	a proposal to approve by ordinary resolution the New ProKidney Incentive Equity Plan (the “Incentive Equity Plan Proposal” or “Proposal No. 5”);

•	a proposal to approve by ordinary resolution the New ProKidney Employee Stock Purchase Plan (the “Employee Stock Purchase Plan Proposal” or “Proposal No. 6”);

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a proposal to approve the appointment by SCS’s audit committee of Marcum as the independent registered public accountants to SCS to audit and report on SCS’s consolidated financial statements for the year ending December 31, 2022 (the “Auditor Ratification Proposal” or “Proposal No. 7”); and

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a proposal to approve by ordinary resolution the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event that there are insufficient proxies for, or otherwise in connection with, the approval of one or more proposals at the Extraordinary General Meeting (the “Adjournment Proposal” or “Proposal No. 8”).

Please see the sections entitled “Proposal No. 1—Business Combination Proposal,” “Proposal No. 2—Organizational Documents Proposals,” “Proposal No. 3—Stock Issuance Proposal,” “Proposal No.

4—Director Appointment Proposals,” “Proposal No. 5—Incentive Equity Plan Proposal,” “Proposal No. 6—Employee Stock Purchase Plan Proposal,” “Proposal No. 7—Auditor Ratification Proposal” and “Proposal No. 8—Adjournment Proposal.” Unless waived by the parties to the Business Combination Agreement, the closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal at the Extraordinary General Meeting. All of the proposals are conditioned on the approval of the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal at the Extraordinary General Meeting, other than the Auditor Ratification Proposal and the Adjournment Proposal, which are not conditioned on the approval of any other proposal.

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Upon consummation of the Business Combination, our Board anticipates increasing its initial size from four directors to seven directors, with each Class I director having a term that will expire at New ProKidney’s annual general meeting of shareholders in 2023, each Class II director having a term that will expire at New ProKidney’s annual general meeting of shareholders in 2024 and each Class III director having a term that will expire at New ProKidney’s annual general meeting of shareholders in 2025, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. Please see the sections entitled “Proposal No. 4—Director Appointment Proposals” and “Management After the Business Combination” for additional information.

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Unless waived by the applicable parties to the Business Combination Agreement, and subject to applicable law, the closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement including, among others, (i) approval of the Business Combination and related matters by the shareholders of SCS, (ii) the absence of any injunctions prohibiting the transactions, (iii) the accuracy (subject to customary materiality qualifiers) of the parties’ representations and warranties contained in the Business Combination Agreement, (iv) the parties’ compliance in all material respects with their respective covenants under the Business Combination Agreement; (v) the sum of the amount in the Trust Account (after giving effect to all redemptions of SCS Class A ordinary shares but prior to payment of any deferred underwriting commission and any transaction expenses) and the proceeds from the PIPE Investment equaling or exceeding $500,000,000 (the “Minimum Cash Condition”) and (vi) Nasdaq approving a listing application for New ProKidney Class A ordinary shares (the “Nasdaq Listing Condition”). For more information about the conditions to the Business Combination, please see the section entitled “Proposal No. 1—Business Combination Proposal—Conditions to Closing of the Business Combination.”

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The Business Combination Agreement may be terminated at any time prior to the consummation of the Business Combination upon agreement of the parties thereto, or by SCS or ProKidney in specified circumstances. For more information about the termination rights under the Business Combination Agreement, please see the section entitled “Proposal No. 1—Business Combination Proposal—Termination.”

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Upon the Closing, New ProKidney will be organized in an umbrella partnership-C corporation (or “Up-C”) structure with New ProKidney as the publicly-traded company, and New ProKidney’s direct assets will consist of Post-Combination ProKidney Common Units and all of the issued and outstanding equity interests of New GP, which will replace Legacy GP as the general partner of ProKidney upon the Closing, and substantially all of the operating assets and business of New ProKidney will be held indirectly through ProKidney. The Closing ProKidney Unitholders will hold all of their interests in New ProKidney (other than any interests held through SCS Class A ordinary shares purchased in the ProKidney Related PIPE Investment) via Post-Combination ProKidney Common Units and the accompanying New ProKidney Class B ordinary shares; Earnout RCUs and the accompanying Earnout RSRs; and PMEL RCUs and the accompanying New ProKidney Class B PMEL RSRs. The Closing ProKidney Unitholders will hold a majority of the Post-Combination ProKidney Common Units (and accordingly a majority of the equity interests in the operating business of New ProKidney) and a majority of the New ProKidney Class B ordinary shares (and accordingly a majority of the voting power of the outstanding New ProKidney ordinary shares) immediately following the Closing.

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Upon the Closing, New ProKidney, ProKidney and the Closing ProKidney Unitholders will enter into an exchange agreement (the “Exchange Agreement”), pursuant to which, subject to the procedures and restrictions therein, from and after the waiver or expiration of any contractual lock-up period (including pursuant to a lock-up agreement to be entered into between SCS, our Sponsor, certain of SCS’s directors, ProKidney and certain Closing ProKidney Unitholders (the “Lock-Up Agreement”)), each ProKidney Unitholder party thereto will be entitled to exchange each of its Post-Combination ProKidney Common Units (together with one New ProKidney Class B ordinary share) for one New ProKidney Class A ordinary share, or, subject to certain restrictions, cash equivalent with respect to all or a portion thereof, based on a volume-weighted average price of a New ProKidney Class A ordinary share. Please see the section entitled “Proposal No. 1—Business Combination Proposal—Related Agreements—Exchange Agreement.”

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Upon the Closing, New ProKidney will enter into a tax receivable agreement (the “Tax Receivable Agreement”) with the Closing ProKidney Unitholders and the TRA party representative (as defined in the Tax Receivable Agreement). Pursuant to the Tax Receivable Agreement, among other things, New ProKidney will be required to pay the Closing ProKidney Unitholders party thereto 85% of certain tax savings recognized by New ProKidney, if any, as a result of the increases in tax basis attributable to exchanges by Closing ProKidney Unitholders of Post-Combination ProKidney Common Units for New ProKidney Class A ordinary shares or, subject to certain restrictions, cash, pursuant to the Exchange Agreement and certain other tax attributes of ProKidney and tax benefits related to entering into the Tax Receivable Agreement. All obligations under the Tax Receivable Agreement to the Closing ProKidney Unitholders will be New ProKidney’s obligation, and not that of ProKidney. Please see the section entitled “Proposal No. 1—Business Combination Proposal—Related Agreements—Tax Receivable Agreement.”

•	The proposed Business Combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

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In considering the recommendation of our Board to vote for the proposals presented at the Extraordinary General Meeting, including the Business Combination Proposal, you should be aware that aside from their interests as shareholders, our Sponsor and certain members of our Board and officers have interests in the Business Combination that are different from, or in addition to, the interests of our shareholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and transaction agreements and in recommending to our shareholders that they vote in favor of the proposals presented at the Extraordinary General Meeting, including the Business Combination Proposal. Shareholders should take these interests into account in deciding whether to approve the proposals presented at the Extraordinary General Meeting, including the Business Combination Proposal. These interests include, among other things:

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the fact that our Sponsor paid an aggregate of $25,000 for 5,750,000 Founder Shares and later effected a share capitalization resulting in our Sponsor and directors holding an aggregate of 6,250,000 Founder Shares (after giving effect to the forfeiture of 75,000 Founder Shares in connection with the underwriters’ exercise of their overallotment option in our initial public offering), which will automatically convert into New ProKidney Class A ordinary shares upon the Closing on a one-for-one basis in connection with the Business Combination and, if unrestricted and freely tradable, would have had an aggregate market value of $[                ] million based upon the closing price of $[                ] per public share on Nasdaq on [                ], 2022, the most recent practicable date prior to the date of this proxy statement, and will have an aggregate market value of $62,500,000, based upon the per share value implied in the Business Combination of $10.00 per New ProKidney Class A ordinary share, but will be worthless if we fail to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

•	the fact that our Sponsor paid $6,400,000 for 640,000 private placement shares (the “Private Placement Shares”) in a private placement that occurred concurrently with the initial public offering;

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the fact that in June 2021, our Sponsor transferred 30,000 of its 6,250,000 Founder Shares to Marc Semigran, M.D., an SCS independent director, which will automatically convert into New ProKidney Class A ordinary shares upon the Closing on a one-for-one basis in connection with the Business Combination and, if unrestricted and freely tradable, would have had an aggregate market value of $[                ] million based upon the closing price of $[                ] per public share on Nasdaq on [                ], 2022, the most recent practicable date prior to the date of this proxy statement, and will have an aggregate market value of $300,000, based upon the per share value implied in the Business Combination of $10.00 per New ProKidney Class A ordinary share, but will be worthless if we fail to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

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the fact that given the differential in the purchase price that our Sponsor and directors paid for the Founder Shares as compared to the price of the public shares sold in the IPO and the 6,250,000 New ProKidney Class A ordinary shares that our Sponsor and directors will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and directors and their respective affiliates may earn a positive rate of return on their investment even if the New ProKidney Class A ordinary shares trade significantly below the price initially paid for the public shares in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

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the fact that on September 24, 2021, SCS entered into a director restricted stock unit award agreement with Uma Sinha, Ph.D., an SCS independent director, providing for the grant of 30,000 restricted stock units to Dr. Sinha, which grant is contingent on both the consummation of an initial business combination and a shareholder approved equity plan;

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the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not consummated by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

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the fact that the Sponsor Related PIPE Investors agreed to subscribe for an aggregate of 15,640,000 SCS Class A ordinary shares in connection with the PIPE Investment for an aggregate amount of $156,400,000;

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the fact that our Sponsor, directors and officers have agreed not to redeem any of the Founder Shares, Private Placement Shares and public shares held by them in connection with a shareholder vote to approve a proposed initial business combination, and without any separate consideration provided by SCS for such agreement;

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the fact that our Sponsor, directors and officers have agreed to vote any Founder Shares, Private Placement Shares and public shares owned by them in favor of our Business Combination, including any proposals recommended by the Board in connection with the Business Combination;

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the fact that our Sponsor, directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and Private Placement Shares if we fail to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

•	the continued right of our Sponsor, directors and officers to hold our SCS Class A ordinary shares following the Business Combination, subject to certain lock-up periods;

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the fact that our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, except (i) as to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account, (ii) as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act and (iii) in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims;

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the fact that our officers and directors and their affiliates will not have any claim against the Trust Account for reimbursement for out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations, if we fail to consummate a business combination by July 2, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date). As of December 31, 2021, our officers and directors and their affiliates had no out-of-pocket expenses but had incurred $10,000 in unreimbursed eligible expenses;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

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the fact that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Sponsor, certain Closing ProKidney Unitholders and certain other parties, which provides for registration rights to them and their permitted transferees; and

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the fact that on April 20, 2022, SCS issued the SCS Promissory Note (as defined below) to our Sponsor, pursuant to which SCS may borrow up to an aggregate principal amount of $1,500,000, which is payable upon the earlier of July 2, 2023 and the effective date of a business combination, and that, as of May 6, 2022, $250,000 was outstanding under the SCS Promissory Note.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “SCS” refer to Social Capital Suvretta Holdings Corp. III, and the terms “post-combination company” and “New ProKidney” refer to SCS following the consummation of the Business Combination. In this proxy statement, unless otherwise stated or unless the context otherwise requires:

“Adjournment Proposal” means the proposal by ordinary general resolution to approve the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event that there are insufficient proxies for, or otherwise in connection with, the approval of the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal;

“Amended and Restated Memorandum and Articles of Association” or “proposed charter” means the second amended and restated memorandum and articles of association of New ProKidney to be adopted pursuant to Proposal No. 2 and to be in place upon the completion of the Business Combination, attached to this proxy statement as Annex E;

“Amended and Restated New GP Governing Documents” means the amended constitution of New GP to be in place upon the completion of the Business Combination, attached to this proxy statement as Annex D;

“Ancillary Agreements” means the Sponsor Support Agreement and the Company Unitholder Support Agreement;

“Auditor Ratification Proposal” means a proposal to approve the appointment by SCS’s audit committee of Marcum as the independent registered public accountants to SCS to audit and report on SCS’s consolidated financial statements for the year ending December 31, 2022;

“BLA” means Biologics License Application;

“Board” or “Board of Directors” means the board of directors of SCS;

“Business Combination” refers to the transactions contemplated by the Business Combination Agreement;

“Business Combination Agreement” means the business combination agreement, dated as of January 18, 2022 by and between SCS and ProKidney attached to this proxy statement as Annex A, as it may be amended and supplemented from time to time;

“Business Combination Proposal” means the proposal by ordinary resolution to be considered at the Extraordinary General Meeting to approve the Business Combination;

“Cayman Islands Companies Act” means the Cayman Islands Companies Act (As Revised);

“CBER” means Center for Biologics Evaluation and Research;

“cGMP” means current good manufacturing practices;

“CKD” means chronic kidney disease;

“Closing” means the closing of the Business Combination;

“Closing Date” means the date on which the Closing actually occurs;

“Closing ProKidney Unitholders” means (i) the ProKidney Unitholders (other than PMEL) and (ii) the PMEL Post-Combination Unitholders;

“CMS” means the Centers for Medicare & Medicaid Services;

“Combination Period” means the period of time until July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), by which time SCS must complete a Business Combination pursuant to its Memorandum and Articles of Association;

“Company Unitholder Support Agreement” means that certain Company Unitholder Support Agreement, dated January 18, 2022, by and among SCS, ProKidney and the ProKidney Unitholders, as attached to this proxy statement as Annex P and as amended and modified from time to time;

“Continental” means Continental Stock Transfer & Trust Company;

“COVID-19”  means SARS-CoV-2 and any evolutions or variations thereof;

“CRO” means contract research organization;

“Director Appointment Proposals” means the proposals by ordinary resolution of the holders of SCS Class B ordinary shares to be considered at the Extraordinary General Meeting to appoint seven directors to serve staggered terms on the New ProKidney Board until the 2023, 2024 and 2025 annual general meeting of shareholders, respectively and until their respective successors are duly elected and qualified;

“DTC” means The Depository Trust Company;

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system;

“Earnout Participants” means the holders of Legacy Class A Units of ProKidney (for clarity, neither PMEL nor any PMEL Post-Combination Unitholder will be treated as an Earnout Participant);

“Earnout RCUs” means those restricted common units of ProKidney designated as “Series 1 RCUs,” “Series 2 RCUs” and “Series 3 RCUs” pursuant to the Second Amended and Restated ProKidney Limited Partnership Agreement;

“Earnout Rights” means the 17,500,000 Earnout RCUs and the 17,500,000 Earnout RSRs in respect of Post-Combination ProKidney Common Units and New ProKidney Class B ordinary shares, respectively, that the Earnout Participants will receive and that will vest in three equal tranches upon the achievement of certain New ProKidney share price milestones or certain change of control events;

“Earnout RSRs” means the restricted stock rights of New ProKidney, designated as “Class B Series 1 RSRs,” “Class B Series 2 RSRs” and “Class B Series 3 RSRs” pursuant to the Amended and Restated Memorandum and Articles of Association;

“Earnout Shares” means the New ProKidney Class B ordinary shares, if any, issued pursuant to Earnout Rights;

“eGFR” means the estimated glomerular filtration rate;

“EMA” means the European Medicines Agency;

“Employee Stock Purchase Plan Proposal” means the proposal by ordinary resolution to be considered at the Extraordinary General Meeting to approve the New ProKidney Employee Stock Purchase Plan;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Exchange Agreement” means the exchange agreement to be entered into among SCS, ProKidney and the Closing ProKidney Unitholders upon the completion of the Business Combination, attached to this proxy statement as Annex G;

“Extraordinary General Meeting” means the extraordinary general meeting of SCS, to be held at [                ] on [                ], 2022 at [                 ] [a.m./p.m.];

“FCA” means the federal False Claims Act;

“FCPA” means the U.S. Foreign Corrupt Practices Act;

“FDA” means the U.S. Food and Drug Administration;

“Founder Shares” means the SCS Class B ordinary shares purchased by the Sponsor in a private placement prior to the initial public offering, and the SCS Class A ordinary shares that will be issued upon the conversion thereof;

“FTC” means the Federal Trade Commission;

“GAAP” means accounting principles generally accepted in the United States of America;

“GCPs” means Good Clinical Practices;

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996;

“HITECH” means the Health Information Technology for Economic and Clinical Health Act;

“Incentive Equity Plan Proposal” means the proposal by ordinary resolution to be considered at the Extraordinary General Meeting to approve the New ProKidney Incentive Equity Plan;

“individual PIPE Investors” means those PIPE Investors who are natural persons, all of whom are Third Party PIPE Investors;

“initial public offering” or “IPO” means SCS’s initial public offering that was consummated on July 2, 2021;

“Insider Letter Agreement” means SCS’s letter agreement with its Sponsor, directors and officers, dated June 29, 2021, containing provisions relating to transfer restrictions of the Founder Shares and Private Placement Shares, indemnification of the Trust Account, waiver of redemption rights and participation in liquidation distributions from the Trust Account;

“institutional PIPE Investors” means those PIPE Investors who are not natural persons, including the Sponsor Related PIPE Investors, the ProKidney Related PIPE Investors and those Third Party PIPE Investors who are not individual PIPE Investors;

“IRS” means the U.S. Internal Revenue Service;

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012;

“Legacy Class A Units” means the units of ProKidney designated as “Class A Units” pursuant to the ProKidney Limited Partnership Agreement;

“Legacy Class B Units” means the units of ProKidney designated as “Class B Units” pursuant to the ProKidney Limited Partnership Agreement;

“Legacy GP” means ProKidney GP Limited, a private limited company incorporated under the laws of Ireland and the general partner of ProKidney;

“Legacy GP Board” means the board of directors of Legacy GP;

“Legacy Units” means the Legacy Class A Units and the Legacy Class B Units;

“Lock-Up Agreement” means the Lock-Up Agreement to be entered into among SCS, our Sponsor, certain of SCS’s directors, ProKidney and certain Closing ProKidney Unitholders upon the completion of the Business Combination, attached to this proxy statement as Annex J;

“Lock-Up Shares” means the SCS ordinary shares, Post-Combination ProKidney Common Units, Earnout Shares, PIPE Shares and other equity interests of SCS or ProKidney issued upon settlement or exercise of profits interests, restricted stock units, stock options or other equity awards of SCS, ProKidney or their respective subsidiaries subject to restrictions under the Lock-Up Agreement;

“MAA” means marketing authorization application;

“Marcum” means Marcum LLP, SCS’s independent registered accounting firm;

“Memorandum and Articles of Association” or “existing charter” means SCS’s current amended and restated memorandum and articles of association, dated as of June 29, 2021, as may hereafter be amended prior to the Business Combination;

“Minimum Cash Condition” means the sum of the amount in the Trust Account (after giving effect to all redemptions of SCS Class A ordinary shares but prior to payment of any deferred underwriting commission and any transaction expenses) and the proceeds from the PIPE Investment equaling or exceeding $500,000,000;

“Nasdaq” means the Nasdaq Capital Market;

“Nasdaq Listing Condition” means Nasdaq approving a listing application for New ProKidney Class A ordinary shares;

“New GP” means a private limited company to be incorporated under the laws of Ireland, which will replace Legacy GP as the general partner of ProKidney upon the Closing;

“New GP Joinder” means the joinder to the Business Combination Agreement executed by New GP on [                ], attached to this proxy statement as Annex B;

“New ProKidney” means SCS after the Business Combination, including its name change from Social Capital Suvretta Holdings Corp. III to “ProKidney Corp.,” as applicable;

“New ProKidney Board” means the board of directors of New ProKidney;

“New ProKidney Class A ordinary shares” means New ProKidney’s Class A ordinary shares, par value $0.0001 per share, which will be entitled to one vote per share;

“New ProKidney Class B ordinary shares” means New ProKidney’s Class B ordinary shares, par value $0.0001 per share, which will be entitled to one vote per share;

“New ProKidney Class B PMEL RSRs” or “PMEL RSRs” means the Restricted Stock Rights of New ProKidney designated as “Class B PMEL RSRs” to be issued pursuant to the Business Combination Agreement and as further set out in the Amended and Restated Memorandum and Articles of Association;

“New ProKidney Employee Stock Purchase Plan” means the ProKidney Employee Stock Purchase Plan, attached to this proxy statement as Annex N;

“New ProKidney Incentive Equity Plan” means the ProKidney 2022 Incentive Equity Plan, attached to this proxy statement as Annex M;

“New ProKidney ordinary shares” means the New ProKidney Class A ordinary shares and the New ProKidney Class B ordinary shares;

“Organizational Documents Proposal” means three separate proposals to approve the change of name, change of authorized share capital and adoption of the Amended and Restated Memorandum and Articles of Association following the consummation of the Business Combination;

“Organizational Documents Proposal 2A” means a proposal to, as a special resolution, change the name of SCS to “ProKidney Corp.”;

“Organizational Documents Proposal 2B” means a proposal to, as an ordinary resolution, increase the authorized number of SCS Class B ordinary shares of a par value of US$0.0001 each from 50,000,000 to 500,000,000 such that following the Increase, the authorized share capital of SCS shall be US$100,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 500,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each;

“Organizational Documents Proposal 2C” means a proposal to, as a special resolution, amend and restate the Memorandum and Articles of Association with the Amended and Restated Memorandum and Articles of Association, in the form attached hereto as Annex E;

“Paired Interest” means one Post-Combination ProKidney Common Unit and one New ProKidney Class B ordinary share, which are together exchangeable for one New ProKidney Class A ordinary share or the cash equivalent thereunder under certain circumstances and subject to certain conditions pursuant to the Exchange Agreement;

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

“PIPE Investment” means the purchase of SCS Class A ordinary shares and/or Post-Combination ProKidney Common Units pursuant to the Subscription Agreements;

“PIPE Investment Amount” means the aggregate gross purchase price received by SCS and ProKidney in the PIPE Investment;

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements;

“PIPE Shares” means SCS Class A ordinary shares purchased in the PIPE Investment, or in the case of the ProKidney Related PIPE Investors, the Post-Combination ProKidney Common Units (together with a corresponding number of SCS Class B ordinary shares, if applicable) purchased in lieu of SCS Class A ordinary shares in the PIPE Investment;

“PMEL” means ProKidney Management Equity LLC, a Bermuda limited liability company;

“PMEL Existing Holders” means certain Persons who, as members of PMEL, hold an indirect interest in the Legacy Class B Units held by PMEL;

“PMEL Post-Combination Unitholders” means the PMEL Existing Holders, their designees, or one or more holding Persons or nominated Persons who receive Post-Combination ProKidney Common Units or PMEL RCUs on behalf of the PMEL Existing Holders in the PMEL Roll-Up;

“PMEL RCUs” means the Restricted Common Units of ProKidney designated as “PMEL RCUs” pursuant to the Second Amended and Restated ProKidney Limited Partnership Agreement;

“PMEL Roll-Up” means such reasonable actions as may be taken by PMEL and its manager, ProKidney and Legacy GP immediately prior to the Closing, in accordance with the terms of the ProKidney Limited Partnership Agreement, to cause the PMEL Post-Combination Unitholders to be admitted to ProKidney in accordance with the Second Amended and Restated ProKidney Limited Partnership Agreement at the Closing and receive Post-Combination ProKidney Common Units in the Business Combination;

“Post-Combination ProKidney Common Units” refer to the units of the ProKidney designated as “Common Units” pursuant to the Second Amended and Restated ProKidney Limited Partnership Agreement;

“Private Placement Shares” refer to the SCS Class A ordinary shares issued to our Sponsor in a private placement concurrent with our initial public offering;

“pro forma” means giving pro forma effect to the Business Combination;

“Profits Interests” means the partnership interests (denominated in the form of one or more Legacy Class B Units) in ProKidney that are allocated (or granted) as “profits interests” as defined in the ProKidney Limited Partnership Agreement to PMEL that correspond to membership interests in PMEL that are allocated (or granted) as “profits interests” as defined in the Limited Liability Company Agreement of PMEL to a PMEL Existing Holder;

“ProKidney” means ProKidney LP, a limited partnership organized under the laws of Ireland;

“ProKidney Bermuda” means ProKidney LLC, a limited liability company incorporated under the laws of Bermuda in December 2018, which is currently a wholly owned subsidiary of ProKidney;

“ProKidney-KY” means ProKidney (formerly known as RegenMed (Cayman) Ltd. (d/b/a inRegen)), a clinical-stage cellular therapeutics company incorporated under the Cayman Islands Companies Act focused on the treatment of chronic renal disease and acquired by ProKidney in January 2019;

“ProKidney Limited Partnership Agreement” means the First Amended and Restated Limited Partnership Agreement for a Limited Partnership Called ProKidney LP, dated as of January 17, 2022, by and among Tolerantia, LLC, Control Empresarial de Capitales, S.A. de C.V., PMEL and Legacy GP;

“ProKidney Promissory Notes” means the two promissory notes entered into by ProKidney on January 18, 2022, concurrently with the execution of the Business Combination Agreement, with certain existing ProKidney Unitholders pursuant to which such ProKidney Unitholders may fund up to $100,000,000 in the aggregate to support the operational and financing needs of ProKidney prior to the Closing, in the form attached to this proxy statement as Annex H;

“ProKidney Related PIPE Investors” means certain existing directors, officers and unitholders of ProKidney and/or its affiliates participating in the PIPE Investment;

“ProKidney Unitholders” means any Person who holds Legacy Units immediately prior to the consummation of the Business Combination;

“ProKidney-US” means ProKidney, LLC (formerly known as Twin City Bio LLC), a Delaware limited liability company that provides contract development and manufacturing service for pharmaceutical and biotech companies focused on cell-based therapies and that was acquired by ProKidney in January 2019;

“public shareholders” means holders of public shares, whether acquired in SCS’s initial public offering or acquired in the secondary market;

“public shares” means the SCS Class A ordinary shares that were offered and sold by SCS in its initial public offering and registered pursuant to the Registration Statement;

“REACT” means Renal Autologous Cell Therapy, the lead product candidate of ProKidney;

“Redemption” means each redemption of public shares for cash pursuant to the Memorandum and Articles of Association and the Amended and Restated Memorandum and Articles of Association;

“redemption price” means an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account in accordance with the Memorandum and Articles of Association, which will be calculated two days prior to the completion of the Business Combination in accordance with the Memorandum and Articles of Association;

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into at the Closing, by and among New ProKidney, the Sponsor, certain ProKidney Unitholders and the other parties thereto, attached to this proxy statement as Annex I;

“restricted common units” means the units of ProKidney designated as “Restricted Common Units” pursuant to the Second Amended and Restated ProKidney Limited Partnership Agreement;

“Restricted Shareholders” means our Sponsor, our directors and the Closing ProKidney Unitholders;

“restricted stock rights” means restricted stock rights in respect of New ProKidney Class B ordinary shares;

“RMAT” means regenerative medicine advanced therapy;

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended;

“SCS Class A ordinary shares” means Class A ordinary shares in the share capital of SCS, par value $0.0001 per share;

“SCS Class B ordinary shares” means Class B ordinary shares in the share capital of SCS, par value $0.0001 per share;

“SCS ordinary shares” refer to the SCS Class A ordinary shares and the SCS Class B ordinary shares, taken together;

“SCS RSUs” means restricted share units of SCS held by certain independent directors and advisors of SCS;

“SEC” means the U.S. Securities and Exchange Commission;

“Second Amended and Restated ProKidney Limited Partnership Agreement” means the second amended and restated limited partnership agreement for a limited partnership called ProKidney LP, to be in place upon the completion of the Business Combination, attached to this proxy statement as Annex C;

“Securities Act” means the Securities Act of 1933, as amended;

“Shareholder Proposals” means, collectively (i) the Business Combination Proposal, (ii) the Organizational Documents Proposals, (iii) the Stock Issuance Proposal, (iv) the Director Appointment Proposals, (v) the Incentive Equity Plan Proposal, (vi) the Employee Stock Purchase Plan Proposal, (vii) the Auditor Ratification Proposal and (viii) the Adjournment Proposal, if presented;

“Sponsor” means SCS Sponsor III LLC, a Cayman Islands limited liability company;

“Sponsor Related PIPE Investor” refers to certain existing directors, officers and equityholders of, or investment funds managed by Suvretta Capital Management, LLC, SCS, our Sponsor and/or their respective affiliates participating in the PIPE Investment (together with their permitted transferees);

“Sponsor Support Agreement” means that certain Support Agreement, dated January 18, 2022, by and among the Sponsor, SCS, certain directors and officers of SCS and ProKidney, as attached to this proxy statement as Annex O and as amended and modified from time to time;

“SRC” means selected renal cell;

“Stock Issuance Proposal” means for the purposes of complying with the applicable listing rules of Nasdaq, the issuance of (x) New ProKidney Class B ordinary shares to ProKidney pursuant to the terms of the Business Combination Agreement (including New ProKidney Class B ordinary shares issuable upon the settlement of Earnout Shares and New ProKidney Class B PMEL RSRs issued pursuant to the Business Combination Agreement) and (y) SCS Class A ordinary shares to certain investors in connection with the PIPE Investment, including SCS Class A ordinary shares to ProKidney Related PIPE Investors and to Sponsor Related PIPE Investors, plus any additional shares pursuant to subscription agreements SCS may enter into prior to Closing;

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated, in substantially the form attached to this proxy statement as Annex K (in the case of institutional PIPE Investors) and Annex L (in the case of individual PIPE Investors);

“Tax Receivable Agreement” means the Tax Receivable Agreement to be entered into among SCS, the TRA party representative (as defined in the Tax Receivable Agreement) and the Closing ProKidney Unitholders upon the completion of the Business Combination, attached to this proxy statement as Annex F;

“Third Party PIPE Investment” means any PIPE Investment made by a Third Party PIPE Investor;

“Third Party PIPE Investment Amount” means the aggregate gross purchase price received by SCS in the Third Party PIPE Investment;

“Third Party PIPE Investor” means any PIPE Investor who is not (i) a Sponsor Related PIPE Investor or (ii) a ProKidney Related PIPE Investor;

“Transfer Agent” means Continental in its capacity as transfer agent to SCS;

“Trust Account” means the trust account established at the consummation of SCS’s initial public offering and maintained by Continental, acting as trustee;

“Trust Agreement” means the Investment Management Trust Agreement, dated June 29, 2021, by and between SCS and Continental, as trustee;

“Trustee” means Continental, as trustee under the Trust Agreement; and

“Voting Agreement” means the Deed of Undertaking, dated February 14, 2022, made by Control Empresarial de Capitales, S.A. de C.V. (formerly Inversora Carso, S.A. de C.V.), a Mexican corporation.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR SHAREHOLDERS

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the Extraordinary General Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to SCS’s shareholders. SCS urges shareholders to read this proxy statement, including the annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the Extraordinary General Meeting, which will be held on [                ], 2022 at [                ] [a.m./p.m.] at [                ], or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.

Q:	Why am I receiving this proxy statement?

A:

Our shareholders are being asked to consider and vote upon a proposal to approve the transactions contemplated by the Business Combination Agreement (the “Business Combination”), among other proposals. Following the Closing of the Business Combination, New ProKidney will be organized in an Up-C structure with New ProKidney as the publicly-traded company, and New ProKidney’s direct assets will consist of Post-Combination ProKidney Common Units and all of the issued and outstanding equity interests of New GP, which will replace Legacy GP as the general partner of ProKidney upon the Closing, and substantially all of the operating assets and business of New ProKidney will be held indirectly through ProKidney.

The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur prior to the Closing:

•

(i) ProKidney will amend and restate the ProKidney Limited Partnership Agreement to be in the form of the Second Amended and Restated ProKidney Limited Partnership Agreement upon the completion of the Business Combination, attached to the accompanying proxy statement as Annex C;

•

(ii) New GP will amend and restate its constitution to be in the form of the Amended and Restated New GP Governing Documents upon the completion of the Business Combination, attached to the accompanying proxy statement as Annex D;

•

(iii) SCS will amend and restate the Memorandum and Articles of Association to be in the form of the Amended and Restated Memorandum and Articles of Association upon the completion of the Business Combination and subject to the approval of the Organizational Documents Proposal, attached to the accompanying proxy statement as Annex E;

•

(iv) (A) each issued and outstanding Legacy Class B Unit that is not vested pursuant to the terms of the applicable award agreement with the applicable PMEL Existing Holder as of such time shall be recapitalized into one PMEL RCU, which will, when vested in accordance with the applicable award agreement, automatically convert into a Post-Combination ProKidney Common Unit (and the associated New ProKidney Class B PMEL RSR shall vest) and (B) all other issued and outstanding Legacy Class A Units and Legacy Class B Units shall be recapitalized into an aggregate number of Post-Combination ProKidney Common Units equal to (x) 175,000,000 minus (y) the number of PMEL RCUs issued pursuant to the foregoing clause (A);

•	(v) ProKidney will complete the PMEL Roll-Up; and

•

(vi) ProKidney shall issue Post-Combination ProKidney Common Units pursuant to any Subscription Agreement in connection with the exercise of any election by a ProKidney Related PIPE Investor to purchase Post-Combination ProKidney Common Units in lieu of SCS Class A ordinary shares.

The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur at the Closing:

•	(i) ProKidney will issue to SCS a number of Post-Combination ProKidney Common Units equal to the number of fully diluted outstanding SCS ordinary shares as of immediately prior to the Closing (but after giving effect to all redemptions of SCS Class A ordinary shares) and the purchase of SCS Class A ordinary shares and/or Post-Combination ProKidney Common Units pursuant to the PIPE Investment, in exchange for (a) (x) New ProKidney Class B ordinary shares, which shares will have no economic rights but will entitle the holders thereof to vote on all matters on which shareholders of New ProKidney are entitled to vote generally, and (y) New ProKidney Class B PMEL RSRs, which shall convert into New ProKidney Class B ordinary shares upon the vesting of the associated PMEL RCUs (as described above), (b) an amount in cash equal to the aggregate proceeds obtained by SCS in the PIPE Investment and (c) an amount in cash equal to the aggregate proceeds available for release to SCS from the Trust Account (after giving effect to all redemptions of SCS Class A ordinary shares and after payment of any deferred underwriting commissions being held in the Trust Account and payment of certain transaction expenses);

•	(ii) Legacy GP will resign as the general partner of ProKidney and New GP will be admitted as the general partner of ProKidney;

•

(iii) ProKidney will distribute to the Closing ProKidney Unitholders the New ProKidney Class B ordinary shares and New ProKidney Class B PMEL RSRs received pursuant to clause (i)(a) (x) and (y) above; and

•

(iv) Earnout Participants will receive the Earnout Rights, which Earnout Rights will vest in three equal tranches upon the achievement of certain New ProKidney share price milestones or certain change of control events. When vested, the Earnout RCUs will automatically convert into Post-Combination ProKidney Common Units and the associated Earnout RSRs will automatically convert into New ProKidney Class B ordinary shares, respectively (as further described in this proxy statement).

You are being asked to vote on the Business Combination and related matters. A copy of the Business Combination Agreement is attached to this proxy statement as Annex A.

This proxy statement and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. You should read this proxy statement and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its Annexes.

Q:	When and where is the Extraordinary General Meeting?

A:

The Extraordinary General Meeting will be held on [                 ], 2022 at [                 ] [a.m./p.m.] at [                 ], or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.

Q:	What are the specific proposals on which I am being asked to vote at the Extraordinary General Meeting and how does the SCS Board of Directors recommend that I vote?

A:	SCS’s shareholders are being asked to approve the following proposals:

1.

Business Combination Proposal—To consider and vote upon a proposal to approve by ordinary resolution the Business Combination Agreement, by and among SCS and ProKidney LP (acting through its general partner, ProKidney GP Limited) and the transactions contemplated thereby (Proposal No. 1);

2.

Organizational Documents Proposals—To consider and vote upon three separate proposals to approve, following the consummation of the Business Combination, (a) as a special resolution, a change in the name of SCS to “ProKidney Corp.” (Proposal No. 2A); (b) as an ordinary resolution, an increase of authorized number of SCS Class B ordinary shares of a par value of US$0.0001 each from 50,000,000 to 500,000,000 such that following the Increase, the authorized share capital of SCS shall be US$100,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 500,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 (Proposal No. 2B); and (c) as a special resolution, the amendment and restatement of the Memorandum and Articles of Association with the Amended and Restated Memorandum and Articles of Association, in the form attached hereto as Annex E (Proposal No. 2C) (collectively, Proposal No. 2);

3.

Stock Issuance Proposal—For the purposes of complying with the applicable listing rules of the Nasdaq Capital Market, to consider and vote upon a proposal to approve by ordinary resolution the issuance of (x) New ProKidney Class B ordinary shares to ProKidney pursuant to the terms of the Business Combination Agreement (including New ProKidney Class B ordinary shares issuable upon the settlement of Earnout Shares and New ProKidney Class B PMEL RSRs issued pursuant to the Business Combination Agreement) and (y) SCS Class A ordinary shares to certain investors in connection with the PIPE Investment, including SCS Class A ordinary shares to ProKidney Related PIPE Investors and to Sponsor Related PIPE Investors, plus any additional shares pursuant to subscription agreements SCS may enter into prior to Closing (Proposal No. 3);

4.

Director Appointment Proposals—To consider and vote upon, in each case, a separate proposal to approve by ordinary resolution of the holders of SCS Class B ordinary shares the appointment of seven directors to serve staggered terms on the New ProKidney Board until the 2023, 2024 and 2025 annual general meetings of shareholders, as applicable, and until their respective successors are duly appointed and qualified;

5.	Incentive Equity Plan Proposal—To consider and vote upon a proposal to approve by ordinary resolution the New ProKidney Incentive Equity Plan (Proposal No. 5);

6.	Employee Stock Purchase Plan Proposal—To consider and vote upon a proposal to approve by ordinary resolution the New ProKidney Employee Stock Purchase Plan (Proposal No. 6);

7.

Auditor Ratification Proposal—To consider and vote upon a proposal to approve the appointment by SCS’s audit committee of Marcum as the independent registered public accountants to SCS to audit and report on SCS’s consolidated financial statements for the year ending December 31, 2022 (Proposal No. 7); and

8.

Adjournment Proposal—To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event that there are insufficient proxies for, or otherwise in connection with, the approval of one or more proposals at the Extraordinary General Meeting (Proposal No. 8).

After careful consideration, our Board has unanimously approved the Business Combination Agreement and the transactions contemplated therein, and unanimously recommends that our shareholders vote “FOR” adoption of the Business Combination Agreement and approval of the transactions contemplated thereby and “FOR” all other proposals presented to our shareholders in this proxy statement.

The existence of financial and personal interests of SCS’s director(s) may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Transaction Proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the section entitled “Proposal No. 1—Business Combination

Proposal—Interests of Certain Persons in the Business Combination” in this proxy statement for additional information.

Q:	Are the proposals conditioned on one another?

A:

Yes. Unless waived by the parties to the Business Combination Agreement, the closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal at the Extraordinary General Meeting. All of the proposals are conditioned on the approval of the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal at the Extraordinary General Meeting, other than the Auditor Ratification Proposal and the Adjournment Proposal, which are not conditioned on the approval of any other proposal. It is important for you to note that in the event that the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal do not receive the requisite vote for approval, we may not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), we will be required to dissolve and liquidate our Trust Account by returning the then-remaining funds in such account to the public shareholders.

Q:	Why is SCS providing shareholders with the opportunity to vote on the Business Combination?

A:

Under our current Memorandum and Articles of Association, we must provide all holders of SCS Class A ordinary shares with the opportunity to have their SCS Class A ordinary shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, we have elected to provide our shareholders with the opportunity to have their SCS Class A ordinary shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our shareholders of the Business Combination Proposal in order to allow our SCS Class A ordinary shareholders to effectuate redemptions of their SCS Class A ordinary shares in connection with the closing of our Business Combination. The adoption of the Business Combination Agreement and the approval of the Business Combination is required under our current Memorandum and Articles of Association. In addition, such approval is also a condition to the closing of the Business Combination under the Business Combination Agreement.

Q:	What will happen in the Business Combination?

A:

The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur prior to the Closing: (i) ProKidney will amend and restate the ProKidney Limited Partnership Agreement to be in the form of the Second Amended and Restated ProKidney Limited Partnership Agreement upon the completion of the Business Combination, attached to this proxy statement as Annex C; (ii) New GP will amend and restate its constitution to be in the form of the Amended and Restated New GP Governing Documents upon the completion of the Business Combination, attached to the accompanying proxy statement as Annex D; (iii) SCS will amend and restate the Memorandum and Articles of Association to be in the form of the Amended and Restated Memorandum and Articles of Association upon the completion of the Business Combination and subject to the approval of the Organizational Documents Proposal, attached to the accompanying proxy statement as Annex E; (iv) (A) each issued and outstanding Legacy Class B Unit that is not vested pursuant to the terms of the applicable award agreement with the applicable PMEL Existing Holder as of such time shall be recapitalized into one PMEL RCU, which will, when vested in accordance with the applicable award agreement, automatically convert into a Post-Combination ProKidney Common Unit (and the associated New ProKidney Class B PMEL RSR shall vest) and (B) all other issued and outstanding Legacy Class A Units and Legacy Class B Units shall be recapitalized into an aggregate number of Post-Combination ProKidney Common Units equal to (x) 175,000,000 minus (y) the number of PMEL RCUs issued pursuant to the foregoing clause (A); (v) ProKidney will complete the PMEL Roll-Up; and (vi) ProKidney shall issue Post-Combination ProKidney Common Units pursuant to any Subscription Agreement in connection with the exercise of any election by a ProKidney Related PIPE Investor to purchase Post-Combination ProKidney Common Units in lieu of SCS Class A ordinary shares.

The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur at the Closing: (i) ProKidney will issue to SCS a number of Post-Combination ProKidney Common Units equal to the number of fully diluted outstanding SCS ordinary shares as of immediately prior to the Closing (but after giving effect to all redemptions of SCS Class A ordinary shares and the purchase of SCS Class A ordinary shares and/or Post-Combination ProKidney Common Units pursuant to the PIPE Investment), in exchange for (a) (x) New ProKidney Class B ordinary shares, which shares will have no economic rights but will entitle the holders thereof to vote on all matters on which shareholders of New ProKidney are entitled to vote generally, and (y) New ProKidney Class B PMEL RSRs, which shall convert into New ProKidney Class B ordinary shares upon the vesting of the associated PMEL RCUs (as described below), (b) an amount in cash equal to the aggregate proceeds obtained by SCS in the PIPE Investment and (c) an amount in cash equal to the aggregate proceeds available for release to SCS from the Trust Account (after giving effect to all redemptions of SCS Class A ordinary shares and after payment of any deferred underwriting commissions being held in the Trust Account and payment of certain transaction expenses); (ii) Legacy GP will resign as the general partner of ProKidney and New GP will be admitted as the general partner of ProKidney; (iii) ProKidney shall distribute to the Closing ProKidney Unitholders the New ProKidney Class B ordinary shares and New ProKidney Class B PMEL RSRs received pursuant to clause (i)(a) (x) and (y) above; and (iv) Earnout Participants will receive the Earnout Rights, which Earnout Rights will vest in three equal tranches upon the achievement of certain New ProKidney share price milestones or certain change of control events. When vested, the Earnout RCUs will automatically convert into Post-Combination ProKidney Common Units and the associated Earnout RSRs will automatically convert into New ProKidney Class B ordinary shares, respectively (as further described in this proxy statement).

Q:	Following the Business Combination, will SCS’s securities continue to trade on a stock exchange?

A:	Yes. We intend to apply to continue the listing of the New ProKidney SCS Class A ordinary shares on Nasdaq under the symbol “PROK” upon the closing of the Business Combination.

Q:	How has the announcement of the Business Combination affected the trading price of SCS Class A ordinary shares?

A:

On January 14, 2022, the trading date before the public announcement of the Business Combination, the SCS Class A ordinary shares closed at $9.84. On [                 ], the trading date immediately prior to the date of this proxy statement, SCS Class A ordinary shares closed at $[                 ].

Q:	How will the Business Combination impact the shares of New ProKidney?

A:

As a result of the Business Combination and the consummation of the transactions contemplated thereby, including the PIPE Investment, the amount of SCS ordinary shares outstanding will increase by approximately 35.7% to approximately 89,400,000 New ProKidney ordinary shares (assuming that no SCS Class A ordinary shares are redeemed). Additional New ProKidney ordinary shares may be issuable in the future as a result of the issuance of additional shares that are not currently outstanding, including the issuance of New ProKidney Class A ordinary shares pursuant to Earnout Rights and pursuant to the

Exchange Agreement. The issuance and sale of such shares in the public market could adversely impact the market price of our SCS ordinary shares, even if our business is doing well. Pursuant to the New ProKidney Incentive Equity Plan, a copy of which is attached to this proxy statement as Annex M, following the closing of the Business Combination and subject to the approval of the applicable award agreements by the New ProKidney Board, SCS expects to grant awards under the New ProKidney Incentive Equity Plan. The awards (or associated benefits or amounts) that will be made to particular individuals or groups of individuals are not currently determinable.

Q:	Will the management of ProKidney change in the Business Combination?

A:

We anticipate that all of the executive officers of ProKidney will remain with New ProKidney. All of the executive officers are employed by ProKidney-US, and Tim Bertram, Ph.D. is also employed by ProKidney-KY. In addition, Dr. Bertram, Pablo Legorreta, William F. Doyle, Alan M. Lotvin, M.D., Brian J. G. Pereira, M.D., Uma Sinha, Ph.D. and [                 ] have each been nominated to serve as directors of New ProKidney upon completion of the Business Combination. Please see the sections entitled “Proposal No. 4—Director Appointment Proposals” and “Management After the Business Combination” for additional information.

Q:	What equity stake will current shareholders of SCS, PIPE Investors and the Closing ProKidney Unitholders hold in New ProKidney after the closing?

A:

It is anticipated that, upon completion of the Business Combination (assuming no redemptions from the Trust Account and that no additional shares are issued prior to completion of the Business Combination): (i) SCS’s public shareholders (other than the PIPE Investors) will retain an ownership interest of approximately 9.5% in New ProKidney; (ii) the Third Party PIPE Investors will own approximately 13.9% of New ProKidney (such that public shareholders and the Third Party PIPE Investors will own approximately 23.4% of New ProKidney); (iii) our Sponsor and our independent directors will own approximately 2.6% of New ProKidney; (iv) the Sponsor Related PIPE Investors will own approximately 5.9% of New ProKidney; and (v) the Closing ProKidney Unitholders (including the ProKidney Related PIPE Investors) will own approximately 68.1% of New ProKidney. Additionally, following the Closing, and subject to the approval of the New ProKidney Incentive Equity Plan by SCS’s shareholders and the approval of the applicable award agreements by the New ProKidney Board, pursuant to the New ProKidney Incentive Equity Plan SCS expects to grant awards under the New ProKidney Incentive Equity Plan. Although the awards (or associated benefits or amounts) that will be made to particular individuals or groups of individuals are not currently determinable, the New ProKidney Incentive Equity Plan reserves for issuance New ProKidney ordinary shares equal to approximately [                 ]% of the New ProKidney ordinary shares expected to be outstanding at the Closing. Additionally, following the Closing, and subject to the approval of the New ProKidney Employee Stock Purchase Plan by SCS’s shareholders and the New ProKidney Board, pursuant to the New ProKidney Employee Stock Purchase Plan, SCS expects to reserve for issuance New ProKidney Class A ordinary shares for purchase by New ProKidney employees. Although the number of shares that will be sold under the New ProKidney Employee Stock Purchase Plan is not currently determinable, the New ProKidney Employee Stock Purchase Plan will reserve for issuance New ProKidney ordinary shares equal to approximately [                 ]% of the New ProKidney ordinary shares expected to be outstanding at the Closing.

The PIPE Investors have agreed to purchase in the aggregate approximately 57,500,000 SCS Class A ordinary shares. At their election, the ProKidney Related PIPE Investors can increase the size of their share purchase from 5,000,000 SCS Class A ordinary shares to up to 10,000,000 SCS Class A ordinary shares, which would in turn increase the PIPE Investment to up to 62,500,000 SCS Class A ordinary shares; provided that the ProKidney Related PIPE Investors may elect instead to purchase up to an aggregate of 5,000,000 Post-Combination ProKidney Common Units (or up to 10,000,000 Post-Combination ProKidney Common Units to the extent such investor elects to increase its commitment), together with a corresponding number of SCS Class B ordinary shares, in lieu of SCS Class A ordinary shares. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by SCS’s existing shareholders in New ProKidney will be different. For more information, please see the sections entitled “Summary of the Proxy Statement—Impact of the Business Combination on SCS’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 5—Incentive Equity Plan Proposal.”

Q:	What is the relationship between SCS and the investors who have invested or are investing in SCS in private placements to fund the Business Combination?

A:

Substantially concurrently with the consummation of our initial public offering and the sale of the units, we consummated a private placement of 640,000 Private Placement Shares at a price of $10.00 per share, issued to our Sponsor, generating total proceeds of $6,400,000.

In addition, pursuant to the Subscription Agreements, the Sponsor Related PIPE Investors agreed to subscribe for an aggregate of 15,640,000 SCS Class A ordinary shares in connection with the PIPE Investment for an aggregate amount of $156,400,000 in a privately negotiated transaction in connection with the consummation of the Business Combination. Please see the section entitled “Proposal No. 1—Business Combination Proposal—Related Agreements” for more information.

For more information about the interests of our Sponsor, officers and directors in the business combination, please see the section entitled “Proposal No. 1—Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Q:	Will SCS obtain new debt financing in connection with the Business Combination?

A:

No. SCS will use the proceeds from the PIPE Investment, together with the funds in the Trust Account, to repay the ProKidney Promissory Notes at the Closing. No other indebtedness of ProKidney will be repaid at Closing. The PIPE Investment is contingent upon, among other things, shareholder approval of the Business Combination Proposal and the closing of the Business Combination. SCS does not anticipate obtaining any new debt financing in connection with the Business Combination.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

There are a number of closing conditions in the Business Combination Agreement, including (i) the approval by the shareholders of SCS of the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal; (ii) the absence of any injunctions prohibiting the transactions; (iii) the accuracy (subject to customary materiality qualifiers) of the parties’ representations and warranties contained in the Business Combination Agreement; (iv) the parties’ compliance in all material respects with their respective covenants under the Business Combination Agreement; (v) the Minimum Cash Condition and (vi) the Nasdaq Listing Condition. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “Proposal No. 1—Business Combination Proposal—Business Combination Agreement.”

Q:	What is an “Up-C” structure?

A:

Following the Closing of the Business Combination New Pro Kidney will be organized in what is commonly referred to as an umbrella partnership-C corporation (or “Up-C”) structure, with New ProKidney as the publicly-traded company. The Up-C structure is often used by partnerships and limited liability companies to undertake an initial public offering or a business combination with a blank check company, such as SCS. New ProKidney will be a holding company, and immediately after the consummation of the Business Combination, its direct assets will consist of Post-Combination ProKidney Common Units and equity interests of New GP, which will replace Legacy GP as the general partner of ProKidney upon the Closing. Immediately after the consummation of the Business Combination, New ProKidney will own approximately 33.8% of the economic interest in ProKidney, assuming no redemptions by the SCS public shareholders, and 26.9% of the economic interest in ProKidney, assuming maximum redemptions by the SCS public shareholders. Substantially all of the operating assets and business of New ProKidney will be held indirectly through ProKidney.

The Up-C structure will allow the Closing ProKidney Unitholders to retain their partnership interests in ProKidney, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of Post-Combination ProKidney Common Units and may provide potential future tax benefits for both New ProKidney and the Closing ProKidney Unitholders who ultimately exchange their Post-Combination ProKidney Common Units for New ProKidney Class A ordinary shares. Such exchanges are expected to increase New ProKidney’s tax basis in its interest in ProKidney for U.S. federal income tax purposes, and 85% of any tax savings resulting from such increases in tax basis will be paid to the Closing ProKidney Unitholders under the Tax Receivable Agreement. In addition, by utilizing the Up-C structure, the Business Combination is able to be consummated in a manner that is tax neutral to continuing SCS shareholders. The potential detriments of the Up-C structure include that (i) New ProKidney may, in certain circumstances, lose the benefit of limited liability as a limited partner of ProKidney under Irish law; (ii) because New ProKidney will be a holding company with no material assets other than its ownership of Post-Combination ProKidney Common Units, New ProKidney will be dependent upon distributions made by its subsidiaries to pay taxes on its allocable share of any net taxable income of ProKidney, to pay its operational expenses, including payment obligations under the Tax Receivable Agreement, and to pay dividends, if any; (iii) under the terms of the Second Amended and Restated ProKidney Limited Partnership Agreement, ProKidney will be required to make tax distributions to holders of Post-Combination ProKidney Common Units, including New ProKidney, calculated at certain assumed tax rates, which may be substantial; (iv) New ProKidney will be required to pay 85% of certain tax benefits to the Closing ProKidney Unitholders under the Tax Receivable Agreement, which payments may be substantial and, in certain circumstances, may exceed the actual tax benefits New ProKidney realizes or may be accelerated; and (v) New ProKidney and ProKidney may be subject to potentially significant tax inefficiencies if, due to certain exchanges or other transfers of Post-Combination ProKidney Common Units, ProKidney were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, notwithstanding the restrictions and limitations on such exchanges or transfers imposed, or that may be imposed, under the Exchange Agreement and the Second Amended and Restated ProKidney Limited Partnership Agreement. For further discussion of these potential detriments, see “Risk Factors—Risks Related to SCS and the Business Combination—Risks Related to the Post-Combination Organizational Structure.” We do not believe that the Up-C organizational structure will give rise to any significant business or strategic benefit or detriment (other than as described above).

Q:	What is the Tax Receivable Agreement?

A:

In connection with the Business Combination, New ProKidney will enter into the Tax Receivable Agreement with the Closing ProKidney Unitholders. Pursuant to the Tax Receivable Agreement, among other things, New ProKidney will be required to pay the Closing ProKidney Unitholders party thereto 85% of certain tax savings recognized by New ProKidney, if any, as a result of the increases in tax basis attributable to exchanges by the Closing ProKidney Unitholders of Post-Combination ProKidney Common Units for New ProKidney Class A ordinary shares or, subject to certain restrictions, cash, pursuant to the Exchange Agreement and certain other tax attributes of ProKidney and tax benefits related to entering into the Tax Receivable Agreement. All obligations under the Tax Receivable Agreement to the Closing ProKidney Unitholders will be New ProKidney’s obligation, and not that of ProKidney. Even assuming, among other things, that there are no material changes in relevant tax law, that ProKidney’s enterprise value is equal to the enterprise value agreed to in the Business Combination at the time all Post-Combination ProKidney Common Units are exchanged, and that there are significant future redemptions or exchanges of

Post-Combination ProKidney Common Units, payments under the Tax Receivable Agreement are not expected to be material because ProKidney does not currently (i) plan to migrate business operations to the United States, or (ii) otherwise anticipate tax benefits outside of the United States from redemptions or exchanges of Post-Combination ProKidney Common Units that would trigger obligations under the Tax Receivable Agreement based upon the intended operations of ProKidney outside the United States. In addition, because ProKidney does not currently have business operations in the United States and does not expect to generate significant operating revenues in the near future, if at all, payments under the Tax Receivable Agreement in the near future, if any, are not expected to be material. If, contrary to current intended business operations and strategy, the business operations are migrated to the United States, the business operations outside of the United States change, or there are material changes in relevant tax law, then payments under the Tax Receivable Agreement could be material. For more information, please see the sections entitled “Risk Factors—Risks Related to SCS and the Business Combination—Risks Related to the Post-Combination Organizational Structure—Under the Tax Receivable Agreement, New ProKidney will be required to pay 85% of certain tax savings recognized by New ProKidney as a result of the increases in tax basis of ProKidney assets attributable to the exchanges of Post-Combination ProKidney Common Units for New ProKidney Class A ordinary shares and certain other tax benefits, and those payments may be substantial,” “Risk Factors—Risks Related to SCS and the Business Combination—Risks Related to the Post-Combination Organizational Structure—In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits New ProKidney realizes or may be accelerated” and “Proposal No. 1—Business Combination Proposal—Related Agreements—Tax Receivable Agreement.”

Q:	How were the transaction structure and consideration for the Business Combination determined?

A:

The Business Combination was the result of an extensive search for a potential transaction utilizing the global network and investing and operating experience of SCS’s management team and Board of Directors. The terms of the Business Combination were the result of extensive negotiations between SCS, ProKidney and the holder representatives. Please see the section entitled “Proposal No. 1—Business Combination Proposal—Background to the Business Combination” for more information. At the closing, New ProKidney will own approximately 33.8% of the economic interest in ProKidney in the no redemption scenario and 26.9% of the economic interest in ProKidney in the maximum redemption scenario. The organizational structure is described in more detail below under “Proposal No. 1—Business Combination Proposal—Business Combination Agreement.”

Q:	Are there any arrangements to help ensure that SCS will have sufficient funds, together with the proceeds in its Trust Account and from the PIPE Investment, to fund the aggregate purchase price?

A:

Unless waived by ProKidney, the Business Combination Agreement provides that ProKidney’s obligation to consummate the Business Combination is conditioned on the sum of the amount in the Trust Account (after giving effect to all redemptions of SCS Class A ordinary shares but prior to payment of any deferred underwriting commission and any transaction expenses) and the proceeds from the PIPE Investment equaling or exceeding $500,000,000.

The PIPE Investors have agreed to purchase in the aggregate approximately 57,500,000 SCS Class A ordinary shares in the aggregate in the PIPE Investment at a price of $10.00 per share (subject to customary terms and conditions, including the closing of the Business Combination) for gross proceeds to SCS of approximately $575,000,000 pursuant to Subscription Agreements entered into at the signing of the Business Combination Agreement. At their election, the ProKidney Related PIPE Investors can increase the size of their share purchase from 5,000,000 SCS Class A ordinary shares to up to 10,000,000 SCS Class A ordinary shares, which would in turn increase the PIPE Investment to up to 62,500,000 SCS Class A ordinary shares and an aggregate commitment of up to $625,000,000; provided that the ProKidney Related PIPE Investors may elect instead to purchase up to an aggregate of 5,000,000 Post-Combination ProKidney Common Units (or up to 10,000,000 Post-Combination ProKidney Common Units to the extent such investor elects to increase its commitment), together with a corresponding number of SCS Class B ordinary shares, in lieu of SCS Class A ordinary shares. The purchase of Post-Combination ProKidney Common Units (together with a corresponding number of SCS Class B ordinary shares) will be considered part of the PIPE Investment and will be credited towards the Minimum Cash Condition.

SCS will use the proceeds of the PIPE Investment, together with the funds in the Trust Account, to fund the aggregate purchase price, to repay the ProKidney Promissory Notes and to pay certain transaction expenses.

Q:	Why is SCS proposing the Organizational Documents Proposals?

A:

Pursuant to Cayman Islands law and the Business Combination Agreement, we are required to submit the Organizational Documents Proposals to SCS’s shareholders for adoption. The Organizational Documents Proposals are comprised of three separate proposals to approve, following the consummation of the Business Combination, (a) as a special resolution, a change in the name of SCS to “ProKidney Corp.”; (b) as an ordinary resolution, an increase of authorized number of SCS Class B ordinary shares of a par value of US$0.0001 each from 50,000,000 to 500,000,000 such that following the Increase, the authorized share capital of SCS shall be US$100,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 500,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each; and (c) as a special resolution, the amendment and restatement of the Memorandum and Articles of Association with the Amended and Restated Memorandum and Articles of Association, in the form attached hereto as Annex E. For additional information please see the section entitled “Proposal No. 2—Organizational Documents Proposals.”

Q:	What amendments will be made to the existing organizational documents of SCS?

A:

The Amended and Restated Memorandum and Articles of Association that we are asking our shareholders to adopt in connection with the Business Combination (through three separate proposals) (the “Organizational Documents Proposals” or “Proposal No. 2”) provides for, among other things, the following amendments to our existing Memorandum and Articles of Association:

	Existing Charter	Proposed Charter
Change of Name (Organizational Documents Proposal 2A)	The existing charter provides the name of the company is “Social Capital Suvretta Holdings Corp. III.” See Article 1 of the existing charter.	The proposed charter provides the new name of the company to be “ProKidney Corp.” See Article 1 of the proposed charter.

Authorized Shares (Organizational Documents Proposal 2B)

The existing charter authorizes the issuance of up to 500,000,000 SCS Class A ordinary shares, 50,000,000 SCS Class B ordinary shares, and 5,000,000 SCS preference shares, each par value $0.0001 per share.

See Article 5 of the existing charter.

The proposed charter authorizes the issuance of up to 500,000,000 New ProKidney Class A ordinary shares, up to 500,000,000 New ProKidney Class B ordinary shares and up to 5,000,000 New ProKidney preference shares, each par value $0.0001 per share.

See Article 5 of the proposed charter.

Amendment and Restatement of the Existing Charter (Organizational Documents Proposal 2C)	The existing charter contains a number of provisions that will be amended, including: (i) a provision that we will cease all operations if we do not consummate a business combination by July 2, 2023, (ii)	The proposed charter will amend these provisions, among others by: (i) making New ProKidney’s existence perpetual, (ii) removing the provisions related to our status as a blank check company,

Existing Charter	Proposed Charter
other various provisions related to our status as a blank check company prior to the consummation of a business combination, (iii) a waiver regarding corporate opportunities (as applicable under U.S. law) for all directors and officers of SCS and (iv) a provision that the board of directors will be a single class.	(iii) limiting the waiver regarding corporate opportunities (as applicable under U.S. law) to only directors of New ProKidney who are not also employees of New ProKidney or its subsidiaries and (iv) providing that the New ProKidney Board will be divided into three classes, with each class generally serving for a term of three years and only one class being elected in each year.

Q:	Why is SCS proposing the Stock Issuance Proposal?

A:

We are proposing the Stock Issuance Proposal in order to comply with Nasdaq Listing Rule 5635, which requires shareholder approval of certain transactions, including those that result in the issuance of 20% or more of the outstanding voting power or SCS ordinary shares outstanding before the issuance of shares or securities or if such issuance will result in a change of control of the issuer.

In connection with the Business Combination, we expect to issue (i) approximately [                ] New ProKidney Class B ordinary shares in the Business Combination (not including any restricted stock rights), (ii) 57,500,000 SCS Class A ordinary shares in the PIPE Investment, (iii) New ProKidney Class B ordinary shares upon the achievement of certain milestones pursuant to the earnout interests issued to the Earnout Participants at the closing of the Business Combination and (iv) New ProKidney Class B ordinary shares upon the vesting of certain New ProKidney Class B PMEL RSRs (and the associated PMEL RCUs) issued to certain PMEL Post-Combination Unitholders pursuant to the terms of the applicable award agreement with the applicable PMEL Existing Holder pursuant to the Business Combination Agreement and the Second Amended and Restated ProKidney Limited Partnership Agreement; provided that, at their election, the ProKidney Related PIPE Investors can increase the size of their share purchase from 5,000,000 SCS Class A ordinary shares to up to 10,000,000 SCS Class A ordinary shares, which would in turn increase the PIPE Investment to up to 62,500,000 SCS Class A ordinary shares; provided that the ProKidney Related PIPE Investors may elect instead to purchase up to an aggregate of 5,000,000 Post-Combination ProKidney Common Units (or up to 10,000,000 Post-Combination ProKidney Common Units, together with a corresponding number of SCS Class B ordinary shares, to the extent such investor elects to increase its commitment) in lieu of SCS Class A ordinary shares. Because we may issue 20% or more of our outstanding SCS ordinary shares when considering together the New ProKidney Class B ordinary shares and the PIPE Investment, we are required to obtain shareholder approval of such issuance pursuant to Nasdaq Listing Rule 5635. These share amounts assume that no shares are elected to be redeemed. For more information, please see the section entitled “Proposal No. 3—Stock Issuance Proposal.”

Q:	Why is SCS proposing the Director Appointment Proposals?

A:

Upon consummation of the Business Combination, the New ProKidney Board anticipates increasing its initial size from four directors to seven directors, with each Class I director having a term that will expire at New ProKidney’s annual meeting of shareholders in 2023, each Class II director having a term that will expire at New ProKidney’s annual meeting of shareholders in 2024 and each Class III director having a term that will expire at the New ProKidney’s annual meeting of shareholders in 2025, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. SCS believes it is in the best interests of holders of SCS Class B ordinary shares to allow holders of SCS Class B ordinary shares to vote upon the appointment of newly appointed directors. Please see the section entitled “Proposal No. 4—Director Appointment Proposals” for additional information.

Q:	Why is SCS proposing the Incentive Equity Plan Proposal?

A:

The purpose of the Incentive Equity Plan Proposal is to further align the interests of the eligible participants with those of shareholders by providing long-term incentive compensation opportunities tied to the performance of New ProKidney. Please see the section entitled “Proposal No. 5—Incentive Equity Plan Proposal” for additional information.

Q:	Why is SCS proposing the Employee Stock Purchase Plan Proposal?

A:

We are proposing the Employee Stock Purchase Plan Proposal to provide a means by which our employees may be given an opportunity to purchase our New ProKidney ordinary shares, to assist us in retaining the services of our employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for New ProKidney’s success. Please see the section entitled “Proposal No. 6—Employee Stock Purchase Plan Proposal” for additional information.

Q:	Why is SCS proposing the Auditor Ratification Proposal?

A:

We are proposing the Auditor Ratification Proposal to appoint Marcum as the independent registered public accountants to SCS to audit and report on SCS’s consolidated financial statements for the year ending December 31, 2022. Please see the section entitled “Proposal No. 7—Auditor Ratification Proposal” for additional information.

Q:	Why is SCS proposing the Adjournment Proposal?

A:

We are proposing the Adjournment Proposal to allow our Board to adjourn the Extraordinary General Meeting to a later date or dates to permit further solicitation of proxies in the event that there are insufficient proxies for, or otherwise in connection with, the approval of the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal or the Auditor Ratification Proposal. Please see the section entitled “Proposal No. 8—Adjournment Proposal” for additional information.

Q:	What happens if I sell my SCS Class A ordinary shares before the Extraordinary General Meeting?

A:

The record date for the Extraordinary General Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your SCS Class A ordinary shares after the record date, but before the Extraordinary General Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Extraordinary General Meeting. However, you will not be able to seek redemption of your SCS Class A ordinary shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your SCS Class A ordinary shares prior to the record date, you will have no right to vote those shares at the Extraordinary General Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q:	What constitutes a quorum at the Extraordinary General Meeting?

A:

A quorum will be present at the Extraordinary General Meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the Extraordinary General Meeting are represented in person or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. In the absence of a quorum, the chairman of the Extraordinary General Meeting has power to adjourn the Extraordinary General Meeting. As of [                 ], [                 ] of our SCS ordinary shares would be required to achieve a quorum.

Q:	What vote is required to approve the proposals presented at the Extraordinary General Meeting?

A:

Approval of each of the Business Combination Proposal, Organizational Documents Proposal 2B, the Stock Issuance Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, the Auditor Ratification Proposal and the Adjournment Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the SCS ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Approval of the Director Appointment Proposals requires an ordinary resolution of only the holders of SCS Class B ordinary shares, being a resolution passed by the holders of not less than a simple majority of the SCS Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Accordingly, other than with respect to the determination of whether a valid quorum is established, an SCS shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting with regard to the Business Combination Proposal, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, the Auditor Ratification Proposal or the Adjournment Proposal will have no effect on the Business Combination Proposal, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, the Auditor Ratification Proposal or the Adjournment Proposal, respectively. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no further effect on the Business Combination Proposal, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, the Auditor Ratification Proposals or the Adjournment Proposal.

Approval of each of Organizational Documents Proposal 2A and Organizational Documents Proposal 2C requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by the holders of not less than a two-thirds majority of the SCS ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Accordingly, other than with respect to the determination of whether a valid quorum is established, an SCS shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting with regard to Organizational Documents Proposal 2A or Organizational Documents Proposal 2C will have no effect on Organizational Documents Proposal 2A or Organizational Documents Proposal 2C, respectively. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no further effect on Organizational Documents Proposal 2A or Organizational Documents Proposal 2C.

Our Sponsor, directors and officers have agreed to vote any Founder Shares, Private Placement Shares and public shares owned by them in favor of our Business Combination, including any proposals recommended by the Board in connection with the Business Combination. None of the proposals is conditioned on the approval by the holders of a majority of the SCS ordinary shares held by shareholders other than the Sponsor or its affiliates.

Q:	How many votes do I have at the Extraordinary General Meeting?

A:

Our holders of SCS Class A ordinary shares are entitled to one vote on each proposal presented at the Extraordinary General Meeting for each SCS Class A ordinary share held of record as of [                 ], 2022, the record date for the Extraordinary General Meeting, except for the Director Appointment Proposals on which holders of SCS Class A Ordinary Shares are not entitled to vote. Our holders of SCS Class B ordinary shares are entitled to one vote on each proposal presented at the Extraordinary General Meeting for each SCS Class B ordinary share held as of the record date for the Extraordinary General Meeting. As of [                ], there were [                ] outstanding SCS ordinary shares of which [                ] were SCS Class A ordinary shares and [                ] were SCS Class B ordinary shares.

Q:	How do I vote?

A:

If you were a holder of record of our SCS ordinary shares on [                 ], 2022, the record date for the Extraordinary General Meeting, you may vote with respect to the proposals in person at the Extraordinary General Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Voting by Mail. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Extraordinary General Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Extraordinary General Meeting so that your shares will be voted if you are unable to attend the Extraordinary General Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by the time of the Extraordinary General Meeting.

Voting in Person at the Meeting. If you attend the Extraordinary General Meeting and plan to vote in person, we will provide you with a ballot at the Extraordinary General Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Extraordinary General Meeting.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Extraordinary General Meeting and vote in person, you will need to bring to the Extraordinary General Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. For additional information, please see the section entitled “Extraordinary General Meeting of SCS Shareholders.”

Q:	What will happen if I abstain from voting or fail to vote at the Extraordinary General Meeting?

A:

At the Extraordinary General Meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, assuming a quorum is obtained, a failure to vote or an abstention will have no effect on the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, the Auditor Ratification Proposal and the Adjournment Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:

Signed and dated proxies received by us without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each proposal presented to the shareholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Extraordinary General Meeting.

Q:	If I am not going to attend the Extraordinary General Meeting in person, should I return my proxy card instead?

A:

Yes. Whether you plan to attend the Extraordinary General Meeting or not, please read the enclosed proxy statement carefully and in its entirety, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. For purposes of the Extraordinary General Meeting, the Auditor Ratification Proposal to ratify Marcum as our independent registered public accounting firm is the only routine matter to be considered. We believe that all other proposals presented to the shareholders at this Extraordinary General Meeting will be considered non-routine and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the other proposals presented at the Extraordinary General Meeting. If you do not provide instructions with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted for the purposes of determining the existence of a quorum but will not be counted for purposes of determining the number of votes cast at the Extraordinary General Meeting. Your bank, broker, or other nominee can vote your shares on non-routine proposals only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	How will a broker non-vote impact the results of each proposal?

A:	Broker non-votes will be counted as present for the purpose of determining a quorum but will not have any other effect on the outcome of any of the proposals.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to our proxy solicitor, Morrow Sodali, at Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, Connecticut 06902 so that it is received by Morrow Sodali prior to the Extraordinary General Meeting. Alternatively, you may attend the Extraordinary General Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to our proxy solicitor, which must be received by our proxy solicitor prior to the Extraordinary General Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	How will SCS’s Sponsor, directors and officers vote?

A:

Prior to our initial public offering, we entered into the Insider Letter Agreement with our Sponsor, directors and officers, pursuant to which they agreed to vote any Founder Shares, Private Placement Shares and public shares owned by them in favor of our Business Combination, including any proposals recommended by the Board in connection with the Business Combination. On September 24, 2021, we subsequently entered a letter agreement with Uma Sinha, Ph.D., one of our directors, in which she agreed to vote any Founder Shares, Private Placement Shares and public shares owned by her in favor of our Business Combination, including any proposals recommended by the Board in connection with the Business Combination. None of our Sponsor, directors or officers has purchased any public shares during or after our initial public offering and, as of the date of this proxy statement, neither we nor our Sponsor, directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares prior to the consummation of the Business Combination. Currently, our Sponsor and our independent directors collectively own 21.6% of our issued and outstanding SCS ordinary shares, including all of the Founder Shares, and will be able to vote all such shares at the Extraordinary General Meeting.

Q:	What interests do the Sponsor and SCS’s current officers and directors have in the Business Combination?

A:

Our Sponsor and certain members of our Board and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•

the fact that our Sponsor paid an aggregate of $25,000 for 5,750,000 Founder Shares and later effected a share capitalization resulting in our Sponsor and directors holding an aggregate of 6,250,000 Founder Shares (after giving effect to the forfeiture of 75,000 Founder Shares in connection with the underwriters’ exercise of their overallotment option in our initial public offering), which will automatically convert into New ProKidney Class A ordinary shares upon the Closing on a one-for-one basis in connection with the Business Combination and, if unrestricted and freely tradable, would have had an aggregate market value of $[                ] million based upon the closing price of $[                ] per public share on Nasdaq on [                ], 2022, the most recent practicable date prior to the date of this proxy statement, and will have an aggregate market value of $62,500,000, based upon the per share value implied in the Business Combination of $10.00 per New ProKidney Class A ordinary share, but will be worthless if we fail to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

•	the fact that our Sponsor paid $6,400,000 for 640,000 private placement shares (the “Private Placement Shares”) in a private placement that occurred concurrently with the initial public offering;

•

the fact that in June 2021, our Sponsor transferred 30,000 of its 6,250,000 Founder Shares to Marc Semigran, M.D., an SCS independent director, which will automatically convert into New ProKidney Class A ordinary shares upon the Closing on a one-for-one basis in connection with the Business Combination and, if unrestricted and freely tradable, would have had an aggregate market value of $[                ] million based upon the closing price of $[                ] per public share on Nasdaq on [                ], 2022, the most recent practicable date prior to the date of this proxy statement, and will have an aggregate market value of $300,000, based upon the per share value implied in the Business Combination of $10.00 per New ProKidney Class A ordinary share, but will be worthless if we fail to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

•

the fact that given the differential in the purchase price that our Sponsor and directors paid for the Founder Shares as compared to the price of the public shares sold in the IPO and the 6,250,000 New ProKidney Class A ordinary shares that our Sponsor and directors will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and directors and their respective affiliates may earn a positive rate of return on their investment even if the New ProKidney Class A ordinary shares trade significantly below the price initially paid for the public shares in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•

the fact that on September 24, 2021, SCS entered into a director restricted stock unit award agreement with Uma Sinha, Ph.D., an SCS independent director, providing for the grant of 30,000 restricted stock units to Dr. Sinha, which grant is contingent on both the consummation of an initial business combination and a shareholder approved equity plan;

•

the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not consummated by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

•

the fact that the Sponsor Related PIPE Investors agreed to subscribe for an aggregate of 15,640,000 SCS Class A ordinary shares in connection with the PIPE Investment for an aggregate amount of $156,400,000;

•	the fact that our Sponsor, directors and officers have agreed not to redeem any of the Founder Shares, Private Placement Shares and public shares held by them in connection with a shareholder vote to approve a proposed initial business combination, and without any separate consideration provided by SCS for such agreement;

•

the fact that our Sponsor, directors and officers have agreed to vote any Founder Shares, Private Placement Shares and public shares owned by them in favor of our Business Combination, including any proposals recommended by the Board in connection with the Business Combination;

•

the fact that our Sponsor, directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and Private Placement Shares if we fail to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

•	the continued right of our Sponsor, directors and officers to hold our SCS Class A ordinary shares following the Business Combination, subject to certain lock-up periods;

•

the fact that our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, except (i) as to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account, (ii) as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act and (iii) in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims;

•

the fact that our officers and directors and their affiliates will not have any claim against the Trust Account for reimbursement for out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations, if we fail to consummate a business combination by July 2, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date). As of December 31, 2021, our officers and directors and their affiliates had no out-of-pocket expenses but had incurred $10,000 in unreimbursed eligible expenses;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•

the fact that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Sponsor, certain Closing ProKidney Unitholders and certain other parties, which provides for registration rights to them and their permitted transferees; and

•

the fact that on April 20, 2022, SCS issued the SCS Promissory Note (as defined below) to our Sponsor, pursuant to which SCS may borrow up to an aggregate principal amount of $1,500,000, which is payable upon the earlier of July 2, 2023 and the effective date of a business combination, and that, as of May 6, 2022, $250,000 was outstanding under the SCS Promissory Note.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:	Did SCS’s Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

No. The Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. SCS’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from the relevant industries and concluded that their experience and backgrounds, together with the experience and expertise of SCS’s advisors and SCS’s due diligence investigation of ProKidney, enabled them to make the necessary analyses and determinations regarding the Business Combination.

Q:	What happens if I vote against the Business Combination Proposal?

A:

If you vote against the Business Combination Proposal but the Business Combination Proposal is still approved by not less than a simple majority of the votes cast by holders of SCS ordinary shares represented in person or by proxy and entitled to vote at the Extraordinary General Meeting, then the Business Combination Proposal will be approved and, assuming the approval of the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal and the satisfaction or waiver of the other conditions to closing, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal is not approved by at least a simple majority of the votes cast by holders of SCS ordinary shares represented in person or by proxy and entitled to vote at the Extraordinary General Meeting, then the Business Combination Proposal will fail and we will not consummate the Business Combination. If we do not consummate the Business Combination, we may continue to try to complete a business combination until July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date). If we fail to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), then we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our public shareholders.

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you may redeem all or a portion of your public shares for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the completion of the Business Combination, including interest (which interest shall be net of taxes payable), by (ii) the number of then-issued and outstanding public shares; provided that SCS will not redeem any public shares to the extent that such redemption would result in SCS’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of at least $5,000,001.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its SCS Class A ordinary shares with respect to more than an aggregate of 15% of the public shares without our prior consent. Our Sponsor, directors and officers have agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and public shares in connection with the consummation of the Business Combination, and the Founder Shares and Private Placement Shares will be excluded from the pro rata calculation used to determine the per share redemption price. Our Sponsor and each of our officers and directors did not receive any separate consideration in exchange for their agreement to waive these redemption rights.

For illustrative purposes, based on the balance of our Trust Account of $250,008,324 as of December 31, 2021, the estimated per share redemption price would have been approximately $10.00. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable) in connection with the liquidation of the Trust Account, unless we complete an alternative business combination prior to July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date).

Q:	Can the Sponsor redeem its Founder Shares or other SCS ordinary shares in connection with consummation of the Business Combination?

A:

No. Our Sponsor, directors and officers have agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and public shares in connection with the consummation of the Business Combination. Our Sponsor and each of our officers and directors did not receive any separate consideration in exchange for their agreement to waive these redemption rights.

Q:	Is there a limit on the number of shares I may redeem?

A:

Yes. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its SCS Class A ordinary shares with respect to more than an aggregate of 15% of the public shares without our prior consent. On the other hand, a public shareholder who holds less than 15% of the public shares of SCS Class A ordinary shares and is not a member of a “group” may redeem all of the public shares held by such shareholder for cash.

In no event is your ability to vote all of your shares (including those shares held by you or by a “group” in excess of 15% of the shares sold in our initial public offering) for or against our Business Combination restricted.

We have no specified maximum redemption threshold under our Memorandum and Articles of Association, other than the aforementioned 15% threshold and the $5,000,001 minimum of net tangible assets described below. Each redemption of SCS Class A ordinary shares by our public shareholders will reduce the amount in our Trust Account, which held cash and investment securities with a fair value of $250,008,324 as of December 31, 2021. The Business Combination Agreement provides that ProKidney’s obligation to consummate the Business Combination is conditioned on the sum of the amount in the Trust Account (after giving effect to all redemptions of SCS Class A ordinary shares but prior to payment of any deferred underwriting commission and any transaction expenses) and the proceeds from the PIPE Investment equaling or exceeding $500,000,000. If, as a result of redemptions of SCS Class A ordinary shares by our public shareholders, this condition is not met (or waived), then ProKidney may elect not to consummate the Business Combination.

Q:	Is there a limit on the total number of shares that may be redeemed?

A:

Yes. Our current Memorandum and Articles of Association provides that we may not redeem our public shares in an amount that would result in SCS’s failure to have net tangible assets of at least $5,000,001 as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act (such that we are subject to the SEC’s “penny stock” rules). Other than this limitation, our current Memorandum and Articles of Association does not provide a specified maximum redemption threshold. In addition, the Business Combination Agreement provides that ProKidney’s obligation to consummate the Business Combination is conditioned on the sum of the amount in the Trust Account (after giving effect to all redemptions of SCS Class A ordinary shares but prior to payment of any deferred underwriting commission and any transaction expenses) and the proceeds from the PIPE Investment equaling or exceeding $500,000,000. In the event the aggregate cash consideration we would be required to pay for all SCS Class A ordinary shares that are validly submitted for redemption plus any amount required to satisfy the Minimum Cash Condition pursuant to the terms of the Business Combination Agreement exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, and all SCS Class A ordinary shares submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

Taking into account the anticipated gross proceeds of approximately $575,000,000 from the PIPE Investment and the consideration payable to Closing ProKidney Unitholders in the form of Post-Combination ProKidney Common Units and ProKidney Class B ordinary shares (along with Earnout Rights), all public shares may be redeemed and still enable us to have sufficient cash to satisfy the Minimum Cash Condition in the Business Combination Agreement. We refer to this as the maximum redemption scenario.

Q:	How will the absence of a maximum redemption threshold affect the Business Combination?

A:

The Business Combination Agreement provides that ProKidney’s obligation to consummate the Business Combination is conditioned on the sum of the amount in the Trust Account (after giving effect to all redemptions of SCS Class A ordinary shares but prior to payment of any deferred underwriting commission and any transaction expenses) and the proceeds from the PIPE Investment equaling or exceeding $500,000,000. As a result, we may be able to complete our Business Combination even though all of our public shareholders have redeemed their shares.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your SCS ordinary shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other proposal described by this proxy statement. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q: How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, prior to 5:00 p.m. (New York time) on [                 ] (two business days before the Extraordinary General Meeting), you must, among other things, (i) submit a request in writing to Continental Stock Transfer & Trust Company that we redeem your public shares for cash; (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and (iii) tender your certificates and any other redemption forms to our Transfer Agent or deliver your shares to the Transfer Agent electronically through the DWAC system:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Please check the box on the enclosed proxy card marked “Shareholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to SCS ordinary shares. Notwithstanding the foregoing, a public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13d-3 of the Exchange Act), will be restricted from redeeming its SCS Class A ordinary shares with respect to more than an aggregate of 15% of the public shares without our prior consent. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public shareholder or group will not be redeemed for cash.

Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to our Transfer Agent prior to the date set forth in these proxy materials, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Extraordinary General Meeting, or to deliver their shares to the Transfer Agent electronically using The Depository Trust Company’s Deposit/Withdrawal At Custodian system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the Extraordinary

General Meeting helps ensure that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming shareholder. However, this fee would be incurred regardless of whether or not we require shareholders seeking to exercise redemption rights to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The U.S. federal income tax consequences of the redemption depend on your particular facts and circumstances. Please see the section entitled “Proposal No. 1—Business Combination Proposal—Material U.S. Federal Income Tax Considerations for U.S. Holders Exercising Redemption Rights.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. Appraisal rights are not available to holders of our SCS ordinary shares in connection with the Business Combination.

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:

The funds held in the Trust Account (together with the proceeds from the PIPE Investment) will be used to: (i) pay SCS shareholders who properly exercise their redemption rights; (ii) pay $7,700,000 in deferred underwriting commissions to the underwriters of our initial public offering; (iii) pay certain other fees, costs and expenses (including legal fees, accounting fees, printer fees and other professional fees) that were incurred by SCS and other parties to the Business Combination Agreement in connection with the transactions contemplated by the Business Combination Agreement and pursuant to the terms of the Business Combination Agreement; (iv) repay any amounts outstanding under the ProKidney Promissory Notes at the time of Closing and (v) fund REACT®’s Phase 3 development program, accelerate manufacturing buildout, and ultimately prepare for its global commercial launch and for other general corporate purposes of New ProKidney.

Q:	What happens if the Business Combination is not consummated?

A:

There are certain circumstances under which the Business Combination Agreement may be terminated. Please see the section entitled “Proposal No. 1—Business Combination Proposal—The Business Combination Agreement” for information regarding the parties’ specific termination rights.

If we do not consummate the Business Combination, we may continue to try to complete a business combination until July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date). Unless we amend our current Memorandum and Articles of Association (which requires a resolution passed by not less than a two-thirds majority of the holders of SCS ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the relevant meeting) and amend certain other agreements into which we have entered to extend the life of SCS, if we fail to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), then we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable) divided by the number of then-issued and outstanding public shares, which redemption will completely extinguish the public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SCS’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to SCS’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per-share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the initial public offering. Please see the section entitled “Risk Factors—Risks Related to SCS and the Business Combination.”

Holders of our Founder Shares and our Private Placement Shares have waived any right to any liquidation distribution with respect to such shares.

Q:	When is the Business Combination expected to be completed?

A:

The closing of the Business Combination is expected to take place on or prior to the third business day following the satisfaction or waiver of the conditions described below in the subsection entitled “Proposal No. 1—Business Combination Proposal—Conditions to Closing of the Business Combination.” The closing is expected to occur in the third quarter of 2022. The Business Combination Agreement may be terminated by SCS or ProKidney if the Closing of the Business Combination has not occurred by September 18, 2022.

For a description of the conditions to the completion of the Business Combination, see the section entitled “Proposal No. 1—Business Combination Proposal—Conditions to Closing of the Business Combination.”

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement, including the Annexes, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	Who will solicit and pay the cost of soliciting proxies for the Extraordinary General Meeting?

A:

SCS is soliciting proxies on behalf of its Board. SCS will pay the cost of soliciting proxies for the Extraordinary General Meeting. SCS has engaged Morrow Sodali LLC (“Morrow Sodali”) to assist in the solicitation of proxies for the Extraordinary General Meeting. SCS has agreed to pay Morrow Sodali a fee of $32,500, plus disbursements, and will reimburse Morrow Sodali for its reasonable out-of-pocket expenses and indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. SCS will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of SCS ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of SCS ordinary shares and in obtaining voting instructions from those owners. Our directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement or the enclosed proxy card you should contact:

Social Capital Suvretta Holdings Corp. III

2850 W. Horizon Ridge Parkway

Suite 200

Henderson, NV 89052

(650) 521-9007

Website: https://www.socialcapitalsuvrettaholdings.com/dnac

SCS’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement.

You may also contact our proxy solicitor at:

Morrow Sodali LLC

333 Ludlow Street

5th Floor, South Tower

Stamford, Connecticut 06902

Individuals call toll free: (800) 662-5200

Banks and Brokerage Firms please call: (203) 658-9400

Email: DNAC.info@investor.morrowsodali.com

To obtain timely delivery, our shareholders must request the materials no later than five business days prior to the Extraordinary General Meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your SCS Class A ordinary shares, you will need to send a letter demanding redemption and tender your share certificates (either physically or electronically) to our Transfer Agent prior to the Extraordinary General Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your SCS ordinary shares, please contact our Transfer Agent:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information contained in this proxy statement and does not contain all of the information that may be important to you. You should read carefully this entire proxy statement, including the Annexes and accompanying financial statements of SCS and ProKidney, to fully understand the proposed Business Combination (as described below) before voting on the proposals to be considered at the Extraordinary General Meeting (as described below). Please see the section entitled “Where You Can Find More Information” beginning on page 404 of this proxy statement.

Unless otherwise specified, the voting and economic interests of shareholders of New ProKidney set forth in this proxy statement assume: (i) no exercise of redemption rights by SCS’s public shareholders; (ii) there are no other issuances of equity securities of SCS or ProKidney other than as described in this proxy statement; (iii) no inclusion of any New ProKidney Class A ordinary shares to be issued pursuant to the New ProKidney Incentive Equity Plan at or following the closing of the Business Combination; (iv) an equity raise of approximately $575,000,000 of gross proceeds from the PIPE Investment of 57,500,000 New ProKidney Class A ordinary shares at $10.00 per share; (v) no inclusion of any Earnout Rights or the associated Earnout Shares that may vest upon the achievement of the earnout milestones; (vi) all Post-Combination ProKidney Common Units (together with SCS Class B ordinary shares) are exchanged for New ProKidney Class A Shares at such time (even if not permitted under the terms of the Exchange Agreement); (vii) the inclusion of the New ProKidney Class B ordinary shares to be issued in settlement of the PMEL RSRs and the associated Post-Combination ProKidney Common Units to be issued in settlement of the PMEL RCUs, in each case, upon vesting under the applicable award agreement with the applicable PMEL Existing Holder in accordance with the Business Combination Agreement and the Second Amended and Restated ProKidney Limited Partnership Agreement; and (viii) no inclusion of any New ProKidney Class A ordinary shares to be issued should the ProKidney Related Party Investors elect to increase their commitment in the PIPE Investment.

Parties to the Business Combination

Social Capital Suvretta Holdings Corp. III

SCS is a blank check company incorporated on February 25, 2021 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. SCS is a partnership between Chamath Palihapitiya, the founder and current Chief Executive Officer of Social Capital Holdings Inc. (together with its affiliates “Social Capital”), and Kishan (a/k/a Kishen) Mehta, the Portfolio Manager of the Averill strategy at Suvretta Capital Management, LLC (“Suvretta”). SCS unites scientists, physicians, entrepreneurs and biotechnology-oriented investors around a shared vision of identifying and investing in innovative and agile biotechnology companies.

Certain of our directors and each of our officers are or have been involved with other special purpose acquisition companies. Below is a summary of those special purpose acquisition companies sponsored by affiliates of our Sponsor.

In February 2021, Mr. Palihapitiya and Mr. Mehta founded our company and Social Capital Suvretta Holdings Corp. I (“DNAA”), Social Capital Suvretta Holdings Corp. II (“DNAB”) and Social Capital Suvretta Holdings Corp. IV (“DNAD” and, collectively with DNAA and DNAB, the “Other SCS SPACs”), each a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a business combination. Mr. Palihapitiya serves as the Chief Executive Officer and Chairman of the board of directors and Mr. Mehta serves as President and as a director of each of the Other SCS SPACs. Each of the Other SCS SPACs completed its initial public offering in July 2021, in which each sold 25,000,000 of its Class A ordinary shares, for an offering price of $10.00 per share, generating aggregate proceeds of $250,000,000 for such Other SCS

SPACs. DNAA has not yet consummated a business combination; however, on January 26, 2022, DNAA announced that it had entered into a definitive agreement with Akili Interactive Labs, Inc. (“Akili”). DNAA’s transaction with Akili is subject to approval of DNAA’s shareholders and other customary closing conditions. Neither DNAB nor DNAD has yet announced or consummated a business combination. While each of the Other SCS SPACs may pursue an initial business combination target in any industry, subsector therein or geographic location (subject to certain limitations), each intends to focus its search for a target business operating in the biotechnology industry.

In July 2020, Mr. Palihapitiya, together with Ian Osborne, founded Social Capital Hedosophia Holdings Corp. V (“IPOE”), a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a business combination. Mr. Palihapitiya served as the Chief Executive Officer and Chairman of the board of directors of IPOE. IPOE completed its initial public offering in October 2020, in which it sold 80,500,000 units, each consisting of one IPOE Class A ordinary share and one-fourth of one redeemable warrant for one IPOE Class A ordinary share, for an offering price of $10.00 per unit, generating aggregate proceeds of $805,000,000. In May 2021, IPOE consummated a merger with Social Finance, Inc. (“SoFi”), which operates a financial services platform. SoFi’s common stock currently trades on The Nasdaq Global Select Market under the symbol “SOFI”.

Additionally, in July 2020, Mr. Palihapitiya, together with Mr. Osborne, founded Social Capital Hedosophia Holdings Corp. IV (“IPOD”) and Social Capital Hedosophia Holdings Corp. VI (“IPOF”), each a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a business combination. Mr. Palihapitiya serves as the Chief Executive Officer and Chairman of the board of directors of each of IPOD and IPOF. IPOD completed its initial public offering in October 2020, in which it sold 46,000,000 units, each consisting of one IPOD Class A ordinary share and one-fourth of one redeemable warrant for one IPOD Class A ordinary share, for an offering price of $10.00 per unit, generating aggregate proceeds of $460,000,000. IPOF completed its initial public offering in October 2020, in which it sold 115,000,000 units, each consisting of one IPOF Class A ordinary share and one-fourth of one redeemable warrant for one IPOF Class A ordinary share, for an offering price of $10.00 per unit, generating aggregate proceeds of $1,150,000,000. Neither IPOD nor IPOF has yet announced or consummated a business combination. While IPOD and IPOF may each pursue an initial business combination target in any industry or geographic location (subject to certain limitations), each intends to focus its search for a target business operating in the technology industries.

In October 2019, Mr. Palihapitiya, together with Mr. Osborne, founded Social Capital Hedosophia Holdings Corp. III (“IPOC”), a blank check company incorporated for the purposes of effecting a business combination. Mr. Palihapitiya served as the Chief Executive Officer and Chairman of the board of directors of IPOC. IPOC completed its initial public offering in April 2020, in which it sold 82,800,000 units, each consisting of one IPOC Class A ordinary share and one-third of one redeemable warrant for one IPOC Class A ordinary share, for an offering price of $10.00 per unit, generating aggregate proceeds of $828,000,000. In January 2021, IPOC consummated a merger with Clover Health Investments, Corp. (“Clover Health”), which operates next-generation Medicare Advantage plans. Clover Health’s common stock currently trades on The Nasdaq Global Select Market under the symbol “CLOV”.

In October 2019, Mr. Palihapitiya, together with Mr. Osborne, founded Social Capital Hedosophia Holdings Corp. II (“IPOB”), a blank check company incorporated for the purposes of effecting a business combination. Mr. Palihapitiya served as the Chief Executive Officer and Chairman of the board of directors of IPOB. IPOB completed its initial public offering in April 2020, in which it sold 41,400,000 units, each consisting of one IPOB Class A ordinary share and one-third of one redeemable warrant for one IPOB Class A ordinary share, for an offering price of $10.00 per unit, generating aggregate proceeds of $414,000,000. In December 2020, IPOB consummated a merger with Opendoor Technologies Inc. (“Opendoor”), a leading digital platform for residential real estate. Opendoor’s common stock currently trades on The Nasdaq Global Select Market under the symbol “OPEN”.

In May 2017, Mr. Palihapitiya, together with Mr. Osborne, founded Social Capital Hedosophia Holdings Corp. (“IPOA”), a blank check company incorporated for the purposes of effecting a business combination. Mr. Palihapitiya served as the Chief Executive Officer and Chairman of the board of directors. IPOA completed its initial public offering in September 2017, in which it sold 69,000,000 units, each consisting of one IPOA Class A ordinary share and one-third of one redeemable warrant for one IPOA Class A ordinary share, for an offering price of $10.00 per unit, generating aggregate proceeds of $690,000,000. In October 2019, IPOA consummated a merger with Virgin Galactic, a vertically-integrated aerospace company pioneering human spaceflight for private individuals and researchers. Virgin Galactic’s common stock currently trades on NYSE under the symbol “SPCE”.

SCS’s Class A ordinary shares are traded on Nasdaq under the ticker symbol “DNAC.” SCS intends to apply to continue the listing of its SCS Class A ordinary shares on Nasdaq under the symbol “PROK” upon the closing of the Business Combination.

The mailing address of SCS’s principal executive office is 2850 W. Horizon Ridge Parkway, Suite 200, Henderson, NV 89052 and SCS’s website is https://www.socialcapitalsuvrettaholdings.com/dnac. SCS’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement.

ProKidney LP

ProKidney is a clinical-stage biotechnology business with a transformative proprietary cell therapy platform that is capable of treating multiple chronic diseases of the kidney using a patient’s own cells. ProKidney’s approach seeks to redefine the treatment of CKD by restoring kidney function and preventing or delaying the progression of CKD, rather than managing kidney failure. ProKidney’s lead product candidate, REACT, is designed to stabilize or improve renal, or kidney, function in patients with chronically diseased kidneys. REACT is a product composed of a patient’s own SRCs, formulated into a product that is reinjected into the kidney by a minimally invasive outpatient procedure that can be repeated if necessary. Because REACT is a personalized treatment composed of a patient’s own, or autologous, SRCs, there is no need for treatment with immunosuppressive therapies, which are required during a patient’s lifetime when a patient receives a kidney transplant from another donor, or an allogeneic transplant. ProKidney is currently conducting a Phase 3 clinical trial and multiple Phase 2 clinical trials for REACT in patients with moderate to severe CKD caused by diabetes mellitus or congenital anomalies of the kidney and urinary tract.

REACT is based on a novel technology, which makes it difficult to predict the time and cost of product development and of subsequently obtaining regulatory approval. The clinical trial requirements of the FDA, the EMA, and other regulatory authorities and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty and intended use and market of the potential products. The regulatory approval process for product candidates such as ProKidney’s can be more expensive and take longer than for other, better known, or more extensively studied pharmaceutical or other product candidates.

Additionally, for the years ended December 31, 2021 and 2020, ProKidney reported a net loss of $55.1 million and $26.7 million, respectively. As of December 31, 2021 and 2020, ProKidney had an accumulated deficit of $161.5 million and $106.4 million, respectively. ProKidney has devoted substantially all of its resources and efforts to research and development, and ProKidney expects that it will be several years, if ever, before it generates revenue from product sales.

On January 18, 2022, in connection with the Business Combination Agreement, ProKidney entered into promissory note agreements with Tolerantia and CEC, pursuant to which ProKidney may borrow up to an aggregate principal amount of $100,000,000. Of this amount, $20,000,000 has been borrowed as of May 6, 2022. Please see “Certain Relationships and Related Transactions—ProKidney—Promissory Notes with Tolerantia and CEC” for more information.

The mailing address of ProKidney’s principal executive office is 3929 Westpoint Blvd., Suite G, Winston-Salem, NC 27103.

The Business Combination Proposal

On January 18, 2022, SCS entered into the Business Combination Agreement with ProKidney, acting through its general partner, Legacy GP. This business combination is being accomplished through what is commonly referred to as an “Up-C” structure. New ProKidney will be a holding company, and immediately after the consummation of the Business Combination, its direct assets will consist of Post-Combination ProKidney Common Units and equity interests in New GP. Substantially all of the operating assets and business of New ProKidney will be held indirectly through ProKidney. At the Closing, New ProKidney will own approximately 33.8% of the economic interest in ProKidney, assuming no redemptions, and 26.9% of the economic interest in ProKidney, assuming maximum redemptions. In addition, New ProKidney will control New GP, the general partner of ProKidney, with the rights of management specified in ProKidney’s Second Amended and Restated ProKidney Limited Partnership Agreement. We will consolidate the financial results of ProKidney in our combined financial statements. For more information about the transactions contemplated by the Business Combination Agreement, please see the section entitled “Proposal No. 1—Business Combination Proposal.” A copy of the Business Combination Agreement is attached to this proxy statement as Annex A. The Up-C structure will allow (1) the Closing ProKidney Unitholders, which prior to the Closing, were the direct holders of Legacy Class A Units and (2) the indirect holders of Legacy Class B Units (through PMEL, the holder of 100% of the Legacy Class B Units prior to the Business Combination), to retain their partnership interests in ProKidney, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of Post-Combination ProKidney Common Units and may provide potential future tax benefits for both New ProKidney and the Closing ProKidney Unitholders who ultimately exchange their Paired Interests for New ProKidney Class A ordinary shares. Such exchanges are expected to increase New ProKidney’s tax basis in its interest in ProKidney for U.S. federal income tax purposes, and 85% of any tax savings resulting from such increases in tax basis will be paid to the Closing ProKidney Unitholders under the Tax Receivable Agreement. In addition, by utilizing the Up-C structure, the Business Combination is able to be consummated in a manner that is tax neutral to continuing SCS shareholders. The potential detriments of the Up-C structure include that (i) New ProKidney may, in certain circumstances, lose the benefit of limited liability as a limited partner of ProKidney under Irish law; (ii) because New ProKidney will be a holding company with no material assets other than its ownership of Post-Combination ProKidney Common Units, New ProKidney will be dependent upon distributions made by its subsidiaries to pay taxes on its allocable share of any net taxable income of ProKidney, to pay its operational expenses, including payment obligations under the Tax Receivable Agreement, and to pay dividends, if any; (iii) under the terms of the Second Amended and Restated ProKidney Limited Partnership Agreement, ProKidney will be required to make tax distributions to holders of Post-Combination ProKidney Common Units, including New ProKidney, calculated at certain assumed tax rates, which may be substantial; (iv) New ProKidney will be required to pay 85% of certain tax benefits to the Closing ProKidney Unitholders under the Tax Receivable Agreement, which payments may be substantial and, in certain circumstances, may exceed the actual tax benefits New ProKidney realizes or may be accelerated; and (v) New ProKidney and ProKidney may be subject to potentially significant tax inefficiencies if, due to certain exchanges or other transfers of Post-Combination ProKidney Common Units, ProKidney were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, notwithstanding the restrictions and limitations on such exchanges or transfers imposed, or that may be imposed, under the Exchange Agreement and the Second Amended and Restated ProKidney Limited Partnership Agreement. For further discussion of these potential detriments, see “Risk Factors—Risks Related to SCS and the Business Combination—Risks Related to the Post-Combination Organizational Structure.”

We do not believe that the Up-C organizational structure will give rise to any significant business or strategic benefit or detriment (other than as described above).

Consideration to the ProKidney Shareholders in the Business Combination and Transactions Occurring in Connection Therewith

The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur prior to the Closing: (i) ProKidney will amend and restate the ProKidney Limited Partnership Agreement to be in the form of the Second Amended and Restated ProKidney Limited Partnership Agreement upon the completion of the Business Combination, attached to this proxy statement as Annex C; (ii) New GP will amend and restate its constitution to be in the form of the Amended and Restated New GP Governing Documents upon the completion of the Business Combination, attached to the accompanying proxy statement as Annex D; (iii) SCS will amend and restate the Memorandum and Articles of Association to be in the form of the Amended and Restated Memorandum and Articles of Association upon the completion of the Business Combination and subject to the approval of the Organizational Documents Proposal, attached to the accompanying proxy statement as Annex E; (iv) (A) each issued and outstanding Legacy Class B Unit that is not vested pursuant to the terms of the applicable award agreement with the applicable PMEL Existing Holder as of such time shall be recapitalized into one PMEL RCU, which will, when vested in accordance with the applicable award agreement, automatically convert into a Post-Combination ProKidney Common Unit (and the associated New ProKidney Class B PMEL RSR shall vest) and (B) all other issued and outstanding Legacy Class A Units and Legacy Class B Units shall be recapitalized into an aggregate number of Post-Combination ProKidney Common Units equal to (x) 175,000,000 minus (y) the number of PMEL RCUs issued pursuant to the foregoing clause (A); (v) ProKidney will complete the PMEL Roll-Up; and (vi) ProKidney shall issue Post-Combination ProKidney Common Units pursuant to any Subscription Agreement in connection with the exercise of any election by a ProKidney Related PIPE Investor to purchase Post-Combination ProKidney Common Units in lieu of SCS Class A ordinary shares.

The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur at the Closing: (i) ProKidney will issue to SCS a number of Post-Combination ProKidney Common Units equal to the number of fully diluted outstanding SCS ordinary shares as of immediately prior to the Closing (but after giving effect to all redemptions of SCS Class A ordinary shares) and the purchase of SCS Class A ordinary shares and/or Post-Combination ProKidney Common Units pursuant to the PIPE Investment, in exchange for (a) (x) New ProKidney Class B ordinary shares, which shares will have no economic rights but will entitle the holders thereof to vote on all matters on which shareholders of New ProKidney are entitled to vote generally, and (y) New ProKidney Class B PMEL RSRs, which shall convert into New ProKidney Class B ordinary shares upon the vesting of the associated PMEL RCUs (as described above), (b) an amount in cash equal to the aggregate proceeds obtained by SCS in the PIPE Investment and (c) an amount in cash equal to the aggregate proceeds available for release to SCS from the Trust Account (after giving effect to all redemptions of SCS Class A ordinary shares and after payment of any deferred underwriting commissions being held in the Trust Account and payment of certain transaction expenses); (ii) Legacy GP will resign as the general partner of ProKidney and New GP will be admitted as the general partner of ProKidney; (iii) ProKidney will distribute to the Closing ProKidney Unitholders the New ProKidney Class B ordinary shares and New ProKidney Class B PMEL RSRs received pursuant to clause (i)(a) (x) and (y) above; and (iv) Earnout Participants will receive the Earnout Rights, which Earnout Rights will vest in three equal tranches upon the achievement of certain New ProKidney share price milestones or certain change of control events. When vested, the Earnout RCUs will automatically convert into Post-Combination ProKidney Common Units and the associated Earnout RSRs will automatically convert into New ProKidney Class B ordinary shares, respectively (as further described in this proxy statement).

The number of Post-Combination ProKidney Common Units, New ProKidney Class B ordinary shares, PMEL RCUs and New ProKidney Class B PMEL RSRs issued to the Closing ProKidney Unitholders in connection with the Business Combination is subject to adjustment, depending on, among other things, the level of redemptions of SCS Class A ordinary shares by our public shareholders. At the Closing of the Business Combination, (i) each Closing ProKidney Unitholder holding Legacy Class A Units and Legacy Class B Units (other than Legacy Class B Units which have not vested in accordance with the terms of the applicable award agreement with the applicable PMEL Existing Holder (the “Unvested Legacy Class B Units”)) will receive Post-Combination ProKidney Common Units and an equal amount of New ProKidney Class B ordinary shares and (ii) each Closing ProKidney Unitholder holding Unvested Legacy Class B Units will receive PMEL RCUs and an equal amount of New ProKidney Class B PMEL RSRs.

The following table sets forth ranges of potential consideration taking into account the various adjustments discussed above. Capitalized terms used in the following table and the accompanying footnotes have the meanings assigned to them in the Business Combination Agreement.

($ in millions)	No Redemption	Maximum Redemption
Sources
SCS Funds in Trust	$250	$0
PIPE Investment*	575	575
ProKidney Unitholders Rollover Equity	1,750	1,750
Founder Shares	69	69

Total	$2,644	$2,394
Uses
Cash to ProKidney Balance Sheet	$764	$514
ProKidney Unitholders Rollover Equity	1,750	1,750
Founder Shares	69	69
Estimated Fees and Expenses**	62	62

Total	$2,644	$2,394

*	Assumes that the ProKidney Related PIPE Investors purchase 5,000,000 SCS Class A ordinary shares.
**

Of this amount, approximately $7.7 million relates to the deferred underwriting fees associated with SCS’s initial public offering; $10.6 million relates to SCS’s direct and incremental transaction costs, including legal, tax, accounting, third-party advisory, proxy solicitation, printing and other miscellaneous fees; $3.0 million relates to SCS’s directors and officers liability insurance tail coverage; $18.0 million relates to ProKidney’s investment transaction fees; $12.0 million relates to equity financing fees associated with the PIPE Investment; and $10.0 million relates to ProKidney’s direct and incremental transaction costs such as legal, tax, accounting, third-party advisory and other miscellaneous fees.

Related Agreements

This section describes the material provisions of certain additional agreements to be entered into pursuant to the Business Combination Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. Forms of the Tax Receivable Agreement, Exchange Agreement, Registration Rights Agreement, Lock-Up Agreement and Subscription Agreements are attached hereto as Annexes F, G, I, J, K (in the case of institutional PIPE Investors), and L (in the case of individual PIPE Investors), respectively. Shareholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the Extraordinary General Meeting. See the section entitled “Proposal No. 1—Business Combination Proposal—Related Agreements.”

Tax Receivable Agreement

At the closing of the Business Combination, New ProKidney will enter into the Tax Receivable Agreement, substantially in the form attached as Annex F to this proxy statement, with the Closing ProKidney Unitholders. Pursuant to the Tax Receivable Agreement, among other things, New ProKidney will be required to pay the Closing ProKidney Unitholders party thereto 85% of certain tax savings recognized by New ProKidney, if any, as a result of the increases in tax basis attributable to exchanges by the Closing ProKidney Unitholders of Post-Combination ProKidney Common Units for New ProKidney Class A ordinary shares or, subject to certain restrictions, cash, pursuant to the Exchange Agreement and certain other tax attributes of ProKidney and tax benefits related to entering into the Tax Receivable Agreement.

The foregoing summary of the Tax Receivable Agreement is not complete and is qualified in its entirety by reference to the complete text of the Tax Receivable Agreement as set forth in Annex F.

Exchange Agreement

At the closing of the Business Combination, New ProKidney will enter into the Exchange Agreement, substantially in the form attached as Annex G to this proxy statement, with ProKidney and certain Closing ProKidney Unitholders pursuant to which, subject to the procedures and restrictions therein, from and after the waiver or expiration of any contractual lock-up period (including pursuant to the Lock-Up Agreement) the holders of Post-Combination ProKidney Common Units (or certain permitted transferees thereof) will have the right from time to time at and after 180 days following the Closing to exchange their Post-Combination ProKidney Common Units and an equal number of New ProKidney Class B ordinary shares (referred to herein as “Paired Interests”) on a one-for-one basis for New ProKidney Class A ordinary shares (the “Exchange”); provided, that, subject to certain exceptions, New ProKidney, at its sole election, subject to certain restrictions, may, other than in the case of certain secondary offerings, instead settle all or a portion of the Exchange in cash based on a volume weighted average price of a New ProKidney Class A ordinary share. The Exchange Agreement will provide that, as a general matter, a holder of Post-Combination ProKidney Common Units will not have the right to exchange Post-Combination ProKidney Common Units if New ProKidney determines that such exchange would be prohibited by law or regulation or would violate other agreements with New ProKidney and its subsidiaries to which the holder of Post-Combination ProKidney Common Units may be subject, including the Second Amended and Restated ProKidney Limited Partnership Agreement and the Exchange Agreement. Additionally, the Exchange Agreement contains restrictions on redemptions and exchanges intended to prevent ProKidney from being treated as a “publicly traded partnership” for U.S. federal income tax purposes. These restrictions are modeled on certain safe harbors provided for under applicable U.S. federal income tax law. New ProKidney may impose additional restrictions on exchanges that it determines to be necessary or advisable so that ProKidney is not treated as a “publicly traded partnership” for U.S. federal income tax purposes.

Registration Rights Agreement

At the closing of the Business Combination, New ProKidney will enter into the Registration Rights Agreement, substantially in the form attached as Annex I to this proxy statement, with the Sponsor and certain Closing ProKidney Unitholders. Pursuant to the terms of the Registration Rights Agreement, the following securities of New ProKidney will be entitled to registration rights:    (i) any outstanding New ProKidney Class A ordinary shares (including New ProKidney Class A ordinary shares issued or issuable upon the exercise or settlement of warrants, SCS RSUs or any other equity security) held by the parties to the Registration Rights Agreement immediately following the Closing, including the PIPE Shares purchased by the Sponsor Related PIPE Investors, (ii) any New ProKidney Class A ordinary shares issued or issuable pursuant to the Exchange Agreement, (iii) any holder of New ProKidney Class A ordinary shares or rights to acquire New ProKidney Class A ordinary shares who becomes party to the Registration Rights Agreement with the consent of certain parties thereto pursuant to an assignment of the rights, duties and obligations of the Registration Rights

Agreement (so long as such holder holds at least one percent of the outstanding New ProKidney Class A ordinary shares), (iv) any New ProKidney Class A ordinary shares acquired by a party to the Registration Rights Agreement following the Closing to the extent that such securities are (A) “restricted securities” (as defined in Rule 144 under the Securities Act (“Rule 144”)), (B) held by an “affiliate” (as defined in Rule 144) of the Company or (C) otherwise cannot be sold pursuant to Rule 144 or any successor rule promulgated under the Securities Act (with no volume or other restrictions or limitations including as to manner or timing of sale); and (v) any other equity security of New ProKidney or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (i), (ii), (iii) or (iv) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

The Registration Rights Agreement provides that New ProKidney will, within 30 days after the Closing Date, submit or file with the SEC a shelf registration statement registering the resale of the New ProKidney ordinary shares held by the Restricted Shareholders and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the submission or filing thereof, but in no event later than (a) 90 days following the submission or filing deadline, if the SEC notifies SCS that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date SCS is notified (orally or in writing, whichever is earlier) by the Commission that the registration statement will not be “reviewed” or will not be subject to further review. In addition, the Restricted Shareholders have certain “piggy-back” registration rights. New ProKidney will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement. SCS and the Restricted Shareholders agree in the Registration Rights Agreement to provide customary indemnification in connection with any offerings of New ProKidney ordinary shares effected pursuant to the terms of the Registration Rights Agreement.

The foregoing summary of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the complete text of the Registration Rights Agreement as set forth in Annex I.

Lock-Up Agreement

At the closing of the Business Combination, New ProKidney, the Sponsor and certain Closing ProKidney Unitholders will enter into the Lock-Up Agreement. The Lock-Up Agreement contains certain restrictions on transfer with respect to the Sponsor and the ProKidney Unitholders party thereto. Such restrictions begin at the Closing and end on the earlier of (i) the date that is 180 days after the Closing and (ii)(a) for 33% of the Lock-Up Shares (other than the Earnout Shares and the Private Placement Shares), the date on which the last reported sale price of a New ProKidney Class A ordinary share equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing and (b) for an additional 50% of the Lock-Up Shares (other than the Earnout Shares and the Private Placement Shares), the date on which the last reported sale price of a New ProKidney Class A ordinary share equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing. Notwithstanding the above, (i) the lock-up period for any Earnout Shares will expire not earlier than 180 days after such Earnout Shares are issued; (ii) 50% of the Lock-Up Shares held by certain Closing ProKidney Unitholders and their affiliates will remain locked up until the earlier of four years following the Closing and the date that ProKidney receives notice of any regulatory market authorization, including full or conditional authorization, to market its lead product candidate, Renal Autologous Cell Therapy (but, in any event, not earlier than 180 days following the Closing or (in the case of Earnout Shares) the date of issuance); and (iii) the lock-up period for the Private Placement Shares will expire 30 days after the Closing. The restrictions on transfer set forth in the Lockup Agreement are subject to customary exceptions.

The foregoing summary of the Lock-Up Agreement is not complete and is qualified in its entirety by reference to the complete text of the Lock-Up Agreement as set forth in Annex J.

Subscription Agreements

On January 18, 2022, SCS entered into the Subscription Agreements, substantially in the form attached hereto as Annex K (in the case of institutional PIPE Investors) and Annex L (in the case of individual PIPE Investors) to this proxy statement, pursuant to which the PIPE Investors have subscribed for an aggregate of 57,500,000 SCS Class A ordinary shares for an aggregate purchase price of $575,000,000, of which (i) $156.4 million is committed by the Sponsor Related PIPE Investors, and (ii) at least $50 million (which may, at the election of such investors, be increased to up to $100 million) is committed by the ProKidney Related PIPE Investors. The Subscription Agreements are subject to certain conditions, including that there shall not be in force any injunction or order enjoining or prohibiting the issuance and sale of the shares under the Subscription Agreements; the terms of the Business Combination Agreement shall not have been amended, and the minimum cash condition therein shall not have been waived, in a manner that is materially adverse to the investor party to the Subscription Agreement; and the representation and warranties of the parties to the Subscription Agreement shall be accurate (subject to customary materiality qualifiers).

The New ProKidney Class A ordinary shares to be issued in connection with the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Subscription Agreements (other than the Subscription Agreements with the Sponsor Related PIPE Investors and the ProKidney Related PIPE Investors) provide that New ProKidney will, within 30 days after the consummation of the transactions contemplated by the Business Combination Agreement, submit to or file with the SEC a registration statement registering the resale of such SCS Class A ordinary shares and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) 90 calendar days after the filing deadline if the SEC notifies SCS, orally or in writing, whichever is earlier, that it will “review” the registration statement and (ii) the fifth (5th) business day after the date SCS is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further comments from the SEC.

The ProKidney Related PIPE Investors may, pursuant to the applicable Subscription Agreements, purchase Post-Combination ProKidney Common Units (together with a corresponding number of SCS Class B ordinary shares, if applicable) in lieu of SCS Class A ordinary shares, at the same purchase price.

Each Subscription Agreement will terminate with no further force and effect upon the earliest to occur of: (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (ii) the mutual written agreement of the parties to the applicable Subscription Agreement, (iii) if any of the conditions to closing set forth in such Subscription Agreement are not satisfied on or prior to the Closing and, as a result thereof, the transactions contemplated by the Subscription Agreement fail to occur and (iv) September 18, 2022 if the Closing has not occurred on or before such date.

Second Amended and Restated ProKidney Limited Partnership Agreement

Prior to the Closing, ProKidney will amend and restate the ProKidney Limited Partnership Agreement to be in the form of the Second Amended and Restated ProKidney Limited Partnership Agreement.

Rights of the Units

Pursuant to the Second Amended and Restated ProKidney Limited Partnership Agreement, the Post-Combination ProKidney Common Units will be entitled to share in the profits and losses of ProKidney and to receive distributions as and if declared by New GP and will generally have no voting rights.

Management

ProKidney will be managed by New GP. New GP will have the full and complete power and authority to take such actions as it may, in its sole discretion, deem necessary or advisable on behalf of ProKidney, subject to the terms of the Second Amended and Restated ProKidney Limited Partnership Agreement. The business, property and affairs of ProKidney will be managed exclusively by New GP, and New GP cannot be removed or replaced except in accordance with the Second Amended and Restated ProKidney Limited Partnership Agreement.

Pursuant to the Second Amended and Restated ProKidney Limited Partnership Agreement, New GP may designate officers of ProKidney and may delegate to such officers or others the authority to act on behalf of ProKidney.

Distributions

New GP may, in its sole discretion, authorize distributions to the holders of Post-Combination ProKidney Common Units to the extent of Available Cash (as defined in the Second Amended and Restated ProKidney Limited Partnership Agreement). Subject to provisions in the Second Amended and Restated ProKidney Limited Partnership Agreement governing tax distributions to holders of Post-Combination ProKidney Common Units, all such distributions will be made pro rata in accordance with the number of Participating Units (as defined in the Second Amended and Restated ProKidney Limited Partnership Agreement) held by each holder of Post-Combination ProKidney Common Units. Upon the dissolution of ProKidney, all net proceeds in connection with the dissolution would be distributed pro rata in accordance with the number of Participating Units (as defined in the Second Amended and Restated ProKidney Limited Partnership Agreement) held by each holder of Post-Combination ProKidney Common Units.

The holders of Post-Combination ProKidney Common Units will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of ProKidney. Net profits and net losses of ProKidney will generally be allocated to its partners pro rata in accordance with the percentages of their respective ownership of Post-Combination ProKidney Common Units. The Second Amended and Restated ProKidney Limited Partnership Agreement will provide for pro rata cash distributions to the holders of Post-Combination ProKidney Common Units for purposes of funding their tax obligations in respect of the taxable income of ProKidney that is allocated to them. Generally, these tax distributions will be computed based on ProKidney’s estimate of the net taxable income of ProKidney allocable to each holder of Post-Combination ProKidney Common Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate (including the tax imposed under Section 1411 of the Internal Revenue Code of 1986, as amended (the “Code”) on net investment income) for a taxable year prescribed for an individual or corporate resident of New York, New York (whichever results in the application of the highest state and local tax rate for a given type of income), and taking into account (a) the limitations imposed on the deductibility of expenses and other items, (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, and (c) the deductibility of state and local income taxes, to the extent applicable (and with any dollar limitation on state and local income tax deductibility assumed to be exceeded), but not taking into account any deduction under Section 199A of the Code or any similar state or local Law, as determined in good faith by New GP. As a result of (i) potential differences in the amount of net taxable income allocable to New ProKidney and the other Post-Combination ProKidney Common Unit holders, (ii) the lower tax rate applicable to corporations than individuals, (iii) New ProKidney’s status as a non-U.S. person and (iv) the use of an assumed tax rate in calculating ProKidney’s distribution obligations, New ProKidney may receive tax distributions significantly in excess of its tax liabilities and obligations to make payments under the Tax Receivable Agreement.

Transfer Restrictions

Transfers of Post-Combination ProKidney Common Units will require the prior consent of New GP for such transfers, except in specified cases, including (i) certain transfers to permitted transferees under certain conditions and (ii) exchanges of Post-Combination ProKidney Common Units for New ProKidney Class A ordinary shares or cash pursuant to the Exchange Agreement.

The foregoing description of the Second Amended and Restated ProKidney Limited Partnership Agreement is not complete and is qualified in its entirety by reference to the Second Amended and Restated ProKidney Limited Partnership Agreement, attached to this proxy statement as Annex C.

Ancillary Agreements

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, SCS entered into a Sponsor Support Agreement with the Sponsor, certain officers and directors of SCS and ProKidney, a copy of which is attached to this proxy statement as Annex O (the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, the Sponsor and the officers and directors of SCS party thereto agreed, in his or her capacity as a shareholder of SCS, among other things, (i) to vote in favor of each Transaction Proposal (as defined in the Business Combination Agreement) and (ii) not to redeem any SCS ordinary shares owned by them in connection with the transactions contemplated by the Business Combination Agreement, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. For additional information, please see the section entitled “Proposal No. 1—Business Combination Proposal—Ancillary Agreements—Sponsor Support Agreement.”

Company Unitholder Support Agreement

In connection with the execution of the Business Combination Agreement, SCS entered into a Company Unitholder Support Agreement with ProKidney and the ProKidney Unitholders, a copy of which is attached to this proxy statement as Annex P (the “Company Unitholder Support Agreement”). Pursuant to the Company Unitholder Support Agreement, the ProKidney Unitholders agreed to, among other things, vote to adopt and approve the Business Combination Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions of Business Combination Agreement. For additional information, please see the section entitled “Proposal No. 1—Business Combination Proposal—Ancillary Agreements—Company Unitholder Support Agreement.”

Voting Agreement

On February 14, 2022, Control Empresarial de Capitales, S.A. de C.V. (“CEC”) executed the Voting Agreement, pursuant to which CEC agreed, (1) subject to the constitution of Legacy GP, from February 14, 2022 until the Closing, to vote all of its voting shares in the capital of Legacy GP to exercise its rights of nomination and approval under the constitution of Legacy GP as directed by Tolerantia, solely with respect to (a) the appointment of any director to Legacy GP Board; and (b) the removal of any director from the Legacy GP Board; and (2) subject to the organizational documents of New ProKidney, from the Closing until the third anniversary of the Closing, to vote all of its voting shares in the capital of New ProKidney in a manner proportionate to the manner in which all New ProKidney Class B ordinary shares are voted, solely with respect to (a) the election of any director to the New ProKidney Board at any meeting of shareholders at which directors are to be elected; (b) the appointment of any director to fill any vacancy created by the failure of any director to complete a term on the New ProKidney Board; and (c) any removal of a director from the New ProKidney Board.

New ProKidney Incentive Equity Plan

The New ProKidney Board expects to approve and adopt the New ProKidney Incentive Equity Plan, subject to shareholder approval. The purpose of the New ProKidney Incentive Equity Plan is to enhance New ProKidney’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to New ProKidney by providing these individuals with equity ownership opportunities. These incentives are provided through the grant of stock options, including incentive stock options, and nonqualified stock options, stock appreciation rights, restricted stock, dividend equivalents, restricted stock units, and other stock or cash based awards. For more information about the New ProKidney Incentive Equity Plan, please see the section entitled “Proposal No. 5—Incentive Equity Plan Proposal.”

New ProKidney Employee Stock Purchase Plan

The New ProKidney Board expects to approve and adopt the New ProKidney Employee Stock Purchase Plan, subject to shareholder approval. The purpose of the New ProKidney Employee Stock Purchase Plan is to provide a means by which our employees may be given an opportunity to purchase our New ProKidney ordinary shares, to assist us in retaining the services of our employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for our success. For more information about the New ProKidney Employee Stock Purchase Plan, please see the section entitled “Proposal No. 6—Employee Stock Purchase Plan Proposal.”

Organizational Structure

The following diagram depicts the current ownership structure of ProKidney:

The following diagram depicts a simplified version of the proposed ownership structure of New ProKidney following the consummation of the Business Combination:

The following table, which assumes that there are no redemptions by SCS’s current public shareholders in connection with the Business Combination, illustrates the ownership structure of New ProKidney immediately following the Business Combination:

	New ProKidney Ordinary Shares (No Redemptions)	Ownership
Public Shareholders	25,000,000	9.5%
Sponsor and SCS Independent Directors	6,890,000	2.6%
Third Party PIPE Investors	36,860,000	13.9%
Sponsor Related PIPE Investors	15,640,000	5.9%
Closing ProKidney Unitholders (including the ProKidney Related PIPE Investors)	180,000,000	68.1%

Total Shares Outstanding	264,390,000	100.0%

The following table, which assumes that all public shares are redeemed by SCS’s current public shareholders in connection with the Business Combination, illustrates the ownership structure of New ProKidney immediately following the Business Combination:

	New ProKidney Ordinary Shares (25 Million SCS Class A Ordinary Shares Redeemed)	Ownership
Public Shareholders	0	0%
Sponsor and SCS Independent Directors	6,890,000	2.9%
Third Party PIPE Investors	36,860,000	15.4%
Sponsor Related PIPE Investors	15,640,000	6.5%
Closing ProKidney Unitholders (including the ProKidney Related PIPE Investors)	180,000,000	75.2%

Total Shares Outstanding	239,390,000	100.0%

Redemption Rights

Pursuant to our current Memorandum and Articles of Association, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the completion of the Business Combination, including interest (which interest shall be net of taxes payable), by (ii) the number of then-issued and outstanding public shares; provided that SCS will not redeem any public shares to the extent that such redemption would result in SCS’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of at least $5,000,001. As of December 31, 2021, the redemption price would have been approximately $10.00 per share. Notwithstanding the foregoing, a public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its SCS Class A ordinary shares with respect to more than an aggregate of 15% of the public shares without our prior consent.

If a holder exercises its redemption rights, then such holder will be exchanging its SCS Class A ordinary shares for cash and will not own the resulting shares of New ProKidney. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described herein. Please see the section entitled “Extraordinary General Meeting of SCS Shareholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Holders of public shares who elect not to have their shares redeemed may experience dilution by electing not to redeem their shares. Potential sources of such dilution include: (i) the conversion of the Founder Shares into New ProKidney Class A ordinary shares, to the extent that the amounts contributed by our Sponsor to SCS in exchange for the Founder Shares on a per-share basis is less than $10.00 per share, (ii) the payment of certain expenses by SCS in connection with the Closing of the Business Combination, including deferred underwriting expenses and other transaction expenses, to the extent that such amounts would otherwise have been paid with funds released from the Trust Account to New ProKidney at the Closing, (iii) awards granted pursuant to the New ProKidney Incentive Equity Plan, (iv) shares purchased pursuant to the New ProKidney Employee Stock Purchase Plan and (v) redemptions by other public shareholders, to the extent that the potential sources of dilution identified in the preceding clauses (i) through (iv) would be borne by fewer public shares after the Closing.

Impact of the Business Combination on SCS’s Public Float

The PIPE Investors have agreed to purchase in the aggregate approximately 57,500,000 SCS Class A ordinary shares, for approximately $575,000,000 of gross proceeds, in the PIPE Investment; provided that (x) at their election, the ProKidney Related PIPE Investors can increase the size of their share purchase from 5,000,000 SCS Class A ordinary shares to up to 10,000,000 SCS Class A ordinary shares, which would in turn increase the PIPE Investment to up to 62,500,000 SCS Class A ordinary shares and (y) the ProKidney Related PIPE Investors may elect instead to purchase up to an aggregate of 5,000,000 Post-Combination ProKidney Common Units (or up to 10,000,000 Post-Combination ProKidney Common Units to the extent such investor elects to increase its commitment), together with a corresponding number of SCS Class B ordinary shares, in lieu of SCS Class A ordinary shares.

It is anticipated that, upon completion of the Business Combination (assuming no redemptions from the Trust Account and that no additional shares are issued prior to completion of the Business Combination): (i) SCS’s public shareholders (other than the PIPE Investors) will retain an ownership interest of approximately 9.5% in New ProKidney; (ii) the Third Party PIPE Investors will own approximately 13.9% of New ProKidney (such that public shareholders and the Third Party PIPE Investors will own approximately 23.4% of New ProKidney); (iii) our Sponsor and our independent directors will own approximately 2.6% of New ProKidney; (iv) the Sponsor Related PIPE Investors will own approximately 5.9% of New ProKidney; and (v) the Closing ProKidney Unitholders (including the ProKidney Related PIPE Investors) will own approximately 68.1% of New ProKidney. Following the Closing, and subject to the approval of the New ProKidney Incentive Equity Plan by SCS’s shareholders and the approval of the applicable award agreements by the New ProKidney Board, pursuant to the New ProKidney Incentive Equity Plan SCS expects to grant awards under the New ProKidney Incentive Equity Plan. Although the awards (or associated benefits or amounts) that will be made to particular individuals or groups of individuals are not currently determinable, the New ProKidney Incentive Equity Plan reserves for issuance New ProKidney ordinary shares equal to approximately [                ]% of the New ProKidney ordinary shares expected to be outstanding at the Closing. Additionally, following the Closing, and subject to the approval of the New ProKidney Employee Stock Purchase Plan by SCS’s shareholders and the New ProKidney Board, pursuant to the New ProKidney Employee Stock Purchase Plan, SCS expects to reserve for issuance New ProKidney Class A ordinary shares for purchase by New ProKidney employees. Although the number of shares that will be sold under the New ProKidney Employee Stock Purchase Plan is not currently determinable, the New ProKidney Employee Stock Purchase Plan will reserve for issuance New ProKidney ordinary shares equal to approximately [                ]% of the New ProKidney ordinary shares expected to be outstanding at the Closing.

These levels of ownership interest assume that no shares are elected to be redeemed. The ownership percentage with respect to New ProKidney following the Business Combination (i) does not include (a) the issuance of any shares upon completion of the Business Combination under the New ProKidney Incentive Equity Plan, a copy of which is attached to this proxy statement as Annex M and is further described in the Incentive Equity Plan Proposal within this proxy statement or (b) the issuance of 17,500,000 Earnout Shares in connection with the earnout provision of the Business Combination Agreement, assuming a share price of $10.00 per SCS ordinary share but (ii) does include (a) Founder Shares, which will be converted into New ProKidney Class A ordinary shares at the Closing of the Business Combination on a one-for-one basis (even though such New ProKidney Class A ordinary shares will be subject to transfer restrictions) and (b) the New ProKidney Class B ordinary shares to be issued in settlement of the PMEL RSRs and the associated Post-Combination ProKidney Common Units to be issued in settlement of the PMEL RCUs, in each case, upon vesting under the applicable award agreement with the applicable PMEL Existing Holder in accordance with the Business Combination Agreement and the Second Amended and Restated ProKidney Limited Partnership Agreement. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by SCS’s existing shareholders in New ProKidney will be different. For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The following table illustrates varying ownership levels in SCS, assuming no redemptions by SCS’s public shareholders and the maximum redemptions by SCS’s shareholders:(1)

	No Redemptions	25 Million SCS Class A Ordinary Shares Redeemed
SCS’s public shareholders	9.5%	0.0%
Sponsor and Independent Directors	2.6%	2.9%
Third Party PIPE Investors	13.9%	15.4%
Sponsor Related PIPE Investors	5.9%	6.5%
Closing ProKidney Unitholders (including the ProKidney Related PIPE Investors)	68.1%	75.2%

	100%	100%

(1)	This table, other than the maximum redemption scenario wherein 25 million SCS Class A ordinary shares are redeemed, reflects the assumptions as set forth in the preceding paragraph.

Board of Directors of SCS Following the Business Combination

Tim Bertram, Ph.D., Pablo Legorreta, William F. Doyle, Alan M. Lotvin, M.D., Brian J. G. Pereira, M.D., Uma Sinha, Ph.D. and [                ] have each been nominated to serve as directors of New ProKidney upon completion of the Business Combination. Please see the sections entitled “Proposal No. 4—Director Appointment Proposals” and “Management After the Business Combination” for additional information.

The Organizational Documents Proposals

Upon the Closing of the Business Combination, the following changes will be effective:

•	following the passing of Organizational Documents Proposal 2A, as a special resolution, a change in the name of SCS to “ProKidney Corp.” will be effective;

•

following the passing of Organizational Documents Proposal 2B, as an ordinary resolution, an increase of authorized number of SCS Class B ordinary shares of a par value of US$0.0001 each from 50,000,000 to 500,000,000 such that following the Increase, the authorized share capital of SCS shall be US$100,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 500,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each will be effective; and

•

following the passing of Organizational Documents Proposal 2C, as a special resolution, the amendment and restatement of the Memorandum and Articles of Association with the Amended and Restated Memorandum and Articles of Association, in the form attached hereto as Annex E will be effective.

Please see the section entitled “Proposal No. 2—Organizational Documents Proposals” for more information.

Other Proposals

In addition, the shareholders of SCS will be asked to vote on:

•

for the purposes of complying with the applicable listing rules of Nasdaq, a proposal to approve by ordinary resolution the issuance of (x) New ProKidney Class B ordinary shares to ProKidney pursuant to the terms of the Business Combination Agreement (including New ProKidney Class B ordinary shares issuable upon the settlement of Earnout Shares and New ProKidney Class B PMEL RSRs issued pursuant to the Business Combination Agreement) and (y) SCS Class A ordinary shares to certain investors in connection with the PIPE Investment, including SCS Class A ordinary shares to ProKidney Related PIPE Investors and to Sponsor Related PIPE Investors, plus any additional shares pursuant to subscription agreements SCS may enter into prior to Closing (the “Stock Issuance Proposal” or “Proposal No. 3”);

•

in each case, a separate proposal to appoint by ordinary resolution of the holders of SCS Class B ordinary shares seven directors to serve staggered terms on the New ProKidney Board until the 2023, 2024 and 2025 annual general meetings of shareholders, as applicable, and until their respective successors are duly appointed and qualified (the “Director Appointment Proposals” or “Proposal No. 4”);

•	a proposal to approve by ordinary resolution the New ProKidney Incentive Equity Plan (the “Incentive Equity Plan Proposal” or “Proposal No. 5”);

•	a proposal to approve by ordinary resolution the New ProKidney Employee Stock Purchase Plan (the “Employee Stock Purchase Plan Proposal” or “Proposal No. 6”);

•

a proposal to approve the appointment by SCS’s audit committee of Marcum as the independent registered public accountants to SCS to audit and report on SCS’s consolidated financial statements for the year ending December 31, 2022 (the “Auditor Ratification Proposal” or “Proposal No. 7”); and

•

a proposal to approve by ordinary resolution the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event that there are insufficient proxies for, or otherwise in connection with, the approval of one or more proposals at the Extraordinary General Meeting (the “Adjournment Proposal” or “Proposal No. 8”).

Please see the sections entitled “Proposal No. 1—Business Combination Proposal,” “Proposal No. 2—Organizational Documents Proposals,” “Proposal No. 3—Stock Issuance Proposal,” “Proposal No. 4—Director Appointment Proposals,” “Proposal No. 5—Incentive Equity Plan Proposal,” “Proposal No. 6—Employee Stock Purchase Plan Proposal,” “Proposal No. 7—Auditor Ratification Proposal” and “Proposal No. 8—Adjournment Proposal” for more information.

Date, Time and Place of Extraordinary General Meeting

The Extraordinary General Meeting will be held on [                ], 2022 at [                ] [a.m./p.m.] at [                ], or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

Only SCS shareholders of record at the close of business on [                ], 2022, the record date for the Extraordinary General Meeting, will be entitled to vote at the Extraordinary General Meeting. Each SCS Class A ordinary share that you own as of the close of business on the record date entitles you to one vote on each of the proposals presented at the Extraordinary General Meeting, except for on the Director Appointment Proposals on which holders of SCS Class A Ordinary Shares are not entitled to vote. Each SCS Class B ordinary share that you own as of the close of business on the record date entitles you to one vote on each of the proposals presented at the Extraordinary General Meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On [                ], there were [                ] SCS ordinary shares outstanding and entitled to vote, of which [                ] are SCS Class A ordinary shares (including 640,000 Private Placement Shares held by our Sponsor) and [                ] are Founder Shares held by our Sponsor and our independent directors.

Appraisal Rights

Appraisal rights are not available to our shareholders in connection with the Business Combination.

Proxy Solicitation

SCS is soliciting proxies on behalf of its Board. Proxies may be solicited by mail, telephone or in person. SCS has engaged Morrow Sodali to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Extraordinary General Meeting. A shareholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Extraordinary General Meeting of SCS Shareholders—Revoking Your Proxy.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of our Board to vote in favor of the Business Combination, shareholders should be aware that aside from their interests as shareholders, our Sponsor and certain members of our Board and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination.

These interests include, among other things:

•

the fact that our Sponsor paid an aggregate of $25,000 for 5,750,000 Founder Shares and later effected a share capitalization resulting in our Sponsor and directors holding an aggregate of 6,250,000 Founder Shares (after giving effect to the forfeiture of 75,000 Founder Shares in connection with the underwriters’ exercise of their overallotment option in our initial public offering), which will automatically convert into New ProKidney Class A ordinary shares upon the Closing on a one-for-one basis in connection with the Business Combination and, if unrestricted and freely tradable, would have had an aggregate market value of $[                ] million based upon the closing price of $[                ] per public share on Nasdaq on [                ], 2022, the most recent practicable date prior to the date of this proxy statement, and will have an aggregate market value of $62,500,000, based upon the per share value implied in the Business Combination of $10.00 per New ProKidney Class A ordinary share, but will be worthless if we fail to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

•	the fact that our Sponsor paid $6,400,000 for 640,000 private placement shares (the “Private Placement Shares”) in a private placement that occurred concurrently with the initial public offering;

•

the fact that in June 2021, our Sponsor transferred 30,000 of its 6,250,000 Founder Shares to Marc Semigran, M.D., an SCS independent director, which will automatically convert into New ProKidney Class A ordinary shares upon the Closing on a one-for-one basis in connection with the Business Combination and, if unrestricted and freely tradable, would have had an aggregate market value of

$[                ] million based upon the closing price of $[                ] per public share on Nasdaq on [                ], 2022, the most recent practicable date prior to the date of this proxy statement, and will have an aggregate market value of $300,000, based upon the per share value implied in the Business Combination of $10.00 per New ProKidney Class A ordinary share, but will be worthless if we fail to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

•

the fact that given the differential in the purchase price that our Sponsor and directors paid for the Founder Shares as compared to the price of the public shares sold in the IPO and the 6,250,000 New ProKidney Class A ordinary shares that our Sponsor and directors will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and directors and their respective affiliates may earn a positive rate of return on their investment even if the New ProKidney Class A ordinary shares trade significantly below the price initially paid for the public shares in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•

the fact that on September 24, 2021, SCS entered into a director restricted stock unit award agreement with Uma Sinha, Ph.D., an SCS independent director, providing for the grant of 30,000 restricted stock units to Dr. Sinha, which grant is contingent on both the consummation of an initial business combination and a shareholder approved equity plan;

•

the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not consummated by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

•

the fact that the Sponsor Related PIPE Investors agreed to subscribe for an aggregate of 15,640,000 SCS Class A ordinary shares in connection with the PIPE Investment for an aggregate amount of $156,400,000;

•

the fact that our Sponsor, directors and officers have agreed not to redeem any of the Founder Shares, Private Placement Shares and public shares held by them in connection with a shareholder vote to approve a proposed initial business combination, and without any separate consideration provided by SCS for such agreement;

•

the fact that our Sponsor, directors and officers have agreed to vote any Founder Shares, Private Placement Shares and public shares owned by them in favor of our Business Combination, including any proposals recommended by the Board in connection with the Business Combination;

•

the fact that our Sponsor, directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and Private Placement Shares if we fail to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

•	the continued right of our Sponsor, directors and officers to hold our SCS Class A ordinary shares following the Business Combination, subject to certain lock-up periods;

•

the fact that our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, except (i) as to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account, (ii) as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act and (iii) in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims;

•

the fact that our officers and directors and their affiliates will not have any claim against the Trust Account for reimbursement for out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations, if we fail to consummate a business combination by July 2, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date). As of December 31, 2021, our officers and directors and their affiliates had no out-of-pocket expenses but had incurred $10,000 in unreimbursed eligible expenses;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•

the fact that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Sponsor, certain Closing ProKidney Unitholders and certain other parties, which provides for registration rights to them and their permitted transferees; and

•

the fact that on April 20, 2022, SCS issued the SCS Promissory Note (as defined below) to our Sponsor, pursuant to which SCS may borrow up to an aggregate principal amount of $1,500,000, which is payable upon the earlier of July 2, 2023 and the effective date of a business combination, and that, as of May 6, 2022, $250,000 was outstanding under the SCS Promissory Note.

Reasons for the Approval of the Business Combination

We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We sought to do this by utilizing the networks and industry experience of both our Sponsor and our Board to identify, acquire and operate one or more businesses in the biotechnology industry and within the organ space subsector of such industry, although we were not limited to a particular industry or sector.

In particular, our Board considered the following positive factors, although not weighted or in any order of significance:

•	ProKidney and the Business Combination. The Board considered the following factors related to ProKidney and the Business Combination:

o

ProKidney’s Large Addressable Market. The Board believes that the market for a disease-modifying, cost-saving treatment for CKD is large and still incompletely served despite existing therapies. In the United States alone, it is believed that approximately 18 million patients suffer from stage 3 or 4 CKD, and approximately one in seven adults in the United States suffers from some form of CKD. The progression from CKD to kidney failure, or end-stage renal disease (“ESRD”), is an expensive prospect, represents a huge economic cost to healthcare systems globally, and is expected to grow in prevalence in the United States and the European Union (“European Union” or “EU”) by 22% between 2020 and 2040. On average, ESRD patients remain on dialysis for 5-10 years, which costs an average of $93,000 per patient per year with Medicare (and up to four times more for private insurers). Total annual costs to treat CKD and ESRD were estimated to be up to $300+ billion in the United States alone in 2018, with Medicare estimated to shoulder up to $130 billion of this. The Board believes that REACT, ProKidney’s patented technology, which uses a proprietary cell therapy platform to treat CKD using a patient’s own cells, has the potential to transform the treatment of CKD by possibly delaying or preventing progression to ESRD. With this outcome, REACT could have the potential to drive significant cost savings and better patient outcomes over the long term.

o

Strong Initial Clinical Results and Path to Commercialization for REACT. REACT has been studied in Phase 1 and 2 trials across a range of populations. In the largest Phase 2 study, REACT demonstrated compelling efficacy trends, including a meaningful proportion of patients with stable to improving biomarkers of kidney function. Importantly, these results were paired with promising safety to date with minimal procedural complications. Based on the Phase 1 and 2 data generated to date, REACT received Regenerative Medicine Advanced Therapy (“RMAT”) designation, which is an FDA designation that facilitates the regulatory process for select medicines. The Board believes that the strong scientific support underpinning the REACT therapy paired with promising clinical data suggests ProKidney may have the ability to treat this significant CKD/ESRD unmet medical need.

o

ProKidney’s Opportunities for Future Growth. The Board believes that ProKidney has the ability to build robust manufacturing capabilities to achieve its supply goals for the go-to-market strategy. The Board expects that ProKidney will launch REACT commercially in the 2026 timeframe. While conducting the Phase 3 development program, ProKidney plans to build manufacturing capacity to target initial supply for 20,000 patients per year. Post-launch, ProKidney plans to build additional manufacturing facilities with the ability to serve an additional 40,000 to 45,000 patients per year. Over time, and subject to the receipt of regulatory approvals, ProKidney intends to expand to the European Union and additional markets, including China, Japan, Korea, the Middle East, Latin America, Australia, and New Zealand, as well as into additional indications, including congenital anomalies of the kidney, other segments of the CKD market, and other genetically based kidney diseases. The Board expects proceeds from the Business Combination will be used to fund REACT’s Phase 3 development program, accelerate manufacturing buildout, and ultimately prepare for its global commercial launch, as well as support the clinical development of other product candidates in ProKidney’s pipeline.

o

Experienced and Proven Management Team and Board. ProKidney’s management team and Board combine expertise and experience in the discovery, development, manufacturing, and commercialization of biotechnology, pharmaceutical, and device products. ProKidney’s management team is led by its founder and Chief Executive Officer, Tim Bertram, Ph.D., who has more than 38 years of pharmaceutical development expertise and has led innovations in cellular therapeutics for over 18 years. Dr. Bertram was also involved in the development and registration of eight medical products while serving as a senior executive at Pfizer, SmithKline Beecham Pharmaceuticals, and The Procter & Gamble Company. The ProKidney Board of Directors is led by its chairman, Pablo Legorreta, who has broad financial and scientific expertise and a successful track record in biopharmaceutical development and investing, including over 20 years of experience investing in pharmaceutical royalties and building and managing a life sciences investment company, Royalty Pharma plc. The ProKidney Board also includes Brian J.G. Pereira, M.D., president and CEO of Visterra, Inc., former president and board member of the National Kidney Foundation and former editor of the widely read textbook “Chronic Kidney Disease, Dialysis, and Transplantation.” Under the leadership of its experienced management team and board, ProKidney has pioneered a new approach to the treatment of CKD and developed a comprehensive manufacturing plan and path to commercialization. The Board expects ProKidney’s executives will continue with the combined company following the Business Combination. For additional information regarding the combined company’s executive officers, see the section entitled “Management After the Business Combination—New ProKidney Executive Officers and Directors.”

•

Best Available Opportunity. The Board determined, after a thorough review of other business combination opportunities reasonably available to SCS, that the proposed Business Combination represents the best potential business combination for SCS based upon its evaluation and assessment of numerous other potential acquisition targets.

•

Continued Ownership by Existing Investors. The Board considered that ProKidney’s existing unitholders would hold a significant amount of the combined company’s equity and that all of the existing unitholders of ProKidney are “rolling over” their existing equity interests into equity interests in the combined company, which would represent approximately 66.2% of the outstanding shares of the combined company immediately after the Closing, assuming that no SCS public shareholders exercise their redemption rights in connection with the Business Combination. In addition, the Board considered that, pursuant to the Lock-Up Agreement, key ProKidney unitholders party thereto, including all existing unitholders and members of ProKidney management, will agree to subject half of the equity interests in the combined company held by them at Closing, as well as any equity issued as earnout consideration, to a lock-up period until the earlier of four years following the Closing or the date that ProKidney receives notice of any regulatory market authorization, including full or conditional authorization, to market REACT (in addition to the lock-up applicable to the other 50% of their equity interests, which are subject to customary stock price-based early release triggers). The Board considered these factors as indications of confidence by ProKidney’s unitholders, board and management in the company’s prospects following the Business Combination and the benefits to be realized as a result of the Business Combination.

Further, all of the proceeds to be delivered to the combined company in connection with the Business Combination (including from SCS’s trust account and from the PIPE Investment) are expected to remain on the balance sheet of the combined company after Closing in order to fund ProKidney’s existing operations and support new and existing growth initiatives.

•

Investment by Third Parties. The Board considered that certain third parties, including institutional investors, are also investing approximately $370 million in the combined company pursuant to their participation in the PIPE Investment, which represents a significant amount and validation in the current market. The Board considered this as a sign of confidence in ProKidney following the Business Combination and the benefits to be realized as a result of the Business Combination.

•

Results of Due Diligence. The Board considered the scope of the financial, commercial, scientific and legal due diligence investigation conducted by SCS’s management and outside advisors and evaluated the results thereof and information available to it related to ProKidney, including:

o	extensive meetings and calls with ProKidney’s management team regarding its business, operations, technology, intellectual property and the proposed transaction; and

o

review of materials related to ProKidney and its business made available by ProKidney, including financial statements, corporate documents, material contracts, clinical and scientific data, benefit plans, employee compensation and labor matters, intellectual property matters, information technology, privacy and personal data, litigation information, and other regulatory and compliance matters and other legal and business diligence.

•

Terms of the Business Combination Agreement. The Board reviewed and considered the terms of the Business Combination Agreement and the related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements under the circumstances described therein. Of note, the Board considered that the proceeds from the PIPE Investment would exceed the $500 million minimum cash closing condition, thereby reducing closing uncertainty with respect to the Business Combination. See “Business Combination Proposal—Related Agreements” for detailed descriptions of the terms and conditions of these agreements.

•

The Role of the Independent Directors. In connection with the Business Combination, SCS’s independent directors, Uma Sinha, Ph.D. and Marc Semigran, M.D., evaluated the proposed terms of the Business Combination, including the Business Combination Agreement and the related agreements, and unanimously approved, as independent members of the Board, the Business Combination Agreement and the related agreement and the transactions contemplated thereby, including the Business Combination. See “Proposal No. 1—Business Combination Proposal—Interests of Certain Persons in the Business Combination” for further information about the interests of the SCS directors in the Business Combination.

For more information about our decision-making process, please see the section entitled “Proposal No. 1—Business Combination Proposal—SCS’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Underwriting Fees as a Percentage of IPO Proceeds Net of Redemptions

	No Redemptions(1)	50% Redemptions(2)	Maximum Redemptions(3)
IPO underwriting fees(4)	$12,100,000	$12,100,000	$12,100,000
IPO proceeds net of redemptions	$250,000,000	$125,000,000	$0
Underwriting fees as a % of IPO proceeds net of redemptions	4.84%	9.68%	N/A

(1)	This scenario assumes that no public shares are redeemed.
(2)

This scenario assumes that 12,500,000 public shares are redeemed for an aggregate redemption payment of approximately $125,000,000, including a pro rata portion of interest accrued on the Trust Account of $8,324 as of December 31, 2021.

(3)

This scenario assumes that 25,000,000 public shares are redeemed for an aggregate redemption payment of approximately $250,000,000, including a pro rata portion of interest accrued on the Trust Account of $8,324 as of December 31, 2021.

(4)	Includes $4,400,000 of underwriting fees paid at the time of the initial public offering and $7,700,000 of deferred underwriting fees payable at the completion of the Business Combination.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The obligations of SCS and ProKidney to consummate, or cause to be consummated, the Business Combination is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

•

the required vote of SCS’s shareholders to approve the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal;

•

the approval of the holders of the Legacy Class A Units of the Business Combination Agreement and the Business Combination and the making of any filings, notices or information statements in connection with the foregoing by such unitholders, in accordance with the terms of the ProKidney Limited Partnership Agreement and applicable laws;

•

there must not be in force any governmental order from a government authority with jurisdiction over SCS and ProKidney with respect to the Business Combination, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination;

•

SCS must have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the PIPE Investment and the redemption of public shares for cash pursuant to the Memorandum and Articles of Association; and

•

the listing application for New ProKidney Class A ordinary shares must have been approved by Nasdaq (subject to official notice of issuance) and, as of immediately following the Closing, SCS must be in compliance, in all material respects, with applicable continuing listing requirements of Nasdaq, and SCS must not have received any notice of non-compliance from Nasdaq that has not been cured or would not be cured at or immediately following the Closing, and the New ProKidney Class A ordinary shares must have been approved for listing on Nasdaq.

Conditions to ProKidney’s Obligations

The obligation of ProKidney to consummate, or cause to be consummated, the Business Combination is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by ProKidney:

•

(i) the representations and warranties of SCS relating to organization, authorization, capitalization and brokers’ fees (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) must be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties must be true and correct in all material respects at and as of such date and (ii) each of the other representations and warranties of SCS (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) must be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties must be true and correct at and as of such date, except for, in the case of clause (ii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on SCS’s ability to consummate the Business Combination;

•	each of the covenants of SCS to be performed as of or prior to the Closing must have been performed in all material respects;

•

as of immediately following the Closing, New ProKidney’s Board must consist of the number of directors and be otherwise constituted in accordance with Sections 6.6(a)-(c) of the Business Combination Agreement (assuming for purposes of testing this condition that each such director then satisfies applicable Nasdaq requirements and is willing to serve), provided that ProKidney must have delivered or caused to have been delivered by written notice to SCS prior to the clearance of this proxy statement with the SEC, the names of each director to be nominated by it and the class of directors in which each such director will serve; and

•	SCS must have available at the Closing of the Business Combination an amount of cash and cash equivalents from its Trust Account and proceeds from the PIPE Investment of at least $500,000,000.

Conditions to SCS’s Obligations

The obligations of SCS to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SCS:

•

(i) the representations and warranties of ProKidney relating to the absence of changes must be true and correct in all respects as of the Closing Date, (ii) ProKidney’s fundamental representations (relating to organization, subsidiaries, authorization, capitalization and brokers’ fees of ProKidney and its subsidiaries) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and ProKidney Material Adverse Effect or any similar qualification or exception) must be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties must be true and correct in all material respects at and as of such date and (iii) each of the other representations and warranties of ProKidney (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and ProKidney Material Adverse Effect or any similar qualification or exception) must be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties must be true and correct at and as of such date, except for, in the case of clause (iii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a ProKidney Material Adverse Effect; and

•	each of the covenants of ProKidney to be performed as of or prior to the Closing must have been performed in all material respects.

Expected Accounting Treatment

Under any of the redemption scenarios, we anticipate that the Business Combination will qualify as a common control transaction. Under the guidance in ASC 805 for transactions between entities under common control, the assets, liabilities, and noncontrolling interests of ProKidney and SCS are recognized at their carrying amounts on the date of the Business Combination. Under this method of accounting, SCS will be treated as the “acquired” company for financial reporting purposes. Accordingly, the consolidated assets, liabilities and results of operations of ProKidney will become the historical financial statements of New ProKidney, and SCS’s assets, liabilities and results of operations will be consolidated with ProKidney’s beginning on the acquisition date. For accounting purposes, the financial statements of New ProKidney will represent a continuation of the financial statements of ProKidney with the Business Combination being treated as the equivalent of ProKidney issuing stock for the net assets of SCS, accompanied by a recapitalization.

Regulatory Matters

At any time before or after consummation of the Business Combination, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division of the U.S. Department of Justice, the Federal Trade Commission, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither SCS nor ProKidney is aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Quorum and Required Vote for Proposals for the Extraordinary General Meeting

A quorum will be present at the Extraordinary General Meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the Extraordinary General Meeting are represented in person or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum.

Approval of each of the Business Combination Proposal, Organizational Documents Proposal 2B, the Stock Issuance Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, the Auditor Ratification Proposal and the Adjournment Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the SCS ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Approval of the Director Appointment Proposals requires an ordinary resolution of only the holders of SCS Class B ordinary shares, being a resolution passed by the holders of not less than a simple majority of the SCS Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Accordingly, other than with respect to the determination of whether a valid quorum is established, an SCS shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting with regard to the Business Combination Proposal, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, the Auditor Ratification Proposal or

the Adjournment Proposal will have no effect on the Business Combination Proposal, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, the Auditor Ratification Proposal or the Adjournment Proposal, respectively. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no further effect on the Business Combination Proposal, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, the Auditor Ratification Proposal or the Adjournment Proposal.

Approval of each of Organizational Documents Proposal 2A and Organizational Documents Proposal 2C requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by the holders of not less than a two-thirds majority of the SCS ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Accordingly, other than with respect to the determination of whether a valid quorum is established, an SCS shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting with regard to Organizational Documents Proposal 2A or Organizational Documents Proposal 2C will have no effect on Organizational Documents Proposal 2A or the Organizational Documents Proposal 2C, respectively. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no further effect on Organizational Documents Proposal 2A or the Organizational Documents Proposal 2C.

Our Sponsor, directors and officers have agreed to vote any Founder Shares, Private Placement Shares and public shares owned by them in favor of our Business Combination, including any proposals recommended by the Board in connection with the Business Combination. None of the proposals is conditioned on the approval by the holders of a majority of the SCS ordinary shares held by shareholders other than the Sponsor or its affiliates.

Unless waived by the parties to the Business Combination Agreement, the closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal at the Extraordinary General Meeting. All of the proposals are conditioned on the approval of the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal at the Extraordinary General Meeting, other than the Auditor Ratification Proposal and the Adjournment Proposal, which are not conditioned on the approval of any other proposal. It is important for you to note that in the event that the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal do not receive the requisite vote for approval, we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), we will be required to dissolve and liquidate our Trust Account by returning the then-remaining funds in such account to our public shareholders.

Independent Director Oversight

In connection with the Business Combination, our independent directors, Marc Semigran, M.D. and Uma Sinha, Ph.D., took an active role in evaluating the proposed terms of the Business Combination, including the Business Combination Agreement, the Related Agreements and the amendments to our current Memorandum and Articles of Association to take effect upon the completion of the Business Combination. As part of their evaluation of the Business Combination, our independent directors were aware of the potential conflicts of interest with our Sponsor and its affiliates, that could arise with regard to the proposed terms of the: (i) Business Combination Agreement; (ii) PIPE Investment; and (iii) amendments to our current Memorandum and Articles of Association to take effect upon the completion of the Business Combination. Dr. Semigran owns SCS ordinary shares and Dr. Sinha owns restricted stock units (“RSUs”), which are contingent on (i) SCS’s consummation of an initial business combination and (ii) a shareholder approved equity plan. Dr. Semigran’s SCS ordinary shares and Dr. Sinha’s RSUs may be affected by the Business Combination. Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as a member of the Board, the Business Combination Agreement and the transactions contemplated therein. Please see the sections entitled “Proposal No. 1—Business Combination Proposal—Independent Director Oversight ” and “Beneficial Ownership of Securities.” Our independent directors did not retain an unaffiliated representative to act solely on behalf of SCS’s unaffiliated public shareholders for purposes of negotiating the terms of the Business Combination or the PIPE Investment or preparing a report concerning the fairness of the Business Combination or the PIPE Investment.

Conflicts of Interest

All of our officers and certain of our directors have fiduciary and contractual duties to either Social Capital or Suvretta and, as applicable, their underlying clients, and to certain companies in which either of them has invested or which either of them has sponsored. These entities, including DNAA, DNAB and DNAD (each of which is focused on pursuing an initial business combination with a target operating in the biotechnology industry) and IPOD and IPOF, may compete with us for acquisition opportunities. If these entities decide to pursue any such opportunity, we may be precluded from pursuing such opportunities. None of the members of our management team who are also employed by our Sponsor or its affiliates have any obligation to present us with any opportunity for a potential business combination of which they become aware, subject to his or her fiduciary duties under Cayman Islands law. Our Sponsor and directors and officers are also not prohibited from sponsoring, investing or otherwise becoming involved with any other blank check companies, including in connection with their initial business combinations, prior to us completing our initial business combination, and any such involvement may result in conflicts of interest as described herein. Members of our management team, in their capacities as directors, officers or employees of our Sponsor or its affiliates or in their other endeavors (including other special purpose acquisition companies they are or may become involved with), may choose to present potential business combinations to the related entities described above, current or future entities affiliated with or managed by our Sponsor, or third parties, before they present such opportunities to us, subject to their fiduciary duties under Cayman Islands law.

Our directors and officers presently have, and any or all of them in the future may have, additional fiduciary or contractual obligations to other entities (including other special purpose acquisition companies they are or may become involved with) pursuant to which such officer or director may be required to present a business combination opportunity to such entity. Accordingly, if any of our directors or officers becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she may need to honor these fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to his or her fiduciary duties under Cayman Islands law. Our Memorandum and Articles of Association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. Our directors and officers are also not required to commit any specified amount of time or resources to our affairs, including our management team who will be spending material business time on their other duties, and, accordingly, will have conflicts of interest in allocating management time and resources among various business activities, including identifying potential business combinations and monitoring the related due diligence.

Restrictions on Sales of SCS Securities

The following table identifies the material terms of any agreement, arrangement or understanding regarding restrictions on whether and when our Sponsor and its affiliates may sell securities of SCS, including the dates on which the restrictions may expire; the natural persons and entities subject to such restrictions; any exceptions to such restrictions; and any terms that would result in an earlier expiration of such restrictions:

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions

Letter Agreement, dated as of June 29, 2021, among SCS, the Sponsor, Chamath Palihapitiya, Kishen Mehta, James Ryans, Ph.D., Shoney Katz and Marc Semigran, M.D.	Agreement by the Sponsor and SCS’s initial directors and officers not to transfer, assign or sell any Founder Shares or Private Placement Shares.

For the Founder Shares, the earlier to occur of: (A) one year after the completion of SCS’s initial business combination; and (B) subsequent to SCS’s initial business combination (x) if the last reported sale price of the SCS Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after SCS’s initial business combination or (y) the date on which SCS completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the SCS public shareholders having the right to exchange their SCS ordinary shares for cash, securities or other property.

For the Private Placement Shares, 30 days after the completion of SCS’s initial business combination.

This Letter Agreement will be superseded at the Closing by the Lock-Up Agreement.

			Sponsor; Chamath Palihapitiya; Kishen Mehta; James Ryans, Ph.D.; Shoney Katz; Marc Semigran, M.D.	Transfers, assignments or sales to certain permitted transferees. Any permitted transferees would be subject to the same restrictions and other agreements with respect to any Founder Shares.

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions

Letter Agreement, dated September 24, 2021, between SCS and Uma Sinha, Ph.D.	Agreement by Dr. Sinha not to transfer, assign or sell any Founder Shares or shares underlying restricted stock awards granted to Dr. Sinha.

The earlier to occur of: (A) one year after the completion of SCS’s initial business combination; and (B) subsequent to SCS’s initial business combination (x) if the last reported sale price of the SCS Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after SCS’s initial business combination or (y) the date on which SCS completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the SCS public shareholders having the right to exchange their SCS ordinary shares for cash, securities or other property.

This Letter Agreement will be superseded at the Closing by the Lock-Up Agreement.

Uma Sinha, Ph.D.

Transfers, assignments or sales to certain permitted transferees. Any permitted transferees would be subject to the same restrictions and other agreements with respect to any Founder Shares or restricted stock awards.

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions

Lock-Up Agreement (to be entered into at Closing)	Agreement by the Sponsor, Marc Semigran, M.D. and Uma Sinha, Ph.D. (among other parties) not to (i) transfer, assign or sell, (ii) enter into any arrangement transferring the economic consequences of security ownership or (iii) publicly announce an intention to effect (i) or (ii) with respect to New ProKidney ordinary shares (other than PIPE Shares or SCS ordinary shares acquired in the public market), subject to certain exceptions.	The earliest to occur of (A) the date that is 180 days after the Closing and (B)(x) in the case of the Private Placement Shares, 30 days after the completion of SCS’s initial business combination and (y) in the case of the Lock-Up Shares other than the Private Placement Shares, (I) for 33% of the Lock-Up Shares (other than the Private Placement Shares), the date on which the last reported sale price of a New ProKidney Class A ordinary share equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing and (II) for an additional 50% of the Lock-Up Shares (other than the Private Placement Shares), the date on which the last reported sale price of a New ProKidney Class A ordinary share equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing.	Sponsor; Marc Semigran, M.D.; Uma Sinha, Ph.D.; Certain Equityholders of ProKidney

Transfers, assignments or sales to certain permitted transferees. Any permitted transferees would be subject to the same restrictions and other agreements with respect to any New ProKidney ordinary shares.

The lock-up provisions pursuant to the Lock-Up Agreement may be waived, amended or modified upon (i) the approval of a majority of the total number of directors serving on the New ProKidney Board and (ii) the written consent of the holders of a majority of the total shares subject to the Lock-Up Agreement, subject to certain restrictions.

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions

Registration Rights Agreement (to be entered into at Closing	During the 90 day period beginning on the date of the pricing of an underwritten offering of any equity securities of New ProKidney, agreement not to (i) transfer, assign or sell, (ii) enter into any arrangement transferring the economic consequences of security ownership or (iii) publicly announce an intention to effect (i) or (ii) with respect to New ProKidney ordinary shares or other equity securities of New ProKidney, subject to certain exceptions.	N/A	Each participating holder in such underwritten offering of any equity securities of New ProKidney and each beneficial holder (together with its affiliates) of greater than five percent of the outstanding New ProKidney Class A ordinary shares.	If expressly permitted by a lock-up agreement or in the event the managing underwriters otherwise agree by written consent.

Recommendation to SCS Shareholders

Our Board believes that each of the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, the Auditor Ratification Proposal and the Adjournment Proposal to be presented at the Extraordinary General Meeting is in the best interests of

SCS and our shareholders and unanimously recommends that its shareholders vote “FOR” each of the proposals.

When you consider the recommendation of our Board in favor of approval of the Business Combination Proposal, you should keep in mind that our Sponsor and certain members of our Board and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a shareholder. Shareholders should take these interests into account in deciding whether to approve the proposals presented at the Extraordinary General Meeting, including the Business Combination Proposal. Please see “Extraordinary General Meeting of SCS Shareholders—Recommendation to SCS Shareholders.”

Emerging Growth Company

SCS is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in SCS’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. SCS has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, SCS, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of SCS’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth (5th) anniversary of the closing of SCS’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Risk Factors

In evaluating the Business Combination and the proposals to be considered and voted on at the Extraordinary General Meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 83 of this proxy statement. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of SCS and ProKidney to complete the Business Combination, and (ii) the business, cash flows, financial condition and results of operations of ProKidney prior to the consummation of the Business Combination and New ProKidney following consummation of the Business Combination.

Below is a summary of some of the principal risks ProKidney faces:

•	ProKidney has incurred significant net losses since inception and it expects to continue to incur significant net losses for the foreseeable future;

•	Even if the Business Combination is successful, ProKidney will require substantial additional capital to finance its operations;

•	ProKidney has a limited operating history and has not generated any revenue to date, and may never become profitable;

•

ProKidney’s business is highly dependent on the success of its lead product candidate, REACT, as well as any other future product candidates that it may advance into clinical development. REACT and ProKidney’s future product candidates will require significant additional clinical development and funding before ProKidney may be able to seek regulatory approval for and launch a product commercially;

•	REACT is based on a novel technology, which makes it difficult to predict the time and cost of product development and of subsequently obtaining regulatory approval;

•

Clinical development involves a lengthy, complex and expensive process, with an uncertain outcome, and the results of nonclinical studies, previous clinical trials, or interim results of ongoing clinical trials of REACT and any of ProKidney’s future product candidates may not be predictive of future results. Further, ProKidney may encounter substantial delays in completing the development of REACT and any of ProKidney’s future product candidates;

•

Negative public opinion and increased regulatory scrutiny of autologous cell therapy using REACT may adversely impact the development or commercial success of ProKidney’s current and future product candidates;

•	ProKidney is conducting its first Phase 3 clinical trial and may be unable to successfully complete it or any future clinical trials;

•	The design or execution of ProKidney’s ongoing and future clinical trials may not support marketing approval;

•

ProKidney may expend its limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success;

•	Due to ProKidney’s limited resources and access to capital, ProKidney must make decisions on the allocation of resources to certain programs and product candidates;

•

Cell therapies are complex and difficult to manufacture, and ProKidney could experience manufacturing problems that result in delays in the development or commercialization of REACT, ProKidney’s lead product candidate, or otherwise harm its business;

•	ProKidney’s autologous cell therapy products are patient-specific, and ProKidney needs to ensure that the correct product is administered to the correct patient;

•

Delays in obtaining regulatory approval of the manufacturing process and facility to produce REACT or disruptions in the manufacturing process may delay or disrupt ProKidney’s commercialization efforts; and

•	Managing an autologous ex vivo cell therapy supply chain is highly complex.

Below is a summary of some of the principal risks related to SCS and the Business Combination:

•	The ability to complete the Business Combination or any delay in the closing of the Business Combination;

•	The occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement or the termination of any Subscription Agreement;

•	The ability to maintain the listing of SCS’s securities on a national securities exchange following the Business Combination;

•	The potential liquidity and trading of SCS’s public securities;

•

The inability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, the amount of cash available following any redemption of public shares by SCS’s shareholders;

•	The impact of the COVID-19 pandemic;

•	Any potential litigation involving SCS or ProKidney;

•	Costs related to the Business Combination;

•	Expectations regarding the time during which SCS will be an “emerging growth company” under the JOBS Act; and

•	Other risks and uncertainties indicated in this proxy statement, including those set forth under the section entitled “Risk Factors.”

Going Concern

SCS

As of December 31, 2021, SCS had $440,488 in its operating bank accounts and a working capital deficit of $935,119. SCS may need to raise additional capital through loans or additional investments from the Sponsor, shareholders, officers, directors or third parties. SCS’s officers, directors and the Sponsor may, but are not obligated to (other than pursuant to the Promissory Note (as defined below)), loan SCS funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet SCS’s working capital needs. Accordingly, SCS may not be able to obtain additional financing. If SCS is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. SCS cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

These conditions raise substantial doubt about SCS’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. As a result, SCS’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about SCS’s ability to continue as a “going concern.”

ProKidney

REACT is based on a novel technology, which makes it difficult to predict the time and cost of product development and of subsequently obtaining regulatory approval. The clinical trial requirements of the FDA, the EMA, and other regulatory authorities and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty and intended use and market of the potential products. The regulatory approval process for product candidates such as ProKidney’s can be more expensive and take longer than for other, better known, or more extensively studied pharmaceutical or other product candidates.

Additionally, for the years ended December 31, 2021 and 2020, ProKidney reported a net loss of $55.1 million and $26.7 million, respectively. As of December 31, 2021 and 2020, ProKidney had an accumulated deficit of $161.5 million and $106.4 million, respectively. ProKidney has devoted substantially all of its resources and efforts to research and development, and ProKidney expects that it will be several years, if ever, before it generates revenue from product sales.

These conditions raise substantial doubt about ProKidney’s ability to continue as a going concern for a period of at least one year from the date its financial statements are issued, and its independent registered public accounting firm has included an explanatory paragraph relating to its ability to continue as a going concern in its report on its audited financial statements included elsewhere in this proxy statement.

Controlled Company Exemption

After the completion of the Business Combination, Tolerantia will effectively control a majority of the voting power of all outstanding New ProKidney ordinary shares with respect to the election, appointment or removal of any New ProKidney director. As a result, New ProKidney will be a “controlled company” within the meaning of the Nasdaq Listing Rules. Under the Nasdaq Listing Rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements that (i) a majority of its board of directors consist of independent directors, (ii) subject to the exception pursuant to Nasdaq Listing Rule 5605(b)(2), its board of directors have a compensation committee that is composed of at least two members, each of whom is an independent director, with a written charter addressing the committee’s purpose and responsibilities and (iii) director nominees must be selected, or recommended for the board’s selection, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or by a nominating and corporate governance committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Under the Business Combination Agreement, immediately following the Closing, a majority of the directors of the New ProKidney Board are required to be “independent” directors for the purposes of the Nasdaq Listing Rules, but for at least some period following the Business Combination, New ProKidney may utilize the other exemptions described above. If any of these exemptions are used, you may not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. If New ProKidney ceases to be a “controlled company” and its shares continue to be listed on the Nasdaq, New ProKidney will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, New ProKidney may be required to add additional directors to its board in order to achieve such compliance within the applicable transition period.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of SCS and ProKidney. These statements are based on the beliefs and assumptions of the respective management teams of SCS and ProKidney. Although SCS and ProKidney believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither SCS nor ProKidney can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “forecasts,” “scheduled,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. The forward-looking statements related to ProKidney are based on projections prepared by, and are the responsibility of, ProKidney’s management. Forward-looking statements contained in this proxy statement include, but are not limited to, statements about:

•	The risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the price of SCS’s securities;

•

the risk that the proposed transaction may not be completed by SCS’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by SCS;

•	the benefits of the Business Combination;

•

satisfaction or waiver of certain customary closing conditions to the Business Combination, including, among others, (i) approval of the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal by the holders of SCS ordinary shares and the Director Appointment Proposals by the holders of SCS Class B ordinary shares and (ii) that SCS has available at the closing of the Business Combination an amount of cash of at least $500 million in the aggregate, including funds from the Trust Account and proceeds from the PIPE Investment;

•	the lack of a third-party valuation in determining whether or not to pursue the proposed transaction;

•	the inability to complete the private placement entered into in connection with the transaction;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination or the PIPE Subscription Agreements;

•	risks that the proposed transaction disrupts current plans and operations of ProKidney and potential difficulties in ProKidney employee retention as a result of the transaction;

•	the outcome of any legal proceedings that may be instituted against ProKidney or against SCS related to the Business Combination Agreement or the proposed transaction;

•	the ability to obtain and/or maintain the listing of our SCS Class A ordinary shares on Nasdaq or another national security exchange following the Business Combination;

•

the price of SCS’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which SCS plans to operate or ProKidney operates, variations in operating performance across competitors, changes in laws and regulations affecting SCS’s or ProKidney’s business, and changes in the combined capital structure;

•	New ProKidney’s ability to raise financing in the future;

•	New ProKidney’s success in retaining or recruiting, or changes required in, our officers, key employees or directors following the Business Combination;

•	our directors and officers potentially having conflicts of interest with our business or in approving the Business Combination;

•	the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities;

•	the risk of downturns and a changing legal, tax and regulatory landscape in the highly competitive biotechnology industry;

•	intense competition and competitive pressures from other companies in the industry in which New ProKidney will operate;

•	the business, operations and financial performance of ProKidney, including market conditions and global and economic factors beyond ProKidney’s control;

•	the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our industry and the global economy; and

•	other factors detailed under the section entitled “Risk Factors.”

Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this proxy statement. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date of this proxy statement. We undertake no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement and the proposed transactions contemplated thereby;

•	the outcome of any legal proceedings that may be instituted against the parties following announcement of the Business Combination Agreement and the proposed transactions contemplated thereby;

•

the inability to complete the transactions contemplated by the Business Combination Agreement, including due to failure to obtain approval of the shareholders of SCS or other conditions to closing in the Business Combination Agreement;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement or could otherwise cause the transaction to fail to close;

•	the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed Business Combination;

•	the inability to obtain or maintain the listing of the post-acquisition company’s New ProKidney Class A ordinary shares on Nasdaq following the Business Combination;

•	the risk that the proposed Business Combination disrupts current plans and operations of SCS as a result of the announcement and consummation of the transactions described herein;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of New ProKidney to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the possibility that ProKidney may be adversely affected by other economic, business, and/or competitive factors;

•	the impact of the continuing COVID-19 pandemic on ProKidney’s business; and

•

other risks and uncertainties indicated from time to time in the final proxy statement of SCS, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC or SCS.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information for the year ended December 31, 2021 combines the historical statement of operations of SCS and the historical consolidated statement of operations of ProKidney, giving effect to the Business Combination as if it had occurred on January 1, 2021. The selected unaudited pro forma condensed combined balance sheet as of December 31, 2021 combines the historical balance sheet of SCS and ProKidney, giving effect to the Business Combination as if it had occurred on December 31, 2021. The selected unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this proxy statement under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”.

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of SCS and ProKidney, adjusted to give effect to the Business Combination and other events contemplated by the Business Combination Agreement. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The unaudited pro forma condensed combined statement of operations is not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor is it indicative of the future consolidated results of operations of the post-combination company. The pro forma adjustments are based on the information currently available. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The historical financial information has been adjusted to give pro forma effect to the following events that are related and/or directly attributable to the Business Combination. The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of SCS’s Class A ordinary shares into cash:

•	Assuming no redemption scenario: This presentation assumes that no public shareholders of SCS exercise redemption rights with respect to their public shares.

•

Assuming maximum redemption scenario: This presentation assumes that all of public shareholders exercise redemption rights with respect to their public shares. This scenario assumes that 25,000,000 public shares are redeemed for an aggregate redemption payment of approximately $250.0 million. The Business Combination Agreement includes as a condition to closing the Business Combination that, at the Closing, SCS will have a minimum of  $500.0 million in cash comprising (i) the cash held in the Trust Account after giving effect to SCS share redemptions (but prior to the payment of any (a) deferred underwriting commissions being held in the Trust Account and (b) transaction expenses of ProKidney or SCS) and (ii) the PIPE Investment Amount actually received by SCS and ProKidney at or prior to the Closing Date. As the proceeds from the PIPE Investment are expected to satisfy the minimum cash requirement, the total trust account balance of approximately $250.0 million (as of December 31, 2021) is reflected as being redeemed.

The following summarizes the pro forma New ProKidney ordinary shares issued and outstanding immediately after the Business Combination, presented under the above scenarios:

Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data

for the Year Ended December 31, 2021

(in thousands, except share and per share amounts):

	No redemption scenario		Maximum redemption scenario
	New ProKidney Ordinary Shares	Ownership	New ProKidney Ordinary Shares	Ownership
Public Shareholders	25,000,000	9.5%	—	0.0%
Sponsor	6,890,000	2.6%	6,890,000	2.9%
Third Party PIPE Investors	36,860,000	13.9%	36,860,000	15.4%
Sponsor Related PIPE Investors	15,640,000	5.9%	15,640,000	6.5%
ProKidney Unitholders (including the ProKidney Related PIPE Investors)	180,000,000	68.1%	180,000,000	75.2%

Total Shares Outstanding	264,390,000	100.00%	239,390,000	100.00%

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data

as of December 31, 2021

(in thousands):

	Pro Forma Combined (No redemption scenario)	Pro Forma Combined (Maximum redemption scenario)
Cash	$798,296	$548,288
Total assets	818,789	568,781
Total liabilities	15,251	15,251
Non-controlling interest (1)	531,795	404,588

Total stockholders’ equity	$271,743	$148,942

(1)

Following the completion of the Business Combination, New ProKidney will consolidate ProKidney LP but will not own 100% of the economic interest in ProKidney LP. The respective noncontrolling interests in ProKidney LP are dependent upon the level of redemptions. The resulting noncontrolling interest under the no redemption and maximum redemption scenarios is 66.2% and 73.1%, respectively.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the Extraordinary General Meeting. The following risk factors apply to the business and operations of SCS and ProKidney and, where applicable, will also apply to the business and operations of New ProKidney following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of New ProKidney. You should also carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We or ProKidney may face additional risks and uncertainties that are not presently known to us or ProKidney, or that we or ProKidney currently deem immaterial, which may also impair our or ProKidney’s business or financial condition.

RISKS RELATED TO PROKIDNEY

Risks Related to ProKidney’s Financial Position and Need for Additional Capital

ProKidney has incurred significant net losses since inception and it expects to continue to incur significant net losses for the foreseeable future.

ProKidney has incurred significant net losses since its inception. ProKidney continues to incur significant research and development and other expenses related to its ongoing operations. For the years ended December 31, 2021 and 2020, ProKidney reported a net loss of $55.1 million and $26.7 million, respectively. As of December 31, 2021 and 2020, ProKidney had an accumulated deficit of $161.5 million and $106.4 million, respectively. ProKidney has devoted substantially all of its resources and efforts to research and development, and ProKidney expects that it will be several years, if ever, before it generates revenue from product sales. Even if ProKidney receives marketing approval for and commercializes its lead product candidate, Renal Autologous Cell Therapy, ProKidney expects that it will continue to incur substantial research and development and other expenses to develop and market additional potential product candidates. These conditions raise substantial doubt about ProKidney’s ability to continue as a going concern for a period of at least one year from the date its financial statements are issued, and its independent registered public accounting firm has included an explanatory paragraph relating to its ability to continue as a going concern in its report on its audited financial statements included elsewhere in this proxy statement.

ProKidney’s product candidate, REACT, is still in clinical testing. ProKidney expects to continue to incur significant losses for the foreseeable future, and it anticipates that its expenses will increase substantially if, and as, ProKidney:

•	advances the development of REACT and any other future product candidates through clinical development, and, if successful, later-stage clinical trials;

•

experiences delays or interruptions to any future preclinical studies, its current clinical trials, its receipt of services from its third-party service providers on whom ProKidney relies, or its supply chain, including delays due to the COVID-19 pandemic, other health crises or events or circumstances beyond its control;

•	seeks regulatory approvals for any future product candidates that may successfully complete clinical trials;

•	commercializes REACT and any future product candidates, if approved;

•	increases the amount of research and development activities to discover and develop product candidates and line extensions;

•	manufactures the materials needed for clinical trials or, following receipt of necessary regulatory approvals, commercial sales, at its manufacturing facilities;

•	establishes and validates commercial-scale cGMP manufacturing facilities and partners with Contract Manufacturing Organizations (“CMOs”);

•

establishes a commercialization infrastructure and scales up internal and external manufacturing and distribution capabilities to commercialize any product candidates for which it may obtain regulatory approval;

•

hires additional executives in clinical development, regulatory, manufacturing, quality control, quality assurance, scientific, public / investor relations general and administrative and management personnel;

•

expands its operational, financial and management systems and increases personnel, including personnel to support its clinical development and manufacturing efforts, general and administrative functions and its operations as a public company;

•

establishes domestic and global sales, marketing, medical affairs and distribution infrastructure to commercialize any products for which it may obtain marketing approval and intend to commercialize on its own or jointly with third parties;

•	maintains, expands and protects its intellectual property portfolio; and

•	invests in or in-licenses other technologies or product candidates.

To become and remain profitable, ProKidney must develop and eventually commercialize products with significant market potential. This will require ProKidney to be successful in a range of challenging activities, including completing non-clinical studies and clinical trials, obtaining marketing approval for REACT and any future product candidates, manufacturing, marketing and selling products for which ProKidney may obtain marketing approval and satisfying any post-marketing requirements. Because of the numerous risks and uncertainties associated with biopharmaceutical product development, ProKidney is unable to accurately predict the timing or amount of increased expenses or when, or if, it will be able to achieve profitability. ProKidney may never succeed in any or all of these activities and, even if it does, it may never generate revenue that is significant enough to achieve profitability. If ProKidney does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. ProKidney’s failure to become and remain profitable would decrease the value of its company and could impair its ability to raise capital, maintain its research and development efforts, expand its business or continue its operations.

Even if the Business Combination is successful, ProKidney will require substantial additional capital to finance its operations. If ProKidney is unable to raise such capital when needed, or on acceptable terms, it may be forced to delay, reduce and/or eliminate one or more of its research and product development programs, future commercialization efforts or other operations.

Developing biopharmaceutical products, including conducting clinical trials, is a very time-consuming, expensive and uncertain process that takes years to complete. ProKidney’s operations have consumed substantial amounts of cash since inception. ProKidney expects its expenses to increase in connection with its ongoing activities, particularly as it conducts its ongoing and planned clinical trials of REACT and any future product candidates that ProKidney may develop, seek regulatory approvals for REACT and ProKidney’s future product candidates, and manufacture, launch and commercialize any products for which it receives regulatory approval. Following the Business Combination, ProKidney also expects to incur additional costs associated with operating as a public company. Accordingly, ProKidney will need to obtain substantial additional funding in order to maintain its continuing operations. If ProKidney is unable to raise capital when needed or on acceptable terms, it may be forced to delay, reduce or eliminate one or more of its research and product development programs or future commercialization efforts.

As of December 31, 2021, ProKidney had approximately $20.6 million in cash, cash equivalents and short-term investments. Based on ProKidney’s current operating plan, ProKidney believes that the net proceeds from the Business Combination, assuming no redemptions, including the PIPE Investment, together with existing cash, cash equivalents and short-term investments, will be sufficient to fund its operating expenses and capital expenditure requirements through 2024. However, ProKidney’s future capital requirements and the period for which its existing resources will support its operations may vary significantly from what it expects, and ProKidney will in any event require additional capital to complete clinical development of any of its current programs. Furthermore, ProKidney’s ability to continue its operations in full as planned and continue as a going concern may be further limited if ProKidney waives the Minimum Cash Condition prior to consummating the Business Combination.

ProKidney’s monthly spending levels will vary based on new and ongoing development and corporate activities. Because the length of time and activities associated with development of REACT and any future product candidates is highly uncertain, ProKidney is unable to estimate the actual funds it will require for development, marketing and commercialization activities. ProKidney’s future funding requirements, both near- and long-term, will depend on many factors, including, but not limited to:

•	the initiation, progress, timing, costs and results of clinical trials for REACT and any future product candidates;

•	the clinical development plans it establishes for these product candidates;

•	the timelines of its clinical trials and the overall costs to finish the clinical trials due to the COVID-19 pandemic;

•	the number and characteristics of product candidates that it develops;

•	the outcome, timing and cost of meeting regulatory requirements established by the FDA, the EMA and other comparable foreign regulatory authorities;

•	whether it is able to enter into and maintain collaboration agreements, including the terms of and timing of payments under any such agreements;

•	the cost of filing, prosecuting, defending and enforcing its patent claims and other intellectual property rights;

•	the cost of defending intellectual property disputes, including patent infringement actions brought by third parties against ProKidney, REACT or any of its future product candidates;

•	the effect of competing clinical, technological and market developments;

•	the costs of maintaining its own commercial-scale cGMP manufacturing facility;

•

the cost of establishing sales, marketing and distribution capabilities for any product candidates for which it may receive regulatory approval in regions where it chooses to commercialize its products on its own;

•	the revenue, if any, received from commercial sales of REACT and any of its future product candidates for which it receives marketing approval; and

•	the costs of operating as a public company.

Other than with respect to the Business Combination, ProKidney does not have any committed external source of funds or other support for its development efforts, and ProKidney cannot be certain that additional funding will be available on acceptable terms, or at all. Until ProKidney can generate sufficient revenue to finance its cash requirements, which it may never do, ProKidney expects to finance its future cash needs through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements and other marketing or distribution arrangements. If ProKidney raises additional funds through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely affect the rights of ProKidney’s shareholders. Further, to the extent that ProKidney raises additional capital through the sale of ordinary shares or securities convertible or exchangeable into ordinary shares, your ownership interest will be diluted. In addition, any debt financing may subject ProKidney to fixed payment obligations and covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If ProKidney raises additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, ProKidney may have to relinquish certain valuable intellectual property or other rights to REACT and any future product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to ProKidney. ProKidney also may be required to seek collaborators for REACT or any of its future product candidates at an earlier stage than otherwise would be desirable or relinquish its rights to REACT and any future product candidates or technologies that ProKidney otherwise would seek to develop or commercialize itself. Market volatility resulting from the COVID-19 pandemic or other factors could also adversely impact ProKidney’s ability to access capital as and when needed. If ProKidney is unable to raise additional capital in sufficient amounts or on terms acceptable to it, ProKidney may have to significantly delay, scale back or discontinue the development or commercialization of REACT or any of its future product candidates or one or more of its other research and development initiatives. Any of the above events could significantly harm ProKidney’s business, prospects, financial condition and results of operations and cause the price of its ordinary shares to decline.

Risks Related to Research and Development of REACT and ProKidney’s Future Product Candidates

ProKidney has a limited operating history and has not generated any revenue to date, and may never become profitable.

ProKidney is a clinical-stage biopharmaceutical business with a limited operating history. ProKidney was founded in 2018, has no products approved for commercial sale and has not generated any revenue. ProKidney’s operations to date have been limited to organizing and staffing its company, business planning, raising capital, undertaking non-clinical studies, conducting clinical trials, developing a network of key opinion leaders, and performing research and development of REACT. ProKidney’s approach to the discovery and development of product candidates is unproven, and it does not know whether it will be able to develop any products of commercial value. REACT and any other product candidates ProKidney develops will require substantial additional development and clinical research time and resources before ProKidney would be able to apply for or receive regulatory approvals and begin generating revenue from product sales. ProKidney has not yet demonstrated the ability to progress any product candidate through later-stage clinical trials leading to successful marketing authorization. ProKidney may be unable to obtain regulatory approval, manufacture a commercial scale product, or arrange for a third party to do so on its behalf, achieve market access, and acceptance with insurers and health care providers, or conduct sales and marketing activities necessary for successful product commercialization.

Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate efficacy or an acceptable safety profile, gain regulatory approval and become commercially viable. If and when one of ProKidney’s product candidates is to receive regulatory approval, ProKidney would need to transition from a company with a research and development focus to a company capable of supporting commercial activities. ProKidney may not be successful in such a transition. In addition, as a business with a limited operating history, ProKidney may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors and risks frequently experienced by early-stage biopharmaceutical companies in rapidly evolving and complex fields. Consequently, ProKidney has no meaningful history of operations upon which to evaluate its business, and predictions about its future success or viability may not be as accurate as they could be if ProKidney had a longer operating history or a history of successfully developing and commercializing medical products.

Due to the uncertainties and risks associated with these activities, ProKidney is unable to accurately and precisely predict the timing and amount of revenues, the extent of any further losses or if or when it might achieve profitability. ProKidney may never succeed in these activities and, even if ProKidney succeeds in commercializing one or more of its product candidates, ProKidney may never generate revenue that is significant enough to achieve profitability. If ProKidney does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis and it will continue to incur substantial research and development and other expenditures to develop and market additional product candidates. ProKidney’s failure to become and remain profitable could decrease the value of its shares and impair its ability to raise capital, maintain its research and development efforts, expand its business or continue its operations.

The market for biologics and for the treatment of kidney disease is highly competitive. If ProKidney fails to effectively compete, its business, financial condition and operating results will suffer.

ProKidney faces significant competition in the biologics market and in the area of treatment of kidney disease. ProKidney faces competition from companies that develop and manufacture cell therapies, including major and specialty pharmaceutical and biotechnology companies, developers of tubular and glomerular cell drug modulators, antifibrosis medications, induced pluripotent cells, other autologous mesenchymal stem cells and mechanical renal assist devices such as implantable and wearable renal dialysis machines, and advances in peritoneal dialysis and home dialysis. Cell-based clinical trials by other companies are underway globally with umbilical, adipose and bone marrow derived mesenchymal stem cells for CKD. Early-phase human induced pluripotent stem cell therapies for kidney diseases are ongoing in Japan. ProKidney believes that its principal competitors include developers of SGLT2 inhibitors and Mineral Receptor Agonists (“MRAs”), which are small-molecule therapies recently approved to lower risks of CKD progression.

Many of ProKidney’s current competitors may have competitive advantages over ProKidney, including significantly greater financial resources and expertise in research and development, pre-clinical testing, clinical trials, manufacturing, and marketing than ProKidney does.

ProKidney believes that the principal competitive factors in its target markets include:

•	accuracy, including sensitivity and specificity, and reproducibility of results;

•	reputation among customers;

•	innovation in offerings or products, if approved;

•	efficacy and safety profile;

•	cost;

•	effectiveness of promotional support;

•	intellectual property protection;

•	the intended patient population; and

•	relative convenience of dosing and administration.

ProKidney cannot assure you that its products, if approved, will compete favorably or that it will be successful in the face of increasing competition from new products and technologies introduced by existing competitors or new companies entering its target markets. In addition, ProKidney cannot assure you that its competitors do not have or will not develop products or technologies that currently or in the future will enable them to produce competitive products with greater capabilities or at lower costs than ProKidney’s. Any failure to compete effectively could materially and adversely affect ProKidney’s business, financial condition and operating results.

ProKidney’s business is highly dependent on the success of its lead product candidate, REACT, as well as any other future product candidates that ProKidney may advance into clinical development. REACT and ProKidney’s future product candidates will require significant additional clinical development and funding before ProKidney may be able to seek regulatory approval for and launch a product commercially.

ProKidney currently has no products that are approved for commercial sale and may never be able to develop marketable products. REACT, ProKidney’s lead product candidate, is in Phase 3 clinical development. ProKidney cannot offer any assurances or predict with any certainty that such Phase 3 clinical development will be successfully completed, that positive clinical data will be obtained from such Phase 3 clinical development efforts or that regulatory authorities will grant marketing approval for REACT, in any such case on the expected timelines. Furthermore, regulatory approvals for REACT, even if obtained, may limit the type of patients in which REACT may be used for CKD or otherwise require specific warning or labeling language, each of which may reduce the commercial potential of REACT. Even if approved, ProKidney might not be successful in commercializing REACT. Should ProKidney fail to obtain regulatory approvals for REACT or fail to successfully commercialize REACT upon such regulatory approvals, ProKidney’s business and financial condition could be materially harmed and ProKidney may be more heavily dependent on the success of its other therapeutic programs.

As an organization, ProKidney has not previously conducted any later stage or pivotal clinical trials, has limited experience in preparing, submitting and pursuing regulatory filings and has not previously submitted a BLA for any product candidate. Before ProKidney can generate any revenue from sales of its lead product candidate, REACT, or any of its future product candidates, ProKidney must complete clinical development, regulatory review and approval in one or more jurisdictions. ProKidney also needs to obtain substantial additional funding to support its continuing operations and pursue its growth strategy. In addition, if REACT or any of ProKidney’s future product candidates is approved, ProKidney must ensure access to sufficient commercial manufacturing capacity and conduct significant marketing efforts in connection with any commercial launch. These efforts will require substantial investment, and ProKidney may not have the financial resources to continue development of REACT or any of its future product candidates.

ProKidney may experience setbacks that could delay or prevent regulatory approval of, or its ability to commercialize, REACT and any of ProKidney’s future product candidates, including:

•

negative or inconclusive results from its clinical trials or positive results from the clinical trials of others for product candidates similar to its leading to their approval, leading to a decision or requirement to conduct additional preclinical testing or clinical trials or to abandon a program;

•

product-related side effects experienced by patients or subjects in its clinical trials or by individuals using medicines or therapeutics that ProKidney, the FDA, other regulators or others view as relevant to the development of REACT or any of ProKidney’s future product candidates;

•

delays in submitting Investigational New Drug Applications (“INDs”) or comparable foreign applications or delays or failure in obtaining the necessary approvals from regulators to commence a clinical trial, or a suspension or termination of a clinical trial once commenced;

•

conditions imposed by the FDA or comparable foreign authorities regarding the scope or design of its clinical trials, including its clinical endpoints, and any requirement for additional confirmatory trials;

•

delays in enrolling subjects in clinical trials, including due to the COVID-19 pandemic, and completion of clinical trials, including under the FDA’s GCPs, the guidelines from International Conference on Harmonization (“ICH Guidelines”), Good Laboratory Practices (“GLP”), and current Good Tissue Practices (“cGTPs”);

•	inability to maintain compliance with regulatory requirements, including cGMPs, and complying effectively with other procedures;

•	high drop-out rates of subjects from clinical trials;

•	inadequate supply or quality of REACT or ProKidney’s future product candidates or other materials necessary for the conduct of its clinical trials;

•	greater than anticipated clinical trial costs;

•	inability to compete with other therapies;

•	poor efficacy of REACT or ProKidney’s future product candidates during clinical trials;

•	trial results taking longer than anticipated;

•	trials being subjected to fraud or data capture failure or other technical mishaps leading to the invalidation of its trials;

•	the results of its trials not supporting application for conditional approval in the European Union, the Asia-Pacific region, and Latin America;

•	unfavorable FDA or other regulatory agency inspection and review of a clinical trial site;

•	failure of its third-party contractors or investigators to comply with regulatory requirements or otherwise meet their contractual obligations in a timely manner, or at all;

•	delays related to the impact of the spread of the COVID-19 pandemic, including the impact of COVID-19 on the FDA’s ability to continue its normal operations;

•

delays and changes in regulatory requirements, policy and guidelines, including the imposition of additional regulatory oversight around clinical development generally or with respect to its technology in particular;

•	varying interpretations of data by the FDA and similar foreign regulatory agencies;

•	the completion of Health Technology Assessment (“HTA”) procedures with governmental authorities;

•	any policy level review of REACT by CMS;

•	the financing on its other ongoing or future programs;

•	evolving scientific discovery and technology of cell-based therapies and bioprocessing; or

•

obsoleteness of manufacturing automation which could require a re-design of parts or equipment to ensure quality replacement component, the delays of which could cause significant delays in manufacturing and loss of sales.

ProKidney does not have complete control over many of these factors, including certain aspects of clinical development and the regulatory submission process, potential threats to its intellectual property rights and its manufacturing, marketing, distribution and sales efforts or that of any future collaborator.

ProKidney’s business and operations may be adversely affected by the evolving and ongoing COVID-19 global pandemic.

ProKidney’s business and operations may be adversely affected by the effects of the evolving COVID-19 virus, which was declared a global pandemic by the World Health Organization (“WHO”). The COVID-19 pandemic has resulted in travel and other restrictions to reduce the spread of the disease, including public health directives and orders in the United States and the European Union that, among other things and for various periods of time, directed individuals to shelter at their places of residence, directed businesses and governmental agencies to cease non-essential operations at physical locations, prohibited certain non-essential gatherings and events and ordered cessation of non-essential travel. Future remote work policies and similar government orders or other restrictions on the conduct of business operations related to the COVID-19 pandemic may negatively impact productivity and may disrupt ProKidney’s ongoing research and development activities and its clinical trials and timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on ProKidney’s ability to conduct its business in the ordinary course. Further, such orders also may impact the availability or cost of materials, which would disrupt ProKidney’s supply chain and manufacturing efforts and could affect its ability to conduct ongoing and planned clinical trials and preparatory activities.

Although ProKidney has been able to effectively manage its supply chain and manufacturing capabilities despite the COVID-19 pandemic to date, ProKidney may experience related disruptions in the future that could severely impact ProKidney’s clinical trials, including:

•	delays or difficulties with patient enrollment in clinical trials;

•	delays, difficulties or a suspension in clinical trial site initiation, including difficulties in recruiting investigators, proceduralists and clinical staff;

•	interruptions in its ability to manufacture and deliver the required supply of REACT or future product candidates for clinical trials;

•

diversion of health care resources away from the conduct of clinical trials, including the diversion of hospitals serving as its clinical trial sites and hospital staff supporting the conduct of its clinical trials;

•	potential cancellation or postponement of elective procedures scheduled at its clinical trial sites and reduction in operating hours at a significant number of its clinical trial sites;

•

changes in local regulations as part of a response to the COVID-19 outbreak that among other things, (i) may interrupt ProKidney’s ability to manufacture REACT and (ii) may require ProKidney to change the ways in which its clinical trials are conducted, which may result in unexpected costs, or to discontinue the clinical trials altogether;

•

interruption of key clinical trial activities, such as clinical trial site monitoring, and the ability or willingness of subjects to travel to trial sites for scheduled visits and laboratory testing due to limitations on travel imposed or recommended by federal or state governments, employers and others;

•

limitations in employee resources that would otherwise be focused on the conduct of its clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people;

•

delays in necessary interactions with local regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government employees;

•	refusal of the FDA and other regulatory agencies to accept data from clinical trials in these affected geographies; and

•	decreases or shifts of government funding from regulatory agencies, university research and education.

The spread of COVID-19, which has caused a broad impact globally, may materially affect ProKidney economically. While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, reducing ProKidney’s ability to access capital, which could in the future negatively affect its liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect ProKidney’s business and the value of its securities.

The global COVID-19 pandemic continues to rapidly evolve. The extent to which the COVID-19 pandemic impacts ProKidney’s business and operations, including its clinical development and regulatory efforts, will depend on future developments that are highly uncertain and cannot be predicted with confidence at the time of this proxy statement, such as the ultimate geographic spread of the disease, the duration of the outbreak, the duration and effect of business disruptions and the short-term effects and ultimate effectiveness of the travel restrictions, quarantines, social distancing requirements and business closures in the United States and other countries to contain and treat the disease. Accordingly, ProKidney does not yet know the full extent of potential delays or impacts on its business, its clinical and regulatory activities, health care systems or the global economy as a whole. However, these impacts could adversely affect ProKidney’s business, financial condition, results of operations and growth prospects.

In addition, to the extent the ongoing COVID-19 pandemic adversely affects ProKidney’s business and results of operations, it may also have the effect of heightening many of the other risks and uncertainties described in this “Risk Factors” section.

REACT is based on a novel technology, which makes it difficult to predict the time and cost of product development and of subsequently obtaining regulatory approval.

The clinical trial requirements of the FDA, the EMA, and other regulatory authorities and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty and intended use and market of the potential products. The regulatory approval process for product candidates such as ProKidney’s can be more expensive and take longer than for other, better known, or more extensively studied pharmaceutical or other product candidates.

Regulatory requirements in the United States and in other countries governing cell therapy products are evolving and the FDA or other regulatory bodies may change the requirements, or identify different regulatory pathways, for approval for REACT or any of ProKidney’s future product candidates. For example, the FDA has established the Office of Tissues and Advanced Therapies within CBER to consolidate the review of cell therapy and related products, and has established the Cellular, Tissue and Gene Therapies Advisory Committee to advise CBER in its review when called upon. It is possible that over time new or different divisions may be established or be granted the responsibility for regulating cell therapy products, including regenerative cell-based products, such as ProKidney’s. Further, additional regulatory involvement from FDA advisory bodies, including the Cardio-Renal Advisory Committee, may delay review or make additional recommendations requiring further investigation. As a result, ProKidney may be required to change its regulatory strategy or to modify its applications for regulatory approval, which could delay and impair its ability to complete the non-clinical and clinical development and manufacture of, and obtain regulatory approval for, REACT or any future product candidates. Changes in regulatory authorities and advisory groups, or any new requirements or guidelines they promulgate, may lengthen the regulatory review process, require ProKidney to perform additional studies, increase ProKidney’s development and manufacturing costs, lead to changes in regulatory pathways, positions and interpretations, delay or prevent approval and commercialization of REACT or any future product candidates or lead to significant post-approval limitations or restrictions.

ProKidney has concentrated its research and development efforts on utilizing regenerative renal cell-based therapies. To date, the FDA has approved a relatively small number of cell-based therapies for commercialization and no regenerative renal-based cell therapy has been approved for commercial use by any regulatory authority. The processes and requirements imposed by the FDA or other applicable regulatory authorities may cause delays and additional costs in obtaining approvals for marketing authorization for REACT or any future product candidates. Because ProKidney’s platform is novel, and cell-based therapies are relatively new, regulatory agencies may lack experience in evaluating product candidates like REACT. This novelty may lengthen the regulatory review process, including the time it takes for the FDA to review ProKidney’s IND applications if and when submitted, increase ProKidney’s development costs and delay or prevent commercialization of REACT. Additionally, advancing novel CKD therapies creates significant challenges for ProKidney, including:

•	educating medical personnel regarding the potential side-effect profile of REACT and, as the clinical development program progresses, on observed side effects with REACT;

•	training medical personnel on the proper use and delivery of REACT;

•	enrolling sufficient numbers of subjects in clinical trials; and

•	continuing to develop a manufacturing process to support the clinical development of REACT.

ProKidney must be able to overcome these challenges in order for ProKidney to develop, commercialize and manufacture REACT.

As ProKidney advances REACT, ProKidney will be required to consult with the FDA and other regulatory authorities, and REACT will likely be reviewed by an FDA advisory committee. ProKidney also must comply with applicable requirements, and if it fails to do so, ProKidney may be required to delay or discontinue development of REACT. Delays or unexpected costs in obtaining, or the failure to obtain, the regulatory approval necessary to bring a potential product to market could impair ProKidney’s ability to generate sufficient product revenues to maintain its business.

In addition, adverse developments in preclinical studies or clinical trials conducted by others in the field of cell therapy products may cause the FDA, the EMA, and other regulatory bodies to revise the requirements for approval of any product candidates ProKidney may develop, and may otherwise negatively affect ProKidney’s ability to develop and commercialize REACT or future product candidates. Similarly, the European Commission may issue new guidelines concerning the development and marketing authorization for cell therapies and require that ProKidney complies with these new guidelines, which could require additional studies or clinical trials to support the marketing approval of REACT or any product candidates ProKidney may develop in the future or which could make its product candidates unable to successfully obtain approval.

The regulatory review committees and advisory groups described above and the new guidelines they promulgate may lengthen the regulatory review process, require ProKidney to perform additional studies or clinical trials, increase ProKidney’s development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of these treatment candidates, or lead to significant post-approval limitations or restrictions. As ProKidney advances its research programs and develops future product candidates, it will be required to consult with these regulatory and advisory groups and to comply with applicable guidelines. If ProKidney fails to do so, ProKidney may be required to delay or discontinue development of any product candidates it identifies and develops.

Clinical development involves a lengthy, complex and expensive process, with an uncertain outcome, and the results of nonclinical studies, previous clinical trials, or interim results of ongoing clinical trials of REACT and any of ProKidney’s future product candidates may not be predictive of future results. Further, ProKidney may encounter substantial delays in completing the development of REACT and any of ProKidney’s future product candidates.

ProKidney’s product candidate, REACT, is in clinical development, and its risk of failure is high. The clinical trials, manufacturing and marketing of REACT or any of ProKidney’s future product candidates, if approved, will be, subject to extensive and rigorous review and regulation by numerous government authorities in the United States and in other countries where ProKidney intends to test and market REACT and any of its future product candidates. Before obtaining regulatory approvals for the commercial sale of REACT or any of ProKidney’s future product candidates, ProKidney must demonstrate through lengthy, complex and expensive testing and clinical trials that ProKidney’s product candidates are both safe and effective for use in each target indication. In particular, because REACT is subject to regulation as a biological product, ProKidney will need to demonstrate that it is safe, pure and potent for use in its target indication and lacks latent untoward cell effects. REACT and any other product candidate ProKidney may develop must demonstrate an adequate risk versus benefit profile in its intended patient population and for its intended use. The process of administration of REACT involves taking a small biopsy of tissue from the kidney. The risks associated with a biopsy include bleeding, pain, and hematoma, or bruising.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. In particular, the general approach for FDA approval of a new therapeutic modality can include dispositive data from two well-controlled, Phase 3 clinical trials of the relevant product in the relevant patient population. ProKidney’s Phase 3 development program may involve one to two thousand patients, have significant costs and take years to complete. A product candidate can fail at any stage of testing, even after observing promising signals of activity in earlier nonclinical studies or clinical trials. The outcome of nonclinical studies and early clinical trials of REACT and ProKidney’s future product candidates may not be predictive of the success of the Phase 3 registrational development program, and interim results of a clinical trial do not necessarily predict final results. In addition, initial success in clinical trials may not be indicative of results obtained when such trials are completed. There is typically an extremely high rate of attrition from the failure of product candidates proceeding through clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy profile despite having progressed through nonclinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or unacceptable safety issues, notwithstanding promising results in earlier trials. Most product candidates that commence clinical trials are never approved as therapeutic products and there can be no assurance that any of ProKidney’s future clinical trials will ultimately be successful or support further clinical development of REACT or any of ProKidney’s future product candidates. Product candidates and delivery methods for cellular therapeutics and tissue engineered products that appear promising in the early phases of development may fail to reach the market for several reasons, including:

•

nonclinical or preclinical studies or clinical trials may show the product candidates to be less effective than expected (e.g., a clinical trial could fail to meet its primary endpoint(s)) or to have unacceptable side effects or toxicities associated with the product or delivery method;

•	failure to establish clinical endpoints that applicable regulatory authorities would consider clinically meaningful and relevant;

•	failure to receive the necessary regulatory approvals;

•	manufacturing costs, formulation issues, pricing or reimbursement issues, mechanism of action, logistical constraints or other factors that make a product candidate uneconomical; and

•	the proprietary rights of others and their competing products and technologies that may prevent one of ProKidney’s product candidates from being commercialized.

In addition, differences in trial design between early-stage clinical trials and later-stage clinical trials make it difficult to extrapolate the results of earlier clinical trials to later clinical trials. Moreover, clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in clinical trials have nonetheless failed to obtain marketing approval of their products. Additionally, ProKidney’s earlier stage trials are open-label studies, where both the subject and investigator know whether the subject is receiving REACT or standard of care therapy. Most typically, open-label clinical trials test only the investigational product candidate and sometimes do so at different dose levels. Open-label clinical trials are subject to various limitations and biases that may exaggerate any therapeutic effect as subjects in open-label clinical trials are aware when they are receiving treatment. In addition, open-label clinical trials may be subject to an “investigator bias” where those assessing and reviewing the physiological outcomes of the clinical trials are aware of which subjects have received treatment and may interpret the information of the treated group more favorably given this knowledge. Given that ProKidney’s earlier stage trials include an open-label dosing design, while ProKidney believes its trials utilize objective assessment measures for measuring its endpoints and therefore are unlikely to be influenced in any manner by subject or investigator bias, it is unknown whether the open-label design may not be predictive of future clinical trial results with this or other product candidates for which ProKidney conducts an open-label clinical trial when studied in a controlled environment or with only objective endpoints.

Furthermore, the standards that the FDA and comparable foreign regulatory authorities use when regulating REACT require judgment and may change over time, which makes it difficult to predict with certainty how they will be applied. Any analysis ProKidney performs of data from nonclinical and clinical activities is subject to validation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. ProKidney may also encounter unexpected delays or increased costs due to new government regulations. Examples of such regulations include future legislation or administrative action, or changes in FDA policy during the period of product development and FDA regulatory review. Specifically, some countries, such as China, have enacted or are considering enacting restrictions on the import and export of human genetic materials, cells and tissues. Such laws and regulations could impair ProKidney’s ability to import and export human cells and cell-based therapies, which could have a material adverse impact on ProKidney’s business. ProKidney cannot predict whether legislative changes will be enacted, whether FDA or foreign regulations, guidance or interpretations will be changed, or what the impact of such changes, if any, may be. The FDA may also require a panel of experts, referred to as an Advisory Committee, to deliberate on the adequacy of the safety and efficacy data to support approval. The opinion of the Advisory Committee, although not binding, may have a significant impact on ProKidney’s ability to obtain approval of any product candidates that ProKidney develops.

To date, ProKidney has not completed any pivotal trials required for the approval of REACT. ProKidney may experience delays in conducting any clinical trials, need to be redesigned, recruit and enroll subjects on time or be completed on schedule, or at all. Clinical trials can be delayed, suspended or terminated for a variety of reasons, including in connection with:

•	delays in sufficiently developing, characterizing, standardizing or controlling a manufacturing process and quality criteria suitable for advanced clinical trials;

•	delays in developing suitable assays for screening patients for eligibility for trials with respect to certain product candidates;

•	delays in reaching agreement with the FDA, EMA or other regulatory authorities as to the design or implementation of ProKidney’s clinical trials;

•	obtaining additional regulatory authorizations to conduct future clinical trials;

•

reaching agreements on acceptable terms with additional/future clinical trial sites or prospective CROs, the terms of which can be subject to extensive negotiation and may vary significantly among different clinical trial sites;

•	obtaining institutional review board (“IRB”) or Ethics Committee approval at each additional/future trial site;

•	recruiting suitable patients to participate in a clinical trial;

•	having subjects complete a clinical trial or return for post-treatment follow-up;

•	inspections of clinical trial sites or operations by applicable regulatory authorities, or the imposition of a clinical hold;

•	clinical sites, CROs or other third parties deviating from trial protocol or dropping out of a trial;

•	failure to perform in accordance with the applicable regulatory requirements, including FDA’s GCP requirements, or applicable regulatory requirements in other countries;

•

addressing patient safety concerns that arise during the course of a trial, including occurrence of adverse events associated with the product candidate or the delivery procedure that are viewed to outweigh its potential benefits;

•	adding a sufficient number of clinical trial sites;

•	manufacturing sufficient quantities of a product candidate for use in clinical trials;

•

disruptions in ProKidney’s supply chain, which could result in improper storage, transport or development conditions for its product components, whose treatment is time-sensitive and temperature-sensitive and which are patient-specific; or

•	interruption of ProKidney’s manufacturing processes, which could lead to its inability to properly administer treatment.

ProKidney may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent its ability to receive marketing approval or commercialize REACT or any of ProKidney’s future product candidates or significantly increase the cost of such trials, including:

•	changes in regulatory requirements or guidance, or receive feedback from regulatory authorities that requires ProKidney to modify the design of its clinical trials;

•

clinical trials of REACT or its future product candidates may produce negative or inconclusive results, and it may decide, or regulators may require ProKidney, to conduct additional clinical trials or abandon development programs;

•

the number of subjects required for clinical trials of REACT or its future product candidates may be larger than it anticipates, enrollment in these clinical trials may be slower than it anticipates or subjects may drop out of these clinical trials at a higher rate than it anticipates;

•	its third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to ProKidney in a timely manner, or at all;

•

it or its investigators might have to suspend or terminate clinical trials of REACT or its future product candidates for various reasons, including non-compliance with regulatory requirements, a finding that REACT or its future product candidates have undesirable side effects or other unexpected characteristics, or a finding that the subjects are being exposed to unacceptable health risks;

•	the cost of clinical trials of REACT or its future product candidates may be greater than it anticipates and it may not have funds to cover the costs;

•	the supply or quality of REACT or its future product candidates or other materials necessary to conduct clinical trials of its product candidates may be insufficient or inadequate;

•	regulators may revise the requirements for approving REACT or its future product candidates, or such requirements may not be as it anticipates; and

•	any future collaborators that conduct clinical trials may face any of the above issues, and may conduct clinical trials in ways they view as advantageous to them but that are suboptimal for ProKidney.

If ProKidney is required to conduct additional clinical trials or other testing of REACT or any of its future product candidates beyond those that ProKidney currently contemplates, if ProKidney is unable to successfully complete clinical trials of REACT or its future product candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, ProKidney may:

•	incur unplanned costs;

•	be delayed in obtaining marketing approval for REACT or any of its future product candidates or not obtain marketing approval at all;

•	obtain marketing approval in some countries and not in others;

•	obtain marketing approval for indications or patient populations that are not as broad as intended or desired;

•	obtain marketing approval with labeling that includes significant use or distribution restrictions or safety warnings, including boxed warnings or Risk Evaluation and Mitigation Strategy (“REMS”);

•	be subject to additional post-marketing testing requirements;

•	be subject to changes in the way the product is administered; or

•	have regulatory authorities withdraw or suspend their approval of the product or to impose restrictions on its distribution after obtaining marketing approval.

ProKidney could encounter delays if a clinical trial is suspended or terminated by ProKidney, by the IRBs of the institutions in which such trials are being conducted, by the Data Safety Monitoring Board (“DSMB”) for such trial or by the FDA or other regulatory authorities. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or ProKidney’s clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using REACT or one of its future product candidates, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

REACT, ProKidney’s lead product candidate, will require extensive clinical testing before ProKidney is prepared to submit a BLA or MAA for regulatory approval. ProKidney cannot predict with any certainty if or when it might complete the clinical development for REACT and submit a BLA or MAA for regulatory approval of REACT or whether any such BLA or MAA will be approved. ProKidney may also seek feedback from the

FDA, EMA or other regulatory authorities on its clinical development program, and the FDA, EMA or such regulatory authorities may not provide such feedback on a timely basis, or such feedback may not be favorable, which could further delay its development programs.

ProKidney is currently conducting clinical trials in foreign countries, as well as in the United States. If ProKidney continues to seek to conduct clinical trials in foreign countries or pursue marketing approvals in foreign jurisdictions, ProKidney must comply with numerous foreign regulatory requirements governing, among other things, the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process varies among countries and may include all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Moreover, the time required to obtain approval from foreign regulatory agencies may differ from that required to obtain FDA approval. Approval by the FDA does not ensure approval by regulatory authorities outside the United States and vice versa.

Successful completion of clinical trials is a prerequisite to submitting a marketing application to the FDA and similar marketing applications to comparable foreign regulatory authorities, for each product candidate and, consequently, the ultimate approval and commercial marketing of any product candidates. ProKidney may experience negative or inconclusive results, which may result in its deciding, or its being required by regulators, to conduct additional clinical studies or trials or abandon some or all of its product development programs, which could have a material adverse effect on ProKidney’s business.

Any topline data or interim analyses from ProKidney’s nonclinical studies and clinical trials that may be announced or published from time to time may change as more data becomes available and will remain subject to audit and verification procedures that could result in material changes in the final data.

ProKidney has disclosed interim analyses of certain ongoing clinical trials and may continue to disclose publicly interim or topline data from its nonclinical studies and clinical trials in the future. These interim updates will be based on a preliminary analysis of then-available data, and the results and related findings and conclusions will be subject to change following a more comprehensive review of the data related to the particular study or trial. ProKidney will be required to make assumptions, estimations, calculations and conclusions as part of its analyses of data, and ProKidney may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the interim or topline results that it may report might differ from future results of the same studies or trials, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Interim and topline data will remain subject to audit and verification procedures that may result in the final data being materially different from the data ProKidney previously published. As a result, any interim or topline data should be viewed with caution until the final data are available. Interim data from clinical trials that ProKidney may complete will be subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data becomes available.

Further, others, including regulatory agencies, may not accept or agree with ProKidney’s assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate and ProKidney in general. In addition, the information ProKidney chooses to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, investors or others may not agree with what ProKidney determines is material or otherwise appropriate information to include in ProKidney’s disclosure, and any information ProKidney determines not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product candidate or ProKidney’s business. If the interim or topline data that ProKidney reports differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, ProKidney’s ability to obtain approval for, and commercialize, its product candidate may be harmed, which could harm its business, operating results, prospects or financial condition.

The regulatory approval processes of the FDA, EMA and comparable foreign authorities are lengthy, time-consuming and inherently unpredictable. If ProKidney is not able to obtain required regulatory approval for REACT, ProKidney’s lead product candidate, or any of its future product candidates, ProKidney’s business may be materially and adversely affected.

The time required to obtain approval or other marketing authorizations by the FDA, EMA and comparable foreign authorities is unpredictable, and it typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations, and the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. ProKidney has not obtained regulatory approval for any product candidate, and it is possible that ProKidney may never obtain regulatory approval for any product candidates it may seek to develop in the future. Neither ProKidney nor any current or future collaborator is permitted to market any biologic product candidates in the United States until ProKidney receives regulatory approval of a BLA from the FDA, and ProKidney cannot market it in the European Union until ProKidney receives approval from the FDA or approval for a MAA from the EMA, or other required regulatory approval in other countries. To date, ProKidney has had only limited discussions with the regulatory agencies of the United States, the European Union, Argentina, Israel, Canada, and Brazil regarding clinical development programs or regulatory approval for any product candidate within such jurisdictions.

Prior to obtaining approval to commercialize any biologic product candidate in the United States or abroad, ProKidney must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA, EMA or other foreign regulatory agencies, that such product candidates are safe and effective for their intended uses. Results from nonclinical or preclinical studies and clinical trials may be interpreted differently by different regulatory agencies. Even if ProKidney believes the nonclinical or clinical data for REACT are promising, such data may be insufficient to support approval by the FDA and other regulatory authorities. The FDA may also require ProKidney to conduct additional nonclinical studies or clinical trials for REACT either prior to or after approval, or it may object to elements of ProKidney’s clinical development programs.

REACT could fail to receive regulatory approval for many reasons, including the following:

•	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of ProKidney clinical trials;

•	ProKidney may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for its proposed indication;

•	the results of ProKidney’s clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

•	ProKidney may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•

the FDA or comparable foreign regulatory authorities may fail to approve ProKidney’s manufacturing processes or facilities of third-party suppliers with which ProKidney contracts for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA or comparable foreign authorities may significantly change in a manner rendering ProKidney’s clinical data insufficient for approval.

Of the large number of product candidates developed by biologics manufacturers, only a small percentage successfully complete the FDA or foreign regulatory approval processes and are commercialized. The lengthy approval and marketing authorization process as well as the unpredictability of future clinical trial results may result in ProKidney’s failing to obtain regulatory approval and marketing authorization to market REACT or any of ProKidney’s future product candidates, which would significantly harm ProKidney’s business, financial condition, results of operations and prospects.

ProKidney has invested a significant portion of its time and financial resources in the development of REACT. ProKidney’s business is dependent on its ability to successfully complete nonclinical and clinical development of, obtain regulatory approval for, and, if approved, successfully commercialize REACT and any future product candidates in a timely manner.

Even if ProKidney eventually completes clinical testing and receives approval of a BLA or foreign marketing application for REACT or any future product candidates, the FDA, EMA or the applicable foreign regulatory agency may grant approval or other marketing authorization contingent on the performance of costly additional clinical trials, including post-marketing clinical trials. The FDA, EMA or the applicable foreign regulatory agency also may approve or authorize for marketing a product candidate for a more limited indication or patient population than ProKidney originally requests, and the FDA, EMA or applicable foreign regulatory agency may not approve or authorize the labeling that ProKidney believes is necessary or desirable for the successful commercialization of a product candidate. Any delay in obtaining, or inability to obtain, applicable regulatory approval or other marketing authorization would delay or prevent commercialization of that product candidate and would materially adversely impact ProKidney’s business and prospects.

In addition, the FDA, EMA and other regulatory authorities may change their policies, issue additional regulations or revise existing regulations, or take other actions, which may prevent or delay approval of ProKidney’s future product candidates on a timely basis. Such policy or regulatory changes could impose additional requirements upon ProKidney that could delay its ability to obtain approvals, increase the costs of compliance or restrict its ability to maintain any marketing authorizations ProKidney may have obtained.

ProKidney’s nonclinical studies and clinical trials may fail to demonstrate substantial evidence of the safety and efficacy of REACT or ProKidney’s future product candidates, or serious adverse or unacceptable side effects may be identified during the development of REACT or any of ProKidney’s future product candidates, which could prevent, delay or limit the scope of regulatory approval of REACT or any of ProKidney’s future product candidates, limit their commercialization, increase ProKidney’s costs or necessitate the abandonment or limitation of the development of REACT or ProKidney’s future product candidates.

To obtain the requisite regulatory approvals for the commercial sale of REACT and any of ProKidney’s future product candidates, ProKidney must demonstrate through lengthy, complex and expensive nonclinical testing and clinical trials that its product candidates are safe, pure and potent for use in each target indication. Nonclinical testing and clinical trials are expensive and time consuming, and their outcomes are inherently uncertain. Failures can occur at any time during the development process. The outcome of nonclinical studies and early clinical trials may not be predictive of the results of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Moreover, nonclinical and clinical data are often susceptible to varying interpretations and analyses. Many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their product candidates.

ProKidney may fail to demonstrate with substantial evidence from adequate and well-controlled trials, and to the satisfaction of the FDA or comparable foreign regulatory authorities, that REACT is safe and potent for its intended uses.

Possible adverse side effects that could occur with treatment with autologous cell therapy products include thrombocytopenia, chills, anemia, febrile neutropenia, diarrhea, neutropenia, vomiting, hypotension, dyspnea, cytokine release syndrome and neurotoxicity. Side effects may be unrecognized and mismanaged by medical personnel and considered unrelated due to unfamiliarity with REACT. REACT treatment necessitates a renal biopsy to obtain tissue to manufacture the bioactive component and injections to deposit the REACT into the kidney. Each intervention poses the risk of adverse events from renal bleeding that may require hospitalization, blood transfusion or surgical intervention.

A severe bleed was observed in one patient which led to the design and development of ProKidney’s noncutting needle. Since then, no injection-related adverse events have been observed. If, however, any other adverse events or other unexpected serious adverse events occur, ProKidney’s clinical trials could be suspended or terminated. If ProKidney cannot demonstrate that any adverse events experienced by subjects enrolled in its current and planned clinical trials were not caused by its product candidate, the FDA, EMA or other foreign regulatory authorities could order ProKidney to cease further development of, or deny approval of, its product candidate for any or all targeted indications. Even if ProKidney is able to demonstrate that any serious adverse events experienced by subjects enrolled in its current and planned clinical trials are not product-related, such occurrences could affect patient recruitment or the ability of enrolled subjects to complete the trial. Moreover, if ProKidney elects, or is required, to not initiate, delay, suspend or terminate any future clinical trial of any of its product candidates, the commercial prospects of such product candidates may be harmed and its ability to generate product revenues from any of these product candidates may be delayed or eliminated. Any of these occurrences may harm ProKidney’s ability to develop other product candidates, and may harm its business, financial condition and prospects significantly.

Furthermore, if REACT or any of ProKidney’s future product candidates is associated with undesirable effects in nonclinical studies or clinical trials or have characteristics that are unexpected, ProKidney may decide or be required to perform additional nonclinical studies or to halt or delay further clinical development of its product candidates or to limit their development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe, or more acceptable from a risk-benefit perspective, which may limit the commercial expectations for the product candidate, if approved. The FDA, EMA, Paul-Ehrlich-Institut, an Agency of the German Federal Ministry of Health, Medical Products Agency, the government agency in Sweden, Brazilian Health Regulatory Agency, an IRB, or an independent ethics committee (“IEC”) may also require that ProKidney suspends, discontinues, or limits its clinical trials based on safety information, or that ProKidney conducts additional animal or human studies regarding the safety and efficacy of its product candidates which ProKidney has not planned or anticipated. Such findings could further result in regulatory authorities failing to provide marketing authorization for ProKidney’s product candidates or limiting the scope of the approved indication, if approved. Many product candidates that initially showed promise in early-stage testing have later been found to cause side effects that prevented further development of the product candidate.

Additionally, if REACT or any of ProKidney’s future product candidates receives marketing approval, and ProKidney or others identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may suspend, withdraw or limit approvals of such product, or seek an injunction against its manufacture or distribution;

•	regulatory authorities may require additional warnings on the label;

•	ProKidney may be required to create a medication guide outlining the risks of such side effects for distribution to patients or other requirements subject to a REMS;

•	ProKidney may be required to change the way the product is administered or conduct additional nonclinical studies or clinical trials;

•	ProKidney could be sued and held liable for harm caused to patients;

•	ProKidney may decide to remove the product from the market;

•	ProKidney may not be able to achieve or maintain third-party payor coverage and adequate reimbursement;

•	ProKidney may be subject to fines, injunctions or the imposition of civil or criminal penalties; and

•	ProKidney’s reputation and physician or patient acceptance of its products may suffer.

There can be no assurance that ProKidney will resolve any issues related to any product-related adverse events to the satisfaction of the FDA or foreign regulatory agencies in a timely manner or at all. Moreover, any of these events could prevent ProKidney from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm ProKidney’s business, results of operations and prospects.

Negative public opinion and increased regulatory scrutiny of autologous cell therapy using REACT may adversely impact the development or commercial success of ProKidney’s current and future product candidates.

The clinical and commercial success of REACT will depend in part on public acceptance of the use of autologous cell therapy for treatment of kidney disease. Any adverse public attitudes about the use of REACT may adversely impact ProKidney’s ability to enroll clinical trials. Moreover, ProKidney’s success will depend upon physicians prescribing, and their patients being willing to receive, treatments that involve the use of product candidates ProKidney may develop in lieu of, or in addition to, existing treatments with which they are already familiar and for which greater clinical data may be available.

More restrictive government regulations or negative public opinion would have a negative effect on ProKidney’s business or financial condition and may delay or impair the development and commercialization of REACT or any of its future product candidates or demand for any products once approved. Adverse events in ProKidney’s or others’ clinical trials, even if not ultimately attributable to ProKidney’s product candidates, and the resulting publicity could result in increased governmental regulation, unfavorable public perception, potential regulatory delays in the testing or approval of REACT or ProKidney’s future product candidates, stricter labeling requirements for those product candidates that are approved and a decrease in demand for any such product candidates, all of which would have a negative impact on ProKidney’s business and operations.

ProKidney is conducting its first Phase 3 clinical trial and may be unable to successfully complete it or any future clinical trials.

The conduct of a Phase 3 clinical trial is a complicated process. Although members of ProKidney’s management team have conducted Phase 3 clinical trials in the past while employed at other companies, ProKidney as a company is currently conducting its first Phase 3 trial, and as a result may require more time and incur greater costs than ProKidney anticipates. Failure to include the correct treatment regimen, complete, or delays in, ProKidney’s Phase 3 clinical trial could prevent ProKidney from or delay ProKidney in commencing future clinical trials for REACT, obtaining regulatory approval of and commercializing REACT, which would adversely impact ProKidney’s financial performance. In addition, some of ProKidney’s competitors are currently conducting clinical trials for product candidates that treat the same indications as REACT, and patients who are otherwise eligible for ProKidney’s clinical trials may instead enroll in clinical trials of its competitors’ product candidates.

If ProKidney encounters difficulties enrolling patients in its clinical trials, its clinical development activities could be delayed or otherwise adversely affected.

Successful and timely completion of clinical trials will require that ProKidney enroll a sufficient number of patients. Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors, including the size and nature of the patient population and competition for patients eligible for ProKidney’s clinical trials with competitors which may have ongoing clinical trials for product candidates that are under development to treat the same indications as one or more of ProKidney’s product candidates, or approved products for the conditions for which ProKidney is developing its product candidates.

Clinical trials may be subject to delays as a result of patient enrollment taking longer than anticipated or greater than anticipated subject withdrawal. ProKidney may not be able to initiate or continue clinical trials for REACT or its future product candidates if ProKidney is unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or foreign regulatory authorities. ProKidney cannot predict how successful ProKidney will be at enrolling subjects in future clinical trials. The enrollment of patients depends on many factors, including:

•	the patient eligibility and exclusion criteria defined in the protocol;

•	the size and demographics of the patient population required for analysis of the clinical trial’s primary endpoints and the process for identifying patients;

•

potential disruptions caused by the COVID-19 pandemic, including difficulties in initiating clinical sites, enrolling and retaining subjects, diversion of health care resources away from clinical trials, travel or quarantine policies that may be implemented, and other factors;

•	the proximity of subjects to clinical trial sites;

•	the design of the trial;

•	ProKidney’s ability to recruit clinical trial investigators with the appropriate competencies and experience;

•

clinicians’ and patients’ perceptions as to the potential advantages and risks of the product candidate being studied in relation to other available therapies, including any new products that may be approved for the indications ProKidney is investigating;

•	the availability of competing commercially available therapies and other competing product candidates’ clinical trials;

•	ProKidney’s ability to obtain and maintain clinical trial subject informed consents; and

•	the risk that subjects enrolled in clinical trials will drop out of the trials before completion.

For example, ProKidney is initially developing REACT for the treatment of CKD due to diabetes or congenital anomalies of kidney and urinary tract. In the United States, CKD is estimated to affect over 38 million adults. ProKidney may encounter difficulties enrolling subjects in its clinical trials of REACT due, in part, to the stringent inclusion criteria for subjects, the novelty of the treatment modality and the fact that it involves a physically invasive procedure. In addition, ProKidney’s clinical trials may compete with other clinical trials for product candidates that are in the same therapeutic areas as REACT, and this competition may reduce the number and types of patients available to ProKidney, because some patients who might have opted to enroll in ProKidney’s trials may instead opt to enroll in a trial being conducted by one of its competitors. Since the number of qualified clinical investigators is limited, ProKidney expects to conduct some of its clinical trials at the same clinical trial sites that some of its competitors use, which may reduce the number of patients who are available for ProKidney’s clinical trials in such clinical trial site.

ProKidney’s inability to enroll a sufficient number of patients for clinical trials would result in significant delays and could require ProKidney to abandon one or more clinical trials altogether. Delays in patient enrollment may result in increased costs or may affect the timing or outcome of ProKidney’s future clinical trials, which could prevent completion of these trials and adversely affect its ability to advance the development of REACT or any of its future product candidates. Furthermore, ProKidney expects to rely on CROs and clinical trial sites to ensure the proper and timely conduct of ProKidney’s clinical trials and it will have limited influence over their performance.

Furthermore, due to the follow-up period of at least 24 months and the requirement for on-site visits, subjects may drop out of ProKidney’s clinical trials at a higher rate than it anticipates or may elect to participate in alternative clinical trials sponsored by ProKidney’s competitors with product candidates that treat the same indications as REACT and any future product candidates. Even if ProKidney is able to enroll a sufficient number of subjects for its clinical trials, ProKidney may have difficulty maintaining enrollment of such subjects in its clinical trials.

The design or execution of ProKidney’s ongoing and future clinical trials may not support marketing approval.

The design or execution of a clinical trial can determine whether its results will support marketing approval, and flaws in the design or execution of a clinical trial may not become apparent until the clinical trial is well advanced. Additionally, in some instances, there can be significant variability in safety or efficacy results between different trials with the same product candidate due to numerous factors, including differences in trial protocols, size and type of the patient populations, variable adherence by investigators and subject to protocol requirements and the rate of dropout among clinical trial subjects. ProKidney does not know whether any clinical trials it conducts will demonstrate consistent or adequate efficacy and safety to obtain marketing approval to market REACT or any of its future product candidates.

Further, the FDA and comparable foreign regulatory authorities have substantial discretion in the approval process and in determining when or whether marketing approval will be obtained for REACT or any of ProKidney’s future product candidates. REACT may not be approved even if it achieves its primary endpoints in ProKidney’s Phase 3 clinical trials or registrational trials. The FDA or comparable foreign regulatory authorities may disagree with ProKidney’s trial designs and its interpretation of data from nonclinical studies or clinical trials. In addition, any of these regulatory authorities may change requirements for the approval of a product candidate even after reviewing and providing comments or advice on a protocol for a pivotal Phase 3 or registrational clinical trial. In addition, any of these regulatory authorities may also approve a product candidate for fewer or more limited indications than ProKidney requests or may grant approval contingent on the performance of costly post-marketing clinical trials. The FDA or comparable foreign regulatory authorities may not approve the labeling claims that ProKidney believes would be necessary or desirable for the successful commercialization of REACT or any of its future product candidates, if approved.

ProKidney has obtained RMAT Designation from the FDA for REACT, but this may not lead to a faster development or regulatory review process, such designation does not increase the likelihood that any of ProKidney’s product candidates will receive marketing approval in the United States and the FDA may withdraw such designation.

ProKidney intends to evaluate regulatory strategies that could enable ProKidney to take advantage of expedited development pathways for REACT, including the RMAT designation that ProKidney has already received, although it cannot be certain that REACT will qualify for any additional expedited development pathways or that regulatory authorities will grant, or allow ProKidney to maintain, the relevant designations.

RMAT designation is intended to expedite the development and review of product candidates that are designed to treat serious or life-threatening diseases and unmet need when “preliminary clinical evidence indicates that a product candidate may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development.” The designation of REACT with expedited designation provides potential benefits that include: more frequent meetings with FDA to discuss the development plan for the product candidate and ensure collection of appropriate data needed to support approval; more frequent written correspondence from FDA about such things as the design of the proposed clinical trials and use of biomarkers; intensive guidance on an efficient cell therapy program, beginning as early as Phase 1; organizational commitment involving senior managers; and eligibility for rolling review and priority review if supported by clinical data at the time of the submission of the BLA.

Cell and gene therapies, therapeutic tissue engineered products, human cell and tissue products, and combination products using any such therapies or products that are intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition are eligible for designation by the FDA as RMATs. The RMAT designation is intended to facilitate efficient development and expedite review of regenerative medicine therapies by offering eligibility for priority review or accelerated approval, as well as early interactions with FDA to discuss any potential surrogate or intermediate endpoint to be used to support accelerated approval.

ProKidney applied for RMAT designation for REACT, which was granted by the FDA on October 28, 2021. As contemplated by the RMAT designation and as directed by the FDA, ProKidney requested a comprehensive, multidisciplinary Type B meeting with the FDA to review the status of preclinical and clinical development and manufacturing of REACT, and to discuss the planned clinical program intended to support approval of the product candidate. The FDA provided detailed written responses to ProKidney’s questions included in the meeting request, and the Type B meeting was held in March 2022. As a result of that meeting, ProKidney will continue to advance the USA clinical development program with the benefit of enhanced clarity as to the FDA’s expectations and requirements for a registrational program, including the design of the trials needed for approval, manufacturing assays, and comparability studies. The FDA’s input is more fully set forth under the heading “Phase 3 Clinical Development (REGEN-006 and REGEN-016)” in the section entitled “Information about ProKidney.”

Even though ProKidney obtained RMAT designation, such a designation does not change the standards for product approval, and there is no assurance that this designation will result in expedited review or approval or that the approved indication will not be narrower than the indication covered by RMAT designation. Thus, even though RMAT designation was granted for REACT, ProKidney may not experience a faster development process, review or marketing approval compared to conventional FDA procedures. The FDA may withdraw RMAT designation if it believes that the product no longer meets the qualifying criteria. It is also possible that the FDA could provide further input on ProKidney’s trial design, in which case ProKidney’s timelines to completion of the clinical development of REACT could be delayed. ProKidney’s business may be harmed if ProKidney is unable to avail itself of these or any other expedited development and regulatory pathways.

ProKidney may expend its limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because ProKidney has limited financial and management resources, ProKidney must focus on development programs and product candidates that it identifies for specific indications. As such, ProKidney is only focused on the development of REACT for the treatment of CKD. As a result, ProKidney may forego or delay pursuit of opportunities with other product candidates or for other indications for these product candidates that later prove to have greater commercial potential. ProKidney’s resource allocation decisions may cause ProKidney to fail to capitalize on viable commercial products or profitable market opportunities. ProKidney’s spending on current and future development programs and product candidates for specific indications may not yield any commercially viable products. If ProKidney does not accurately evaluate the commercial potential or target market for a particular product candidate, ProKidney may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for ProKidney to retain sole development and commercialization rights to such product candidate.

ProKidney has conducted and may in the future continue to conduct additional clinical trials for REACT outside the United States, and the FDA and similar foreign regulatory authorities may not accept data from such trials conducted in locations outside of their jurisdiction.

ProKidney has conducted additional clinical trials for REACT in the Asia-Pacific region, European Union, and Latin America, and may in the future continue to conduct clinical trials outside the United States, including in South America, Australia, New Zealand, or other foreign jurisdictions. The acceptance of data from clinical trials conducted outside the United States by the FDA may be subject to certain conditions or may be rejected. In cases where data from clinical trials conducted outside the United States are intended to serve as the sole basis for marketing approval in the United States, the FDA will generally not approve the application on the basis of foreign data alone unless: (i) the data are applicable to the United States population and United States medical practice; (ii) the trials were performed by clinical investigators of recognized competence; and (iii) the data may be considered valid without the need for an on-site inspection by the FDA or, if the FDA considers such an inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. Additionally, the FDA’s clinical trial requirements, including sufficient size of patient populations and statistical powering, must be met. Many foreign regulatory bodies have similar approval requirements. In addition, such foreign clinical trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA or any similar foreign regulatory authority will accept data from clinical trials conducted outside of the United States or the applicable jurisdiction. If the FDA or any similar foreign regulatory authority does not accept such data, it would result in the need for additional clinical trials, which would be costly and time-consuming and delay aspects of ProKidney’s business plan, and which may result in REACT not receiving approval or clearance for commercialization in the applicable jurisdiction.

ProKidney may not be successful in its efforts to identify or discover additional product candidates in the future.

ProKidney’s research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for a number of reasons, including:

•	ProKidney’s inability to design such product candidates with the pharmacological properties that ProKidney desires or attractive pharmacokinetics;

•	ProKidney’s inability to design and develop a suitable manufacturing process; or

•

potential product candidates may, on further study, be shown to have harmful side effects or other characteristics that indicate that they are unlikely to be medicines that will receive marketing approval and achieve market acceptance.

Research programs to identify new product candidates require substantial technical, financial and human resources. If ProKidney is unable to identify suitable compounds for clinical development, ProKidney will not be able to obtain product revenue in future periods, which likely would result in significant harm to its financial position and adversely impact its stock price.

Due to ProKidney’s limited resources and access to capital, ProKidney must make decisions on the allocation of resources to certain programs and product candidates; these decisions may prove to be wrong and may adversely affect ProKidney’s business.

ProKidney has limited financial and human resources and intends to initially focus on research programs and product candidates for a limited set of indications. As a result, ProKidney may forgo or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential or a greater likelihood of success. In addition, ProKidney may seek to accelerate its development timelines, including by initiating certain clinical trials of REACT or ProKidney’s future product candidates before earlier-stage studies have been completed. This approach may cause ProKidney to commit significant resources to prepare for and conduct later-stage trials for one or more product candidates that subsequently fail earlier-stage clinical testing. Therefore, ProKidney’s resource allocation decisions may cause ProKidney to fail to capitalize on viable commercial products or profitable market opportunities or expend resources on product candidates that are not viable.

There can be no assurance that ProKidney will ever be able to identify additional therapeutic opportunities for REACT or ProKidney’s future product candidates or to develop suitable potential product candidates through internal research programs, which could materially adversely affect its future growth and prospects. ProKidney may focus its efforts and resources on potential product candidates or other potential programs that ultimately prove to be unsuccessful.

If ProKidney does not achieve its projected development goals in the time frames ProKidney announces and expects, the commercialization of its products may be delayed or never achieved.

From time to time, ProKidney may estimate the timing of the accomplishment of various scientific, clinical, regulatory, manufacturing and other product development goals, which ProKidney sometimes refers to as milestones. These milestones may include the commencement or completion of clinical trials and the submission of regulatory filings, including IND submissions. From time to time, ProKidney may publicly announce the expected timing of some of these milestones. All of these milestones are, and will be, based on a variety of assumptions. The actual timing of these milestones can vary significantly compared to ProKidney’s estimates, in some cases for reasons beyond its control. ProKidney may experience numerous unforeseen events during, or as a result of, any future clinical trials that ProKidney conducts that could delay or prevent its ability to receive marketing approval or commercialize REACT or any of its future product candidates.

Risks Related to the Manufacturing of REACT and ProKidney’s Future Product Candidates

Cell therapies are complex and difficult to manufacture, and ProKidney could experience manufacturing problems that result in delays in the development or commercialization of REACT, ProKidney’s lead product candidate, or otherwise harm its business.

The manufacture of cell therapy products is technically complex and necessitates substantial expertise and capital investment. Production difficulties caused by unforeseen events may delay the availability of material for ProKidney’s clinical trials. Further, ProKidney is not aware of any other cell therapy that has been manufactured for a market of the anticipated size for REACT. If REACT is approved for commercial sale, as to which no assurance can be given, ProKidney may be unable to meet market demand for the product in a timely manner due to the complex processes that are involved in its manufacturing.

Additionally, all entities involved in the preparation of therapeutics for clinical trials or commercial sale are subject to extensive cGMP, state and federal regulations, as well as foreign requirements when applicable. Components of a finished therapeutic product approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with cGMP regulations. These regulations govern manufacturing processes and procedures (including record keeping) and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. Poor control of production processes can lead to the introduction of adventitious agents or other contaminants, or to inadvertent changes in the properties or stability of REACT that may not be detectable in final product testing. ProKidney must supply all necessary documentation in support of a BLA or MAA on a timely basis. ProKidney’s facilities and quality systems, including those of any third parties it contracts with to manufacture any critical component of the final product, must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of REACT or any of ProKidney’s other potential products. In addition, the FDA and other regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of REACT or ProKidney’s other potential products or the associated quality systems for compliance with the regulations applicable to the activities being conducted at such facilities, and they could put a hold on one or more of ProKidney’s clinical trials if its facilities, or those of its contracted third parties, do not pass such audits or inspections. If such facilities do not pass a pre-approval plant inspection, FDA approval of the products will not be granted. Any failure to adhere to or document compliance with such regulatory requirements could lead to a delay or interruption in the availability of REACT for clinical trials or enforcement action from the FDA, EMA or foreign regulatory authorities. If ProKidney or its suppliers were to fail to comply with the requirements of the FDA, EMA or other regulatory authority, it could result in regulatory actions or sanctions being imposed on ProKidney, including the issuance of FDA Form 483 notices of inspectional observations, warning letters or untitled letters, clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of REACT. ProKidney’s potential future dependence upon others for the manufacture of REACT may also adversely affect its future profit margins and its ability to commercialize REACT or any future product candidates that receive regulatory approval on a timely and competitive basis.

Biological products are inherently difficult to manufacture. REACT is manufactured using technically complex processes requiring specialized equipment and facilities, highly specific raw materials, autologous cells collected from patients, and reagents, and the process involves various production constraints. Even though ProKidney aims to have backup supplies of raw materials and reagents whenever possible, ProKidney cannot be certain they will be sufficient if its primary sources are unavailable. A shortage of a critical raw material or reagent, or a technical issue during manufacturing may lead to delays in clinical development or commercialization plans. Any changes in the manufacturing of components of the raw materials ProKidney uses could result in unanticipated or unfavorable effects in its manufacturing processes, resulting in delays.

Delays or failures in the manufacture of cell therapies can result in a patient being unable to receive their cell therapy or a requirement to re-manufacture which itself then causes delays in manufacture for other patients. Any delay or failure or inability to manufacture on a timely basis can adversely affect a patient’s outcomes and delay the timelines for ProKidney’s clinical trials. Such delays or failure or inability to manufacture can result from:

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a failure in the manufacturing process itself, for example by an error in manufacturing equipment or reagent failure, failure in any step of the manufacturing process, failure to maintain a cGMP environment or failure in quality systems applicable to manufacture, sterility failures, or contamination during process;

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product loss or failure due to logistical issues associated with the collection of a patient’s autologous cells or other samples, shipping that material to analytical laboratories, and shipping the final cell therapy back to the location using cold chain distribution where it will be administered to the patient, manufacturing issues associated with the differences in patient starting materials, inconsistency in cell growth and variability in product characteristics;

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a lack of reliability or reproducibility in the manufacturing process itself, leading to variability in end manufacture of the cell therapy, which may lead to regulatory authorities placing a hold on a clinical trial or requesting further information on the process, which could in turn result in delays to the clinical trials;

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product loss or failure due to logistical issues including issues associated with the differences between patients’ autologous cells or characteristics, interruptions to process, contamination, failure to supply patient apheresis material within required timescales (for example, as a result of an import or export hold-up) or supplier error;

•	inability to have enough manufacturing slots to manufacture cell therapies for patients as and when those patients require manufacture;

•	inability to procure starting materials or to manufacture starting materials;

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interruptions in ProKidney’s supply chain, which may require ProKidney to find an alternative manufacturer or supplier for one or more components that ProKidney needs in the manufacture of REACT, which would in turn require such manufacturer or supplier to be qualified through a BLA and/or MAA supplement, could lead the regulatory agencies to require additional studies if a new manufacturer is relied upon for commercial production, and may involve substantial costs and delays related to switching manufacturers;

•	loss of or close-down of any manufacturing facility used in the manufacture of ProKidney’s cell therapies, or the inability to find alternative manufacturing capability in a timely fashion;

•	loss or contamination of patient starting material, requiring the starting material to be obtained again from the patient or the manufacturing process to be re-started; and

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a requirement to modify or make changes to any manufacturing process, which may also require comparability testing that delays ProKidney’s ability to make the required modifications or perform any required comparability testing in a timely fashion, require further regulatory approval or require successful tech transfer to CMOs to continue manufacturing.

These factors could cause the delay of clinical trials, regulatory submissions, required approvals or commercialization of REACT, cause ProKidney to incur higher costs and prevent ProKidney from commercializing REACT successfully, if approved.

ProKidney’s costs of manufacturing REACT for use in its ongoing Phase 2 RMCL-002 study is approximately $100,000 per patient. ProKidney anticipates that these costs will be lower for its Phase 3 trials and that the costs will continue to decrease as ProKidney manufactures REACT at commercial scale with implementation of automation, bioprocess developments, formulation improvements and streamlining of the supply chain. However, there can be no assurance that these manufacturing costs will actually be lower for ProKidney’s Phase 3 trials than for ProKidney’s ongoing Phase 2 RMCL-002 study.

ProKidney has its own manufacturing capabilities, which may result in increased costs being incurred by ProKidney.

ProKidney’s manufacturing facility for REACT is within its Winston-Salem facility in North Carolina, and this facility currently manufactures SRCs for use in its clinical trials. Regulatory authorities, in particular the FDA, might not continue to approve ProKidney’s ability to manufacture SRCs or other cell therapies at the Winston-Salem facility.

ProKidney’s ability to successfully manufacture its own cell therapies at the Winston-Salem facility within a reasonable period of time and within currently projected costs is dependent on a number of factors, including:

•	ProKidney’s ability to recruit the required employees at a suitable level and experience and within required timescales and to maintain employment of such required employees;

•	ProKidney’s ability to obtain regulatory approval for the facility and for the manufacture of cell therapies at the facility and to satisfy regulatory authorities on an ongoing basis;

•	ProKidney’s ability to manufacture cell therapies reliably and reproducibly and to timescales sufficient to support required patient administration;

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ProKidney’s ability to manufacture cell therapies in compliance with the applicable regulatory requirements, including requirements applicable in both the United States and the European Union, including cGMP, enforced by the FDA and state regulatory authorities;

•	ProKidney’s ability to develop internal quality controls and processes sufficient to enable manufacture and supply of cell therapies at its Winston-Salem facility;

•	ProKidney’s ability to establish comparability with currently used manufacturing processes and for such comparability data to be accepted by the appropriate regulatory authorities; and

•	ProKidney’s ability to fund ongoing development, including equipment requirements necessary for successful manufacture of cell therapies at its facility.

Any delay or failure in manufacture at ProKidney’s facility could result in delays to the supply of cell therapies for its clinical trials. Should ProKidney become unable to produce cell therapies for use in its clinical trials or be unable to produce cell therapies at the required level, then ProKidney will be unable to support such clinical trials until alternative manufacturing capability is secured.

ProKidney’s autologous cell therapy products are patient-specific, and ProKidney needs to ensure that the correct product is administered to the correct patient.

Administration of autologous cell therapies is patient-specific and personalized medicine. The process requires careful handling of patient-specific products and fail-safe tracking to ensure that the tracking process is without error and that patient samples are tracked from patient collection, through manufacturing and re-administration to the same patient. While such mechanisms are in place, should the tracking process fail, whether at ProKidney’s own facility, a third-party facility or at any point in the manufacturing and supply process, a patient could receive another patient’s SRCs, resulting in significant toxicity and potentially patient fatality. ProKidney will need to invest in enhanced systems, such as bar coding, to further ensure fail-safe tracking. There is always a risk of a failure in any such system. Inability to develop or adopt an acceptable fail-safe tracking methodology and handling regime may delay or prevent ProKidney from receiving regulatory approval and/or result in significant toxicity and potentially patient fatality if a patient receives another patient’s SRCs. This risk may be increased where autologous cell therapies are used in clinical trials that ProKidney does not control or sponsor and, should an error be made in the administration of its autologous cell therapies in such clinical trials, this could affect the steps required in its own clinical trials and manufacturing process requiring the addition of further tracking mechanisms to ensure fail-safe tracking. The tracking systems required to further ensure safe patient administration may also require enhanced procedures and administration to satisfy other regulatory requirements, for example, data protection requirements in Europe. The need to ensure tracking systems are adequate and to comply with these additional regulatory requirements may result in delay to the start of clinical trials or the need to obtain additional regulatory licenses or consents prior to starting such trials.

Delays in obtaining regulatory approval of the manufacturing process and facility to produce REACT or disruptions in the manufacturing process may delay or disrupt ProKidney’s commercialization efforts. Very few cGMP cell therapy manufacturing facilities in the United States have received approval from the FDA for the manufacture of an approved cell therapy product.

Before ProKidney can begin to commercially manufacture REACT or any of ProKidney’s future product candidates, ProKidney must obtain regulatory approval from the FDA for its manufacturing processes and for the facility in which manufacturing is performed. A manufacturing authorization must also be obtained from the appropriate EU regulatory authorities prior to commercialization in the European Union. Very few cGMP cell therapy manufacturing facilities in the United States have received approval from the FDA for the manufacture of an approved cell therapy product and, therefore, the timeframe required for ProKidney to obtain regulatory approval for its product candidates is uncertain. In addition, ProKidney must pass a pre-approval inspection of the manufacturing facility, including any facilities that produce any component of REACT, by the FDA and other relevant regulatory authorities before REACT or any of ProKidney’s future cell therapy product candidates can obtain marketing approval. In response to the COVID-19 pandemic, on March 10, 2020, the FDA announced its intention to postpone most inspections of foreign manufacturing facilities while local, national and international conditions warrant. On March 18, 2020, the FDA announced its intention to temporarily postpone routine surveillance inspections of domestic manufacturing facilities. Subsequently, on July 10, 2020, the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. The FDA intends to use this risk-based assessment system to identify the categories of regulatory activity that can occur within a given geographic area, ranging from mission critical inspections to resumption of all regulatory activities. Additionally, on April 15, 2021, the FDA issued a guidance document in which the FDA described its plans to conduct voluntary remote interactive evaluations of certain therapeutic manufacturing facilities and clinical research sites. According to the guidance, the FDA intends to request such remote interactive evaluations in situations where an in-person inspection would not be prioritized or deemed mission-critical, or where direct inspection is otherwise limited by travel restrictions, but where the FDA determines that remote evaluation would still be appropriate. However, on December 29, 2021, the FDA announced that due to the rapid spread of the COVID-19 omicron variant, certain inspections, such as domestic and foreign preapproval, surveillance, and for-cause inspections that are not deemed mission-critical, would be postponed through January 19, 2022, and that the agency would reassess plans to resume foreign inspections. Should the FDA determine that an inspection is necessary for approval of a new drug application (“NDA”) and an inspection cannot be completed during the review cycle due to restrictions on travel, and the FDA does not determine a remote interactive evaluation to be adequate, the FDA has stated that it generally intends to issue a complete response letter or defer action on the application until an inspection can be completed. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic and may experience delays in their regulatory activities. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process ProKidney’s regulatory submissions, which could have a material adverse effect on ProKidney’s business. Further, upon completion of this offering and in ProKidney’s operations as a public company, future government shutdowns could impact its ability to access the public markets and obtain necessary capital in order to properly capitalize and continue its operations.

In order to obtain approval, ProKidney will need to ensure that all of its processes, quality systems, methods, equipment, policies and procedures are compliant with cGMP and other applicable regulations, and perform extensive audits of vendors, contract laboratories, and suppliers. If any of ProKidney’s vendors, contract laboratories, or suppliers is found to be out of compliance with cGMP or other applicable regulations relating to REACT, ProKidney may experience delays or disruptions in manufacturing while ProKidney works with such third parties to remedy the violation or while ProKidney works to identify suitable replacement vendors. The cGMP requirements govern, among other things, quality control of the manufacturing process and documentation policies and procedures. In complying with cGMP regulations, ProKidney will be obligated to spend time, money and effort in production, record keeping and quality control to assure that the product meets applicable specifications and other requirements. If ProKidney fails to comply with these requirements, ProKidney may be subject to regulatory enforcement actions or other legal sanctions and may not be permitted to sell any products that ProKidney may develop.

Any problems in ProKidney’s manufacturing process or facilities could make ProKidney a less attractive collaborator for potential partners, including larger pharmaceutical companies and academic research institutions, which could limit ProKidney’s access to additional attractive development programs.

ProKidney has limited experience as a company managing a complex supply chain or satisfying manufacturing-related regulatory requirements.

The FDA, the EMA and other foreign regulatory authorities may require ProKidney to submit samples of any lot of any approved product together with the protocols showing the results of applicable lot release tests at any time. Under some circumstances, the FDA, the EMA or other foreign regulatory authorities may require that ProKidney not distribute a product lot until the relevant agency authorizes its release. Slight deviations in the manufacturing process, including those affecting quality attributes and stability, may result in unacceptable changes in a cell therapy product that could lead to lot failures or product recalls. Lot failures or product recalls could cause ProKidney to delay product launches or clinical trials, which could be costly to ProKidney and otherwise harm its business, financial condition, results of operations and prospects. Problems in ProKidney’s manufacturing processes could restrict its ability to meet market demand for its products.

Managing an autologous ex vivo cell therapy supply chain is highly complex. ProKidney must identify, engage, and coordinate with treatment centers where patients’ cellular source material must be collected, prepared and transported to the manufacturing facility and the cryopreserved therapeutic product must be returned to the treatment center for administration to the patient using controlled temperature shipping containers.

Once collected from the patient, the cellular source material must be prepared and stored according to specified procedures. While ProKidney intends to standardize the processes at treatment centers, if there is a deviation of the processes, the cellular source material from a patient could be adversely impacted and potentially result in manufacturing failures. The patient’s cellular materials must be transported to the manufacturing facility using a shipping container that maintains the material at a sufficiently cold temperature and must typically be delivered and processed within four days of collection. While ProKidney intends to use reputable couriers and agents for the transport of such materials, if the shipping container is opened or damaged such that the appropriate storage/shipping temperature is not maintained, the cellular source material may be adversely impacted and it may not be feasible to manufacture a cell therapy product for the patient. Similarly, if a shipment is delayed due to adverse weather, misrouting, being held up at a customs point, COVID-19 impacts or other events, the cellular source material may not be delivered within a time window that will allow for its use for the successful manufacture of a cell therapy product.

Similarly, the patient’s autologous cell therapy product must be returned to the clinical site for administration to the patient using a specialized shipping container that maintains the material at a very low temperature. While ProKidney intends to use reputable couriers and agents for the transport of its products, if the shipping container is opened or damaged such that the very low temperature is not maintained, the cell therapy product may be adversely impacted and it may not be feasible to administer it to the patient or, if administered, it could cause harm to the patient. Similarly, if a shipment is delayed due to adverse weather, misrouting, being held up at a customs point, COVID-19 impacts or other events, and is not delivered to the clinical site within the time period that the very low temperature is maintained, the cell therapy product may be adversely affected and be unable to be administered or, if administered, could cause harm to the patient.

ProKidney may be delayed or unable to identify, engage, successfully coordinate with or qualify treatment centers in the regions ProKidney is targeting as part of its commercial launch strategy, which could delay or prevent patients from receiving cell therapy treatments, if approved. For example, due to COVID-19-related travel restrictions, some in-person visits to qualify certain potential treatment centers were postponed or required to take place remotely. If ProKidney’s treatment centers fail to perform satisfactorily, it may suffer reputational, operational, and business harm.

Any of the above events, should they happen, could adversely affect ProKidney’s development timelines and its business, financial condition, results of operations and prospects.

ProKidney depends on third-party suppliers for materials that are necessary for the conduct of clinical trials of REACT, ProKidney’s lead product candidate, and the loss of these third-party suppliers or their inability to supply ProKidney with sufficient quantities of adequate materials, or to do so at acceptable quality levels and on a timely basis, could harm ProKidney’s business.

Manufacturing REACT, ProKidney’s lead product candidate, requires many reagents, which are substances used in ProKidney’s manufacturing processes to bring about chemical or biological reactions, and other specialty materials and equipment, some of which are manufactured or supplied by small companies with limited resources and experience to support commercial biologics production. ProKidney currently depends on a limited number of vendors for certain materials and equipment used in the manufacture of REACT. Some of these suppliers may not have the capacity to support clinical trials and commercial products manufactured under cGMP by biopharmaceutical firms or may otherwise be ill-equipped to support ProKidney’s needs. ProKidney also does not have supply contracts with many of these suppliers and may not be able to obtain supply contracts with them on acceptable terms or at all. Accordingly, ProKidney may experience delays or interruption in receiving key materials and equipment to support clinical or commercial manufacturing. Any significant delay or interruption in the supply of components or sub-assemblies, or ProKidney’s inability to obtain substitute components, sub-assemblies or materials from alternate sources at acceptable prices in a timely manner, could impair ProKidney’s ability to meet the demand of its customers and harm its business.

For some of these reagents, equipment, and materials, ProKidney relies and may in the future rely on sole source vendors or a limited number of vendors. The supply of the reagents and other specialty materials and equipment that are necessary to produce REACT could be reduced or interrupted at any time. In such case, identifying and engaging an alternative supplier could result in delay, and ProKidney may not be able to find other acceptable suppliers on acceptable terms, or at all. Switching suppliers may involve substantial costs and is likely to result in a delay in ProKidney’s desired clinical and commercial timelines. If ProKidney changes suppliers for commercial production, applicable regulatory agencies may require ProKidney to conduct additional studies or trials. If key suppliers are lost, or if the supply of the materials is diminished or discontinued, ProKidney may not be able to develop, manufacture and market REACT in a timely and competitive manner, or at all. An inability to continue to source products from any of these suppliers, which could be due to a number of issues, including regulatory actions or requirements affecting the supplier, adverse financial or other strategic developments experienced by a supplier, labor disputes or shortages, unexpected demands or quality issues, could adversely affect ProKidney’s ability to satisfy demand for REACT, which could adversely and materially affect ProKidney’s product sales and operating results or its ability to conduct clinical trials, either of which could significantly harm its business.

As ProKidney continues to develop and scale its manufacturing process, ProKidney expects that it will need to obtain rights to and supplies of certain materials and equipment to be used as part of that process. ProKidney may not be able to obtain rights to such materials or equipment on commercially reasonable terms, or at all, and if ProKidney is unable to alter its process in a commercially viable manner to avoid the use of such materials or equipment or find a suitable substitute, it would have a material adverse effect on ProKidney’s business. Even if ProKidney is able to alter its process so as to use other materials or equipment, such a change may lead to a delay in its clinical development and/or commercialization plans. If such a change occurs for product candidate that is already in clinical development, the change may require us to perform both ex vivo comparability studies and to collect additional data from subjects prior to undertaking more advanced clinical trials. These factors could cause the delay of nonclinical studies or clinical trials, regulatory submissions, required approvals or commercialization of REACT or future product candidates that ProKidney develops, cause ProKidney to incur higher costs and prevent ProKidney from commercializing its product candidates successfully.

Any microbial contamination in the manufacturing process for ProKidney’s cell-based product, shortages of raw materials or failure of any of ProKidney’s key suppliers to deliver necessary components could result in delays in its clinical development or marketing schedules.

Given the nature of cell product manufacturing, there is a risk of microbial contamination. Any microbial contamination could adversely affect ProKidney’s ability to produce, release or administer its cell therapies on schedule and could, therefore, harm its results of operations and cause reputational damage.

Some of the raw materials required in ProKidney’s manufacturing processes are derived from biologic sources. Such raw materials are difficult to procure and may be subject to contamination or recall. A material shortage, contamination, recall or restriction on the use of biologically derived substances in the manufacture of REACT could adversely impact or disrupt the commercial manufacturing or the production of clinical material, which could adversely affect ProKidney’s development timelines and its business, financial condition, results of operations and prospects.

REACT requires cryopreservation with specific storage, handling and administration at the clinical sites.

REACT requires cryopreservation and must be stored at very low temperatures in specialized freezers or specialized shipping containers until immediately prior to use. For administration, the cryopreserved product container must be carefully removed from storage, rapidly thawed under controlled temperature conditions in an area proximal to the patient’s bedside and immediately administered to the patient. The handling, thawing and administration of the cryopreserved cell therapy product must be performed according to specific instructions, typically using specific disposables, and some steps must be completed within specific time periods. Failure to correctly handle the product, follow the instructions for thawing and administration and or failure to administer the product within the specified period post-thaw could negatively impact the efficacy and or safety of the product.

Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.

As product candidates progress through clinical trials to marketing approval and commercialization, various aspects of the development program, such as manufacturing methods and the product’s formulation, may be altered along the way in an effort to optimize yield, manufacturing batch size, minimize costs and achieve consistent quality and results. These changes carry the risk that they will not achieve their intended objectives. Any of these changes could cause REACT or any of ProKidney’s future product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the altered materials. This could delay completion of ProKidney’s ongoing or planned clinical trials, require ProKidney to perform bridging clinical trials or repeat one or more clinical trials, increase clinical trial costs, delay any potential approval of REACT or any of ProKidney’s future product candidates and jeopardize ProKidney’s ability to commercialize REACT or any of its future product candidates and generate revenue.

In addition, there are risks associated with process development and large-scale manufacturing for clinical trials or commercial distribution including, among others, cost overruns, potential problems with process scale-up, process reproducibility, stability issues, compliance with cGMP, lot consistency and timely availability of raw materials. Even if ProKidney obtains marketing approval for any of its product candidates, there is no assurance that ProKidney will be able to manufacture the approved product to specifications acceptable to the FDA or other comparable foreign regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential commercial launch of the product or to meet potential future demand. Additionally, the manufacturing processes for biological products is more complex and expensive than with small-molecule products, and additional manufacturing suppliers may be needed to manufacture clinical trial supplies for these development programs. If ProKidney is unable to produce sufficient quantities for clinical trials or for commercialization, ProKidney’s development and commercialization efforts would be impaired, which would have an adverse effect on its business, financial condition, results of operations and growth prospects.

ProKidney’s current operations are concentrated in a number of locations, including a single manufacturing facility in North Carolina. ProKidney or the third parties upon whom it depends may be adversely affected by earthquakes, wildfires or other natural disasters, as well as epidemics, pandemics and other incidents, and ProKidney’s business continuity and disaster recovery plans may not adequately protect ProKidney from a serious disaster.

Any unplanned event, such as flood, fire, explosion, earthquake, extreme weather condition, medical epidemics or pandemics, power shortage, telecommunication failure or other natural or manmade accidents or incidents that result in ProKidney being unable to fully utilize ProKidney’s facilities may have a material and adverse effect on its ability to operate its business, particularly on a daily basis, and have significant negative consequences on its financial and operating conditions. Loss of access to these facilities may result in increased costs, delays in the development of REACT or any of ProKidney’s future product candidates or interruption of its business operations. Earthquakes, wildfires or other natural disasters could further disrupt ProKidney’s operations, and have a material and adverse effect on its business, financial condition, results of operations and prospects. If a natural disaster, power outage or other event prevented ProKidney from using all or a significant portion of ProKidney’s manufacturing facilities, or otherwise disrupted operations, it may be difficult or, in certain cases, impossible, for ProKidney to continue its business for a substantial period of time. The disaster recovery and business continuity plans ProKidney has in place, including use of contract manufacturers and inherent risks associated therewith with respect to technology transfer and quality issues, may prove inadequate in the event of a serious disaster or similar event. ProKidney may incur substantial expenses as a result of the limited nature of its disaster recovery and business continuity plans, which could have a material adverse effect on its business. As part of ProKidney’s risk management policy, ProKidney maintains insurance coverage at levels that it believes are appropriate for its business. However, in the event of an accident or incident at these facilities, ProKidney cannot assure you that the amounts of insurance will be sufficient to satisfy any damages and losses. If ProKidney’s facilities are unable to operate because of an accident or incident or for any other reason, even for a short period of time, any or all of ProKidney’s research and development programs may be harmed. Any business interruption may have a material and adverse effect on ProKidney’s business, financial condition, results of operations and prospects.

Risks Related to the Commercialization of REACT and ProKidney’s Future Product Candidates

Even if REACT or a future product candidate ProKidney develops receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

Even if REACT or any other product candidates ProKidney develops receives marketing approval, it may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors, such as Medicare and Medicaid programs and managed care organizations, and others in the medical community. In addition, the availability of coverage by third-party payors may be affected by existing and future health care reform measures designed to reduce the cost of health care. If the product candidates ProKidney develops do not achieve an adequate level of acceptance, ProKidney may not generate significant product revenues and it may not become profitable.

The degree of market acceptance of any product candidate, if approved for commercial sale, will depend on a number of factors, including:

•	the efficacy and potential advantages of ProKidney’s current or future product candidates compared to alternative treatments;

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product labeling or product insert requirements of the FDA, EMA or other foreign regulatory authorities, including any limitations or warnings contained in a product’s approved labeling, including any black box warning or REMS;

•	the clinical indications for which ProKidney’s current or future product candidates are approved;

•	availability of alternative treatments already approved or commercially launched in the future;

•	the ability to offer ProKidney’s products, if approved, for sale at competitive prices;

•	convenience and ease of administration compared to alternative treatments;

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the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies, including where there may be a perception that ProKidney’s therapies, if approved, involve an increased risk of adverse events;

•	the recommendations with respect to ProKidney’s product candidates in guidelines published by various scientific organizations applicable to us and its product candidates;

•	the strength of marketing and distribution support;

•	any restrictions on the use of ProKidney’s products together with other medications;

•	ProKidney’s ability to hire and retain a sales force in the United States;

•	the ability to obtain sufficient third-party coverage and adequate reimbursement for ProKidney’s products, including necessary reimbursement codes;

•	the prevalence and severity of any side effects;

•	the ability to obtain Current Procedural Terminology (“CPT”) Codes and Resource-Based Relative Value Scale for appropriate provider reimbursement;

•	the ability to obtain designated International Classification of Diseases (“ICD-10”) codes from the WHO for disease designation;

•	willingness of provider proceduralists to perform invasive kidney procedures that may cause increased medical liability from procedural-related or cell based adverse events; and

•	the ability to provide advanced procedural training for delivery of product candidates.

Sales of cell-based products also depend on the willingness of physicians to prescribe the treatment, which is likely to be based on a determination by these physicians that the products are safe, therapeutically effective and cost effective. In addition, the inclusion or exclusion of products from treatment guidelines established by various physician groups and the viewpoints of influential physicians can affect the willingness of other physicians to prescribe the treatment. ProKidney cannot predict whether physicians, physicians’ organizations, hospitals, other health care providers, government agencies or private insurers will determine that ProKidney’s products are safe, therapeutically effective and cost effective as compared with competing treatments. If any product candidate is approved but does not achieve an adequate level of acceptance by such parties, ProKidney may not generate or derive sufficient revenue from that product candidate and may not become or remain profitable. If government and other third-party payors do not provide coverage and adequate reimbursement levels for any products ProKidney commercializes, market acceptance and commercial success would be reduced. REACT is percutaneously injected into the kidney and requires additional proceduralist technical training with possible ongoing maintenance of certification. Facilities where REACT is delivered may require additional cell-based licensing by state, federal or laboratory certification agencies and require equipment with appropriate technology and inventories.

ProKidney currently has no marketing and sales organization and has no experience as a company in commercializing products, and ProKidney may have to invest significant resources to develop these capabilities. If ProKidney is unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell any products for which it obtains regulatory approval, ProKidney may not be able to generate product revenue.

ProKidney has no internal sales, marketing or distribution capabilities, nor has it commercialized a product. If REACT or any of ProKidney’s future product candidates ultimately receives regulatory approval, it expects to establish a marketing and sales organization with technical expertise and supporting distribution capabilities to commercialize each such product in major markets, which will be expensive and time consuming. ProKidney has no prior experience as a company in the marketing, sale and distribution of biopharmaceutical products and there are significant risks involved in building and managing a sales organization. For example, recruiting and training a sales force is expensive and time consuming and could delay any product launch. If the commercial launch of a product candidate for which ProKidney recruits a sales force and establish marketing capabilities is delayed or does not occur for any reason, ProKidney would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and ProKidney’s investment would be lost if it cannot retain or reposition its sales and marketing personnel.

Factors that may inhibit ProKidney’s efforts to market its products on its own include:

•	its inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;

•	the inability of sales personnel to obtain access to physicians in order to educate physicians about its product candidates, including product administration and product delivery, once approved;

•	the lack of complementary products to be offered by sales personnel, which may put ProKidney at a competitive disadvantage relative to companies with more extensive product lines; and

•	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

Any failure or delay in the development of ProKidney’s internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. ProKidney may also choose to collaborate with third parties that have direct sales forces and established distribution systems, either to augment ProKidney’s own sales force and distribution systems or in lieu of its own sales force and distribution systems. ProKidney may not be able to enter into collaborations or hire consultants or external service providers to assist ProKidney in sales, marketing and distribution functions on acceptable financial terms, or at all. In addition, ProKidney’s product revenues and its profitability, if any, may be lower if ProKidney relies on third parties for these functions than if ProKidney was to market, sell and distribute any products that it develops and for which it receives regulatory approval itself. ProKidney likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market ProKidney’s products effectively. If ProKidney is not successful in commercializing its products, either on its own or through arrangements with one or more third parties, ProKidney may not be able to generate any future product revenue and it would incur significant additional losses.

The affected populations for REACT or any of ProKidney’s future product candidates may be smaller than ProKidney or third parties currently project, which may affect the addressable markets for REACT or ProKidney’s future product candidates.

ProKidney’s projections of the number of people who have the diseases it is seeking to treat, as well as the subset of people with these diseases who have the potential to benefit from treatment with REACT or any of ProKidney’s future product candidates, are estimates based on its knowledge and understanding of these diseases. These estimates may prove to be incorrect, and new studies, medications, or medical practices may further reduce the estimated incidence or prevalence of this disease. The number of patients in the United States, the European Union and elsewhere may turn out to be lower than expected, may not be otherwise amenable to treatment with REACT or any of ProKidney’s future product candidates or patients may become increasingly difficult to identify and access, all of which would adversely affect ProKidney’s business, financial condition, results of operations and prospects. Further, even if ProKidney obtains approval for REACT or any of its future product candidates, the FDA or other regulators may limit their approved indications to more narrow uses or subpopulations within the populations for which ProKidney is targeting development of REACT or any of ProKidney’s future product candidates.

The total addressable market opportunity for REACT or any of ProKidney’s future product candidates will ultimately depend upon a number of factors including the diagnosis and treatment criteria included in the final label, if approved for sale in specified indications, acceptance by the medical community, patient access and product pricing and reimbursement. Incidence and prevalence estimates are frequently based on information and assumptions that are not exact and may not be appropriate, and the methodology is forward-looking and speculative. The process ProKidney has used in developing an estimated incidence and prevalence range for the indications ProKidney is targeting has involved collating limited data from multiple sources. Accordingly, the incidence and prevalence estimates included in this proxy statement should be viewed with caution. Further, the data and statistical information used in this proxy statement, including estimates derived from them, may differ from information and estimates made by ProKidney’s competitors or from current or future studies conducted by independent sources.

Obtaining and maintaining regulatory approval of REACT or any of ProKidney’s future product candidates in one jurisdiction does not mean that ProKidney will be successful in obtaining regulatory approval of REACT or future product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of REACT or any of ProKidney’s future product candidates in one jurisdiction does not guarantee that ProKidney will be able to obtain or maintain regulatory approval in any other jurisdiction, while a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, similar foreign regulatory authorities must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval and licensure procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that ProKidney intends to charge for its products is also subject to approval.

ProKidney may also submit marketing applications in other countries. Regulatory authorities in jurisdictions outside of the United States have requirements for approval of product candidates with which ProKidney must comply prior to marketing in those jurisdictions. Obtaining similar foreign regulatory approvals and compliance with similar foreign regulatory requirements could result in significant delays, difficulties and costs for ProKidney and could delay or prevent the introduction of its products in certain countries. ProKidney does not have any product candidates approved for sale in any jurisdiction, including international markets, and ProKidney does not have experience in obtaining regulatory approval in international markets. If ProKidney fails to comply with the regulatory requirements in international markets and/or receive applicable marketing approvals, ProKidney’s target market will be reduced and its ability to realize the full market potential of REACT or any of ProKidney’s future product candidates will be harmed.

Off-label use or misuse of ProKidney’s products may harm its reputation in the marketplace, result in injuries that lead to costly product liability suits, and/or subject ProKidney to penalties if ProKidney fails to comply with regulatory requirements or experience unanticipated problems with any product.

If ProKidney has any product candidate approved, its product labeling, advertising, and promotion will be subject to regulatory requirements and continuing regulatory review. In the United States, the FDA and the FTC strictly regulate the promotional claims that may be made about pharmaceutical products to ensure that any claims about such products are consistent with regulatory approvals, not misleading or false, and adequately substantiated by clinical data. The promotion of a medicine or biologic product in a manner that is false, misleading, unsubstantiated, or for unapproved (or off-label) uses may result in enforcement letters, inquiries and investigations and civil and criminal sanctions by the FDA, FTC, and other regulatory authorities. In particular, a product may not be promoted for uses that are not approved by the FDA as reflected in the product’s approved labeling. If ProKidney receives marketing approval for a product candidate, physicians may nevertheless prescribe it to their patients in a manner that is inconsistent with the approved label. If ProKidney is found to have promoted such off-label uses, ProKidney may become subject to significant liability. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant sanctions and may result in false claims litigation under federal and state statutes, which can lead to consent decrees, civil monetary penalties, restitution, criminal fines and imprisonment, and exclusion from participation in Medicare, Medicaid and other federal and state health care programs. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The government has also required that companies enter into consent decrees and/or imposed permanent injunctions under which specified promotional conduct is changed or curtailed. Any off-label use of REACT or any of ProKidney’s future product candidates could harm its reputation in the marketplace among physicians and patients. There may also be increased risk of injury to patients if physicians attempt to use ProKidney’s products for these uses for which they are not approved, which could lead to product liability suits that might require significant financial and management resources and that could harm ProKidney’s reputation.

Additionally, advertising and promotion of any product candidate that obtains approval outside of the United States will be heavily scrutinized by comparable foreign regulatory authorities and stakeholders.

REACT and ProKidney’s future product candidates for which ProKidney intends to seek approval as biologic products may face competition sooner than anticipated, and ProKidney’s operating results will suffer if it fails to compete effectively.

Even if ProKidney is successful in achieving regulatory approval to commercialize a product candidate ahead of ProKidney’s competitors, REACT or any of ProKidney’s future product candidates may face competition from biosimilar products. In the United States, REACT is expected to be regulated by the FDA as a biological product, and ProKidney intends to seek approval for REACT pursuant to the BLA pathway. The Biologics Price Competition and Innovation Act of 2009 (the “BPCIA”) created an abbreviated pathway for FDA approval of biosimilar and interchangeable biological products based on a previously licensed reference product. Under the BPCIA, an application for a biosimilar biological product cannot be approved by the FDA until 12 years after the original reference biological product was approved under a BLA. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. While it is uncertain when such processes intended to implement BPCIA may be fully adopted by the FDA, any such processes could have a material adverse effect on the future commercial prospects for REACT.

ProKidney believes that any of its current or future product candidates approved as a biological product under a BLA should qualify for the 12-year period of exclusivity available to reference biological products. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider ProKidney’s product candidates to be reference biological products pursuant to its interpretation of the exclusivity provisions of the BPCIA for competing products, potentially creating the opportunity for generic follow-on biosimilar competition sooner than anticipated. Moreover, the extent to which a biosimilar product, once approved, will be substituted for any one of ProKidney’s reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing, including whether a future competitor seeks an interchangeability designation for a biosimilar of one of ProKidney’s products. Under the BPCIA as well as state pharmacy laws, only interchangeable biosimilar products are considered substitutable for the reference biological product without the intervention of the health care provider who prescribed the original biological product. However, as with all prescribing decisions made in the context of a patient-provider relationship and a patient’s specific medical needs, health care providers are not restricted from prescribing biosimilar products in an off-label manner. In addition, a competitor could decide to forego the abbreviated approval pathway available for biosimilar products and to submit a full BLA for product licensure after completing its own nonclinical studies and clinical trials. In such a situation, any exclusivity to which ProKidney may be eligible under the BPCIA would not prevent the competitor from marketing its biological product as soon as it is approved.

In Europe, the European Commission has granted marketing authorizations for several biosimilar products pursuant to a set of general and product class-specific guidelines for biosimilar approvals issued over the past few years. In addition, companies may be developing biosimilar products in other countries that could compete with ProKidney’s products, if approved.

If competitors are able to obtain marketing approval for biosimilars referencing ProKidney’s product candidates, if approved, ProKidney’s future products may become subject to competition from such biosimilars, whether or not they are designated as interchangeable, with the attendant competitive pressure and potential adverse consequences. Such competitive products may be able to immediately compete with ProKidney in each indication for which ProKidney’s product candidates may have received approval.

Competitor companies or hospitals may be able to take advantage of EU rules permitting sales of unlicensed medicines for individual patients to sell competing products without a marketing authorization.

The EU medicines rules allow individual member states to permit the supply of a medicinal product without a marketing authorization to fulfill special needs, where the product is supplied in response to a bona fide unsolicited order, formulated in accordance with the specifications of a health care professional and for use by an individual patient under his direct personal responsibility. This may in certain countries also apply to products manufactured in a country outside the European Union and imported to treat specific patients or small groups of patients. In addition, designated advanced therapy medicinal products (“ATMPs”) do not need a marketing authorization if they are prepared on a non-routine basis and are used within the same EU member state in a hospital in accordance with a medical prescription for an individual patient.

These exemptions could allow ProKidney’s competitors to make sales in the EU without having obtained a marketing authorization and without undergoing the expense of clinical trials, especially if those competitors have cell processing facilities in the relevant EU member state. Similarly, certain hospitals may be able to compete with ProKidney on the basis of these rules. Because any such sales would be made without a marketing authorization, there would be no need for the competitor company or hospital to refer to the clinical data in ProKidney’s marketing authorization dossiers, and so any data exclusivity protection that ProKidney may obtain for its products would not prevent such competing sales.

Coverage and reimbursement may be limited or unavailable in certain market segments for REACT or ProKidney’s future product candidates, if approved, which could make it difficult for ProKidney to sell any product candidates profitably.

In the United States and in other countries, patients who are prescribed treatment for their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Significant uncertainty exists as to the coverage and reimbursement status of any products for which ProKidney may obtain regulatory approval. In the United States, sales of any products for which ProKidney may receive regulatory marketing approval will depend, in part, on the availability of coverage and reimbursement from third-party payors. Third-party payors include government authorities such as Medicare, Medicaid, TRICARE, and the Veterans Administration, managed care providers, private health insurers, and other organizations. Coverage and adequate reimbursement from governmental health care programs, such as Medicare and Medicaid, and commercial payors is critical to new product acceptance. Even if any of ProKidney’s products obtains regulatory approval, patients are unlikely to use such products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost. ProKidney cannot be sure that coverage and reimbursement will be available for, or accurately estimate the potential revenue from, any of its products, if approved, or assure that coverage and reimbursement will be available for any product that ProKidney may develop. REACT, due to the novel cell therapy and new indication for CKD, may require formulation of CPT codes with resource-based relative value unit appropriation and ICD-10 designation. Each are obtained through different processes and may lead to reimbursement delays of unknown lengths of times.

Government authorities and other third-party payors decide which treatments they will cover and the amount of reimbursement. Coverage and reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	supported by peer-reviewed medical journals;

•	included in clinical practice guidelines;

•	cost-effective; and

•	neither experimental nor investigational.

ProKidney’s ability to commercialize successfully any of its products for which it obtains regulatory approval will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from third-party payors, including government health care programs and private health insurers. Moreover, a payor’s decision to provide coverage for a biopharmaceutical product does not imply that an adequate reimbursement rate will be approved. If coverage and adequate reimbursement is not available, or is available only to limited levels, ProKidney may not be able to successfully commercialize REACT or any of ProKidney’s future product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow ProKidney to establish or maintain pricing sufficient to realize a sufficient return on ProKidney’s investment.

In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. Therefore, coverage and reimbursement for ProKidney’s products can differ significantly from payor to payor. As a result, obtaining coverage and reimbursement approval of a product from a government or other third-party payor is a time-consuming and costly process that could require ProKidney to provide to each payor supporting scientific, clinical and cost-effectiveness data for the use of ProKidney’s products on a payor-by-payor basis, with no assurance that coverage and adequate reimbursement will be obtained. Even if ProKidney obtains coverage for a given product, the resulting reimbursement payment rates might not be adequate for ProKidney to achieve or sustain profitability or may require co-payments that patients find unacceptably high. Additionally, third-party payors may not cover, or provide adequate reimbursement for, long-term follow-up evaluations required following the use of product candidates, once approved. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for REACT or any of ProKidney’s future product candidates, if approved.

Changes to current laws and state and federal health care reform measures that may be adopted in the future may result in additional reductions in Medicare and other health care funding and otherwise affect the prices ProKidney may obtain for any product candidates for which ProKidney may obtain regulatory approval or the frequency with which any such product candidate is prescribed or used.

If product liability lawsuits are brought against ProKidney, ProKidney may incur substantial financial or other liabilities and may be required to limit commercialization of REACT or ProKidney’s future product candidates.

ProKidney faces an inherent risk of product liability as a result of testing REACT or any of ProKidney’s future product candidates in clinical trials and will face an even greater risk if ProKidney commercializes any products. For example, ProKidney may be sued if REACT or any of ProKidney’s future product candidates causes or is perceived to cause injury or are found to be otherwise unsuitable during clinical trials, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If ProKidney cannot successfully defend itself against product liability claims, ProKidney may incur substantial liabilities or be required to limit commercialization of REACT or any of ProKidney’s future product candidates. Even a successful defense of these claims would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	inability to bring a product candidate to the market;

•	decreased demand for ProKidney’s products;

•	injury to ProKidney’s reputation;

•	withdrawal of clinical trial subjects and inability to continue clinical trials;

•	initiation of investigations by regulators;

•	significant costs to defend the related litigation;

•	reduced resources of ProKidney’s management to pursue its business strategy;

•	substantial monetary awards to trial subjects;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	loss of revenue;

•	exhaustion of any available insurance and ProKidney’s capital resources;

•	the inability to commercialize any products that ProKidney may develop; and

•	decline in ProKidney’s share price.

ProKidney’s inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products ProKidney develops. ProKidney will need to obtain additional insurance for clinical trials as REACT continues clinical development and as additional product candidates enter the clinic. However, ProKidney may be unable to obtain, or may obtain on unfavorable terms, clinical trial insurance in amounts adequate to cover any liabilities from any of its clinical trials. ProKidney’s insurance policies may also have various exclusions, and ProKidney may be subject to a product liability claim for which ProKidney has no coverage. ProKidney may have to pay any amounts awarded by a court or negotiated in a settlement that exceed its coverage limitations or that are not covered by ProKidney’s insurance, and ProKidney may not have, or be able to obtain, sufficient capital to pay such amounts. Even if ProKidney’s agreements with any future corporate collaborators entitle ProKidney to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

If ProKidney or any contract manufacturers and suppliers it engages, now or in the future, fail to comply with environmental, health, and safety laws and regulations, ProKidney could become subject to fines or penalties or incur costs that could substantially harm its business.

ProKidney and any CMOs and suppliers it engages, now or in the future, are subject to numerous federal, state and local environmental, health, and safety laws, regulations, and permitting requirements, including those governing laboratory procedures; the generation, handling, use, storage, treatment and disposal of hazardous and regulated materials and wastes; the emission and discharge of hazardous materials into the ground, air and water; and employee health and safety. ProKidney’s operations involve the use of hazardous materials, including chemicals and biological materials. ProKidney’s operations also produce hazardous waste. ProKidney generally contracts with third parties for the disposal of these materials and wastes. It cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from ProKidney’s use of hazardous materials, it could be held liable for any resulting damages, and any liability could exceed ProKidney’s resources. Under certain environmental laws, it could be held responsible for costs relating to any contamination at ProKidney’s current or past facilities and at third-party facilities. It also could incur significant costs associated with civil or criminal fines and penalties.

Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair ProKidney’s research, product development and manufacturing efforts. In addition, it cannot entirely eliminate the risk of accidental injury or contamination from these materials or wastes. Although it maintains workers’ compensation insurance to cover ProKidney for costs and expenses it may incur due to injuries to ProKidney’s employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. It does not carry specific biological or hazardous waste insurance coverage, and ProKidney’s property, casualty, and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, ProKidney could be held liable for damages or be penalized with fines in an amount exceeding ProKidney’s resources, and its clinical trials or regulatory approvals could be suspended, which could substantially harm its business.

Risks Related to ProKidney’s Reliance on Third Parties

ProKidney relies on third parties to conduct, supervise and monitor a certain portion of its research and nonclinical testing and clinical trials for REACT, and if those third parties do not successfully carry out their contractual duties, comply with regulatory requirements or otherwise perform satisfactorily, ProKidney may not be able to obtain regulatory approval or commercialize REACT, or such approval or commercialization may be delayed, and ProKidney’s business may be substantially harmed.

ProKidney depends, or may depend in the future, upon third parties to conduct certain aspects of ProKidney’s nonclinical studies and clinical trials, and to monitor and manage data, under agreements with universities, medical institutions, CROs, strategic collaborators and others. ProKidney expects to have to negotiate budgets and contracts with such third parties, which may result in delays to its development timelines and increased costs. ProKidney expects to continue to rely on third parties, including clinical CROs, medical institutions and clinical investigators, to conduct those clinical trials. If any of ProKidney’s relationships with these third-party CROs or others terminate, ProKidney may not be able to enter into arrangements with alternative CROs or other third parties or to do so on commercially reasonable terms, if at all. Switching or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO begins work. As a result, delays may occur, which can materially impact ProKidney’s ability to meet its desired development timelines. Though ProKidney carefully manages its relationships with its CROs, there can be no assurance that ProKidney will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on ProKidney’s business, financial condition and prospects. Further, the performance of ProKidney’s CROs and other third parties conducting ProKidney’s trials may also be interrupted by the ongoing COVID-19 pandemic, including due to travel restrictions, quarantine policies, heightened exposure of CRO or clinical site or other vendor staff who are health care providers to COVID-19 or prioritization of resources toward the pandemic.

Any third parties conducting aspects of ProKidney’s nonclinical studies or clinical trials will not be ProKidney’s employees and, except for remedies that may be available to ProKidney under its agreements with such third parties, ProKidney cannot control whether or not they devote sufficient time and resources to

ProKidney’s nonclinical studies and clinical trials. These third parties may also have relationships with other commercial entities, including ProKidney’s competitors, for whom they may also be conducting clinical trials or other product development activities, which could affect their performance on ProKidney’s behalf. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the nonclinical or clinical data they obtain is compromised due to the failure to adhere to ProKidney’s protocols or regulatory requirements or for other reasons, or if due to federal or state orders or absenteeism due to the COVID-19 pandemic they are unable to meet their contractual and regulatory obligations, ProKidney’s product development timelines, including clinical development timelines, may be extended, delayed or terminated, and ProKidney may not be able to complete development of, obtain regulatory approval of or successfully commercialize REACT. As a result, ProKidney’s financial results and the commercial prospects for REACT would be harmed, its costs could increase and its ability to generate revenue could be delayed.

ProKidney will rely especially heavily on third parties over the course of its clinical trials and will have limited control over the clinical investigators and limited visibility into their day-to-day activities, including with respect to their compliance with the approved clinical trial protocol. Nevertheless, ProKidney is responsible for ensuring that each of its clinical trials is conducted in accordance with the applicable protocol, legal and regulatory requirements and scientific standards, and its reliance on third parties does not relieve ProKidney of its regulatory responsibilities. ProKidney and these third parties are required to comply with GCP requirements, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for product candidates in clinical development. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, clinical investigators and clinical trial sites. If ProKidney or any of these third parties fail to comply with applicable GCP requirements, the clinical data generated in ProKidney’s clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require ProKidney to suspend or terminate these trials or perform additional nonclinical studies or clinical trials before approving its marketing applications. ProKidney cannot be certain that, upon inspection, such regulatory authorities will determine that any of its clinical trials comply with the GCP requirements. In addition, ProKidney’s clinical trials must be conducted with biologic product produced under cGMP, and likely cGTP regulations and will require a large number of test subjects. ProKidney’s failure or any failure by its contracted third parties, including CROs, to comply with these regulations or to recruit a sufficient number of subjects may require ProKidney to repeat clinical trials, which would delay the regulatory approval process. Moreover, ProKidney’s business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or health care privacy and security laws.

ProKidney also is required to register certain ongoing clinical trials and post the results of certain completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within specified timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions.

In addition, principal investigators for ProKidney’s clinical trials may serve as scientific advisors or consultants to ProKidney from time to time and receive compensation in connection with such services. Under certain circumstances, ProKidney may be required to report some of these relationships to the FDA. The FDA may conclude that a financial relationship between ProKidney and a principal investigator has created a conflict of interest or otherwise affected interpretation of the trial. The FDA may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of ProKidney’s marketing applications by the FDA and may ultimately lead to the denial of marketing approval for REACT or any of ProKidney’s future product candidates.

ProKidney also expects to rely on other third parties to store and distribute product supplies for its clinical trials. Any performance failure on the part of ProKidney’s distributors could delay clinical development or marketing approval of REACT or any of ProKidney’s future product candidates or commercialization of REACT or any of ProKidney’s future product candidates, producing additional losses and depriving ProKidney of potential revenue.

ProKidney relies on third parties for materials, including tissue samples, required for its research and development activities, and if ProKidney is unable to reach agreements with these third parties its research and development activities would be delayed.

ProKidney relies on third parties, primarily hospitals, health clinics and academic institutions, for the provision of tissue samples and other materials required in ProKidney’s research and development activities. Obtaining these materials requires various approvals as well as reaching a commercial agreement on acceptable terms with the hospital or other provider of the materials. While ProKidney currently has agreements in place with the institutions from which ProKidney receives its tissue samples, ProKidney does not have any exclusive arrangements with such sources and there is no guarantee that it will be able to maintain or renew such agreements on commercially reasonable terms, if at all. If ProKidney were unable to maintain or renew such agreements it would be forced to seek new arrangements with new hospitals, clinics or health institutions. If so, ProKidney may not be able to reach agreements with alternative partners or do so on terms acceptable to ProKidney. If ProKidney is unable to enter into such agreements, its research and development activities will be delayed and its ability to implement a key part of its development strategy will be compromised.

ProKidney may in the future seek to enter into collaborations with third parties for the development and commercialization of REACT and/or ProKidney’s future product candidates, and its future collaborations will be important to its business. If ProKidney is unable to enter into collaborations, or if these collaborations are not successful, its business could be adversely affected.

A part of ProKidney’s strategy is to consider partnerships in indications and geographies where ProKidney believes partners can add significant commercial and/or development capabilities. Further, ProKidney has limited capabilities for product development and does not yet have any capability for commercialization. Accordingly, ProKidney has entered into and may in the future enter into collaborations with other companies to provide ProKidney with important technologies and funding for its programs and technology.

Any future collaborations ProKidney enters into may pose a number of risks, including the following:

•	collaborators have significant discretion in determining the efforts and resources that they will apply;

•	collaborators may not perform their obligations as expected;

•

collaborators may not pursue development and commercialization of any product candidates that achieve regulatory approval or may elect not to continue or renew development or commercialization programs or license arrangements based on clinical trial results, changes in the collaborators’ strategic focus or available funding, or external factors, such as a strategic transaction that may divert resources or create competing priorities;

•

collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

•

collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with its products and product candidates if the collaborators believe that the competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than its;

•

product candidates discovered in collaboration with ProKidney may be viewed by its collaborators as competitive with their own product candidates or products, which may cause collaborators to cease to devote resources to the commercialization of REACT or its future product candidates;

•	collaborators may fail to comply with applicable regulatory requirements regarding the development, manufacture, distribution or marketing of a product candidate or product;

•

collaborators with marketing and distribution rights to REACT or one or more of its future product candidates that achieve regulatory approval may not commit sufficient resources to the marketing and distribution of such product or products;

•

collaborators may not provide ProKidney with timely and accurate information regarding development progress and activity under any future license agreement, which could adversely impact its ability to report progress to its investors and otherwise plan development of REACT or its future product candidates;

•

disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the preferred course of development, might cause delays or terminations of the research, development or commercialization of product candidates, might lead to additional responsibilities for ProKidney with respect to product candidates, or might result in litigation or arbitration, any of which would be time-consuming and expensive;

•

collaborators may not properly maintain or defend its intellectual property rights or may use its proprietary information in such a way as to invite litigation that could jeopardize or invalidate its intellectual property or proprietary information or expose ProKidney to potential litigation;

•	collaborators may infringe the intellectual property rights of third parties, which may expose ProKidney to litigation and potential liability;

•

if a collaborator of it is involved in a business combination, the collaborator might deemphasize or terminate the development or commercialization of any product candidate licensed to it by ProKidney; and

•

collaborations may be terminated by the collaborator, and, if terminated, it could be required to raise additional capital to pursue further development or commercialization of the applicable product candidates.

If any future collaborations ProKidney enters into do not result in the successful discovery, development and commercialization of product candidates or if one of its collaborators terminates its agreement with ProKidney, ProKidney may not receive any future research funding or milestone or royalty payments under such collaboration. All of the risks relating to product development, regulatory approval and commercialization described in this proxy statement also apply to the activities of ProKidney’s collaborators.

Additionally, if one of ProKidney’s collaborators terminates its agreement with ProKidney, ProKidney may find it more difficult to attract new collaborators and its perception in the business and financial communities could be adversely affected.

ProKidney faces significant competition in seeking appropriate collaborators for REACT and future product candidates, and the negotiation process is time-consuming and complex. In order for ProKidney to successfully establish a collaboration for REACT or any of ProKidney’s future product candidates, potential collaborators must view these product candidates as economically valuable in markets they determine to be attractive in light of the terms that ProKidney is seeking and other available products for licensing by other companies. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large biopharmaceutical companies that have resulted in a reduced number of potential future collaborators. ProKidney’s ability to reach a definitive agreement for a collaboration will depend, among other things, upon its assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. If ProKidney is unable to reach agreements with suitable collaborators on a timely basis, on acceptable terms, or at all, ProKidney may have to curtail the development of a product candidate, reduce or delay its development program or one or more of its other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase its expenditures and undertake development or commercialization activities at its own expense. If ProKidney elects to increase its expenditures to fund development or commercialization activities on its own, ProKidney may need to obtain additional expertise and additional capital, which may not be available to ProKidney on acceptable terms, or at all. If ProKidney fails to enter into future collaborations or does not have sufficient funds or expertise to undertake the necessary development and commercialization activities, ProKidney may not be able to further develop REACT or future product candidates, bring them to market and generate revenue from sales of such products or continue to develop its technology, and its business may be materially and adversely affected. Even if ProKidney is successful in its efforts to establish new strategic collaborations, the terms that it agrees upon may not be favorable to ProKidney, and it may not be able to maintain such strategic collaborations if, for example, development or approval of a product candidate is delayed or sales of an approved product are disappointing. Any delay in entering into new strategic collaboration agreements related to REACT or ProKidney’s future product candidates could delay their development and commercialization and reduce their competitiveness even if it reaches the market.

Risks Related to Legal and Regulatory Compliance Matters

ProKidney’s relationships with customers, health care providers, physicians, prescribers, purchasers, third-party payors, charitable organizations and patients will be subject to applicable anti-kickback, fraud and abuse and other health care laws and regulations, which could expose ProKidney to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Although ProKidney does not currently have any products on the market, upon commercialization of REACT or any of ProKidney’s future product candidates, if approved, ProKidney will be subject to additional health care statutory and regulatory requirements and oversight by federal and state governments in the United States as well as foreign governments in the jurisdictions in which ProKidney conducts its business. Health care providers, including physicians, in the United States and elsewhere play a primary role in the recommendation and prescription of biopharmaceutical products. Arrangements with third-party payors and customers can expose biopharmaceutical manufacturers to broadly applicable fraud and abuse and other health care laws and regulations, including, without limitation, the federal Anti-Kickback Statute (the “AKS”) and the FCA, which may constrain the business or financial arrangements and relationships through which such companies sell, market and distribute biopharmaceutical products. In particular, the research of REACT or any of ProKidney’s future product candidates, as well as the promotion, sales and marketing of health care items and services, as well as certain business arrangements in the health care industry, are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials.

The health care laws that may affect ProKidney include: the federal fraud and abuse laws, including the AKS; false claims and civil monetary penalties laws, including the FCA and Civil Monetary Penalties Law; federal data privacy and security laws, including HIPAA, as amended by HITECH; and the federal Physician Payments Sunshine Act related to ownership and investment interests and payments and/or other transfers of value made to or held by physicians (including doctors, dentists, optometrists, podiatrists, and chiropractors) and teaching hospitals and, beginning in 2022, information regarding payments and transfers of value provided to other health care professionals, such as physician assistants and nurse practitioners among others, during the previous year. In addition, many states have similar laws and regulations that may differ from each other and federal law in significant ways, thus complicating compliance efforts. Moreover, several states require biopharmaceutical companies to comply with the biopharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require manufacturers to report information related to payments and other transfers of value to physicians and other health care providers or marketing expenditures. Additionally, some state and local laws require the registration of biopharmaceutical sales representatives in the jurisdiction.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of health care reform, especially in light of the lack of applicable precedent and regulations. Ensuring business arrangements comply with applicable health care laws, as well as responding to possible investigations by government authorities, can be time- and resource-consuming and can divert a company’s attention from other aspects of its business.

It is possible that governmental and enforcement authorities will conclude that ProKidney’s business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other health care laws and regulations. If any such actions are instituted against ProKidney, and ProKidney is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including the imposition of significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, reputational harm, possible exclusion from participation in federal and state funded health care programs, contractual damages and the curtailment or restricting of ProKidney’s operations, as well as additional reporting obligations and oversight if ProKidney becomes subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws. Further, if any of the physicians or other health care providers or entities with whom ProKidney expects to do business is found not to be in compliance with applicable laws, they may be subject to significant criminal, civil or administrative sanctions, including exclusions from government funded health care programs. Any action for violation of these laws, even if successfully defended, could cause a biopharmaceutical manufacturer to incur significant legal expenses and divert management’s attention from the operation of the business. Therefore, even if ProKidney is successful in defending against any such actions that may be brought against ProKidney, its business may be impaired. Prohibitions or restrictions on sales or withdrawal of future marketed products could materially affect business in an adverse way.

Even if ProKidney receives regulatory approval of any product candidates, ProKidney will be subject to ongoing regulatory oversight and continued regulatory review, which may result in significant additional expense and ProKidney may be subject to penalties if it fails to comply with regulatory requirements or experiences unanticipated problems with REACT or any of ProKidney’s future product candidates.

If REACT or any of ProKidney’s future product candidates is approved, activities such as the manufacturing, labeling, packaging, storage, advertising, promotion, sampling, and record keeping for the products will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMP and cGTP regulations. Biopharmaceutical manufacturers and any CMOs responsible for any product manufacturing processes are required to comply with extensive FDA and comparable foreign regulatory authority requirements, including ensuring that quality control and manufacturing procedures conform to cGMP and cGTP regulations and any applicable foreign equivalents. As such, ProKidney and any CMOs ProKidney may employ in the future will be subject to continual review and inspections to assess compliance with cGMP and cGTP and adherence to commitments made in any BLA, other marketing application, and previous responses to inspection observations. Accordingly, ProKidney and others with whom it works must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production and quality control.

The FDA or a comparable foreign regulatory authority may also impose requirements for costly post-marketing nonclinical studies or clinical trials (often called Phase 4 trials) and post-marketing surveillance to monitor the safety or efficacy of the product. If ProKidney or a regulatory authority discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, production problems or issues with the facility where the product is manufactured or processed, such as product contamination or significant noncompliance with applicable cGMP regulations, a regulator may impose restrictions on that product, the manufacturing facility or ProKidney. If ProKidney or its third-party providers fail to comply fully with applicable regulations, then ProKidney may be required to initiate a recall or withdrawal of its products.

Later discovery of previously unknown problems with REACT or any of ProKidney’s future product candidates, including adverse events of unanticipated severity or frequency, or with ProKidney’s manufacturing processes, or failure to comply with regulatory requirements, may result in the following, among other things:

•	restrictions on the manufacturing of the product, the approved manufacturers or the manufacturing process;

•	restrictions on the labeling or marketing of a product;

•	restrictions on product distribution or use;

•	requirements to conduct post-marketing studies or clinical trials;

•	withdrawal of the product from the market;

•	product recalls;

•	warning or untitled letters from the FDA or comparable notice of violations from foreign regulatory authorities;

•	refusal of the FDA or other applicable regulatory authority to approve pending applications or supplements to approved applications;

•	fines, restitution or disgorgement of profits or revenues;

•	suspension or withdrawal of marketing approvals;

•	suspension of any of ProKidney’s ongoing clinical trials;

•	product seizure or detention or refusal to permit the import or export of products; and

•	consent decrees, injunctions or the imposition of civil or criminal penalties.

In addition, regulatory authorities’ policies (such as those of the FDA or EMA) may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of REACT or any of ProKidney’s future product candidates. If ProKidney is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if ProKidney is otherwise not able to maintain regulatory compliance, ProKidney may lose any marketing approval that it may have obtained, which would adversely affect its business, prospects and ability to achieve or sustain profitability.

Noncompliance with EU requirements regarding safety monitoring or pharmacovigilance can also result in significant financial penalties. Similarly, failure to comply with the European Union’s requirements regarding the protection of personal information can also lead to significant penalties and sanctions.

The FDA’s policies may change and additional government regulations may be enacted that could prevent, limit or delay marketing approval of REACT or any of ProKidney’s future product candidates. If ProKidney is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if ProKidney is not able to maintain regulatory compliance, ProKidney may lose any marketing approval that it may have obtained, which would adversely affect its business, prospects and ability to achieve or sustain profitability.

Changes in health care policies, laws and regulations, including legislative measures aimed at reducing health care costs, may impact ProKidney’s ability to obtain approval for, or commercialize REACT or any of ProKidney’s future product candidates, if approved.

In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed reforms of the health care system made in an effort to contain costs, improve quality and expand access to care. In the United States, there have been and continue to be a number of health care-related legislative initiatives, as well as executive, judicial and Congressional challenges to existing health care laws that have significantly affected, and could continue to significantly affect, the health care industry. For example, on June 17, 2021, the U.S. Supreme Court dismissed a challenge on procedural grounds that argued the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, together with subsequent amendments and regulations (collectively, the “ACA”), is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. Thus, the ACA will remain in effect in its current form. Further, prior to the U.S. Supreme Court ruling, on January 28, 2021, President Biden issued an executive order that initiated a special enrollment period for purposes of obtaining health insurance coverage through the ACA marketplace, which began on February 15, 2021 and will remain open through August 15, 2021. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to health care, including, among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is possible that the ACA will be subject to judicial or Congressional challenges in the future. In addition, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to medicines pricing, reduce the cost of prescription medicines under government payor programs and review the relationship between pricing and manufacturer patient programs. ProKidney expects that additional U.S. federal health care reform measures will be adopted in the future, any of which could limit the amounts that the U.S. federal government will pay for health care products and services, which could result in reduced demand for REACT or any of ProKidney’s future product candidates or additional pricing pressures.

Inadequate funding for the FDA, the SEC and other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of ProKidney’s business may rely, which could negatively impact its business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which ProKidney’s operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new products to be reviewed and/or approved by necessary government agencies, which would adversely affect ProKidney’s business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical employees and stop critical activities.

Separately, the FDA has announced its commitment to achieving timely reviews of applications for medical products during the COVID-19 pandemic in line with its user fee performance goals; however, the FDA may not be able to continue its current pace and review timelines could be extended, including where a pre-approval inspection or an inspection of clinical sites is required and due to the COVID-19 pandemic and travel restrictions the FDA is unable to complete such required inspections during the review period. In response to the COVID-19 pandemic and the subsequent waves of infection due to variants of SARS-CoV-2, the FDA postponed most routine inspections of foreign and domestic manufacturing facilities but continued to conduct mission-critical according to a risk-based prioritization system. During this period, the FDA issued a guidance document describing the FDA’s plans to conduct voluntary remote interactive assessments of certain drug manufacturing facilities and clinical research sites in situations where an in-person inspection would not be prioritized or deemed mission-critical, or where direct inspection is otherwise limited by travel restrictions, but where the FDA determines that remote evaluation would still be appropriate. After a significant decline in COVID-19 cases across the United States in the beginning of 2022, the FDA resumed domestic surveillance inspections on February 7, 2022 and is conducting inspections of foreign manufacturing facilities for which the foreign country has provided clearance and is within the CDC’s Level 1 or 2 COVID-19 travel recommendation. Despite the resumption of normal inspection activities, the FDA continues to employ remote assessments as a tool for evaluating regulatory compliance of foreign and domestic facilities. However, if another rapid rise in COVID-19 cases occurs, the FDA may decide to postpone foreign and domestic inspections again. In such a situation, should the FDA require an inspection for approval of an NDA or BLA, but one cannot be completed during the review cycle due to travel restrictions, and the agency decides a remote interactive evaluation would be inadequate, the FDA has previously stated its general intent to issue a complete response letter or defer action on such applications until an inspection can be completed. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic and may experience delays in their regulatory activities. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process ProKidney’s regulatory submissions, which could have a material adverse effect on its business. Further, upon completion of this Business Combination and in ProKidney’s operations as a public company, future government shutdowns could impact its ability to access the public markets and obtain necessary capital in order to properly capitalize and continue its operations.

EU medicine marketing and reimbursement regulations may materially affect ProKidney’s ability to market and receive coverage for its products in the European member states.

ProKidney intends to seek approval to market REACT in both the United States and in selected foreign jurisdictions. If ProKidney obtains approval in one or more foreign jurisdictions for REACT, ProKidney will be subject to rules and regulations in those jurisdictions. In some foreign countries, particularly those in the European Union, the pricing of medicines and cell based therapeutics is subject to governmental control and other market regulations which could put pressure on the pricing and usage of REACT. In these countries, pricing negotiations with governmental authorities can take considerable time after obtaining marketing approval of a product candidate. In addition, market acceptance and sales of REACT will depend significantly on the availability of adequate coverage and reimbursement from third-party payors for REACT and may be affected by existing and future health care reform measures. Additionally, the international regulatory landscape related to reimbursement is uncertain, and likely will continue to evolve before ProKidney is able to commercialize REACT.

Much like the federal AKS prohibition in the United States, the provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products is also prohibited in the European Union. The provision of benefits or advantages to physicians is governed by the national anti-bribery laws of EU Member States, and in respect of the United Kingdom (which is no longer a member of the European Union), the UK Bribery Act 2010. Infringement of these laws could result in substantial fines and imprisonment.

Payments made to physicians in certain EU Member States must be publicly disclosed. Moreover, agreements with physicians often must be the subject of prior notification and approval by the physician’s employer, his or her competent professional organization and/or the regulatory authorities of the individual EU Member States. These requirements are provided in the national laws, industry codes or professional codes of conduct, applicable in the EU Member States. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.

In addition, in most foreign countries, including the European Economic Area (the “EEA”), the proposed pricing for a medicine must be approved before it may be lawfully marketed. The requirements governing medicine pricing and reimbursement vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. Reference pricing used by various EU member states and parallel distribution, or arbitrage between low-priced and high-priced member states, can further reduce prices. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. In some countries, ProKidney may be required to conduct a clinical study or other studies that compare the cost-effectiveness of any of ProKidney’s product candidates to other available therapies in order to obtain or maintain reimbursement or pricing approval. In addition, these regulations are evolving and subject to change, possibly before ProKidney is able to commercialize REACT. There can be no assurance that any country that has price controls or reimbursement limitations for biopharmaceutical products will allow favorable reimbursement and pricing arrangements for any of ProKidney’s products. Historically, products launched in the European Union do not follow price structures of the United States and generally prices tend to be significantly lower. Publication of discounts by third-party payors or authorities may lead to further pressure on the prices or reimbursement levels within the country of publication and other countries. If pricing is set at unsatisfactory levels or if reimbursement of ProKidney’s products is unavailable or limited in scope or amount, ProKidney’s revenues from sales and the potential profitability of any of its product candidates in those countries would be negatively affected.

ProKidney may incur substantial costs in its efforts to comply with evolving global data protection laws and regulations, and any failure or perceived failure by ProKidney to comply with such laws and regulations may harm its business and operations.

The global data protection landscape is rapidly evolving, and ProKidney may be or become subject to or affected by numerous federal, state and foreign laws and regulations, as well as regulatory guidance, governing the collection, use, disclosure, transfer, security and processing of personal data, such as information that ProKidney collects about subjects and health care providers in connection with clinical trials. Implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, which may create uncertainty in ProKidney’s business, affect its or its service providers’ ability to operate in certain jurisdictions or to collect, store, transfer use and share personal data, result in liability or impose additional compliance or other costs on ProKidney. Any failure or perceived failure by ProKidney to comply with federal, state, or foreign laws or self-regulatory standards could result in negative publicity, diversion of management time and effort and proceedings against ProKidney by governmental entities or others. Recently, California passed the California Consumer Privacy Act of 2018 (the “CCPA”), which went into effect in January 2020 and provides new data privacy rights for consumers and new operational requirements for companies, which may increase ProKidney’s compliance costs and potential liability. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. While there is currently an exception for protected health information that is subject to HIPAA and clinical trial regulations, as currently written, the CCPA may impact certain of ProKidney’s business activities. The CCPA may lead to similar laws in other U.S. states or at a national level, which could increase ProKidney’s potential liability and adversely affect its business.

In addition to ProKidney’s operations in the United States, which may be subject to health care and other laws relating to the privacy and security of health information and other personal information, ProKidney is conducting, and it may conduct in the future, clinical trials in EEA and may become subject to additional European data privacy laws, regulations and guidelines. The General Data Protection Regulation, (EU) 2016/679 (“GDPR”) became effective on May 25, 2018, and deals with the collection, use, storage, disclosure, transfer, or other processing of personal data, including personal health data, regarding individuals in the EEA. The GDPR imposes a broad range of strict requirements on companies subject to the GDPR, including requirements relating to having legal bases for processing personal information relating to identifiable individuals and transferring such information outside the EEA, including to the United States, providing details to those individuals regarding the processing of their personal health and other sensitive data, obtaining consent of the individuals to whom the personal data relates, keeping personal information secure, having data processing agreements with third parties who process personal information, responding to individuals’ requests to exercise their rights in respect of their personal information, reporting security breaches involving personal data to the competent national data protection authority and affected individuals, appointing data protection officers, conducting data protection impact assessments, and record-keeping. The GDPR increases substantially the penalties to which ProKidney could be subject in the event of any non-compliance, including fines of up to 10,000,000 Euros or up to 2% of ProKidney’s total worldwide annual turnover for certain comparatively minor offenses, or up to 20,000,000 Euros or up to 4% of ProKidney’s total worldwide annual turnover, whichever is greater, for more serious offenses. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR. In addition, the GDPR includes restrictions on cross-border data transfers.

Further, national laws of member states of the European Union are in the process of being adapted to the requirements under the GDPR, thereby implementing national laws which may partially deviate from the GDPR and impose different obligations from country to country, so that ProKidney does not expect to operate in a uniform legal landscape in the EEA. Also, as it relates to processing and transfer of genetic data, the GDPR specifically allows national laws to impose additional and more specific requirements or restrictions, and European laws have historically differed quite substantially in this field, leading to additional uncertainty. The United Kingdom’s decision to leave the European Union, often referred to as “Brexit”, has created uncertainty with regard to data protection regulation in the United Kingdom. In particular, it is unclear how data transfers to and from the United Kingdom will be regulated now that the United Kingdom has left the European Union.

ProKidney is conducting clinical trials in the EEA, and the GDPR increases its responsibility and liability in relation to personal data that ProKidney processes where such processing is subject to the GDPR, and ProKidney is required to have in place additional mechanisms and safeguards to ensure compliance with the GDPR, including as implemented by individual countries. Compliance with the GDPR is a rigorous and time-intensive process that increases ProKidney’s cost of doing business or requires ProKidney to change its business practices, and despite those efforts, there is a risk that ProKidney may be subject to fines and penalties, litigation, and reputational harm in connection with its European activities. ProKidney expects that it will continue to face uncertainty as to whether its efforts to comply with any obligations under European privacy laws will be sufficient. If ProKidney is investigated by a European data protection authority, ProKidney may face fines and other penalties. Any such investigation or charges by European data protection authorities could have a negative effect on ProKidney’s existing business and on its ability to attract and retain new clients or biopharmaceutical partners. ProKidney may also experience hesitation, reluctance, or refusal by European or multi-national vendors or biopharmaceutical partners to continue to use ProKidney’s products due to the potential risk exposure as a result of the current (and, in particular, future) data protection obligations imposed on them by certain data protection authorities in interpretation of current law, including the GDPR. Such vendors or biopharmaceutical partners may also view any alternative approaches to compliance as being too costly, too burdensome, too legally uncertain, or otherwise objectionable and therefore decide not to do business with ProKidney. Any of the forgoing could materially harm ProKidney’s business, prospects, financial condition and results of operations.

Legal, political and economic uncertainty relating to ProKidney’s international operations could negatively impact or restrict its operations.

Following the result of a referendum in 2016, Brexit took effect on January 31, 2020. Pursuant to the formal withdrawal arrangements agreed to by the United Kingdom and the European Union, as of January 1, 2021, the United Kingdom was no longer subject to the transition period during which EU rules continued to apply (the “Transition Period”). Negotiations between the United Kingdom and the European Union are expected to continue in relation to the customs and trading relationship between the United Kingdom and the European Union following the expiry of the Transition Period.

Since a significant proportion of the regulatory framework in the United Kingdom is applicable to ProKidney’s business, and REACT, ProKidney’s lead product candidate, is derived from EU directives and regulations, Brexit, following the Transition Period, could materially impact the regulatory regime with respect to the development, manufacture, importation, approval and commercialization of REACT in the United Kingdom or the European Union. For example, as a result of the uncertainty surrounding Brexit, the EMA relocated to Amsterdam from London. Following the Transition Period, the United Kingdom will no longer be covered by the centralized procedures for obtaining EU-wide marketing authorizations from the EMA, and unless a specific agreement is entered into, a separate process for authorization of cell-based products will be required in the United Kingdom, the potential process for which is currently unclear. Any delay in obtaining, or an inability to obtain, any marketing approvals, as a result of Brexit or otherwise, would prevent ProKidney from commercializing REACT in the United Kingdom or the European Union and limit ProKidney’s ability to generate revenue and achieve and sustain profitability. In addition, ProKidney may be required to pay taxes or duties or be subjected to other hurdles in connection with the importation of REACT into the European Union, or ProKidney may incur expenses in establishing a manufacturing facility in the European Union in order to circumvent such hurdles. If any of these outcomes occur, ProKidney may be forced to restrict or delay efforts to seek regulatory approval in the United Kingdom or the European Union for REACT, or incur significant additional expenses to operate ProKidney’s business, which could significantly and materially harm or delay its ability to generate revenues or achieve profitability of its business. Any further changes in international trade, tariff and import/export regulations as a result of Brexit or otherwise may impose unexpected duty costs or other non-tariff barriers on ProKidney. These developments, or the perception that any of them could occur, may significantly reduce global trade and, in particular, trade between the impacted nations and the United Kingdom. It is also possible that Brexit may negatively affect its ability to attract and retain employees, particularly those from the European Union.

Further, ProKidney must dedicate additional resources to comply with numerous laws and regulations in each jurisdiction in which ProKidney plans to operate. The FCPA prohibits any U.S. individual or business entity from paying, offering, authorizing payment or offering anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business.

Compliance with the FCPA is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents particular challenges in the biopharmaceutical industry, because in many countries, hospitals are operated by the government, and doctors and other hospital employees are considered foreign officials. Certain payments to hospitals and health care providers in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions.

Various laws, regulations and executive orders also restrict the use and dissemination outside of the United States, or the sharing with certain non-U.S. nationals, of information products classified for national security purposes, as well as certain products, technology and technical data relating to those products. As ProKidney expands its operations throughout the world, ProKidney will be required to dedicate additional resources to comply with these laws, and these laws may preclude ProKidney from developing, manufacturing, or selling certain products and product candidates outside of the United States, which could limit ProKidney’s growth potential and increase its development costs.

The failure to comply with laws governing international business practices may result in substantial civil and criminal penalties and suspension or debarment from government contracting. The SEC also may suspend or bar issuers from trading securities on U.S. exchanges for violations of the FCPA’s accounting provisions.

ProKidney is subject to certain U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations. ProKidney can face serious consequences for violations.

Among other matters, U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations (collectively, the “Trade Laws”) prohibit companies and their employees, agents, clinical research organizations, legal counsel, accountants, consultants, contractors, and other partners from authorizing, promising, offering, providing, soliciting, or receiving directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of Trade Laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences. ProKidney has direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. ProKidney plans to engage third parties for clinical trials and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals and ProKidney can be held liable for the corrupt or other illegal activities of its personnel, agents, or partners, even if ProKidney does not explicitly authorize or have prior knowledge of such activities.

The laws of Ireland differ from the laws in effect in the U.S. and may afford less protection to limited partners of ProKidney than would apply to shareholders of U.S. corporations.

It may not be possible for a limited partner of ProKidney to enforce judgments of the U.S. courts obtained against ProKidney, any of its other limited partners, its general partner or the directors or officers of its general partner in Ireland based on the civil liability provisions of the U.S. federal or state securities laws. This is because the United States and Ireland do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters and, accordingly, common law rules apply in order to determine whether a judgment of a U.S court is enforceable in Ireland.

Under common law rules, judgments of U.S. courts are not automatically enforceable in Ireland. However, a judgment of the U.S. courts may be recognized and enforced by the courts of Ireland subject to first obtaining, by way of a new action, an order from the Irish courts which would be granted if the following general requirements are met: (i) the U.S. courts must have had jurisdiction in relation to the particular defendant according to Irish conflict of law rules (the voluntary submission to jurisdiction by the defendant would satisfy this rule) and (ii) the judgment must be final and conclusive and the decree must be final and unalterable in the court which pronounces it. A judgment can be final and conclusive even if it is subject to appeal or even if an appeal is pending. Where however the effect of lodging an appeal under the applicable law is to stay execution of the judgment, it is possible that in the meantime the judgment may not be actionable in Ireland. It remains to be determined whether final judgment given in default of appearance is final and conclusive. However, the Irish courts may refuse to enforce a judgment of the U.S. courts which meets the above requirements for one of the following reasons: (i) if the judgment is not for a definite sum of money; (ii) if the judgment was obtained by fraud; (iii) if the enforcement of the judgment in Ireland would be contrary to natural or constitutional justice; (iv) if the judgment is contrary to Irish public policy or involves certain U.S. laws which will not be enforced in Ireland; (v) if jurisdiction cannot be obtained by the Irish courts over the judgment debtors in the enforcement proceedings by personal service in Ireland or outside Ireland under Order 11 of the Superior Court Rules of Ireland; (vi) if the judgment is irreconcilable with an earlier judgment of the Irish courts; or (vii) if enforcement proceedings are not instituted within six years of the date of the judgment of the U.S. courts.

As an Irish limited partnership, the legal relationship between the partners of ProKidney is governed by the Irish Limited Partnerships Act 1907 (the “Irish LP Act”) and the terms of any limited partnership agreement in force between them, which, from the Closing, will be on the terms of the Second Amended and Restated ProKidney Limited Partnership Agreement. Additionally, as Irish companies, Legacy GP is, and New GP shall be, governed by the Irish Companies Act 2014, as amended (the “Irish Companies Act”). The Irish LP Act and the Irish Companies Act differ in some material respects from laws generally applicable to U.S. corporations and shareholders, including, that the duties of directors and officers of an Irish company, such as Legacy GP or New

GP, are owed to the relevant company only. Accordingly, the limited partners of ProKidney generally do not have a personal right of action against the directors or officers of Legacy GP or New GP, and may have more difficulty protecting their interests than would holders of securities of a corporation incorporated in a jurisdiction of the U.S.

Risks Related to ProKidney’s Intellectual Property

ProKidney’s success depends in part on its ability to protect its intellectual property. It is difficult and costly to protect ProKidney’s proprietary rights and technology, and ProKidney may not be able to ensure their protection.

ProKidney’s business will depend in large part on obtaining and maintaining patent, trademark and trade secret protection of its proprietary technologies and REACT, ProKidney’s lead product candidate, its respective components, synthetic intermediates, formulations, combination therapies, methods used to manufacture them and methods of treatment, as well as successfully defending these patents against third-party challenges. ProKidney’s ability to stop unauthorized third parties from making, using, selling, offering to sell or importing REACT is dependent upon the extent to which ProKidney has rights under valid and enforceable patents that cover these activities and whether a court would issue an injunctive remedy. If ProKidney is unable to secure and maintain patent protection for any product or technology ProKidney develops, or if the scope of the patent protection secured is not sufficiently broad, ProKidney’s competitors could develop and commercialize products and technology similar or identical to ProKidney’s, and ProKidney’s ability to commercialize any product candidates it may develop may be adversely affected.

The patenting process is expensive and time-consuming, and ProKidney may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. The patenting process is subject to numerous risks and there can be no assurance that ProKidney will be successful in obtaining patents for which ProKidney has applied. In addition, ProKidney may not pursue, obtain, or maintain patent protection in all relevant markets. It is also possible that ProKidney will fail to identify patentable aspects of its research and development output before it is too late to obtain patent protection. Moreover, in some circumstances, ProKidney may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that ProKidney licenses from or licenses to third parties and are reliant on its licensors or licensees.

The strength of patents in the biotechnology and biopharmaceutical field involves complex legal and scientific questions and can be uncertain. The patent applications that ProKidney owns or in-licenses may fail to result in issued patents with claims that cover REACT or uses thereof in the United States or in other foreign countries. Even if the patents do successfully issue, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. Furthermore, even if they are unchallenged, ProKidney’s patents and patent applications may not adequately protect its technology, including REACT, or prevent others from designing around the claims in its patents. If the breadth or strength of protection provided by the patent applications ProKidney holds with respect to REACT is threatened, it could dissuade companies from collaborating with ProKidney to develop, and threaten its ability to commercialize, REACT. Further, if ProKidney encounters delays in its clinical trials, the period of time during which ProKidney could market REACT under patent protection would be reduced.

ProKidney cannot be certain that ProKidney was the first to file any patent application related to its technology, including REACT, and, if ProKidney was not, it may be precluded from obtaining patent protection for its technology, including REACT.

ProKidney cannot be certain that it is the first to invent the inventions covered by pending patent applications and, if ProKidney is not, it may be subject to priority disputes. Furthermore, for United States applications in which all claims are entitled to a priority date before March 16, 2013, an interference proceeding can be provoked by a third party or instituted by the U.S. Patent and Trademark Office (the “USPTO”) to determine who was the first to invent any of the subject matter covered by the patent claims of ProKidney’s applications. Similarly, for U.S. applications in which at least one claim is not entitled to a priority date before March 16, 2013, derivation proceedings can be instituted to determine whether the subject matter of a patent claim was derived from a prior inventor’s disclosure.

ProKidney may be required to disclaim part or all of the term of certain patents. There may be prior art of which ProKidney is not aware that may affect the validity or enforceability of a patent or patent application claim. There also may be prior art of which ProKidney is aware, but which it does not believe affects the validity or enforceability of a claim, which may, nonetheless, ultimately be found to affect the validity or enforceability of a claim. No assurance can be given that if challenged, ProKidney’s patents would be declared by a court to be valid or enforceable or that even if found valid and enforceable, would adequately protect REACT, or would be found by a court to be infringed by a competitor’s technology or product. ProKidney may analyze patents or patent applications of its competitors that ProKidney believes are relevant to its activities, and consider that ProKidney is free to operate in relation to REACT, but ProKidney’s competitors may achieve issued claims, including in patents ProKidney considers to be unrelated, which block its efforts or may potentially result in REACT or its activities infringing such claims. The possibility exists that others will develop products which have the same effect as ProKidney’s products on an independent basis which do not infringe its patents or other intellectual property rights, or will design around the claims of patents that may issue that cover its products.

Recent or future patent reform legislation could increase the uncertainties and costs surrounding the prosecution of ProKidney’s patent applications and the enforcement or defense of its issued patents. Under the enacted Leahy-Smith America Invents Act (the “America Invents Act”) after March 2013, the United States moved from a “first-to-invent” to a “first-to-file” system. Under a “first-to-file” system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to a patent on the invention regardless of whether another inventor had made the invention earlier. The America Invents Act includes a number of other significant changes to U.S. patent law, including provisions that affect the way patent applications are prosecuted, redefine prior art and establish a new post-grant review system. In addition, the courts have yet to address many of these provisions and the applicability of the America Invents Act and new regulations on specific patents discussed herein, for which issues have not been determined and would need to be reviewed. However, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of ProKidney’s patent applications and the enforcement or defense of its issued patents, all of which could have a material adverse effect on ProKidney’s business and financial condition.

The degree of future protection for ProKidney’s proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect ProKidney’s rights or permit ProKidney to gain or keep ProKidney’s competitive advantage. For example:

•	others may be able to make or use compounds that are similar to the compositions of REACT but that are not covered by the claims of ProKidney’s patents or those of its licensors;

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ProKidney or its licensors, as the case may be, may fail to meet its obligations to the U.S. government in regards to any in-licensed patents and patent applications invented or developed using U.S. government funding, leading to the loss of patent rights;

•	ProKidney or its licensors, as the case may be, might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of ProKidney’s technologies;

•	it is possible that ProKidney’s pending patent applications will not result in issued patents;

•	it is possible that there are prior public disclosures that could invalidate ProKidney’s or its licensors’ patents, as the case may be, or parts of its or their patents;

•	it is possible that others may circumvent ProKidney’s owned or in-licensed patents;

•	it is possible that there are unpublished applications or patent applications maintained in secrecy that may later issue with claims covering ProKidney’s products or technology similar to its own;

•	the laws of foreign countries may not protect ProKidney’s or its licensors’, as the case may be, proprietary rights to the same extent as the laws of the United States;

•	the claims of ProKidney’s owned or in-licensed issued patents or patent applications, if and when issued, may not cover REACT;

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ProKidney’s owned or in-licensed issued patents may not provide ProKidney with any competitive advantages, may be narrowed in scope, or be held invalid or unenforceable as a result of legal challenges by third parties;

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the inventors of ProKidney’s owned or in-licensed patents or patent applications may become involved with competitors, develop products or processes which design around its patents, or become hostile to ProKidney or the patents or patent applications on which they are named as inventors;

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it is possible that ProKidney’s owned or in-licensed patents or patent applications omit individual(s) that should be listed as inventor(s) or include individual(s) that should not be listed as inventor(s), which may cause these patents or patents issuing from these patent applications to be held invalid or unenforceable;

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ProKidney has engaged in scientific collaborations in the past, and will continue to do so in the future. Such collaborators may develop adjacent or competing products to its own that are outside the scope of its patents;

•	ProKidney may not develop additional proprietary technologies for which it can obtain patent protection;

•	it is possible that product candidates or diagnostic tests ProKidney develops may be covered by third parties’ patents or other exclusive rights;

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if any of ProKidney’s owned or in-licensed patents or applications were made with U.S. government funds, it is possible that the United States government may assert certain march-in rights to force ProKidney or its licensor to grant a license to third-parties to allow them to practice the claimed invention; or

•	the patents of others may have an adverse effect on ProKidney’s business.

ProKidney may enter into license or other collaboration agreements in the future that may impose certain obligations on ProKidney. If ProKidney fails to comply with its obligations under such future agreements with third parties, ProKidney could lose license rights that may be important to its future business.

In connection with ProKidney’s efforts to expand its pipeline of product candidates, ProKidney may enter into certain licenses or other collaboration agreements in the future pertaining to the in-license of rights to additional candidates. Such agreements may impose various diligence, milestone payment, royalty, insurance or other obligations on ProKidney. If ProKidney fails to comply with these obligations, its licensor or collaboration partners may have the right to terminate the relevant agreement, in which event ProKidney would not be able to develop or market the products covered by such licenses or agreements.

Moreover, disputes may arise regarding intellectual property subject to a licensing agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

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the extent to which REACT’s, ProKidney’s lead product candidate, or any other product candidate’s technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	the sublicensing of patent and other rights under ProKidney’s collaborative development relationships;

•	ProKidney’s diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by ProKidney’s licensors and ProKidney and its partners; and

•	the priority of invention of patented technology.

In addition, the agreements under which ProKidney may license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what ProKidney believes to be the scope of its rights to the relevant intellectual property or technology, or increase what ProKidney believes to be its financial or other obligations under the relevant agreement, either of which could have a material adverse effect on its business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that ProKidney has licensed prevent or impair its ability to maintain its current licensing arrangements on commercially acceptable terms, ProKidney may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on its business, financial conditions, results of operations, and prospects.

In addition, ProKidney may have limited control over the maintenance and prosecution of these in-licensed patents and patent applications, or any other intellectual property that may be related to its in-licensed intellectual property. For example, ProKidney cannot be certain that such activities by any future licensors have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents and other intellectual property rights. ProKidney has limited control over the manner in which its licensors initiate an infringement proceeding against a third-party infringer of the intellectual property rights, or defend certain of the intellectual property that is licensed to ProKidney. It is possible that the licensors’ infringement proceeding or defense activities may be less vigorous than had ProKidney conducted them on its own.

If ProKidney is unable to protect the confidentiality of its trade secrets, the value of its technology could be negatively impacted, and its business and competitive position would be harmed.

In addition to patent protection, ProKidney relies heavily upon know-how and trade secret protection, as well as non-disclosure agreements and invention assignment agreements with its employees, consultants and third-parties, to protect its confidential and proprietary information, especially where ProKidney does not believe patent protection is appropriate or obtainable. In addition to contractual measures, ProKidney tries to protect the confidential nature of its proprietary information using physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third-party with authorized access, provide adequate protection for its proprietary information. ProKidney’s security measures may not prevent an employee or consultant from misappropriating its trade secrets and providing them to a competitor, and recourse ProKidney takes against such misconduct may not provide an adequate remedy to protect its interests fully. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, trade secrets may be independently developed by others in a manner that could prevent legal recourse by ProKidney. If one or more third parties obtain or are otherwise able to replicate these techniques, an important feature and differentiator of ProKidney’s clinical development strategy will become available to potential competitors. If any of ProKidney’s confidential or proprietary information, such as its trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, its competitive position could be harmed.

In addition, courts outside the United States are sometimes less willing to protect trade secrets. If ProKidney chooses to go to court to stop a third-party from using any of its trade secrets, ProKidney may incur substantial costs. These lawsuits may consume ProKidney’s time and other resources even if ProKidney is successful.

Although ProKidney takes steps to protect its proprietary information and trade secrets, including through contractual means with its employees and consultants, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to its trade secrets or disclose its technology.

Thus, ProKidney may not be able to meaningfully protect its trade secrets. It is ProKidney’s policy to require its employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with ProKidney. These agreements provide that all confidential information concerning ProKidney’s business or financial affairs developed or made known to the individual or entity during the course of the party’s relationship with ProKidney is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees, the agreements provide that all inventions conceived by the individual, and which are related to ProKidney’s current or planned business or research and development or made during normal working hours, on its premises or using its equipment or proprietary information, are ProKidney’s exclusive property. In addition, ProKidney takes other appropriate precautions, such as physical and technological security measures, to guard against misappropriation of its proprietary technology by third parties. ProKidney also plans to adopt policies and conduct training that provides guidance on its expectations, and its advice for best practices, in protecting its trade secrets.

Third-party claims of intellectual property infringement may be costly and time consuming to defend and could prevent or delay ProKidney’s product discovery, development and commercialization efforts.

ProKidney’s commercial success depends in part on its ability to develop, manufacture, market and sell REACT, ProKidney’s lead product candidate, and use its proprietary technologies without infringing the proprietary rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and biopharmaceutical industries, as well as administrative proceedings for challenging patents, including interference, derivation, inter partes review, post-grant review, and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. ProKidney may be exposed to, or threatened with, future litigation by third parties having patent or other intellectual property rights alleging that REACT and/or proprietary technologies infringe their intellectual property rights. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which ProKidney is developing REACT. As the biotechnology and biopharmaceutical industries expand and more patents are issued, the risk increases that REACT may give rise to claims of infringement of the patent rights of others.

The Purple Book Continuity Act, enacted in December 2020 under Title II § 325, directs the FDA for the first time to publicly list certain patent information in the “Purple Book,” a database of approved biological products. Specifically, a reference product sponsor (“RPS”) is required to provide to FDA the list of patents and corresponding expiry dates (referred to here as the “initial list”), not later than 30 days after the RPS has provided the initial list to a 351(k) applicant under section 351(l)(3)(A) or (l)(7) of the Public Health Service Act. Accordingly, the RPS must only provide information on its patents to the FDA for listing in the Purple Book after it engages in the patent dance with a follow-on developer or biosimilar. As such, it is not always clear to industry participants, including ProKidney, which patents cover various types of medicines, products or their methods of use or manufacture, especially in the earlier stages of product discovery and development. Thus, because of the large number of patents issued and patent applications filed in ProKidney’s fields, there may be a risk that third parties may allege they have patent rights encompassing its product candidate, technologies or methods.

If a third party claims that ProKidney infringes its intellectual property rights, ProKidney may face a number of issues, including, but not limited to:

•	infringement and other intellectual property claims which, regardless of merit, may be expensive and time-consuming to litigate and may divert its management’s attention from its core business;

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substantial damages for infringement, which it may have to pay if a court decides that the product or technology at issue infringes on or violates the third-party’s rights, and, if the court finds that the infringement was willful, it could be ordered to pay treble damages and the patent owner’s attorneys’ fees;

•

a court prohibiting ProKidney from developing, manufacturing, marketing or selling REACT, or from using its proprietary technologies, unless the third-party licenses its product rights to ProKidney, which it is not required to do;

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if a license is available from a third party, ProKidney may have to pay substantial royalties, upfront fees and other amounts, and/or grant cross-licenses to intellectual property rights for its products and any license that is available may be non-exclusive, which could result in its competitors gaining access to the same intellectual property; and

•	redesigning REACT or processes so they do not infringe, which may not be possible or may require substantial monetary expenditures and time.

In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and, if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of ProKidney’s securities. This type of litigation or proceeding could substantially increase ProKidney’s operating losses and reduce its resources available for development activities. ProKidney may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of ProKidney’s competitors may be able to sustain the costs of complex patent litigation more effectively than ProKidney can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on ProKidney’s ability to raise the funds necessary to continue its operations or could otherwise have a material adverse effect on its business, results of operations, financial condition and prospects. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of ProKidney’s confidential information could be compromised by disclosure.

Third parties may assert that ProKidney is employing their proprietary technology without authorization.

There may be third-party patents of which ProKidney is currently unaware with claims to compositions of matter, materials, formulations, methods of manufacture or methods for treatment that encompass the composition, use or manufacture of REACT. There may be currently pending patent applications of which ProKidney is currently unaware which may later result in issued patents that REACT or their use or manufacture may infringe. In addition, third parties may obtain patents in the future and claim that use of ProKidney’s technologies infringes upon these patents. If any third-party patent were held by a court of competent jurisdiction to cover REACT, intermediates used in the manufacture of REACT or ProKidney’s materials generally, aspects of its formulations or methods of use, the holders of any such patent may be able to block ProKidney’s ability to develop and commercialize the product candidate unless ProKidney obtained a license or until such patent expires or is finally determined to be held invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all. If ProKidney is unable to obtain a necessary license to a third-party patent on commercially reasonable terms, or at all, its ability to commercialize REACT may be impaired or delayed, which could in turn significantly harm ProKidney’s business. Even if ProKidney obtains a license, it may be non-exclusive, thereby giving ProKidney’s competitors access to the same technologies licensed to ProKidney. In addition, if the breadth or strength of protection provided by ProKidney’s patents and patent applications is threatened, it could dissuade companies from collaborating with ProKidney to license, develop or commercialize current or future product candidates.

Parties making claims against ProKidney may seek and obtain injunctive or other equitable relief, which could effectively block ProKidney’s ability to further develop and commercialize REACT. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from ProKidney’s business. In the event of a successful claim of infringement against ProKidney, ProKidney may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign its infringing products, which may be impossible or require substantial time and monetary expenditure. ProKidney cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, ProKidney may need to obtain licenses from third parties to advance its research or allow commercialization of REACT. ProKidney may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, ProKidney would be unable to further develop and commercialize REACT, which could harm ProKidney’s business significantly.

Third parties may assert that ProKidney’s employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

As is common in the biotechnology and biopharmaceutical industries, ProKidney employs individuals who were previously employed at universities or other biotechnology or biopharmaceutical companies, including its competitors or potential competitors. Although no claims against ProKidney are currently pending, and although ProKidney tries to ensure that its employees and consultants do not use the proprietary information or know-how of others in their work for ProKidney, ProKidney may be subject to claims that ProKidney or its employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third parties. Litigation may be necessary to defend against these claims. If ProKidney fails in defending any such claims, in addition to paying monetary damages, ProKidney may lose valuable intellectual property rights or personnel. Even if ProKidney is successful in defending against such claims, litigation or other legal proceedings relating to intellectual property claims may cause ProKidney to incur significant expenses and could distract its technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and, if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of ProKidney’s securities. This type of litigation or proceeding could substantially increase ProKidney’s operating losses and reduce its resources available for development activities. ProKidney may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of ProKidney’s competitors may be able to sustain the costs of such litigation or proceedings more effectively than ProKidney can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other intellectual property related proceedings could adversely affect ProKidney’s ability to compete in the marketplace.

ProKidney may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent which might adversely affect its ability to develop and market its products.

ProKidney cannot guarantee that any of its patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can ProKidney be certain that it has identified each and every third-party patent and pending application in the United States and abroad that may be relevant to or necessary for the commercialization of REACT in any jurisdiction.

The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. ProKidney’s interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact its ability to market its products. ProKidney may incorrectly determine that its products are not covered by a third-party patent or may incorrectly predict whether a third party’s pending application will issue with claims of relevant scope. ProKidney’s determination of the expiration date of any patent in the United States or abroad that ProKidney considers relevant may be incorrect, which may negatively impact its ability to develop and market REACT. ProKidney’s failure to identify and correctly interpret relevant patents may negatively impact its ability to develop and market its products.

ProKidney may not be successful in obtaining or maintaining necessary intellectual property rights to develop any future product candidates on acceptable terms.

REACT, ProKidney’s current product candidate, may require specific formulations to work effectively and efficiently and these rights may be held by others. ProKidney may develop products containing its compounds and pre-existing biopharmaceutical compounds. ProKidney may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that ProKidney identifies as necessary or important to its business operations. ProKidney may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all, which would harm its business. ProKidney may need to cease use of the compositions or methods covered by such third-party intellectual property rights, and may need to seek to develop alternative approaches that do not infringe on such intellectual property rights which may entail additional costs and development delays, even if ProKidney were able to develop such alternatives, which may not be feasible. Even if ProKidney is able to obtain a license, it may be non-exclusive, thereby giving its competitors access to the same technologies licensed to ProKidney. In that event, ProKidney may be required to expend significant time and resources to develop or license replacement technology.

The licensing and acquisition of third-party intellectual property rights is a competitive area, and companies, which may be more established, or have greater resources than ProKidney does, may also be pursuing strategies to license or acquire third-party intellectual property rights that ProKidney may consider necessary or attractive in order to commercialize REACT. More established companies may have a competitive advantage over ProKidney due to their size, cash resources and greater clinical development and commercialization capabilities. There can be no assurance that it will be able to successfully complete such negotiations and ultimately acquire the rights to the intellectual property surrounding the additional product candidates that ProKidney may seek to acquire.

ProKidney may be involved in lawsuits to protect or enforce its patents or the patents of its licensors, or challenging the patent rights of others, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe ProKidney’s patents or the patents of its current or future licensors. To counter infringement or unauthorized use, ProKidney may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that one or more of ProKidney’s patents is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that its patents do not cover the technology in question or for other reasons. An adverse result in any litigation or defense proceedings could put one or more of ProKidney’s patents at risk of being invalidated, held unenforceable, or interpreted narrowly and could put its patent applications at risk of not issuing. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from its business.

ProKidney may choose to challenge the patentability of claims in a third party’s U.S. patent by requesting that the USPTO review the patent claims in an ex-parte re-examination, inter partes review or post-grant review proceedings. These proceedings are expensive and may consume ProKidney’s time or other resources. ProKidney may choose to challenge a third party’s patent in patent opposition proceedings in the European Patent Office (the “EPO”) or other foreign patent office. The costs of these opposition proceedings could be substantial, and may consume ProKidney’s time or other resources. If ProKidney fails to obtain a favorable result at the USPTO, EPO or other patent office then ProKidney may be exposed to litigation by a third-party alleging that the patent may be infringed by REACT or ProKidney’s proprietary technologies.

In addition, because some patent applications in the United States may be maintained in secrecy until the patents are issued, patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, and publications in the scientific literature often lag behind actual discoveries, ProKidney cannot be certain that others have not filed patent applications for technology covered by its owned and in-licensed issued patents or its pending applications, or that ProKidney or, if applicable, a licensor was the first to invent the technology. ProKidney’s competitors may have filed, and may in the future file, patent applications covering its products or technology similar to its own. Any such patent application may have priority over ProKidney’s owned and in-licensed patent applications or patents, which could require ProKidney to obtain rights to issued patents covering such technologies. If another party has filed a U.S. patent application on inventions similar to those owned by or in-licensed to ProKidney, ProKidney or, in the case of in-licensed technology, the licensor may have to participate in an interference or derivation proceeding declared by the USPTO to determine priority of invention in the United States. If ProKidney or one of its licensors is a party to an interference or derivation proceeding involving a U.S. patent application on inventions owned by or in-licensed to ProKidney, ProKidney may incur substantial costs, divert management’s time and expend other resources, even if ProKidney is successful.

Interference or derivation proceedings provoked by third parties or brought by ProKidney or declared by the USPTO may be necessary to determine the priority of inventions with respect to ProKidney’s patents or patent applications or those of its licensors. An unfavorable outcome could result in a loss of ProKidney’s current patent rights and could require ProKidney to cease using the related technology or to attempt to license rights to it from the prevailing party. ProKidney’s business could be harmed if the prevailing party does not offer ProKidney a license on commercially reasonable terms or at all, or if a non-exclusive license is offered and ProKidney’s competitors gain access to the same technology. Litigation or interference proceedings may result in a decision adverse to ProKidney’s interests and, even if ProKidney is successful, may result in substantial costs and distract its management and other employees. ProKidney may not be able to prevent, alone or with its licensors, misappropriation of its trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of ProKidney’s confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of ProKidney’s securities.

Obtaining and maintaining ProKidney’s patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and ProKidney’s patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on ProKidney’s owned and in-licensed issued patents and patent applications are or will be due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent application process and following the issuance of a patent. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In certain circumstances, even inadvertent noncompliance events may permanently and irrevocably jeopardize patent rights. In such an event, ProKidney’s competitors might be able to enter the market, which would have a material adverse effect on its business.

Certain patents covering REACT could be found invalid or unenforceable if challenged in court or the USPTO.

If ProKidney or one of its licensors initiate legal proceedings against a third-party to enforce a patent covering REACT, the defendant could counterclaim that the patent covering REACT, as applicable, is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace, and there are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, inter partes review, post-grant review, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in revocation or amendment to ProKidney’s patents in such a way that they no longer cover REACT. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, ProKidney cannot be certain that there is no invalidating prior art, of which ProKidney, its patent counsel and the patent examiner was unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, or if ProKidney is otherwise unable to adequately protect its rights, ProKidney would lose at least part, and perhaps all, of the patent protection on REACT. Such a loss of patent protection could have a material adverse impact on ProKidney’s business and its ability to commercialize or license its technology and product candidates.

ProKidney’s earliest patents may expire before, or soon after, its first product achieves marketing approval in the United States or foreign jurisdictions. Upon the expiration of its current patents, ProKidney may lose the right to exclude others from practicing these inventions. The expiration of these patents could have a similar material adverse effect on its business, results of operations, financial condition and prospects.

Changes in patent law in the United States, changes in the administration’s interpretation of the law, or changes in the law in other jurisdictions could diminish the value of patents in general, thereby impairing ProKidney’s ability to protect its products.

Changes in either the patent laws or interpretation of the patent laws in the United States or in other jurisdictions could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Assuming that other requirements for patentability are met, prior to March 16, 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. On March 16, 2013, under the America Invents Act, enacted in September 2011, the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. A third party that files a patent application in the USPTO on or after March 16, 2013 but before ProKidney could therefore be awarded a patent covering an invention of ProKidney’s even if ProKidney had made the invention before it was made by such third party. This will require ProKidney to be cognizant of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, ProKidney cannot be certain that it or its licensors were the first to either (i) file any patent application related to its product candidates or (ii) invent any of the inventions claimed in its or its licensor’s patents or patent applications.

The America Invents Act also includes a number of significant changes that affect the way patent applications will be prosecuted and also may affect patent litigation. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate ProKidney’s patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Therefore, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of ProKidney’s owned or in-licensed patent applications and the enforcement or defense of ProKidney’s owned or in-licensed issued patents, all of which could have a material adverse effect on ProKidney’s business, financial condition, results of operations, and prospects.

In addition, the patent positions of companies in the development and commercialization of biopharmaceuticals are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on ProKidney’s existing patent portfolio and its ability to protect and enforce its intellectual property in the future.

ProKidney has limited foreign intellectual property rights and may not be able to protect and enforce its intellectual property rights throughout the world.

Although ProKidney has multiple patents in countries outside of the United States, it does not have intellectual property rights in all potential markets outside the United States where CKD is prevalent. Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and ProKidney’s intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, ProKidney may not be able to prevent third parties from practicing its inventions in all countries outside the United States, or from selling or importing products made using its inventions in and into the United States or other jurisdictions. Competitors may use ProKidney’s technologies in jurisdictions where ProKidney has not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where ProKidney has patent protection but where enforcement is not as strong as that in the United States. These products may compete with ProKidney’s products in jurisdictions where ProKidney does not have any issued patents and its patent claims or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of, and may require a compulsory license to, patents, trade secrets and other intellectual property protection, particularly those relating to biopharmaceutical products, which could make it difficult for ProKidney to stop the infringement of ProKidney’s patents or marketing of competing products against third parties in violation of its proprietary rights generally. The initiation of proceedings by third parties to challenge the scope or validity of ProKidney’s patent rights in foreign jurisdictions could result in substantial cost and divert ProKidney’s efforts and attention from other aspects of its business. Proceedings to enforce ProKidney’s patent rights in foreign jurisdictions could result in substantial costs and divert its efforts and attention from other aspects of its business, could put its patents at risk of being invalidated or interpreted narrowly and its patent applications at risk of not issuing and could provoke third parties to assert claims against ProKidney. ProKidney may not prevail in any lawsuits that ProKidney initiates and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, ProKidney’s efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that ProKidney develops or licenses.

Patent terms may be inadequate to protect ProKidney’s competitive position on REACT or ProKidney’s future product candidates for an adequate amount of time, and if ProKidney does not obtain protection under the Hatch-Waxman Amendments and similar non-U.S. legislation for extending the term of patents covering REACT or ProKidney’s future product candidates, its business may be materially harmed.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest claimed U.S. non-provisional filing date. Various extensions such as patent term adjustments and/or extensions, may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering REACT or any of ProKidney’s future product candidates are obtained, once the patent life has expired, ProKidney may be open to competition from competitive products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized.

Depending upon the timing, duration and specifics of any FDA marketing approval of any product candidates ProKidney may develop, one or more of its U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Action of 1984, also known as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permits a patent extension term of up to five additional years beyond the expiration date as compensation for patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended. However, ProKidney may not be granted the full extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process. Also, ProKidney may not be granted any extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents, or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than ProKidney requests. If ProKidney is unable to obtain patent term extension or the term of any such extension is less than it requests, the period during which ProKidney can enforce its patent rights for that product will be shortened and its competitors may obtain approval to market competing products sooner. As a result, ProKidney’s revenue from applicable products could be reduced and could have a material adverse effect on its business.

Any trademarks ProKidney has obtained or may obtain may be infringed or otherwise violated, or successfully challenged, resulting in harm to ProKidney’s business.

ProKidney expects to rely on trademarks as one means to distinguish REACT, if approved for marketing, from the products of its competitors. Once ProKidney selects new trademarks and applies to register them, its trademark applications may not be approved. Although ProKidney would be given an opportunity to respond to those rejections, ProKidney may be unable to overcome such rejections. Third parties may oppose or attempt to cancel ProKidney’s trademark applications or trademarks, or otherwise challenge its use of the trademarks. In the event that ProKidney’s trademarks are successfully challenged, ProKidney could be forced to rebrand its products, which could result in loss of brand recognition and could require ProKidney to devote resources to advertising and marketing new brands. ProKidney’s competitors may infringe or otherwise violate its trademarks and ProKidney may not have adequate resources to enforce its trademarks. Any of the foregoing events may have a material adverse effect on ProKidney’s business. Moreover, any name ProKidney proposes to use with REACT in the United States must be approved by the FDA, regardless of whether ProKidney has registered it, or applied to register it, as a trademark. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA objects to any of ProKidney’s proposed proprietary product names, ProKidney may be required to expend significant additional resources in an effort to identify a suitable substitute name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA.

Risks Related to Managing ProKidney’s Business and Operations

ProKidney expects to expand its clinical development and research and regulatory capabilities, its manufacturing and administrative capacities, and potentially implement sales, marketing and distribution capabilities, and as a result, ProKidney may encounter difficulties in managing its growth, which could adversely affect its operations.

As of March 31, 2022, ProKidney-US had 58 full-time employees, and ProKidney-KY had one full-time employee. As ProKidney’s clinical development and commercialization plans and strategies develop, and as ProKidney transitions into operating as a public company, ProKidney will need to expand its managerial, clinical, regulatory, manufacturing, sales, marketing, financial, development and legal capabilities or contract with third parties to provide these capabilities for ProKidney. As ProKidney’s operations expand, ProKidney expects that it will need to manage additional relationships with various strategic collaborators, suppliers and other third parties. ProKidney’s future growth would impose significant added responsibilities on members of management, including:

•	identifying, recruiting, integrating, maintaining and motivating additional employees;

•

managing ProKidney’s development and commercialization efforts effectively, including the clinical and FDA review process for REACT and any other product candidates, while complying with ProKidney’s contractual obligations to contractors and other third parties; and

•	improving ProKidney’s operational, financial and management controls, reporting systems and procedures.

ProKidney’s ability to continue to develop and, if approved, commercialize REACT will depend, in part, on its ability to effectively manage any future growth. ProKidney’s management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

ProKidney currently relies, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services. There can be no assurance that the services of independent organizations, advisors and consultants will continue to be available to ProKidney on a timely basis when needed, or that ProKidney can find qualified replacements. In addition, if ProKidney is unable to effectively manage its outsourced activities or if the quality, accuracy or quantity of the services provided is compromised for any reason, its clinical trials may be extended, delayed or terminated, and ProKidney may not be able to obtain, or may be substantially delayed in obtaining, regulatory approval of REACT or any of its future product candidates or otherwise advance ProKidney’s business. There can be no assurance that ProKidney will be able to manage its existing consultants or find other competent outside contractors and consultants on economically reasonable terms, or at all.

If ProKidney is not able to effectively expand its organization by hiring new employees and expanding its groups of consultants and contractors, ProKidney may not be able to successfully implement the tasks necessary to further develop and commercialize REACT or any other product candidates and, accordingly, may not achieve ProKidney’s research, development and commercialization goals.

If ProKidney loses key management personnel, or if ProKidney fails to recruit additional highly skilled personnel, its ability to continue developing REACT or identify and develop new product candidates will be impaired, which could result in loss of markets or market share and could make ProKidney less competitive.

ProKidney’s ability to compete in the highly competitive biotechnology and biopharmaceutical industries depends upon its ability to attract and retain highly qualified managerial, scientific and medical personnel. ProKidney is highly dependent on its management, scientific and medical personnel, including Tim Bertram, Chief Executive Officer of ProKidney-US and ProKidney-KY; Deepak Jain, ProKidney-US’s Chief Operating Officer; James Coulston, ProKidney-US’s Chief Financial Officer; and Joseph Stavas, ProKidney-US’s SVP Clinical Development. The loss of the services of any of ProKidney-US’s executive officers, other key employees, and other scientific and medical advisors, and its inability to find suitable replacements could result in delays in product development and harm its business.

ProKidney conducts its operations globally from several locations, including the United States and the Cayman Islands. Competition for skilled personnel in ProKidney’s industry is intense and may limit its ability to hire and retain highly qualified personnel on acceptable terms or at all.

To induce valuable employees to remain at ProKidney, in addition to salary and cash incentives, ProKidney intends to provide equity awards that vest over time, some of which may be in the form of unregistered shares and may dilute the voting and economic rights of New ProKidney’s shareholders. The value to employees of such equity awards that vest over time may be significantly affected by movements in ProKidney’s stock price that are beyond its control, and may at any time be insufficient to counteract more lucrative offers from other companies. Despite ProKidney’s efforts to retain valuable employees, members of its management, scientific and development teams may terminate their employment with ProKidney on short notice. ProKidney’s key employees are at-will employees, which means that any of its employees could leave its employment at any time, with or without notice. ProKidney does not maintain “key person” insurance policies but plans to enter into such policies prior to the completion of this Business Combination, on the lives of these individuals or the lives of any of its other employees. ProKidney’s success also depends on its ability to continue to attract, retain and motivate highly skilled junior, mid-level and senior scientific and medical personnel.

ProKidney’s employees, independent contractors, consultants, collaborators, principal investigators, CROs, suppliers and vendors may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements.

ProKidney is exposed to the risk that its employees, independent contractors, consultants, collaborators, principal investigators, CROs, suppliers and vendors may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct that violates FDA regulations, including those laws requiring the reporting of true, complete and accurate information to the FDA, manufacturing standards, federal and state health care laws and regulations, and laws that require the true, complete and accurate reporting of financial information or data. In particular, sales, marketing and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct by these parties could also involve the improper use of individually identifiable information, including, without limitation, information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to ProKidney’s reputation. It is not always possible to identify and deter misconduct, and the precautions ProKidney takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting ProKidney from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against ProKidney, and ProKidney is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including the imposition of significant civil, criminal and administrative penalties, including, without limitation, damages, fines, disgorgement, imprisonment, exclusion from participation in government health care programs, such as Medicare and Medicaid, additional reporting requirements and oversight if ProKidney becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of its operations.

ProKidney’s internal computer systems, or those of its collaborators or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of ProKidney’s product development programs.

ProKidney’s internal computer systems and those of any future collaborators and other contractors or consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. If such an event were to occur and cause interruptions in ProKidney’s operations, it could result in a disruption of ProKidney’s development programs and its business operations, whether due to a loss of its trade secrets or other proprietary information or other similar disruptions. For example, the loss of clinical trial data from future clinical trials could result in delays in ProKidney’s regulatory approval efforts and significantly increase its costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, ProKidney’s data or applications, or inappropriate disclosure of confidential or proprietary information, ProKidney could incur liability, its competitive position could be harmed and the further development and commercialization of REACT or any of ProKidney’s future product candidates could be delayed.

ProKidney could be subject to risks caused by misappropriation, misuse, leakage, falsification or intentional or accidental release or loss of information maintained in the information systems and networks of ProKidney and its vendors, including personal information of its employees and study subjects, and company and vendor confidential data. In addition, outside parties may attempt to penetrate ProKidney’s systems or those of its vendors or fraudulently induce its personnel or the personnel of its vendors to disclose sensitive information in order to gain access to its data and/or systems. ProKidney may experience threats to its data and systems, including malicious codes and viruses, phishing and other cyberattack events. The number and complexity of these threats continue to increase over time. If a material breach of, or accidental or intentional loss of data from, ProKidney’s information technology systems or those of its vendors occurs, the market perception of the effectiveness of its security measures could be harmed, and ProKidney’s reputation and credibility could be damaged. ProKidney could be required to expend significant amounts of money and other resources to repair or replace information systems or networks. In addition, ProKidney could be subject to regulatory actions and/or claims made by individuals and groups in private litigation involving privacy issues related to data collection and use practices and other data privacy laws and regulations, including claims for misuse or inappropriate disclosure of data, as well as unfair or deceptive practices. Although ProKidney develops and maintains systems and controls designed to prevent these events from occurring, and ProKidney has a process to identify and mitigate threats, the development and maintenance of these systems, controls and processes is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become increasingly sophisticated. Moreover, despite ProKidney’s efforts, the possibility of these events occurring cannot be eliminated entirely. As ProKidney outsources more of its information systems to vendors, engages in more electronic transactions with payors and patients, and relies more on cloud-based information systems, the related security risks will increase and ProKidney will need to expend additional resources to protect its technology and information systems. In addition, there can be no assurance that ProKidney’s internal information technology systems or those of its third-party contractors, or its consultants’ efforts to implement adequate security and control measures, will be sufficient to protect ProKidney against breakdowns, service disruption, data deterioration or loss in the event of a system malfunction, or prevent data from being stolen or corrupted in the event of a cyberattack, security breach, industrial espionage attacks or insider threat attacks which could result in financial, legal, business or reputational harm.

Failure to comply with health and data protection laws and regulations could lead to government enforcement actions (which could include civil or criminal penalties), private litigation, and/or adverse publicity and could negatively affect ProKidney’s operating results and business.

ProKidney’s and any potential collaborators may be subject to federal, state and foreign data protection laws and regulations (i.e., laws and regulations that address privacy and data security). In the United States, numerous federal and state laws and regulations, including federal health information privacy laws, state data breach notification laws, state privacy and health information privacy laws and federal and state consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), that govern the collection, use, disclosure and protection of health-related and other personal information could apply to ProKidney’s operations or the operations of its collaborators. In addition, ProKidney may obtain health information from third parties (including research institutions from which ProKidney obtains clinical trial data) that are subject to privacy and security requirements under HIPAA. Depending on the facts and circumstances, ProKidney could be subject to civil or criminal penalties if it obtains, uses, or discloses individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA.

International data protection laws, including GDPR, may also apply to health-related and other personal information obtained outside of the United States. The GDPR will increase ProKidney’s responsibility and liability in relation to personal data that ProKidney processes, and it may be required to put in place additional mechanisms to ensure compliance with the new EU (which also includes the EEA) data protection rules. Further, the Brexit has created more uncertainty with regard to data protection regulation in the United Kingdom. The United Kingdom retained the GDPR in UK law, which sits alongside the amended version of the Data Protection Act 2018. The European Union adopted an adequacy decision so that data can be transferred from the European

Union to the United Kingdom. Additionally, there are no new requirements for transfer from the United Kingdom to the European Union. However, going forward, the European Union’s and United Kingdom’s data protection rules could diverge, and data transfers may not be possible and/or new arrangements may need to be put in place. In particular, it is unclear to what extent the United Kingdom regime will begin diverging from the GDPR and how data transfers to and from the United Kingdom will be regulated.

In addition, California recently enacted the CCPA, which creates new individual privacy rights for California consumers (as defined in the law) and places increased privacy and security obligations on entities handling personal data of consumers or households. The CCPA became effective on January 1, 2020, but the California Privacy Rights Act (“CPRA”) was recently enacted to strengthen elements of the CCPA effective January 1, 2023. In addition, there are a number of other states that have considered similar privacy proposals, with states like Virginia and Colorado enacting their own privacy laws (also scheduled to come into effect in January 1, 2023 and July 1, 2023, respectively). These privacy laws may impact ProKidney’s business activities and exemplify the vulnerability of its business to the evolving regulatory environment related to personal data.

Compliance with U.S. and international data protection laws and regulations could require ProKidney to take on more onerous obligations in ProKidney’s contracts, restrict its ability to collect, use and disclose data, or in some cases, impact its ability to operate in certain jurisdictions. Failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include civil or criminal penalties), private litigation and adverse publicity and could negatively affect ProKidney’s operating results and business. Moreover, clinical trial subjects about whom ProKidney or its potential collaborators obtain information, as well as the providers who share this information with ProKidney, may contractually limit ProKidney’s ability to use and disclose the information. Claims that ProKidney has violated individuals’ privacy rights, failed to comply with data protection laws, or breached its contractual obligations, even if ProKidney is not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm ProKidney’s business.

ProKidney’s effective tax rate may fluctuate, and ProKidney may incur obligations in tax jurisdictions in excess of accrued amounts.

ProKidney is or may become subject to taxation in more than one tax jurisdiction. As a result, ProKidney’s effective tax rate may be derived from a combination of applicable tax rates in the various places that ProKidney operates. In preparing ProKidney’s financial statements, ProKidney estimates the amount of tax that will become payable in each of such places. Nevertheless, ProKidney’s effective tax rate may be different than experienced in the past due to numerous factors, including passage of newly enacted tax legislation, changes in the mix of ProKidney’s profitability from jurisdiction to jurisdiction, the results of examinations and audits of its tax filings, its inability to secure or sustain acceptable agreements with tax authorities, changes in accounting for income taxes and changes in tax laws. Any of these factors could cause ProKidney to experience an effective tax rate significantly different from previous periods or ProKidney’s current expectations and may result in tax obligations in excess of amounts accrued in its financial statements.

RISKS RELATED TO SCS AND THE BUSINESS COMBINATION

Unless the context otherwise requires, references in this subsection “—Risks Related to SCS and the Business Combination” to “we”, “us” and “our” generally refer to SCS prior to the Business Combination or New ProKidney from and after the Business Combination.

Our Sponsor has agreed to vote in favor of the Business Combination and the other proposals described in this proxy statement, regardless of how our public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their founder shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Sponsor, directors and officers and their permitted transferees have agreed, pursuant to the terms of the Insider Letter Agreement, to vote their Founder Shares, Private Placement Shares and any public shares held by them in favor of the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, the Auditor Ratification Proposal and the Adjournment Proposal. As of the date hereof, our Sponsor, directors and officers own shares equal to 21.6% of our issued and outstanding SCS ordinary shares. Accordingly, it is more likely that the necessary shareholder approval will be received for the Business Combination than would be the case if our Sponsor, directors and officers agreed to vote any SCS ordinary shares owned by them in accordance with the majority of the votes cast by our public shareholders.

Our Sponsor, certain members of our Board and our officers have interests in the Business Combination that are different from or are in addition to other shareholders in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement.

When considering our Board’s recommendation that our shareholders vote in favor of the approval of the Business Combination Proposal, our shareholders should be aware that the directors and officers of SCS, some of whom are members of our Sponsor, have interests in the Business Combination that may be different from, or in addition to, the interests of our shareholders. These interests include:

•

the fact that our Sponsor paid an aggregate of $25,000 for 5,750,000 Founder Shares and later effected a share capitalization resulting in our Sponsor and directors holding an aggregate of 6,250,000 Founder Shares (after giving effect to the forfeiture of 75,000 Founder Shares in connection with the underwriters’ exercise of their overallotment option in our initial public offering), which will automatically convert into New ProKidney Class A ordinary shares upon the Closing on a one-for-one basis in connection with the Business Combination and, if unrestricted and freely tradable, would have had an aggregate market value of $[                ] million based upon the closing price of $[                ] per public share on Nasdaq on [                ], 2022, the most recent practicable date prior to the date of this proxy statement, and will have an aggregate market value of $62,500,000, based upon the per share value implied in the Business Combination of $10.00 per New ProKidney Class A ordinary share, but will be worthless if we fail to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

•	the fact that our Sponsor paid $6,400,000 for 640,000 private placement shares (the “Private Placement Shares”) in a private placement that occurred concurrently with the initial public offering;

•

the fact that in June 2021, our Sponsor transferred 30,000 of its 6,250,000 Founder Shares to Marc Semigran, M.D., an SCS independent director, which will automatically convert into New ProKidney Class A ordinary shares upon the Closing on a one-for-one basis in connection with the Business Combination and, if unrestricted and freely tradable, would have had an aggregate market value of $[                ] million based upon the closing price of $[                ] per public share on Nasdaq on [                ], 2022, the most recent practicable date prior to the date of this proxy statement, and will have an aggregate market value of $300,000, based upon the per share value implied in the Business Combination of $10.00 per New ProKidney Class A ordinary share, but will be worthless if we fail to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

•

the fact that given the differential in the purchase price that our Sponsor and directors paid for the Founder Shares as compared to the price of the public shares sold in the IPO and the 6,250,000 New ProKidney Class A ordinary shares that our Sponsor and directors will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and directors and their respective affiliates may earn a positive rate of return on their investment even if the New ProKidney Class A ordinary shares trade significantly below the price initially paid for the public shares in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•

the fact that on September 24, 2021, SCS entered into a director restricted stock unit award agreement with Uma Sinha, Ph.D., an SCS independent director, providing for the grant of 30,000 restricted stock units to Dr. Sinha, which grant is contingent on both the consummation of an initial business combination and a shareholder approved equity plan;

•

the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not consummated by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

•

the fact that the Sponsor Related PIPE Investors agreed to subscribe for an aggregate of 15,640,000 SCS Class A ordinary shares in connection with the PIPE Investment for an aggregate amount of $156,400,000;

•

the fact that our Sponsor, directors and officers have agreed not to redeem any of the Founder Shares, Private Placement Shares and public shares held by them in connection with a shareholder vote to approve a proposed initial business combination, and without any separate consideration provided by SCS for such agreement;

•

the fact that our Sponsor, directors and officers have agreed to vote any Founder Shares, Private Placement Shares and public shares owned by them in favor of our Business Combination, including any proposals recommended by the Board in connection with the Business Combination;

•

the fact that our Sponsor, directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and Private Placement Shares if we fail to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

•	the continued right of our Sponsor, directors and officers to hold our SCS Class A ordinary shares following the Business Combination, subject to certain lock-up periods;

•

the fact that our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, except (i) as to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account, (ii) as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act and (iii) in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims;

•

the fact that our officers and directors and their affiliates will not have any claim against the Trust Account for reimbursement for out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations, if we fail to consummate a business combination by July 2, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date). As of December 31, 2021, our officers and directors and their affiliates had no out-of-pocket expenses but had incurred $10,000 in unreimbursed eligible expenses;

•	that the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•

the fact that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Sponsor, certain Closing ProKidney Unitholders and certain other parties, which provides for registration rights to them and their permitted transferees; and

•

the fact that on April 20, 2022, SCS issued the SCS Promissory Note (as defined below) to our Sponsor, pursuant to which SCS may borrow up to an aggregate principal amount of $1,500,000, which is payable upon the earlier of July 2, 2023 and the effective date of a business combination, and that, as of May 6, 2022, $250,000 was outstanding under the SCS Promissory Note.

The personal and financial interests of our officers and directors may have influenced their motivation in identifying and selecting ProKidney and completing a business combination with ProKidney, and may influence their operation of New ProKidney following the Business Combination. This risk may become more acute as the deadline of July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), for completing an initial business combination nears.

Our public shareholders will experience economic dilution as a consequence of, among other transactions, the issuance of SCS Class A ordinary shares as consideration in the PIPE Investment.

The issuance of the SCS Class A ordinary shares in the PIPE Investment will dilute the equity interest of our existing shareholders and may adversely affect prevailing market prices for our public shares.

It is anticipated that, upon completion of the Business Combination (assuming no redemptions from the Trust Account and that no additional shares are issued prior to completion of the Business Combination): (i) SCS’s public shareholders (other than the PIPE Investors) will retain an ownership interest of approximately 9.5% in New ProKidney; (ii) the Third Party PIPE Investors will own approximately 13.9% of New ProKidney (such that public shareholders and the Third Party PIPE Investors will own approximately 23.4% of New ProKidney); (iii) our Sponsor and our independent directors will own approximately 2.6% of New ProKidney; (iv) the Sponsor Related PIPE Investors will own approximately 5.9% of New ProKidney; and (v) the Closing ProKidney Unitholders (including the ProKidney Related PIPE Investors) will own approximately 68.1% of New ProKidney. Following the Closing, and subject to the approval of the New ProKidney Incentive Equity Plan by SCS’s shareholders and the approval of the applicable award agreements by the New ProKidney Board, pursuant to the New ProKidney Incentive Equity Plan SCS expects to grant awards under the New ProKidney Incentive Equity Plan. Although the awards (or associated benefits or amounts) that will be made to particular individuals or groups of individuals are not currently determinable, the New ProKidney Incentive Equity Plan reserves for issuance New ProKidney ordinary shares equal to approximately [                ]% of the New ProKidney ordinary shares expected to be outstanding at the Closing. Additionally, following the Closing, and subject to the approval of the New ProKidney Employee Stock Purchase Plan by SCS’s shareholders and the New ProKidney Board, pursuant to the New ProKidney Employee Stock Purchase Plan, SCS expects to reserve for issuance New ProKidney Class A ordinary shares for purchase by New ProKidney employees. Although the number of shares that will be sold under the New ProKidney Employee Stock Purchase Plan is not currently determinable, the New ProKidney Employee Stock Purchase Plan will reserve for issuance New ProKidney ordinary shares equal to approximately [                ]% of the New ProKidney ordinary shares expected to be outstanding at the Closing.

The PIPE Investors have agreed to purchase in the aggregate approximately 57,500,000 SCS Class A ordinary shares, for approximately $575,000,000 of gross proceeds, in the PIPE Investment; provided that (x) at their election, the ProKidney Related PIPE Investors can increase the size of their share purchase from 5,000,000 SCS Class A ordinary shares to up to 10,000,000 SCS Class A ordinary shares, which would in turn increase the PIPE Investment to up to 62,500,000 SCS Class A ordinary shares and (y) the ProKidney Related PIPE Investors may elect instead to purchase up to an aggregate of 5,000,000 Post-Combination ProKidney Common Units (or up to 10,000,000 Post-Combination ProKidney Common Units to the extent such investor elects to increase its commitment), together with a corresponding number of SCS Class B ordinary shares, in lieu of SCS Class A ordinary shares. In this proxy statement, we assume that approximately $575,000,000 of the gross proceeds from the PIPE Investment, in addition to funds from the Trust Account (plus any interest accrued thereon), will be used to repay approximately $[                ] (such amount determined assuming the Business Combination closes on [                ], 2022) of ProKidney’s existing indebtedness and the payment of certain transaction expenses. The ownership percentage with respect to ProKidney following the Business Combination includes Founder Shares, which will be converted into New ProKidney Class A ordinary shares at the closing of the Business Combination on a one-for-one basis (even though such New ProKidney Class A ordinary shares will be subject to transfer restrictions). If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership of SCS’s existing shareholders in ProKidney after the Business Combination will be different. For more information, please see the sections entitled “Summary of the Proxy Statement—Impact of the Business Combination on SCS’s Public Float,” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Pursuant to the Lock-Up Agreement, after the consummation of the Business Combination and subject to certain exceptions, SCS, the Sponsor, certain unitholders of ProKidney and certain of their respective affiliates, and the other parties thereto will be contractually restricted from selling or transferring any of their New ProKidney ordinary shares (not including PIPE Shares). The Lock-Up Agreement contains certain restrictions on transfer (i) with respect to the Sponsor, certain directors of SCS and their respective permitted transferees, the SCS ordinary shares held by such person immediately following the Closing (other than PIPE Shares or SCS ordinary shares acquired in the public market) and (ii) with respect to certain unitholders of ProKidney, (a) New ProKidney ordinary shares, Post-Combination ProKidney Common Units and other equity interests of ProKidney held by such person immediately following the Closing, including any PIPE Shares but excluding any New ProKidney ordinary shares acquired in the public market, (b) New ProKidney ordinary shares, Post-Combination ProKidney Common Units or other equity interests of ProKidney issued upon settlement or exercise of profits interests, restricted stock units, stock options or other equity awards of SCS, ProKidney or their respective subsidiaries outstanding as of immediately following the Closing and (c) the Earnout Shares. Such restrictions begin at the Closing and end on the earlier of (i) the date that is 180 days after the Closing and (ii)(a) for 33% of the Lock-Up Shares (other than the Earnout Shares and the Private Placement Shares), the date on which the last reported sale price of a New ProKidney Class A ordinary share equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing and (b) for an additional 50% of the Lock-Up Shares (other than the Earnout Shares and the Private Placement Shares), the date on which the last reported sale price of a New ProKidney Class A ordinary share equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing. Notwithstanding the above, (i) the lock-up period for any Earnout Shares will expire not earlier than 180 days after such Earnout Shares are issued; (ii) 50% of the Lock-Up Shares held by certain Closing ProKidney Unitholders and their affiliates will remain locked up until the earlier of four years following the Closing and the date that ProKidney receives notice of any regulatory market authorization, including full or conditional authorization, to market REACT (but, in any event, not earlier than 180 days following the Closing or (in the case of Earnout Shares) the date of issuance); and (iii) the lock-up period for the Private Placement Shares will expire 30 days after the Closing. The restrictions on transfer set forth in the Lockup Agreement are subject to customary exceptions. Moreover, the lock-up provisions pursuant to the Lock-Up Agreement may be waived, amended or modified upon (i) the approval of a majority of the total number of directors serving on the New ProKidney Board and (ii) the written consent of the holders of a majority of the total shares subject to the Lock-Up Agreement, subject to certain restrictions.

However, following the expiration of such lock-up, the Sponsor and the ProKidney Unitholders will not be restricted from selling New ProKidney ordinary shares held by them, other than by applicable securities laws. Additionally, the Third Party PIPE Investors and Sponsor Related PIPE Investors will not be restricted from selling any of the SCS Class A ordinary shares acquired in the PIPE Investment following the closing of the Business Combination, other than by applicable securities laws. As such, sales of a substantial number of New ProKidney Class A ordinary shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New ProKidney Class A ordinary shares. Upon completion of the Business Combination, the Sponsor, SCS’s independent directors and the Closing ProKidney Unitholders (not including the SCS Class A ordinary shares issued in the PIPE Investment pursuant to the terms of the Subscription Agreements) will collectively own approximately 70.7% of the outstanding New ProKidney ordinary shares, assuming that no public shareholders redeem their public shares in connection with the Business Combination. Assuming redemption of 100% of public shares in connection with the Business Combination, in the aggregate, the ownership of the Sponsor and the Closing ProKidney Unitholders would rise to 78.1% of the outstanding of New ProKidney ordinary shares (not including the SCS Class A ordinary shares issued in the PIPE Investment pursuant to the terms of the Subscription Agreements).

The shares held by the Sponsor and the Closing ProKidney Unitholders may be sold after the expiration of the applicable lock-up period under the Lock-Up Agreement. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of New ProKidney Class A ordinary shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

New ProKidney’s principal shareholders will have significant influence over us following the consummation of the Business Combination, including over decisions that require the approval of shareholders, and their interests may conflict with holders of New ProKidney Class A ordinary shares.

The Voting Agreement provides, with respect to the election, appointment or removal of any New ProKidney director, that CEC will vote all of its voting shares in the capital of New ProKidney in a manner proportionate to the manner in which all other New ProKidney Class B ordinary shares not held by CEC are voted. As a result, immediately following the Closing, Tolerantia will effectively control approximately [                ]% (accounting for the approximately [                ]% to be held by CEC), assuming no redemptions, or [                ]% (accounting for the approximately [                ]% to be held by CEC), assuming maximum redemptions, of the combined voting power of New ProKidney with respect to the election, appointment or removal of any New ProKidney director (or a combined total of [                ]%, if Tolerantia and CEC, in their sole discretion, purchase the maximum number of shares permitted pursuant to their Subscription Agreements). Additionally, Pablo Legorreta, whom we have nominated to be Chairperson of the New ProKidney Board, is affiliated with and majority owns and controls Tolerantia. See “Proposal No. 4—Director Appointment Proposals.” As a result, Tolerantia and its affiliates will have significant influence over the management and affairs of New ProKidney and, acting together, will effectively control the election, appointment or removal of any New ProKidney director and will have indirect control over the approval of significant corporate transactions, including any merger, consolidation or sale of all or substantially all of our assets and the issuance or redemption of equity interests in certain circumstances, to the extent such matters require approval of the New ProKidney Board.

In addition, Tolerantia and CEC will together control approximately [                ]%, assuming no redemptions, or [                ]%, assuming maximum redemptions, of the combined voting power of New ProKidney (or a combined total of [                ]%, if Tolerantia and CEC, in their sole discretion, purchase the maximum number of shares permitted pursuant to their Subscription Agreements). The interests of these shareholders may not always coincide with, and in some cases may conflict with, our interests and the interests of our other shareholders, including the holders of New ProKidney Class A ordinary shares. For instance, these shareholders could attempt to delay or prevent a change in control of New ProKidney, even if such change in control would benefit our other shareholders, which could deprive our shareholders of an opportunity to receive a premium for their New ProKidney Class A ordinary shares. This concentration of ownership may also affect the prevailing market price of our New ProKidney Class A ordinary shares due to investors’ perceptions that conflicts of interest may exist or arise. As a result, this concentration of ownership may not be in your best interests.

In addition, because these shareholders will initially hold their economic interest in our business through ProKidney, rather than through New ProKidney, their interests may further conflict with the interests of holders of New ProKidney Class A ordinary shares. For example, such holders may have different tax positions from New ProKidney, which could influence their decisions regarding whether and when New ProKidney should dispose of assets or incur new or refinance existing indebtedness, and whether and when New ProKidney should undergo certain changes of control within the meaning of the Tax Receivable Agreement or terminate the Tax Receivable Agreement. In addition, the structuring of future transactions may take into consideration these tax or other considerations even where no similar benefit would accrue to New ProKidney. These holders’ significant ownership in New ProKidney and resulting ability, acting together, to effectively control us may discourage someone from making a significant equity investment in New ProKidney, or could discourage transactions involving a change in control, including transactions in which a holder of New ProKidney Class A ordinary shares might otherwise receive a premium for their shares over the then-current market price.

Because New ProKidney will be a “controlled company” within the meaning of the Nasdaq rules, our shareholders may not have certain corporate governance protections that are available to shareholders of companies that are not controlled companies.

So long as more than 50% of the voting power for the election of directors of New ProKidney is held by an individual, a group or another company, New ProKidney will qualify as a “controlled company” within the meaning of the Nasdaq corporate governance standards. Following the completion of the Business Combination, Tolerantia will effectively control a majority of the voting power of all outstanding New ProKidney ordinary shares with respect to the election, appointment or removal of any New ProKidney director. As a result, New ProKidney will be a “controlled company” within the meaning of the Nasdaq corporate governance standards and will not be subject to the requirements that would otherwise require us to have: (i) a majority of our board of directors consist of independent directors, (ii) subject to the exception pursuant to Nasdaq Listing Rule 5605(b)(2), our board of directors have a compensation committee that is composed of at least two members, each of whom is an independent director, with a written charter addressing the committee’s purpose and responsibilities and (iii) director nominees must be selected, or recommended for the board’s selection, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or by a nominating and corporate governance committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Under the Business Combination Agreement, immediately following the Closing, a majority of the directors of the New ProKidney Board are required to be “independent” directors for the purposes of the Nasdaq Listing Rules but for at least some period following the Business Combination, New ProKidney may utilize the other exemptions described above.

Tolerantia may have its interest in New ProKidney diluted due to future equity issuances or its own actions in selling shares of New ProKidney, in each case, which could result in a loss of the “controlled company” exemption under the Nasdaq listing rules. New ProKidney would then be required to comply with those provisions of the Nasdaq listing requirements.

Past performance by Social Capital, Mr. Palihapitiya or Suvretta Capital Management LLC, including our management team and their respective affiliates, may not be indicative of future performance of an investment in New ProKidney.

Information regarding performance by our management team and their respective affiliates, including Social Capital and Suvretta, is presented for informational purposes only. Past performance by Social Capital, Mr. Palihapitiya or Suvretta Capital Management LLC and by our management team, including with respect to IPOA, IPOB, IPOC, IPOD, IPOE, IPOF, DNAA, DNAB and DNAD is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of Social Capital, Mr. Palihapitiya or Suvretta Capital Management LLC or our management team, IPOA’s, IPOB’s, IPOC’s, IPOD’s, IPOE’s, IPOF’s, DNAA’s, DNAB’s, DNAD’s or their affiliates’ or any related investment’s performance as indicative of the future performance of an investment in New ProKidney or the returns New ProKidney will, or is likely to, generate going forward.

Certain members of our management team and affiliated companies have been, and may from time to time be, associated with negative media coverage or public actions or become involved in legal proceedings or governmental investigations unrelated to our business.

Members of our management team have been involved in a wide variety of businesses. Such involvement has, and may lead to, media coverage and public awareness. As a result of such involvement, certain members of our management team and affiliated companies have also been, and may from time to time be, involved in legal proceedings or governmental investigations unrelated to our business, and may be exposed to reputational risks resulting from other events such as allegations of misconduct or other negative publicity or press speculation. For example, in February 2021, Clover Health, which merged with IPOC, received a letter from the SEC indicating that it is conducting an investigation and requesting document and data preservation from January 1, 2020 relating to certain matters that were referenced in an article by Hindenburg Research, and certain shareholders of Clover Health have also brought civil suits against Mr. Palihapitiya in his capacity as Chairman and Chief Executive Officer of IPOC for alleged breaches of fiduciary duty, unjust enrichment, corporate waste and violations of federal securities laws, in connection with IPOC’s business combination with Clover Health. Any such media coverage, public action, legal proceedings or investigations may be detrimental to our or our management team’s reputation, could negatively affect our ability to identify and complete an initial business combination and may have an adverse effect on the price of our securities or on our business, financial condition, results of operations and prospects.

There can be no assurance that New ProKidney Class A ordinary shares will continue to be listed upon or following the closing of the Business Combination, or that we will be able to comply with the continued listing standards of Nasdaq.

Our public shares are currently listed on Nasdaq. Our continued eligibility for listing may depend on, among other things, the number of our shares that are redeemed. We intend to apply to continue the listing of our publicly traded SCS ordinary shares on Nasdaq. In order to continue listing our securities on Nasdaq prior to the completion of the Business Combination, we must maintain certain financial, distribution and stock price levels. Generally, we must maintain a minimum amount in shareholders’ equity (generally $2,500,000) and a minimum number of holders of our securities (generally 300 public holders). Additionally, in connection with the Business Combination, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of our securities on Nasdaq. For instance, our stock price would generally be required to be at least $4.00 per share, our shareholders’ equity would generally be required to be at least $5 million, and we would be required to have a minimum of 300 round lot holders (with at least 50% of such round lot holders holding securities with a market value of at least $2,500) of our securities. We cannot assure you that we will be able to meet those initial listing requirements at that time.

If, after the Business Combination, Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that our New ProKidney Class A ordinary shares are a “penny stock,” which will require brokers trading in our New ProKidney Class A ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our public shares are listed on Nasdaq, they are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

Resales of the New ProKidney Class A ordinary shares could depress the market price of our ordinary shares.

Assuming no redemptions from the Trust Account and that no additional shares are issued prior to completion of the Business Combination, we will have approximately 89,000,000 New ProKidney Class A ordinary shares outstanding immediately following the Business Combination, and there may be a large number of New ProKidney Class A ordinary shares sold in the market following the completion of the Business Combination or shortly thereafter. The shares held by SCS’s public shareholders are freely tradable, and the SCS Class A ordinary shares held by the PIPE Investors (other than the ProKidney Related PIPE Investors) will be freely tradable following effectiveness of the registration statement that we have agreed to file within 30 days after the completion of the Business Combination covering the resales of such shares. In addition, pursuant to the Exchange Agreement, from and after the waiver or expiration of any contractual lock-up period (including pursuant to the Lock-Up Agreement), the holders of Post-Combination ProKidney Common Units (or certain permitted transferees thereof) will have the right to exchange their Post-Combination ProKidney Common Units and an equal number of New ProKidney Class B ordinary shares on a one-for-one basis for New ProKidney Class A ordinary shares. Restricted Shareholders will be able to sell New ProKidney Class A ordinary shares following the effectiveness of the registration statement that we have agreed to file within 30 days after the completion of the Business Combination covering the resales of such shares, subject to the lock-up periods applicable to such Restricted Shareholders. We also expect that the Restricted Shareholders and PIPE Investors will also be able to resell SCS Class A ordinary shares held by them under Rule 144 once one year has elapsed from the date that we file the Current Report on Form 8-K following the closing of the Business Combination that includes the required Form 10 information that reflects we are no longer a shell company. Such sales of New ProKidney Class A ordinary shares or the perception of such sales may depress the market price of New ProKidney Class A ordinary shares.

In recent months, there has been a drop in the market values of growth-oriented companies. Accordingly, securities of growth companies such as ours may be more volatile than other securities and may involve special risks.

In recent months, there has been a drop in the market values of growth-oriented companies like ours, due to among other factors, inflationary pressures, increases in interest rates and other adverse economic and market events. As a result, SCS ordinary shares are subject to potential downward pressures, which may result in high redemptions of the cash available from the Trust Account. If there are substantial redemptions, there will be a lower float of SCS ordinary shares (and, after the Closing, New ProKidney ordinary shares) outstanding, which may cause further volatility in the price of our securities and adversely affect our ability to secure financing following the Closing.

The price of New ProKidney ordinary shares may experience a material decline in price following the Closing relative to the price of SCS ordinary shares prior to the Closing.

The terms of the public shares of SCS include a redemption right for a pro rata portion of the Trust Account in connection with a business combination by SCS. Following the Closing, the New ProKidney ordinary shares outstanding will no longer have any such redemption right and the price of such shares may be significantly less than the redemption price of approximately $10.00 per share.

SCS’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about SCS’s ability to continue as a “going concern.”

As of December 31, 2021, SCS had $440,488 in its operating bank accounts and a working capital deficit of $935,119.

Until the consummation of a business combination, SCS will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating a business combination.

SCS may need to raise additional capital through loans or additional investments from the Sponsor, shareholders, officers, directors or third parties. SCS’s officers, directors and the Sponsor may, but are not obligated to (other than pursuant to the SCS Promissory Note (as defined below)), loan SCS funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet SCS’s working capital needs. Accordingly, SCS may not be able to obtain additional financing. If SCS is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. SCS cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

These conditions raise substantial doubt about SCS’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. SCS’s financial statements contained elsewhere in this proxy statement do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should SCS be unable to continue as a going concern.

We have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date). If we are unable to effect an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), we will be forced to liquidate.

We are a blank check company, and as we have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date). Unless we amend our current Memorandum and Articles of Association to extend the life of SCS and certain other agreements into which we have entered, if we do not complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable) divided by the number of then-issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per-share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per public unit in the IPO. In addition, if we fail to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), there will be no redemption rights or liquidating distributions with respect to our Private Placement Shares.

SCS and ProKidney will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and third parties may have an adverse effect on SCS and ProKidney. These uncertainties may impair our or ProKidney’s ability to retain and motivate key personnel and could cause third parties that deal with any of us or them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the Business Combination, our or ProKidney’s business could be harmed.

Certain of the estimates and assumptions on which the forecasts of revenue potential included elsewhere in this proxy statement are based may prove to be inaccurate in light of subsequent events and circumstances or otherwise, which may adversely affect the trading price of New ProKidney securities and New ProKidney’s financial position following the completion of the Business Combination.

ProKidney and SCS jointly prepared an illustrative forecast of revenue potential in the United States for REACT-eligible patients with stage 3 or 4 CKD caused by diabetes. See the section entitled “Proposal No. 1—Business Combination Proposal—Prospective Financial Information.” This forecast is subject to a number of uncertainties, including: (i) the successful completion of clinical trials with safety, tolerability and efficacy profiles that are satisfactory to the FDA and comparable foreign regulatory authorities; (ii) the price that can be charged for REACT, if approved; and (iii) the size of the REACT-eligible population in the United States. These estimates and assumptions require the exercise of judgment and are subject to various economic, business, competitive, regulatory, legislative, political and other factors. There can be no assurance that the forecast of revenue potential will be realized or that actual results will not be significantly higher or lower than estimated, any of which could harm the trading price of New ProKidney securities and New ProKidney’s financial position following the completion of the Business Combination.

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the Business Combination, to the extent permitted by our current Memorandum and Articles of Association and applicable laws. For example, it is a condition to our obligations to close the Business Combination that SCS have at least $5,000,001 of net tangible assets (determined in accordance with the Exchange Act). However, if our Board and ProKidney determine that a failure to satisfy the condition is not material, then the parties may elect to waive that condition and close the Business Combination. We may not waive the condition that our shareholders approve the Business Combination. The Subscription Agreements provide that it is a condition to closing that certain conditions to the Business Combination are not waived. Please see the section entitled “Proposal No. 1—Business Combination Proposal—The Business Combination Agreement—Conditions to Closing of the Business Combination” for additional information.

The exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of our shareholders.

In the period leading up to the closing of the Business Combination, other events may occur that, pursuant to the Business Combination Agreement, would require SCS to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that we are entitled to under those agreements. Such events could arise because of changes in the course of ProKidney’s business, a request by ProKidney to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on ProKidney’s business and would entitle SCS to terminate the Business Combination Agreement. In any of such circumstances, it would be in the discretion of SCS, acting through the Board, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for SCS and our shareholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement, we do not believe there will be any changes or waivers that our directors and officers would be likely to make after shareholder approval of the Business Combination has been obtained. While certain changes could be made without further shareholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the shareholders, we will be required to circulate a new or amended proxy statement or supplement thereto and resolicit the vote of our shareholders with respect to the Business Combination Proposal.

We and ProKidney will incur significant transaction and transition costs in connection with the Business Combination.

We and ProKidney have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. We and ProKidney may also incur additional costs to retain key employees. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or paid by SCS following the closing of the Business Combination.

SCS’s transaction expenses as a result of the Business Combination are currently estimated at approximately $[                ], including $7,700,000 in deferred underwriting commissions to the underwriters of our initial public offering. The amount of the deferred underwriting commissions will not be adjusted for any shares that are redeemed in connection with an initial business combination. The per share amount we will distribute to shareholders who properly exercise their redemption rights will not be reduced by the deferred underwriting commissions, and after such redemptions, the per-share value of shares held by non-redeeming shareholders will reflect our obligation to pay the deferred underwriting commissions.

If we are unable to complete an initial business combination within the required time period, our public shareholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify).

If we are unable to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), our public shareholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify (as described herein)).

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, such parties may not execute such agreements, or, even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary duties or other similar claims, as well as claims challenging the enforceability of the waiver, in each case to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason.

Upon redemption of our public shares, if we have not completed our initial business combination within the required time period, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the Trust Account, due to claims of such creditors.

Our Sponsor has agreed that it will be liable to us if and to the extent that any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, except as to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriter of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of SCS. Our Sponsor may not have sufficient funds available to satisfy those obligations. We have not asked our Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per public share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share or (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our taxes, if any, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in our Trust Account available for distribution to our public shareholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the Trust Account to our public shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent that any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

We may be a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. investors.

SCS believes that it is likely classified as a PFIC for U.S. federal income tax purposes. If we are a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our Class A ordinary shares, such U.S. Holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. There can be no assurances with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. Our actual PFIC status for any taxable year, moreover, will not be determinable until after the end of such taxable year. If we determine we are a PFIC for any taxable year (of which there can be no assurance), we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, upon request, in order to enable a U.S. Holder to make and maintain a “qualified electing fund” election. There can be no assurance, however, that SCS will timely provide such information. For more information, please see the section entitled “Proposal No. 1—Business Combination Proposal—Material U.S. Federal Income Tax Considerations for U.S. Holders Exercising Redemption Rights.” We urge U.S. investors to consult their own tax advisors regarding the possible application of the PFIC rules.

Subsequent to our completion of our Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on ProKidney, we cannot assure you that this diligence will surface all material issues that may be present in ProKidney’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of ProKidney’s business and outside of our and ProKidney’s control will not later arise. As a result of these factors, we may be forced to later write down or write off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be noncash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about New ProKidney or its securities. Accordingly, any of our shareholders who choose to remain shareholders following our Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value.

We have no operating or financial history, and our results of operations and those of New ProKidney may differ significantly from the unaudited pro forma financial data included in this proxy statement.

We are a blank check company, and we have no operating history and no revenues. This proxy statement includes unaudited pro forma condensed combined financial statements for New ProKidney. The unaudited pro forma condensed combined financial information for the year ended December 31, 2021 combines the historical statement of operations of SCS and the historical consolidated statement of operations of ProKidney, giving effect to the Business Combination as if it had occurred on January 1, 2021. The unaudited pro forma condensed combined balance sheet as of December 31, 2021 combines the historical balance sheet of SCS and ProKidney, giving effect to the Business Combination as if it had occurred on December 31, 2021.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination and the acquisitions by ProKidney been consummated on the dates indicated above, or the future consolidated results of operations or financial position of New ProKidney. Accordingly, New ProKidney’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject, directly or indirectly, to income taxes in various jurisdictions, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; or

•	lower-than-anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher-than-anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop, or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. You may be unable to sell your securities unless a market can be established or sustained.

If the Business Combination’s benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of SCS’s securities prior to the closing of the Business Combination may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement, or the date on which our shareholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the Business Combination, there has not been a public market for ProKidney’s stock and trading in our SCS Class A ordinary shares has not been consistently active. Accordingly, the valuation ascribed to ProKidney and SCS Class A ordinary shares in the Business Combination may not be indicative of the price of New ProKidney that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities, and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of New ProKidney’s securities following the Business Combination may include:

•	the commencement, enrollment or results of our current Phase 2 and Phase 3 development program clinical trials of REACT;

•	the results of our current Phase 3 development program of REACT;

•

any delay in our regulatory filings for REACT or any of our future product candidates and any adverse development or perceived adverse development with respect to the applicable regulatory authority’s review of such filings, including without limitation the FDA’s issuance of a “refusal to file” letter or a request for additional information;

•	adverse results or delays in future clinical trials;

•	our decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

•	adverse regulatory decisions, including failure to receive regulatory approval of REACT or any of our future product candidates;

•	changes in laws or regulations applicable to REACT or any of our future product candidates, including but not limited to clinical trial requirements for approvals;

•	our inability to obtain adequate product supply for any approved product or inability to do so at acceptable prices;

•	our inability to establish collaborations, if needed;

•	our failure to commercialize REACT or any of our future product candidates, if approved;

•	changes in manufacturing costs that may increase our cost of REACT;

•	additions or departures of key scientific or management personnel;

•	unanticipated serious safety concerns related to the use of REACT or any of our future product candidates;

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	speculation in the press or investment community;

•	introduction of new products or services offered by us or our competitors;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning New ProKidney or the market in general;

•

publication of research reports about us or our industry, REACT or our future product candidates in particular, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	operating and stock price performance of other companies that investors deem comparable to New ProKidney;

•	our ability to market new and enhanced products on a timely basis;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	our ability to effectively manage our growth;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving New ProKidney;

•	changes in New ProKidney’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of New ProKidney Class A ordinary shares available for public sale;

•	any major change in our Board or management;

•	sales of substantial amounts of SCS ordinary shares by our directors, officers or significant shareholders or the perception that such sales could occur;

•	the realization of any of the risk factors presented in this proxy statement;

•	additions or departures of key personnel;

•	failure to comply with the requirements of Nasdaq;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines;

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism; and

•	other events or factors, many of which are beyond our control.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to New ProKidney could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources and could also require us to make substantial payments to satisfy judgments or to settle litigation.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New ProKidney Class A ordinary shares to drop significantly, even if our business is doing well.

Sales of a substantial number of New ProKidney Class A ordinary shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our New ProKidney Class A ordinary shares. After the Business Combination, our Sponsor and independent directors will hold approximately 2.6% of New ProKidney Class A ordinary shares, assuming no redemptions of our public shares. In addition, at the closing of the Business Combination, SCS will enter into the Registration Rights Agreement, substantially in the form attached as Annex I to this proxy statement, with the Restricted Shareholders. Pursuant to the terms of the Registration Rights Agreement, (i) any outstanding SCS Class A ordinary shares or any other equity security (including the PIPE Investment) of SCS held by a Restricted Shareholder as of the date of the Registration Rights Agreement or thereafter acquired by a Restricted Shareholder (including the New ProKidney Class A ordinary shares issued upon conversion of the Class B ordinary shares) and SCS Class A ordinary shares issued or issuable as Earnout Shares to the ProKidney Shareholders and (ii) any other equity security of SCS issued or issuable with respect to any such share of SCS ordinary shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise will be entitled to registration rights. In addition, given that such lock-up period is potentially shorter than that of most other blank check companies, these securities may become registered and available for sale sooner than shares held by sponsors in such other companies.

The listing of New ProKidney’s securities on Nasdaq will not benefit from the process undertaken in connection with an underwritten initial public offering.

Upon the closing, we intend to list our New ProKidney Class A ordinary shares on Nasdaq under the symbol “PROK”. Unlike an underwritten initial public offering of the New ProKidney’s securities, the initial listing of New ProKidney’s securities as a result of the Business Combination will not benefit from the following:

•	the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed securities;

•	underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing; and

•

underwriter due diligence review of the offering and potential liability for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel.

The lack of such a process in connection with the listing of New ProKidney’s securities could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for New ProKidney’s securities during the period immediately following the listing than in connection with an underwritten initial public offering.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about New ProKidney, its business, or its market, or if they change their recommendations regarding our New ProKidney Class A ordinary shares adversely, then the price and trading volume of our New ProKidney Class A ordinary shares could decline.

The trading market for our New ProKidney Class A ordinary shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on SCS or New ProKidney. If no securities or industry analysts commence coverage of New ProKidney, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover New ProKidney change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our New ProKidney Class A ordinary shares would likely decline. If any of the analysts who may cover New ProKidney were to cease coverage of New ProKidney or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

We may be subject to securities litigation, which is expensive and could divert management’s attention.

The market price of New ProKidney ordinary shares may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

We do not intend to pay cash dividends for the foreseeable future.

Following the Business Combination, we currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of New ProKidney’s board of directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

Changes in laws or regulations or how such laws or regulations are interpreted or applied, or a failure to comply with any laws or regulations, may adversely affect our business, including our ability to complete the Business Combination, and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements, the Business Combination may be contingent on our ability to comply with certain laws and regulations and New ProKidney may be subject to additional laws and regulations. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. A failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to complete the Business Combination, and results of operations. In addition, those laws and regulations and their interpretation and application may change from time to time, including as a result of changes in economic, political, social and government policies, and those changes could have a material adverse effect on our business, including our ability to complete the Business Combination, and results of operations.

On March 30, 2022, the SEC issued proposed rules that would, among other items, impose additional disclosure requirements in business combination transactions involving special purposes acquisition companies (such as SCS) and private operating companies; amend the financial statement requirements applicable to business combination transactions involving such companies; update and expand guidance regarding the general use of projections in SEC filings, as well as when projections are disclosed in connection with proposed business combination transactions; increase the potential liability of certain participants in proposed business combination transactions; and impact the extent to which special purpose acquisition companies could become subject to regulation under the Investment Company Act of 1940, as amended (the “Investment Company Act”). These rules, if adopted, whether in the form proposed or in revised form, may materially adversely affect our business, including our ability to complete the Business Combination and may increase the costs and time related thereto.

If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of our Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our Board and us to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors.

Antitakeover provisions contained in our Amended and Restated Memorandum and Articles of Association, as well as provisions of Cayman Islands law, could impair a takeover attempt.

Assuming the passage of Proposal Nos. 1 through 6 of this proxy statement, New ProKidney’s Amended and Restated Memorandum and Articles of Association will contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions will include, among other things:

•	no cumulative voting in the election of directors, which limits the ability of minority shareholders to elect director candidates;

•	a classified board of directors with three-year staggered terms, which could delay the ability of shareholders to change the membership of a majority of the New ProKidney Board;

•	the requirement that directors may only be removed from the New ProKidney Board by special resolution;

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the right of the New ProKidney Board to elect a director to fill a vacancy of the New ProKidney Board created by the expansion of the New ProKidney Board or the resignation, death, or removal of a director in certain circumstances, which prevents shareholders from being able to fill vacancies on the New ProKidney Board;

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a prohibition on shareholders calling an extraordinary general meeting and the requirement that a meeting of shareholders may only be called by members of the New ProKidney Board, which may delay the ability of our shareholders to force consideration of a proposal or to take action, including the removal of directors; and

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the right of the New ProKidney Board to issue and set the voting and other rights of preference shares, which could adversely affect the voting power and other rights of the holders of New ProKidney ordinary shares.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including: (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of SOX; (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements; and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our shareholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following July 2, 2026, the fifth (5th) anniversary of our IPO; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of our SCS Class A ordinary shares that is held by non-affiliates equals or exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our SCS ordinary shares that is held by non-affiliates exceeds $250 million as of the last business day of the prior fiscal quarter, or (ii) our annual revenues equaled or exceeded $100 million during such completed fiscal year, and the market value of our SCS ordinary shares that is held by non-affiliates equals or exceeds $700 million as of the last business day of the prior second fiscal quarter.

We cannot predict if investors will find our SCS Class A ordinary shares less attractive because we rely on these exemptions. If some investors find our SCS Class A ordinary shares less attractive as a result, there may be a less active trading market for our SCS Class A ordinary shares, and our stock price may be more volatile.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of SOX, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, New ProKidney will be required to provide attestation on internal controls commencing with the annual report for fiscal year ended December 31, 2022, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of SOX are significantly more stringent than those required of ProKidney as a privately held company. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which the controls of New ProKidney are documented, designed or operating.

Testing and maintaining these controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in the internal control over financial reporting of New ProKidney or are unable to comply with the requirements of Section 404 or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting when we no longer qualify as an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports, and the market price of our SCS ordinary shares could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

We have identified a material weakness in our internal control over financial reporting. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

We have identified a material weakness in our internal controls over financial reporting related to the accounting for our complex financial instruments. In light of the material weakness identified and the resulting restatement, although we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance its processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to our financial statements. Our plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

A material weakness could limit our ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such a case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting, our securities price may decline and we may face litigation as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

Unfavorable global economic conditions, including global inflationary pressures, could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets, including higher inflation rates. Portions of our future clinical trials may be conducted outside of the United States and unfavorable economic conditions resulting in the weakening of the U.S. dollar would make those clinical trials more costly to operate. Furthermore, the most recent global financial crisis caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn, including due to the impact of the COVID-19 pandemic or inflation, could result in a variety of risks to our business, including a reduced ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy or international trade disputes could also strain our suppliers, some of which are located outside of the United States, possibly resulting in supply disruption. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

Risks Related to the Post-Combination Organizational Structure

New ProKidney will be a limited partner of ProKidney but may, in certain circumstances, lose the benefit of its limited liability.

Following the consummation of the Business Combination, New ProKidney will be a limited partner of ProKidney, a limited partnership registered under the laws of Ireland.

Under the Irish LP Act, limited partners of Irish limited partnerships will not be liable for the debts or obligations of the partnership beyond the amount of capital they have contributed. However, the Irish LP Act also provides that such limited liability may be lost if (i) a limited partner (such as New ProKidney) takes part in the management of the business of the partnership, (ii) there is a failure to register ProKidney as a limited partnership or any change to the registration details of ProKidney, including changes to the name of ProKidney, the general nature of the business of ProKidney, the principal place of business of ProKidney, the partners or the name of any partner of ProKidney, the term of character of ProKidney, the sum contributed by any limited partner or the liability of any partner by reason of his becoming a limited instead of a general partner or a general instead of a limited partner; and (iii) a limited partner withdraws some or a part of his, her or its capital, in which circumstance he, she or it will be liable for the debts and obligations of the firm up to the amount so withdrawn.

New ProKidney will be a holding company and its only material asset after completion of the Business Combination will be its interest in ProKidney, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes, make payments under the Tax Receivable Agreement and pay dividends.

Upon completion of the Business Combination, New ProKidney will be a holding company with no material assets other than its ownership of Post-Combination ProKidney Common Units. As a result, New ProKidney will have no independent means of generating revenue or cash flow. New ProKidney’s ability to pay taxes, make payments under the Tax Receivable Agreement and pay dividends, if any, will depend on the financial results and cash flows of ProKidney and its subsidiaries and the distributions it receives from ProKidney. Deterioration in the financial condition, earnings or cash flow of ProKidney and its subsidiaries, for any reason, could limit or impair ProKidney’s ability to pay such distributions. Additionally, to the extent that New ProKidney needs funds and ProKidney and/or any of its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or ProKidney is otherwise unable to provide such funds, it could materially adversely affect New ProKidney’s liquidity and financial condition.

Subject to the potential risk of being treated as a publicly traded partnership discussed below, ProKidney will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, the taxable income of ProKidney will be allocated to holders of Post-Combination ProKidney Common Units, including New ProKidney. Accordingly, New ProKidney may be required to pay income taxes on its allocable share of any net taxable income of ProKidney (e.g., U.S. federal income and branch profits tax to the extent such net taxable income is effectively connected to the conduct of a trade or business in the United States). Under the terms of the Second Amended and Restated ProKidney Limited Partnership Agreement, ProKidney is obligated to make tax distributions to holders of Post-Combination ProKidney Common Units (including New ProKidney) calculated at certain assumed tax rates. In addition to tax expenses, New ProKidney will also incur expenses related to its operations, including payment obligations under the Tax Receivable Agreement (and the cost of administering such payment obligations), which could be significant and some of which may be reimbursed by ProKidney (excluding payment obligations under the Tax Receivable Agreement). New ProKidney intends to cause ProKidney to make distributions to holders of Post-Combination ProKidney Common Units pro rata, in amounts sufficient to cover all applicable income taxes (calculated at assumed tax rates), relevant operating expenses, payments required to be made by New ProKidney under the Tax Receivable Agreement and dividends, if any, declared by New ProKidney. However, as discussed below, ProKidney’s ability to make such distributions may be subject to various limitations and restrictions including, but not limited to, restrictions on distributions that would either violate any contract or agreement to which ProKidney is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering ProKidney insolvent. If New ProKidney’s cash resources are insufficient to meet its obligations under the Tax Receivable Agreement and to fund its obligations, New ProKidney may be required to incur additional indebtedness to provide the liquidity needed to make such payments, which could materially adversely affect its liquidity and financial condition and subject New ProKidney to various restrictions imposed by any such lenders. To the extent that New ProKidney is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, which could be substantial.

Additionally, although ProKidney generally will not be subject to any entity-level U.S. federal income tax, it may be liable under federal tax legislation for adjustments to its tax return, absent an election to the contrary. In the event ProKidney’s calculations of taxable income are incorrect, its members, including New ProKidney, in later years may be subject to material liabilities pursuant to this federal legislation and its related guidance.

New ProKidney anticipates that the distributions it will receive from ProKidney may, in certain periods, exceed New ProKidney’s actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The New ProKidney Board, in its sole discretion, may make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on New ProKidney Class A ordinary shares. New ProKidney will have no obligation to distribute such cash (or other available cash other than any declared dividend) to its shareholders.

Dividends on New ProKidney Class A ordinary shares, if any, will be paid at the discretion of the New ProKidney Board, which will consider, among other things, New ProKidney’s business, operating results, financial condition, current and expected cash needs, plans for expansion and any legal or contractual limitations on its ability to pay such dividends. Financing arrangements may include restrictive covenants that restrict New ProKidney’s ability to pay dividends or make other distributions to its shareholders. Under the Irish LP Act, a limited partner of ProKidney may lose its limited liability where such limited partner withdraws some or a part of his, her or its contribution to ProKidney, in which circumstance he, she or it will be liable for debts and obligations of ProKidney up to the amount so withdrawn.

ProKidney’s subsidiaries are generally subject to similar legal limitations on their ability to make distributions to ProKidney. If ProKidney does not have sufficient funds to make distributions, New ProKidney’s ability to declare and pay cash dividends may also be restricted or impaired.

In certain circumstances, ProKidney will be required to make distributions to us and the other holders of Post-Combination ProKidney Common Units, and the distributions that ProKidney will be required to make may be substantial.

ProKidney will generally be required from time to time to make pro rata distributions in cash to us and the other holders of Post-Combination ProKidney Common Units at certain assumed tax rates in amounts that are intended to be sufficient to cover the taxes on our and the other holders of Post-Combination ProKidney Common Units respective allocable shares of the taxable income of ProKidney. As a result of (i) potential differences in the amount of net taxable income allocable to us and the other holders of Post-Combination ProKidney Common Units, (ii) the lower tax rate applicable to corporations than individuals, (iii) New ProKidney’s status as a non-U.S. person and (iv) the use of an assumed tax rate (the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident of New York, New York) in calculating ProKidney’s distribution obligations, we may receive tax distributions significantly in excess of our tax liabilities and obligations to make payments under the Tax Receivable Agreement. New ProKidney will determine in its sole discretion the appropriate uses for any excess cash so accumulated, which may include, among other uses, dividends, the payment of obligations under the Tax Receivable Agreement and the payment of other expenses. New ProKidney will have no obligation to distribute such excess cash (or other available cash other than any declared dividend) to the holders of New ProKidney Class A ordinary shares. No adjustments to the redemption or exchange ratio of Post-Combination ProKidney Common Units for New ProKidney Class A ordinary shares will be made as a result of either (i) any cash dividend by us or (ii) any cash that we retain and do not distribute to our shareholders. To the extent that New ProKidney does not distribute such excess cash as dividends on New ProKidney Class A ordinary shares and instead, for example, holds such cash balances or lends them to ProKidney, holders of Post-Combination ProKidney Common Units would benefit from any value attributable to such cash balances as a result of their ownership of New ProKidney Class A ordinary shares following a redemption or exchange of their Post-Combination ProKidney Common Units.

Under the Tax Receivable Agreement, New ProKidney will be required to pay 85% of certain tax savings recognized by New ProKidney as a result of the increases in tax basis of ProKidney assets attributable to the exchanges of Post-Combination ProKidney Common Units for New ProKidney Class A ordinary shares and certain other tax benefits, and those payments may be substantial.

The Closing ProKidney Unitholders may exchange their Post-Combination ProKidney Common Units for New ProKidney Class A ordinary shares or, subject to certain restrictions, cash, pursuant to the Exchange Agreement, subject to certain conditions and transfer restrictions as set forth therein and in the Second Amended and Restated ProKidney Limited Partnership Agreement. These exchanges are expected to result in increases in New ProKidney’s allocable share of the tax basis of the tangible and intangible assets of ProKidney. These increases in tax basis may increase (for tax purposes) depreciation and amortization deductions and therefore reduce the amount of income or franchise tax that New ProKidney would otherwise be required to pay in the future had such exchanges never occurred. See the sections entitled “Proposal No. 1—Business Combination Proposal—Related Agreements—Exchange Agreement” and “Proposal No. 1—Business Combination Proposal—Related Agreements—Second Amended and Restated ProKidney Limited Partnership Agreement.”

In connection with the Business Combination, SCS will enter into the Tax Receivable Agreement, which generally provides for the payment by it of 85% of certain tax savings, if any, that New ProKidney recognizes as a result of these increases in tax basis and certain other tax attributes of ProKidney and tax benefits related to entering into the Tax Receivable Agreement. These payments are the obligation of New ProKidney and not of ProKidney. The actual increase in New ProKidney’s allocable share of ProKidney’s tax basis in its assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of the Class A ordinary share at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of the recognition of New ProKidney’s income. Many of the factors that will determine the amount of payments that New ProKidney will make under the Tax Receivable Agreement are outside of its control and such payments, if any, could be substantial and could have a material adverse effect on New ProKidney’s financial condition. Even assuming, among other things, that there are no material changes in relevant tax law, that ProKidney’s enterprise value is equal to the enterprise value agreed to in the Business Combination at the time all Post-Combination ProKidney Common Units are exchanged, and that there are significant future redemptions or exchanges of Post-Combination ProKidney Common Units, payments under the Tax Receivable Agreement are not expected to be material because ProKidney does not currently (i) plan to migrate business operations to the United States, or (ii) otherwise anticipate tax benefits outside of the United States from redemptions or exchanges of Post-Combination ProKidney Common Units that would trigger obligations under the Tax Receivable Agreement based upon the intended operations of ProKidney outside the United States. In addition, because ProKidney does not currently have business operations in the United States and does not expect to generate significant operating revenues in the near future, if at all, payments under the Tax Receivable Agreement in the near future, if any, are not expected to be material. If, contrary to current intended business operations and strategy, the business operations are migrated to the United States, the business operations outside of the United States change, or there are material changes in relevant tax law, then payments under the Tax Receivable Agreement could be material. Any payments made by New ProKidney under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to New ProKidney. To the extent that New ProKidney is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid. Furthermore, New ProKidney’s future obligation to make payments under the Tax Receivable Agreement could make it a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the Tax Receivable Agreement. See the section entitled “Proposal No. 1—Business Combination Proposal—Related Agreements—Tax Receivable Agreement.”

In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits New ProKidney realizes or may be accelerated.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that New ProKidney determines, and the IRS or any other taxing authorities may challenge all or any part of the tax basis increases, as well as other tax positions that New ProKidney takes, and a court may sustain such a challenge. In the event any tax benefits initially claimed by New ProKidney are disallowed, the current Closing ProKidney Unitholders will not be required to reimburse New ProKidney for any excess payments that may previously have been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, excess payments made to such holders will be netted against any future cash payments otherwise required to be made by New ProKidney, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by New ProKidney may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that New ProKidney might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments from which to net against. As a result, in certain circumstances New ProKidney could make payments under the Tax Receivable Agreement in excess of New ProKidney’s actual income or franchise tax savings, which could materially impair New ProKidney’s financial condition.

Moreover, the Tax Receivable Agreement provides that, in the event that (i) New ProKidney exercises its early termination rights under the Tax Receivable Agreement, (ii) the Tax Receivable Agreement is rejected by operation of law in a bankruptcy case, (iii) certain changes of control of New ProKidney occur (as described in the Tax Receivable Agreement) or (iv) New ProKidney is more than three months late in making a payment due under the Tax Receivable Agreement (unless New ProKidney in good faith determines that it has insufficient funds to make such payment) or otherwise materially breaches any of its material obligations under the Tax Receivable Agreement, New ProKidney’s obligations under the Tax Receivable Agreement will accelerate, and New ProKidney will be required to make an immediate lump-sum cash payment to the Closing ProKidney Unitholders equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to New ProKidney’s future taxable income. The lump-sum payment to the Closing ProKidney Unitholders could be substantial and could exceed the actual tax benefits that New ProKidney realizes subsequent to such payment because such payment would be calculated assuming, among other things, that New ProKidney would be able to use the assumed potential tax benefits in future years, and that tax rates applicable to New ProKidney would be the same as they were in the year of the termination.

There may be a material negative effect on New ProKidney’s liquidity if the payments under the Tax Receivable Agreement exceed the actual income or franchise tax savings that New ProKidney realizes. Furthermore, New ProKidney’s obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. New ProKidney may need to incur additional indebtedness to finance payments under the Tax Receivable Agreement to the extent its cash resources are insufficient to meet its obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise. Such indebtedness may have a material adverse effect on New ProKidney’s financial condition.

Finally, because New ProKidney is a holding company with no operations of its own, its ability to make payments under the Tax Receivable Agreement depends on the ability of ProKidney to make distributions to it. To the extent that New ProKidney is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact New ProKidney’s results of operations and could also affect its liquidity in periods in which such payments are made.

If ProKidney were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, New ProKidney and ProKidney might be subject to potentially significant tax inefficiencies, and New ProKidney would not be able to recover payments previously made by it under the Tax Receivable Agreement even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

We intend to operate such that ProKidney does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, exchanges of Post-Combination ProKidney Common Units pursuant to the Exchange Agreement or other transfers of Post-Combination ProKidney Common Units could cause ProKidney to be treated as a publicly traded partnership. Applicable Treasury Regulations provide for certain safe harbors from treatment as a publicly traded partnership, and we intend to operate such that exchanges or other transfers of Post-Combination ProKidney Common Units qualify for one or more such safe harbors. For example, the Exchange Agreement and the Second Amended and Restated ProKidney Limited Partnership Agreement, which will be entered into in connection with the consummation of the Business Combination, will provide for limitations on the ability of ProKidney Unitholders to transfer their Post-Combination ProKidney Common Units and will provide New ProKidney with the right to cause the imposition of limitations and restrictions (in addition to those already in place) on the ability of ProKidney Unitholders to exchange their Post-Combination ProKidney Common Units, including pursuant to the Exchange Agreement, to the extent New ProKidney believes it is necessary to ensure that ProKidney will continue to be treated as a partnership for U.S. federal income tax purposes.

If ProKidney were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for New ProKidney and ProKidney. For example, New ProKidney may not be able to realize tax benefits covered under the Tax Receivable Agreement, and New ProKidney would not be able to recover any payments previously made by it under the Tax Receivable Agreement, even if the corresponding tax benefits (including any claimed increase in the tax basis of ProKidney’s assets) were subsequently determined to have been unavailable.

Risks Related to Cayman Islands Law and Our Incorporation in the Cayman Islands

SCS is, and New ProKidney will continue to be following the Closing, a Cayman Islands exempted company. The rights of our shareholders may be different from the rights of shareholders governed by the laws of U.S. jurisdictions.

SCS is, and New ProKidney will continue to be following the Closing, a Cayman Islands exempted company. Our corporate affairs will continue to be governed by our Amended and Restated Memorandum and Articles of Association and by the laws of the Cayman Islands. The rights of shareholders and the responsibilities of members of our board of directors may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S. jurisdictions. In the performance of its duties, the board of directors of a solvent Cayman Islands exempted company is required to consider that company’s best interests, which may differ from the interests of one or more of its individual shareholders.

Because SCS is, and New ProKidney will continue to be following the Closing, incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. courts may be limited.

We are an exempted company incorporated with limited liability under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers, or enforce judgments obtained in U.S. courts against our directors or officers.

Our corporate affairs are governed by our Memorandum and Articles of Association, the Cayman Islands Companies Act and the common law of the Cayman Islands. We will also be subject to the federal securities laws of the United States. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

We have been advised by Maples and Calder (Hong Kong) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. We have been advised by our Cayman Islands legal counsel that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, a judgment obtained in such jurisdiction will be recognised and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment: (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (iii) is final, (iv) is not in the nature of taxes, a fine, or a penalty, and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, there is uncertainty with regard to Cayman Islands law on whether judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State will be determined by the courts of the Cayman Islands penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as SCS. Because such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws has not yet been made by a court of the Cayman Islands, it is uncertain whether such judgments would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, you may have more difficulty in protecting your interests in the face of actions taken by management, members of our board of directors or controlling shareholders than you would as public shareholders of a U.S. company.

SCS is, and New ProKidney will continue to be following the Closing, a Cayman Islands exempted company. Our corporate affairs will continue to be governed by our Amended and Restated Memorandum and Articles of Association and by the laws of the Cayman Islands. The rights of shareholders and the responsibilities of members of our board of directors may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S. jurisdictions. In the performance of its duties, the board of directors of a solvent Cayman Islands exempted company is required to consider that company’s best interests which may differ from the interests of one or more of its individual shareholders.

Our shareholders may face difficulties in protecting their interests because we will continue to be, following the Closing, a Cayman Islands exempted company.

Our corporate affairs are, and will continue to be following the Closing, governed by our Amended and Restated Memorandum and Articles of Association, by the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under the laws of the Cayman Islands are not as clearly defined as under statutes or judicial precedent in existence in jurisdictions in the United States. Therefore, you may have more difficulty protecting your interests than would shareholders of a corporation incorporated in a jurisdiction in the United States, due to the comparatively less formal nature of Cayman Islands law in this area.

Shareholders of Cayman Islands exempted companies (such as ours) have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of the register of members. This may make it more difficult for you to obtain information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Under Cayman Islands’ law, a minority shareholder may bring a derivative action against the board of directors only in very limited circumstances, or seek to wind up the company on the just and equitable ground. Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar.

Under Cayman Islands statutory law, a transferee to a scheme or contract involving the transfer of shares in a Cayman Islands company, which has been approved by holders of not less than 90% in value of the shares affected, has the power to compulsorily acquire the shares of any dissenting shareholders. An objection to such acquisition can be made to the Grand Court by any dissenting shareholder but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion or inequitable treatment of the shareholders. A Cayman Islands company may also propose a compromise or arrangement with its shareholders or any class of them. If a majority in number, representing at least 75% in value, of shareholders agrees to the compromise or arrangement then, subject to the Grand Court’s approval of the same, it is binding on all of the shareholders. A shareholder may appear at the Grand Court hearing by which the company seeks the Grand Court’s approval of the compromise or arrangement to oppose it.

U.S. civil liabilities and certain judgments obtained against us by our shareholders may not be enforceable.

It is unclear if original actions predicated on civil liabilities based solely upon U.S. federal securities laws are enforceable in courts outside the United States, including in the Cayman Islands. Courts of the Cayman Islands may not, in an original action in the Cayman Islands, recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States on the grounds that such provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, courts of the Cayman Islands will recognize and enforce a foreign judgment of a court of competent jurisdiction if such judgment is final, for a liquidated sum, provided it is not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands’ judgment in respect of the same matters, and is not impeachable under Cayman Islands law for fraud, being in breach of public policy of the Cayman Islands or being contrary to natural justice. In addition, a Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.

Risk Factors Related to the Redemption

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which a substantial majority of our shareholders do not agree.

Our current Memorandum and Articles of Association does not provide a specified maximum redemption threshold, except that we will not redeem our public shares in an amount that would violate the result in SCS’s failure to have net tangible assets of at least $5,000,001 (such that we are not subject to the SEC’s “penny stock” rules). However, the Business Combination Agreement provides that ProKidney’s obligation to consummate the Business Combination is conditioned on the sum of the amount in the Trust Account (after giving effect to all redemptions of SCS Class A ordinary shares but prior to payment of any deferred underwriting commission and any transaction expenses) and the proceeds from the PIPE Investment equaling or exceeding $500,000,000. As a result, we may be able to complete our Business Combination even though a substantial portion of our public shareholders have redeemed their shares. As of the date of this proxy statement, no agreements with respect to the private purchase of public shares by SCS or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals (as described in this proxy statement) at the Extraordinary General Meeting.

In the event the aggregate cash consideration we would be required to pay for all SCS Class A ordinary shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination Agreement exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, all SCS Class A ordinary shares submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of our SCS Class A ordinary shares issued in the initial public offering, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of our SCS Class A ordinary shares issued in the initial public offering.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the SCS Class A ordinary shares included in the public units sold in our initial public offering, without our prior consent. Your inability to redeem any such excess shares will reduce your influence over our ability to consummate the Business Combination, and you could suffer a material loss on your investment in us if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if we consummate the Business Combination. As a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your stock in open market transactions, potentially at a loss. We cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of our SCS Class A ordinary shares will exceed the per share redemption price.

However, our shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a shareholder of SCS might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Shareholders of SCS who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their SCS Class A ordinary shares for a pro rata portion of the funds held in our Trust Account.

Public shareholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things (i) submit a request in writing to Continental Stock Transfer & Trust Company that we redeem your public shares for cash; (ii) identify themselves as the beneficial holder of the public shares and provide their legal name, phone number and address; and (iii) tender their certificates to our Transfer Agent or deliver their shares to the Transfer Agent electronically through the DWAC system at least two business days prior to the Extraordinary General Meeting. In order to obtain a physical stock certificate, a shareholder’s broker and/or clearing broker, DTC and our Transfer Agent will need to act to facilitate this request. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because we do not have any control over this process or over the brokers, which we refer to as “DTC,” it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, shareholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Shareholders electing to redeem their shares will receive their pro rata portion of the Trust Account calculated as of two business days prior to the anticipated consummation of the Business Combination, including interest (which interest shall be net of taxes payable). Please see the section entitled “Extraordinary General Meeting of SCS Shareholders—Redemption Rights” for additional information on how to exercise your redemption rights.

If a shareholder fails to receive notice of our offer to redeem our public shares in connection with our Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite our compliance with the proxy rules, a shareholder fails to receive our proxy materials, such shareholder may not become aware of the opportunity to redeem its shares. In addition, this proxy statement that we are furnishing to holders of our public shares in connection with our Business Combination describes the various procedures that must be complied with in order to validly redeem public shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of SCS Shareholders—Redemption Rights” for additional information on how to exercise your redemption rights.

Risks if the Adjournment Proposal is not approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the Board will not have the ability to adjourn the Extraordinary General Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, may not be consummated.

The Board is seeking approval to adjourn the Extraordinary General Meeting to a later date or dates if, at the Extraordinary General Meeting, based upon the tabulated proxies, there are insufficient proxies to approve the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal or the Auditor Ratification Proposal but no other proposal if the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal and the Auditor Ratification Proposal are approved. If the Adjournment Proposal is not approved, the Board will not have the ability to adjourn the Extraordinary General Meeting to a later date and, therefore, will not have more time to solicit votes to approve the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal or the Auditor Ratification Proposal. In such events, the Business Combination may not be completed.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information for the year ended December 31, 2021 combines the historical statement of operations of SCS and the historical consolidated statement of operations of ProKidney, giving effect to the Business Combination as if it had occurred on January 1, 2021. The unaudited pro forma condensed combined balance sheet as of December 31, 2021 combines the historical balance sheet of SCS and ProKidney, giving effect to the Business Combination as if it had occurred on December 31, 2021.

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of SCS and ProKidney, adjusted to give effect to the Business Combination and other events contemplated by the Business Combination Agreement. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined financial information contained herein assumes that the SCS shareholders approve the Business Combination. Pursuant to its Memorandum and Articles of Association, SCS is providing its public shareholders the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the completion of the Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then-issued and outstanding public shares.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The unaudited pro forma condensed combined statement of operations is not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor is it indicative of the future consolidated results of operations of the post-combination company. The pro forma adjustments are based on the information currently available. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The historical financial information has been adjusted to give pro forma effect to the following events that are related and/or directly attributable to the Business Combination. The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of SCS’s Class A ordinary shares into cash:

•	Assuming no redemption scenario: This presentation assumes that no public shareholders of SCS exercise redemption rights with respect to their public shares.

•

Assuming maximum redemption scenario: This presentation assumes that all of public shareholders exercise redemption rights with respect to their public shares. This scenario assumes that 25,000,000 public shares are redeemed for an aggregate redemption payment of approximately $250.0 million. The Business Combination Agreement includes as a condition to closing the Business Combination that, at the Closing, SCS will have a minimum of $500.0 million in cash comprising (i) the cash held in the Trust Account after giving effect to SCS share redemptions (but prior to the payment of any (a) deferred underwriting commissions being held in the Trust Account and (b) transaction expenses of ProKidney or SCS) and (ii) the PIPE Investment Amount actually received by SCS and ProKidney at or prior to the Closing Date. As the proceeds from the PIPE Investment are expected to satisfy the minimum cash requirement, the total trust account balance of approximately $250.0 million (as of December 31, 2021) is reflected as being redeemed.

	No redemption scenario		Maximum redemption scenario
	New ProKidney Ordinary Shares	Ownership	New ProKidney Ordinary Shares	Ownership
Public Shareholders	25,000,000	9.5%	—	0.0%
Sponsor	6,890,000	2.6%	6,890,000	2.9%
Third Party PIPE Investors	36,860,000	13.9%	36,860,000	15.4%
Sponsor Related PIPE Investors	15,640,000	5.9%	15,640,000	6.5%
ProKidney Unitholders (including the ProKidney Related PIPE Investors)	180,000,000	68.1%	180,000,000	75.2%

Total Shares Outstanding	264,390,000	100.00%	239,390,000	100.00%

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•

the historical audited condensed financial statements of SCS as of December 31, 2021, and the period from February 25, 2021 (date of inception) through December 31, 2021, and the related notes, in each case, included elsewhere in this proxy statement;

•

the historical audited consolidated financial statements of ProKidney as of and for the year ended December 31, 2021, and the related notes, in each case, included elsewhere in this proxy statement; and

•

other information relating to SCS and ProKidney contained in this proxy statement, including the Business Combination Agreement and the description of certain terms thereof set forth under the Business Combination Agreement, as well as the disclosures contained in the sections titled “SCS’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “ProKidney’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS DECEMBER 31, 2021

(in thousands, except share and per share amounts)

			Assuming No Redemption Scenario				Assuming Maximum Redemption Scenario
	SCS Historical	ProKidney Historical	Transaction Accounting Adjustments (Note 3)	Note		Pro Forma Combined	Transaction Accounting Adjustments (Note 3)	Note		Pro Forma Combined
Current assets
Cash and cash equivalents	$440	$20,558	$777,298	(a	)	$798,296	$(250,008)	(a	)	$548,288
Prepaid assets	505	588	—			1,093	—			1,093
Prepaid clinical	—	6,100	—			6,100	—			6,100
Other current assets	—	25	—			25	—			25

Total current assets	945	27,271	777,298			805,514	(250,008)			555,506

Investments held in Trust Account	250,008	—	(250,008)	(b	)	—	—			—
Fixed assets, net	—	11,358	—			11,358	—			11,358
Right of Use assets, net	—	1,241	—			1,241	—			1,241
Intangible assets, net	—	428	—			428	—			428
Other long term assets	248	—	—			248	—			248

Total assets	$251,201	$40,298	$527,290			$818,789	$(250,008)			$568,781

Current liabilities
Accounts payable	$1,870	$2,834	$—			$4,704	$—			$4,704
Lease liabilities	—	267	—			267	—			267
Accrued expenses and other	—	9,213	—			9,213	—			9,213
Advances from related party	10	—	(10)	(c	)	—	—			—

Total current liabilities	1,880	12,314	(10)			14,184	—			14,184
Long term liabilities
Deferred underwriting fee payable	7,700	—	(7,700)	(d	)	—	—			—
Lease liabilities, net of current portion	—	1,067	—			1,067	—			1,067
Tax Receivable Agreement liability	—	—	—	(n	)	—	—			—
Temporary equity:
Class A ordinary shares subject to possible redemption	250,008	—	(250,008)	(e	)	—	—			—
Redeemable noncontrolling interest	—	—	531,795	(f	)	531,795	(127,207)	(f	)	404,588
New ProKidney:
New ProKidney Class A ordinary shares	—	—	84	(g	),(e),(m)	84	(25)	(l	)	59
New ProKidney Class B ordinary shares	—	—	18	(h	)	18	—			18
SCS:
SCS Preference shares, $0.0001 par value	—	—	—			—	—
SCS Class A ordinary shares, $0.0001 par value	—	—	—	(m	)	—	—			—
SCS Class B ordinary shares, $0.0001 par value	1	—	(1)	(m	)	—	—			—
ProKidney:
ProKidney—Class A Units	—	186,500	(186,500)	(h	)	—	—			—
ProKidney—Class B Units	—	1,927	(1,927)	(h	)	—	—			—
Additional paid-in capital			253,113	(h	),(i)	253,113	(122,776)	(i	)	130,337
Accumulated deficit	(8,388)	(161,510)	188,427	(h	)	18,529	—			18,529

Total equity	(8,387)	26,917	253,213			271,743	(122,801)			148,942

Total liabilities and equity	$251,201	$40,298	$527,290			$818,789	$(250,008)			$568,781

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except share and per share amounts)

			Assuming No Redemption Scenario				Assuming Maximum Redemption Scenario
	SCS Historical	ProKidney Historical	Transaction Accounting Adjustments (Note 3)	Note		Pro Forma Combined	Transaction Accounting Adjustments (Note 3)	Note		Pro Forma Combined
Operating expenses
Research and development	$—	$46,255	$—			$46,255	$—			$46,255
Operation and formation costs	2,333		—			2,333	—			2,333
General and administrative	—	8,855	—			8,855	—			8,855

Total operating expenses	2,333	55,110	—			57,443	—			57,443

Operating loss	(2,333)	(55,110)	—			(57,443)	—			(57,443)
Other income
Interest income	8	2	(8)	(aa	)	2	—			2

Total other income	8	2	(8)			2	—			2
Net loss before income taxes	(2,325)	(55,108)	(8)	(bb	)	(57,441)	—	(bb	)	(57,441)
Income tax expense	—	38	—			38	—			38

Net loss	(2,325)	(55,146)	(8)			(57,479)	—			(57,479)

Net loss attributable to noncontrolling interest	—	—	(38,045)	(cc	)	(38,045)	(3,974)	(cc	)	(42,019)

Net loss available to Class A ordinary shares	$(2,325)	$(55,146)	$38,037			$(19,434)	$3,974			$(15,460)

Weighted average Class A ordinary shares, basic and diluted	89,390,000			64,390,000

Net loss per share attributable to Class A ordinary shares, basic and diluted	$(0.22)	(dd	)	$(0.24)	(dd)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of Transaction

On January 18, 2022, SCS entered into the Business Combination Agreement with ProKidney, acting through its general partner, Legacy GP.

Following the Closing, the combined company will be organized in an umbrella partnership-C corporation (or “Up-C”) structure, and SCS’s direct assets will consist of Post-Combination ProKidney Common Units and all of the issued and outstanding equity interests of New GP, which will replace Legacy GP as the general partner of ProKidney upon the Closing, and substantially all of the operating assets and business of SCS will be held indirectly through ProKidney, as described further below. Following the Closing, SCS will continue to be domiciled in the Cayman Islands.

The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur:

•

prior to the Closing: (i) ProKidney will amend and restate the ProKidney Limited Partnership Agreement to be in the form of the Second Amended and Restated ProKidney Limited Partnership Agreement upon the completion of the Business Combination, attached to this proxy statement as Annex C; (ii) New GP will amend and restate its constitution to be in the form of the Amended and Restated New GP Governing Documents upon the completion of the Business Combination, attached to the accompanying proxy statement as Annex D; (iii) SCS will amend and restate the Memorandum and Articles of Association to be in the form of the Amended and Restated Memorandum and Articles of Association upon the completion of the Business Combination and subject to the approval of the Organizational Documents Proposal, attached to the accompanying proxy statement as Annex E; (iv) (A) each issued and outstanding Legacy Class B Unit that is not vested pursuant to the terms of the applicable award agreement with the applicable PMEL Existing Holder as of such time shall be recapitalized into one PMEL RCU, which will, when vested in accordance with the applicable award agreement, automatically convert into a Post-Combination ProKidney Common Unit (and the associated New ProKidney Class B PMEL RSR shall vest) and (B) all other issued and outstanding Legacy Class A Units and Legacy Class B Units shall be recapitalized into an aggregate number of Post-Combination ProKidney Common Units equal to (x) 175,000,000 minus (y) the number of PMEL RCUs issued pursuant to the foregoing clause (A); (v) ProKidney will complete the PMEL Roll-Up; and (vi) ProKidney shall issue Post-Combination ProKidney Common Units pursuant to any Subscription Agreement in connection with the exercise of any election by a ProKidney Related PIPE Investor to purchase Post-Combination ProKidney Common Units in lieu of SCS Class A ordinary shares; and

•

at the Closing: (i) ProKidney will issue to SCS a number of Post-Combination ProKidney Common Units equal to the number of fully diluted outstanding SCS ordinary shares as of immediately prior to the Closing (but after giving effect to all redemptions of SCS Class A ordinary shares and the purchase of SCS Class A ordinary shares and/or Post-Combination ProKidney Common Units pursuant to the PIPE Investment), in exchange for (a) (x) New ProKidney Class B ordinary shares, which shares will have no economic rights but will entitle the holders thereof to vote on all matters on which shareholders of New ProKidney are entitled to vote generally, and (y) New ProKidney Class B PMEL RSRs, which shall convert into New ProKidney Class B ordinary shares upon the vesting of the associated PMEL RCUs (as described above), (b) an amount in cash equal to the aggregate proceeds obtained by SCS in the PIPE Investment and (c) an amount in cash equal to the aggregate proceeds available for release to SCS from the Trust Account (after giving effect to all redemptions of SCS Class A ordinary shares and after payment of any deferred underwriting commissions being held in the Trust Account and payment of certain transaction expenses); (ii) Legacy GP will resign as the general partner of ProKidney and New GP will be admitted as the general partner of ProKidney; (iii) ProKidney will distribute to the Closing ProKidney Unitholders the New ProKidney Class B

ordinary shares and New ProKidney Class B PMEL RSRs received pursuant to clause (i)(a) (x) and (y) above; and (iv) the Earnout Participants will receive the Earnout Rights, which Earnout Rights will vest in three equal tranches upon the achievement of certain New ProKidney share price milestones or certain change of control events. When vested, the Earnout RCUs will automatically convert into Post-Combination ProKidney Common Units and the associated Earnout RSRs will automatically convert into New ProKidney Class B ordinary shares, respectively (as further described in this proxy statement).

Following the Closing, pursuant to the Exchange Agreement as described elsewhere in this proxy statement, each Post-Combination ProKidney Common Unit, together with one share of SCS Class B ordinary shares, will generally be exchangeable for one share of SCS Class A ordinary shares, subject to certain procedures and restrictions.

Basis of Presentation and Accounting Policies

The unaudited pro forma condensed combined financial information has been adjusted to include adjustments related to the Business Combination, which consist of those adjustments necessary to account for the Business Combination under GAAP. These adjustments are prepared to illustrate the estimated effect of the Business Combination, the PIPE Investment, and certain other adjustments.

Under any of the redemption scenarios, we anticipate that the Business Combination will qualify as a common control transaction and, therefore, be accounted for akin to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. ProKidney will be considered the accounting acquirer primarily based on the evaluation of the following facts and circumstances:

Under the guidance in ASC 805 for transactions between entities under common control, the assets, liabilities, and noncontrolling interests of ProKidney and SCS are recognized at their carrying amounts on the date of the Business Combination. Under this method of accounting, SCS will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of ProKidney issuing stock for the net assets of SCS, accompanied by a recapitalization. The net assets of SCS will be stated at their historical value within the pro formas with no goodwill or other intangible assets recorded.

•

The individual controlling ProKidney prior to the Business Combination will also control the combined company following the Business Combination as a result of the Voting Agreement, which provides Tolerantia with the majority of the votes related to the appointment and removal of the majority of the board of directors;

•	The existing ProKidney unitholders comprise a majority of the voting power of New ProKidney;

•	Senior management of ProKidney will comprise the senior management of New ProKidney; and

•	The operations of ProKidney will comprise the ongoing operations of New ProKidney.

Upon completion of the Business Combination, New GP will become the sole general partner of ProKidney. Assuming maximum and no redemptions, respectively, New ProKidney will have the sole voting interest in ProKidney through its ownership of New GP. As a result, New ProKidney will consolidate the financial results of ProKidney and will report a non-controlling interest related to the Post-Combination ProKidney Units held by ProKidney’s existing investors on New ProKidney’s consolidated balance sheet. The computation of the non-controlling interest following the Closing, based upon the various redemption scenarios shown, is as follows:

	No redemption scenario		Maximum redemption scenario
	Units	Percentage	Units	Percentage
Interest in ProKidney LP held by New ProKidney	89,390,000	33.8%	64,390,000	26.9%
Noncontrolling interest in ProKidney LP	175,000,000	66.2%	175,000,000	73.1%

Total	264,390,000	100.0%	239,390,000	100.0%

Proposed Accounting Treatment of the Earnout Rights

As discussed in this Note 1, the Earnout Participants will receive 17,500,000 Earnout Rights upon Closing. Upon satisfaction, during the five-year period after the Closing, of certain volume weighted average price (“VWAP”) thresholds, or a change in control with a per share price exceeding the VWAP thresholds within a five-year period immediately following the Closing, the Earnout Rights will automatically vest and convert into Post-Combination ProKidney Common Units and New ProKidney Class B ordinary shares. As the Business Combination will be accounted for as a reverse recapitalization, the issuance of the Earnout Rights to the ProKidney’s unitholders is anticipated to be accounted for as an equity transaction. Since the Earnout Rights are payable to the ProKidney unitholders (i.e., the accounting acquirer in the business combination), the accounting for the Earnout Rights arrangement does not fall under Accounting Standards Codification (“ASC”) Topic 805, Business Combinations nor Topic 718, Stock Compensation.

The accounting for the Earnout Rights was also evaluated under ASC Topic 480, Distinguishing Liabilities from Equity, to determine if the arrangement should be classified as a liability. As part of that preliminary analysis, it was determined that the Earnout Rights did not meet the criteria to be accounted for as a liability. Additionally, the Earnout Rights were evaluated under ASC Topic 815, Derivatives. As part of that preliminary analysis, it was determined that the Earnout Rights met the definition of a derivative; however, they meet the scope exception criteria as they were clearly and closely related to the entity’s own stock, and met the criteria for equity treatment. Therefore, an adjustment to recognize the Earnout Rights would have no net impact on any financial statement line item as it would simultaneously increase and decrease additional paid-in capital. Thus, no adjustment has been applied to the unaudited pro forma combined financial information related to the Earnout Rights.

2.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of New ProKidney upon consummation of the Business Combination in accordance with GAAP. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of New ProKidney following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. SCS and ProKidney have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information contained herein assumes that the SCS shareholders approve the Business Combination. Pursuant to its Memorandum and Articles of Association, SCS will provide shareholders the opportunity to redeem the outstanding ordinary shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the completion of the Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then-issued and outstanding public shares.

The unaudited pro forma condensed combined financial statements present the redemption scenarios after giving effect to the Business Combination under a no-redemption scenario that assumes that no SCS shareholders exercise the redemption rights with respect to the outstanding ordinary shares and a full redemption scenario that assumes all of the shares subject to redemption by the SCS shareholders are redeemed.

3.	Transaction Adjustments

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Represents pro forma adjustments to cash and cash equivalents to reflect the following:

(in thousands)	Note	No redemption scenario	Maximum redemption scenario
SCS cash held in Trust Account	(1)	$250,008	$250,008
Payment of deferred underwriting fees	(2)	(7,700)	(7,700)
PIPE Financing	(3)	575,000	575,000
Payment to redeeming Public Shares	(4)	—	(250,008)
Payment of other ProKidney transaction costs	(5)	(40,000)	(40,000)
Repayment of related party advance	(6)	(10)	(10)

Excess cash to balance sheet from Business Combination		$777,298	$527,290

(1)

Reflects the liquidation and reclassification of investments held in the Trust Account to cash and cash equivalents that becomes available for general use by ProKidney following the Closing, assuming no redemption of Class A ordinary shares.

(2)	Reflects the payment of $7.7 million of underwriters’ fees deferred by SCS for which payment is due upon the Closing.
(3)

Reflects the gross proceeds of $575.0 million from the issuance and sale of 57.5 million New ProKidney Class A ordinary shares at $10.00 per share pursuant to the Subscription Agreements entered into with PIPE Investors in connection with the PIPE Investment.

(4)

Represents the payments made to the holders of SCS Class A ordinary shares subject to possible redemption and the corresponding adjustment to the equity accounts assuming the full redemption of the SCS Class A ordinary shares subject to possible redemption.

(5)

Represents preliminary estimated direct and incremental transaction costs of $40.0 million incurred by ProKidney prior to, or concurrent with, the Closing that are to be cash settled upon Closing in accordance with the Business Combination Agreement. Of that amount, approximately $18.0 million relates to investment transaction fees; $12.0 million relates to equity financing fees associated with the PIPE financing and the remaining $10.0 million relates to direct and incremental costs such as legal, tax, accounting, third-party advisory and other miscellaneous fees. This amount excludes the $7.7 million of deferred underwriting fees related to the SCS initial public offering as described in note (2) above, any amounts relating to the ProKidney Promissory Notes, including the $20.0 million outstanding thereunder, and other SCS transaction costs.

(6)	Repayment of related party advance.

(b)

Reflects the liquidation and reclassification of investments held in the Trust Account to cash and cash equivalents that becomes available for general use by ProKidney following the Closing, assuming no redemption of SCS Class A ordinary shares.

(c)	Repayment of related party advance.

(d)	Reflects the payment of $7.7 million of underwriters’ fees deferred by SCS for which payment is due upon the Closing.

(e)	Reflects the reclassification of SCS Class A ordinary shares subject to possible redemption to permanent equity immediately prior to the Closing assuming no redemptions occur.

(f)

As discussed in Note 1 to these unaudited pro forma condensed consolidated financial statements, following the completion of the Business Combination, New ProKidney will consolidate ProKidney, but will not own 100% of the economic interest in ProKidney. The respective noncontrolling interests in ProKidney (as a percentage) are dependent upon the level of redemptions. The resulting noncontrolling interest under the no redemption and maximum redemption scenarios is 66.2% and 73.1%, respectively.

(g)

Reflects the gross proceeds of $575.0 million, net of an adjustment for the associated par value, from the issuance and sale of 57.5 million New ProKidney Class A ordinary shares at $10.00 per share pursuant to the Subscription Agreements entered into with PIPE Investors in connection with the PIPE Investment.

(h)

Represents the recapitalization of the existing ProKidney Class A and Class B Units upon issuance of New ProKidney Class B ordinary shares and Class B PMEL RSRs to existing Closing ProKidney Unitholders.

(i)	Represents pro forma adjustments to additional paid in capital to reflect the following:

(in thousands)	Note		No redemption scenario	Maximum redemption scenario
PIPE Financing	(g	)	$574,943	$574,943
Reclassification of ordinary shares subject to redemption to permanent equity	(e	)	249,983	—
Issuance of New ProKidney Class B ordinary shares to Closing ProKidney Unitholders	(h	)	(18)	(18)
ProKidney transaction related fees	(j	)	(40,000)	(40,000)
Issuance of Earnout Shares	(k	)	—	—
Noncontrolling interest	(f	)	(531,795)	(404,588)

Adjusted additional paid in capital			$253,113	$130,337

(j)

Represents preliminary estimated direct and incremental transaction costs of $40.0 million incurred by ProKidney prior to, or concurrent with, the Closing that are to be cash settled upon Closing in accordance with the Business Combination Agreement. Of that amount, approximately $18.0 million relates to investment transaction fees; $12.0 million relates to equity financing fees associated with the PIPE financing and the remaining $10.0 million relates to direct and incremental costs such as legal, tax, accounting, third-party advisory and other miscellaneous fees. This amount excludes the $7.7 million of deferred underwriting fees related to the SCS initial public offering as described in note (2) above, any amounts relating to the ProKidney Promissory Notes, including the $20.0 million outstanding thereunder, and other SCS transaction costs.

(k)

Represents the issuance of 17,500,000 Earnout Rights to Earnout Participants upon Closing. As discussed in Note 2 to the unaudited condensed consolidated financial statements, the adjustment to recognize the Earnout Rights would have no net impact on any financial statement line item as it would simultaneously increase and decrease additional paid-in capital.

(l)

Represents the payments made to the holders of SCS Class A ordinary shares subject to possible redemption and the corresponding adjustment to the equity accounts assuming the full redemption of the SCS Class A ordinary shares subject to possible redemption.

(m)

Represents the exchange of SCS Class A ordinary shares, SCS Class B ordinary shares and related director restricted stock units held by the Sponsor and an independent director of SCS for New ProKidney Class A ordinary shares.

(n)	Upon the completion of the Business Combination, New ProKidney will be a party to the Tax Receivable Agreement. Under the terms of the Tax Receivable Agreement, New ProKidney will be required to pay to certain parties to the agreement 85% of the tax savings that it is deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Transaction and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. In both the no redemptions and maximum redemption scenarios, New ProKidney does not expect to record net deferred tax assets related to the tax basis adjustments associated with the exchange of Paired Interests as those deferred tax assets are not more likely than not expected to be realized in accordance with ASC 740—Income Taxes. Accordingly, New ProKidney has not recorded a liability related to the Tax Receivable Agreement as of December 31, 2021, as the liability is not considered to be probable in accordance with ASC 450—Contingencies.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2021

(aa)	Represents the adjustment to eliminate interest income related to the investment held in Trust Account.

(bb)

Does not reflect a pro forma adjustment to income tax expense as ProKidney has historically been in a net loss position. ProKidney files as a partnership for federal and state income tax purposes. As such, each partner is responsible for reporting income or loss to the extent required by federal and state income tax regulations, based upon their respective share of ProKidney income and expenses. ProKidney-US is a limited liability company and has elected to be treated as a C corporation, therefore, a provision for federal and state taxes has been recorded. Income tax expense subsequent to the Business Combination may differ from historical results due to the change in structure of New ProKidney.

(cc)

Represents the adjustment for the Net loss attributable to noncontrolling interest. The noncontrolling interest in the no redemption scenario is 66.2% and the noncontrolling interest in the maximum redemption scenario is 73.1%. The respective noncontrolling interests in ProKidney are dependent upon the level of redemptions.

(dd)

Represents the income per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of the period presented.

COMPARATIVE PER SHARE INFORMATION

The following tables set forth:

•	historical per-share information of SCS for the period from February 25, 2021 (inception) through December 31, 2021 of SCS;

•	historical per-share information of ProKidney as of and for the year ended December 31, 2021; and

•	unaudited pro forma per-share information of New ProKidney for the year ended December 31, 2021, after giving effect to the Business Combination, as adjusted for each redemption scenario.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of SCS Class A ordinary shares into cash:

•	Assuming No Redemptions scenario. This presentation assumes:

•	No existing holders of SCS Class A ordinary shares exercise their redemption rights with respect to their redeemable SCS Class A ordinary shares upon consummation of the Business Combination.

•	Assuming Maximum Redemptions scenario. This presentation assumes:

•

SCS’s public shareholders exercise redemptions in connection with their SCS Class A ordinary shares. This scenario results in the redemption of 25,000,000 SCS Class A ordinary shares, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an approximate redemption price of $10.00 per share based on SCS’s as-adjusted trust account balance as of December 31, 2021. This maximum redemption scenario is based on the maximum number of redemptions that may occur but which would still provide the minimum aggregate Business Combination and PIPE Investment proceeds.

This information is based on, and should be read together with, the selected historical consolidated financial information, the unaudited pro forma condensed combined financial information and the historical consolidated financial information of SCS and ProKidney, and the accompanying notes to such financial statements, which are included elsewhere in this proxy statement. The unaudited pro forma condensed combined per-share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Business Combination had been completed as of the dates indicated or will be realized upon the completion of the Business Combination. Uncertainties that could impact our financial condition include risks that affect ProKidney’s operations and outlook such as economic recessions, inflation, fluctuations in interest and currency exchange rates, and changes in the fiscal or monetary policies of the U.S. government. For more information on the risks, please see the section entitled “Risk Factors.” You are also urged to read the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The following table is as of and for the year ended December 31, 2021:

	Historical		Pro Forma
	SCS	ProKidney	No Redemptions	Maximum Redemptions
Book value per common share—basic and diluted(1)	$(0.26)	$(0.06)	$1.03	$0.62
Weighted Average shares outstanding—basic and diluted	20,954,628	150,706,849	89,390,000	64,390,000
Net loss per common share—basic and diluted(2),(3)	$(0.11)	$(0.37)	$(0.22)	$(0.24)

(1)

Book value per common share is calculated as total equity divided by 31,890,000 ordinary shares outstanding at December 31, 2021 for SCS, 186,500,000 Class A Units of ProKidney at December 31, 2021 and the pro forma information.

(2)

Net income (loss) per common share for SCS is based on the net loss and weighted average number of ordinary shares outstanding for the period from February 25, 2021 (inception) through December 31, 2021.

(3)	Net income (loss) per common share for ProKidney and the pro forma information is based on the net loss and weighted average number of Class A Units outstanding for the year ended December 31, 2021.

EXTRAORDINARY GENERAL MEETING OF SCS SHAREHOLDERS

This proxy statement is being provided to SCS shareholders as part of a solicitation of proxies by the Board for use at the Extraordinary General Meeting of Shareholders to be held in person on [                ], 2022, and at any adjournment or postponement thereof. This proxy statement contains important information regarding the Extraordinary General Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement is being first mailed on or about [                ], 2022 to all shareholders of record of SCS as of [                ], 2022, the record date for the Extraordinary General Meeting. Shareholders of record who owned SCS ordinary shares at the close of business on the record date are entitled to receive notice of, attend and vote at the Extraordinary General Meeting. On [                ], there were 31,890,000 SCS ordinary shares outstanding.

Date, Time and Place of Extraordinary General Meeting

The Extraordinary General Meeting will be held in person at [                ] [a.m./p.m.]., on [                ], 2022 at [                ], or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

As a shareholder of SCS, you have a right to vote on certain matters affecting SCS. The proposals that will be presented at the Extraordinary General Meeting and upon which you are being asked to vote are summarized below and fully set forth in this proxy statement. You will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if you owned our SCS ordinary shares at the close of business on [                ], 2022, which is the record date for the Extraordinary General Meeting. You are entitled to one vote for each share of our SCS ordinary shares that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On [                ], there were 31,890,000 SCS ordinary shares outstanding, of which 25,000,000 are public shares, 640,000 are Private Placement Shares and 6,250,000 are Founder Shares held by our Sponsor.

Proposals at the Extraordinary General Meeting

At the Extraordinary General Meeting, SCS shareholders will vote on the following proposals:

•

Business Combination Proposal—To consider and vote upon a proposal to approve by ordinary resolution the Business Combination Agreement, dated as of January 18, 2022 (as it may be amended from time to time, the “Business Combination Agreement”), by and among SCS and ProKidney LP (“ProKidney”) (acting through its general partner, ProKidney GP Limited) and the transactions contemplated thereby (the “Business Combination”) (Proposal No. 1);

•

Organizational Documents Proposals—To consider and vote upon three separate proposals to approve, following the consummation of the Business Combination, (a) as a special resolution, a change in the name of SCS to “ProKidney Corp.” (Proposal No. 2A); (b) as an ordinary resolution, an increase of authorized number of SCS Class B ordinary shares of a par value of US$0.0001 each from 50,000,000 to 500,000,000 such that following the Increase, the authorized share capital of SCS shall be US$100,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 500,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 (Proposal No. 2B); and (c) as a special resolution, the amendment and restatement of the Memorandum and Articles of Association with the Amended and Restated Memorandum and Articles of Association, in the form attached hereto as Annex E (Proposal No. 2C) (collectively, Proposal No. 2);

•

Stock Issuance Proposal—For the purposes of complying with the applicable listing rules of the Nasdaq Capital Market, to consider and vote upon a proposal to approve by ordinary resolution the issuance of (x) New ProKidney Class B ordinary shares to ProKidney pursuant to the terms of the Business Combination Agreement and (y) SCS Class A ordinary shares to certain investors in connection with the PIPE Investment, including SCS Class A ordinary shares to ProKidney Related PIPE Investors and to Sponsor Related PIPE Investors, plus any additional shares pursuant to subscription agreements SCS may enter into prior to Closing (Proposal No. 3);

•

Director Appointment Proposals—To consider and vote upon, in each case, a separate proposal to appoint by ordinary resolution of the holders of SCS Class B ordinary shares seven directors to serve staggered terms on the New ProKidney Board until the 2023, 2024 and 2025 annual general meetings of shareholders, as applicable, and until their respective successors are duly appointed and qualified (Proposal No. 4);

•	Incentive Equity Plan Proposal—To consider and vote upon a proposal to approve by ordinary resolution the New ProKidney Incentive Equity Plan (Proposal No. 5);

•	Employee Stock Purchase Plan Proposal—To consider and vote upon a proposal to approve by ordinary resolution the New ProKidney Employee Stock Purchase Plan (Proposal No. 6);

•

Auditor Ratification Proposal—To consider and vote upon a proposal to approve the appointment by SCS’s audit committee of Marcum as the independent registered public accountants to SCS to audit and report on SCS’s consolidated financial statements for the year ending December 31, 2022 (Proposal No. 7); and

•

Adjournment Proposal—To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event that there are insufficient proxies for, or otherwise in connection with, the approval of one or more proposals at the Extraordinary General Meeting (Proposal No. 8).

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS.

Vote of SCS’s Sponsor, Directors and Officers

On January 18, 2022, SCS entered into the Sponsor Support Agreement, pursuant to which our Sponsor and each of our directors and officers agreed to, among other things, vote in favor of the Business Combination Agreement and the proposals contemplated thereby. This agreement applies to our Sponsor, directors and officers as it relates to the Founder Shares, Private Placement Shares and any public shares held by them and the requirement to vote all of such shares in favor of the Business Combination Proposal and for all other proposals to be presented to our shareholders at the Extraordinary General Meeting and described in this proxy statement.

Our Sponsor, directors and officers have agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and public shares in connection with the consummation of the Business Combination, and the Founder Shares and Private Placement Shares will be excluded from the pro rata calculation used to determine the per share redemption price. The Founder Shares and Private Placement Shares held by our Sponsor, directors and officers have no rights to liquidating distributions from the Trust Account and will be worthless if no business combination is effected by us by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date). Our Sponsor and each officer and director of SCS did not receive any separate consideration in exchange for their agreement to waive these redemption rights. Our Sponsor, directors and officers are entitled to redemption rights upon our liquidation with respect to any public shares they may own.

Quorum and Required Vote for Proposals for the Extraordinary General Meeting

A quorum will be present at the Extraordinary General Meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the Extraordinary General Meeting are represented in person or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum.

Approval of each of the Business Combination Proposal, Organizational Documents Proposal 2B, the Stock Issuance Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, the Auditor Ratification Proposal and the Adjournment Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the SCS ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Approval of the Director Appointment Proposals requires an ordinary resolution of only the holders of SCS Class B ordinary shares, being a resolution passed by the holders of not less than a simple majority of the SCS Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Accordingly, other than with respect to the determination of whether a valid quorum is established, an SCS shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting with regard to the Business Combination Proposal, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, the Auditor Ratification Proposal or the Adjournment Proposal will have no effect on the Business Combination Proposal, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, the Auditor Ratification Proposal or the Adjournment Proposal, respectively. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no further effect on the Business Combination Proposal, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, the Auditor Ratification Proposal or the Adjournment Proposal.

Approval of each of Organizational Documents Proposal 2A and Organizational Documents Proposal 2C requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by the holders of not less than a two-thirds majority of the SCS ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Accordingly, other than with respect to the determination of whether a valid quorum is established, an SCS shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting with regard to Organizational Documents Proposal 2A or Organizational Documents Proposal 2C will have no effect on Organizational Documents Proposal 2A or the Organizational Documents Proposal 2C, respectively. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no further effect on Organizational Documents Proposal 2A or Organizational Documents Proposal 2C.

Our Sponsor, directors and officers have agreed to vote any Founder Shares, Private Placement Shares and public shares owned by them in favor of our Business Combination, including any proposals recommended by the Board in connection with the Business Combination. None of the proposals is conditioned on the approval by the holders of a majority of the SCS ordinary shares held by shareholders other than the Sponsor or its affiliates.

Unless waived by the parties to the Business Combination Agreement, the closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal at the Extraordinary General Meeting. All of the proposals are conditioned on the approval of the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal at the Extraordinary General Meeting, other than the Auditor Ratification Proposal and the Adjournment Proposal, which are not conditioned on the approval of any other proposal.

It is important for you to note that in the event that the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity

Plan Proposal or the Employee Stock Purchase Plan Proposal do not receive the requisite vote for approval, we may not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), we will be required to dissolve and liquidate our Trust Account by returning the then-remaining funds in such account to our public shareholders.

Recommendation to SCS Shareholders

Our Board believes that each of the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposals, the Director Appointment Proposals, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, the Auditor Ratification Proposal and the Adjournment Proposal to be presented at the Extraordinary General Meeting is in the best interests of SCS and our shareholders and unanimously recommends that its shareholders vote “FOR” each of the proposals.

When you consider the recommendation of our Board in favor of approval of the Business Combination Proposal, you should keep in mind that our Sponsor and certain members of our Board and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a shareholder. Shareholders should take these interests into account in deciding whether to approve the proposals presented at the Extraordinary General Meeting, including the Business Combination Proposal. These interests include, among other things:

•

the fact that our Sponsor paid an aggregate of $25,000 for 5,750,000 Founder Shares and later effected a share capitalization resulting in our Sponsor and directors holding an aggregate of 6,250,000 Founder Shares (after giving effect to the forfeiture of 75,000 Founder Shares in connection with the underwriters’ exercise of their overallotment option in our initial public offering), which will automatically convert into New ProKidney Class A ordinary shares upon the Closing on a one-for-one basis in connection with the Business Combination and, if unrestricted and freely tradable, would have had an aggregate market value of $[                ] million based upon the closing price of $[                ] per public share on Nasdaq on [                ], 2022, the most recent practicable date prior to the date of this proxy statement, and will have an aggregate market value of $62,500,000, based upon the per share value implied in the Business Combination of $10.00 per New ProKidney Class A ordinary share, but will be worthless if we fail to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

•	the fact that our Sponsor paid $6,400,000 for 640,000 private placement shares (the “Private Placement Shares”) in a private placement that occurred concurrently with the initial public offering;

•

the fact that in June 2021, our Sponsor transferred 30,000 of its 6,250,000 Founder Shares to Marc Semigran, M.D., an SCS independent director, which will automatically convert into New ProKidney Class A ordinary shares upon the Closing on a one-for-one basis in connection with the Business Combination and, if unrestricted and freely tradable, would have had an aggregate market value of $[                ] million based upon the closing price of $[                ] per public share on Nasdaq on [                ], 2022, the most recent practicable date prior to the date of this proxy statement, and will have an aggregate market value of $300,000, based upon the per share value implied in the Business Combination of $10.00 per New ProKidney Class A ordinary share, but will be worthless if we fail to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

•

the fact that given the differential in the purchase price that our Sponsor and directors paid for the Founder Shares as compared to the price of the public shares sold in the IPO and the 6,250,000 New ProKidney Class A ordinary shares that our Sponsor and directors will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and directors and their respective affiliates may earn a positive rate of return on their investment even if the New ProKidney Class A ordinary shares trade significantly below the price initially paid for the public shares in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•

the fact that on September 24, 2021, SCS entered into a director restricted stock unit award agreement with Uma Sinha, Ph.D., an SCS independent director, providing for the grant of 30,000 restricted stock units to Dr. Sinha, which grant is contingent on both the consummation of an initial business combination and a shareholder approved equity plan;

•

the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not consummated by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

•

the fact that the Sponsor Related PIPE Investors agreed to subscribe for an aggregate of 15,640,000 SCS Class A ordinary shares in connection with the PIPE Investment for an aggregate amount of $156,400,000;

•

the fact that our Sponsor, directors and officers have agreed not to redeem any of the Founder Shares, Private Placement Shares and public shares held by them in connection with a shareholder vote to approve a proposed initial business combination, and without any separate consideration provided by SCS for such agreement;

•

the fact that our Sponsor, directors and officers have agreed to vote any Founder Shares, Private Placement Shares and public shares owned by them in favor of our Business Combination, including any proposals recommended by the Board in connection with the Business Combination;

•

the fact that our Sponsor, directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and Private Placement Shares if we fail to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

•	the continued right of our Sponsor, directors and officers to hold our SCS Class A ordinary shares following the Business Combination, subject to certain lock-up periods;

•

the fact that our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, except (i) as to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account, (ii) as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act and (iii) in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims;

•

the fact that our officers and directors and their affiliates will not have any claim against the Trust Account for reimbursement for out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations, if we fail to consummate a business combination by July 2, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date). As of December 31, 2021, our officers and directors and their affiliates had no out-of-pocket expenses but had incurred $10,000 in unreimbursed eligible expenses;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•

the fact that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Sponsor, certain Closing ProKidney Unitholders and certain other parties, which provides for registration rights to them and their permitted transferees; and

•

the fact that on April 20, 2022, SCS issued the SCS Promissory Note (as defined below) to our Sponsor, pursuant to which SCS may borrow up to an aggregate principal amount of $1,500,000, which is payable upon the earlier of July 2, 2023 and the effective date of a business combination, and that, as of May 6, 2022, $250,000 was outstanding under the SCS Promissory Note.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to SCS but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. In general, if your shares are held in “street name” and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the proposals, except for the Auditor Ratification Proposal, at the Extraordinary General Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any non-routine proposal to be voted on at the Extraordinary General Meeting.

Voting Your Shares—Shareholders of Record

If you are an SCS shareholder of record, you may vote by mail or in person at the Extraordinary General Meeting. Each SCS Class A ordinary share that you own as of the close of business on the record date entitles you to one vote on each of the proposals presented at the Extraordinary General Meeting, except for on the Director Appointment Proposals on which holders of SCS Class A Ordinary Shares are not entitled to vote. Each SCS Class B ordinary share that you own as of the close of business on the record date entitles you to one vote on each of the proposals presented at the Extraordinary General Meeting. Your one or more proxy cards show the number of SCS ordinary shares that you own.

Voting by Mail. You can vote your shares by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Extraordinary General Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Extraordinary General Meeting so that your shares will be voted if you are unable to attend the Extraordinary General Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you sign and return the proxy card but do not give instructions on how to vote your shares, your SCS ordinary shares will be voted as recommended by our Board. Our Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Organizational Documents Proposals, “FOR” the Stock Issuance Proposal, “FOR” the Director Appointment Proposals, “FOR” the Incentive Equity Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, “FOR” the Auditor Ratification Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by the time of the Extraordinary General Meeting.

Voting in Person at the Meeting. If you attend the Extraordinary General Meeting and plan to vote in person, we will provide you with a ballot at the Extraordinary General Meeting. If your shares are registered directly in your name, you are considered the shareholder of record, and you have the right to vote in person at the Extraordinary General Meeting.

Voting Your Shares—Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the shareholder of record for purposes of voting at the Extraordinary General Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement. As a beneficial owner, if you wish to vote at the Extraordinary General Meeting, you will need to bring to the Extraordinary General Meeting a legal proxy from your broker, bank or other nominee authorizing you to vote those shares. That is the only way we can be sure that the broker, bank or nominee has not already voted your SCS ordinary shares. Please see “—Attending the Extraordinary General Meeting” below for more details.

Attending the Extraordinary General Meeting

Only SCS shareholders on the record date or their legal proxy holders may attend the Extraordinary General Meeting. To be admitted to the Extraordinary General Meeting, you will need a form of photo identification and valid proof of ownership of SCS ordinary shares or a valid legal proxy. If you have a legal proxy from a shareholder of record, you must bring a form of photo identification and the legal proxy to the Extraordinary General Meeting. If you have a legal proxy from a “street name” shareholder, you must bring a form of photo identification, a legal proxy from the record holder (that is, the bank, broker or other holder of record) to the “street name” shareholder that is assignable, and the legal proxy from the “street name” shareholder to you. Shareholders may appoint only one proxy holder to attend on their behalf.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Extraordinary General Meeting or at the Extraordinary General Meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•

you may notify SCS’s proxy solicitor, Morrow Sodali, in writing to Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, Connecticut 06902, before the Extraordinary General Meeting that you have revoked your proxy; or

•	you may attend the Extraordinary General Meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters

The Extraordinary General Meeting has been called only to consider the approval of the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, the Auditor Ratification Proposal and the Adjournment Proposal. Under our Memorandum and Articles of Association, other than procedural matters incident to the conduct of the Extraordinary General Meeting, no other matters may be considered at the Extraordinary General Meeting if they are not included in this proxy statement, which serves as the notice of the Extraordinary General Meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of our SCS ordinary shares, you may call Morrow Sodali, our proxy solicitor, at (800) 662-5200 for shareholders or (203) 658-9400 for bankers and brokers, or by emailing DNAC.info@investor.morrowsodali.com.

Redemption Rights

Pursuant to our current Memorandum and Articles of Association, any of our public shareholders may redeem all or a portion of their public shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the completion of the Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then-issued and outstanding public shares. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable). For illustrative purposes, based on the balance of our Trust Account of $250,008,324 as of December 31, 2021, the estimated per share redemption price would have been approximately $10.00.

In order to exercise your redemption rights, you must:

•

check the box on the enclosed proxy card marked “Shareholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to SCS ordinary shares; and

•

prior to 5:00 p.m. (New York time) on [                ] (two business days before the Extraordinary General Meeting), (i) submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our Transfer Agent, at the address below and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address.

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

and

•

deliver your public shares and any other redemption forms either physically or electronically through DTC’s DWAC system to our Transfer Agent at least two business days before the Extraordinary General Meeting. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process, and it may take longer than two weeks. Shareholders who hold their shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to our Transfer Agent prior to the date set forth in these proxy materials, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Extraordinary General Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the Extraordinary General Meeting helps ensure that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved.

Each redemption of SCS Class A ordinary shares by our public shareholders will reduce the amount in our Trust Account, which had a balance of $250,008,324 as of December 31, 2021. The Business Combination Agreement provides that ProKidney’s obligation to consummate the Business Combination is conditioned on the sum of the amount in the Trust Account (after giving effect to all redemptions of SCS Class A ordinary shares but prior to payment of any deferred underwriting commission and any transaction expenses) and the proceeds from the PIPE Investment equaling or exceeding $500,000,000. If, as a result of redemptions of SCS Class A ordinary shares by our public shareholders or otherwise, the Minimum Cash Condition is not met (or waived), then ProKidney may elect not to consummate the Business Combination. In addition, in no event will we redeem our SCS Class A ordinary shares in an amount that would result in SCS’s failure to have net tangible assets equaling or exceeding $5,000,001 as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act (such that we are subject to the SEC’s “penny stock” rules).

Prior to exercising redemption rights, shareholders should verify the market price of our SCS Class A ordinary shares as they may receive higher proceeds from the sale of their SCS Class A ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your SCS Class A ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our SCS Class A ordinary shares when you wish to sell your shares.

If you exercise your redemption rights, your SCS Class A ordinary shares will cease to be outstanding immediately prior to the Business Combination and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable). You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of New ProKidney, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and we do not consummate an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), we will be required to dissolve and liquidate our Trust Account by returning the then-remaining funds in such account (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable) to the public shareholders.

Underwriting Fees as a Percentage of IPO Proceeds Net of Redemptions

	No Redemptions(1)	50% Redemptions(2)	Maximum Redemptions(3)
IPO underwriting fees(4)	$12,100,000	$12,100,000	$12,100,000
IPO proceeds net of redemptions	$250,000,000	$125,000,000	$0
Underwriting fees as a % of IPO proceeds net of redemptions	4.84%	9.68%	N/A

(1)	This scenario assumes that no public shares are redeemed.
(2)

This scenario assumes that 12,500,000 public shares are redeemed for an aggregate redemption payment of approximately $125,000,000, including a pro rata portion of interest accrued on the Trust Account of $8,324 as of December 31, 2021.

(3)

This scenario assumes that 25,000,000 public shares are redeemed for an aggregate redemption payment of approximately $250,000,000, including a pro rata portion of interest accrued on the Trust Account of $8,324 as of December 31, 2021.

(4)	Includes $4,400,000 of underwriting fees paid at the time of the initial public offering and $7,700,000 of deferred underwriting fees payable at the completion of the Business Combination.

Appraisal Rights

Appraisal rights are not available to holders of our SCS ordinary shares in connection with the Business Combination.

Proxy Solicitation Costs

SCS is soliciting proxies on behalf of its Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. SCS has engaged Morrow Sodali to assist in the solicitation of proxies for the Extraordinary General Meeting. SCS and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. SCS will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

SCS will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. SCS will pay Morrow Sodali a fee of $[                ], plus disbursements, reimburse Morrow Sodali for its reasonable out-of-pocket expenses and indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as our proxy solicitor. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to our shareholders. Directors, officers and employees of SCS who solicit proxies will not be paid any additional compensation for soliciting proxies.

PROPOSAL NO. 1—BUSINESS COMBINATION PROPOSAL

We are asking our shareholders to approve the Business Combination Agreement and the transactions contemplated thereby. Our shareholders should read carefully this proxy statement in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement. Please see the subsection entitled “—The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

We may consummate the Business Combination only if it is approved by not less than a simple majority of the holders of SCS ordinary shares represented in person or by proxy and entitled to vote at the Extraordinary General Meeting.

The Business Combination Agreement

This subsection of the proxy statement describes the material provisions of the Business Combination Agreement, but does not purport to describe all the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A hereto. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Except as otherwise disclosed herein, we do not believe that the Schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement as characterizations of the actual state of facts about SCS, ProKidney or any other matter.

General Description of the Business Combination Agreement

On January 18, 2022, SCS entered into the Business Combination Agreement with ProKidney, acting through its general partner, Legacy GP. Following the Closing, the combined company will be organized in an umbrella partnership-C corporation (or “Up-C”) structure, and SCS’s direct assets will consist of Post-Combination ProKidney Common Units and all of the issued and outstanding equity interests of New GP, which will replace Legacy GP as the general partner of ProKidney upon the Closing, and substantially all of the operating assets and business of SCS will be held indirectly through ProKidney. Following the Closing, SCS will continue to be domiciled in the Cayman Islands.

Consideration to the ProKidney Shareholders in the Business Combination and Transactions Occurring in Connection Therewith

The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur prior to the Closing:

•

(i) ProKidney will amend and restate the ProKidney Limited Partnership Agreement to be in the form of the Second Amended and Restated ProKidney Limited Partnership Agreement upon the completion of the Business Combination, attached to the accompanying proxy statement as Annex C;

•

(ii) New GP will amend and restate its constitution to be in the form of the Amended and Restated New GP Governing Documents upon the completion of the Business Combination, attached to the accompanying proxy statement as Annex D;

•

(iii) SCS will amend and restate the Memorandum and Articles of Association to be in the form of the Amended and Restated Memorandum and Articles of Association upon the completion of the Business Combination and subject to the approval of the Organizational Documents Proposal, attached to the accompanying proxy statement as Annex E;

•

(iv) (A) each issued and outstanding Legacy Class B Unit that is not vested pursuant to the terms of the applicable award agreement with the applicable PMEL Existing Holder as of such time shall be recapitalized into one PMEL RCU, which will, when vested in accordance with the applicable award agreement, automatically convert into a Post-Combination ProKidney Common Unit (and the associated New ProKidney Class B PMEL RSR shall vest) and (B) all other issued and outstanding Legacy Class A Units and Legacy Class B Units shall be recapitalized into an aggregate number of Post-Combination ProKidney Common Units equal to (x) 175,000,000 minus (y) the number of PMEL RCUs issued pursuant to the foregoing clause (A);

•	(v) ProKidney will complete the PMEL Roll-Up; and

•

(vi) ProKidney shall issue Post-Combination ProKidney Common Units pursuant to any Subscription Agreement in connection with the exercise of any election by a ProKidney Related PIPE Investor to purchase Post-Combination ProKidney Common Units in lieu of SCS Class A ordinary shares.

The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur at the Closing:

•

(i) ProKidney will issue to SCS a number of Post-Combination ProKidney Common Units equal to the number of fully diluted outstanding SCS ordinary shares as of immediately prior to the Closing (but after giving effect to the PIPE Investment), in exchange for (a) (x) New ProKidney Class B ordinary shares, which shares will have no economic rights but will entitle the holders thereof to vote on all matters on which shareholders of New ProKidney are entitled to vote generally, and (y) New ProKidney Class B PMEL RSRs, which restricted stock rights shall convert into New ProKidney Class B ordinary shares upon the vesting of the associated PMEL RCUs (as described above), (b) an amount in cash equal to the aggregate proceeds obtained by SCS in the PIPE Investment and (c) an amount in cash equal to the aggregate proceeds available for release to SCS from the Trust Account (after giving effect to all redemptions of SCS Class A ordinary shares and after payment of any deferred underwriting commissions being held in the Trust Account and payment of certain transaction expenses);

•	(ii) Legacy GP will resign as the general partner of ProKidney and New GP will be admitted as the general partner of ProKidney; and

•	(iii) ProKidney will distribute to the Closing ProKidney Unitholders the New ProKidney Class B ordinary shares and New ProKidney Class B PMEL RSRs received pursuant to clause (i)(a) (x) and (y) above.

The number of Post-Combination ProKidney Common Units, New ProKidney Class B ordinary shares, PMEL RCUs and New ProKidney Class B PMEL RSRs issued to the Closing ProKidney Unitholders in connection with the Business Combination is subject to adjustment, depending on, among other things, the level of redemptions of SCS Class A ordinary shares by our public shareholders. At the Closing of the Business Combination, (i) each Closing ProKidney Unitholder holding Legacy Class A Units and Legacy Class B Units (other than Unvested Legacy Class B Units) will receive Post-Combination ProKidney Common Units and an equal amount of New ProKidney Class B ordinary shares and (ii) each Closing ProKidney Unitholder holding Unvested Legacy Class B Units will receive PMEL RCUs and an equal amount of New ProKidney Class B PMEL RSRs.

Earnout

Earnout Participants will receive the Earnout Rights (an aggregate of 17,500,000 Earnout RCUs and 17,500,000 Earnout RSRs), which Earnout Rights will vest in three equal tranches upon the trading price of a SCS Class A ordinary share reaching $15.00/share, $20.00/share and $25.00/share, respectively, on the terms set forth in the Business Combination Agreement or certain change of control events. When vested, the Earnout RCUs will automatically convert into Post-Combination ProKidney Common Units and the associated Earnout RSRs will automatically convert into New ProKidney Class B ordinary shares, respectively (as further described in this proxy statement).

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of ProKidney and SCS are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “ProKidney Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of ProKidney and its subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of ProKidney to consummate the Business Combination and the transactions contemplated by the Related Agreements; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a ProKidney Material Adverse Effect:

(a)	any change in applicable statute, law, ordinance, rule, regulation, directive or governmental order or GAAP or any interpretation thereof following the date of this Agreement,

(b)	any change in interest rates or economic, political, business, credit or financial market conditions generally,

(c)	the taking of any action required by the Business Combination Agreement,

(d)	any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or change in climate,

(e)	any epidemic, pandemic or other disease outbreak (including COVID-19 and any measures taken in connection with or response to COVID-19),

(f)	any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions,

(g)

any failure of ProKidney to meet any projections or forecasts (provided that this clause (g) shall not prevent a determination that any Event not otherwise excluded from this definition of ProKidney Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a ProKidney Material Adverse Effect),

(h)

any Events generally applicable to the industries or markets in which ProKidney and its subsidiaries operate (including increases in the cost of products, services, supplies, materials or other goods or services purchased from third party suppliers),

(i)

the announcement of the Business Combination Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any landlords, customers, suppliers, lenders, distributors, partners or employees of ProKidney and its subsidiaries (it being understood that this clause (i) shall be disregarded for purposes of the representation and warranty related to conflicts and the condition to Closing with respect thereto),

(j)	any matter set forth on the Schedules,

(k)	any Events to the extent actually known by those individuals identified as knowledge parties in the Schedules on or prior to the date hereof,

(l)

any regulatory, preclinical, clinical, pricing or reimbursement changes, effects, developments or occurrences arising after the date hereof and relating to or affecting any products or services being developed or commercialized by ProKidney or its subsidiaries (including (1) any negative regulatory actions, requests, recommendations or decisions of any governmental authority relating to any ProKidney products or services or (2) any preclinical or clinical studies, trials, tests, results or adverse events, or announcements of any of the foregoing with respect to any ProKidney products or services), in each case, as applicable and solely to the extent not resulting from or arising out of any fraud or intentional misconduct or misrepresentation, any violation of any applicable law or order, or any negligent or reckless actions or omissions of ProKidney or its subsidiaries or other conduct inconsistent with that of a prudent company operating in the industry of ProKidney, or

(m)	any action taken by, or at the request of, SCS.

Any Event referred to in clauses (a), (b), (d), (f) or (h) above may be taken into account in determining if a ProKidney Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on ProKidney and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which ProKidney and its subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on ProKidney and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which ProKidney and its subsidiaries conduct their respective operations.

Closing and Effective Time of the Business Combination

The closing of the Business Combination is expected to take place at 10:00 a.m. (New York time) on the second business day after the satisfaction or waiver of the conditions described below under the subsection “—Conditions to Closing of the Business Combination” or at such other time, date and location as may be mutually agreed upon in writing by the parties to the Business Combination Agreement.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The obligations of SCS and ProKidney to consummate, or cause to be consummated, the Business Combination is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

•

the required vote of SCS’s shareholders to approve the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal;

•	the approval of ProKidney Unitholders who hold Legacy Class A Units of the Business Combination Agreement and the Business Combination and the making of any filings, notices or information statements in connection with the foregoing by such ProKidney Unitholders, in accordance with the terms of the ProKidney Limited Partnership Agreement and applicable laws;

•

there must not be in force any governmental order from a government authority with jurisdiction over SCS and ProKidney with respect to the Business Combination, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination;

•

SCS must have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the PIPE Investment and the redemption of public shares for cash pursuant to the Memorandum and Articles of Association; and

•

the listing application for New ProKidney Class A ordinary shares must have been approved by Nasdaq (subject to official notice of issuance) and, as of immediately following the Closing, SCS must be in compliance, in all material respects, with applicable continuing listing requirements of Nasdaq, and SCS must not have received any notice of non-compliance from Nasdaq that has not been cured or would not be cured at or immediately following the Closing, and the New ProKidney Class A ordinary shares must have been approved for listing on Nasdaq.

Conditions to ProKidney’s Obligations

The obligation of ProKidney to consummate, or cause to be consummated, the Business Combination is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by ProKidney:

•

(i) the representations and warranties of SCS relating to organization, authorization, capitalization and brokers’ fees (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) must be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties must be true and correct in all material respects at and as of such date and (ii) each of the other representations and warranties of SCS (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) must be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties must be true and correct at and as of such date, except for, in the case of clause (ii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on SCS’s ability to consummate the Business Combination;

•	each of the covenants of SCS to be performed as of or prior to the Closing must have been performed in all material respects;

•

as of immediately following the Closing, New ProKidney’s Board, must consist of the number of directors and be otherwise constituted in accordance with Sections 6.6(a)-(c) of the Business Combination Agreement (assuming for purposes of testing this condition that each such director then satisfies applicable Nasdaq requirements and is willing to serve), provided that ProKidney must have delivered or caused to have been delivered by written notice to SCS prior to the clearance of this proxy statement with the SEC, the names of each director to be nominated by it and the class of directors in which each such director will serve; and

•	SCS must have available at the Closing of the Business Combination an amount of cash and cash equivalents from its Trust Account and proceeds from the PIPE Investment of at least $500,000,000.

Conditions to SCS’s Obligations

The obligations of SCS to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SCS:

•

(i) the representations and warranties of ProKidney relating to the absence of changes must be true and correct in all respects as of the Closing Date, (ii) ProKidney’s fundamental representations (relating to organization, subsidiaries, authorization, capitalization and brokers’ fees of ProKidney and its subsidiaries) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and ProKidney Material Adverse Effect or any similar qualification or exception) must be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties must be true and correct in all material respects at and as of such date and (iii) each of the other representations and warranties of ProKidney (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and ProKidney Material Adverse Effect or any similar qualification or exception) must be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties must be true and correct at and as of such date, except for, in the case of clause (iii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a ProKidney Material Adverse Effect; and

•	each of the covenants of ProKidney to be performed as of or prior to the Closing must have been performed in all material respects.

Representations and Warranties

Under the Business Combination Agreement, ProKidney made customary representations and warranties about it and its subsidiaries relating to, among other things: organization and corporate power; subsidiaries, authority and non-contravention; governmental consents; capitalization; financial statements; no undisclosed liabilities; healthcare regulatory compliance; anti-corruption compliance, and compliance with anti-money laundering laws, sanctions and international trade; absence of changes or developments; title to properties; tax matters; material contracts; intellectual property; privacy and data protection; litigation; environmental compliance; employee benefit plans; insurance; compliance with laws and permits; distributors and suppliers; “affiliated contracts”; employees; acquisitions; information supplied for this proxy statement; brokers’ fees; and disclaimer of other warranties.

Under the Business Combination Agreement, SCS made customary representations and warranties relating to, among other things: organization; authorization and non-contravention; litigation; SEC filings; internal controls, financial statements, governmental authorities and approvals, the Trust Account, absence of changes or developments; capitalization; no undisclosed liabilities; business activities; indebtedness; the PIPE Investment; the Nasdaq stock market quotation; title to shares; brokers’ fees; information supplied for this proxy statement; tax matters; and disclaimer of other warranties.

Covenants of the Parties

ProKidney has made covenants relating to, among other things, conduct of business, inspection, preparation and delivery of additional financial statements, affiliate agreements, acquisition proposals, transaction litigation and expense statements.

SCS has made covenants relating to, among other things, employee matters, trust account proceeds and related available equity, Nasdaq listing, no solicitation by SCS, SCS’s conduct of business, post-Closing directors and officers of SCS, indemnification and insurance, SCS’s public filings, PIPE Investment, transaction litigation and expense statements.

Covenants of ProKidney

ProKidney made certain covenants under the Business Combination Agreement, including, among others, the covenants set forth below.

•

Subject to certain exceptions and other than as set forth on the Schedules or as consented to by SCS (which consent must not be unreasonably withheld, conditioned or delayed), ProKidney will, and will cause its subsidiaries to, use reasonable best efforts to operate in the ordinary course of business consistent with past practice.

•	Subject to certain exceptions and other than as set forth on the Schedules, prior to the effective time of the Business Combination, ProKidney will not, and will not permit its subsidiaries to:

•	change or amend the organizational documents of any of ProKidney or its subsidiaries or form any subsidiary;

•	make or declare any dividend or distribution to the partners of ProKidney or make any other distribution in respect of any of ProKidney’s or and of its subsidiaries’ capital stock or equity interests;

•	split, combine or reclassify any term of the capital stock or equity interest of ProKidney’s or its subsidiaries’;

•	acquire any issued and outstanding equity interests of ProKidney or its subsidiaries;

•	enter into, modify in any material respect or terminate any material or government contract or any real property lease;

•	sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of ProKidney or its subsidiaries, including leased real property;

•	acquire any ownership interest in any real property other than in the ordinary course of business;

•

except as otherwise required by any ProKidney benefit plan as in effect on the date of the Business Combination Agreement or any material contract: (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee in the ordinary course of business consistent with past practice, (ii) make any change in the key management structure of ProKidney or any of its subsidiaries, or hire, promote, demote or terminate the employment of employees of ProKidney or any of its subsidiaries at the level of Executive Vice President or above, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any ProKidney benefit plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by ProKidney or any of its subsidiaries or (vi) take any action to amend or waive any performance vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by ProKidney or any of its subsidiaries, except in the ordinary course of business consistent with past practice;

•

acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, other than transactions (i) in which the aggregate consideration does not exceed, individually or in the aggregate, $10,000,000 and (ii) not reasonably expected to individually or in the aggregate, materially impair or delay the ability ProKidney to perform its obligations under the Business Combination Agreement;

•	make any material loans or material advances to any person;

•	(i) make, change or revoke any material tax election in respect of material taxes, (ii) materially amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method for tax purposes in respect of material taxes or change any tax accounting period, (iv) file any material tax return in a manner inconsistent with past practice (except as otherwise required by applicable law), (v) fail to pay any material taxes when due, (vi) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with any governmental authority, (vii) seek or apply for any tax ruling, (viii) settle any claim or assessment in respect of any material taxes, (ix) knowingly surrender or allow to expire any right to claim a refund of any material taxes, or (x) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes;

•

incur or assume any indebtedness or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of ProKidney or any of its subsidiaries or guaranty any debt securities of another person, in each case in excess of $10,000,000;

•

issue any additional equity interests (or securities exercisable for or convertible into equity interests) of ProKidney or grant any additional equity or equity-based compensation, other than certain grants of equity or equity-based compensation to employees or other individual service providers of ProKidney or its subsidiaries;

•	adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of ProKidney or its subsidiaries;

•

waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except those involving only the payment of monetary damages in an amount less than $1,000,000 individually and less than $3,000,000 in the aggregate, after giving effect to, and excluding from such calculation, any amount covered under the insurance policies of ProKidney and its subsidiaries;

•

grant to, or agree to grant to, any person a license or covenant not to sue or other right under any material intellectual property, or sell, transfer, assign or otherwise dispose of, abandon or permit to lapse any rights to any material intellectual property;

•

disclose or agree to disclose to any person any material trade secret or any other material confidential or proprietary information, know-how or process other than in the ordinary course of business or pursuant to written obligations to maintain the confidentiality thereof;

•	make or commit to make capital expenditures;

•

enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable law, or recognize or certify any labor union, labor organization, or group of employees of ProKidney or its subsidiaries as the bargaining representative for any employees of ProKidney or its subsidiaries;

•	waive any material restrictive covenant obligations of any current or former employee of ProKidney or any of its subsidiaries;

•	limit the right of ProKidney or any of its subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person;

•

take any action in connection with the admission of current and former members of ProKidney’s management to ProKidney immediately following the Closing in contravention of the ProKidney Limited Partnership Agreement or the Amended and Restated ProKidney Limited Partnership Agreement or applicable law or that would otherwise result in, or would reasonably be expected to result in, any liability to ProKidney or any of its subsidiaries or any adverse impact on the condition of ProKidney or any of its subsidiaries;

•

amend in a manner materially detrimental to ProKidney or any of its subsidiaries, terminate, permit to lapse or fail to use reasonable best efforts to maintain any material government approval or material permit required for the conduct of the business of ProKidney or any of its subsidiaries to be conducted in all material respects as conducted or contemplated as of the date of the Business Combination Agreement; or

•	enter into any agreement to do any action prohibited by any of the foregoing.

Notwithstanding the foregoing, ProKidney will be permitted to, without SCS’s consent, take any action in order to respond to the impact of COVID-19 or comply with applicable COVID-19 measures; provided that, in each case, (i) such actions are reasonably necessary in the good faith determination of ProKidney and taken to preserve the continuity of the business of ProKidney (and its subsidiaries) and/or the health and safety of their respective employees and (ii) ProKidney, to the extent reasonably practicable, informs SCS of any such actions prior to the taking thereof and considers in good faith any suggestions or modifications from SCS with respect thereto.

•

ProKidney will afford to SCS and its accountants, counsel and other representatives reasonable access during the period before Closing for the purpose of consummating the Business Combination to all of ProKidney’s and its subsidiaries’ respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of ProKidney and its subsidiaries, and will furnish such representatives with all financial and operating data and other information concerning the affairs of ProKidney and its subsidiaries as such representatives reasonably request for the purpose of consummating the Business Combination.

•

As promptly as practicable following the date of the Business Combination Agreement, ProKidney is required under the Business Combination Agreement to deliver to SCS copies of (i) the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and partners’ equity of ProKidney and its subsidiaries as of and for the 12-month period ended December 31, 2021 and (ii) for any quarterly period ending at least 45 days prior to the Closing, the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and partners’ equity of ProKidney and its subsidiaries as of and for such quarter, in each case, in compliance in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant.

•

At or prior to the Closing, ProKidney will terminate or settle all affiliate agreements (except as listed on the Schedules) without any further liability to SCS or ProKidney or any of its subsidiaries.

•

Until the Closing or, if earlier, the termination of the Business Combination Agreement in accordance with its terms, ProKidney and subsidiaries will not, and ProKidney will instruct and use its reasonable best efforts to cause its representatives acting on its or their behalf not to, (i) initiate any negotiations with any person with respect to, or provide any non-public information or data concerning ProKidney or any of its subsidiaries to any person relating to, an acquisition proposal or afford to any person access to the business, properties, assets or personnel of ProKidney or any of its subsidiaries in connection with an acquisition proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an acquisition proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, in each case, in connection with an acquisition proposal, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an acquisition proposal.

Covenants of SCS

The SCS made certain covenants under the Business Combination Agreement, including, among others, the covenants set forth below.

•	Subject to certain exceptions, prior to the Closing, SCS will not take any of the following actions:

•

seek any approval from its shareholders to change, modify or amend the Investment Management Trust Agreement, dated as of June 29, 2021, between SCS and Continental Stock Transfer & Trust Company, as trustee, or any of SCS’s governing documents, except as contemplated by the Proposals;

•

(x) make or declare any dividend or distribution to SCS’s shareholders or make any other distributions in respect of any of SCS’s equity interests, (y) subdivide, split, combine, reclassify or otherwise amend any terms of any of SCS’s equity interests, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of SCS, other than in connection with the offer by SCS to its shareholders of the opportunity to redeem Class A ordinary shares in conjunction with a shareholder vote on the transactions contemplated by the Business Combination Agreement;

•

(i) make, change or revoke any material tax election in respect of material taxes, (ii) materially amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method for tax purposes, in respect of material taxes or change any tax accounting period, (iv) file any material tax return in a manner inconsistent with past practice (except as otherwise required by applicable law), (v) fail to pay any material taxes when due, (vi) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with any governmental authority, (vii) seek or apply for any tax ruling, (viii) settle any claim or assessment in respect of a material amount of taxes, (ix) knowingly surrender or allow to expire any right to claim a refund of a material amount of taxes, or (x) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes;

•

enter into, renew or amend in any material respect, any transaction or contract with an affiliate of SCS (including (x) the Sponsor and (y) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•

incur, guarantee or otherwise become liable for any indebtedness or otherwise incur, guarantee or otherwise become liable for any other material liabilities, debts or obligations, other than in support of the ordinary course operations of SCS or incident to the consummation of the transactions contemplated by the Business Combination Agreement or any of the Ancillary Agreements, which are not, individually or in the aggregate, material to SCS;

•	waive, release, compromise, settle or satisfy (A) any pending or threatened material claim (which shall include any pending or threatened action) or (B) any other legal proceeding;

•

merge or consolidate itself with any person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of SCS (other than the Business Combination);

•	commit to making or make or incur any capital commitment or capital expenditure (or series of capital commitments or capital expenditures);

•

buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material portion of assets, securities, properties, interests or businesses of any person;

•

(A) issue any SCS ordinary shares or preferred shares or securities exercisable or exchangeable for or convertible into such securities, other than the issuance of SCS ordinary shares in the Business Combination or in respect of the PIPE Investment (or in connection with the ProKidney

Promissory Notes, if applicable) substantially concurrently with the Closing, or (B) grant any options, warrants or other equity-based awards with respect to any such securities not outstanding on the date of the Business Combination Agreement; or

•	enter into any agreement to do any action prohibited by the foregoing.

•

Prior to the Closing Date, SCS shall approve and, subject to the approval of the shareholders, adopt an incentive equity plan and an employee stock purchase plan, in each case in a form having such terms and conditions as are standard for a public company of a comparable size and nature, with such terms and conditions to be mutually agreed in writing between SCS and the Company.

•

In accordance with and pursuant to the Trust Agreement, at the Closing, SCS will (A) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) use its reasonable best efforts to cause the Trustee to (1) pay as and when due all amounts payable to holders of public shares pursuant to redemptions, and (2) pay all remaining amounts then available in the Trust Account to SCS for immediate use, subject to the Business Combination and the Trust Agreement.

•

Until the Closing, SCS will ensure it remains listed as a public company on Nasdaq, will prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, in connection with the Business Combination, covering New ProKidney Class A ordinary shares, and ProKidney will reasonably cooperate with SCS in connection with such listing application. SCS will use its reasonable best efforts to cause: (a) the Nasdaq listing to have been approved by Nasdaq; (b) SCS to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (c) the New ProKidney Class A ordinary shares to be approved for listing on Nasdaq, in each case, as promptly as reasonably practicable after the date of the Business Combination Agreement, and in any event as of immediately following the Closing, and in each of case (a), (b) and (c), ProKidney will and will cause its subsidiaries to, reasonably cooperate with SCS with respect thereto.

•

Until the Closing, or, if earlier, the termination of the Business Combination Agreement in accordance with its terms, SCS will not, and will cause its subsidiaries not to, and will instruct its and their representatives acting on its and their behalf, not to, (i) make any proposal or offer that constitutes a business combination proposal under the Business Combination Agreement, (ii) initiate any discussions or negotiations with any Person with respect to a business combination proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a business combination proposal, in each case, other than to or with ProKidney and its respective representatives. SCS will, and will instruct its officers and directors to, and will instruct and cause its representatives acting on its behalf, its subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any persons that may be ongoing with respect to a business combination proposal (other than ProKidney and its representatives).

•

SCS will take all such action within its power as may be necessary or appropriate such that immediately following the Closing (i) the New ProKidney Board consists of three classes, each holding three year terms, with the term of the Class I directors expiring at the first annual meeting of New ProKidney shareholders following the Closing, the term of the Class II directors expiring at the second annual meeting of New ProKidney shareholders following the Closing and the term of the Class III directors expiring at the third annual meeting of New ProKidney shareholders following the Closing, (ii) the New ProKidney Board will consist of a minimum of seven and a maximum of nine directors, at least a majority of whom will be “independent” directors for the purposes of Nasdaq rules, to initially consist of (A) Pablo Legorreta, (B) Tim Bertram, (C) William F. Doyle, (D) Alan M. Lotvin, M.D., (E) Brian J.G. Pereira, M.D., (F) a director to be designated by ProKidney and (G) one independent director to be nominated by the Sponsor, subject to the prior approval of ProKidney (not to be unreasonably withheld, conditioned or delayed), who will initially serve as a Class III director, (iii) the

Chairperson of the New ProKidney Board will initially be Pablo Legorreta, (iv) the New ProKidney Board will adopt a policy governing transactions with related parties, the form of which will be agreed by SCS and ProKidney prior to the Closing and will provide that any actions or determinations related to any material agreement, arrangement or transaction between New ProKidney or any of its subsidiaries, on the one hand, and any of New ProKidney’s partners, on the other hand, will be approved by a majority of the disinterested members of the New ProKidney Board and (v) the initial officers of New ProKidney will be (A) Tim Bertram, Ph.D., (B) James Coulston, (C) Deepak Jain, Ph.D., (D) Joseph Stavas, M.D., MPH, (E) Darin J. Weber, Ph.D., (F) Ashley Johns, MSHS and (G) Todd C. Girolamo, who will serve in such capacity in accordance with the term of New ProKidney’s governing documents following the Closing.

•

On the Closing Date, SCS will enter into customary indemnification agreements reasonably satisfactory to each of ProKidney and SCS with the post-Closing directors and officers of New ProKidney, and for a period of six years after the Closing, New ProKidney will maintain directors’ and officers’ liability insurance on terms not less favorable than the terms of such current insurance coverage.

•

Until the Closing, SCS will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable laws.

•

Unless otherwise approved in writing by the ProKidney (which approval shall not be unreasonably withheld, conditioned or delayed), SCS will not permit any amendment or modification to be made to, permit any waiver of, or provide consent to modify, any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby. In the event that all conditions in the Subscription Agreements have been satisfied, SCS will use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) SCS the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. SCS will give ProKidney prompt written notice: (i) of any requested amendment to any Subscription Agreement; (ii) of any breach or default to the knowledge of SCS (or any event or circumstance that, to the knowledge of SCS, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any Subscription Agreement; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, or to the knowledge of SCS, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iv) if SCS does not expect to receive all or any portion of the applicable purchase price under any PIPE Investor’s Subscription Agreement in accordance with its terms. Until the Closing Date (or, if earlier, the valid termination of the Business Combination Agreement), SCS will use its reasonable best efforts to, and shall instruct its financial advisors to, keep ProKidney and its financial advisors reasonably informed with respect to the PIPE Investment during such period and consider in good faith any feedback from ProKidney or its financial advisors with respect to such matters.

•

Until the earlier of the Closing or termination of the Business Combination Agreement in accordance with its terms, SCS, on the one hand, and ProKidney, on the other hand, will each notify the other promptly after learning of any shareholder demand (or threat thereof) or other shareholder claim, action, suit, audit, examination, arbitration, mediation, inquiry, legal proceeding, or investigation, whether or not before any governmental authority (including derivative claims), relating to the Business Combination Agreement, or any of the transactions contemplated thereby (collectively, “Transaction Litigation”) commenced or to the knowledge of SCS or ProKidney, as applicable, threatened in writing against (a) in the case of SCS, SCS, any of SCS’s controlled affiliates or any of their respective officers, directors, employees or shareholders (in their capacity as such) or (b) in the case of ProKidney, ProKidney, any of ProKidney’s subsidiaries or controlled affiliates or any of their respective officers, directors, employees or shareholders (in their capacity as such). SCS and ProKidney will each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other with respect to any Transaction Litigation. SCS, ProKidney, any of their respective affiliates or any of their respective officers, directors or employees may not settle or compromise any Transaction Litigation without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).

•

At least three business days prior to the Closing Date, (a) SCS will deliver to ProKidney a written statement setting forth SCS’s good faith estimate of each of its accrued and unpaid transaction expenses as of the Closing Date and (b) ProKidney will deliver to SCS a written statement setting forth ProKidney’s good faith estimate of each of its transaction expenses as of the Closing Date.

Mutual Covenants

ProKidney and SCS made certain covenants under the Business Combination Agreement, including, among others, the covenants set forth below.

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The parties to the Business Combination Agreement will: (i) make all filing with any governmental authorities in connection with the Business Combination as required by applicable law; (ii) use reasonable best efforts to prevent the entry of any governmental order which would prohibit, make unlawful or delay the consummation of the Business Combination; and (iii) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval consent, or governmental approval under laws prescribed or enforceable for the transactions contemplated by the Business Combination Agreement and to resolve any objections as may be asserted by any governmental authority with respect to such transactions, and cooperate with each other in the defense and conduct of such matters. SCS will cooperate in good faith with antitrust authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by the Business Combination Agreement as soon as practicable (but in any event prior to the End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any antitrust authority or the issuance of any governmental order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Business Combination. To the extent not prohibited by law, ProKidney and SCS shall each keep the other party reasonably informed regarding the status and any material developments regarding any governmental approval processes. However, neither party will enter into any agreement with any governmental authority without the written consent of the other party.

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The parties to the Business Combination Agreement will as promptly as practicable prepare and file with the SEC this proxy statement and SCS will cause this proxy statement to be mailed to its stockholders of record as of [                ], 2022, the record date for the Extraordinary General Meeting. Prior to filing this proxy statement with the SEC, the Company will make drafts of the proxy statement and other documents to be filed with the SEC available to ProKidney, provide ProKidney with a reasonable opportunity to comment on such documents and give reasonable and good faith consideration to all comments reasonably proposed by ProKidney in respect of such documents. SCS will as promptly as practicable transmit this proxy statement to its shareholders, give due notice of the Extraordinary General Meeting to its shareholders and solicit proxies from the holders of the SCS ordinary shares with respect to the Proposals.

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The SCS Board will recommend to its shareholders that they vote in favor of the Proposals and will not change, withdraw, withhold, qualify or modify such recommendation, other than in certain limited circumstances.

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The parties to the Business Combination Agreement will (i) use its reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any governmental authority) that any of SCS or ProKidney or their respective affiliates are required to obtain in order to consummate the transactions contemplated by the Business Combination Agreement, and (ii) take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the closing conditions of the Business Combination or otherwise to comply with the Business Combination Agreement and to consummate the transactions contemplated thereby as soon as practicable and in accordance with all applicable law.

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Prior to the Closing, the parties the Business Combination Agreement will use all reasonable efforts to approve in advance in accordance with the interpretive guidance of the SEC any dispositions of partnership interests in ProKidney or SCS ordinary shares resulting from the transactions contemplated by the Business Combination Agreement to any officer or director who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act) as a result of the transactions contemplated by the Business Combination Agreement.

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The parties to the Business Combination Agreement will, and will cause each of their subsidiaries and controlled affiliates and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any additional financing arrangement the parties may mutually agree to seek in connection with the transactions contemplated by the Business Combination Agreement including: (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts.

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The parties to the Business Combination Agreement will (i) allocate responsibility between parties with respect to the preparation and filing of tax returns and the management of tax proceedings in accordance with the Business Combination Agreement, (ii) cooperate in connection with tax matters in respect of the Business Combination, (iii) cause ProKidney and each subsidiary of ProKidney that is classified as a partnership for U.S. federal income tax purposes to have in effect for the tax period that includes the Closing Date a valid election pursuant to Section 754 of the Code, and (iv) appoint Pablo Legorrata as representative of the applicable ProKidney Unitholders and allocate certain responsibilities and liabilities with respect to him.

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Beginning on the Closing Date and ending on the second anniversary thereof, the parties to the Business Combination Agreement will maintain in confidence any non-public information received from the other party, and will use such non-public information only for purposes of consummating the Business Combination, subject to certain exceptions.

No Survival of Representations and Warranties; No Indemnification

The representations and warranties of the parties contained in the Business Combination Agreement will not survive the closing of the Business Combination and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto terminate at the closing of the Business Combination, except in the case of fraud. Accordingly, the New ProKidney Shareholders will not have any indemnification obligations pursuant to the Business Combination Agreement.

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned any time prior to closing, whether before or after shareholder approval of the Business Combination Agreement, as follows:

•	by mutual written agreement of SCS and ProKidney;

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by either SCS or ProKidney if a governmental entity that possesses competent jurisdiction has issued a permanent injunction or other governmental order and such injunction or other order has become final and non-appealable;

•	by ProKidney, if the required vote of SCS’s shareholders to approve certain of the Proposals (including the Business Combination Proposal) has not been obtained at the Extraordinary General Meeting;

•	by ProKidney, if the SCS Board has modified its recommendation with respect to certain of the Proposals (including the Business Combination Proposal);

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by either SCS or ProKidney upon a material breach of any representation, warranty, covenant or agreement on the part the other party set forth in the Business Combination Agreement which has rendered the satisfaction of the closing conditions set forth in the Business Combination Agreement incapable of fulfillment, and such violation or breach has neither been waived by the non-breaching party nor cured by the breaching party within 30 days of the breaching party’s receipt of written notice of such violation or breach from non-breaching party so long as such party continues to use its reasonable best efforts to cure such breach; provided, however, that the right to terminate the Business Combination Agreement will not be available to a party that is then in material breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement; or

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by either SCS or ProKidney if the Business Combination has not been consummated by September 18, 2022 (which we refer to as the “End Date”); provided that the right to terminate the Business Combination Agreement due to a failure to close by the End Date will not be available to any party who has failed to perform and comply in all material respects with its covenants and agreements in the Business Combination Agreement; and

•	by SCS if the approval of the requisite ProKidney Unitholders has not been obtained within 24 hours following the execution of the Business Combination Agreement.

In the event of termination of the Business Combination Agreement, the Business Combination Agreement will become void and there will be no liability or obligation on the part of any party thereto, except for obligations relating to: (i) claims against the Trust Account; (ii) certain miscellaneous provisions of the Business Combination Agreement, including those related to governing law; and (iii) the confidentiality agreement between the parties. However, no such termination will relieve any party to the Business Combination Agreement from any liability resulting from any willful and material breach of the Business Combination Agreement prior to such termination or fraud in the making of the representations and warranties in the Business Combination Agreement.

Amendments

The Business Combination Agreement may be amended by the parties to the Business Combination Agreement at any time by execution of an instrument in writing signed on behalf of each of the parties to the Business Combination Agreement.

Related Agreements

This section describes the material provisions of certain additional agreements to be entered into pursuant to the Business Combination Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. Forms of the Tax Receivable Agreement, Exchange Agreement, Registration Rights Agreement, Lock-Up Agreement and Subscription Agreements are attached hereto as

Annexes F, G, I, J, K (in the case of institutional PIPE Investors), and L (in the case of individual PIPE Investors), respectively. Shareholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the Extraordinary General Meeting.

Tax Receivable Agreement

At the closing of the Business Combination, New ProKidney will enter into the Tax Receivable Agreement, substantially in the form attached as Annex F to this proxy statement, with the Closing ProKidney Unitholders. Pursuant to the Tax Receivable Agreement, among other things, New ProKidney will be required to pay the Closing ProKidney Unitholders party thereto 85% of certain tax savings recognized by New ProKidney, if any, as a result of the increases in tax basis attributable to exchanges by the Closing ProKidney Unitholders of Post-Combination ProKidney Common Units for New ProKidney Class A ordinary shares or, subject to certain restrictions, cash, pursuant to the Exchange Agreement and certain other tax attributes of ProKidney and tax benefits related to entering into the Tax Receivable Agreement. Even assuming, among other things, that there are no material changes in relevant tax law, that ProKidney’s enterprise value is equal to the enterprise value agreed to in the Business Combination at the time all Post-Combination ProKidney Common Units are exchanged, and that there are significant future redemptions or exchanges of Post-Combination ProKidney Common Units, payments under the Tax Receivable Agreement are not expected to be material because ProKidney does not currently (i) plan to migrate business operations to the United States, or (ii) otherwise anticipate tax benefits outside of the United States from redemptions or exchanges of Post-Combination ProKidney Common Units that would trigger obligations under the Tax Receivable Agreement based upon the intended operations of ProKidney outside the United States. In addition, because ProKidney does not currently have business operations in the United States and does not expect to generate significant operating revenues in the near future, if at all, payments under the Tax Receivable Agreement in the near future, if any, are not expected to be material. If, contrary to current intended business operations and strategy, the business operations are migrated to the United States, the business operations outside of the United States change, or there are material changes in relevant tax law, then payments under the Tax Receivable Agreement could be material.

The foregoing summary of the Tax Receivable Agreement is not complete and is qualified in its entirety by reference to the complete text of the Tax Receivable Agreement as set forth in Annex F.

Exchange Agreement

At the closing of the Business Combination, New ProKidney will enter into the Exchange Agreement with ProKidney and certain Closing ProKidney Unitholders pursuant to which, subject to the procedures and restrictions therein, from and after the waiver or expiration of any contractual lock-up period (including pursuant to the Lock-Up Agreement) the holders of Post-Combination ProKidney Common Units (or certain permitted transferees thereof) will have the right from time to time at and after 180 days following the Closing to exchange their Post-Combination ProKidney Common Units and an equal number of New ProKidney Class B ordinary shares (referred to herein as “Paired Interests”) on a one-for-one basis for New ProKidney Class A ordinary shares (the “Exchange”); provided, that, subject to certain exceptions, New ProKidney, at its sole election, subject to certain restrictions, may, other than in the case of certain secondary offerings, instead settle all or a portion of the Exchange in cash based on a volume weighted average price of a New ProKidney Class A ordinary share. The Exchange Agreement will provide that, as a general matter, a holder of Post-Combination ProKidney Common Units will not have the right to exchange Post-Combination ProKidney Common Units if New ProKidney determines that such exchange would be prohibited by law or regulation or would violate other agreements with New ProKidney and its subsidiaries to which the holder of Post-Combination ProKidney Common Units may be subject, including the Second Amended and Restated ProKidney Limited Partnership Agreement and the Exchange Agreement. Additionally, the Exchange Agreement contains restrictions on redemptions and exchanges intended to prevent ProKidney from being treated as a “publicly traded partnership” for U.S. federal income tax purposes. These restrictions are modeled on certain safe harbors provided for under applicable U.S. federal income tax law. New ProKidney may impose additional restrictions on exchanges that it determines to be necessary or advisable so that ProKidney is not treated as a “publicly traded partnership” for U.S. federal income tax purposes.

Registration Rights Agreement

At the closing of the Business Combination, New ProKidney will enter into the Registration Rights Agreement, substantially in the form attached as Annex I to this proxy statement, with the Sponsor and certain Closing ProKidney Unitholders. Pursuant to the terms of the Registration Rights Agreement, the following securities of New ProKidney will be entitled to registration rights: (i) any outstanding New ProKidney Class A ordinary shares (including New ProKidney Class A ordinary shares issued or issuable upon the exercise or settlement of warrants, SCS RSUs or any other equity security) held by the parties to the Registration Rights Agreement immediately following the Closing, including the PIPE Shares purchased by the Sponsor Related PIPE Investors, (ii) any New ProKidney Class A ordinary shares issued or issuable pursuant to the Exchange Agreement, (iii) any holder of New ProKidney Class A ordinary shares or rights to acquire New ProKidney Class A ordinary shares who becomes party to the Registration Rights Agreement with the consent of certain parties thereto pursuant to an assignment of the rights, duties and obligations of the Registration Rights Agreement (so long as such holder holds at least one percent of the outstanding New ProKidney Class A ordinary shares), (iv) any New ProKidney Class A ordinary shares acquired by a party to the Registration Rights Agreement following the Closing to the extent that such securities are (A) “restricted securities” (as defined in Rule 144 under the Securities Act (“Rule 144”)), (B) held by an “affiliate” (as defined in Rule 144) of the Company or (C) otherwise cannot be sold pursuant to Rule 144 or any successor rule promulgated under the Securities Act (with no volume or other restrictions or limitations including as to manner or timing of sale), and (v) any other equity security of New ProKidney or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (i), (ii), (iii) or (iv) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

The Registration Rights Agreement provides that New ProKidney will, within 30 days after the Closing Date, submit or file with the SEC a shelf registration statement registering the resale of the New ProKidney ordinary shares held by the Restricted Shareholders and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the submission or filing thereof, but in no event later than (a) 90 days following the submission or filing deadline, if the SEC notifies SCS that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date SCS is notified (orally or in writing, whichever is earlier) by the Commission that the registration statement will not be “reviewed” or will not be subject to further review. In addition, the Restricted Shareholders have certain “piggy-back” registration rights. New ProKidney will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement. SCS and the Restricted Shareholders agree in the Registration Rights Agreement to provide customary indemnification in connection with any offerings of New ProKidney ordinary shares effected pursuant to the terms of the Registration Rights Agreement.

The foregoing summary of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the complete text of the Registration Rights Agreement as set forth in Annex I.

Lock-Up Agreement

At the closing of the Business Combination, New ProKidney, the Sponsor and certain Closing ProKidney Unitholders will enter into a Lock-Up Agreement. The Lock-Up Agreement contains certain restrictions on transfer with respect to the Sponsor and the ProKidney Unitholders party thereto. Such restrictions begin at the Closing and end on the earlier of (i) the date that is 180 days after the Closing and (ii)(a) for 33% of the Lock-Up Shares (other than the Earnout Shares and the Private Placement Shares), the date on which the last reported sale price of a New ProKidney Class A ordinary share equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing and (b) for an additional 50% of the Lock-Up Shares (other than the Earnout Shares and the Private Placement Shares), the date on which the last reported sale price of a New ProKidney Class A ordinary share equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing. Notwithstanding the above, (i) the lock-up period for any Earnout Shares will expire not earlier than 180 days after such Earnout Shares are issued; (ii) 50% of the Lock-Up Shares held by certain Closing ProKidney Unitholders and their affiliates will remain locked up until the earlier of four years following the Closing and the date that ProKidney receives notice of any regulatory market authorization, including full or conditional authorization, to market its lead product candidate, Renal Autologous Cell Therapy (but, in any event, not earlier than 180 days following the Closing or (in the case of Earnout Shares) the date of issuance); and (iii) the lock-up period for the Private Placement Shares will expire 30 days after the Closing. The restrictions on transfer set forth in the Lockup Agreement are subject to customary exceptions.

The foregoing summary of the Lock-Up Agreement is not complete and is qualified in its entirety by reference to the complete text of the Lock-Up Agreement as set forth in Annex J.

Subscription Agreements

On January 18, 2022, SCS entered into the Subscription Agreements, substantially in the form attached hereto as Annex K (in the case of institutional PIPE Investors), and Annex L (in the case of individual PIPE Investors) to this proxy statement, pursuant to which the PIPE Investors have subscribed for an aggregate of 57,500,000 SCS Class A ordinary shares for an aggregate purchase price of $575,000,000, of which (i) $156.4 million is committed by the Sponsor Related PIPE Investors, and (ii) at least $50 million (which may, at the election of such investors, be increased to up to $100 million) is committed by the ProKidney Related PIPE Investors. The Subscription Agreements are subject to certain conditions, including that there shall not be in force any injunction or order enjoining or prohibiting the issuance and sale of the shares under the Subscription Agreements; the terms of the Business Combination Agreement shall not have been amended, and the minimum cash condition therein shall not have been waived, in a manner that is materially adverse to the investor party to the Subscription Agreement; and the representation and warranties of the parties to the Subscription Agreement shall be accurate (subject to customary materiality qualifiers).

The New ProKidney Class A ordinary shares to be issued in connection with the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Subscription Agreements (other than the Subscription Agreements with the Sponsor Related PIPE Investors and the ProKidney Related PIPE Investors) provide that New ProKidney will, within 30 days after the consummation of the transactions contemplated by the Business Combination Agreement, submit to or file with the SEC a registration statement registering the resale of such SCS Class A ordinary shares and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) 90 calendar days after the filing deadline if the SEC notifies SCS, orally or in writing, whichever is earlier, that it will “review” the registration statement and (ii) the fifth (5th) business day after the date SCS is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further comments from the SEC.

The ProKidney Related PIPE Investors may, pursuant to the applicable Subscription Agreements, purchase ProKidney Common Units (together with a corresponding number of SCS Class B ordinary shares, if applicable) in lieu of SCS Class A ordinary shares, at the same purchase price.

Each Subscription Agreement will terminate with no further force and effect upon the earliest to occur of: (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (ii) the mutual written agreement of the parties to the applicable Subscription Agreement, (iii) if any of the conditions to closing set forth in such Subscription Agreement are not satisfied on or prior to the Closing and, as a result thereof, the transactions contemplated by the Subscription Agreement fail to occur and (iv) September 18, 2022 if the Closing has not occurred on or before such date.

Second Amended and Restated ProKidney Limited Partnership Agreement

Prior to the Closing, ProKidney will amend and restate the ProKidney Limited Partnership Agreement to be in the form of the Second Amended and Restated ProKidney Limited Partnership Agreement.

Rights of the Units

Pursuant to the Second Amended and Restated ProKidney Limited Partnership Agreement, the Post-Combination ProKidney Common Units will be entitled to share in the profits and losses of ProKidney and to receive distributions as and if declared by New GP and will generally have no voting rights.

Management

ProKidney will be managed by New GP. New GP will have the full and complete power and authority to take such actions as it may, in its sole discretion, deem necessary or advisable on behalf of ProKidney, subject to the terms of the Second Amended and Restated ProKidney Limited Partnership Agreement. The business, property and affairs of ProKidney will be managed exclusively by New GP, and New GP cannot be removed or replaced except in accordance with the Second Amended and Restated ProKidney Limited Partnership Agreement.

Pursuant to the Second Amended and Restated ProKidney Limited Partnership Agreement, New GP may designate officers of ProKidney and may delegate to such officers or others the authority to act on behalf of ProKidney.

Distributions

New GP may, in its sole discretion, authorize distributions to the holders of Post-Combination ProKidney Common Units to the extent of Available Cash (as defined in the Second Amended and Restated ProKidney Limited Partnership Agreement). Subject to provisions in the Second Amended and Restated ProKidney Limited Partnership Agreement governing tax distributions to holders of Post-Combination ProKidney Common Units, all such distributions will be made pro rata in accordance with the number of Participating Units (as defined in the Second Amended and Restated ProKidney Limited Partnership Agreement) held by each holder of Post-Combination ProKidney Common Units. Upon the dissolution of ProKidney, all net proceeds in connection with the dissolution would be distributed pro rata in accordance with the number of Participating Units (as defined in the Second Amended and Restated ProKidney Limited Partnership Agreement) held by each holder of Post-Combination ProKidney Common Units.

The holders of Post-Combination ProKidney Common Units will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of ProKidney. Net profits and net losses of ProKidney will generally be allocated to its partners pro rata in accordance with the percentages of their respective ownership of Post-Combination ProKidney Common Units. The Second Amended and Restated ProKidney Limited Partnership Agreement will provide for pro rata cash distributions to the holders of Post-Combination ProKidney Common Units for purposes of funding their tax obligations in respect of the taxable income of ProKidney that is allocated to them. Generally, these tax distributions will be computed based on ProKidney’s estimate of the net taxable income of ProKidney allocable to each holder of Post-Combination ProKidney Common Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate (including the tax imposed under Section 1411 of the Code on net investment income) for a taxable year prescribed for an individual or corporate resident of New York, New York (whichever results in the application of the highest state and local tax rate for a given type of income), and taking into account (a) the limitations imposed on the deductibility of expenses and other items, (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, and (c) the deductibility of state and local income taxes, to the extent applicable (and with any dollar limitation on state and local income tax deductibility assumed to be exceeded), but not taking into account any deduction under Section 199A of the Code or any similar state or local Law, as determined in good faith by New GP. As a result of (i) potential differences in the amount of net taxable income allocable to New ProKidney and the other Post-Combination ProKidney Common Unit holders, (ii) the lower tax rate applicable to corporations than individuals, (iii) New ProKidney’s status as a non-U.S. person and (iv) the use of an assumed tax rate in calculating ProKidney’s distribution obligations, New ProKidney may receive tax distributions significantly in excess of its tax liabilities and obligations to make payments under the Tax Receivable Agreement.

Transfer Restrictions

Transfers of Post-Combination ProKidney Common Units will require the prior consent of New GP for such transfers, except in specified cases, including (i) certain transfers to permitted transferees under certain conditions and (ii) exchanges of Post-Combination ProKidney Common Units for New ProKidney Class A ordinary shares or cash pursuant to the Exchange Agreement.

The foregoing description of the Second Amended and Restated ProKidney Limited Partnership Agreement is not complete and is qualified in its entirety by reference to the Second Amended and Restated ProKidney Limited Partnership Agreement, attached to this proxy statement as Annex C.

Ancillary Agreements

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, SCS, the Sponsor, ProKidney and the persons set forth on Schedule I thereto entered into the Sponsor Support Agreement, dated as of January 18, 2022, a copy of which is attached to this proxy statement as Annex O. Pursuant to the Sponsor Support Agreement, the Sponsor and certain directors and officers of SCS, in his or her capacity as a shareholder of SCS, agreed to, among other things, (i) to vote in favor of each Transaction Proposal (as defined in the Business Combination Agreement) and (ii) not to redeem any SCS ordinary shares owned by them in connection with the transactions contemplated by the Business Combination Agreement, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement.

The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (i) the Expiration Time (as defined in the Sponsor Support Agreement) and (ii) the written agreement of SCS, the Sponsor and ProKidney. Upon such termination of the Sponsor Agreement, all obligations of the parties under the Sponsor Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated thereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Sponsor Agreement will not relieve any party thereto from liability arising in respect of any breach of the Sponsor Agreement prior to such termination.

Company Unitholder Support Agreement

In connection with the execution of the Business Combination Agreement, SCS, ProKidney and the ProKidney Unitholders entered into the Company Unitholder Support Agreement, dated as of January 18, 2022, a copy of which is attached to this proxy statement as Annex P. Pursuant to the Company Unitholder Support Agreement, the ProKidney Unitholders agreed to, among other things, vote to adopt and approve the Business Combination Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions of Business Combination Agreement.

Pursuant to the Company Unitholder Support Agreement, certain ProKidney Unitholders also agreed to, among other things, deliver a duly executed copy of the Registration Rights Agreement and the Lock-Up Agreement at the Closing.

The Company Unitholder Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (i) the Expiration Time (as defined in the ProKidney Unitholders Support Agreement) and (ii) the written agreement of the parties thereto. Upon such termination of the Company Unitholder Support Agreement, all obligations of the parties under the Company Unitholder Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Company Unitholder Support Agreement will not relieve any party thereto from liability arising in respect of any breach of the Company Unitholder Support Agreement prior to such termination.

Litigation Relating to the Business Combination

Certain purported shareholders of SCS sent demand letters (the “Demands”) alleging deficiencies and/or omissions in the Preliminary Proxy Statement filed by SCS with the SEC on February 14, 2022. The Demands seek additional disclosures to remedy these purported deficiencies.

SCS believes that the allegations in the Demands are meritless. If any Demand is not resolved, subsequent lawsuits could prevent or delay completion of the Business Combination and result in costs to SCS and ProKidney. If plaintiffs are successful in obtaining an injunction prohibiting the completion of the Business Combination on the agreed-upon terms, then such injunction may prevent the Business Combination from being completed, or from being completed within the expected time frame. Other potential plaintiffs may send additional demand letters or file lawsuits in connection with the Business Combination.

Background to the Business Combination

SCS is a blank check company incorporated on February 25, 2021, as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The proposed Business Combination was the result of an extensive search for a potential transaction using the network and investing and operating experience of our management team and our Board of Directors. The terms of the Business Combination Agreement were the result of extensive negotiations between SCS and ProKidney. The following is a brief description of the background of these negotiations, the proposed Business Combination and related transactions.

On July 2, 2021, SCS consummated the initial public offering of 25,000,000 SCS Class A ordinary shares, including the issuance of 3,000,000 SCS Class A ordinary shares issued pursuant to the underwriters’ over-allotment option, for total gross proceeds (before underwriting discounts and commissions and offering expenses) of $250,000,000. On March 2, 2021, our Sponsor subscribed for an aggregate of 5,750,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. In June 2021, our Sponsor transferred 30,000 founder shares to Marc Semigran, M.D., an independent member of the SCS Board of Directors. On June 29, 2021, SCS effected a share capitalization with respect to the founder shares of 575,000 shares thereof, resulting in SCS’s initial shareholders holding an aggregate of 6,325,000 founder shares. As a result of the underwriters’ election to partially exercise their over-allotment option, a total of 75,000 founder shares were forfeited, resulting in an aggregate of 6,250,000 founder shares outstanding (30,000 shares of which are held by Dr. Semigran). In September 2021, Uma Sinha, Ph.D., an independent member of the SCS Board of Directors, received a grant of 30,000 restricted stock units of SCS, which grant is contingent on both the consummation of SCS’s initial business combination and adoption of a shareholder-approved equity plan. The restricted stock units will vest upon the consummation of such initial business combination and represent 30,000 SCS Class A ordinary shares that will settle on a date selected by SCS that is between the vesting date and March 15 of the year following the one in which such business combination is consummated. In addition, in connection with our initial public offering, our Sponsor purchased 640,000 SCS Class A ordinary shares for an aggregate purchase price of $6,400,000. Morgan Stanley & Co. LLC (“Morgan Stanley”) served as one of the underwriters of SCS’s initial public offering, Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) acted as U.S. legal counsel to SCS and Maples and Calder (Hong Kong) LLP (“Maples”) acted as Cayman Islands legal counsel to SCS.

Officers and directors of SCS have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, including the biotechnology and technology industries. In particular, Kishen Mehta, who serves as President of SCS and a member of the SCS Board of Directors and is also sole portfolio manager of the Averill strategy at Suvretta Capital Management, LLC (“Suvretta”), has extensive expertise with respect to investments in biotechnology companies at various stages, including with respect to regulatory and capital requirements, clinical trial progression, commercialization strategy and financial valuation. Chamath Palihapitiya, Chief Executive Officer of SCS and Chairman of the SCS Board of Directors, has extensive operational, transaction and investing experience across a broad range of industries, including the technology sector. See “Information About SCS—Management—Directors and Officers.” The SCS board of directors concluded that the experience and background of the officers and directors of SCS enabled them to make the necessary analyses regarding the Business Combination. Accordingly, the SCS Board of Directors did not engage a financial advisor in connection with the Business Combination.

Since the completion of its initial public offering, SCS considered numerous potential target businesses with the objective of consummating its initial business combination. Representatives of SCS contacted and were contacted by numerous individuals and entities who presented ideas for business combination opportunities, including Morgan Stanley, other investment banks and companies in the biotechnology industry. SCS considered businesses that it believed had attractive long-term growth potential, were well positioned within their industry and would benefit from the substantial intellectual capital, operational and investment experience, and network of SCS’s management team.

In the process that led to identifying ProKidney as an attractive investment opportunity, SCS’s management team initially compiled over 200 potential business combination targets that fulfilled at least one of the following criteria: (i) the company had recently completed a private round, (ii) the company had reached out directly to SCS’s management team or (iii) the company had received investments from at least one of Suvretta’s peers. Of these 200 companies, 30 were within SCS’s intended focus of metabolic-, cardiac-, renal-, pulmonary- and ophthalmology-focused companies. SCS made contact with representatives of each of these 30 companies to discuss the potential for a business combination transaction. Of these 30 companies, SCS entered into non-disclosure agreements with 18 such potential business combination targets (including ProKidney), none of which included standstill provisions. SCS elected not to enter into non-disclosure agreements with the remaining 12 potential business combination targets because these potential business combination targets were either not actively raising funds, had product(s) that were at too early a stage of development or did not present compelling clinical data.

SCS conducted additional diligence between August and December 2021 on the remaining 18 potential business combination targets, including ProKidney. SCS’s initial round of additional diligence on these 18 potential business combination targets included analyses of each business combination target’s pipeline, technology and markets. Based on this initial round of additional diligence, SCS determined that seven of the potential business combination targets were not attractive or feasible business combination opportunities due to a variety of factors, including that the core products of these potential business combination targets were at too early a stage of development, the SCS management team lacked conviction in the product(s) of these potential business combination targets and/or the market(s) identified by these potential business combination targets were either too small or highly competitive.

SCS determined to conduct further diligence on the 11 remaining potential business combination targets, including ProKidney. This additional diligence included discussions with industry experts and other third parties, additional scientific and market diligence and review of information provided in data rooms by certain potential business combination targets to further develop SCS’s evaluation of the potential business combination targets. Over the course of this additional round of diligence, SCS determined that the 10 remaining potential business combination targets other than ProKidney likewise were not attractive or feasible business combination opportunities for the same variety of factors that caused it to eliminate the prior seven potential business combination targets from its consideration. In contrast, SCS’s management team viewed favorably the clinical data of ProKidney’s lead product candidate REACT and the markets, both in terms of size and competitive environment, targeted by ProKidney with REACT.

Beginning during the week of July 12, 2021, weekly meetings via teleconference were held among members of SCS’s management team, employees of Social Capital and Suvretta, and certain of SCS’s advisors to discuss potential initial business combination targets. Such meetings were intended to allow SCS management and certain of SCS’s advisors to provide updates regarding the status of the evaluation of, and outreach to, potential business combination targets.

On August 12, 2021, Mr. Mehta held an introductory telephonic discussion with a representative of Citigroup Global Markets Inc. (“Citi”), who served as financial advisor to ProKidney in connection with the Business Combination, as part of SCS’s exploration of potential business combination opportunities. During this discussion, the Citi representative suggested ProKidney, a client of Citi that was exploring strategic alternatives, as a potential business combination partner for SCS to consider. Later that day, Citi sent introductory information regarding ProKidney’s business to SCS management. ProKidney engaged Citi as its financial advisor on June 16, 2021 in connection with the Business Combination.

Over the next three weeks, SCS continued to explore other potential business combination partners and SCS’s management and advisors discussed these potential business combination opportunities on the weekly calls.

On September 2, 2021, Suvretta and ProKidney entered into a confidentiality agreement (the “Confidentiality Agreement”), which did not contain a standstill provision. After the Confidentiality Agreement was executed and initial meetings took place, ProKidney began providing preliminary confidential information to SCS regarding ProKidney and its subsidiaries and their collective business operations.

On September 8, 2021, representatives of SCS’s management met via videoconference with Pablo Legorreta, a member of the Boards of Directors of each of ProKidney and ProKidney-KY, Tim Bertram, Ph.D., Chief Executive Officer of ProKidney-US and ProKidney-KY and a member of the Boards of Directors of each of ProKidney and ProKidney-KY, and James Coulston, ProKidney-US’s current Chief Financial Officer (previously Senior Vice President of Finance), to learn more about ProKidney’s business and REACT, its lead product candidate. During the meeting, members of the ProKidney management team discussed ProKidney’s history, its pipeline of product candidates, clinical trials to date and ProKidney’s plans for future growth.

On September 8, 2021, representatives of SCS’s management engaged in a telephonic discussion with representatives of Citi, during which SCS conveyed its interest in a potential business combination with ProKidney and its desire to receive additional information regarding ProKidney’s business.

On September 24, 2021, members of SCS’s management engaged in a telephonic diligence discussion with members of management of ProKidney, including Mr. Legorreta, Dr. Bertram, and Mr. Coulston. On this call, representatives of ProKidney and SCS discussed in further detail ProKidney’s product pipeline and development timelines (including regulatory milestones), as well as ProKidney’s scientific data and clinical results to date.

On September 28, 2021, representatives of SCS management met over dinner in New York with Mr. Legorreta, Jaime Gomez, Chief Executive Officer of Nefro Health, Dr. Bertram and Mr. Coulston. During the meeting, representatives of SCS management reiterated their interest in a potential business combination opportunity involving ProKidney and further discussed ProKidney’s business, the novel technology on which REACT is based, and ProKidney’s strategic plans.

Also on September 28, 2021 and during the subsequent two weeks, representatives of SCS engaged in commercial diligence with various healthcare professionals on a no-names basis regarding autologous cell therapy, REACT and ProKidney’s product pipeline and potential competing products.

On September 29, 2021, SCS held a telephonic meeting of the SCS Board of Directors, in which representatives of Social Capital, Suvretta and Wachtell Lipton participated. During the meeting, members of SCS’s management team, including Messrs. Palihapitiya and Mehta, provided the other members of the SCS Board of Directors with background regarding ProKidney and its business and an update regarding the status of discussions with ProKidney.

On October 11, 2021, Mr. Palihapitiya sent a draft non-binding letter of intent to Mr. Legorreta. The draft letter of intent included, subject to further due diligence, an initial pre-transaction equity value for ProKidney of $400 million. The initial draft non-binding letter of intent also contemplated a private placement co-investment of at least $300 million, including $50-100 million from affiliates of the Sponsor, as well as a $300 million minimum cash mutual closing condition and a 45-day exclusive negotiation period applicable to ProKidney. The $400 million valuation in the letter of intent was informed by SCS management’s preliminary evaluation of ProKidney and information provided by ProKidney’s management and representatives, but did not reflect a complete analysis of ProKidney’s scientific data, clinical results and the potential market opportunity for ProKidney’s existing and future products. The initial draft non-binding letter of intent also contemplated that a specified percentage of the post-closing outstanding capital stock, to be agreed by the parties, would be available to grant to ProKidney’s senior management team, subject to agreed performance-based targets. Following receipt of the non-binding letter of intent, ProKidney reviewed and discussed the non-binding letter of intent received from SCS with representatives of Citi, Davis Polk & Wardwell (“Davis Polk”), its legal counsel, and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz”), its legal counsel, in detail.

On October 12, 2021, Mr. Legorreta informed representatives of SCS management that the valuation for ProKidney included in the draft letter of intent was significantly below what ProKidney was willing to entertain.

On October 15, 2021, members of management of SCS engaged in a telephonic diligence discussion with members of management of ProKidney, including Dr. Bertram, Deepak Jain, Ph.D., ProKidney US’s Chief Operating Officer, Ashley Johns, ProKidney US’s Senior Vice President of Clinical Operations, Joseph Stavas, Ph.D., ProKidney US’s Senior Vice President of Clinical Development, and Darin Weber, Ph.D., ProKidney US’s Senior Vice President of Regulatory Development. On this call, the parties discussed in further detail ProKidney’s pre-clinical data, the mechanism of action of REACT and manufacturing process for ProKidney’s product candidates, including REACT.

On October 18, 2021, members of management of SCS engaged in a telephonic diligence discussion with members of management of ProKidney and representatives of Mintz focused on intellectual property matters.

During the week of October 18, 2021, Mr. Mehta engaged in a telephonic discussion with a representative of Citi regarding the diligence that SCS had performed on ProKidney to date. During this discussion, Mr. Mehta indicated that, based on such diligence and the additional analyses that SCS management had performed, SCS’s valuation of ProKidney had increased since SCS’s non-binding letter of intent. However, Mr. Mehta did not share a specific valuation of ProKidney with the representative of Citi at that time. SCS and Citi agreed to schedule further discussions regarding valuation between SCS and ProKidney’s management teams.

On October 25, 2021, members of management of SCS engaged in discussion via videoconference with members of ProKidney’s management, including Messrs. Legorreta, Gomez and Coulston and Dr. Bertram. The discussion focused on valuation, with members of ProKidney management offering their perspectives on ProKidney’s likely future growth trajectory. Subject to certain assumptions, the market data and forecasts shared with members of SCS management implied a valuation range of approximately $3-4 billion.

October 28, 2021, Mr. Mehta engaged in a telephonic discussion with a representative of Citi. On this call, Mr. Mehta indicated that, based on the diligence and additional analyses that SCS management had performed, SCS was prepared to enter into a business combination reflecting a $1.2-$1.5 billion pre-money valuation of ProKidney.

On November 5, 2021, Mr. Palihapitiya, Mr. Mehta, Mr. Legorreta and a representative of Citi engaged in a telephonic discussion. On this call, Mr. Palihapitiya indicated that, based on the diligence and additional analyses that SCS management had performed, SCS was prepared to enter into a business combination reflecting a $1.5-$1.75 billion pre-money valuation of ProKidney. In response to Mr. Palihapitiya’s proposal, Mr. Legorreta indicated that ProKidney would not enter into a business combination with SCS at a pre-money valuation of ProKidney below $2 billion.

On November 8, 2021, Mr. Mehta sent a revised draft of the non-binding letter of intent to Citi. The revised draft letter of intent contemplated a pre-transaction equity value for ProKidney of $1.75 billion. The revised letter of intent also contemplated a private placement co-investment of at least $500 million as well as a $500 million minimum cash closing condition for the benefit of ProKidney and a 45-day exclusive negotiation period applicable to ProKidney and SCS. The $1.75 billion valuation in the revised letter of intent was informed by SCS management’s analysis of ProKidney’s scientific data and clinical results and additional diligence performed since the date of the prior letter of intent, including through the detailed diligence sessions conducted between SCS management and ProKidney management and commercial diligence conducted by SCS. The analysis performed to value ProKidney primarily involved a risk/probability adjusted discounted cash flow analysis of the REACT product incorporating a range of potential outcomes. The discounted cash flow analyses accounted for: (i) a range of probabilities of Phase 3 success from 0% (abject failure of the REACT product in its Phase 3 trial) to 100% (the REACT product performs precisely according to ProKidney’s expectations), with a particular focus on a 25% to 75% probability of Phase 3 success (a range that in SCS’s view reasonably balanced REACT’s positive Phase 2 data against the risks and uncertainties associated both with such data and with a large clinical development program) given the results of the REACT product’s prior clinical trials, (ii) a range of Phase 3 data outcomes with resultant implications for pricing power, market penetration and peak revenue potential, including scenarios where the Phase 3 trial fails and ProKidney does not bring the REACT product to market and scenarios where the REACT product generates robust Phase 3 clinical data and becomes the de facto standard of care globally for patients with diabetic CKD and (iii) the costs and opportunities related to scaling manufacturing to different levels. SCS’s evaluation took into account the unpredictable nature of clinical trial outcomes and the final clinical profile and was guided by SCS’s judgment and its diligence of ProKidney. The revised letter of intent also contemplated an incentive equity compensation plan equal to 7% of the post-closing outstanding capital stock of the combined company, subject to vesting at specified stock price thresholds. Following receipt of the revised non-binding letter of intent, ProKidney reviewed and discussed the non-binding letter of intent received from SCS with representatives of Citi, Davis Polk and Mintz in detail.

On November 13, 2021, representatives of Citi sent a revised draft of the letter of intent to SCS on behalf of ProKidney. The revised letter of intent contemplated a pre-transaction equity value for ProKidney of between $1.75 billion and $2 billion, as well as an earnout consisting of additional shares (valued at $10.00 per share) with an aggregate value equal to 10% of the pre-transaction equity value, vesting in three equal increments at $12, $14 and $16 stock price thresholds, each of which would be met when the combined company’s volume-weighted average stock price exceeded the applicable threshold for 20 trading days within any 30-trading-day window occurring within five years of closing. Under the revised letter of intent, the Sponsor or its affiliates would commit to fund $100 million of the $500 million private placement co-investment, except to the extent the co-investment was fully subscribed, in which case that portion of the Sponsor’s or its affiliates’ commitment would be used to backstop redemptions from SCS’s trust account. The revised letter of intent also contemplated an increase in the pool of shares allocated to the incentive equity compensation plan from 7% to 8%, as well as an additional 3% pool allocated to management bonuses, with vesting criteria to be agreed between SCS and ProKidney. Under the revised letter of intent, existing ProKidney equityholders would have the right (but not the obligation) to fund up to $100 million loans to ProKidney to support its pre-closing operational and financing needs, up to $50 million of which would be convertible at closing into shares of the combined company’s common stock at $10.00 per share. In addition, under the revised letter of intent, the transaction would be structured, subject to the parties’ mutual agreement, so that ProKidney unitholders could continue to hold their securities in ProKidney on a “pass through” basis and provided that at ProKidney’s election, the new public company would enter into a tax receivable agreement for the benefit of the ProKidney unitholders. The revised letter of intent contained a 75-day exclusive negotiation period applicable to ProKidney and SCS.

On November 15, 2021, Mr. Palihapitiya sent an email to Mr. Legorreta informing him that SCS did not foresee being able to come to agreement with ProKidney on the terms most recently proposed by ProKidney.

Later on November 15, 2021, Mr. Mehta held a telephonic discussion with a representative of Citi. During this discussion, Mr. Mehta reiterated to Citi that SCS would not agree to a pre-transaction equity valuation for

ProKidney in excess of $1.75 billion, but SCS remained impressed with ProKidney’s business, management team and growth potential, and thus would still be interested in pursuing a business combination with ProKidney valuing the company at $1.75 billion if agreement on other terms could be reached.

On November 16, 2021, Mr. Palihapitiya and Mr. Legorreta engaged in a telephonic discussion. During this discussion, Mr. Legorreta indicated that ProKidney would be willing to agree to a pre-transaction equity valuation of $1.75 billion and indicated that he and other ProKidney equityholders would be willing to agree to lock up 50% of their shares in the combined company until ProKidney obtained the requisite regulatory approvals to market REACT.

Later on November 16, 2021, Mr. Palihapitiya emailed Mr. Legorreta a revised draft of the letter of intent proposing a pre-transaction equity valuation of $1.75 billion and reflecting an increase in the stock price thresholds applicable to the earnout from $12, $14 and $16 to $25, $37.50 and $50, and contemplating that these thresholds would also apply to the vesting of shares granted to management under the management bonus program. Under the revised letter of intent, shares received as earnout consideration would be subject to a one-year lockup beginning on the date of issuance. The revised letter of intent also contemplated that the incentive equity compensation plan and the management bonus program would aggregate to 10% of the combined company’s outstanding capital stock. Under the revised letter of intent, the Sponsor and/or its affiliates would commit to fund $100 million of the private placement co-investment (regardless of whether fully subscribed). The revised letter of intent contemplated a 30-day mutual exclusivity period. Following the receipt of the revised non-binding letter of intent, ProKidney reviewed and discussed the non-binding letter of intent received from SCS with representatives of Citi, Davis Polk and Mintz in detail.

On November 18, 2021, Mr. Legorreta emailed Mr. Palihapitiya a revised draft of the letter of intent. Under the revised letter of intent, the stock price thresholds applicable to the earnout and management bonus program were lowered from $25, $37.50 and $50 to $15, $20 and $25, and the one-year lockup applicable to earnout shares was reduced to six months. The revised letter of intent contemplated a 10% aggregate pool for the incentive equity compensation plan and management bonus program, with the allocation between the two to be determined following consultation with an independent compensation consultant. The revised letter of intent contemplated that the terms of the lockup applicable to ProKidney equityholders could be revised by ProKidney so long as the revised terms are not more favorable than the terms contemplated by the letter of intent. The revised letter of intent proposed a mutual exclusivity period running until January 9, 2022, with a possibility of extension to January 31, 2022 if, by December 15, 2021, the parties agreed that definitive documentation for the business combination was unlikely to be executed by January 9, 2022 but execution of definitive documents was reasonably likely to occur by January 31, 2022.

Later on November 18, 2021, Mr. Mehta emailed Mr. Legorreta a draft of the letter of intent that was substantially similar to the draft sent by Mr. Legorreta earlier in the day, except that the revised draft contemplated that at least 3% of the 10% share reserve allocated to the incentive equity compensation plan and management bonus program be allocated to the management bonus program.

On November 19, 2021, SCS held a telephonic meeting of the SCS Board of Directors, in which representatives of Social Capital, Suvretta and Wachtell Lipton participated. During the meeting, members of SCS’s management team, including Messrs. Palihapitiya and Mehta, (i) provided the other members of the SCS Board of Directors with background regarding ProKidney and its business and the diligence that had been performed to date on ProKidney since the prior meeting of the SCS Board of Directors, (ii) discussed the proposed terms of a potential business combination transaction involving SCS and ProKidney as reflected in the proposed final non-binding letter of intent, and reviewed the reasons for exploring a proposed transaction with ProKidney upon the terms set forth in the letter of intent, and (iii) reviewed the proposed valuation reflected in the letter of intent, including the considerations and assumptions underlying such valuation. Messrs. Palihapitiya and Mehta also solicited questions and other feedback from the SCS Board of Directors (including with respect to ProKidney’s product candidates, science, clinical trials and market size, the proposed valuation for ProKidney and related matters). Following discussion, the SCS Board of Directors unanimously approved the execution of the non-binding letter of intent.

Following this meeting on November 19, 2021, SCS and ProKidney executed the non-binding letter of intent.

Over the next two weeks, representatives of SCS and ProKidney held additional discussions regarding ProKidney’s business, strategy and product development as well as clinical and other scientific data and financial information regarding ProKidney.

On November 24, 2021, representatives of Wachtell Lipton were provided with access to a virtual data room of ProKidney and began conducting legal due diligence review of certain of the materials contained therein. KPMG LLP (“KPMG”) was also engaged by SCS to perform tax, commercial and financial due diligence of ProKidney.

During the following three weeks, representatives of Wachtell Lipton and KPMG, on behalf of SCS, and representatives of Davis Polk, Mintz and ProKidney management, as applicable, on behalf of ProKidney, had additional conversations and email exchanges regarding follow-up questions and requests arising from matters discussed on the previous calls, and other matters arising over the course of Wachtell Lipton’s and KPMG’s respective review of ProKidney’s written responses to their initial and supplemental due diligence requests and of the other due diligence materials provided in the virtual data room or via email, including pursuant to conference calls held among representatives of Wachtell Lipton, Davis Polk, Mintz and ProKidney management on December 12 and 22, 2021 to discuss legal diligence matters and among representatives of SCS management, KPMG and ProKidney management on December 14, 16, 17 and 20, 2021 to discuss financial diligence matters.

On November 30, 2021, representatives of Winston & Strawn LLP (“Winston”), legal counsel to the Placement Agents, conducted a conference call amongst representatives of the Placement Agents and representatives of ProKidney regarding questions arising out of due diligence materials and due diligence requests.

On December 1, 2021, representatives of Wachtell Lipton, on behalf of SCS, emailed to representatives of Davis Polk, on behalf of ProKidney, an initial draft of the form of Subscription Agreement, based on the terms of the letter of intent, pursuant to which the Third Party PIPE Investors would agree to purchase SCS ordinary shares at $10.00 per share, and each such purchase would be consummated substantially concurrently with the closing of the Business Combination, subject to the terms and conditions set forth therein. Later that day, representatives of Davis Polk, on behalf of ProKidney, sent a revised draft of the Subscription Agreement to representatives of Wachtell Lipton, on behalf of SCS.

On December 3, 2021, representatives of Wachtell Lipton, on behalf of SCS, emailed to representatives of Winston, legal counsel to the Placement Agents, a draft of the Subscription Agreement.

Over the next six weeks, after a draft form of Subscription Agreement had been provided to the prospective Third Party PIPE Investors, the terms of the Subscription Agreement were further negotiated between the representatives of Winston, Wachtell Lipton, and Davis Polk, on behalf of their respective clients, and on behalf of the Third Party PIPE Investors by their respective advisors, and multiple drafts of the Subscription Agreements were exchanged prior to the execution of the agreed forms of Subscription Agreement by the parties thereto on January 18, 2022. See “—Related Agreements—Subscription Agreements” for additional information.

Beginning on December 6, 2021, representatives of the Placement Agents, representatives of SCS, including Mr. Palihapitiya, and representatives of ProKidney, including Mr. Legorreta, each began contacting a limited number of potential Third Party PIPE Investors, each of whom agreed to maintain the confidentiality of the information received pursuant to customary non-disclosure arrangements, to discuss ProKidney, the proposed business combination and the PIPE Investment and to determine such investors’ potential interest in participating in the PIPE Investment. During the weeks of December 6, 2021, December 13, 2021, December 20, 2021, January 3, 2022 and January 10, 2022, representatives of SCS, ProKidney and the Placement Agents participated in various virtual meetings with prospective investors in the PIPE Investment.

On December 9, 2021, members of SCS’s management team held a telephonic meeting with the independent members of the SCS Board of Directors, during which representatives of Suvretta and Wachtell Lipton were also present. Members of SCS management provided an update regarding the discussions and negotiations with ProKidney regarding a potential business combination, including the extensive diligence that had been conducted on ProKidney and its business and products. The independent members of the SCS Board of Directors supported SCS management continuing to pursue the potential business combination with ProKidney.

On December 10, 2021, representatives of SCS, including Wachtell Lipton, and representatives of ProKidney, including Davis Polk and Citi, held a telephone conference call to discuss certain process matters regarding the preparation and status of definitive transaction documents, legal due diligence, the PIPE Investment and related workstreams.

On December 12, 2021, and December 14, 2021, representatives of Winston conducted a conference call amongst representatives of the Placement Agents and representatives of ProKidney regarding subsequent questions arising out of the diligence-related call on November 30, 2021.

On December 19, 2021, representatives of Wachtell Lipton, on behalf of SCS, emailed to representatives of Davis Polk, on behalf of ProKidney, an initial draft of the Business Combination Agreement based on the terms of the non-binding letter of intent, which contemplated, among other things, that the combined company would be organized in an “Up-C” structure in which SCS will be a holding company and substantially all of the operating assets and business of SCS will be held indirectly through ProKidney, and the existing ProKidney equityholders could continue to hold their securities in ProKidney on a “pass through” basis. The final documentation, including with respect to transaction structure, mechanics relating to the treatment in the Business Combination of certain of ProKidney’s outstanding securities, the parties’ representations and warranties, restrictions on the conduct of ProKidney’s and SCS’s business between signing and closing, certain conditions to closing and termination rights of the parties, and certain other terms and conditions, the details of which were not fully addressed in the letter of intent, required additional negotiation by the parties.

Later on December 19, 2021, representatives of Wachtell Lipton, on behalf of SCS, emailed to representatives of Davis Polk, on behalf of ProKidney, an initial draft of Company Unitholder Support Agreement, pursuant to which, among other things, certain equityholders of ProKidney would agree to execute and deliver a written consent with respect to the outstanding partnership units of ProKidney held by them, approving and adopting the Business Combination Agreement and the transactions contemplated thereby, pursuant to the terms and subject to the conditions set forth therein.

Also on December 19, 2021, representatives of Wachtell Lipton, on behalf of SCS, emailed to representatives of Davis Polk, on behalf of ProKidney, an initial draft of the Sponsor Support Agreement, to be entered into by ProKidney, SCS, the Sponsor and certain of SCS’s directors and officers, pursuant to which, among other things, the Sponsor and such directors and officers, in their capacity as SCS shareholders, would agree to vote in favor of the Business Combination Agreement and the transactions contemplated thereby and waive their respective redemption rights in connection with the consummation of the proposed business combination with respect to any SCS ordinary shares held by them. The Sponsor and each officer and director of SCS did not receive any separate consideration in exchange for their agreement to waive these redemption rights.

Over the course of the following month, the parties continued to negotiate the terms of the Company Unitholder Support Agreement and the Sponsor Support Agreement, exchanging multiple drafts before agreed final versions of the Company Unitholder Support Agreement and the Sponsor Support Agreement were executed by the parties thereto on January 18, 2022. See “—Ancillary Agreements—Company Unitholder Support Agreement” and “—Ancillary Agreements—Sponsor Support Agreement” for additional information.

On January 6, 2022, representatives of Wachtell Lipton, on behalf of SCS, emailed to representatives of Davis Polk, on behalf of ProKidney, an initial draft form of a lock-up agreement, which would be applicable to certain existing equity holders of ProKidney, including members of ProKidney management, and the Sponsor and other holders of SCS Class B ordinary shares, in respect of their shares of the combined company. The parties continued to negotiate the terms of this agreement over the course of the next two weeks, exchanging multiple drafts thereof prior to the execution of the Business Combination Agreement on January 18, 2022, to which the agreed form of Lock-Up Agreement was attached as an exhibit. See “—Related Agreements—Lock-Up Agreement” for additional information.

On January 7, 2022, representatives of Wachtell Lipton, on behalf of SCS, emailed to representatives of Davis Polk, on behalf of ProKidney, an initial draft form of the Amended and Restated Registration Rights Agreement based on the terms of the letter of intent, pursuant to which, among other things, New ProKidney would agree to register for resale (including pursuant to demand rights for underwritten takedown offerings and customary piggyback rights), SCS Class A ordinary shares held by the parties thereto (including the Sponsor and certain ProKidney equityholders) from time to time, the terms of which the parties continued to negotiate over the course of the following two weeks. During this time, multiple drafts of the Registration Rights Agreement were exchanged prior to the execution of the Business Combination Agreement on January 18, 2022, to which the agreed form of Registration Rights Agreement was attached as an exhibit. See “—Related Agreements—Registration Rights Agreement” for additional information.

Later on January 7, 2022, representatives of Davis Polk, on behalf of ProKidney, emailed to representatives of Wachtell Lipton, on behalf of SCS, a revised draft of the Business Combination Agreement which, among other things, adjusted certain representations and warranties, conditions and interim operating covenants applicable to the businesses of SCS and ProKidney between signing and closing, and contemplated an initial post-closing board consisting of a minimum of seven and a maximum of nine directors. The parties continued to discuss and negotiate various aspects of the Business Combination Agreement over the course of the next two weeks, including the parties’ representations and warranties, the definition of a Material Adverse Effect, the outside date under the Business Combination Agreement, certain tax matters, the scope of the indemnification and insurance provision, certain related-party transaction matters and certain interim covenants applicable to SCS and ProKidney in the period prior to closing.

Also on January 7, 2022, representatives of Davis Polk, on behalf of ProKidney, emailed to representatives of Wachtell Lipton, on behalf of SCS, an initial draft form of the Tax Receivable Agreement, pursuant to which New ProKidney would agree, following the closing of the Business Combination, to pay to ProKidney’s equityholders 85% of the tax savings recognized by New ProKidney from any pre-closing tax attributes of ProKidney or available to New ProKidney as a result of the “Up-C” structure. The parties continued to negotiate the terms of this agreement over the course of the next two weeks, exchanging multiple drafts thereof prior to the execution of the Business Combination Agreement on January 18, 2022, to which the agreed form of Tax Receivable Agreement was attached as an exhibit. See “—Related Agreements—Tax Receivable Agreement” for additional information.

On January 8, 2022, SCS engaged BofA Securities, Inc. (“BofA”) as a capital markets advisor. In this capacity, BofA provided logistical and administrative support services to SCS by assisting in scheduling meetings between SCS’s management team and certain shareholders of SCS and certain other persons to facilitate an introduction and discussion between SCS and such persons. These meetings were scheduled subsequent to the announcement of the Business Combination and were not conducted in connection with the PIPE Investment. BofA did not solicit participation in the PIPE Investment from any entity or provide any services to SCS or to ProKidney in connection with the PIPE Investment. In addition, BofA has not performed any advisory services for ProKidney, and has not received any compensation from ProKidney, in each case, in the two-year period preceding the date that SCS and ProKidney entered into the Business Combination Agreement.

On January 10, 2022, representatives of Davis Polk, on behalf of ProKidney, emailed to representatives of Wachtell Lipton, on behalf of SCS, an initial draft form of the Exchange Agreement, which provided that ProKidney’s equityholders following the closing (other than SCS) will be entitled to exchange each of their Post-Combination ProKidney Common Units, together with one New ProKidney Class B ordinary share, for one SCS Class A ordinary share, or, at the election of New ProKidney, the cash equivalent thereof. The parties continued to negotiate the terms of this agreement over the course of the next week, exchanging multiple drafts thereof prior to the execution of the Business Combination Agreement on January 18, 2022, to which the agreed form of Exchange Agreement was attached as an exhibit. See “—Related Agreements—Exchange Agreement” for additional information.

On January 11, 2022, representatives of Wachtell Lipton, on behalf of SCS, sent by email to representatives of Davis Polk, on behalf of ProKidney, a revised draft of the Business Combination Agreement reflecting adjustments to the parties’ representations and warranties, the interim operating covenants applicable to SCS ProKidney and certain tax matters, among other revisions.

Over the course of the next week, the parties continued to finalize the draft Business Combination Agreement. During the same period, the PIPE Investment and the final allocations among each of the Third Party PIPE Investors, Sponsor Related PIPE Investors and ProKidney Related PIPE Investors were finalized.

On January 12, 2022, SCS entered into a placement agents agreement with Citi, Morgan Stanley, Jefferies LLC, Evercore Group L.L.C. and UBS Securities LLC, as placement agents for the PIPE Investment (collectively, the “Placement Agents”).

On January 13, 2022, SCS held a telephonic meeting of the SCS Board of Directors, in which representatives of Social Capital, Suvretta and Wachtell Lipton participated. Members of SCS’s management team provided an update regarding the discussions and negotiations with ProKidney regarding a potential business combination, including the status of the PIPE Investment, and an update regarding the detailed diligence that had been conducted on ProKidney and its business over the last two months. After further discussion, the SCS Board of Directors supported SCS management continuing to pursue the proposed business combination.

On January 14, 2022, representatives of Davis Polk, on behalf of ProKidney, emailed to representatives of Citi, on behalf of the Placement Agents, for distribution to and review by the Third Party PIPE Investors in connection with their participation in the PIPE Investment, a draft of the Business Combination Agreement, which was in substantially final form.

From January 14, 2022 through January 18, 2022, the parties finalized the transaction documents (or forms thereof) with respect to the proposed business combination based on the terms agreed upon by the parties, including the Company Unitholder Support Agreement, the Sponsor Support Agreement, the Subscription Agreements with each of the Third Party PIPE Investors, the Sponsor Related PIPE Investors and the ProKindey Related PIPE Investors, and the Business Combination Agreement and the exhibits thereto, including the form of promissory note pursuant to which ProKidney unitholders may fund up to $100,000,000 in the aggregate (repayable in cash in full at closing) to support the operational and financing needs of ProKidney prior to closing, and the amended and restated organizational documents of ProKidney and SCS, which will become effective as of the closing of the Business Combination.

On January 17, 2022, ProKidney shared with the Legacy GP Board substantially final forms of the transaction agreements and a presentation summarizing the material terms and conditions of the proposed business combination and the ProKidney Board of Directors’ fiduciary duties in connection with the proposed business combination. On January 17, 2022, the ProKidney Board of Directors held a meeting in which representatives of Citi, Davis Polk, Mintz and Matheson, as its Irish legal counsel, participated. The ProKidney Board of Directors engaged in discussion and deliberations and reviewed the terms of the proposed transaction agreements, following which the ProKidney Board of Directors determined that it was advisable, fair as to ProKidney and in the best interests of ProKidney and its partners, to enter into the proposed transaction agreements and consummate the transactions contemplated thereby.

On January 17, 2022, the SCS Board of Directors held a meeting via teleconference, in which representatives of Social Capital, Suvretta, Wachtell Lipton and Maples participated. A representative of Maples reviewed with the directors their fiduciary duties under Cayman law. Management of SCS updated the directors on their continued diligence of ProKidney and the additional negotiations since the January 13, 2022 meeting of the SCS Board of Directors, including with respect to the Up-C structure of the transaction and the final size and composition of the PIPE Investment. A representative of Wachtell Lipton reviewed the terms of the proposed transaction agreements (copies of all of which were provided to the directors in advance of the meeting) and answered the directors’ questions with respect thereto. The SCS Board of Directors discussed the proposed business combination, including ProKidney’s valuation, feedback from the PIPE Investment process, the terms and conditions of the proposed transaction agreements, the potential benefits of and risks relating to the proposed business combination (including key risks associated with ProKidney’s business), the reasons for entering into the proposed business combination, and the proposed timeline for finalizing the transaction agreements and announcing the proposed business combination. Following additional discussion, SCS’s independent directors and SCS’s full Board of Directors unanimously determined that the Business Combination and the PIPE Investment are fair to SCS’s shareholders and that the Business Combination Proposal is in the best interests of SCS and its shareholders and recommended that SCS’s shareholders vote “FOR” the proposal. See “—SCS’s Board of Directors Reasons for the Approval of the Business Combination” for additional information related to the factors, including potential benefits and risks, considered by the SCS Board of Directors in approving the Business Combination.

On January 18, 2022, SCS and ProKidney executed the Business Combination Agreement. Concurrent with the execution of the Business Combination Agreement, SCS also entered into the Company Unitholder Support Agreement, the Sponsor Support Agreement, and the Subscription Agreements, in each case, with the applicable other parties thereto. See “—Related Agreements” for additional information.

On January 18, 2022, SCS and ProKidney issued a joint press release announcing the execution of the Business Combination Agreement.

Following the execution of the Business Combination Agreement and pursuant to further discussions among the parties and their respective representatives, in order to achieve the accounting treatment of the Business Combination intended by the parties, CEC, a member of ProKidney affiliated with Mr. Carlos Slim, executed the Voting Agreement, as a result of which Tolerantia, a member of ProKidney affiliated with Mr. Legorreta, will have voting power with respect to a majority of New ProKidney’s outstanding voting stock. See “—Ancillary Agreements—Voting Agreement” for additional information. Between the execution of the Business Combination Agreement and February 13, 2022, representatives of ProKidney and SCS discussed on multiple occasions, including with their respective representatives, the benefits of achieving such accounting treatment.

Following such discussions on February 13, 2022, the SCS Board of Directors held a meeting via teleconference, in which representatives of Social Capital, Suvretta and Wachtell Lipton participated. Management updated the directors on discussions among the parties and their respective representatives with respect to the Voting Agreement as well as the benefits of achieving the parties’ intended accounting treatment. The SCS Board of Directors discussed and asked questions with respect to the proposed Voting Agreement, its impact on the governance of New ProKidney and the benefits to shareholders arising from the intended accounting treatment. Following additional discussion, the SCS Board of Directors unanimously determined that the Voting Agreement is in the best interests of SCS and its shareholders.

On February 14, 2022, this proxy statement was filed with the SEC.

On April 11, 2022, Amendment No. 1 to this proxy statement was filed with the SEC.

Independent Director Oversight

In connection with the Business Combination, our independent directors, Marc Semigran, M.D. and Uma Sinha, Ph.D., took an active role in evaluating the proposed terms of the Business Combination, including the

Business Combination Agreement, the Related Agreements and the amendments to our current Memorandum and Articles of Association to take effect upon the completion of the Business Combination. As part of their evaluation of the Business Combination, our independent directors were aware of the potential conflicts of interest with our Sponsor and its affiliates, that could arise with regard to the proposed terms of the: (i) Business Combination Agreement; (ii) PIPE Investment; and (iii) amendments to our current Memorandum and Articles of Association to take effect upon the completion of the Business Combination. Dr. Semigran owns SCS ordinary shares and Dr. Sinha owns restricted stock units (“RSUs”), which are contingent on (i) SCS’s consummation of an initial business combination and (ii) a shareholder approved equity plan. Dr. Semigran’s SCS ordinary shares and Dr. Sinha’s RSUs may be affected by the Business Combination. Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as a member of the Board, the Business Combination Agreement and the transactions contemplated therein. Our independent directors did not retain an unaffiliated representative to act solely on behalf of SCS’s unaffiliated public shareholders for purposes of negotiating the terms of the Business Combination or the PIPE Investment or preparing a report concerning the fairness of the Business Combination or the PIPE Investment.

Please see the section entitled “Beneficial Ownership of Securities.”

SCS’s Board of Directors’ Reasons for the Approval of the Business Combination

On January 17, 2022, the Board (i) approved the Business Combination Agreement and related transaction agreements and the transactions contemplated thereby, (ii) determined that the Business Combination is fair to and in the best interests of SCS and its shareholders, and (iii) recommended that SCS’s shareholders approve and adopt the Business Combination. In evaluating the Business Combination and making these determinations and this recommendation, the Board consulted with SCS’s management and advisors and considered a number of factors.

The Board and management considered the general criteria and guidelines that SCS believed would be important in evaluating prospective target businesses as described in the prospectus for SCS’s initial public offering. The Board also considered that SCS could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its initial public offering, SCS stated that it intended to seek to acquire one or more businesses that SCS believes:

(i)     are in the biotechnology industry and can benefit from the extensive networks and insights SCS has built (SCS also expected to evaluate targets in related industries that can leverage advancements in biotechnology to improve outcomes for patients);

(ii)     are ready to operate in the scrutiny of public markets, with strong management, corporate governance and reporting policies in place;

(iii)     have a profile that will be attractive to investors in public companies and are likely to be supported by investors in the public markets after the business combination;

(iv)     are at an inflection point, such as those requiring additional expertise, resources or capital;

(v)     exhibit unrecognized value or other characteristics that we believe have been misevaluated by the market based on our company-specific analysis and due diligence review; and

(vi)     will offer attractive risk-adjusted equity returns for our shareholders. Financial returns will be evaluated based on, among other factors, the potential for achieving clinical and commercial success and for creating value through business development initiatives.

In considering the Business Combination, the Board determined that the Business Combination was an attractive business opportunity that generally met these criteria and guidelines taken as a whole, although not weighted or in any order of significance.

SCS’s Board of Directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, SCS’s Board of Directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of SCS’s Board of Directors may have given different weight to different factors.

•	ProKidney and the Business Combination. The Board considered the following factors related to ProKidney and the Business Combination:

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ProKidney’s Large Addressable Market. The Board believes that the market for a disease-modifying, cost-saving treatment for CKD is large and still incompletely served despite existing therapies. In the United States alone, it is believed that approximately 18 million patients suffer from stage 3 or 4 CKD, and approximately one in seven adults in the United States suffers from some form of CKD. The progression from CKD to kidney failure, or end-stage renal disease (“ESRD”), is an expensive prospect, represents a huge economic cost to healthcare systems globally, and is expected to grow in prevalence in the United States and the European Union by 22% between 2020 and 2040. On average, ESRD patients remain on dialysis for 5-10 years, which costs an average of $93,000 per patient per year with Medicare (and up to four times more for private insurers). Total annual costs to treat CKD and ESRD were estimated to be up to $300+ billion in the United States alone in 2018, with Medicare estimated to shoulder up to $130 billion of this. The Board believes that REACT, ProKidney’s patented technology, which uses a proprietary cell therapy platform to treat CKD using a patient’s own cells, has the potential to transform the treatment of CKD by possibly delaying or preventing progression to ESRD. With this outcome, REACT could have the potential to drive significant cost savings and better patient outcomes over the long term.

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Strong Initial Clinical Results and Path to Commercialization for REACT. REACT has been studied in Phase 1 and 2 trials across a range of populations. In the largest Phase 2 study, REACT demonstrated compelling efficacy trends, including a meaningful proportion of patients with stable to improving biomarkers of kidney function. Importantly, these results were paired with promising safety to date with minimal procedural complications. Based on the Phase 1 and 2 data generated to date, REACT received Regenerative Medicine Advanced Therapy (“RMAT”) designation, which is an FDA designation that facilitates the regulatory process for select medicines. The Board believes that the strong scientific support underpinning the REACT therapy paired with promising clinical data suggests ProKidney may have the ability to treat this significant CKD/ESRD unmet medical need.

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ProKidney’s Opportunities for Future Growth. The Board believes that ProKidney has the ability to build robust manufacturing capabilities to achieve its supply goals for the go-to-market strategy. The Board expects that ProKidney will launch REACT commercially in the 2025/2026 timeframe. While conducting the Phase 3 development program, ProKidney plans to build manufacturing capacity to target initial supply for 20,000 patients per year. Post-launch, ProKidney plans to build additional manufacturing facilities with the ability to serve an additional 40,000 to 45,000 patients per year. Over time, and subject to the receipt of regulatory approvals, ProKidney intends to expand to the European Union and additional markets, including China, Japan, Korea, the Middle East, Latin America, Australia, and New Zealand, as well as into additional indications, including congenital anomalies of the kidney, other segments of the CKD market, and other genetically based kidney diseases. The Board expects proceeds from the Business Combination will be used to fund REACT’s Phase 3 development program, accelerate manufacturing buildout, and ultimately prepare for its global commercial launch, as well as support the clinical development of other product candidates in ProKidney’s pipeline.

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Experienced and Proven Management Team and Board. ProKidney’s management team and Board combine expertise and experience in the discovery, development, manufacturing, and commercialization of biotechnology, pharmaceutical, and device products. ProKidney’s management team is led by its founder and Chief Executive Officer, Tim Bertram, Ph.D., who has

more than 38 years of pharmaceutical development expertise and has led innovations in cellular therapeutics for over 18 years. Dr. Bertram was also involved in the development and registration of eight medical products while serving as a senior executive at Pfizer, SmithKline Beecham Pharmaceuticals, and The Procter & Gamble Company. The ProKidney Board of Directors is led by its chairman, Pablo Legorreta, who has broad financial and scientific expertise and a successful track record in biopharmaceutical development and investing, including over 20 years of experience investing in pharmaceutical royalties and building and managing a life sciences investment company, Royalty Pharma plc. The ProKidney Board also includes Brian J.G. Pereira, M.D., president and CEO of Visterra, Inc., former president and board member of the National Kidney Foundation and former editor of the widely read textbook “Chronic Kidney Disease, Dialysis, and Transplantation.” Under the leadership of its experienced management team and board, ProKidney has pioneered a new approach to the treatment of CKD and developed a comprehensive manufacturing plan and path to commercialization. The Board expects ProKidney’s executives will continue with the combined company following the Business Combination. For additional information regarding the combined company’s executive officers, see the section entitled “Management After the Business Combination—New ProKidney Executive Officers and Directors.”

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Best Available Opportunity. The Board determined, after a thorough review of other business combination opportunities reasonably available to SCS, that the proposed Business Combination represents the best potential business combination for SCS based upon its evaluation and assessment of numerous other potential acquisition targets.

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Continued Ownership by Existing Investors. The Board considered that ProKidney’s existing unitholders would hold a significant amount of the combined company’s equity and that all of the existing unitholders of ProKidney are “rolling over” their existing equity interests into equity interests in the combined company, which would represent approximately 66.2% of the outstanding shares of the combined company immediately after the Closing, assuming that no SCS public shareholders exercise their redemption rights in connection with the Business Combination. In addition, the Board considered that, pursuant to the Lock-Up Agreement, key ProKidney unitholders party thereto, including all existing unitholders and members of ProKidney management, will agree to subject half of the equity interests in the combined company held by them at Closing, as well as any equity issued as earnout consideration, to a lock-up period until the earlier of four years following the Closing or the date that ProKidney receives notice of any regulatory market authorization, including full or conditional authorization, to market REACT (in addition to the lock-up applicable to the other 50% of their equity interests, which are subject to customary stock price-based early release triggers). The Board considered these factors as indications of confidence by ProKidney’s unitholders, board and management in the company’s prospects following the Business Combination and the benefits to be realized as a result of the Business Combination.

Further, all of the proceeds to be delivered to the combined company in connection with the Business Combination (including from SCS’s trust account and from the PIPE Investment), are expected to remain on the balance sheet of the combined company after Closing in order to fund ProKidney’s existing operations and support new and existing growth initiatives.

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Investment by Third Parties. The Board considered that certain third parties, including institutional investors, are also investing approximately $370 million in the combined company pursuant to their participation in the PIPE Investment, which represents a significant amount and validation in the current market. The Board considered this as a sign of confidence in ProKidney following the Business Combination and the benefits to be realized as a result of the Business Combination.

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Results of Due Diligence. The Board considered the scope of the financial, commercial, scientific and legal due diligence investigation conducted by SCS’s management and outside advisors and evaluated the results thereof and information available to it related to ProKidney, including:

•	extensive meetings and calls with ProKidney’s management team regarding its business, operations, technology, intellectual property and the proposed transaction; and

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review of materials related to ProKidney and its business made available by ProKidney, including financial statements, corporate documents, material contracts, clinical and scientific data, benefit plans, employee compensation and labor matters, intellectual property matters, information technology, privacy and personal data, litigation information, and other regulatory and compliance matters and other legal and business diligence.

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Terms of the Business Combination Agreement. The Board reviewed and considered the terms of the Business Combination Agreement and the related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements under the circumstances described therein. Of note, the Board considered the proceeds from the PIPE Investment would exceed the $500 million minimum cash closing condition, thereby reducing closing uncertainty with respect to the Business Combination. See “Business Combination Proposal—Related Agreements” for detailed descriptions of the terms and conditions of these agreements.

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The Role of the Independent Directors. In connection with the Business Combination, SCS’s independent directors, Uma Sinha, Ph.D. and Marc Semigran, M.D., evaluated the proposed terms of the Business Combination, including the Business Combination Agreement and the related agreements, and unanimously approved, as independent members of the Board, the Business Combination Agreement and the related agreement and the transactions contemplated thereby, including the Business Combination. See “Business Combination Proposal—Interests of Certain Persons in the Business Combination” for further information about the interests of the SCS directors in the Business Combination.

The Board also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

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Potential Inability to Complete the Business Combination. The Board considered the possibility that the Business Combination may not be completed and the potential adverse consequences to SCS if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. They considered the uncertainty related to the Closing, including due to closing conditions primarily outside of the control of the parties to the transaction (such as the need for shareholder approval). The Business Combination Agreement and the Sponsor Support Agreement each also include exclusivity provisions that prohibit SCS, the Sponsor and certain of their respective affiliates from soliciting other business combination proposals on behalf of SCS, which restricts SCS’s ability to consider other potential business combinations until the earlier of the termination of the Business Combination Agreement or the consummation of the Business Combination.

In addition, the Board considered the risk that the current public shareholders of SCS would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to the combined company following the consummation of the Business Combination. The consummation of the Business Combination is conditioned upon satisfaction of the Minimum Cash Condition, which is for the sole benefit of ProKidney. As of December 31, 2021, without giving effect to any future redemptions that may occur, the Trust Account had approximately $250 million in cash, invested in U.S. government securities. Further, the Board considered that the risk that current public shareholders would exercise their redemption rights is mitigated because ProKidney will be acquired at an attractive aggregate purchase price.

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ProKidney’s Business Risks. The Board considered that SCS shareholders would be subject to the execution risks associated with the combined company if they retained their public shares following the Closing, which were different from the risks related to holding public shares of SCS prior to the Closing. In this regard, the Board considered that there were risks associated with successful implementation of ProKidney’s long-term business plan and strategy (including risks relating to obtaining and maintaining necessary regulatory approvals for successfully commercializing REACT, the effect of competing clinical, technological and market developments, the outcomes of ongoing and future clinical trials relating to ProKidney’s pipeline and rights to use and the ability to protect intellectual property used in ProKidney’s business and products, among others) and the combined company realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control such as new regulatory requirements or changes to existing regulatory requirements (or feedback from regulatory authorities that requires ProKidney to modify the design of its clinical trials), changes in the stock market or the market for biotechnology generally, the potential negative impact of the COVID-19 pandemic and related macroeconomic uncertainty, and disruptions in ProKidney’s supply chain that could require ProKidney to find an alternative manufacturer or supplier for one or more components needed in the manufacture of REACT. The Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that SCS shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see the section entitled “Risk Factors.”

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Post-Business Combination Corporate Governance. The Board considered the corporate governance provisions of the Business Combination Agreement and the proposed charter and the effect of those provisions on the governance of the combined company following the Closing. In particular, the Board considered the fact that Tolerantia, an entity affiliated with and majority-owned and controlled by Mr. Legorreta, would hold at least 35.0% of the voting power of the combined company and CEC, another existing unitholder of ProKidney, would hold at least 23.3% of the voting power of the combined company, in each case assuming no redemptions by the SCS public shareholders and that the ProKidney Related PIPE Investors purchase only 5,000,000 SCS Class A ordinary shares. Given that existing unitholders of ProKidney will collectively control shares representing a majority of the combined company’s total outstanding voting power upon completion of the Business Combination, the existing unitholders of ProKidney (in particular, Mr. Legorreta) will have significant influence over the management and affairs of New ProKidney and, acting together, will have the ability to control the outcome of matters submitted to our shareholders for approval (including the election of directors and the approval of significant corporate transactions) and make other decisions (including approving certain transactions involving New ProKidney and other corporate actions, subject to the combined company’s related party transaction approval policy) without the consent or approval of any of SCS’s current shareholders, directors or management team. For additional description of these risks, please see the section entitled “Risk Factors.” See “Organizational Documents Proposals” for detailed discussions of the terms and conditions of the proposed charter.

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Limitations of Review. The Board considered that it was not obtaining an opinion from any independent investment banking or accounting firm that the price SCS is paying to acquire ProKidney is fair to SCS or its shareholders from a financial point of view. In addition, the SCS management and SCS’s outside counsel reviewed only certain materials in connection with their due diligence review of ProKidney. Accordingly, the Board considered that SCS may not have properly valued such business.

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No Survival of Remedies for Breach of Representations, Warranties or Covenants of ProKidney. The Board considered that the terms of the Business Combination Agreement provide that SCS will not have any surviving remedies against ProKidney or its equityholders after the Closing to recover for losses as a result of any inaccuracies or breaches of the ProKidney representations, warranties or covenants set forth in the Business Combination Agreement. As a result, SCS shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of ProKidney prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination (other than the earnout interests potentially not vesting due to stock trading price targets not being achieved following the Closing) or recover for the amount of any damages. The Board determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current unitholders of ProKidney will be, collectively, the majority equityholders in the combined company.

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Litigation. The Board considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

•	Fees and Expenses. The Board considered the fees and expenses associated with completing the Business Combination.

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Diversion of Management. The Board considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on ProKidney’s business.

In addition to considering the factors described above, the Board also considered that:

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Interests of SCS’s Directors and Executive Officers. SCS’s directors and executive officers may have interests in the Business Combination as individuals that are in addition to, and may be different from, the interests of SCS’s shareholders, including that all of the equity interests in SCS held directly or indirectly by SCS’s directors and executive officers will only have value if a business combination is completed, all as further described in the section entitled “Interests of Certain Persons in the Business Combination.” SCS’s Board of Directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for SCS’s initial public offering and are included in this proxy statement, (ii) affiliates of or funds managed by certain of SCS’s directors and officers committed to invest an additional $156.4 million in the combined company through the PIPE Investment at the same $10.00/share price as the SCS Class A ordinary shares issued to the public in the initial public offering, and (iii) the value of the equity interests in SCS held by SCS’s directors and executive officers (including the shares purchased in the PIPE Investment by their affiliates) would fluctuate based on the future performance of the combined company’s common stock. In addition, SCS’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination. See “Interests of Certain Persons in the Business Combination” for further information about the interests of the SCS directors in the Business Combination.

Based on its review of the forgoing considerations, the Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects SCS shareholders will receive as a result of the Business Combination. The Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

The preceding discussion of the information and factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the Board. In view of the complexity and wide variety of factors considered by the Board in connection with its evaluation of the Business Combination, the Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the Board may have given different weight to different factors. The Board considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.

This explanation of the Board’s reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Satisfaction of 80% Test

It is a requirement under our current Memorandum and Articles of Association and Nasdaq listing requirements that the business or assets acquired in our initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for our initial business combination. As of December 31, 2021, the balance of the Trust Account was approximately $250,008,324 (excluding $7,700,000 of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $200,006,659. Our Board has determined that the Business Combination meets the 80% test.

Prospective Financial Information

ProKidney and SCS jointly prepared an illustrative forecast of revenue potential in the United States for REACT-eligible patients with stage 3 or 4 CKD caused by diabetes. The forecasted potential revenue of approximately $16 billion in the United States for REACT-eligible patients with Stage 3 or 4 CKD caused by diabetes for each one-percent of market penetration reflects assumptions including (i) an estimated existing population in the United States of 4.4 million diabetic individuals in stage 3a, 3b and 4 CKD with eGFR between 20 and 50 and (ii) a representative price of approximately $360,000 per treatment (the median price per patient of a sample of recently launched disease modifying novel therapeutics, including Trikafta/Orkambi, Tepezza, Soliris/Ultomiris, Evryski, Spinraza and Vutrisiran). ProKidney does not as a matter of course make public projections as to future sales, earnings, or other results.

On December 9, 2021, members of SCS’s management team reviewed this forecast with the independent members of the Board. Although SCS’s management team and the Board considered this forecast of revenue potential, SCS’s management team and the Board placed limited weight on this forecast and instead concentrated their due diligence efforts on analyzing the data from ProKidney’s clinical trials.

The foregoing prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of ProKidney’s management, was prepared on a reasonable basis, reflected the best currently available estimates and judgments, and presented, to the best of management’s knowledge and belief, the revenue potential for a specified target market for ProKidney.

Neither ProKidney’s nor SCS’s independent auditors, or any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The inclusion of the prospective financial information in this proxy statement should not be regarded as an indication that SCS, our Board of Directors or their respective affiliates, advisors or other representatives considered, or now considers, such prospective financial information necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination. The prospective financial information is not fact and is not necessarily indicative of future results, which may be materially different than the prospective financial information. We do not expect to refer back to the prospective financial information in our future periodic reports filed under the Exchange Act.

The prospective financial information reflects numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to ProKidney’s business, all of which are difficult to predict and many of which are beyond ProKidney’s and SCS’s control. The prospective financial information is a forward-looking statement that is inherently subject to significant uncertainties and contingencies, many of which are beyond ProKidney’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “ProKidney’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement. As a result, there can be no assurance that the prospective financial information will be realized or that actual results will not be significantly higher or lower than projected. Since the prospective financial information covers multiple years, such information by its nature becomes less reliable with each successive year. The prospective financial information is subjective in many respects and thus is susceptible to multiple interpretations.

Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Nonetheless, the prospective financial information is provided in this proxy statement because they were made available to SCS and our Board of Directors in connection with their review of the proposed transaction.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT CERTAIN PROSPECTIVE FINANCIAL INFORMATION, SCS UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THE PROSPECTIVE FINANCIAL INFORMATION, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE SHOWN TO BE IN ERROR OR CHANGE.

Interests of Certain Persons in the Business Combination

In considering the recommendation of our Board to vote in favor of the Business Combination, shareholders should be aware that aside from their interests as shareholders, our Sponsor, directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination.

These interests include, among other things:

•

the fact that our Sponsor paid an aggregate of $25,000 for 5,750,000 Founder Shares and later effected a share capitalization resulting in our Sponsor and directors holding an aggregate of 6,250,000 Founder Shares (after giving effect to the forfeiture of 75,000 Founder Shares in connection with the underwriters’ exercise of their overallotment option in our initial public offering), which will automatically convert into New ProKidney Class A ordinary shares upon the Closing on a one-for-one basis in connection with the Business Combination and, if unrestricted and freely tradable, would have had an aggregate market value of $[                ] million based upon the closing price of $[                ] per public share on Nasdaq on [                ], 2022, the most recent practicable date prior to the date of this proxy statement, and will have an aggregate market value of $62,500,000, based upon the per share value implied in the Business Combination of $10.00 per New ProKidney Class A ordinary share, but will be worthless if we fail to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

•	the fact that our Sponsor paid $6,400,000 for 640,000 private placement shares (the “Private Placement Shares”) in a private placement that occurred concurrently with the initial public offering;

•

the fact that in June 2021, our Sponsor transferred 30,000 of its 6,250,000 Founder Shares to Marc Semigran, M.D., an SCS independent director, which will automatically convert into New ProKidney Class A ordinary shares upon the Closing on a one-for-one basis in connection with the Business Combination and, if unrestricted and freely tradable, would have had an aggregate market value of $[                ] million based upon the closing price of $[                ] per public share on Nasdaq on [                ], 2022, the most recent practicable date prior to the date of this proxy statement, and will have an aggregate market value of $300,000, based upon the per share value implied in the Business Combination of $10.00 per New ProKidney Class A ordinary share, but will be worthless if we fail to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

•

the fact that given the differential in the purchase price that our Sponsor and directors paid for the Founder Shares as compared to the price of the public shares sold in the IPO and the 6,250,000 New ProKidney Class A ordinary shares that our Sponsor and directors will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and directors and their respective affiliates may earn a positive rate of return on their investment even if the New ProKidney Class A ordinary shares trade significantly below the price initially paid for the public shares in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•

the fact that on September 24, 2021, SCS entered into a director restricted stock unit award agreement with Uma Sinha, Ph.D., an SCS independent director, providing for the grant of 30,000 restricted stock units to Dr. Sinha, which grant is contingent on both the consummation of an initial business combination and a shareholder approved equity plan;

•

the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not consummated by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

•

the fact that the Sponsor Related PIPE Investors agreed to subscribe for an aggregate of 15,640,000 SCS Class A ordinary shares in connection with the PIPE Investment for an aggregate amount of $156,400,000;

•

the fact that our Sponsor, directors and officers have agreed not to redeem any of the Founder Shares, Private Placement Shares and public shares held by them in connection with a shareholder vote to approve a proposed initial business combination, and without any separate consideration provided by SCS for such agreement;

•

the fact that our Sponsor, directors and officers have agreed to vote any Founder Shares, Private Placement Shares and public shares owned by them in favor of our Business Combination, including any proposals recommended by the Board in connection with the Business Combination;

•

the fact that our Sponsor, directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and Private Placement Shares if we fail to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

•	the continued right of our Sponsor, directors and officers to hold our SCS Class A ordinary shares following the Business Combination, subject to certain lock-up periods;

•

the fact that our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, except (i) as to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account, (ii) as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act and (iii) in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims;

•

the fact that our officers and directors and their affiliates will not have any claim against the Trust Account for reimbursement for out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations, if we fail to consummate a business combination by July 2, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date). As of December 31, 2021, our officers and directors and their affiliates had no out-of-pocket expenses but had incurred $10,000 in unreimbursed eligible expenses;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•

the fact that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Sponsor, certain Closing ProKidney Unitholders and certain other parties, which provides for registration rights to them and their permitted transferees; and

•

the fact that on April 20, 2022, SCS issued the SCS Promissory Note (as defined below) to our Sponsor, pursuant to which SCS may borrow up to an aggregate principal amount of $1,500,000, which is payable upon the earlier of July 2, 2023 and the effective date of a business combination, and that, as of May 6, 2022, $250,000 was outstanding under the SCS Promissory Note.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Total SCS Shares to be Issued in the Business Combination

It is anticipated that, upon completion of the Business Combination (assuming no redemptions from the Trust Account and that no additional shares are issued prior to completion of the Business Combination): (i) SCS’s public shareholders (other than the PIPE Investors) will retain an ownership interest of approximately 9.5% in New ProKidney; (ii) the Third Party PIPE Investors will own approximately 13.9% of New ProKidney (such that public shareholders and the Third Party PIPE Investors will own approximately 23.4% of New ProKidney); (iii) our Sponsor and our independent directors will own approximately 2.6% of New ProKidney; (iv) the Sponsor Related PIPE Investors will own approximately 5.9% of New ProKidney; and (v) the Closing ProKidney Unitholders (including the ProKidney Related PIPE Investors) will own approximately 68.1% of New ProKidney. Following the Closing, and subject to the approval of the New ProKidney Incentive Equity Plan by SCS’s shareholders and the approval of the applicable award agreements by the New ProKidney Board, pursuant to the New ProKidney Incentive Equity Plan SCS expects to grant awards under the New ProKidney Incentive Equity Plan. Although the awards (or associated benefits or amounts) that will be made to particular individuals or groups of individuals are not currently determinable, the New ProKidney Incentive Equity Plan reserves for issuance New ProKidney ordinary shares equal to approximately [                ]% of the New ProKidney ordinary shares expected to be outstanding at the Closing. Additionally, following the Closing, and subject to the approval of the New ProKidney Employee Stock Purchase Plan by SCS’s shareholders and the New ProKidney Board, pursuant to the New ProKidney Employee Stock Purchase Plan, SCS expects to reserve for issuance New ProKidney Class A ordinary shares for purchase by New ProKidney employees. Although the number of shares that will be sold under the New ProKidney Employee Stock Purchase Plan is not currently determinable, the New ProKidney Employee Stock Purchase Plan will reserve for issuance New ProKidney ordinary shares equal to approximately [                ]% of the New ProKidney ordinary shares expected to be outstanding at the Closing.

These levels of ownership interest assume that no shares are elected to be redeemed. The ownership percentage with respect to New ProKidney following the Business Combination (i) does not include (a) the issuance of any shares upon completion of the Business Combination under the New ProKidney Incentive Equity Plan, a copy of which is attached to this proxy statement as Annex M and is further described in the Incentive Equity Plan Proposal within this proxy statement or (b) the issuance of 17,500,000 Earnout Shares in connection with the earnout provision of the Business Combination Agreement, assuming a share price of $10.00 per SCS ordinary share but (ii) does include (a) Founder Shares, which will be converted into New ProKidney Class A ordinary shares at the Closing of the Business Combination on a one-for-one basis (even though such New ProKidney Class A ordinary shares will be subject to transfer restrictions) and (b) the New ProKidney Class B ordinary shares to be issued in settlement of the PMEL RSRs and the associated Post-Combination ProKidney Common Units to be issued in settlement of the PMEL RCUs, in each case, upon vesting under the applicable award agreement with the applicable PMEL Existing Holder in accordance with the Business Combination Agreement and the Second Amended and Restated ProKidney Limited Partnership Agreement. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by SCS’s existing shareholders in New ProKidney will be different. For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The PIPE Investors have agreed to purchase in the aggregate 57,500,000 SCS Class A ordinary shares at a purchase price of $10.00 per share; provided that (x) at their election, the ProKidney Related PIPE Investors can increase the size of their share purchase from 5,000,000 SCS Class A ordinary shares to up to 10,000,000 SCS Class A ordinary shares, which would in turn increase the PIPE Investment to up to 62,500,000 SCS Class A ordinary shares and (y) the ProKidney Related PIPE Investors may elect instead to purchase up to an aggregate of 5,000,000 Post-Combination ProKidney Common Units (or up to 10,000,000 Post-Combination ProKidney Common Units to the extent such investor elects to increase its commitment), together with a corresponding number of SCS Class B ordinary shares, in lieu of SCS Class A ordinary shares. For more information, please see the sections entitled “Summary of the Proxy Statement—Impact of the Business Combination on SCS’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 5—Incentive Equity Plan Proposal.”

Sources and Uses for the Business Combination

The following tables summarize the estimated sources and uses for funding the Business Combination (all numbers in millions):

($ in millions)	No Redemption	Maximum Redemption
Sources
SCS Funds in Trust	$250	$0
PIPE Investment*	575	575
ProKidney Unitholders Rollover Equity	1,750	1,750
Founder Shares	69	69

Total	$2,644	$2,394
Uses
Cash to ProKidney Balance Sheet	$764	$514
ProKidney Unitholders Rollover Equity	1,750	1,750
Founder Shares	69	69
Estimated Fees and Expenses**	62	62

Total	$2,644	$2,394

*	Assumes that the ProKidney Related PIPE Investors purchase 5,000,000 SCS Class A ordinary shares.
**

Of this amount, approximately $7.7 million relates to the deferred underwriting fees associated with SCS’s initial public offering; $10.6 million relates to SCS’s direct and incremental transaction costs, including legal, tax, accounting, third-party advisory, proxy solicitation, printing and other miscellaneous fees; $3.0 million relates to SCS’s directors and officers liability insurance tail coverage; $18.0 million relates to ProKidney’s investment transaction fees; $12.0 million relates to equity financing fees associated with the PIPE Investment; and $10.0 million relates to ProKidney’s direct and incremental transaction costs such as legal, tax, accounting, third-party advisory and other miscellaneous fees.

Board of Directors of SCS Following the Business Combination

Upon consummation of the Business Combination, our Board anticipates that the New ProKidney Board will continue to be classified into three classes, with each Class I director having a term that will expire at New

ProKidney’s annual general meeting of shareholders in 2023, each Class II director having a term that will expire at New ProKidney’s annual general meeting of shareholders in 2024 and each Class III director having a term that will expire at New ProKidney’s annual general meeting of shareholders in 2025, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. As discussed above, in connection with the Business Combination, Tim Bertram, Ph.D., Pablo Legorreta, William F. Doyle, Alan M. Lotvin, M.D., Brian J.G. Pereira, M.D., Uma Sinha, Ph.D. and [                ] have each been nominated to serve as directors of New ProKidney upon completion of the Business Combination. Please see the sections entitled “Proposal No. 4—Director Appointment Proposals” and “Management After the Business Combination” for additional information.

Memorandum and Articles of Association

Pursuant to the terms of the Business Combination Agreement, upon the closing of the Business Combination, the Memorandum and Articles of Association will be amended, subject to the Organizational Documents Proposals to approve the following:

•	as a special resolution, a change in the name of SCS to “ProKidney Corp.”;

•

as an ordinary resolution, an increase of the authorized number of New ProKidney Class B ordinary shares of a par value of US$0.0001 each from 50,000,000 to 500,000,000 such that following the Increase, the authorized share capital of New ProKidney shall be US$100,500 divided into 500,000,000 New ProKidney Class A ordinary shares of a par value of US$0.0001 each, New ProKidney 500,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 New ProKidney preference shares of a par value of US$0.0001 each;

•

as a special resolution, the amendment and restatement of SCS’s current Memorandum and Articles of Association in the form of the Amended and Restated Memorandum and Articles of Association attached hereto as Annex E.

Name; Headquarters

The name of New ProKidney after the Business Combination will be ProKidney Corp., and our headquarters will be located at [                ].

Redemption Rights

Pursuant to our Memorandum and Articles of Association, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share, calculated in accordance with our current Memorandum and Articles of Association. As of December 31, 2021, the redemption price would have been approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its SCS Class A ordinary shares for cash and will not own the resulting shares of New ProKidney. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described herein. Notwithstanding the foregoing, a public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its SCS Class A ordinary shares with respect to more than an aggregate of 15% of the public shares without our prior consent.

We have no specified maximum redemption threshold under our current Memorandum and Articles of Association, other than the aforementioned 15% threshold. Each redemption of SCS Class A ordinary shares by our public shareholders will reduce the amount in our Trust Account, which held cash and investment securities with a fair value of $250,008,324 as of December 31, 2021. The Business Combination Agreement provides that ProKidney’s obligation to consummate the Business Combination is conditioned on the sum of the amount in the Trust Account (after giving effect to all redemptions of SCS Class A ordinary shares but prior to payment of any deferred underwriting commission and any transaction expenses) and the proceeds from the PIPE Investment equaling or exceeding $500,000,000. If, as a result of redemptions of SCS Class A ordinary shares by our public shareholders or otherwise, the Minimum Cash Condition is not met (or waived), then ProKidney may elect not to consummate the Business Combination. In addition, in no event will we redeem our SCS Class A ordinary shares in an amount that would result in SCS’s failure to have net tangible assets equaling or exceeding $5,000,001. Please see the section entitled “Extraordinary General Meeting of SCS Shareholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Holders of public shares who elect not to have their shares redeemed may experience dilution by electing not to redeem their shares. Potential sources of such dilution include: (i) the conversion of the Founder Shares into New ProKidney Class A ordinary shares, to the extent that the amounts contributed by our Sponsor to SCS in exchange for the Founder Shares on a per-share basis is less than $10.00 per share, (ii) the payment of certain expenses by SCS in connection with the Closing of the Business Combination, including deferred underwriting expenses and other transaction expenses, to the extent that such amounts would otherwise have been paid with funds released from the Trust Account to New ProKidney at the Closing, (iii) awards granted pursuant to the New ProKidney Incentive Equity Plan, (iv) shares purchased pursuant to the New ProKidney Employee Stock Purchase Plan and (v) redemptions by other public shareholders, to the extent that the potential sources of dilution identified in the preceding clauses (i) through (iv) would be borne by fewer public shares after the Closing.

Appraisal Rights

Appraisal rights are not available to our shareholders in connection with the Business Combination.

Expected Accounting Treatment

Under any of the redemption scenarios, we anticipate that the Business Combination will qualify as a common control transaction. Under the guidance in ASC 805 for transactions between entities under common control, the assets, liabilities, and noncontrolling interests of ProKidney and SCS are recognized at their carrying amounts on the date of the Business Combination. Under this method of accounting, SCS will be treated as the “acquired” company for financial reporting purposes. Accordingly, the consolidated assets, liabilities and results of operations of ProKidney will become the historical financial statements of New ProKidney, and SCS’s assets, liabilities and results of operations will be consolidated with ProKidney’s beginning on the acquisition date. For accounting purposes, the financial statements of New ProKidney will represent a continuation of the financial statements of ProKidney with the Business Combination being treated as the equivalent of ProKidney issuing stock for the net assets of SCS, accompanied by a recapitalization.

Material U.S. Federal Income Tax Considerations for U.S. Holders Exercising Redemption Rights

The following is a discussion of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of SCS Class A ordinary shares of the exercise of redemption rights. This section applies only to U.S. Holders that hold their SCS Class A ordinary shares as capital assets for U.S. federal income tax purposes (generally, property held for investment).

This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to U.S. Holders in light of their particular circumstances or status including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market tax accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	mutual funds;

•	individual retirement accounts and other tax-deferred accounts;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares;

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or risk reduction transaction;

•	persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations; or

•	passive foreign investment companies.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. Moreover, this discussion does not address any state, local, or non-U.S. tax consequences, any aspect of alternative minimum tax, the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, or the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith and any laws, regulations or practices adopted in connection with any such agreement) or any aspect of U.S. federal non-income tax law, such as gift or estate tax laws.

We have not and do not intend to seek any rulings from the IRS regarding the exercise of redemption rights. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds SCS Class A ordinary shares, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any SCS Class A ordinary shares and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the exercise of redemption rights to them.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Federal Income Tax Consequences of a Redemption of SCS Class A Ordinary Shares

U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of SCS Class A ordinary shares who or that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•

a corporation (or other entity or arrangement that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place under applicable Treasury Regulations to be treated as a U.S. person.

Effects to U.S. Holders of Exercising Redemption Rights

Subject to the PFIC rules discussed below, the U.S. federal income tax consequences to a U.S. Holder of SCS Class A ordinary shares that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its SCS Class A ordinary shares will depend on whether the redemption qualifies as a sale of SCS Class A ordinary shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. Subject to the PFIC rules discussed below, if the redemption qualifies as a sale of such U.S. Holder’s SCS Class A ordinary shares redeemed, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in SCS’s Class A ordinary shares redeemed. The deductibility of capital losses is subject to limitations.

The redemption of SCS ordinary shares will generally qualify as a sale of SCS’s Class A ordinary shares redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only SCS ordinary shares actually owned by such U.S. Holder, but also SCS ordinary shares that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to SCS ordinary shares owned directly, SCS ordinary shares owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any SCS ordinary shares such U.S. Holder has a right to acquire by exercise of an option, which would generally include SCS ordinary shares that could be acquired pursuant to the exercise of the warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the Business Combination or the PIPE Investment should be included in determining the U.S. federal income tax treatment of the redemption.

The redemption of SCS Class A ordinary shares will generally be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of SCS outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of SCS outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. There will be a complete termination of such U.S. Holder’s interest if either (i) all of SCS’s ordinary shares actually or constructively owned by such U.S. Holder are redeemed or (ii) all of SCS’s ordinary shares actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of SCS’s ordinary shares owned by certain family members and such U.S. Holder does not constructively own any other SCS shares. The redemption of SCS ordinary shares will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such

U.S. Holder’s proportionate interest in SCS. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to SCS’s ordinary shares. Subject to the PFIC rules discussed below, such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of SCS’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its other SCS ordinary shares (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of those rules, any remaining tax basis of the U.S. Holder in SCS’s ordinary shares redeemed will generally be added to the U.S. Holder’s adjusted tax basis in its remaining SCS ordinary shares, or, if it has none, possibly to the U.S. Holder’s adjusted tax basis in other SCS ordinary shares constructively owned by such U.S. Holder.

PFIC Considerations

Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

PFIC Status of SCS

Based upon the composition of its income and assets, and upon a review of its financial statements, SCS believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2021 and will likely be considered a PFIC for its current taxable year.

If SCS were classified as a PFIC at any time during a U.S. Holder’s holding period in SCS Class A ordinary shares and the U.S. Holder has not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such SCS Class A ordinary shares or in which SCS was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) a mark-to-market election (as defined below) with respect to such SCS Class A ordinary shares, then the tax on any gain recognized by such U.S. Holder would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of SCS. Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s SCS Class A ordinary shares;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which SCS was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE EXERCISE OF REDEMPTION RIGHTS.

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of SCS Class A ordinary shares will depend on whether the U.S. Holder has made a timely and effective election to treat SCS as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of SCS Class A ordinary shares during which SCS qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s SCS Class A ordinary shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would have a new basis and holding period in its SCS Class A ordinary shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a QEF Election (or a QEF Election along with a purging election) with respect to SCS is contingent upon, among other things, the provision by SCS of a “PFIC Annual Information Statement” (within the meaning of the applicable Treasury Regulations) to such U.S. Holder. SCS provided PFIC Annual Information Statements to U.S. Holders of SCS Class A ordinary shares, upon request, with respect to its taxable year that ended on December 31, 2021 and will endeavor to continue to provide to a U.S. Holder such information upon request. There is no assurance, however, that SCS will continue to timely provide such information. A U.S. Holder that made a QEF Election (or a QEF Election along with a purging election) may be referred to as an “Electing Shareholder” and a U.S. Holder that did not make a QEF Election may be referred to as a “Non-Electing Shareholder.”

The impact of the PFIC rules on a U.S. Holder of SCS Class A ordinary shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock” (within the meaning of the applicable Treasury Regulations), generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value (a “mark-to-market election”). No assurance can be given that the SCS Class A ordinary shares are considered to be marketable stock for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules discussed herein. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Class A ordinary shares under their particular circumstances.

Tax Reporting

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to SCS. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement. Furthermore, certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on an IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. An interest in SCS constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties. U.S. Holders are urged to consult their tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in Class A ordinary shares.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of SCS Class A ordinary shares and backup withholding may also apply. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will generally be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished by such U.S. Holder to the IRS in a timely manner.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR SCS CLASS A ORDINARY SHARES PURSUANT TO THE EXERCISE OF REDEMPTION RIGHTS.

Regulatory Matters

At any time before or after consummation of the Business Combination, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division of the U.S. Department of Justice, the Federal Trade Commission, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither SCS nor ProKidney is aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Certain Engagements in Connection with the Business Combination and Related Transactions

SCS has engaged Citigroup Global Markets Inc. (“Citi”), Morgan Stanley & Co. LLC (“Morgan Stanley”), Jefferies LLC (“Jefferies”), Evercore Group L.L.C. (“Evercore”), and UBS Securities LLC (“UBS”, and, collectively with Citi, Morgan Stanley, Jefferies, and Evercore, the “Placement Agents” and each individually, a “Placement Agent”) to act as placement agent on its $575 million PIPE financing. The Placement Agents will receive fees and expense reimbursements in connection therewith. In addition, SCS has engaged BofA Securities, Inc. to act as capital markets advisor in connection with the Business Combination.

In addition, each Placement Agent (together with its affiliates) is a full-service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. Each Placement Agent and its affiliates may provide investment banking and other commercial dealings to SCS, ProKidney and their respective affiliates in the future, for which they would expect to receive customary compensation.

In addition, in the ordinary course of its business activities, each Placement Agent and its affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of SCS or ProKidney, or their respective affiliates. Each Placement Agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Vote Required for Approval

This Business Combination Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the SCS ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Accordingly, other than with respect to the determination of whether a valid quorum is established, an SCS shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting with regard to the Business Combination Proposal will have no effect on the Business Combination Proposal. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no further effect on the Business Combination Proposal.

Our Sponsor, directors and officers have agreed to vote any Founder Shares, Private Placement Shares and public shares owned by them in favor of our Business Combination. As of the record date, our Sponsor, directors and officers collectively own [                ]% of our issued and outstanding SCS ordinary shares.

The Business Combination Proposal is contingent upon approval of the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal. Therefore, if any of the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal is not approved, the Business Combination Proposal will have no effect, even if approved by holders of SCS ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that SCS’s entry into the Business Combination Agreement, dated as of January 22, 2022, by and among SCS and ProKidney, acting through its general partner, Legacy GP, a copy of which is attached to the proxy statement as Annex A, and the transactions contemplated thereby be approved, ratified and confirmed in all respects.”

Recommendation of SCS’s Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT OUR SHAREHOLDERS VOTE “FOR”

THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of SCS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section above entitled “—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 2—ORGANIZATIONAL DOCUMENTS PROPOSALS

In connection with the Business Combination, SCS’s shareholders are being asked to consider and vote upon three separate proposals in connection with the change of name, the change of authorized share capital and the amendment and restatement of the existing Memorandum and Articles of Association of SCS in the form of the proposed Amended and Restated Memorandum and Articles of Association of New ProKidney. These three separate proposals are summarized below:

	Existing Charter	Proposed Charter
Change of Name (Organizational Documents Proposal 2A)	The existing charter provides the name of the company is “Social Capital Suvretta Holdings Corp. III.” See Article 1 of the existing charter.	The proposed charter provides the new name of the company to be “ProKidney Corp.” See Article 1 of the proposed charter.

Authorized Shares (Organizational Documents Proposal 2B)

The existing charter authorizes the issuance of up to 500,000,000 SCS Class A ordinary shares, 50,000,000 SCS Class B ordinary shares, and 5,000,000 SCS preference shares, each par value $0.0001 per share.

See Article 5 of the existing charter.

The proposed charter authorizes the issuance of up to 500,000,000 New ProKidney Class A ordinary shares, up to 500,000,000 New ProKidney Class B ordinary shares and up to 5,000,000 New ProKidney preference shares, each par value $0.0001 per share.

See Article 5 of the proposed charter.

Amendment and Restatement of the Existing Charter (Organizational Documents Proposal 2C)	The existing charter contains a number of provisions that will be amended, including: (i) a provision that we will cease all operations if we do not consummate a business combination by July 2, 2023, (ii) other various provisions related to our status as a blank check company prior to the consummation of a business combination, (iii) a waiver regarding corporate opportunities (as applicable under U.S. law) for all directors and officers of SCS and (iv) a provision that the board of directors will be a single class.	The proposed charter will amend these provisions, among others by: (i) making New ProKidney’s existence perpetual, (ii) removing the provisions related to our status as a blank check company, (iii) limiting the waiver regarding corporate opportunities (as applicable under U.S. law) to only directors of New ProKidney who are not also employees of New ProKidney or its subsidiaries and (iv) providing that the New ProKidney Board will be divided into three classes, with each class generally serving for a term of three years and only one class being elected in each year.

In connection with the adoption of the proposed Amended and Restated Memorandum and Articles of Association of New ProKidney, SCS shareholders are being asked to vote on the following three separate proposals, as described in further detail below: (a) Organizational Documents Proposal 2A to, as a special resolution, change in the name of SCS to “ProKidney Corp.”; (b) Organizational Documents Proposal 2B to, as an ordinary resolution, increase the authorized number of SCS Class B ordinary shares of a par value of US$0.0001 each from 50,000,000 to 500,000,000 such that following the Increase, the authorized share capital of SCS shall be US$100,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each,

500,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each; and (c) Organizational Documents Proposal 2C to, as a special resolution, amend and restate the existing charter in the form of the Amended and Restated Memorandum and Articles of Association attached hereto as Annex E.

ORGANIZATIONAL DOCUMENTS PROPOSAL 2A—APPROVAL OF A CHANGE OF THE NAME OF SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. III

Overview

SCS’s shareholders are being asked to approve Organizational Documents Proposal 2A, which would, upon the completion of the Business Combination change our name from “Social Capital Suvretta Holdings Corp. III” to “ProKidney Corp.”

Our Board of Directors believes that changing the company name is desirable to reflect the business combination with ProKidney LP and to clearly identify New ProKidney as the publicly traded entity.

This summary is qualified by reference to the complete text of the proposed charter, a copy of which is attached to this proxy statement as Annex E. All shareholders are encouraged to read the proposed charter in its entirety for a more complete description of its terms.

Vote Required for Approval

Organizational Documents Proposal 2A requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by the holders of not less than a two-thirds majority of the SCS ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Accordingly, other than with respect to the determination of whether a valid quorum is established, a SCS shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting with regard to Organizational Documents Proposal 2A will have no effect on Organizational Documents Proposal 2A. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no further effect on Organizational Documents Proposal 2A.

The Organizational Documents Proposal 2A is contingent upon approval of the Business Combination Proposal, Organizational Documents Proposal 2B, Organizational Documents Proposal 2C, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal. Therefore, if any of the Business Combination Proposal, Organizational Documents Proposal 2B, Organizational Documents Proposal 2C, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal is not approved, the Organizational Documents Proposal 2A will have no effect, even if approved by holders of SCS ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, a change in the name of SCS to “ProKidney Corp.” as described in the Organizational Documents Proposal 2A be approved.”

Recommendation of the SCS Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT OUR SHAREHOLDERS VOTE “FOR”

ORGANIZATIONAL DOCUMENTS PROPOSAL 2A.

The existence of financial and personal interests of one or more of SCS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL 2B— APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL

Overview

SCS’s shareholders are being asked to approve Organizational Documents Proposal 2B, upon the completion of the Business Combination, authorize the change in the authorized share capital of SCS from (i) 500,000,000 SCS Class A ordinary shares, 50,000,000 SCS Class B ordinary shares, and 5,000,000 SCS preference shares, par value $0.0001 per share, to (ii) 500,000,000 New ProKidney Class A ordinary shares, par value $0.0001 per share, 500,000,000 New ProKidney Class B ordinary shares, par value $0.0001 per share, and 5,000,000 New ProKidney preference shares, par value $0.0001 per share.

As of the date of this proxy statement, there are currently 31,890,000 SCS ordinary shares issued and outstanding, consisting of (i) 25,000,000 public shares sold as part of the initial public offering, (ii) 640,000 Class A ordinary shares sold as part of a private placement which are held by our Sponsor and (iii) 6,250,000 Founder Shares that were initially issued to our Sponsor, prior to our initial public offering. There are currently no SCS preference shares issued and outstanding, and there are currently no warrants issued and outstanding.

In connection with the Business Combination and the PIPE Investment, the Company will issue (i) up to 62,500,000 SCS Class A ordinary shares to the PIPE Investors and (ii) up to [                ] New ProKidney Class B ordinary shares to ProKidney equity holders. In order to ensure that New ProKidney has sufficient authorized share capital for future issuances, our board of directors has approved, subject to shareholder approval, that the proposed charter change the authorized share capital of SCS from (i) 500,000,000 SCS Class A ordinary shares, 50,000,000 SCS Class B ordinary shares, and 5,000,000 SCS preference shares, par value $0.0001 per share, to (ii) 500,000,000 New ProKidney Class A ordinary shares, par value $0.0001 per share, 500,000,000 New ProKidney Class B ordinary shares, par value $0.0001 per share, and 5,000,000 New ProKidney preference shares, par value $0.0001 per share.

This summary is qualified by reference to the complete text of the proposed charter, a copy of which is attached to this proxy statement as Annex E. All shareholders are encouraged to read the proposed charter in its entirety for a more complete description of its terms.

Vote Required for Approval

Organizational Documents Proposal 2B requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the SCS ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Accordingly, other than with respect to the determination of whether a valid quorum is established, a SCS shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting with regard to Organizational Documents Proposal 2B will have no effect on Organizational Documents Proposal 2B. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no further effect on Organizational Documents Proposal 2B.

The Organizational Documents Proposal 2B is contingent upon approval of the Business Combination Proposal, Organizational Documents Proposal 2A, Organizational Documents Proposal 2C, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal. Therefore, if any of the Business Combination Proposal, Organizational Documents Proposal 2A, Organizational Documents Proposal 2C, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal is not approved, the Organizational Documents Proposal 2B will have no effect, even if approved by holders of SCS ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, an increase of authorized number of SCS Class B ordinary shares of a par value of US$0.0001 each from 50,000,000 to 500,000,000 such that following the Increase, the authorized share capital of SCS shall be US$100,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 500,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 as described in the Organizational Documents Proposal 2B be approved.”

Recommendation of the SCS Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT OUR SHAREHOLDERS VOTE “FOR”

ORGANIZATIONAL DOCUMENTS PROPOSAL 2B.

The existence of financial and personal interests of one or more of SCS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL 2C—APPROVAL OF THE AMENDED AND RESTATED ARTICLES OF ASSOCIATION

Overview

SCS’s shareholders are being asked to approve Organizational Documents Proposal 2C, which would, upon the completion of the Business Combination amend and restate SCS’s current Memorandum and Articles of Association in the form of the Amended and Restated Memorandum and Articles of Association attached hereto as Annex E.

Amending and restating the existing charter will allow New ProKidney to give effect to, subject to the approval of Organizational Documents Proposal 2A and Organizational Documents Proposal 2B, the name change of SCS to ProKidney Corp. and the Increase in authorized shares, as well as alter or remove certain provisions that will no longer be applicable to or as favorable for New ProKidney after the consummation of the Business Combination. For example, under the proposed charter, New ProKidney’s corporate existence will be perpetual as opposed to SCS’s corporate existence terminating if a business combination is not consummated within a specified period of time. Similarly, the proposed charter removes certain provisions relating to SCS being a blank check company because, after the consummation of the Business Combination, those provisions would no longer be applicable to New ProKidney.

Our Board believes that the Amended and Restated Memorandum and Articles of Association will contain provisions that are more applicable to and more favorable for New ProKidney than those currently in the existing charter.

This summary is qualified by reference to the complete text of the proposed charter, a copy of which is attached to this proxy statement as Annex E. All shareholders are encouraged to read the proposed charter in its entirety for a more complete description of its terms.

Vote Required for Approval

Organizational Documents Proposal 2C requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by the holders of not less than a two-thirds majority of the SCS ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Accordingly, other than with respect to the determination of whether a valid quorum is established, a SCS shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting with regard to Organizational Documents Proposal 2C will have no effect on Organizational Documents Proposal 2C. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no further effect on Organizational Documents Proposal 2C.

The Organizational Documents Proposal 2C is contingent upon approval of the Business Combination Proposal, Organizational Documents Proposal 2A, Organizational Documents Proposal 2B, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal. Therefore, if any of the Business Combination Proposal, Organizational Documents Proposal 2A, Organizational Documents Proposal 2B, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal is not approved, the Organizational Documents Proposal 2C will have no effect, even if approved by holders of SCS ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the proposed Amended and Restated Memorandum and Articles of Association of New ProKidney in the form attached to the accompanying proxy statement as Annex E and as described in the Organizational Documents Proposal 2C be approved.”

Recommendation of the SCS Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT OUR SHAREHOLDERS VOTE “FOR”

ORGANIZATIONAL DOCUMENTS PROPOSAL 2C.

The existence of financial and personal interests of one or more of SCS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 3—STOCK ISSUANCE PROPOSAL

For purposes of complying with the Nasdaq Listing Rule 5635, our shareholders are being asked to approve the issuance of an aggregate of (i) up to 62,500,000 New ProKidney Class A ordinary shares in the PIPE Investment, (ii) [                ] New ProKidney Class B ordinary shares to equity holders of ProKidney in the Business Combination (not including any restricted stock rights), (iii) New ProKidney Class B ordinary shares upon the achievement of certain milestones pursuant to the earnout interests issued to the Earnout Participants at the closing of the Business Combination and (iv) New ProKidney Class B ordinary shares upon the vesting of certain New ProKidney Class B PMEL RSRs (and associated PMEL RCUs) issued to certain PMEL Post-Combination Unitholders pursuant to the terms of the applicable award agreement with the applicable PMEL Existing Holder pursuant to the Business Combination Agreement and the Second Amended and Restated ProKidney Limited Partnership Agreement. At the election of the ProKidney Related PIPE Investors, the ProKidney Related PIPE Investors can increase the size of their share purchase from 5,000,000 SCS Class A ordinary shares to up to 10,000,000 SCS Class A ordinary shares which would in turn increase the PIPE Investment to up to 62,500,000 SCS Class A ordinary shares and an aggregate commitment of up to $625,000,000; provided that the ProKidney Related PIPE Investors may elect instead to purchase up to an aggregate of 5,000,000 Post-Combination ProKidney Common Units (or up to 10,000,000 Post-Combination ProKidney Common Units to the extent such investor elects to increase its commitment), together with a corresponding number of SCS Class B ordinary shares, in lieu of SCS Class A ordinary shares.

Under Nasdaq Listing Rule 5635, shareholder approval is required prior to the issuance of shares of common stock in certain circumstances, including (unless one or more exceptions in Nasdaq Listing Rule 5635 applies), (a) if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance or such shares have voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance or (b) if such issuance will result in a change of control of the issuer.

Pursuant to the Business Combination Agreement and the Subscription Agreements, we will issue (i) New ProKidney Class A ordinary shares to the PIPE investors, (ii) New ProKidney Class B ordinary shares to ProKidney equity holders, (iii) New ProKidney Class B ordinary shares upon the achievement of certain milestones pursuant to the earnout interests issued to the Earnout Participants at the closing of the Business Combination and (iv) New ProKidney Class B ordinary shares upon the vesting of certain New ProKidney Class B PMEL RSRs (and associated PMEL RCUs) issued to certain PMEL Post-Combination Unitholders pursuant to the terms of the applicable award agreement with the applicable PMEL Existing Holder pursuant to the Business Combination Agreement and the Second Amended and Restated ProKidney Limited Partnership Agreement that will exceed 20% of the voting power outstanding before such issuance. In addition, these issuances could collectively be deemed to result in a change of control of SCS. As a result, shareholder approval of such issuances is being sought under the Nasdaq regulations.

For a summary of the Business Combination Agreement and the Subscription Agreements, please see “Proposal No. 1—Business Combination Proposal”. Our shareholders should read carefully this proxy statement in its entirety for more detailed information regarding these agreements. You are urged to read carefully these agreements (or the form thereof, as applicable) in its entirety before voting on this Stock Issuance Proposal.

Vote Required for Approval

The Stock Issuance Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the SCS ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Accordingly, other than with respect to the determination of whether a valid quorum is established, a SCS shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting with regard to the Stock Issuance Proposal will have no effect on the Stock Issuance Proposal. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no further effect on the Stock Issuance Proposal.

The Stock Issuance Proposal is contingent upon approval of the Business Combination, the Organizational Documents Proposals, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal. Therefore, if any of the Business Combination Proposal, the Organizational Documents Proposals, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of SCS ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for purposes of complying with applicable listing rules of Nasdaq, the issuance by SCS of (i) New ProKidney Class A ordinary shares to the PIPE Investors, including to ProKidney Related PIPE Investors and to Sponsor Related PIPE Investors, (ii) New ProKidney Class B ordinary shares to ProKidney equity holders, (iii) New ProKidney Class B ordinary shares upon the achievement of certain milestones pursuant to the earnout interests issued to the Earnout Participants at the closing of the Business Combination and (iv) New ProKidney Class B ordinary shares upon the vesting of certain New ProKidney Class B PMEL RSRs (and associated PMEL RCUs) issued to certain PMEL Post-Combination Unitholders pursuant to the terms of the applicable award agreement with the applicable PMEL Existing Holder pursuant to the Business Combination Agreement and the Second Amended and Restated ProKidney Limited Partnership Agreement that will exceed 20% of the voting power outstanding before such issuance be confirmed, ratified, adopted and approved in all respects.”

Recommendation of the SCS Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT OUR SHAREHOLDERS VOTE “FOR”

THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of SCS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 4—DIRECTOR APPOINTMENT PROPOSALS

Overview

Assuming the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Incentive Equity Award Proposal and the Employee Stock Purchase Plan Proposal are approved at the Extraordinary General Meeting, holders of SCS Class B ordinary shares are being asked to appoint seven directors to the New ProKidney Board, effective upon the closing of the Business Combination, with each Class I director having a term that will expire at New ProKidney’s annual general meeting of shareholders in 2023, each Class II director having a term that will expire at New ProKidney’s annual general meeting of shareholders in 2024 and each Class III director having a term that will expire at New ProKidney’s annual general meeting of shareholders in 2025, or in each case until their respective successors are duly appointed and qualified, or until their earlier resignation, removal or death.

Our Board has nominated each of [                ] to serve as Class I directors, [                ] to serve as Class II directors and [                ] to serve as Class III directors, with Pablo Legorreta to serve as the Chairperson of the board of directors, in each case, in accordance with the terms and subject to the conditions of the Proposed Organizational Documents. The following sets forth information regarding each nominee.

Tim Bertram, Ph.D.

Dr. Bertram has been nominated to serve as a Class [                ] director of the New ProKidney Board for election at the Extraordinary General Meeting. Dr. Bertram has served as Chief Executive Officer of ProKidney-US and ProKidney-KY since January 2019 and has served as a director of Legacy GP Board and a member of the board of directors of ProKidney-KY (the “ProKidney-KY Board”) since January 2022. Since February 2017, Dr. Bertram has served on the board of directors of NexImmune, Inc. (Nasdaq: NEXI), a clinical-stage biotechnology company developing a novel approach to immunotherapy designed to orchestrate a targeted immune response by directing the function of antigen-specific T cells. Dr. Bertram was also involved in the development and registration of eight medical products while serving as a senior executive at Pfizer Inc. (NYSE: PFE), SmithKline Beecham Pharmaceuticals, and The Procter & Gamble Company (NYSE: PG) from 1985 to 2004. He was a faculty member at the University of Illinois, and a visiting scientist at the National Institutes of Health. Dr. Bertram received his D.V.M. in Biology and Veterinary Medicine and his Ph.D. in Cellular Pathology from Iowa State University and was board certified in Veterinary Pathology in 1984. Dr. Bertram’s qualifications to serve on the New ProKidney Board include his leadership experience in the healthcare industry, as well as his knowledge of ProKidney’s business.

Pablo Legorreta

Mr. Legorreta has been nominated to serve as the Chairperson and a Class [                ] director of the New ProKidney Board for election at the Extraordinary General Meeting. Mr. Legorreta has served as a director of the Legacy GP Board since August 2021, as a director of the ProKidney-KY Board since January 2019, and as a manager of ProKidney Bermuda since January 2019. Mr. Legorreta is the founder and has served as Chief Executive Officer of Royalty Pharma plc (Nasdaq: RPRX), a rapidly growing biopharma company and one of the largest dedicated life sciences investors in the world, since September 1996. Mr. Legorreta has also served as the Chairman of the board of directors of Royalty Pharma plc since April 2020. Mr. Legorreta has over 25 years of experience building and managing Royalty Pharma plc. Additionally, Mr. Legorreta is a co-founder of Pharmakon Advisors, LP, a leading provider of debt capital to the life sciences industry, where he has served as a managing member, since April 2009. Mr. Legorreta has served as a director of Epizyme, Inc. (Nasdaq: EPZM), a fully integrated, commercial-stage biopharmaceutical company developing and delivering novel epigenetic therapies, since November 2019. Additionally, Mr. Legorreta is a co-founder of Pharmakon Advisors, LP, a leading provider of debt capital to the life sciences industry, where he has served as a managing member since April 2009. Mr. Legorreta has served on the Board of Governors of the New York Academy of Sciences since

January 2015, the Board of Trustees of Rockefeller University since March 2017, and the Board of Trustees and Compensation, Research and Innovation and Development Committees of the Hospital for Special Surgery since January 2015. Mr. Legorreta has also served on the boards of Brown University, Pasteur Foundation (French: Institut Pasteur), a French non-profit private foundation dedicated to the study of biology, micro-organisms, diseases, and vaccines, Open Medical Institute, an international initiative for medical professionals, which through education and research, aims to improve healthcare on a global scale, and The Park Avenue Armory, a nonprofit cultural institution within the historic Seventh Regiment Armory. Mr. Legorreta is the founder and Chairman of Alianza Médica para la Salud, a non-profit organization dedicated to enhancing the quality of health care in Latin America by providing doctors and healthcare providers with continued education opportunities. Since its foundation in December 2010, AMSA has provided over 500 scholarships to Mexican and Latin American doctors and healthcare providers to study abroad. Mr. Legorreta is also a founding member of Mount Sinai’s new Institute for Health Equity Research, which is created in May 2020 in part as a response to the health inequities made apparent by COVID-19. Mr. Legorreta received his B.A. degree in Industrial Engineering from Universidad Iberoamericana in Mexico City. We believe that Mr. Legorreta’s experience in investing in pharmaceutical royalties and managing a growing life sciences investment company, as well as significant background in investment banking and debt financing provide him with the qualifications and skills to serve as the Chairman and a member of the New ProKidney Board.

William F. Doyle

Mr. Doyle has been nominated to serve as a Class [                ] director of the New ProKidney Board for election at the Extraordinary General Meeting. Mr. Doyle has been a member of Legacy GP Board and ProKidney KY-Board since January 2022. Mr. Doyle is a recognized expert in medical devices commercialization with over 20 years’ experience in the advanced technology and healthcare industries as an entrepreneur, executive, management consultant and investor. He has served as Executive Chairman of NovoCure Limited (Nasdaq: NVCR), a commercial-stage oncology company which is currently developing Tumor Treating Fields, a new therapy for solid tumor cancers (“NovoCure”), since May 2016 and a member of the board of directors of NovoCure since Feburary, 2004. Mr. Doyle has been a managing director of WFD Ventures LLC, a private venture capital firm he co-founded, since June 2002. Prior to that, Mr. Doyle was a member of Johnson & Johnson’s Medical Devices and Diagnostics Group Operating Committee and was the Vice President, Licensing and Acquisitions from 1994 to 1999. While at Johnson & Johnson, Mr. Doyle was also the Worldwide President of Biosense-Webster, Inc. and a member of the board of directors of Johnson & Johnson Development Corporation, Johnson & Johnson’s venture capital subsidiary. Mr. Doyle has served as a member of the board of directors of Elanco Animal Health, Inc. (NYSE: ELAN), a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders, and society as a whole, since October 2020 and a member of the board of directors of Minerva Neurosciences, Inc. (Nasdaq: NERV), a clinical-stage biopharmaceutical company focused on the development of therapies to treat central nervous system disorders, since November 2017. Previously, Mr. Doyle served as a member of the board of directors of OptiNose, Inc. (Nasdaq: OPTN), a pharmaceutical company focused on patients treated by ear, nose and throat (ENT) and allergy specialists, from June 2004 to October 2020, and Zoetis, Inc. (NYSE: ZTS), a leading animal health company, dedicated to supporting its customers and their businesses, from February 2015 to March 2016. Mr. Doyle earned his B.S. in Materials Science and Engineering from Massachusetts Institute of Technology and his M.B.A. from Harvard Business School. We believe Mr. Doyle is qualified to serve on the New ProKidney Board due to his business and investment experience and his extensive knowledge of ProKidney and the healthcare industry.

Alan M. Lotvin, M.D.

Dr. Lotvin has been nominated to serve as a Class [                ] director of the New ProKidney Board for election at the Extraordinary General Meeting. Dr. Lotvin has been a member of Legacy GP Board and ProKidney KY-Board since January 2022. Dr. Lotvin has served as the Executive Vice President at CVS Health

Corp (NYSE: CVS), a leading health solutions company, since November 2012, and the President of CVS Caremark since March 2020. Prior to that, Dr. Lotvin served as the Executive Vice President—Transformation at CVS Health Corporation from June 2018 to February 2020 and the Executive Vice President—Specialty Pharmacy at CVS Caremark from November 2012 to May 2018. Dr. Lotvin has extensive experience in the pharmacy benefit management (“PBM”) and specialty pharmacy industries. Before joining CVS Health Corp, Dr. Lotvin was the President and Chief Executive Officer of ICORE Healthcare, a Magellan Health Services company, and prior to that, Dr. Lotvin held senior positions in the PBM industry. Dr. Lotvin earned his B.S. in Biochemistry from Stony Brook University, his M.D. in Medicine from SUNY Downstate Health Sciences University, and his M.A. in Medical Informatics from Columbia University Graduate School of Arts and Sciences. We believe Dr. Lotvin is qualified to serve on the New ProKidney Board due to his extensive knowledge of ProKidney and the healthcare industry.

Brian J. G. Pereira, M.D.

Dr. Pereira has been nominated to serve as a Class [                ] director of the New ProKidney Board for election at the Extraordinary General Meeting. Dr. Pereira has been a member of Legacy GP Board and ProKidney KY-Board since January 2022. Dr. Pereira has served as the Chief Executive Officer at Visterra Inc., a clinical-stage biotechnology company committed to developing innovative antibody-based therapies for the treatment of patients with kidney diseases and other hard-to-treat diseases and a subsidiary of Otsuka America Inc., a global healthcare company listed on Tokyo Stock Exchange, since July 2013. Dr. Pereira has also served on the board of directors of Visterra Inc. since July, 2013. Dr. Pereira is a nationally recognized expert on kidney disease and nephrology, is the former Editor of the widely read textbook “Chronic Kidney Disease, Dialysis and Transplantation,” and has over 200 scientific papers to his credit. He currently serves on the board of directors of Africa Healthcare Network, Ltd, a dialysis provider, as the Chairman of the Board, the board of directors of KalVista Pharmaceuticals, Inc. (NASDAQ: KALV), a pharmaceutical company focused on the discovery, development, and commercialization of small molecule protease inhibitors for diseases with significant unmet need, the board of directors of Cullinan Pearl Corp, a privately held biotechnology company and a subsidiary of Cullinan Oncology, Inc. (Nasdaq: CGEM), an oncology company. He was the former Executive Chairman of the board of directors of Abeona Therapeutics Inc. (Nasdaq: ABEO), a clinical-stage biopharmaceutical company developing gene and cell therapies for serious diseases. Dr. Pereira is a graduate of St. John’s Medical College, Bangalore, India and has an MBA from the Kellogg Business School, Northwestern University. Dr. Pereira obtained his D.M. in Nephrology and M.D. in Internal Medicine from Post Graduate Institute, Chandigarh, India. We believe Dr. Pereira’s qualifications to serve on the New ProKidney Board include his extensive experience with pharmaceutical companies, and his years of experience providing services to pharmaceutical and biotechnology organizations, including evaluating business plans involving clinical trials.

Uma Sinha, Ph.D.

Dr. Sinha has been nominated to serve as a Class [                 ] director of the New ProKidney Board for election at the Extraordinary General Meeting. Dr. Sinha has been a member of the SCS Board since September 2021. In April 2016, Dr. Sinha was appointed the Chief Scientific Officer of BridgeBio Pharma, Inc. (“BridgeBio”) and serves as the Chief Scientific Officer of other BridgeBio subsidiaries, including Eidos Therapeutics. Prior to that, Dr. Sinha served as Chief Scientific Officer of Global Blood Therapeutics, Inc., a clinical-stage biopharmaceutical company, from 2014 to 2015 and as Senior Vice President of research from 2013 to 2014. She was Vice President, head of biology at Portola Pharmaceuticals, Inc., a clinical-stage biotechnology company, from 2010 to 2012 and was the Vice President of translational biology from 2004 to 2010. Previously, Dr. Sinha held senior research positions at Millennium Pharmaceuticals, Inc., a biopharmaceutical company, and COR Therapeutics, Inc., a biopharmaceutical company. Dr. Sinha received her Ph.D. in biochemistry from the University of Georgia and her B.Sc. with honors in chemistry from Presidency College. We believe Dr. Sinha’s qualifications to serve on the New ProKidney Board include her significant scientific experience in the biopharmaceutical industry.

Vote Required for Approval

These Director Appointment Proposals require an ordinary resolution of only the holders of SCS Class B ordinary shares, being a resolution passed by the holders of not less than a simple majority of the SCS Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Accordingly, other than with respect to the determination of whether a valid quorum is established, a SCS shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting with regard to the Director Appointment Proposals will have no effect on the Director Appointment Proposals. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no further effect on the Director Appointment Proposals.

Our Sponsor, directors and officers have agreed to vote any SCS Class B ordinary shares owned by them in favor of our Director Appointment Proposals. As of the record date, our Sponsor, directors and officers collectively own all of our issued and outstanding SCS Class B ordinary shares.

The Director Appointment Proposals are contingent upon approval of the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal. Therefore, if any of the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal is not approved, the Director Appointment Proposals will have no effect, even if approved by holders of SCS Class B ordinary shares.

Resolutions

The full text of the resolutions to be passed is as follows:

“RESOLVED, as an ordinary resolution of the holders of SCS Class B ordinary shares, that Tim Bertram, Ph.D. be appointed to serve as a Class [                ] director on New ProKidney’s Board upon the consummation of the Business Combination for a term that will expire at New ProKidney’s annual general meeting of shareholders in [                ]”;

“RESOLVED, as an ordinary resolution of the holders of SCS Class B ordinary shares, that Pablo Legorreta be appointed to serve as a Class [                ] director on New ProKidney’s Board upon the consummation of the Business Combination for a term that will expire at New ProKidney’s annual general meeting of shareholders in [                ]”;

“RESOLVED, as an ordinary resolution of the holders of SCS Class B ordinary shares, that William F. Doyle be appointed to serve as a Class [                ] director on New ProKidney’s Board upon the consummation of the Business Combination for a term that will expire at New ProKidney’s annual general meeting of shareholders in [                ]”;

“RESOLVED, as an ordinary resolution of the holders of SCS Class B ordinary shares, that Alan M. Lotvin, M.D. be appointed to serve as a Class [                ] director on New ProKidney’s Board upon the consummation of the Business Combination for a term that will expire at New ProKidney’s annual general meeting of shareholders in [                ]”;

“RESOLVED, as an ordinary resolution of the holders of SCS Class B ordinary shares, that Brian J. G. Pereira, M.D. be appointed to serve as a Class [                ] director on New ProKidney’s Board upon the consummation of the Business Combination for a term that will expire at New ProKidney’s annual general meeting of shareholders in [                ]”;

“RESOLVED, as an ordinary resolution of the holders of SCS Class B ordinary shares, that Uma Sinha, Ph.D. be appointed to serve as a Class [                ] director on New ProKidney’s Board upon the consummation of the Business Combination for a term that will expire at New ProKidney’s annual general meeting of shareholders in [                ]”; and

“RESOLVED, as an ordinary resolution of the holders of SCS Class B ordinary shares, that [                ] be appointed to serve as a Class [                ] director on New ProKidney’s Board upon the consummation of the Business Combination for a term that will expire at New ProKidney’s annual general meeting of shareholders in [                ].”

Recommendation of the SCS Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT OUR SHAREHOLDERS VOTE “FOR”

THE DIRECTOR APPOINTMENT PROPOSALS.

The existence of financial and personal interests of one or more of SCS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 5—INCENTIVE EQUITY PLAN PROPOSAL

Overview

In connection with the Business Combination, SCS’s shareholders are also being asked to approve and adopt the ProKidney Corp. 2022 Incentive Equity Plan (such plan the “New ProKidney Incentive Equity Plan”, and such proposal the “Incentive Equity Plan Proposal”). Our Board adopted the New ProKidney Incentive Equity Plan on [                ], 2022, subject to shareholder approval at the Extraordinary General Meeting. A copy of the New ProKidney Incentive Equity Plan is attached to this proxy statement as Annex M. If the New ProKidney Incentive Equity Plan is approved by our shareholders, the New ProKidney Incentive Equity Plan will become effective on the day of the Extraordinary General Meeting. If the New ProKidney Incentive Equity Plan is not approved by our shareholders, it will not become effective, and no stock awards will be granted thereunder.

The New ProKidney Incentive Equity Plan will provide for grants of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance awards and other stock or equity-related cash-based awards. Directors, officers and other employees of New ProKidney and its subsidiaries, as well as others performing consulting or advisory services for New ProKidney, will be eligible for grants under the New ProKidney Incentive Equity Plan.

Reasons to Approve the New ProKidney Incentive Equity Plan

The purpose of the New ProKidney Incentive Equity Plan is to promote the long-term success of New ProKidney by motivating employees and other individuals to perform at the highest level and contributing significantly to the success of New ProKidney, thereby furthering the best interests of New ProKidney and its shareholders. Equity awards are intended to motivate high levels of performance and align the interests of New ProKidney’s directors, employees and consultants with those of its shareholders by giving directors, employees and consultants the perspective of an owner with an equity stake in New ProKidney and providing a means of recognizing their contributions to the success of New ProKidney. SCS’s board of directors and management believe that equity awards are necessary to remain competitive in the industry and are essential to recruiting and retaining highly qualified individuals who will help New ProKidney meet its goals.

Set forth below is a summary of the material terms of the New ProKidney Incentive Equity Plan, which is qualified in its entirety by the text of the New ProKidney Incentive Equity Plan, a copy of which is attached hereto as Annex M. For further information about the New ProKidney Incentive Equity Plan, we refer you to the complete copy of the New ProKidney Incentive Equity Plan. As of [                ], 2022, the record date for the Extraordinary General Meeting, the closing price per SCS Class A ordinary share on Nasdaq was $[                ].

Summary of the Material Features of the New ProKidney Incentive Equity Plan

Eligibility. New ProKidney employees, non-employee directors, individual consultants, advisors and other service providers are eligible to receive awards under the New ProKidney Incentive Equity Plan based on the compensation committee’s determination, in its sole discretion, that an award to such individual will further the New ProKidney Incentive Equity Plan’s stated purpose (as described above). Awards of incentive stock options will be limited to New ProKidney’s employees or employees of certain of its affiliates. As of [                ], 2022, there are approximately [                ] employees and [                ] individual consultants, directors, advisers and other service providers eligible to receive awards under the New ProKidney Incentive Equity Plan.

Shares Available for Issuance. The plan provides for the future issuance of [                ] New ProKidney Class A ordinary shares, representing 10% of the number of New ProKidney Class A ordinary shares outstanding immediately after the Closing on a fully-diluted basis (including the New ProKidney Class A ordinary shares into which Post-Combination ProKidney Common Units may be exchanged pursuant to the Exchange Agreement, but before giving effect to the number of the New ProKidney Class A ordinary shares reserved or issued under the

New ProKidney Incentive Equity Plan and the New ProKidney Employee Stock Purchase Agreement and excluding all Earnout Shares and all Post-Combination ProKidney Common Units issuable upon the vesting and settlement of Earnout RCUs). In addition, the plan provides for an annual increase on the first day of each fiscal year during the period beginning with fiscal year 2023 and ending on the second day of fiscal year 2032 equal to the lesser of (a) 5% of the number of outstanding New ProKidney Class A ordinary shares on the last day of the immediately preceding fiscal year on a fully-diluted basis (including the New ProKidney Class A ordinary shares into which Post-Combination ProKidney Common Units may be exchanged pursuant to the Exchange Agreement, but before giving effect to the number of the New ProKidney Class A ordinary shares reserved or issued under the New ProKidney Incentive Equity Plan and the New ProKidney Employee Stock Purchase Agreement and excluding all Earnout Shares and all Post-Combination ProKidney Common Units issuable upon the vesting and settlement of Earnout RCUs), and (b) an amount determined by the plan administrator. The number of New ProKidney Class A ordinary shares that may be subject to incentive stock options granted under the New ProKidney Incentive Equity Plan is [                ]. Generally, New ProKidney Class A ordinary shares reserved for awards under the New ProKidney Incentive Equity Plan that lapse or are forfeited will be added back to the share reserve available for future awards. If an award expires or is canceled or forfeited, or is otherwise settled without the issuance of shares, the shares covered by the award will again be available for issuance under the New ProKidney Incentive Equity Plan. Shares tendered or withheld to pay or satisfy the exercise price of a stock option or SAR or to pay taxes in respect of any stock option or SAR, will again be available for issuance under the New ProKidney Incentive Equity Plan. Shares underlying replacement awards (i.e., awards granted as replacements for awards granted by a company that we acquire or with which we combine) will not reduce the number of shares available for issuance under the New ProKidney Incentive Equity Plan.

If the plan administrator determines that, as a result of any dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reorganization, merger, consolidation, spin-off, or other similar corporate transaction or event affecting New ProKidney Class A ordinary shares, an adjustment is necessary to prevent the dilution or enlargement of benefits intended to be made available under the New ProKidney Incentive Equity Plan, then the administrator will adjust equitably any or all of (i) the number and type of New ProKidney Class A ordinary shares which thereafter may be made the subject of awards, (ii) the number and type of New ProKidney Class A ordinary shares subject to outstanding awards, (iii) the grant, acquisition, exercise or hurdle price with respect to any award and (iv) the terms and conditions of any outstanding awards.

The aggregate grant date fair value of shares granted to any non-employee director under the New ProKidney Incentive Equity Plan and any other cash compensation paid to any non-employee director in any calendar year may not exceed $750,000; increased to $1,000,000 in the year in which such non-employee director initially joins the board of directors.

Stock Options. Stock options granted under the New ProKidney Incentive Equity Plan may either be incentive stock options, which are intended to satisfy the requirements of Section 422 of the Code, or nonqualified stock options, which are not intended to meet those requirements. Incentive stock options may be granted to employees of New ProKidney and its affiliates, and the aggregate fair market value of a New ProKidney Class A ordinary share determined at the time of grant with respect to incentive stock options that are exercisable for the first time by a participant during any calendar year may not exceed $100,000. Non-qualified options may be granted to employees, directors and consultants of New ProKidney and its affiliates. The exercise price of a stock option may not be less than 100% of the fair market value of New ProKidney Class A ordinary share on the date of grant, and the term of the option may not be longer than 10 years. If an incentive stock option is granted to an individual who owns more than 10% of the combined voting power of all classes of New ProKidney capital stock, the exercise price may not be less than 110% of the fair market value of the New ProKidney Class A ordinary share on the date of grant and the term of the option may not be longer than 5 years. To the extent that an exercisable stock option is not exercised in full prior to the expiration of the applicable option, and if the fair market value per share is greater than the exercise price, then the stock options will be deemed automatically exercised immediately before its expiration. Stock options may not be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions.

Stock Appreciation Rights. SARs represent a contractual right to receive, in cash or shares, an amount equal to the appreciation of one share from the grant date. The terms and conditions applicable to nonqualified stock options also apply to SARs.

Restricted Stock. Restricted stock is a New ProKidney Class A ordinary share that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain time or performance-based vesting conditions, as specified in the applicable award agreement. If the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited. During the restricted period and subject to the restrictions set forth in the applicable award agreement, the holder of restricted stock generally has the rights and privileges of a regular shareholder, including the right to vote the restricted shares and to receive dividends. The plan administrator may specify that any or all dividends or other distributions paid on restricted shares be paid in either cash or additional shares and either on a current or deferred basis and that such dividends or other distributions may be reinvested in additional shares, which may be subject to the same restrictions as the underlying restricted shares.

Restricted Stock Units. Restricted stock units are phantom shares that vest in accordance with terms and conditions established by the plan administrator and set forth in the applicable award agreement, and when the applicable restrictions lapse, the grantee will be entitled to receive a payout in cash, shares or a combination thereof based on the number of restricted stock units as specified in the award agreement. The plan administrator may specify in the applicable award agreement that any or all dividend equivalents or other distributions paid on restricted stock units be paid either in cash or additional shares and either on a current or deferred basis and that such dividend equivalents or other distributions may be reinvested in additional shares, which may be subject to the same restrictions as the restricted stock units. The holder of restricted stock units does not have the rights and privileges of a regular shareholder, including the ability to vote the restricted stock units.

Performance Awards. Awards under the New ProKidney Incentive Equity Plan may be denominated as a cash amount, number of shares or units or a combination and may be earned upon the achievement or satisfaction of performance conditions as specified by the plan administrator. The plan administrator may be use business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and will determine the nature of the performance goals to be achieved, the length of any performance period and the amount of any payment or transfer to be made pursuant to any such award. Settlement of performance awards will be in cash, shares other awards, other property, net settlement, or any combination thereof, as determined by the plan administrator. The plan administrator may provide that a performance award will convey the right to receive dividend equivalents, in which case the dividend equivalent rights will accumulate and be paid in cash or shares on the settlement date of the award, subject to the participant’s earning of the underlying shares.

Other Cash-Based and Stock-Based Awards. The plan also authorizes the grant of other cash-based awards and other types of stock-based awards. The plan administrator may award such other cash-based or stock-based awards subject to such conditions and restrictions as it may determine.

Plan Administration. In accordance with the terms of the New ProKidney Incentive Equity Plan, the compensation committee of the New ProKidney Board will administer the New ProKidney Incentive Equity Plan. The compensation committee may delegate some or all of its authority under the New ProKidney Incentive Equity Plan, including to one or more officers or to one or more committees of the New ProKidney Board to grant awards, but only the compensation committee can make awards to participants who are subject to the reporting and other requirements of Section 16 of the Exchange Act. In accordance with the provisions of the New ProKidney Incentive Equity Plan, the plan administrator determines the terms of awards, including which employees, directors and consultants will be granted awards, the number of shares subject to each award, the vesting provisions of each award, the termination or cancellation provisions applicable to awards, and all other terms and conditions upon which each award may be granted in accordance with the New ProKidney Incentive Equity Plan.

In addition, the plan administrator may, in its discretion, amend, alter, suspend, discontinue or terminate any term or condition of an outstanding award without the consent of the applicable participant, provided (i) no such action may materially adversely affect the participant’s rights except (x) to the extent the action is made to cause the New ProKidney Incentive Equity Plan to comply with applicable law, stock market or exchange rules or acconting or tax rules or (y) to impose any “clawback” or recoupment provisions on any awards.

Termination of Service or Change in Control. The plan administrator may provide in an applicable award agreement, or determine in any individual case, the circumstances in which an award may be exercised, settled, vested, paid or forfeited in the event of a participant’s termination of employment or service prior to the vesting, exercise or settlement of such award.

Upon a change in control, the plan administrator may, in its sole discretion, take any one or more of the following actions pursuant to the New ProKidney Incentive Equity Plan, as to some or all outstanding awards:

•

continuation or assumption of outstanding awards under the New ProKidney Incentive Equity Plan by New ProKidney (if New ProKidney is the surviving corporation) or by the successor or surviving corporation or its parent;

•

substitution or replacement of any outstanding award by the successor or surviving entity or its parent for a cash payment, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving entity (or a parent or subsidiary thereof) with substantially the same terms and value;

•

acceleration of the vesting (including the lapse of any restriction) and exercisability of outstanding awards, in each case, either (i) immediately prior to or as of the date of the change in control, (ii) upon a participant’s involuntary termination of service on or within a specified period following the change in control, or (iii) upon the failure of the successor or surviving corporation (or its parent) to continue or assume such outstanding awards;

•	in the case of a performance award, determination of the level of attainment of the applicable performance conditions; and

•

cancellation of outstanding awards under the New ProKidney Incentive Equity Plan in consideration of a payment, with the form, amount and timing of such payment to be determined by the administrator in its sole discretion, provided that (i) such payment is made in cash, securities, rights and/or other property, (ii) the amount of such payment equals the value of the award, as determined by the administrator in its sole discretion (provided that the administrator may cancel out-of-the-money options or SARs for no consideration) and (iii) such payment will be made promptly following the change in control, in compliance with Section 409A of the Code.

A “change in control” under the New ProKidney Incentive Equity Plan generally means (i) the acquisition of 50% or more of New ProKidney ordinary shares or combined voting power of voting securities; (ii) a change in the composition of the New ProKidney Board such that, during any twelve-month period, the individuals who as of the beginning of such period constitute the New ProKidney Board cease for any reason to constitute at least 50% of the New ProKidney Board (provided that any individual becoming a member of the New ProKidney Board after the beginning of such twelve-month period whose election or nomination for election by New ProKidney’s shareholders was approved by a vote of at least a majority of the directors immediately prior to the date of such appointment or election will be considered as though such individual were a member of the New ProKidney Board at the beginning of such twelve-month period); (iii) New ProKidney’s merger or consolidation with another entity after which New ProKidney’s voting securities outstanding immediately prior to such transaction do not continue to represent 50% or more of the total voting power of New ProKidney’s stock or of the surviving entity or parent entity thereof (if New ProKidney is not the surviving entity in such merger or consolidation); or (iv) a disposition of all or substantially all of New ProKidney’s assets.

Amendment and Termination. The New ProKidney Board may amend, alter, suspend, discontinue or terminate the New ProKidney Incentive Equity Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination will be made without (i) shareholder approval if required by applicable law or stock market or exchange rules or (ii) the consent of the affected participant, if such action would materially adversely affect the participant’s rights under any outstanding award, except (x) to the extent such action is made to cause the New ProKidney Incentive Equity Plan to comply with applicable law, stock market or exchange rules or accounting or tax rules or (y) to impose any “clawback” or recoupment provisions on any awards. The plan administrator may amend the New ProKidney Incentive Equity Plan, or create sub-plans, in such manner as may be necessary or desirable to enable the plan to achieve its state purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

The plan administrator may not, without shareholder approval, seek to effect any re-pricing of any previously granted “underwater” stock option or SAR.

Term of Plan. No award may be granted under the New ProKidney Incentive Equity Plan after the earliest to occur of (i) [                ], 2032, (ii) the maximum number of New ProKidney Class A ordinary shares available for issuance have been issued or (iii) the New ProKidney Board terminates the plan in accordance with its terms.

Federal Income Tax Considerations

The material federal income tax consequences of the issuance and exercise of stock options and other awards under the New ProKidney Incentive Equity Plan, based on the current provisions of the Code and regulations, are as follows. Changes to these laws could alter the tax consequences described below. This summary assumes that all awards granted under the New ProKidney Incentive Equity Plan are exempt from or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation.

Incentive Stock Options. Incentive stock options are intended to qualify for treatment under Section 422 of the Code. An incentive stock option does not result in taxable income to the optionee or deduction to New ProKidney at the time it is granted or exercised; provided that no disposition is made by the optionee of the shares acquired pursuant to the option within two years after the date of grant of the option nor within one year after the date of issuance of shares to the optionee (the “ISO holding period”). However, the difference between the fair market value of the shares on the date of exercise and the option price will be an item of tax preference includible in “alternative minimum taxable income” of the optionee. Upon disposition of the shares after the expiration of the ISO holding period, the optionee will generally recognize long-term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the shares. If the shares are disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize taxable compensation, and New ProKidney will have a corresponding deduction, in the year of the disposition, equal to the excess of the fair market value of the shares on the date of exercise of the option over the option price. Any additional gain realized on the disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than the fair market value of the shares on the date of exercise, the amount of compensation income will be limited to the excess of the amount realized over the optionee’s adjusted basis in the shares.

Nonqualified Options. Options otherwise qualifying as incentive stock options, to the extent the aggregate fair market value of shares with respect to which such options are first exercisable by an individual in any calendar year exceeds $100,000, and options designated as nonqualified options will be treated as options that are not incentive stock options. A nonqualified option ordinarily will not result in income to the optionee or deduction to New ProKidney at the time of grant. The optionee will recognize compensation income at the time of exercise of such nonqualified option in an amount equal to the excess of the then value of the shares over the option price per share. Such compensation income of optionees may be subject to withholding taxes, and a deduction may then be allowable to New ProKidney in an amount equal to the optionee’s compensation income. An optionee’s initial basis in shares so acquired will be the amount paid on exercise of the nonqualified option, plus the amount of any corresponding taxable compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.

Stock Grants. With respect to stock grants under the New ProKidney Incentive Equity Plan that result in the transfer of shares that are not subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary compensation income equal to the fair market value of shares received. New ProKidney generally will be entitled to a deduction in an amount equal to the ordinary compensation income recognized by the grantee. With respect to stock grants involving the transfer of shares that are subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares are not subject to a substantial risk of forfeiture. A grantee may elect to be taxed at the time of receipt of shares rather than upon lapse of the substantial risk of forfeiture, but if the grantee subsequently forfeits such shares, the grantee would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which they previously paid tax. The grantee must file such election with the IRS within 30 days of the receipt of the restricted shares. New ProKidney generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

Restricted Stock Units. The grantee recognizes no income until vested shares are issued pursuant to the terms of the grant. At that time, the grantee must generally recognize ordinary compensation income equal to the fair market value of the shares received. New ProKidney generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

New Plan Benefits

Grants under the New ProKidney Incentive Equity Plan will be made at the discretion of the plan administrator or other delegated persons, and we cannot determine at this time either the persons who will receive awards under the New ProKidney Incentive Equity Plan or the amount or types of any such awards. The value of the awards granted under the New ProKidney Incentive Equity Plan will depend on a number of factors, including the fair market value of the New ProKidney Class A ordinary shares on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Interests of Certain Persons in this Proposal

SCS’s directors and executive officers may be considered to have an interest in the approval of the New ProKidney Incentive Equity Plan because they may in the future receive awards under the New ProKidney Incentive Equity Plan. Nevertheless, the board of directors believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the New ProKidney Incentive Equity Plan.

Registration with the SEC

If the New ProKidney Incentive Equity Plan is approved by our shareholders and becomes effective, New ProKidney is expected to file a registration statement on Form S-8 registering the shares reserved for issuance under the New ProKidney Incentive Equity Plan after becoming eligible to use such form.

Equity Compensation Plan Information

SCS did not maintain, or have any securities authorized for issuance under, any equity compensation plans as of December 31, 2021.

Vote Required for Approval

This Incentive Equity Plan Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the SCS ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Accordingly, other than with respect to the determination of whether a valid quorum is established, a SCS shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting with regard to the Incentive Equity Plan Proposal will have no effect on the Incentive Equity Plan Proposal. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no further effect on the Incentive Equity Plan Proposal.

Our Sponsor, directors and officers have agreed to vote any Founder Shares, Private Placement Shares and public shares owned by them in favor of the Incentive Equity Plan Proposal. As of the record date, our Sponsor, directors and officers collectively own [                ]% of our issued and outstanding SCS ordinary shares.

The Incentive Equity Plan Proposal is contingent upon approval of the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals and the Employee Stock Purchase Plan Proposal. Therefore, if any of the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals and the Employee Stock Purchase Plan Proposal is not approved, the Incentive Equity Plan Proposal will have no effect, even if approved by holders of SCS ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the ProKidney Corp. 2022 Incentive Equity Plan and the material terms thereunder be approved and adopted.”

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT OUR SHAREHOLDERS VOTE “FOR”

THE INCENTIVE EQUITY PLAN PROPOSAL.

The existence of financial and personal interests of one or more of SCS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 6—EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

Overview

Assuming that the Business Combination Proposal is approved, SCS’s shareholders are also being asked to approve and adopt the ProKidney Corp. Employee Stock Purchase Plan (the “ESPP”). In designing the ESPP, the anticipated future equity needs were considered, and a total of [                ] New ProKidney Class A ordinary shares will initially be reserved for issuance under the ESPP. The SCS Board of Directors approved the ESPP on [                ], subject to shareholder approval at the Extraordinary General Meeting. A summary of the principal features of the ESPP is provided below. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the ESPP. A copy of the ESPP is attached to this proxy statement as Annex N. If the Business Combination closes and the ESPP is approved by our shareholders, the ESPP will be administered by the compensation committee of the New ProKidney Board or the New ProKidney Board, which will have the authority to make awards under the ESPP.

If the Business Combination closes and the ESPP is not approved by our shareholders, we will be unable to provide a means by which our employees will be given an opportunity to purchase our New ProKidney ordinary shares, and therefore we will be at a significant competitive disadvantage in attracting, retaining and motivating talented individuals who contribute to our success.

As of [                ], 2022, the record date for the Extraordinary General Meeting, the closing price per SCS Class A ordinary share on Nasdaq as $[                ].

Purpose

The purpose of the ESPP is to provide a means by which our employees may be given an opportunity to acquire a proprietary interest in New ProKidney through the purchase of New ProKidney Class A ordinary shares. Initially, the ESPP is not intended to qualify for favorable tax treatment under Section 423 of the Internal Revenue Code (“Section 423”). From and after such date as the plan administrator determines that the ESPP is able to satisfy the requirements of Section 423 (the “Section 423 Effective Date”), the ESPP will be intended to qualify as an “employee stock purchase plan” under Section 423 and the ESPP will be interpreted in a manner that is consistent with that intent.

Administration

The compensation committee of our board of directors will administer the ESPP. The compensation committee has the final power to construe and interpret both the ESPP, prescribe, amend and rescind rules relating to its administration and take any other actions necessary or desirable for the administration of the ESPP including adopting sub-plans applicable to particular participating subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 and the rights granted under it. The compensation committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the ESPP. The compensation committee will have the authority to change the minimum and maximum amounts of compensation for payroll deductions under the ESPP, the frequency with which a participant may elect to change their rate of payroll deductions, the dates by which a participant is required to submit an election form for participation in an offering period, and the effective date of a participant’s withdrawal due to termination of employment or change in status.

The compensation committee may delegate to one or more officers of New ProKidney or to one or more committees of the New ProKidney Board some or all of its authority under the ESPP.

Shares Subject to the ESPP

Subject to adjustment for certain changes in our capitalization, the maximum number of our New ProKidney Class A ordinary shares that may be issued pursuant to rights granted under the ESPP will initially be [                ] shares, representing 2% of the number of New ProKidney Class A ordinary shares outstanding immediately after the Closing on a fully-diluted basis (including the New ProKidney Class A ordinary shares into which Post-Combination ProKidney Common Units may be exchanged pursuant to the Exchange Agreement, but before giving effect to the number of the New ProKidney Class A ordinary shares reserved or issued under the New ProKidney Incentive Equity Plan and the New ProKidney Employee Stock Purchase Agreement and excluding all Earnout Shares and all Post-Combination ProKidney Common Units issuable upon the vesting and settlement of Earnout RCUs). The number of our New ProKidney ordinary shares reserved for issuance under the ESPP will automatically increase on the first day of each calendar year during the term of the ESPP, commencing on January 1, 2023 through January 1, 2032, by the least of (i) [                ] New ProKidney Class A ordinary shares, (ii) 1% of the total number of New ProKidney Class A ordinary shares outstanding on a fully-diluted basis (including the New ProKidney Class A ordinary shares into which Post-Combination ProKidney Common Units may be exchanged pursuant to the Exchange Agreement, but before giving effect to the number of the New ProKidney Class A ordinary shares reserved or issued under the New ProKidney Incentive Equity Plan and the New ProKidney Employee Stock Purchase Agreement and excluding all Earnout Shares and all Post-Combination ProKidney Common Units issuable upon the vesting and settlement of Earnout RCUs) on December 31 of the immediately preceding calendar year or (iii) such smaller number of our New ProKidney Class A ordinary shares as determined by the New ProKidney Board. If any rights granted under the ESPP terminate without being exercised in full, the New ProKidney Class A ordinary shares not purchased under such rights will again become available for issuance under the ESPP.

Offering Periods

The ESPP will be implemented by a series of offering periods, each of which will be 6 months in duration. The compensation committee of the New ProKidney Board will have the authority to determine or change the duration, frequency and start and ends dates of each offering period, provided that in no event may an offering period exceed 27 months.

Eligibility—Broad-Based Participation

Any individual who is employed by us (or by any of our subsidiary companies designated by the compensation committee of the New ProKidney Board as eligible to participate in the ESPP) may participate in offerings under the ESPP, provided such individual has been customarily employed for more than 20 hours per week and five months per calendar year. The compensation committee may also provide in any offering that certain of our employees who are “highly compensated” as defined in the Internal Revenue Code are not eligible to participate in the ESPP. Our non-employee directors and any employees located outside of the United States (to the extent permitted under Section 423) will not be eligible to participate in the ESPP.

No employee will be eligible to participate in the ESPP if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, New ProKidney ordinary shares possessing 5% or more of the total combined voting power or value of all classes of our New ProKidney ordinary shares or of any of our subsidiary companies, including any New ProKidney ordinary shares which such employee may purchase under all outstanding purchase rights and options. In addition, no employee may purchase more than $25,000 worth of our New ProKidney ordinary shares (determined based on the fair market value of the shares at the time such rights are granted) in each calendar year during which such rights are outstanding.

As of [                ], 2022, approximately [                ] employees would have been eligible to participate in the ESPP.

Participation in the ESPP; Payroll Deductions’ Purchase Price; Limits

An eligible employee may enroll in the ESPP by delivering to us, in accordance with the enrollment procedures established by the compensation committee, an enrollment form authorizing payroll deductions which may not be less than 1%, but not more than 10%, of such employee’s compensation (as defined in the ESPP) on each payday during the offering period. During an offering period, a participant may decrease (but not increase)

their rate of payroll deductions applicable to such offering period only once, by submitting a new enrollment form authorizing the new rate of payroll deductions at least 15 days before the purchase date for that offering period. A participant may decrease or increase their rate of payroll deductions for future offering periods by submitting a new enrollment form at least 15 days before the start of the next offering period. The deduction rate selected by a participant will remain in effect for subsequent offering periods unless the participant (i) submits a new enrollment form, (ii) withdraws from the ESPP or (iii) terminates employment or otherwise becomes ineligible to participate in the ESPP.

On the first trading day of each offering period, each participant will be granted an option to purchase, on the purchase date for such offering period, a number of New ProKidney Class A ordinary shares determined by dividing the participant’s accumulated payroll deductions by the applicable purchase price (as described below). In no event may a participant purchase more than [                ] New ProKidney Class A ordinary shares during an offering period. On the applicable purchase date for each offering period, an participant’s option will be automatically exercised and the participant’s accumulated payroll deductions will be used to purchase the maximum number of whole New ProKidney Class A ordinary shares permitted under the ESPP. No fractional shares may be purchased, and any unused contributions due to being less than the cost of a New ProKidney Class A ordinary share will be carried forward to the next offering period.

The purchase price per share at which our New ProKidney Class A ordinary shares are sold on each purchase date during an offering period will not be less than the lower of (i) 85% of the fair market value of a New ProKidney Class A ordinary share on the first trading day of the offering period or (ii) 85% of the fair market value of a New ProKidney Class A ordinary share on the purchase date.

If the compensation committee of the New ProKidney Board determines that the aggregate purchase of our New ProKidney Class A ordinary shares issuable upon exercise of purchase rights granted under an offering period would exceed the number of shares then available under the ESPP, then the compensation committee of the New ProKidney Board will make a pro rata allocation of available shares in a uniform and equitable manner.

Withdrawal; Termination of Employment; Restrictions on Transfer

Participants may withdraw from a given offering by delivering a withdrawal form to us and terminating their contributions at least 15 days before the applicable purchase date. Upon such withdrawal, the participant’s accumulated but unused contributions will be paid to the participant and the option will be automatically terminate. However, a participant’s withdrawal from an offering does not affect such employee’s eligibility to participate in subsequent offerings under the ESPP.

A participant will be deemed to have withdrawn from an offering upon the participant’s termination of employment for any reason prior to a purchase date or a change in the participant’s status following which the participant is no longer eligible for participation and the participant’s payroll deductions will be returned to the participant.

No interest will accrued on or be payable with respect to the payroll deductions of a participant in the ESPP.

Rights granted under the ESPP are not transferable except by will, by the laws of descent and distribution, or if permitted by us, by a beneficiary designation. During a participant’s lifetime, such rights may only be exercised by the participant.

Changes in Capitalization and Effect of Certain Corporate Transactions

In the event that there occurs a change in our capital structure through such actions as a dividend or other distribution, reorganization, merger, amalgamation, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of our assets, or sale or exchange of our New ProKidney Class A ordinary shares or other securities, or other similar corporate transaction or event, affects our New ProKidney Class A ordinary shares, the compensation committee will, in order to prevent dilution or enlargement of benefits intended to be made available under the ESPP and in such manner as it deems equitable, adjust: (i) the number of Class A ordinary shares that may be delivered under the ESPP; (ii) the purchase price applicable to outstanding purchase rights; and (iii) the number of Class A ordinary shares that are the subject of any purchase limits under each ongoing offering.

In the event of a corporate transaction (as defined in the ESPP), (i) any successor corporation (or its parent company) may assume or outstanding purchase rights granted under the ESPP or may substitute similar rights for such outstanding purchase rights, or (ii) if any successor corporation (or its parent company) does not assume or does not substitute similar rights for outstanding purchase rights, then the participants’ accumulated contributions will be used to purchase our New ProKidney Class A ordinary shares under such purchase rights as of the date of such corporate transaction, and such purchase rights and the Plan will terminate immediately after such purchase.

Duration, Amendment and Termination

The compensation committee may amend, suspend or terminate the ESPP at any time. Upon termination of the ESPP, each participant’s balance will be refunded as soon as practicable. The ESPP will continue in effect until terminated in accordance with its terms.

Federal Income Tax Information

Before the Section 423 Effective Date, the ESPP will not be intended to qualify as an “employee stock purchase plan” under Section 423. Participants will not realize taxable income for U.S. federal income tax purposes when they complete enrollment materials and procedures. Upon the purchase of Class A ordinary shares under the ESPP, the excess of the fair market value of the underlying New ProKidney Class A ordinary shares on the purchase date less the applicable purchase price will be taxable as ordinary income to the participant and will be subject to applicable withholding taxes. New ProKidney will generally be entitled to a tax deduction at the same time in the same amount. The participant’s tax basis for New ProKidney Class A ordinary shares acquired pursuant to the exercise of an option under the ESPP will equal the sum of the income recognized and the applicable purchase price. Gain or loss upon a subsequent sale of any New ProKidney Class A ordinary shares received upon the exercise of options will generally be taxed as long-term or short-term capital gain or loss, depending upon the holding period of the New ProKidney Class A ordinary shares sold.

After the Section 423 Effective Date, the ESPP, and the rights of participant employees to make purchases thereunder, are intended to qualify for treatment under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of.

Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the relevant offering period (and more than one year from the date the shares are purchased), then the participant generally will recognize ordinary income measured as the lesser of:

(i)	the excess of the fair market value of our New ProKidney Class A ordinary shares at the time of such sale or disposition over the purchase price of such shares, or

(ii)	an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period.

Any additional gain should be treated as long-term capital gain. If the shares are held for at least the holding periods described above but are sold for a price that is less than the purchase price, there will be no ordinary income and the difference will be a long-term capital loss. New ProKidney will not be entitled to an income tax deduction with respect to the grant or exercise of a right to purchase our shares, or the sale of such shares by a participant, where such participant holds such shares for at least the holding periods described above.

Any sale or other disposition of shares before the expiration of the holding periods described above will be a “disqualifying disposition,” and the participant will recognize ordinary income at the time of such disposition generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price, and we will be entitled to an income tax deduction for such ordinary income. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period following the date the shares were purchased by the participant prior to such sale or disposition, and we will not be entitled to an income tax deduction for any such capital gain.

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. In addition, our board of directors and the compensation committee have not granted any purchase rights under the ESPP that are subject to shareholder approval of this Proposal No. 6. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the ESPP are not determinable.

Registration with the SEC

If the ESPP is approved by our shareholders and becomes effective, New ProKidney is expected to file a registration statement on Form S-8 registering the shares reserved for issuance under ESPP after becoming eligible to use such form.

Equity Compensation Plan Information

SCS did not maintain, or have any securities authorized for issuance under, any equity compensation plans as of December 31, 2021.

Vote Required for the Employee Stock Purchase Plan Proposal Approval

This Employee Stock Purchase Plan Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the SCS ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Accordingly, other than with respect to the determination of whether a valid quorum is established, a SCS shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting with regard to the Employee Stock Purchase Plan Proposal will have no effect on the Employee Stock Purchase Plan Proposal. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no further effect on the Employee Stock Purchase Plan Proposal.

Our Sponsor, directors and officers have agreed to vote any Founder Shares, Private Placement Shares and public shares owned by them in favor of the Employee Stock Purchase Plan Proposal. As of the record date, our Sponsor, directors and officers collectively own [                ]% of our issued and outstanding SCS ordinary shares.

The Employee Stock Purchase Plan Proposal is contingent upon approval of the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals and the Incentive Equity Plan Proposal. Therefore, if any of the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals and the Incentive Equity Plan Proposal is not approved, the Employee Stock Purchase Plan Proposal will have no effect, even if approved by holders of SCS ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the ProKidney Corp. Employee Stock Purchase Plan and the material terms thereunder be approved and adopted.”

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT OUR SHAREHOLDERS VOTE “FOR”

THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of SCS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 7—AUDITOR RATIFICATION PROPOSAL

SCS is asking its shareholders to ratify SCS’s audit committee’s selection of Marcum as our independent registered public accounting firm for the fiscal year ending December 31, 2022. SCS’s audit committee is directly responsible for appointing SCS’s independent registered public accounting firm. SCS’s audit committee is not bound by the outcome of this vote. However, if the shareholders do not ratify the selection of Marcum as our independent registered public accounting firm for the fiscal year ending December 31, 2022, our audit committee may reconsider the selection of Marcum as our independent registered public accounting firm.

Marcum has audited our financial statements for the period from February 25, 2021 (inception) through December 31, 2021. A representative of Marcum is expected to be present by telephone or videoconference at the Extraordinary General Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions from shareholders. The following is a summary of fees paid or to be paid to Marcum for services rendered.

Audit Fees

During the period from February 25, 2021 (inception) through December 31, 2021, fees for our independent registered public accounting firm were approximately $119,382 for the services Marcum performed in connection with our initial public offering and the audit of our financial statements included in this proxy statement, including interim procedures and attendance at audit committee meetings.

Audit-Related Fees

During the period from February 25, 2021 (inception) through December 31, 2021, our independent registered public accounting firm did not render assurance and related services related to the performance of the audit or review of financial statements.

Tax Fees

During period from February 25, 2021 (inception) through December 31, 2021, our independent registered public accounting firm did not render services to us for tax compliance, tax advice and tax planning.

All Other Fees

During the period from February 25, 2021 (inception) through December 31, there were no fees billed for products and services provided by our independent registered public accounting firm other than those set forth above.

Our audit committee has determined that the services provided by Marcum are compatible with maintaining the independence of Marcum as our independent registered public accounting firm.

Pre-Approval Policy

Under SCS’s audit committee charter, the audit committee is required to approve in advance SCS’s independent auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Sarbanes-Oxley Act of 2002 and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between SCS and such independent auditors. Our audit committee was formed and its charter adopted in connection with the consummation of our initial public offering. As a result, the audit committee did not pre-approve all services provided by Marcum. Since the formation of our audit committee, the audit committee has pre-approved all audit services, compliance and planning services performed for SCS by Marcum during the period from February 25, 2021 (inception) through December 31, 2021.

Vote Required for Approval

This Auditor Ratification Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the SCS ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Accordingly, other than with respect to the determination of whether a valid quorum is established, a SCS shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting with regard to the Auditor Ratification Proposal will have no effect on the Auditor Ratification Proposal. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no further effect on the Auditor Ratification Proposal.

Our Sponsor, directors and officers have agreed to vote any Founder Shares, Private Placement Shares and public shares owned by them in favor of the Auditor Ratification Proposal. As of the record date, our Sponsor, directors and officers collectively own [                ]% of our issued and outstanding SCS ordinary shares.

The Auditor Ratification Proposal is not conditioned upon any other proposal.

Resolutions

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the appointment of Marcum as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022 be approved.”

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT OUR SHAREHOLDERS VOTE “FOR”

THE AUDITOR RATIFICATION PROPOSAL.

The existence of financial and personal interests of one or more of SCS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 8—ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal allows SCS’s Board of Directors to submit a proposal to approve, by ordinary resolution, the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated proxies, there are insufficient proxies at the time of the Extraordinary General Meeting to approve the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal (together, the “Condition Precedent Proposals”) or the Auditor Ratification Proposal. The purpose of the Adjournment Proposal is to permit further solicitation of proxies . See “Proposal No. 1—Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Consequences if the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is presented to the Extraordinary General Meeting and is not approved by the shareholders, the SCS Board may not be able to adjourn the Extraordinary General Meeting to a later date in the event that, based on the tabulated proxies, there are insufficient proxies at the time of the Extraordinary General Meeting to approve the Condition Precedent Proposals. In such event, the Business Combination may not be completed.

Vote Required for Approval

This Adjournment Proposal requires an ordinary resolution, being a resolution passed by the holders of not less than a simple majority of the SCS ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Accordingly, other than with respect to the determination of whether a valid quorum is established, a SCS shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting with regard to the Adjournment will have no effect on the Adjournment. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will have no further effect on the Adjournment Proposal.

Our Sponsor, directors and officers have agreed to vote any Founder Shares, Private Placement Shares and public shares owned by them in favor of the Adjournment Proposal. As of the record date, our Sponsor, directors and officers collectively own [                ]% of our issued and outstanding SCS ordinary shares.

The Adjournment Proposal is not conditioned upon any other proposal.

Resolutions

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event that there are insufficient proxies for the approval of one or more proposals at the Extraordinary General Meeting be approved.”

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT OUR SHAREHOLDERS VOTE “FOR”

THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of SCS’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SCS and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCS’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

INFORMATION ABOUT SCS

Unless the context otherwise requires, all references in this section to the “SCS,” “we,” “us” or “our” refer to SCS prior to the consummation of the Business Combination.

General

We are a blank check company incorporated on February 25, 2021 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Prior to our entering into the Business Combination Agreement, our acquisition and value creation strategy was to leverage what we believe is a competitive advantage in sourcing potential targets that will materially benefit from our unique expertise and where we are best situated to augment the value of the business following the completion of our initial business combination, including by leveraging our relationships with leading biotechnology company founders, executives of private and public companies, venture capitalists and growth equity funds, in addition to the extensive industry and geographical reach of the Social Capital and Suvretta platforms. While we were permitted to pursue an initial business combination target in any subsector within the biotechnology industry, or in any other industry, we were focused on the “organ space”—intrinsic diseases of the heart, kidney, endocrine system (including diabetes and lipids) and blood compartment (non-oncologic diseases).

On March 2, 2021, our Sponsor purchased an aggregate of 5,750,000 Founder Shares, for an aggregate purchase price of $25,000 or approximately $0.004 per share. On June 29, 2021, we effected a share capitalization with respect to SCS Class B ordinary shares of 575,000 shares thereof, resulting in our Sponsor holding an aggregate of 6,325,000 Founder Shares. The Founder Shares included an aggregate of up to 825,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised. As a result of the underwriters’ election to partially exercise their over-allotment option, a total of 750,000 Founder Shares are no longer subject to forfeiture, and 75,000 Founder Shares were forfeited resulting in an aggregate of 6,250,000 Founder Shares outstanding. In June 2021, the Sponsor transferred 30,000 Founder Shares to Marc Semigran, M.D., an independent director of SCS. The Founder Shares and the Private Placement Shares represent 21.6% of issued and outstanding SCS ordinary shares.

On July 2, 2021, we consummated our initial public offering of 25,000,000 SCS Class A ordinary shares, which included the partial exercise by the underwriters of their over-allotment option in the amount of 3,000,000 SCS Class A ordinary shares, at $10.00 per public share, generating gross proceeds of $250,000,000. Simultaneously with the closing of the initial public offering, we consummated the sale of 640,000 Private Placement Shares at a price of $10.00 per Private Placement Share in a private placement to our Sponsor, generating gross proceeds of $6,400,000.

In connection with the closing of the initial public offering on July 2, 2021, an amount of $250,000,000 ($10.00 per public share) from the net proceeds of the sale of the public shares in the initial public offering and the sale of the Private Placement Shares was placed in our Trust Account, to be invested only in U.S. government Treasury Bills, with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions of Rule 2a-7 of the Investment Company Act. Except with respect to interest earned on the funds held in the Trust Account that may be released to us to pay our taxes, if any, the funds held in the Trust Account will not be released from the Trust Account until the earliest of: (i) the completion of a business combination (including the Business Combination); (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend our Memorandum and Articles of Association (a) to modify the substance or timing of our obligation to allow redemption in connection with the Business Combination or to redeem 100% of the public shares if we do not complete a Business Combination within the Combination Period or (b) with respect to any other material provisions relating to shareholders’ rights or pre-Business Combination activity; and (ii) the redemption of the public shares if we have not completed a business combination within the Combination Period or during any applicable extension period. The proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of the holders of the public shares.

Initial Business Combination

Nasdaq rules require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in our Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with an initial business combination. Our Board has determined that the Business Combination meets the 80% test.

Redemption Rights for Holders of Public Shares

We are providing our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the completion of the Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then-issued and outstanding public shares. As of December 31, 2021, the redemption price would have been approximately $10.00 per share. Our Sponsor, directors and officers have agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and public shares in connection with the consummation of the Business Combination, and the Founder Shares and Private Placement Shares will be excluded from the pro rata calculation used to determine the per share redemption price. Our Sponsor and each of our officers and directors did not receive any separate consideration in exchange for their agreement to waive these redemption rights.

Submission of Our Initial Business Combination to a Shareholder Vote

The Extraordinary General Meeting of our shareholders to which this proxy statement relates is to solicit your approval of the Business Combination. If the Business Combination is not completed, then public shareholders electing to exercise their redemption rights will not be entitled to receive such payments. Our Sponsor, directors and officers have agreed to vote any Founder Shares, Private Placement Shares and public shares owned by them in favor of our Business Combination, including any proposals recommended by the Board in connection with the Business Combination.

Limitations on Redemption Rights

Notwithstanding the foregoing our current Memorandum and Articles of Association provides that a public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its SCS Class A ordinary shares with respect to more than an aggregate of 15% of the public shares without our prior consent.

Human Capital Resources

We currently have three officers and do not intend to have any full-time employees prior to the completion of our initial business combination. Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that any such person will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process.

Management

Directors and Officers

Our current directors and officers are as follows:

Name	Age	Title
Chamath Palihapitiya	45	Chief Executive Officer and Chairman of the Board of Directors
Kishan (a/k/a Kishen) Mehta	36	President and Director
James Ryans, Ph.D.	46	Chief Financial Officer
Marc Semigran, M.D.	65	Director
Uma Sinha, Ph.D.	65	Director

Chamath Palihapitiya has been our Chief Executive Officer and the Chairman of our Board since February 2021. Mr. Palihapitiya founded Social Capital in 2011 and has been its Managing Partner since its inception. Mr. Palihapitiya also serves as the Chief Executive Officer and the Chairman of the board of directors of DNAA, DNAB and DNAD. In addition, Mr. Palihapitiya currently serves as the Chief Executive Officer and the Chairman of the board of directors of each of Social Capital Hedosophia Holdings Corp. IV and Social Capital Hedosophia Holdings Corp. VI. Mr. Palihapitiya previously served as the Chief Executive Officer and the Chairman of the board of directors of Social Capital Hedosophia Holdings Corp. from May 2017 until the consummation of its business combination with Virgin Galactic in October 2019, and served as the Chairman of the board of directors of Virgin Galactic until February 2022. Mr. Palihapitiya also previously served as the Chief Executive Officer and the Chairman of the board of directors of Social Capital Hedosophia Holdings Corp. II until the consummation of its business combination with Opendoor Labs Inc. in December 2020, as the Chief Executive Officer and the Chairman of the board of directors of Social Capital Hedosophia Holdings Corp. III until the consummation of its business combination with Clover Health Investments, Corp. in January 2021 and as the Chief Executive Officer and Chairman of the board of directors of Social Capital Hedosophia Holdings Corp. V until the consummation of its business combination with Social Finance, Inc. in May 2021. Mr. Palihapitiya also served as a director of Slack Technologies Inc. from April 2014 until October 2019. Prior to founding Social Capital in 2011, Mr. Palihapitiya served as Vice President of User Growth at Facebook, and is recognized as having been a major force in its launch and growth. Mr. Palihapitiya was responsible for overseeing Monetization Products and Facebook Platform. Prior to working for Facebook, Mr. Palihapitiya was a principal at the Mayfield Fund, one of the United States’ oldest venture firms, before which he headed the instant messaging division at AOL. Mr. Palihapitiya graduated from the University of Waterloo, Canada with a degree in electrical engineering.

Kishen Mehta has been our President and a member of our Board since February 2021. Mr. Mehta also serves as the President and a member of the board of directors of DNAA, DNAB and DNAD. Mr. Mehta also serves as a member of the board of directors of Biohaven Pharmaceuticals (NYSE: BHVN). Prior to joining Suvretta as Portfolio Manager for the Averill strategy, Mr. Mehta served as a strategic advisor to Biohaven, where he advised the company on various business development, capital structure and communication strategies, including a $300 million secondary public offering and the $105 million purchase of a Priority Review Voucher from GW Pharmaceuticals plc, which included $200 million in financing from Royalty Pharma plc to fund the transaction. Prior to his advisory role at Biohaven, Mr. Mehta was a portfolio manager at Surveyor Capital, a Citadel LLC strategy, where he managed a portfolio focused on global small-, mid- and large-capitalization biotechnology, pharmaceutical, specialty pharmaceutical, medical device and healthcare services. Prior to Surveyor, Mr. Mehta was an analyst at Adage Capital where he evaluated and participated in numerous mezzanine and pre-IPO private healthcare investments. Mr. Mehta held a similar role at Apothecary Capital and started his career as a mergers and acquisitions analyst at Evercore Partners, where he focused on life sciences. Mr. Mehta graduated from New York University with a degree in finance and accounting.

Marc Semigran, M.D. has been a member of our Board since June 2021. In June 2021, Dr. Semigran was appointed as chief medical officer of Renovacor, Inc., an early-stage biotechnology company focused on the development of therapies for cardiovascular and central nervous system diseases. Prior to joining Renovacor, Dr. Semigran was an Associate Professor of Medicine at Harvard Medical School, a position he held from January 2010-February 2017. He previously served as Chief Medical Officer of MyoKardia from December 2016 until the acquisition of MyoKardia by Bristol-Myers Squibb in 2020 for approximately $13.1 billion. Prior to MyoKardia, from April 2004 through February 2017, Dr. Semigran served as Medical Director of the Massachusetts General Hospital Heart Failure and Cardiac Transplant Program, where he was responsible for leading the overall direction of the care of heart failure patients, including with respect to cardiac transplantation. He is an active investigator in translational and clinical medicine as applied to heart failure and cardiomyopathy. His research was funded by NIH and other peer-reviewed grants, and continues with industry funding. Dr Semigran is a graduate of the Harvard/MIT Health Sciences and Technology Program and completed his internal medicine residency and cardiology fellowship training at Massachusetts General Hospital. Dr. Semigran holds an M.D. from Harvard Medical School and an AB/AM in chemistry from Harvard University.

Uma Sinha, Ph.D. has been a member of our Board since September 2021. In April 2016, Dr. Sinha was appointed the Chief Scientific Officer of BridgeBio and serves as the Chief Scientific Officer of other BridgeBio subsidiaries, including Eidos Therapeutics. Prior to that, Dr. Sinha served as Chief Scientific Officer of Global Blood Therapeutics, Inc., a clinical-stage biopharmaceutical company, from 2014 to 2015 and as Senior Vice President of research from 2013 to 2014. She was Vice President, head of biology at Portola Pharmaceuticals, Inc., a clinical-stage biotechnology company, from 2010 to 2012 and was the Vice President of translational biology from 2004 to 2010. Previously, Dr. Sinha held senior research positions at Millennium Pharmaceuticals, Inc., a biopharmaceutical company, and COR Therapeutics, Inc., a biopharmaceutical company. Dr. Sinha received her Ph.D. in biochemistry from the University of Georgia and her B.Sc. with honors in chemistry from Presidency College.

James Ryans, Ph.D. has been our Chief Financial Officer since February 2021. Mr. Ryans also serves as the Chief Financial Officer of DNAA, DNAB, DNAD, IPOD and IPOF. Mr. Ryans has been a Partner at Social Capital since March 2021 and serves as its Chief Financial Officer, and has been a professor of accounting at London Business School since 2016, teaching financial accounting at the graduate and postgraduate levels, and directs an executive education program on mergers and acquisitions. Mr. Ryans previously served as a member of the board of directors of Social Capital Hedosophia Holdings Corp. III from April 2020 until the consummation of its business combination with Clover Health Investments, Corp. in January 2021, as a director and the chairman of the audit committee of Social Capital Hedosophia Holdings Corp. from September 2017 until the consummation of its business combination with Virgin Galactic in October 2019, and as a member of Virgin Galactic’s board of directors through February 2021. From 2003 to 2011, Mr. Ryans oversaw investments and business development at Chelsea Rhone LLC and its affiliate HealthCap RRG, a mutual insurance company. From 1999 until 2001, Mr. Ryans was a consultant with Deloitte & Touche. Mr. Ryans is a CFA charterholder and holds a Ph.D. in business administration from the University of California Berkeley, an MBA from the University of Michigan and a BASc in electrical engineering from the University of Waterloo.

Director Independence

The Nasdaq listing rules require that a majority of our Board of Directors be independent within one year of our Initial Public Offering. As a “controlled company” we are not obligated to comply with this listing requirement, but we do intend to comply with this requirement. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship with the company, which, in the opinion of our Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We expect a majority of our Board of Directors to be comprised of independent directors within 12 months from the date of listing to comply with the majority independent board requirement in Rule 5605(b) of the Nasdaq listing rules. Our Board has determined that each of Dr. Semigran and Dr. Sinha is an independent director under applicable SEC and Nasdaq rules.

Number, Terms of Office and Election of Officers and Directors

Our Board consists of four directors. Prior to our initial business combination, holders of our Founder Shares have the right to appoint all of our directors and remove members of our Board for any reason, and holders of our public shares and Private Placement Shares will not have the right to vote on the appointment of directors during such time. These provisions of our Memorandum and Articles of Association may only be amended by a special resolution passed by the holders of at least 90% of our SCS ordinary shares attending and voting in a general meeting. Subject to any other special rights applicable to the shareholders, any vacancies on our Board may be filled by a resolution passed by not less than a simple majority of the directors present and voting at the meeting of our Board or by holders of a simple majority of the SCS ordinary shares (or, prior to our initial business combination, holders of our Founder Shares).

Our officers are appointed by our Board and serve at the discretion of our board of directors, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our Memorandum and Articles of Association as it deems appropriate. Our Memorandum and Articles of Association provide that our officers may consist of a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, a Director of Research, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by our Board.

Committees of the Board of Directors

Our Board has three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. Subject to applicable phase-in rules, the Nasdaq listing rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the Nasdaq listing rules require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that was approved by our Board and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee

The members of our audit committee are Dr. Semigran, Dr. Sinha and Mr. Mehta. Dr. Semigran serves as chair of the audit committee. We plan to appoint a third qualifying member to our audit committee within one year from the date of listing to comply with the audit committee requirement.

Each member of the audit committee is financially literate and our Board has determined that Mr. Mehta qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

•

assisting Board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;

•	the appointment, compensation, retention, replacement and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•

meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “SCS’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to our entering into such transaction; and

•

reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The members of our compensation committee are Dr. Semigran, Dr. Sinha and Mr. Mehta. Dr. Semigran serves as chair of the compensation committee. We have adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•

reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive-compensation and equity-based plans that are subject to board approval, of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration of our directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Dr. Semigran, Dr. Sinha and Mr. Mehta. Dr. Semigran serves as chair of the nominating and corporate governance committee.

We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

•

identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by our Board, and recommending to our Board candidates for nomination for appointment at the annual general meeting or to fill vacancies on our board of directors;

•	developing and recommending to our Board and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of our Board, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and is directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our initial business combination, holders of our public shares and private placement shares will not have the right to recommend director candidates for nomination to our Board.

Committee Meetings and Attendance

From February 25, 2021 (inception) through December 31, 2021, our audit committee held three meetings, at which all members of the audit committee were present, and neither our compensation committee nor our nominating and corporate governance committee held any meetings.

We will encourage all of our directors to attend our annual general meetings of shareholders, although we have not held one to date.

Code of Ethics

We have adopted a code of ethics and business conduct (our “Code of Ethics”) applicable to our directors, officers and employees. We have previously filed a copy of our Code of Ethics. You may review this document by accessing our public filings at the SEC’s website at www.sec.gov. We have also posted a copy of our Code of Ethics and the charters of our audit committee, compensation committee and nominating and corporate governance committee on our website http://SocialCapitalSuvrettaHoldings.com/dnac under “Documents.” Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	duty to not improperly fetter the exercise of future discretion;

•	duty to exercise powers fairly as between different shareholders;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care, which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict, and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized by the shareholders in advance; provided that there is full disclosure by the directors. This can be done by way of permission granted in the Memorandum and Articles of Association or alternatively by shareholder approval at general meetings.

All of our officers and certain of our directors have fiduciary and contractual duties to either Social Capital or Suvretta and, as applicable, their underlying clients, and to certain companies in which either of them has invested or which either of them has sponsored. These entities, including DNAA, DNAB and DNAD (each of which is focused on pursuing an initial business combination with a target operating in the biotechnology industry) and IPOD and IPOF, may compete with us for acquisition opportunities. If these entities decide to pursue any such opportunity, we may be precluded from pursuing such opportunities. None of the members of our management team who are also employed by our Sponsor or its affiliates have any obligation to present us with any opportunity for a potential business combination of which they become aware, subject to his or her fiduciary duties under Cayman Islands law. Our Sponsor and directors and officers are also not prohibited from sponsoring, investing or otherwise becoming involved with any other blank check companies, including in connection with their initial business combinations, prior to us completing our initial business combination, and any such involvement may result in conflicts of interest as described herein. Members of our management team, in their capacities as directors, officers or employees of our Sponsor or its affiliates or in their other endeavors (including other special purpose acquisition companies they are or may become involved with), may choose to present potential business combinations to the related entities described above, current or future entities affiliated with or managed by our Sponsor, or third parties, before they present such opportunities to us, subject to their fiduciary duties under Cayman Islands law.

Our directors and officers presently have, and any or all of them in the future may have, additional fiduciary or contractual obligations to other entities (including other special purpose acquisition companies they are or may become involved with) pursuant to which such officer or director may be required to present a business combination opportunity to such entity. Accordingly, if any of our directors or officers becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she may need to honor these fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to his or her fiduciary duties under Cayman Islands law. Our Memorandum and Articles of Association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. Our directors and officers are also not required to commit any specified amount of time or resources to our affairs, including our management team who will be spending material business time on their other duties, and, accordingly, will have conflicts of interest in allocating management time and resources among various business activities, including identifying potential business combinations and monitoring the related due diligence.

Investors should also be aware of the following other potential conflicts of interest:

•

the fact that our Sponsor paid an aggregate of $25,000 for 5,750,000 Founder Shares and later effected a share capitalization resulting in our Sponsor and directors holding an aggregate of 6,250,000 Founder Shares (after giving effect to the forfeiture of 75,000 Founder Shares in connection with the underwriters’ exercise of their overallotment option in our initial public offering), which will automatically convert into New ProKidney Class A ordinary shares upon the Closing on a one-for-one basis in connection with the Business Combination and, if unrestricted and freely tradable, would have had an aggregate market value of $[                ] million based upon the closing price of $[                ] per public share on Nasdaq on [                ], 2022, the most recent practicable date prior to the date of this proxy statement, and will have an aggregate market value of $62,500,000, based upon the per share value implied in the Business Combination of $10.00 per New ProKidney Class A ordinary share, but will be worthless if we fail to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

•	the fact that our Sponsor paid $6,400,000 for 640,000 private placement shares (the “Private Placement Shares”) in a private placement that occurred concurrently with the initial public offering;

•

the fact that in June 2021, our Sponsor transferred 30,000 of its 6,250,000 Founder Shares to Marc Semigran, M.D., an SCS independent director, which will automatically convert into New ProKidney Class A ordinary shares upon the Closing on a one-for-one basis in connection with the Business Combination and, if unrestricted and freely tradable, would have had an aggregate market value of $[                ] million based upon the closing price of $[                ] per public share on Nasdaq on [                ], 2022, the most recent practicable date prior to the date of this proxy statement, and will have an aggregate market value of $300,000, based upon the per share value implied in the Business Combination of $10.00 per New ProKidney Class A ordinary share, but will be worthless if we fail to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

•

the fact that given the differential in the purchase price that our Sponsor and directors paid for the Founder Shares as compared to the price of the public shares sold in the IPO and the 6,250,000 New ProKidney Class A ordinary shares that our Sponsor and directors will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and directors and their respective affiliates may earn a positive rate of return on their investment even if the New ProKidney Class A ordinary shares trade significantly below the price initially paid for the public shares in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•

the fact that on September 24, 2021, SCS entered into a director restricted stock unit award agreement with Uma Sinha, Ph.D., an SCS independent director, providing for the grant of 30,000 restricted stock units to Dr. Sinha, which grant is contingent on both the consummation of an initial business combination and a shareholder approved equity plan;

•

the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not consummated by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

•

the fact that the Sponsor Related PIPE Investors agreed to subscribe for an aggregate of 15,640,000 SCS Class A ordinary shares in connection with the PIPE Investment for an aggregate amount of $156,400,000;

•

the fact that our Sponsor, directors and officers have agreed not to redeem any of the Founder Shares, Private Placement Shares and public shares held by them in connection with a shareholder vote to approve a proposed initial business combination, and without any separate consideration provided by SCS for such agreement;

•

the fact that our Sponsor, directors and officers have agreed to vote any Founder Shares, Private Placement Shares and public shares owned by them in favor of our Business Combination, including any proposals recommended by the Board in connection with the Business Combination;

•

the fact that our Sponsor, directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and Private Placement Shares if we fail to complete an initial business combination by July 2, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date);

•	the continued right of our Sponsor, directors and officers to hold our SCS Class A ordinary shares following the Business Combination, subject to certain lock-up periods;

•

the fact that our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, except (i) as to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account, (ii) as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act and (iii) in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims;

•

the fact that our officers and directors and their affiliates will not have any claim against the Trust Account for reimbursement for out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations, if we fail to consummate a business combination by July 2, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date). As of December 31, 2021, our officers and directors and their affiliates had no out-of-pocket expenses but had incurred $10,000 in unreimbursed eligible expenses;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•

the fact that, at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Sponsor, certain Closing ProKidney Unitholders and certain other parties, which provides for registration rights to them and their permitted transferees; and

•

the fact that on April 20, 2022, SCS issued the SCS Promissory Note (as defined below) to our Sponsor, pursuant to which SCS may borrow up to an aggregate principal amount of $1,500,000, which is payable upon the earlier of July 2, 2023 and the effective date of a business combination, and that, as of May 6, 2022, $250,000 was outstanding under the SCS Promissory Note.

Accordingly, if any of our directors or officers become aware of a business combination opportunity which is suitable for any of the entities (including any additional special purpose acquisition companies they become involved with) to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity, subject to his or her fiduciary duties under Cayman Islands law. Our Memorandum and Articles of Association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. We do not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect our ability to identify and pursue business combination opportunities or complete our initial business combination. Moreover, we are not aware of any officer or director of SCS who was required to forego presenting any opportunity to acquire a target business to SCS as a result of a pre-existing fiduciary contractual obligation and, to our knowledge, the waiver of the corporate opportunities doctrine in the current Memorandum and Articles Association did not impact SCS’s search for an acquisition target.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with Social Capital, Suvretta, or our sponsor, directors or officers. In the event we seek to complete our initial business combination with such a company, we, or a committee of independent and disinterested directors, would obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business we are seeking to acquire that such an initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context.

In addition, our Sponsor or any of its affiliates may make additional investments in SCS in connection with the initial business combination, although our sponsor and its affiliates have no obligation or current intention to do so. If our Sponsor or any of its affiliates elects to make additional investments, such proposed investments could influence our Sponsor’s motivation to complete an initial business combination.

In the event that we submit our initial business combination to our public shareholders for a vote, our Sponsor, directors and officers and their permitted transferees have agreed, pursuant to the terms of the letter agreements entered into with us, to vote any Founder Shares, Private Placement Shares and public shares owned by them in favor of our initial business combination, including any proposals recommended by the Board in connection with the Business Combination.

Below is a table summarizing the entities to which our directors, officers and director nominee currently have fiduciary duties or contractual obligations that may pose a material conflict of interest with us:

Individual	Entity	Entity’s Business	Affiliation

Chamath Palihapitiya	Social Capital(1)	Investment Firm	Founder and Chief Executive Officer

	Social Capital Hedosophia Holdings Corp. IV	Special Purpose Acquisition Company	Chief Executive Officer and Chairman of the Board of Directors

	Social Capital Hedosophia Holdings Corp. VI	Special Purpose Acquisition Company	Chief Executive Officer and Chairman of the Board of Directors

Individual	Entity	Entity’s Business	Affiliation

	Social Capital Suvretta Holdings Corp. I	Special Purpose Acquisition Company	Chief Executive Officer and Chairman of the Board of Directors

	Social Capital Suvretta Holdings Corp. II	Special Purpose Acquisition Company	Chief Executive Officer and Chairman of the Board of Directors

	Social Capital Suvretta Holdings Corp. IV	Special Purpose Acquisition Company	Chief Executive Officer and Chairman of the Board of Directors

Kishen Mehta	Suvretta(2)	Investment Firm	Portfolio Manager

	Social Capital Suvretta Holdings Corp. I	Special Purpose Acquisition Company	President and Member of the Board of Directors

	Social Capital Suvretta Holdings Corp. II	Special Purpose Acquisition Company	President and Member of the Board of Directors

	Social Capital Suvretta Holdings Corp. IV	Special Purpose Acquisition Company	President and Member of the Board of Directors

	Biohaven Pharmaceutical Holding Company Ltd.	Pharmaceutical Company	Member of the Board of Directors

Marc Semigran, M.D.	Broadview Ventures	Investment Firm	Member, Scientific Advisory Board

	Renovacor, Inc.	Biotechnology Company	Chief Medical Officer

James Ryans, Ph.D.	Social Capital(1)	Investment Firm	Chief Financial Officer

	Social Capital Hedosophia Holdings Corp. IV	Special Purpose Acquisition Company	Chief Financial Officer

	Social Capital Hedosophia Holdings Corp. VI	Special Purpose Acquisition Company	Chief Financial Officer

	Social Capital Suvretta Holdings Corp. I	Special Purpose Acquisition Company	Chief Financial Officer

	Social Capital Suvretta Holdings Corp. II	Special Purpose Acquisition Company	Chief Financial Officer

	Social Capital Suvretta Holdings Corp. IV	Special Purpose Acquisition Company	Chief Financial Officer

Uma Sinha, Ph.D.	BridgeBio Pharma, Inc.(3)	Pharmaceutical Company	Chief Scientific Officer

(1)	Includes certain venture capital funds managed by, and other affiliates of, The Social+Capital Partnership, L.L.C. and their respective portfolio companies.
(2)	Includes Suvretta Capital Management, LLC and certain of its funds and other affiliates including affiliated portfolio companies.

(3)	Dr. Sinha also serves as Chief Scientific Officer of other BridgeBio Pharma, Inc. subsidiaries, including Eidos Therapeutics.

The following table identifies the material terms of any agreement, arrangement or understanding regarding restrictions on whether and when our Sponsor and its affiliates may sell securities of SCS, including the dates on which the restrictions may expire; the natural persons and entities subject to such restrictions; any exceptions to such restrictions; and any terms that would result in an earlier expiration of such restrictions:

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions
Letter Agreement, dated as of June 29, 2021, among SCS, the Sponsor, Chamath Palihapitiya, Kishen Mehta, James Ryans, Ph.D., Shoney Katz and Marc Semigran, M.D.	Agreement by the Sponsor and SCS’s initial directors and officers not to transfer, assign or sell any Founder Shares or Private Placement Shares.

For the Founder Shares, the earlier to occur of: (A) one year after the completion of SCS’s initial business combination; and (B) subsequent to SCS’s initial business combination (x) if the last reported sale price of the SCS Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after SCS’s initial business combination or (y) the date on which SCS completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the SCS public shareholders having the right to exchange their SCS ordinary shares for cash, securities or other property.

For the Private Placement Shares, 30 days after the completion of SCS’s initial business combination.

This Letter Agreement will be superseded at the Closing by the Lock-Up Agreement.

			Sponsor; Chamath Palihapitiya; Kishen Mehta; James Ryans, Ph.D.; Shoney Katz; Marc Semigran, M.D.	Transfers, assignments or sales to certain permitted transferees. Any permitted transferees would be subject to the same restrictions and other agreements with respect to any Founder Shares.

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions

Letter Agreement, dated September 24, 2021, between SCS and Uma Sinha, Ph.D.	Agreement by Dr. Sinha not to transfer, assign or sell any Founder Shares or shares underlying restricted stock awards granted to Dr. Sinha.

The earlier to occur of: (A) one year after the completion of SCS’s initial business combination; and (B) subsequent to SCS’s initial business combination (x) if the last reported sale price of the SCS Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after SCS’s initial business combination or (y) the date on which SCS completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the SCS public shareholders having the right to exchange their SCS ordinary shares for cash, securities or other property.

This Letter Agreement will be superseded at the Closing by the Lock-Up Agreement.

			Uma Sinha, Ph.D.	Transfers, assignments or sales to certain permitted transferees. Any permitted transferees would be subject to the same restrictions and other agreements with respect to any Founder Shares or restricted stock awards.

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions

Lock-Up Agreement (to be entered into at Closing)	Agreement by the Sponsor, Marc Semigran, M.D. and Uma Sinha, Ph.D. (among other parties) not to (i) transfer, assign or sell, (ii) enter into any arrangement transferring the economic consequences of security ownership or (iii) publicly announce an intention to effect (i) or (ii) with respect to New ProKidney ordinary shares (other than PIPE Shares or SCS ordinary shares acquired in the public market), subject to certain exceptions.	The earliest to occur of (A) the date that is 180 days after the Closing and (B)(x) in the case of the Private Placement Shares, 30 days after the completion of SCS’s initial business combination and (y) in the case of the Lock-Up Shares other than the Private Placement Shares, (I) for 33% of the Lock-Up Shares (other than the Private Placement Shares), the date on which the last reported sale price of a New ProKidney Class A ordinary share equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing and (II) for an additional 50% of the Lock-Up Shares (other than the Private Placement Shares), the date on which the last reported sale price of a New ProKidney Class A ordinary share equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing.	Sponsor; Marc Semigran, M.D.; Uma Sinha, Ph.D.; Certain Equityholders of ProKidney

Transfers, assignments or sales to certain permitted transferees. Any permitted transferees would be subject to the same restrictions and other agreements with respect to any New ProKidney ordinary shares.

The lock-up provisions pursuant to the Lock-Up Agreement may be waived, amended or modified upon (i) the approval of a majority of the total number of directors serving on the New ProKidney Board and (ii) the written consent of the holders of a majority of the total shares subject to the Lock-Up Agreement, subject to certain restrictions.

Agreement, Arrangement or Understanding	Restrictions	Expiration Date	Natural Persons and Entities Subject	Exceptions

Registration Rights Agreement (to be entered into at Closing	During the 90 day period beginning on the date of the pricing of an underwritten offering of any equity securities of New ProKidney pursuant to the Registration Rights Agreement, agreement not to (i) transfer, assign or sell, (ii) enter into any arrangement transferring the economic consequences of security ownership or (iii) publicly announce an intention to effect (i) or (ii) with respect to New ProKidney ordinary shares or other equity securities of New ProKidney, subject to certain exceptions.	N/A	Each participating holder in such underwritten offering of any equity securities of New ProKidney and each beneficial holder (together with its affiliates) of greater than five percent of the outstanding New ProKidney Class A ordinary shares.	If expressly permitted by a lock-up agreement or in the event the managing underwriters otherwise agree by written consent.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provide for indemnification of our directors and officers to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our Memorandum and Articles of Association. We have purchase a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our directors and officers.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Fees and Services

Marcum has audited our financial statements for the period from February 25, 2021 (inception) through December 31, 2021. The following is a summary of fees paid or to be paid to Marcum for services rendered since February 25, 2021 (inception) to December 31, 2021.

Audit Fees. During the period from February 25, 2021 (inception) through December 31, 2021, we paid Marcum approximately $119,382 for the services Marcum performed in connection with our initial public offering and the audit of our financial statements included in this proxy statement, including interim procedures and attendance at audit committee meetings.

Audit-Related Fees. During the period from February 25, 2021 (inception) through December 31, 2021, our independent registered public accounting firm did not render assurance and related services related to the performance of the audit or review of financial statements.

Tax Fees. During period from February 25, 2021 (inception) through December 31, 2021, our independent registered public accounting firm did not render services to us for tax compliance, tax advice and tax planning.

All Other Fees. During the period from February 25, 2021 (inception) through December 31, 2021, there were no fees billed for products and services provided by our independent registered public accounting firm other than those set forth above.

Pre-Approval Policy

Under SCS’s audit committee charter, the audit committee is required to approve in advance SCS’s independent auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Sarbanes-Oxley Act of 2002 and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between SCS and such independent auditors. Our audit committee was formed and its charter adopted in connection with the consummation of our initial public offering. As a result, the audit committee did not pre-approve all services provided by Marcum. Since the formation of our audit committee, the audit committee has pre-approved all audit services, compliance and planning services performed for SCS by Marcum during the period from February 25, 2021 (inception) through December 31, 2021.

SCS’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

All references in this section to the “Company,” “us,” “our” or “we” refer to Social Capital Suvretta Holdings Corp. III. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements and related notes that are included elsewhere in this proxy statement. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed in the sections of this proxy statement entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a blank check company incorporated in the Cayman Islands on February 25, 2021, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination. We intend to effectuate our business combination using cash derived from the proceeds of the initial public offering and the sale of the private placement shares, our shares, debt or a combination of cash, shares and debt.

Recent Developments

On January 18, 2022, we entered into a Business Combination Agreement with ProKidney. The consummation of the proposed Business Combination is subject to certain conditions as further described in the Business Combination Agreement.

Results of Operations

We have neither engaged in any operations nor generated any operating revenues to date. All activity for the period from February 25, 2021 (inception) through December 31, 2021 related to our formation, the initial public offering, described below, and, subsequent to the initial public offering, identifying a target company for a business combination and activities in connection with the proposed Business Combination. We do not expect to generate any operating revenues until after the completion of our business combination, at the earliest. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.

For the period February 25, 2021 (inception) through December 31, 2021, we had a net loss of $2,324,629, which consisted of formation and operating costs of $2,332,953, offset by interest earned on marketable securities held in the Trust Account of $8,324.

Liquidity and Capital Resources

On July 2, 2021, we consummated the initial public offering of 25,000,000 public shares, which includes the partial exercise by the underwriters of their over-allotment option in the amount of 3,000,000 public shares, at $10.00 per public share, generating gross proceeds of $250,000,000. Substantially concurrently with the closing of the initial public offering, we consummated the sale of 640,000 private placement shares at a price of $10.00 per private placement share in a private placement to the Sponsor, generating gross proceeds of $6,400,000.

Following the initial public offering, the partial exercise of the over-allotment option and the sale of the private placement shares, a total of $250,000,000 was placed in the Trust Account. We incurred $12,479,666 in initial public offering related costs, including $4,400,000 of underwriting fees, $7,700,000 of deferred underwriting fees and $379,666 of other costs.

For the period from February 25, 2021 (inception) through December 31, 2021, cash used in operating activities was $1,209,846. Net loss of $2,324,629 was affected by interest earned on marketable securities held in the Trust Account of $8,324 and formation costs of $25,000 paid by the Sponsor in exchange for the issuance of Founder Shares. Changes in operating assets and liabilities provided $1,118,107 of cash from operating activities.

As of December 31, 2021, we had cash and marketable securities held in the Trust Account of $250,008,324. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, excluding deferred underwriting commissions, to complete our business combination. We may withdraw interest from the Trust Account to pay taxes, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of December 31, 2021, we had cash of $440,488 held outside of the Trust Account. If we do not complete the Business Combination, we intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination. The use of funds related to the Business Combination is described elsewhere in this proxy statement.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, our Sponsor, an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to (other than pursuant to the SCS Promissory Note (as defined below)), loan us funds as may be required. If we complete a business combination (including the Business Combination), we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment.

If we are unable to raise such additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of December 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor $10,000 per month for office space, administrative and support services. We began incurring these fees on June 30, 2021 and will continue to incur these fees monthly until the earlier of the completion of a business combination and our liquidation.

The underwriters are entitled to a deferred underwriting commission of $7,700,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

SCS Class A Ordinary Shares Subject to Possible Redemption

We account for our SCS Class A ordinary shares subject to possible conversion in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our SCS Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, SCS Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ (deficit) equity section of our balance sheet.

Net Loss per Ordinary Share

Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. We have two classes of shares, which are referred to as SCS Class A ordinary shares and SCS Class B ordinary shares. Losses are shared pro rata between the two classes of shares. Accretion associated with the redeemable SCS Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. SCS adopted ASU 2020-06 effective as of January 1, 2021. The adoption of ASU 2020-06 did not have an impact on SCS’s financial statements.

SCS’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.

Controls and Procedures

Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

Evaluation of Disclosure Controls and Procedures

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2021. Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were not effective, due to the material weakness in our internal control over financial reporting related to SCS’s accounting for complex financial instruments. As a result, we performed additional analysis as deemed necessary to ensure that our financial statements were prepared in accordance with U.S. generally accepted accounting principles. Accordingly, SCS’s management believes that the financial statements included in this proxy statement on Schedule 14A present fairly in all material respects our financial position, results of operations, and cash flows for the period presented.

SCS’s management has implemented remediation steps to improve our disclosure controls and procedures and our internal control over financial reporting. Specifically, we expanded and improved our review process for complex securities and related accounting standards. We plan to further improve this process by enhancing access to accounting literature, identification of third-party professionals with whom to consult regarding complex accounting applications and consideration of additional staff with the requisite experience and training to supplement existing accounting professionals.

Changes in Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

INFORMATION ABOUT PROKIDNEY

The following discussion reflects the business of New ProKidney, as currently conducted by ProKidney. In this section, “we”, “the Company” or “ProKidney” generally refers to ProKidney in the present tense or New ProKidney from and after the Business Combination.

Overview

We are a clinical-stage biotechnology business with a transformative proprietary cell therapy platform capable of treating multiple chronic kidney diseases using a patient’s own cells isolated from the patient intended for treatment. Our approach seeks to redefine the treatment of chronic kidney disease (“CKD”), shifting the emphasis away from management of kidney failure, to the restoration or improvement of kidney function to stop or delay progression of CKD. Our lead product candidate, which we refer to as REACT, is designed to stabilize or improve kidney function in a CKD patient’s diseased kidneys. REACT is a product that includes SRCs prepared from a patient’s own, autologous, renal cells. SRCs are formulated into a product for reinjection into the patient’s kidney using a minimally invasive outpatient procedure that can be repeated if necessary. Because REACT is a personalized treatment composed of cells prepared from a patient’s kidney, there is no need for treatment with immunosuppressive therapies, which are required during a patient’s lifetime when a patient receives a kidney transplant from another, allogeneic donor.

We are currently conducting a Phase 3 development program and multiple Phase 2 clinical trials for REACT in subjects with moderate to severe diabetic kidney disease. We are also conducting a Phase 1 clinical trial for REACT in subjects with congenital anomalies of the kidney and urinary tract (“CAKUT”). REACT has been well tolerated by subjects with moderate to severe diabetic kidney disease in Phase 1 and 2 clinical testing to date. It has also been shown to stabilize renal function in subjects based on measurements of iohexol renal clearance and urinary albumin-to-creatinine ratio (“UACR”). REACT has received Regenerative Medicine Advanced Therapy (“RMAT”) designation from the FDA.

Our patented technology includes multiple breakthroughs in the manufacturing and medical delivery of cellular therapy products. While it has long been held that the body contains cells with regenerative power, our technology is able to prepare key progenitor cells, SRCs, from expanded patient kidney cells for reinjection into patients and restore their lost kidney function due to chronic diseases. Our process begins when a small biopsy of a patient’s diseased kidney is sent to our cGMP manufacturing facility. We are able to process cells taken from the biopsy and select those with a regenerative capacity. The selected cells, SRCs, are formulated into a personalized product for reinjection into the damaged kidney. To date, clinical studies suggest that REACT can positively impact renal function by stabilizing eGFR or attenuating the rate of eGFR decline in patients with type 2 diabetic CKD. Other improvements observed with REACT treatment include stabilization in UACR, increased kidney cortical thickness, and improved hemoglobin levels, suggestive of a reduced risk of anemia.

We are initially pursuing the development of REACT for use in moderate to severe CKD patients in the United States with diabetes as the primary cause and may include hypertension as potential label expansion indication. We estimate that approximately 38-39 million adults, representing approximately 15% of the U.S. adult population, currently suffer from CKD, of which approximately 17-18 million patients have stage 3 or 4 CKD, and approximately 13.4 million patients have stage 3 or 4 CKD that is caused by diabetes (approximately 8.3 million) or hypertension (approximately 5.1 million). With respect to those patients with CKD caused primarily by diabetes, we estimate that approximately 4-5 million patients would be eligible to be treated with REACT.

Our Pipeline

We are leveraging our cell therapy technology to develop product candidates designed to stop or delay renal failure in CKD from diabetes and CAKUT. The following table summarizes our current pipeline:

Multiple Potential Therapeutic Targets for Treatment of CKD

*	Plan to launch an additional phase 3 trial REGEN-016 in the first quarter of 2023.

Biopsy tissue of a patient’s diseased kidney is obtained, and from that sample we prepare and select for SRCs, progenitor cells, by enzymatically dissociating tissue, expanding the dissociated cells and separating the expanded cells via density gradient centrifugation. Clinical studies suggest that REACT can positively impact renal function by stabilizing eGFR or attenuating the rate of eGFR decline in type 2 diabetic CKD patients. We have developed a cryopreserved version of REACT that allows for long-term product preservation to be used in our Phase 3 trials of REACT (called REGEN-006 and REGEN-016), and our Phase 2 trial of REACT (called REGEN-007), treating diabetes patients with CKD. In addition to the cryopreserved formulation of REACT, we are using a gelatin-based hydrogel formulation in our ongoing Phase 2 trials (called RMCL-002 and REGEN-003) and Phase 1 trial (called REGEN-004). We have two preclinical programs (called REACT/Gen and REACT/Universal) where we plan to use genetically modified bioactive renal cell populations to provide regenerative effects to a diseased kidney. The preclinical programs aim to effectively obtain “universal donor” immune-privileged renal cell populations, where gene editing is used to generate “allogeneic” renal cell populations, to be administered to patients without immunosuppression.

Our Team and Corporate History

We have an experienced internal research and development team focused on utilizing our deep understanding of kidney disease pathways to discover and develop novel cell-based therapies with a multi-modal mechanism targeting various pathways. Since our founding, we have expanded our team to incorporate additional expertise as needed to pursue our goal of becoming a fully integrated biopharmaceutical company. We have assembled key management team members with expertise in kidney disease, cell therapy, development, regulatory affairs, medical affairs, operations, quality, and manufacturing. Our Chief Executive Officer, Tim Bertram, has more than 38 years of pharmaceutical development expertise and has led innovations in cellular therapeutics for over 18 years. Our Chief Operating Officer, Deepak Jain, Ph.D., has over 36 years of experience in the development of biologics, tissue engineered and cell therapy products. Our technology is being developed based on work that has been conducted for the past 20 years at different institutions.

ProKidney Bermuda was formed in December 2018 as a Bermuda limited liability company and was founded by a group of investors in the pharmaceutical industry. ProKidney was initially capitalized with $75 million.

In January 2019, ProKidney acquired all of the equity interests in ProKidney-KY and ProKidney-US. ProKidney-KY was duly incorporated under the Cayman Islands Companies Act on December 21, 2015 as an exempted company. During 2020, ProKidney-KY’s name was changed from RegenMed (Cayman) Ltd. to ProKidney, and ProKidney US’ name was changed from Twin City Bio LLC to ProKidney, LLC. ProKidney-US is a Delaware limited liability company formed on December 18, 2015. On August 5, 2021, ProKidney LP was

organized as a limited partnership under the Irish LP Act, and, as applicable, the Partnership Act 1890, of Ireland, with ProKidney Bermuda becoming a wholly owned subsidiary of ProKidney LP. References to “ProKidney” or the “Company” after this reorganization refer to ProKidney LP.

ProKidney Bermuda acquired the equity interests in ProKidney-KY to develop its renal advanced cell therapy, which has the potential to stabilize or improve renal function in patients with chronic kidney disease or delay or eliminate the need for dialysis and organ transplantation. ProKidney acquired ProKidney-US to provide contractual development and manufacturing services to ProKidney-KY, which is ProKidney-US’s only customer.

Our Strategy

Our goal is to become a fully integrated biopharmaceutical company pioneering treatments for CKD. Key components of our business strategy include the following:

•

Obtain regulatory approval for and successfully commercialize REACT, initially as a treatment for patients with chronic kidney disease caused by diabetes. We intend to continue to pursue the clinical development of REACT through a world-wide Phase 3 clinical development program that has been reviewed by both the EMA and the FDA. We activated the first site for our first Phase 3 clinical trial, REGEN-006, in the fourth quarter of 2021 with the first Informed Consent Form signed and the first subject randomized into the trial in the first quarter of 2022. Our second Phase 3 trial, REGEN-016, is planned to randomize, or “launch,” in the first quarter of 2023 outside the United States. A long term follow up trial, REGEN-008, is expected to launch in late 2023, for subjects who received REACT as part of our trials REGEN-006, REGEN-007 and REGEN-016.

•

Expand the clinical development of REACT for the treatment of additional indications, including CKD caused by Congenital Anomalies of the Kidney and Urinary Tract and hypertension. CAKUT is the cause of more than 50% of pediatric cases of renal failure, with long-term complications of CKD which may progress into adulthood. We are currently enrolling patients in REGEN-004, a Phase 1 clinical trial that is designed to assess the ability of REACT to prevent, stop, or delay the negative effects of CAKUT. We aim to complete the enrollment and obtain additional interim data by the end of 2022. Results from interim data may not be indicative of results from future data as patient enrollment continues and more patient data becomes available and will be viewed with caution until the final data are available. Hypertension related CKD is the second most common cause of CKD in adults. Future trials may address CKD in this population.

•

Discover and develop additional product candidates for the treatment of kidney diseases utilizing our cell therapy approach. Our team has extensive experience in discovery research, deep expertise in kidney disease and a strong record of publication in high-impact peer reviewed journals. The team is focused on understanding additional disease pathways associated with kidney disease, identifying key targets for intervention and generating product candidates against these targets. We may also in-license from or collaborate with third parties to develop product candidates that, based on our understanding of kidney diseases and pathways, we believe are promising therapeutics.

•

Maintain and continually refine our sophisticated internal expertise in manufacturing our products. We have developed and built a cGMP manufacturing facility in which we manufacture REACT for clinical trials, which we intend to continue to develop for purposes of the eventual commercial manufacturing process, assuming receipt of necessary regulatory approvals. Our current cGMP manufacturing facility is capable of manufacturing product for our Phase 3 clinical trials and could serve as our commercial launch facility. We anticipate construction of automated manufacturing facilities to meet demand for REACT upon commercialization.

Kidney Disease Overview

CKD is highly prevalent in the United States and European Union. Based on available U.S. data from the 2018 National Health and Nutritional Examination Survey, we expect the aggregate CKD population in the United States to reach approximately 74.4 million in 2020, approximately 82.2 million in 2030 and approximately 90.9 million in 2040. The estimated aggregate CKD population in the European Union can reach approximately 93% of the expected CKD population in the United States. We believe that the prevalence in the United States is approximately 15% of the adult population. The most common causes of CKD among adults are diabetes, hypertension, and glomerular disease, and in the pediatric population, CAKUT. In the United States, it is believed that approximately 18 million patients per year suffer stage 3 or 4 from CKD.

Our Approach: Working to Restore Kidney Function through Autologous Cell Therapy

Autologous cell therapy refers to the prevention or treatment of human disease by the administration of a person’s own cells that have been selected, multiplied and formulated for delivery outside the body. We believe that our technology has the potential to restore kidney function by using a patient’s own SRCs to restore natural healing processes. By contrast, organ transplantation from other donors, or allogeneic transplants, can be associated with surgical complications, organ rejection and failure. Further, organ transplantation patients live with the adverse effects of immunosuppressive therapies and ongoing therapeutic maintenance that are required in order to reduce the risk of rejection of transplanted organs.

Our kidney restoration process begins when a small biopsy of the diseased kidney is sent to our laboratory. We are able to identify the patient’s own healthy progenitor cells and formulate them into a personalized product that can be re-injected into the damaged kidney for repair and restoration of function. Due to one severe bleed that occurred during an early biopsy, we developed a noncutting needle for the biopsy procedure, and there have been no injection-related serious adverse events since then. Based on preclinical studies, when the manufactured REACT product candidate is injected into the diseased kidney, the progenitor cells it comprises rapidly distribute throughout the kidney and integrate into the damaged nephrons and interstitium. To date, clinical studies suggest that treatment with REACT in patients with type 2 diabetes and CKD can positively impact renal function by stabilizing eGFR or attenuating the rate of eGFR decline. Other improvements observed with REACT treatment include stabilization and/or reduction in UACR, increased kidney cortical thickness, and improved hemoglobin levels, suggestive of a reduced risk of anemia.

REACT, an autologous homologous cell admixture, is made from expanded autologous SRCs, obtained from each individual subject’s kidney biopsy. To manufacture REACT, biopsy tissue from each enrolled subject will be sent to ProKidney, in whose facilities renal cells will be expanded and SRCs selected. SRCs are then formulated into the cryopreserved or gelatin-based hydrogel product at a concentration of 100 x 106 cells/mL, and shipped to the clinical site.

Our Product Candidates

REACT is currently in a Phase 3 development program, as well as ongoing Phase 2 clinical trials, for the treatment of moderate to severe diabetic kidney disease and a Phase 1 clinical trial for REACT in patients with CAKUT. These trials are being or will be conducted at over 150 clinical sites throughout the United States, Europe, Asia and Latin America. REACT has been well tolerated in clinical trials to date involving patients with moderate to severe diabetic kidney disease. For example, in the RMCL-002 Phase 2 clinical trial, the interim analysis as of September 2021 demonstrates there is a statistically significant improvement in a measurement of kidney function, referred to as eGFR, between treatment arms in the trial, measured at six months after the second injection of REACT (p-value=0.032), nine months after the second injection of REACT (p-value=0.018), and 12 months after the second injection of REACT (p-value=0.019). The procedure appeared to be well tolerated, consistent with renal biopsy. Adverse events reported are generally associated with co-morbidities of Type 2 diabetes. The ongoing clinical development program utilizes a newly developed percutaneous injection method into the kidney that is conducted using conscious sedation in an outpatient same-day procedure. We cannot assure you that the improvements in eGFR that we have observed as of September 2021 in our RMCL-002 Phase 2 clinical trial will be observed in any future clinical trials. Likewise, promising results in interim analyses or other preliminary analyses may not ensure that the clinical trial as a whole will be successful.

Background and Unmet Need

Chronic Kidney Disease (CKD)

CKD is characterized by progressive nephropathy that, without therapeutic intervention, will worsen until the subject reaches end stage renal disease (“ESRD”). CKD patients suffer from reduced kidney function, demonstrated by decreased eGFR, or evidence of kidney damage, such as increased excretion of urinary albumin as shown in physician office laboratory testing. The global prevalence of CKD is estimated at 10% with ranges of 8-16% in various high populations. CKD is associated with considerable morbidity, such as diabetes mellitus, and is often accompanied by adverse outcomes due to underlying disease states and/or risk factors such as renovascular disease, hypertension and diabetes, causing an increased risk of mortality. 97% of patients with moderate to severe CKD have asymptomatic Stage 3 disease, but even this stage of CKD is associated with a two- to four-fold rise in cardiovascular disease risk, along with a significant increase in all-cause mortality. Only a small proportion of CKD patients progress to ESRD (i.e., Stage 5 disease), but the increasing life expectancy of humans has led to growing numbers of patients with chronic diseases and end-stage organ failure. Even with costly treatments, subjects with ESRD experience substantial morbidity and mortality. To survive, ESRD subjects require renal replacement therapy through peritoneal dialysis, hemodialysis or kidney transplantation. Preventing or delaying the onset of adverse outcomes of CKD via early intervention is the primary strategy for CKD management. Nevertheless, early treatments have been less than optimal, resulting in a significant unmet medical need for improved interventional strategies to manage CKD and delay the regression to ESRD.

The major causes of CKD in adults are diabetes and hypertension. Nearly half of all CKD cases arise from diabetes, with or without hypertension. The incidence of CKD continues to increase, primarily due to the increased worldwide incidence of type 2 diabetes and metabolic syndrome. Staging and grading of kidney function are most often quantified by estimated glomerular filtration rate, which is defined as the volume of plasma from which a given substance is completely cleared by glomerular filtration per unit time. KDIGO 2012 Clinical Practice Guideline for the Evaluation and Management of Chronic Kidney Disease provided guidelines intended to aid general practitioners and nephrologists in the evaluation, classification, and management of CKD in both adults and children. As set forth below, Figure 1 categorizes the risk of ESRD from “low” to “very high” based on both eGFR measurements, ranging from >90 mL/min/1.73m2 to <30 mL/min/1.73m2, and albuminuria classifications ranging from <30 mg/g to >300 mg/g. When the kidneys cease to function entirely, which constitutes ESRD, renal replacement therapy in the form of dialysis or transplantation is generally required.

Summary of Classificaiton Estimates for CKD

All-cause mortality rates were shown to increase as GFR declined; mortality rates were highest at Stages 4-5 of CKD. Populations defined as having an eGFR <60 mL/min/1.73m2 consistently exhibited a higher mortality rate than comparator groups where there was no evidence of CKD.

Treatment of patients with CKD is focused on slowing progression and preparing for kidney failure or replacement. For many patients, CKD occurs as part of a complex comorbidity cluster, especially with cardiovascular disease and type 2 diabetes.

Increased risk of cardiovascular disease can be a complication of CKD or an independent comorbidity associated with type 2 diabetes. The goals in the treatment of CKD are to lower cardiovascular risk and prevent or slow the progression of kidney failure via administration of angiotensin converting enzyme inhibitors and/or angiotensin receptor blockers to decrease proteinuria and control hypertension, insulin and anti-diabetic agents for glycemic control (e.g., reduced serum hemoglobin A1c), and statin therapy to counter dyslipidemia.

When a patient reaches ESRD, renal replacement therapy in the form of kidney dialysis or transplantation is generally required. The vast majority of Stage 5 CKD patients in the United States and certain other developed countries receive hemodialysis. Dialysis replaces about 5-15% of kidney function, depending on the intensity and frequency of use; dialysis also helps to restore fluid and electrolyte balance when kidneys fail. However, the life expectancy of an ESRD patient initiating hemodialysis is < 10 years. Additionally, hemodialysis has been associated with multiple, serious complications as well as interference with quality of life, due to the need for frequent dialysis and vascular access maintenance. Although kidney transplantation remains the most effective form of therapy for CKD currently, there is a chronic shortage of organs. If a patient can secure a kidney for transplantation, long-term immunosuppressive therapy is required to prevent rejection. Use of these regimens results in a higher incidence of infection and, over the long term, some types of cancer. And while xenotransplantation might be a promising alternative approach to bridge the gap between the supply and demand of human organs, tissues, and cells, immunological barriers are also limiting factors in clinical xenotransplantation.

While patients continue to lose kidney function on existing therapies, the cost of CKD treatment is high and the rates of CKD and ESRD along with the associated expenditures are expected to continue to rise. As a large source of healthcare expenditure in the United States, the Medicare spend on beneficiaries with CKD is $80 billion. Medicare spend on beneficiaries with ESRD can reach $50 billion, with $93,000 Medicare annual cost per patient for dialysis. Additionally, the estimated ESRD cost per patient with commercial insurance, assuming a five-year dialysis period, is up to $2 million.

*	Based on ProKidney management estimates and analysis

We estimate that there are approximately 4 to 5 million REACT eligible patients. Assuming that we obtain requisite regulatory approvals and that the REACT market penetration rate is 1% in the United States alone, the expected size of the overall market in the United States for REACT could reach up to $16 billion based on the average cost of recently launched novel targeted therapies. Taken together, there is a critical medical and market need for improved therapies for CKD which could stop or dramatically slow the progression of disease and significantly delay the need for renal transplantation.

Congenital Anomalies of the Kidney and Urinary Tract (CAKUT)

CAKUT is a group of abnormalities affecting the kidneys or other structures of the urinary tract. CAKUT results from abnormal development of the urinary tract system and is present at birth (i.e., it is congenital), although the abnormality may not become apparent until later in life. CAKUT is the most common kind of congenital birth defect, affecting roughly 1 in 500 babies born.

Individuals with CAKUT have one or more kidney or urinary tract abnormalities. The parts of the urinary tract that may be affected include the bladder, the tubes that carry urine from each kidney to the bladder (the ureters), and the tube that carries urine from the bladder out of the body (the urethra). For paired structures, like the kidneys and ureters, one or both may be affected.

There are various types of CAKUT. Many different developmental abnormalities are classified as CAKUT, including underdevelopment or absence of a kidney and nephrons, a kidney formed of fluid-filled sacs called cysts, buildup of urine in the kidneys, an extra ureter leading to the kidney, a blockage in a ureter where it joins the kidney, an abnormally wide ureter, backflow of urine from the bladder into the ureter, and an abnormal membrane in the prostatic urethra that blocks the flow of urine out of the bladder.

The causes of CAKUT are complex, and much remains to be uncovered about the genetic and environmental regulators of kidney and outflow tract development. It is likely that a combination of genetic and environmental factors contribute to the formation of kidney and urinary tract abnormalities. The genetic factors involved in most cases of CAKUT are unknown. Syndromic CAKUT is caused by changes in the genes associated with the particular syndrome. Variations in these same genes can also underlie some cases of isolated CAKUT. In addition, environmental factors may influence development of CAKUT. The risk of CAKUT is higher in babies whose mothers had diabetes, took certain medications that are harmful to the kidneys, such as some anti-seizure medicines, or lacked certain vitamins and minerals, such as folate and iron, during pregnancy.

Most cases of CAKUT are diagnosed from antenatal ultrasound imaging, and the remaining cases of CAKUT are usually only diagnosed after an infant or child develops a urinary tract infection, prompting ultrasound and/or other imaging studies to examine the kidneys and outflow tracts.

CAKUT is often one of several features of a condition that affects multiple body systems, and it varies in severity. The abnormalities can result in recurrent urinary tract infections or a buildup of urine in the urinary tract, which may damage the kidneys or other structures. Severe CAKUT can lead to life-threatening kidney failure and ESRD. Children with severe CAKUT may require dialysis and transplantation as infants, and they may experience long-term effects on their ability to lead independent lives as adults.

There is currently a need for greater understanding of the pathogenesis of CAKUT, as well as an unmet need for means for providing proper treatment of those affected by this condition.

Clinical Development

Our completed clinical trials and currently ongoing clinical trials of REACT are summarized below; the name of the product candidate tested in the trials was changed from Neo-Kidney Augment (“NKA”) to REACT after completion of some of the trials.

The summary below also includes interim results which are based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular trial. In particular, we have announced interim results from our ongoing RMCL-002 Phase 2 clinical trial and REGEN-004 Phase 1 clinical trial and plan to evaluate interim results from our ongoing REGEN-006 Phase 3 clinical trial in early 2025 and REGEN-016 Phase 3 clinical trial in mid-2025. Interim results from clinical trials that we may complete are not necessarily indicative of results from future data and are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or topline results also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available.

Diabetic Kidney Disease (DKD)

Phase 1 Clinical Development (TNG-CL010 and TNG-CL011)

TNG-CL010 was an open-label safety and delivery optimization study of REACT (formerly known as NKA) in subjects with CKD conducted in Sweden. TNG-CL010 commenced in April 2013 and terminated in December 2014. TNG-CL011 was also an open-label safety and delivery optimization study of REACT in subjects with type 2 diabetes and CKD conducted in the United States. TNG-CL011 commenced with first subject enrolled in February 2014 and terminated in December 2014.

The primary objective of these trials was to assess the safety and delivery of REACT injected into one kidney. Six subjects from Sweden (TNG-CL010) and one from the United States with Diabetes Type 2 CKD, ranging in age from 53-70 years, eGFR levels between 19-34 (average 25 +/- 2, Cystatin C) and iohexol clearance of 15-39, average 26 +/- 3, were enrolled. One subject with Type 2 DKD was enrolled in TNG-CL011.

The results from the Phase 1 trials indicated that REACT was well tolerated when administered to the kidney, with no adverse events from the autologous SRC. When the decline of renal function pre- and post-injection were compared, the subjects receiving REACT in this Phase 1 trial had an imputed delay in dialysis of approximately 1.5 years beyond the standard of care because of slowing in the rate of reduction in eGFR from pre-injection baseline. Cortical thickness increased in the injected kidney from an average of 14 mm at time of injection to approximately 16 mm after one year. Renal function was stabilized following the REACT injection by iohexol clearance and based on the subjects’ ACRs. Subjects with a baseline anemia (n = 3 of 7) showed improved hemoglobin levels after REACT injection, and the remaining subjects maintained normal levels during the study. Antihypertensive medication was reduced in three of six subjects during the first six months following injection with REACT.

Phase 2 Clinical Development (RMCL-001, RMCL-002, REGEN-003, and REGEN-007)

RMCL-001:

RMCL-001 was a Phase 2, open-label safety and efficacy study of REACT in subjects with type 2 diabetes and CKD. The study commenced in May 2016 and was ended in May 2017.

The primary objective of this study was to assess the safety and efficacy of a second REACT injection using a minimally invasive percutaneous procedure that was done under conscious sedation as a same-day outpatient procedure. A single subject with an eGFR of 14ml/min/1.73m2 was enrolled from the Phase 1 study (TNG-CL011) described above. The second dose of REACT was manufactured from cryopreserved renal cells obtained from the Phase 1 renal biopsy. The subject was administered a dose of 3x106 cells/g-KWest. The subject’s eGFR increased to approximately 20 ml/min/1.73m2 for a period of eight months, after which the subject experienced a precipitous drop in renal function and began hemodialysis. The study was terminated by the sponsor of the clinical trial after this subject went onto dialysis and resources diverted to study RMCL-002.

RMCL-002:

RMCL-002 is an ongoing Phase 2, prospective, randomized, double-arm, deferred treatment, open-label, repeat dose, safety and efficacy study of REACT in subjects with type 2 diabetes and CKD. The first subject was enrolled in this study in February 2017, and subjects are now undergoing follow-up.

The primary objective of this study is to assess the safety and efficacy of up to two REACT injections given six months ([+] four weeks) apart, with both doses delivered into the biopsied kidney using an outpatient, minimally invasive, percutaneous approach under conscious sedation in less than 90 minutes. Patients will receive two doses of REACT of 3x106 cells/g-KWest.

Patients were randomized (1:1) to the active treatment group and the deferred treatment group (i.e., the control group) following renal biopsy. Subjects in the active treatment group receive their first REACT injection as soon as the REACT product is manufactured and shipped to the clinical site. After six months ([+] four weeks), a second injection is given, as appropriate. In contrast, subjects in the deferred treatment group will undergo a 12-month period of observation after renal biopsy. The deferred treatment group allows assessment of the rate of change in kidney function and co-morbidities in a nonexposed group compared to the active treated arm. During this time, they will receive contemporaneous, standard-of-care therapy for CKD while undergoing follow-up evaluations every three months, similar to subjects in the active treatment group. After 12 months, subjects from the deferred treatment group will receive a series of up to two REACT injections given six months ([+] four weeks) apart, as appropriate. Consequently, the study design includes a randomized control group receiving standard-of-care treatment for the first 12 months and a randomized, active treatment group receiving up to two REACT injections and follow-up evaluations during the same period of time. In addition, each subject’s baseline rate of renal decline, based on adequate historical and clinical data obtained 18 months prior to REACT injection, will serve as a comparator for monitoring the rate of progression of renal insufficiency over time.

The aggregate number of subjects enrolled for the Phase 2 clinical trial was 83. Upon withdrawal and/or replacement of 2 subjects, 81 subjects were enrolled as of December 2020, of which 39 subjects were enrolled into the active treatment group and 42 subjects were enrolled into the deferred treatment group. As of March 31, 2022, 39 subjects enrolled in the active group received their first injection, and 34 have received their second. No further injections will occur in the active group. 33 subjects in the deferred group have crossed over into the active group, with 33 subjects having received their first injection and 21 having received their second injection as of March 31, 2022.

The rate of progression of renal function for the active treatment group, assessed via pre-randomized serial measurements of eGFR over 24 months after the last REACT injection, will be compared against that of the deferred treatment group. In addition, each subject’s baseline rate of eGFR decline, derived from historical and clinical data, will be compared against the individual subject’s rate of eGFR decline through 24 months following the final REACT injection. The rate of progression of renal function of subjects, if any, who received a single REACT injection may be compared against that of subjects who received two REACT injections. Patients will be followed through 24 months after their last REACT injection in part 1 of the trial. An open label extension portion of the study (part 2) was added in February 2021 to follow all subjects for an additional 3 years. Visits will be conducted at 3-month intervals to give a total of 5 years (part 1 + part 2) of follow-up after the last REACT injection.

Subjects in this trial will complete the Kidney Disease Quality of Life (“KDQOL”) survey, which is a subjective kidney-specific measure of health-related quality of life, and the EQ-5D-5L survey, which is a health-related quality of life questionnaire. Scores from the active treatment group will be compared against scores from the deferred treatment group. Subjects from the deferred treatment group will comprise the control group for the analysis of KDQOL scores. In addition, each subject’s baseline score will be compared against his or her KDQOL scores obtained over the 24-month period after the last REACT injection. KDQOL scores from subjects who received a single REACT injection may be compared against scores from subjects who received two injections.

Results as of the September 2021 interim analysis demonstrate that renal function has stabilized or improved in the subjects who have received a full course (2 injections) of REACT and has steadily declined in the deferred treatment group. The overall mean total slope for the active treatment group is a positive (+5.0 ml/min/1.73m2/year), whereas the overall mean total slope for the deferred treatment group is a decline (-3.9 ml/min/1.73m2/year). This shows an effect difference of +8.9 ml/min/1.73m2/year in annualized change in renal function between the active treatment group and the deferred treatment group. Each slope is calculated using a simple linear regression between the average eGFR measurements on the first injection day and three, six, nine and 12 months following the last injection day, where the averages are assumed to be equally spaced.

The interim analysis demonstrates there is a statistically significant difference in the average eGFR between treatment arms (subjects who received a full course of REACT compared to the standard of care) at six months post 2nd injection (p-value=[0.032]), nine months post 2nd injection (p-value=[0.018]) and 12 months post 2nd injection (p-value=[0.019]). The outpatient kidney biopsy and REACT injections procedures are minimally invasive and well tolerated and complications are commensurate with standard of care and published cohort trials and meta-analysis studies. Other adverse events reported are commonly associated with the co-morbidities of Type 2 diabetes and similar to those seen in other small molecule CKD trials.

We aim to have all deferred subjects dosed in 2022, obtain additional interim data and complete all active subjects follow-up in November 2023, complete all deferred subjects follow-up in 2024, and expect the clinical study report to be available in early 2025. Results from interim data may not be indicative of results from future data.

REGEN-003:

REGEN-003 is a Phase 2, prospective open-label, single-arm, safety and tolerability study of REACT in subjects with type 2 diabetes and CKD. This study commenced in March 2018 with first subject enrolled.

The primary objective of this study is to assess the safety and efficacy of up to two REACT injections given six months ([+] four weeks) apart and delivered into the biopsied kidney using a minimally invasive percutaneous approach that can be delivered under conscious sedation in less than 90 minutes. Subjects have an eGFR of between 14—20 ml/min/1.73m2. Subjects receive up to two doses of REACT of 3x106 cells/ g-KWest.

This study has completed enrollment and dosing has commenced for all 10 subjects, with nine subjects having received both doses.

We completed the enrollment of 10 subjects in February 2020. As of March 31, 2022, seven subjects had initiated dialysis, one of which died due to complications related to COVID. An additional subject died due to cardiovascular complications. For the seven subjects that initiated dialysis (baseline average eGFR of 17.5 ml/min/1.73m2), the time between the first REACT injection and the initiation of dialysis averaged 76 weeks, ranging from 34 weeks to 121 weeks. Of the 10 subjects, two responding and receiving a second dose of REACT had a positive annualized eGFR slope of [+4.0] ml/min/1.73m2/year, while the other eight subjects are continuing to progress with an average decline in annualized eGFR of [-4.66] ml/min/1.73m2/year.

We aim to continue to follow-up until late 2022 and expect the clinical study report to be available in 2023.

REGEN-007:

REGEN-007 is an ongoing Phase 2, prospective, randomized, open-label, repeat dose, double-arm, controlled safety and efficacy study of REACT in subjects with type 1 or 2 diabetes and CKD.

The primary objective of this study is to assess the safety and efficacy of up to two REACT injections given three months apart ([+] four weeks) and delivered into biopsied and non-biopsied contralateral kidneys using a minimally invasive percutaneous approach. The total planned enrollment is no less than 30 subjects. Subjects will receive up to two doses of REACT of 3x106 cells/ g-KWest. The study will enroll subjects between the ages of 30 and 80 with an eGFR >20 and ≤50 mL/min/1.73m2. Subjects will be randomized (1:1) before renal biopsy into two cohorts. Cohort 1 will receive the two REACT injections three months apart. Cohort 2 will receive the first REACT injection, and a trigger, as described below, must be met to qualify for the second REACT injection > 3 months after the first dose. This will allow a comparison of the effects of a specified amount of time between dosing, as compared to a biologic trigger between dosing.

Each of the subjects in cohort 1 will receive the first REACT injection as soon as the REACT product is manufactured and shipped to the clinical site. After three months, subjects will receive a second injection, as appropriate. Subjects in cohort 2 will also receive one REACT injection as soon as the REACT product is manufactured and shipped to the clinical site. For cohort 2, a second REACT injection will only be administered if a subject meets one or more clinical surrogate marker criteria. The second REACT injection will be administered to subjects in cohort 2 no less than three months after the first injection, within 30 days ([+] four weeks) of meeting the re-dose trigger. The re-dose triggers include (1) a 30-day sustained decline in eGFR by at least 25% from baseline and (2) an increase in the baseline UACR of at least 30% greater than 30mg/gram, measured thirty days after the baseline measurement is taken. For all subjects who receive a second injection, the second injection will be administered in the non-biopsied contralateral kidney.

During this time, subjects in cohort 2 will receive contemporaneous, standard-of-care therapy for CKD while undergoing follow-up evaluations at one, 14 (+7 days) and 28 days (+7 days) following the first injection, and then at three months (+10 days) following the first injection, similar to subjects in cohort 1. All subjects will continue with long-term follow-up visits at three-month intervals for a period of 24 months following the last injection. In addition, each subject’s baseline rate of renal decline, based on adequate historical, clinical data obtained 24 months prior to the first REACT injection, will serve as a comparator for monitoring the rate of progression of renal insufficiency over time. The rate of renal function progression (assessed by the change from pre-injection baseline of eGFR over 24 months after the first REACT injection) will be evaluated in all subjects through at least 24 months following the final REACT injection.

Enrollment for REGEN-007 commenced in the third quarter of 2021. As of March 31, 2022, 20 subjects were enrolled with 10 subjects randomized to cohort 1 and 10 subjects randomized to cohort 2. Three subjects in cohort 1 received their first dose of REACT, and two subjects in cohort 2 received their first dose of REACT.

We aim to obtain initial evaluation data in mid-2022 and expect the clinical study report to be available in 2026.

Phase 3 Clinical Development (REGEN-006 and REGEN-016):

ProKidney applied for RMAT designation for REACT, which was granted by the FDA on October 28, 2021. As contemplated by the RMAT designation and as directed by the FDA, ProKidney requested a comprehensive, multidisciplinary Type B meeting with the FDA to review the status of preclinical and clinical development and manufacturing of REACT, and to discuss the planned clinical program intended to support approval of the product candidate. The FDA provided detailed written responses to ProKidney’s questions included in the meeting request, and the Type B meeting was held in March 2022. As a result of that meeting, ProKidney made some modifications to the Phase 3 trial designs, including the following:

•	Increased the planned sample size from 500 to 600 subjects in both REGEN-006 and REGEN-016;

•

Removed the increase in UACR of at least 30% and of at least 30 mg/g, using the random urine microalbumin/urine creatinine ratio sustained for 90 days, from the primary composite endpoint for both REGEN-006 and REGEN-016; and

•	Added a sham control arm and single blind component to the design of REGEN-016.

ProKidney will continue to advance the USA clinical development program with the benefit of enhanced clarity as to the FDA’s expectations and requirements for a registrational program, including the design of the trials needed for approval, manufacturing assays, and comparability studies, as set forth below.

REGEN-006:

REGEN-006 is a Phase 3, randomized, single-blinded, bi-lateral kidney dose, sham control arm, controlled efficacy study of REACT in subjects with type 2 diabetes and CKD Stages 3a-4 with moderate to severe albuminuria. Albuminuria refers to the presence of an excess of the protein albumin in urine, which is a sign of kidney disease.

The primary objective of this study is to assess the efficacy of up to two REACT injections given three months apart and delivered into biopsied and non-biopsied contralateral kidneys using a minimally invasive percutaneous approach. The total planned enrollment is 600 subjects. Subjects in the treatment group will receive two doses of REACT of 3x106 cells/ g-KWest. The study will enroll subjects between the ages of 30 and 80 years of age with an eGFR >20 and <50 mL/min/1.73m2.

The primary composite endpoint is the time from first injection to the earliest of:

•	at least 40% reduction in eGFR, using the 2009 CKD-EPI serum creatinine equation, sustained for 30 days;

•	eGFR <15 mL/min/1.73m² using the 2009 CKD-EPI serum creatinine equation, sustained for 30 days and/or chronic dialysis, and/or renal transplant; or

•	renal or cardiovascular death.

Subjects will be randomized (1:1) to the treatment group and the “masked” sham control group prior to renal biopsy.

Each of the subjects in the treatment group will receive the first REACT injection 12 weeks following renal biopsy. After three months, a second injection will be given, as appropriate, into the contralateral kidney. In contrast, subjects in the control group will receive two sham injections, the first of which will be administered 12 weeks following sham biopsy, and the second of which will be administered three months after the first sham injection. During this time, subjects in the control (sham) group will receive contemporaneous, standard-of-care therapy for CKD while undergoing follow-up evaluations at one, 14 and 28 days (+7 days) following the first injection, and then at three months (+10 days) following the first injection, similar to subjects in the treatment group. All subjects will continue in the study until they experience a qualifying event under the primary composite endpoint or reach the end of the study.

Subjects will complete the KDQOL and EQ-5D-5L surveys. Scores from the treatment group will be compared against scores from the control group. In addition, each subject’s baseline score will be compared against his or her KDQOL scores obtained over the 24-month period after the last REACT injection. Additionally, KDQOL scores from subjects who received a single REACT injection may be compared against scores from subjects who received two injections.

This study began enrollment in the first quarter of 2022. As of March 31, 2022, 20 subjects had signed informed consent forms, and two were awaiting treatment assignment.

We aim to evaluate interim data for REGEN-006 in early 2025. Results from interim data may not be indicative of results from future data.

REGEN-016:

REGEN-016 is a planned Phase 3, randomized, single-blinded, sham control arm, bi-lateral kidney dose, controlled efficacy study of REACT in subjects with type 2 diabetes and CKD Stages 3a-4 with moderate to severe albuminuria.

The primary objective of this study is to assess the efficacy of up to two REACT injections given three months apart and delivered into biopsied and non-biopsied contralateral kidneys using a minimally invasive percutaneous approach. The total planned enrollment is 600 subjects. Subjects in the treatment group will receive two doses of REACT of 3x106 cells/ g-KWest. The study will enroll subjects between the ages of 30 and 80 years of age with an eGFR >20 and <50 mL/min/1.73m2.

Subjects will be randomized (1:1) to the treatment group and the “masked” sham control group prior to renal biopsy.

Each of the subjects in the treatment group will receive the first REACT injection 12 weeks following renal biopsy. After three months, a second injection will be given, as appropriate, into the contralateral kidney. In contrast, subjects in the control group will receive two sham injections, the first of which will be administered 12 weeks following sham biopsy, and the second of which will be administered three months after the first sham injection. During this time, subjects in the control group will receive contemporaneous, standard-of-care therapy for CKD while undergoing follow-up evaluations at the same time intervals as subjects in the treatment group. All subjects will continue in the study until they experience a qualifying event under the primary composite endpoint or reach the end of the study.

The primary composite endpoint is the time from first injection to the earliest of:

•	at least 40% reduction in eGFR, using the 2009 CKD-EPI serum creatinine equation, sustained for 30 days;

•	eGFR <15 mL/min/1.73m² using the 2009 CKD-EPI serum creatinine equation, sustained for 30 days and/or chronic dialysis, and/or renal transplant; or

•	renal or cardiovascular death.

Subjects will complete the KDQOL and EQ-5D-5L surveys. Scores from the treatment group will be compared against scores from the control group. In addition, each subject’s baseline score will be compared against his or her KDQOL scores obtained over the 24-month period after the last REACT injection. Additionally, KDQOL scores from subjects who received a single REACT injection may be compared against scores from subjects who received two injections.

Enrollment for this study is planned to begin in the first quarter of 2023.

We aim to evaluate data for REGEN-016 in mid-2025, with the potential for conditional FDA approval anticipated in 2026.

Congenital Anomalies of the Kidney and Urinary Tract (CAKUT)

Phase 1 (REGEN-004):

REGEN-004 is a Phase 1, prospective, open-label, single-arm, safety, tolerability, and early efficacy study of REACT in subjects with CKD from CAKUT.

The primary objective of this study is to assess the safety and efficacy of up to two REACT injections given six months ([+] four weeks) apart and delivered into the biopsied kidney using a minimally invasive percutaneous approach that can be delivered under conscious sedation in less than 90 minutes. The planned enrollment is 15 subjects. Subjects will receive two doses of REACT of 3x106 cells/ g-KWest.

As of March 31, 2021, five subjects were enrolled, all had received their first injection, and four subjects had received both injections.

Early interim results as of August 2021 demonstrated that in three of the five subjects currently enrolled, renal function had improved to an annualized eGFR slope of 3.38 ml/min/1.73m2/year compared to their pre-dose slope of negative -4.19 ml/min/1.73m2/year. No adverse events have been associated with REACT. The minimally invasive percutaneous procedure has a well-tolerated safety profile consistent with renal biopsy. No adverse events have been reported to date.

We aim to complete the enrollment by the end of 2022 and obtain additional interim data in mid-2022. Results from interim data may not be indicative of results from future data.

Planned Studies

Phase 2 (REGEN-017)

REGEN-017 is a planned Phase 2 study of REACT in subjects with diabetes and CKD who were previously enrolled in the sham control arm of either REGEN-006 or REGEN-016. Subjects will be enrolled in REGEN-017, either when a Phase 3 event is triggered or following completion of study visits in Phase 3 protocols.

Each of the subjects will receive the first REACT injection 12 weeks following renal biopsy. After three months, a second injection will be given, as appropriate, into the contralateral kidney. Subjects will continue for follow-up observation visits for a duration of 12 months following their second REACT injection before continuing into REGEN-008.

Phase 4 Clinical Development (REGEN-008)

REGEN-008 is a Phase 4, prospective, open-label, observational extension study of REACT in subjects with diabetes and CKD who were previously enrolled and treated with cryopreserved REACT in the REGEN-006, REGEN-007, REGEN-016 and REGEN-017 studies. The total planned enrollment is approximately 600 subjects with no control arm.

The primary objective of this study is to evaluate the long term safety of up to two REACT injections given three months apart and delivered percutaneously into biopsied and non-biopsied contralateral kidneys on renal function in participants with diabetes and CKD.

Subjects who had participated in REGEN-006, REGEN-007, and REGEN-016 with exposure to REACT will continue for long-term follow-up observation visits every three months (+ 10 days) alternating between clinic and telephone visits after enrollment for a duration of five years following their completion in the previous studies. Visits will include physical examinations, laboratory draws, documentation of vitals and assessment of any concomitant medical changes. Once a year, subjects will also be asked to complete KDQOL and EQ-5D-5L surveys.

We aim to continue REGEN-008 long-term follow-up to 2030.

Phase 4 Clinical Development (REGEN-009)

REGEN-009 will be a prospective, open-label, observational extension study of REACT in subjects with CAKUT who were previously enrolled and treated with REACT in the REGEN-004, REGEN-005 and REGEN-011 studies. We plan to launch the REGEN-009 in late 2022.

The primary objective of this study is to assess the long-term safety and efficacy (including durability) of REACT on renal function in subjects with CAKUT.

Subjects who participate in a CAKUT trial will continue for long-term follow-up observation visits every three months after enrollment for a duration of five years following their completion in the previous studies. Visits will include physical examinations, laboratory draws, documentation of vitals, and assessment of any concomitant medical changes. Once a year, subjects will also be asked to complete KDQOL and EQ-5D-5L surveys.

Competition

The biotechnology and pharmaceutical industries are characterized by rapid technological advancement, significant competition, and an emphasis on intellectual property. We face potential competition from many different sources, including major and specialty pharmaceutical and biotechnology companies, including developers of tubular and glomerular cell drug modulators, e.g., SGLT2 inhibitors, antifibrosis medications, e.g., Mineralocorticoid Receptor Antagonists—MRAs, induced pluripotent cells, other autologous mesenchymal stem cells and mechanical renal assist devices such as implantable and wearable renal dialysis machines, and advances in peritoneal dialysis and home dialysis. Cell-based clinical trials by other companies are underway globally with umbilical, adipose and bone marrow derived mesenchymal stem cells for CKD. Early-phase human induced pluripotent stem cell therapies for kidney diseases are ongoing in Japan.

Any product candidates that we successfully develop and commercialize will compete with current therapies and new therapies that may become available in the future. We believe that the key competitive factors affecting the success of any of our product candidates will include efficacy, safety profile, dosing, cost, effectiveness of promotional support and intellectual property protection. With respect specifically to REACT, we expect the key competitive factors affecting its success, if approved, will include the intended patient population, the relative convenience of dosing and administration, and efficacy.

Many other companies working on medications for controlling chronic kidney disease, either alone or with their collaboration partners, have significantly greater financial resources and expertise in research and development, pre-clinical testing, clinical trials, manufacturing, and marketing than we do. We believe that our principal competitors include developers of SGLT2 inhibitors, including canagliflozin (marketed as Invokana® by companies including Janssen Pharmaceuticals, Inc.), dapagliflozin (marketed under the brand names Farxiga® and Forxiga® by companies including AstraZeneca plc and Bristol-Myers Squibb Company), empagliflozin (marketed as Jardiance® by companies including Boehringer Ingelheim and Eli Lilly and Company) and finerenone (marketed as Kerendia® by companies including Bayer AG), and MRAs, which are small-molecule therapies recently approved to lower risks of CKD progression. Future collaborations and merger and acquisitions may result in further resource concentration among a smaller number of competitors.

Our commercial potential could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market or make our development more complicated. These competitors may also vie for a similar pool of qualified scientific and management talent, sites and patient populations for clinical trials, as well as for technologies complementary to, or necessary for, our programs.

Supply and Manufacturing

With support from high level manufacturing and regulatory expertise, our internal manufacturing capabilities have enabled us to progress rapidly through our clinical trials. We believe that our current manufacturing capacities enable us to provide sufficient quantities of clinical trial material to supply the clinical trials. As we continue to develop our product candidates, we may need to expand our manufacturing capacities. The manufacturing facilities located in Winston Salem, North Carolina and the quality systems are fully compliant with cGMP and meet EU and FDA regulations. It usually takes approximately 12 weeks to produce the clinical REACT products. As of the date hereof, our manufacturing team, facilities, and bioprocess capacity have produced over 200 cell therapies. During our clinical trials, we have had a greater-than-95% success rate in creating a REACT product from a patient’s biopsy material.

Our facility design and quality systems have been audited by European Qualified Persons (QP) and certified as compliant with EU cGMP requirements for phase 2/3 manufacturing. Our bioprocesses have been reviewed by the FDA and EMA and validation activities are ongoing in anticipation of being commercial-ready for the potential launch of REACT. We plan to build additional manufacturing capacity to meet the expanding demand.

Our commercial strategy focuses on process automation to scale up to meet the projected market for REACT, if we obtain the necessary regulatory approvals. We are collaborating with engineering companies such as DEKA Research & Development Corp. to develop automated manufacturing processes for the potential commercial production of REACT, including a REACT launch facility after we complete the Phase 3 patient enrollment and dosing in 2026, and two commercial manufacturing facilities after we launch REACT.

Our costs of manufacturing REACT for use in our ongoing Phase 2 RMCL-002 study is approximately $100,000 per patient. We anticipate that these costs will be lower for our Phase 3 trials and that the costs will continue to decrease as we manufacture REACT at commercial scale with implementation of automation, bioprocess developments, formulation improvements, and streamlining of the supply chain.

Key Agreements

Master Services Agreement, dated February 15, 2021, by and between George Clinical PTY Limited and ProKidney-KY

ProKidney-KY entered into a Master Services Agreement dated February 15, 2021 (the “George Clinical MSA”) with George Clinical PTY Limited (“George Clinical”), upon which George Clinical agreed to provide ProKidney-KY with certain clinical research services pursuant to work orders, including the setup and management of an Endpoint Adjudication Committee for ProKidney-KY’s protocol REGEN-006 and verification process for ProKidney-KY’s protocol REGEN-007, as well as a Data Safety Monitoring Board and a Steering Board Committee for ProKidney’s-KY’s development programs.

ProKidney-KY and George Clinical agreed to indemnify each other against certain third-party claims. The George Clinical MSA will continue until February 15, 2026, unless terminated earlier by either party. ProKidney-KY may terminate the George Clinical MSA upon 30 days’ prior written notice to George Clinical for any reason. Either party may terminate the George Clinical MSA (i) for material breach by the other party if, upon 30 days’ prior written notice by the non-breaching party, the breach has not been cured, or (ii) upon the insolvency or declaration of bankruptcy of the other party. ProKidney-KY may terminate any work order immediately if (i) the relevant study is terminated, or (ii) George Clinical breaches a material term of the George Clinical MSA or does not perform the services to ProKidney-KY’s reasonable satisfaction and does not remedy the breach or perform satisfactorily within 30 days of receiving a notice from ProKidney-KY specifying the nature of the breach or non-performance. George Clinical may terminate any work order upon written notice if it believes on reasonable grounds that continued performance of the services poses an unacceptable risk to patient safety or may violate regulatory or scientific standards.

Research, Development, Engineering Services and License Memorandum and Agreement, dated January 16, 2022, by and between ProKidney-KY and DEKA Products Limited Partnership

ProKidney-KY entered into a Research, Development, Engineering Services and License Memorandum and Agreement dated January 16, 2022 (the “RDELA”) with DEKA Products Limited Partnership and its general partner DEKA Research & Development Corp. (collectively, “DEKA”) under which DEKA will work with ProKidney-KY to develop certain technology to enhance the Company’s manufacturing and delivery capabilities for REACT. Under the RDELA, ProKidney-KY pays DEKA for its work on these research and development projects on a cost-plus model. DEKA owns the resulting IP and grants ProKidney-KY an exclusive, royalty-free, world-wide license to the resulting IP for purposes related to the provisions of cell therapy for the treatment of renal insufficiency.

Under the terms of the RDELA, ProKidney-KY agrees to indemnify DEKA for claims arising out of the use of the technology licensed to ProKidney-KY (including losses related to IP infringement claims and personal injury or products liability claims) and DEKA agrees to indemnify ProKidney-KY for claims arising out of the use of the technologies developed and licensed to third parties.

The term of the RDELA extends through the commercial life of any licensed technology developed thereunder subject to termination for breach and for ProKidney-KY’s convenience.

The initial payment for DEKA’s work under the RDELA was made through the issuance of 2,750,000 Class B-1 Units of ProKidney Management Equity LLC. All subsequent payments will be made by ProKidney-KY in cash. To date, ProKidney-KY has not made any cash payments to DEKA under the RDELA.

Master Services Agreement, dated April 20, 2020, by and between IQVIA RDS Inc. and ProKidney-KY

ProKidney-KY entered into a Master Services Agreement dated April 20, 2020 (the “IQVIA MSA”) with IQVIA RDS, Inc. (“IQVIA”), under which IQVIA agreed to provide services for individual studies or projects of ProKidney-KY pursuant to work orders covering strategic planning, expert consultation, clinical trial services, statistical programming and analysis, data processing, data management, regulatory services, project management, pharmacovigilance, central laboratory services, clinical pharmacology services, electrocardiogram services and other services.

ProKidney-KY and IQVIA agreed to indemnify each other against certain third-party claims. The IQVIA MSA has an initial term of five years, or until terminated by either party, and will automatically renew each year for one-year periods, unless either party notifies the other party in writing at least 90 days prior to the renewal date that the notifying party wishes to terminate the IQVIA MSA. ProKidney-KY may terminate the IQVIA MSA without cause upon 60 days’ prior written notice to IQVIA. Either party may terminate the IQVIA MSA, or any work order thereunder, (i) for material breach by the other party if, upon 30 days’ prior written notice by the non-breaching party, the breach has not been cured, or (ii) upon the insolvency or declaration of bankruptcy of the other party. IQVIA may suspend services under if IQVIA reasonably determines that IQVIA’s performance under the IQVIA MSA, or a work order thereunder, would constitute a potential or actual violation of regulatory, scientific, or ethical standards.

Master Agreement for Clinical Trials Services, dated April 2, 2020, by and between ProKidney-KY and Frenova, LLC

ProKidney-KY entered into a Master Agreement for Clinical Trials Services, dated April 2, 2020 (the “Frenova MSA”) with Frenova, LLC d/b/a Frenova Renal Research (“Frenova”), under which Frenova agreed to provide ProKidney-KY with certain services related to the implementation and management of clinical development programs pursuant to statements of work (“SOWs”) encompassing such services for ProKidney-KY’s protocols RMCL-002, REGEN-006 and REGEN-007.

The Frenova MSA has an initial term of five years, or until terminated by either party, and will automatically renew each year for one-year periods, unless either party notifies the other party in writing at least 60 days prior to the renewal date that the notifying party wishes to terminate the Frenova MSA. ProKidney-KY may terminate the Frenova MSA or any SOW thereunder upon 60 days’ prior written notice to Frenova for any reason. Frenova may terminate the Frenova MSA for material breach under the Frenova MSA by ProKidney-KY if, upon 60 days’ prior written notice, the breach has not been cured. Additionally, Frenova may terminate any SOW upon 30 days’ prior written notice if (i) ProKidney-KY cancels or materially delays the requested services; (ii) unanticipated material changes to the project assumptions cannot be addressed to both parties’ satisfaction; (iii) changes to the study protocol cause enrollment targets to become commercially unreasonable; or (iv) ProKidney-KY is unable to make timely payments to Frenova resulting in Frenova lacking funds to process payments to the trial sites. Either party may terminate the Frenova MSA or any SOW thereunder (i) upon the insolvency or declaration of bankruptcy of the other party, (ii) if the other party is excluded, suspended, sanctioned or otherwise restricted from participating in federal health care programs, or (iii) the performance of the service would constitute a potential or actual violation of legal, regulatory, scientific, or ethical standards. ProKidney-KY and Frenova also agreed to indemnify each other against certain third-party claims.

Master Services Agreement, dated May 1, 2019, by and between PPD Development, LP and ProKidney-KY

ProKidney-KY entered into a Master Services Agreement dated May 1, 2019 (the “PPD MSA”) with PPD Development, L.P. (“PPD”), under which PPD agreed to perform clinical development services in connection with ProKidney-KY’s clinical research programs, and ProKidney-KY agreed to pay PPD in accordance with rates for such services, as set forth in the project addenda.

The PPD MSA has an initial term of five years and may be extended by mutual written agreement of the parties. ProKidney-KY may terminate any project addendum under the PPD MSA without cause upon 30 days’ prior written notice. Either party may terminate any project addendum under the PPD MSA upon the other party’s breach of the PPD MSA or project addendum upon 30 days’ prior written notice, provided that the breach is not cured within such 30-day period. Either party may terminate the PPD MSA or any project addendum thereunder upon the occurrence of certain insolvency events. ProKidney-KY and PPD also agreed to indemnify each other against certain third-party claims.

Master Services Agreement, dated August 14, 2015, by and between CTI Clinical Trial Services Inc. and RegenMedTX, LLC

RegenMedTX, LLC (“RegenMedTX”), a subsidiary of ProKidney-KY, entered into a Master Services Agreement dated August 14, 2015 (the “CTI MSA”) with CTI Clinical Trial Services, Inc. & CTI Clinical Consulting Services, Inc. (“CTI”), under which CTI agreed to provide RegenMedTX with certain clinical research or design and development services in connection with ProKidney-KY’s clinical trials pursuant to work orders.

RegenMedTX will own all materials, documents and information obtained by, developed by or provided to CTI by or on behalf of RegenMedTX as a part of CTI’s services or any work order thereunder. The CTI MSA will continue unless terminated by the parties. Either party may terminate the CTI MSA or a work order for any reason upon 90 days’ prior written notice to the other party or for material breach by the other party upon 30 days’ written notice, provided that the material breach has not been cured within the 30-day period. RegenMedTX may immediately terminate the CTI MSA, or a work order thereunder, if (i) the FDA withdraws authorization and approval to conduct a study or (ii) RegenMedTX reasonably determines that for medical, clinical or patient safety reasons, a study should terminate immediately.

Laboratory Service Agreements with LabCorp

Laboratory Service Agreement, dated August 16, 2016, by and among Covance Central Laboratory Services LP, Covance Central Laboratory Services SÀRL and ProKidney-KY

In August 2016, ProKidney-KY entered into a Laboratory Service Agreement with Covance Central Laboratory Services LP and Covance Central Laboratory Services SÀRL (now known as Labcorp, as described further below) (the “2016 LSA”), under which Labcorp agreed to perform certain services for ProKidney-KY’s protocol RMCL-002.

The initial term of the 2016 LSA was 42 months, subject to automatic renewal for successive one-year periods unless a party provides the other party with written notice of its intention to not renew at least 60 days prior to the commencement of a renewal term. Either party may terminate the 2016 LSA upon written notice to the other party, effective immediately, if (i) the other party commits a material breach of any term of the 2016 LSA and fails to remedy such breach within a 30-day period, (ii) the other party repeatedly breaches any term of the 2016 LSA, (iii) anyone commences bankruptcy proceedings against the other party, which proceedings are not dismissed within 60 days, (iv) a court of competent jurisdiction appoints a custodian for the other party or substantially all of its assets, (v) the other party fails to pay its debts as they fall due, or (vi) any event occurs or proceeding is initiated having a similar effect to the events mentioned above. ProKidney-KY may terminate the 2016 LSA for any reason upon 90 days’ prior written notice to Labcorp. ProKidney-KY granted Labcorp an unrestricted, royalty-free license to aggregate and use any system data produced by or for Labcorp as part of the services with other system data owned or licensed by Labcorp provided Labcorp does not identify such data as belonging to ProKidney-KY.

Laboratory Service Agreement, dated August 1, 2017, by and among Covance Central Laboratory Services LP, Covance Central Laboratory Services SÀRL and ProKidney-KY

In August 2017, ProKidney-KY entered into a Laboratory Service Agreement with Labcorp (the “2017 LSA”). Under the terms of the 2017 LSA, Labcorp agreed to perform certain services for ProKidney’s protocol REGEN-003. The 2017 LSA has substantially similar terms and termination provisions to the 2016 LSA.

Laboratory Service Agreement, dated June 21, 2019, by and among Covance Central Laboratory Services LP, Covance Central Laboratory Services SÀRL and ProKidney-KY

In June 2019, ProKidney-KY entered into a Laboratory Service Agreement with Labcorp (the “2019 LSA”). Under the terms of the 2019 LSA, Labcorp agreed to perform certain services for ProKidney-KY’s protocol REGEN-004. The 2019 LSA has an initial term of 50 months and will renew automatically for successive one-year periods unless a party provides the other party with written notice of its intention to not renew at least 60 days prior to the commencement of a renewal term. The parties may terminate the 2019 LSA under terms that are substantially similar to the termination provisions of the 2016 LSA and 2017 LSA.

Laboratory Service Agreement, dated September 16, 2021, by and among Labcorp Central Laboratory Services LP, Labcorp Central Laboratory Services SÀRL and ProKidney-KY

ProKidney-KY and Labcorp Central Laboratory Services LP (formerly known as Covance Central Laboratory Services LP) and Labcorp Central Laboratory Services SÀRL (formerly known as Covance Central Laboratory Services SÀRL) (Collectively, “Labcorp”) entered into a Laboratory Service Agreement dated September 16, 2021 (the “Labcorp LSA”), under which Labcorp agreed to perform certain services for ProKidney-KY’s protocol REGEN-006.

The term of the Labcorp LSA will continue until the conclusion of the REGEN-006 study. Either party may terminate the Labcorp LSA under terms that are substantially similar to the termination provisions of the 2016 LSA, the 2017 LSA and the 2019 LSA, as well as pursuant to certain insolvency events. ProKidney-KY and Labcorp also agreed to indemnify each other against certain third-party claims. ProKidney-KY granted Labcorp an unrestricted, royalty-free license to aggregate and use any system data produced by or for Labcorp as part of the services with other system data owned or licensed by Labcorp provided Labcorp does not identify such data as belonging to ProKidney-KY.

Intellectual Property

Our success depends in part on our ability to obtain and maintain proprietary protection for our product candidates, technology and know-how, to operate without infringing the proprietary rights of others and to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, pursuing and obtaining patent protection in the United States and in jurisdictions outside of the United States related to our proprietary technology, inventions, improvements, and product candidates that are important to the development and implementation of our business. For example, we have or are pursuing patents covering the composition of matter for each of our product candidates and we generally pursue patent protection covering methods-of-use for each clinical trial. We also rely on trade secrets, know-how, continuing technological innovation and potential in-licensing opportunities to develop and maintain our proprietary position. Additionally, we expect to benefit, where appropriate, from statutory frameworks in the United States, Europe and other countries that provide a period of clinical data exclusivity to compensate for the time required for regulatory approval of our products.

We continually assess and refine our intellectual property strategy as we develop new technologies and product candidates. We plan to file additional patent applications based on our intellectual property strategies where appropriate, including where we seek to adapt to competition or to improve business opportunities. Further, we plan to file patent applications, as we consider appropriate under the circumstances, to protect new technologies that we develop.

To cover our proprietary technologies, proprietary cell-based REACT product and related methods, such as methods of use, we have filed patent applications representing 14 patent families. As of March 31, 2022, our patent estate, which is solely owned, included 267 total issued patents or pending patent applications with eight issued U.S. patents, 10 pending U.S. non-provisional patent applications, five pending U.S. provisional patent applications, two pending Patent Cooperation Treaty (PCT) applications, 146 issued foreign patents and 96 pending foreign patent applications in various foreign jurisdictions.

Specifically, our patent family with claims directed to cells formulated in REACT, implantable constructs, and methods of using the same to, for example, improve kidney function or treat kidney disease, includes 30 issued patents and nine pending patent applications. Patents in this family have been issued in nine jurisdictions, including the United States (three issued patents), Europe (two issued patents, each separately validated in seven countries), China, Japan, and South Korea. Issued patents and any further patents that may be issued from this family’s nine pending applications are expected to expire in 2029 absent any patent term adjustments or extensions.

We also own two patent families directed to our REACT formulations and methods of preparing the formulations. Across these families, we have 13 issued patents in multiple jurisdictions, including the United States, China, Japan, South Korea, and Canada. We also have 12 patent applications that are pending in multiple jurisdictions, including the United States, Europe, China, Japan, Hong Kong, South Korea, Canada, Mexico, and Australia. Patents across these two patent families, including any patents that may be issued from the pending applications, are expected to expire between 2031 and 2038, depending upon their respective filing dates and absent any patent term adjustments or extensions.

Additionally, we own two patent families with claims directed to quality control methods for ensuring that renal cells for formulation in REACT, prepared by our proprietary methods, have phenotypic and functional profiles indicative of therapeutic activity. Within the first patent family, we have 54 issued patents in various jurisdictions, including the United States (one issued patent), Europe (two issued patents, one of which has been validated in 21 countries and the other has been validated in 20 countries), China, Japan (two issued patents), Hong Kong, Australia, and New Zealand and are expected to expire in 2033 absent any patent term adjustments or extensions. We also have 10 patent applications that are pending in multiple jurisdictions, including the United States, Europe, Australia, China, and South Korea, and are expected to expire in 2033 absent any patent term adjustments or extensions. Our second patent family includes a PCT stage application. Any patents that issue from a national or regional stage application filed from this PCT application are expected to expire in 2041 absent any patent term adjustments or extensions.

We further own three patent families directed to methods of improving kidney function and/or in treating kidney disease, e.g., diabetic kidney disease or kidney disease resulting from a congenital anomaly. Across these families, we have three issued patents, including one U.S. patent and 30 pending patent applications filed in 15 jurisdictions, including the United States, Europe, Hong Kong, China, Korea, Japan, Australia, Brazil, Mexico, Israel, Canada, and Mexico. Our issued U.S. patent is expected to expire in 2037 absent any patent term adjustments or extensions. Patents across all three patent families, if issued, are expected to expire between 2037 and 2042, depending upon their respective filing dates and absent any patent term adjustments or extensions.

In addition, we plan to file additional applications on aspects of our innovations that may have patent terms that extend beyond these dates.

The term of individual patents depends upon the laws of the countries in which they are obtained. In the countries in which we currently file, the patent term is 20 years from the earliest date of filing of a non-provisional patent application, which serves as a priority application. However, the term of a U.S. patent may be extended to compensate for the time required to obtain regulatory approval to sell a medicine (a patent term extension) or by delays encountered during patent prosecution that are caused by the USPTO (referred to as patent term adjustment). For example, the Hatch-Waxman Act permits a patent term extension for FDA-approved medicines of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the medicine is under regulatory review and diligence during the review process. Patent term extensions cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent covering an approved medicine or its method of use may be extended. A similar kind of patent extension, referred to as a Supplementary Protection Certificate, is available in Europe. Legal frameworks are also available in certain other jurisdictions to extend the term of a patent. We currently intend to seek patent term extensions on any of our issued patents in any jurisdiction where we have a qualifying patent and the extension is available; however there is no guarantee that the applicable regulatory authorities, including the FDA in the United States, will agree with our assessment of whether such extensions should be granted, and even if granted, the length of such extensions. Further, even if our patent is extended, the patent, including the extended portion of the patent, may be held invalid or unenforceable by a court of final jurisdiction in the United States or a foreign country.

As with other biotechnology and pharmaceutical companies, our ability to obtain and maintain a proprietary position on our product candidates and technologies will depend on our success in obtaining effective patent claims on these pending patents and enforcing those claims if granted. However, our pending patent applications, and any patent applications that we may in the future file or license from third parties, may not result in the issuance of patents. We also cannot predict the breadth of claims that may be allowed or enforced in our patents. Furthermore, our competitors may be able to independently develop and commercialize products with similar mechanisms of action and duplicate our methods of treatments or strategies without infringing our patents. Because of the extensive time required for clinical development and regulatory review of a therapeutic product we may develop, it is possible that, before any of our products can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby reducing any advantage of any such patent. Moreover, even our issued patents do not guarantee us the right to practice our technology in relation to the commercialization of our clinical candidates. The area of patent and other intellectual property rights in pharmaceuticals is an evolving one with many risks and uncertainties, and third parties may have blocking patents that could be used to prevent us from commercializing our clinical candidates.

The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights. Our ability to obtain and maintain our proprietary position for our product candidates and technology will depend on our success in enforcing the claims that have been granted or may grant. However, any of our patents, including patents that we may rely on to protect our market for approved therapeutics, may be held invalid or unenforceable by a court of final jurisdiction. Alternatively, we may decide that it is in our interest to settle a litigation in a manner that affects the term or enforceability of our patent. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may diminish our ability to protect our inventions and enforce our intellectual property rights. Accordingly, we cannot predict the breadth or enforceability of claims that have been or may be granted in our patents or in third-party patents.

Trade secrets

In addition to patents, we rely upon unpatented trade secrets and know-how and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary information, in part, using confidentiality agreements with our commercial partners, collaborators, employees, and consultants, and invention assignment agreements with our employees. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our commercial partners, collaborators, employees, and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Government regulation

In the United States, biological products, including cell-based regenerative therapy products, are subject to regulation under the Federal Food, Drug, and Cosmetic Act (the “FD&C Act”), the Public Health Service Act (the “PHS Act”) and other federal, state, local and foreign statutes and regulations. Both the FD&C Act and the PHS Act and their corresponding regulations govern, among other things, the research, development, clinical trial, testing, manufacturing, safety, efficacy, labeling, packaging, storage, record keeping, distribution, reporting, advertising and other promotional practices involving biological products. Each clinical trial protocol for a cell-based therapy product must be reviewed by the FDA. FDA approval must be obtained before the marketing of any biological product. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources and we may not be able to obtain the required regulatory approvals.

Ethical, social and legal concerns about gene or cell-based therapies, genetic testing and genetic research could result in additional laws and regulations restricting or prohibiting the processes we may use. Federal and state legislatures, agencies, congressional committees and foreign governments have expressed interest in further regulating biotechnology. More restrictive laws and regulations or interpretations of existing laws or regulations, or claims that our product candidates are unsafe or pose a hazard, could prevent us from commercializing any products. New government requirements may be established that could delay or prevent regulatory approval of our product candidates under development. It is impossible to predict whether legislative changes will be enacted, regulations, policies or guidance changed, or interpretations by agencies or courts changed, or what the impact of such changes, if any, may be.

U.S. biological products development process

The process required by the FDA before a biological product may be marketed in the United States generally involves the following:

•	completion of nonclinical laboratory tests and animal studies according to GLP, and applicable requirements for the humane use of laboratory animals or other applicable regulations;

•	submission to the FDA of an application for an IND which must become effective before human clinical trials may begin;

•	approval of the protocol and related documentation by an IRB, or ethics committee at each clinical trial site before each clinical trial may be initiated;

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performance of adequate and well-controlled human clinical trials according to applicable IND regulations, good clinical practices, or GCPs and other clinical-trial related regulation, to evaluate the safety and efficacy of the investigational biological product for each proposed indication;

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submission to the FDA of a BLA for marketing approval that includes sufficient evidence of establishing the safety, purity, and potency of the proposed biological product for each proposed indication, including from results of nonclinical testing and clinical trials;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the biological product is produced to assess compliance with cGMP to assure that the facilities, methods and controls are adequate to preserve the biological product’s identity, strength, quality and purity and, if applicable, compliance with the FDA’s cGTPs for the use of human cellular and tissue products;

•	potential FDA audit of the nonclinical study and clinical trial sites to assure compliance with GLP and GCP and the integrity of the clinical data submitted in support of the BLA;

•	review of the product candidate by an FDA advisory committee, where appropriate or if applicable;

•	payment of user fees for FDA review of the BLA (unless a fee waiver applies); and

•	FDA review and approval, or licensure, of the BLA.

Preclinical Studies

Before testing any biological product candidate, including a cell-based regenerative therapy product, in humans, the product candidate enters the preclinical testing stage. Preclinical tests, also referred to as nonclinical studies, include laboratory evaluations of a product candidate’s biological characteristics, chemistry, toxicity, stability and formulation, as well as animal studies to assess the potential safety and activity of the product candidate. The sponsor must submit the results of the preclinical studies, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. An IND is a request for authorization from the FDA to administer an investigational product to humans and must become effective before human clinical trials may begin.

The conduct of the preclinical tests must comply with federal regulations and requirements including GLP. Some long-term preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, may continue after an IND for an investigational drug candidate is submitted to the FDA and human clinical trials have been initiated.

Human clinical trials in support of a BLA

All clinical trials must be conducted under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing the objectives of the study, the parameters to be used in monitoring the safety and effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Study subjects must sign an informed consent form before participating in a clinical trial. There are also requirements governing the reporting of on-going clinical trials and clinical trial results to public registries.

An IND is an exemption from the FD&C Act that allows an unapproved product candidate to be shipped in interstate commerce for use in an investigational clinical trial and a request for FDA authorization to administer such investigational product to humans. Such authorization must be secured prior to interstate shipment and administration of any biologic product candidate that is not the subject of an approved BLA. In support of a request for an IND, applicants must submit a protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. In addition, the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical trials, among other things, must be submitted to the FDA as part of an IND. The FDA requires a 30-day waiting period after the filing of each IND before clinical trials may begin. This waiting period is designed to allow the FDA to review the IND to determine whether human research subjects will be exposed to unreasonable health risks. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.

Following commencement of a clinical trial, the FDA may also place a clinical hold or partial clinical hold on that trial. A clinical hold is an order issued by the FDA to the sponsor to delay a proposed clinical investigation or to suspend an ongoing investigation. A partial clinical hold is a delay or suspension of only part of the clinical work requested under the IND. No more than 30 days after imposition of a clinical hold or partial clinical hold, the FDA will provide the sponsor a written explanation of the basis for the hold. Following issuance of a clinical hold or partial clinical hold, an investigation may only resume after the FDA has notified the sponsor that the investigation may proceed.

A sponsor may choose, but is not required, to conduct a foreign clinical trial under an IND. When a foreign clinical trial is conducted under an IND, all FDA IND requirements must be met unless waived. When a foreign clinical trial is not conducted under an IND, the sponsor must ensure that the study complies with certain regulatory requirements of the FDA in order to use the study as support for an IND or application for marketing approval or licensing. In particular, such studies must be conducted in accordance with GCP, including review and approval by an IEC and informed consent from subjects and must meet other clinical trial requirements, such as sufficient patient population size and statistical powering. The FDA must be able to validate the data through an onsite inspection, if deemed necessary by the FDA.

An IRB representing each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution, and the IRB must conduct continuing review and reapprove the study at least annually. The IRB must review and approve, among other things, the study protocol and informed consent information to be provided to study subjects. An IRB must operate in compliance with FDA regulations. An IRB can suspend or terminate approval of a clinical trial at its institution, or an institution it represents, if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the product candidate has been associated with unexpected serious harm to patients.

Some trials are overseen by an independent group of qualified experts organized by the trial sponsor, known as a DSMB. This group provides authorization as to whether or not a trial may move forward at designated check points based on access that only the group maintains to available data from the study.

Information about certain clinical trials, including details of the protocol and eventually study results, also must be submitted within specific timeframes to the National Institutes of Health for public dissemination on the ClinicalTrials.gov data registry. Information related to the product, patient population, phase of investigation, study sites and investigators and other aspects of the clinical trial is made public as part of the registration of the clinical trial. Sponsors are also obligated to disclose the results of their clinical trials after completion. Disclosure of the results of these trials can be delayed in some cases for up to two years after the date of completion of the trial. Failure to timely register a covered clinical study or to submit study results as provided for in the law can give rise to civil monetary penalties and also prevent the non-compliant party from receiving future grant funds from the federal government. The National Institutes of Health’s (NIH) Final Rule on ClinicalTrials.gov registration and reporting requirements became effective in 2017, and both NIH and FDA have recently begun enforcing those requirements against non-compliant clinical trial sponsors.

Clinical trials typically are conducted in three sequential phases that may overlap or be combined:

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Phase 1. The product candidate is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In the case of some product candidates for severe or life-threatening diseases, especially when the product candidate may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

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Phase 2. The product candidate is evaluated in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product candidate for specific targeted diseases and to determine dosage tolerance, optimal dosage and dosing schedule.

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Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy, potency, and safety in an expanded patient population at geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the product candidate and provide, if appropriate, an adequate basis for approval and product labeling. These trials may include comparisons with placebo and/or other comparator treatments. The duration of treatment is often extended to mimic the actual use of a product during marketing.

Post-approval clinical trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These clinical trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication, particularly for long-term safety follow-up. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of a BLA.

During all phases of clinical development, regulatory agencies require extensive monitoring and auditing of all clinical activities, clinical data, and clinical trial investigators. Annual progress reports detailing the results of the clinical trials must be submitted to the FDA. Written IND safety reports must be promptly submitted to the FDA, the NIH and the investigators for serious and unexpected adverse events, any findings from other studies, tests in laboratory animals or in vitro testing that suggest a significant risk for human subjects, or any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must submit an IND safety report within 15 calendar days after the sponsor determines that the information qualifies for reporting. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days after the sponsor’s initial receipt of such information. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, if at all.

Human cell-based products administered directly into kidney tissue are a new category of therapeutics. Because this is a relatively new and expanding area of novel therapeutic interventions, there can be no assurance as to the length of the study period, the number of patients the FDA will require to be enrolled in the studies in order to establish the safety, purity and potency of human cell-based therapy products, or that the data generated in these studies will be acceptable to the FDA to support marketing approval.

Concurrent with clinical trials, companies usually complete additional animal studies and also must develop additional information about the physical characteristics of the biological product as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. To help reduce the risk of the introduction of adventitious agents with use of biological products, the PHS Act emphasizes the importance of manufacturing control for products whose attributes cannot be precisely defined. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the sponsor must develop methods for testing the identity, strength, quality, potency and purity of the final biological product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the biological product candidate does not undergo unacceptable deterioration over its shelf life.

U.S. review and approval processes

After the completion of clinical trials of a biological product candidate, FDA approval of a BLA must be obtained before commercial marketing of the biological product. The BLA must include results of product development, laboratory and animal studies, human studies, information on the manufacture and composition of the product, proposed labeling and other relevant information. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety, purity, potency and efficacy of the investigational product for its proposed indication or indications to the satisfaction of the FDA. The testing and approval processes require substantial time and effort and there can be no assurance that the FDA will accept the BLA for filing and, even if filed, that any approval will be granted on a timely basis, if at all.

Under the Prescription Drug User Fee Act, as amended (“PDUFA”), each BLA must be accompanied by a significant user fee (for example, for fiscal year 2022, this application fee exceeds $3.1 million). The FDA adjusts the PDUFA user fees on an annual basis. PDUFA also imposes an annual program fee for registered biologic product manufacturers, currently more than $300,000 per program. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business.

Within 60 days following submission of the application, the FDA reviews a BLA submitted to determine if it is substantially complete before the FDA accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the BLA. The FDA reviews the BLA to determine, among other things, whether the proposed product is safe, pure, potent and effective for its proposed indication or indications and whether the product is being manufactured in accordance with cGMP to ensure the continued safety, purity and potency of such product.

Under the performance goals and policies implemented by the FDA under PDUFA, for original BLAs, the FDA targets ten months from the filing date in which to complete its initial review of a standard application and respond to the applicant, and six months from the filing date for an application with priority review. The FDA does not always meet its PDUFA goal dates, and the review process is often significantly extended due to FDA requests for additional information or clarification. The review process and the PDUFA goal date may be extended by the FDA for three additional months to consider new information or in the case of a clarification provided by the applicant to address an outstanding deficiency identified by the FDA following the original submission.

Before approving a BLA, the FDA typically will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. For a cell-based therapy product, the FDA also will not approve the product if the manufacturer is not in compliance with the cGTPs. These are FDA regulations that govern the methods used in, and the facilities and controls used for, the manufacture of human cells, tissues, and cellular and tissue-based products (“HCT/Ps”), which are human cells or tissue intended for implantation, transplant, infusion, or transfer into a human recipient. The primary intent of the cGTP requirements is to ensure that cell and tissue-based products are manufactured in a manner designed to prevent the introduction, transmission and spread of communicable disease. FDA regulations also require tissue establishments to register and list their HCT/Ps with the FDA and, when applicable, to evaluate donors through appropriate screening and testing. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure that the clinical trials were conducted in compliance with IND study requirements and GCP requirements. To assure cGMP, cGTP and GCP compliance, an applicant must incur significant expenditure of time, money and effort in the areas of training, record keeping, production and quality control.

Additionally, the FDA may refer any BLA, including applications for novel biologic candidates which present difficult questions of safety or efficacy, to an advisory committee. Typically, an advisory committee is a panel of independent experts, including clinicians and other scientific experts that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it considers such recommendations when making final decisions on approval. The FDA likely will re-analyze the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process. The FDA also may require submission of a REMS if it determines that a REMS is necessary to ensure that the benefits of the medicine outweigh its risks and to assure the safe use of the medicine or biological product. The REMS could include medication guides, physician communication plans, assessment plans and/or elements to assure safe use, such as restricted distribution methods, patient registries or other risk minimization tools. The FDA determines the requirement for a REMS, as well as the specific REMS provisions, on a case-by-case basis. If the FDA concludes a REMS is needed, the sponsor of the BLA must submit a proposed REMS. The FDA will not approve a BLA without a REMS, if required.

Under the Pediatric Research Equity Act (“PREA”), a BLA or supplement to a BLA for a novel product (e.g., new active ingredient, new indication, etc.) must contain data to assess the safety and effectiveness of the biological product candidate for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers. The PREA requires a sponsor who is planning to submit a marketing application for a product that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration to submit an initial Pediatric Study Plan (“PSP”), within sixty days of an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 clinical trial. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including trial objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from pre-clinical studies, early phase clinical trials or other clinical development programs.

The FDA reviews a BLA to determine, among other things whether the product is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency. The approval process is lengthy and often difficult, and the FDA may refuse to approve a BLA if the applicable regulatory criteria are not satisfied or may require additional clinical or other data and information. On the basis of the FDA’s evaluation of the BLA and accompanying information, including the results of the inspection of the manufacturing facilities, the FDA may issue either an approval letter or a Complete Response Letter (“CRL”). An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A CRL indicates that the review cycle of the application is complete and the application will not be approved in its present form. A CRL generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. The CRL may require additional clinical or other data, additional pivotal Phase 3 clinical trial(s) and/or other significant and time-consuming requirements related to clinical trials, preclinical studies or manufacturing. If a CRL is issued, the applicant may choose to either resubmit the BLA addressing all of the deficiencies identified in the letter, or withdraw the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the BLA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in response to an issued CRL in either two or six months depending on the type of information included. Even with the submission of this additional information, however, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

If a product receives regulatory approval from the FDA, the approval is limited to the conditions of use (e.g., patient population, indication) described in the application. Further, depending on the specific risk(s) to be addressed, the FDA may require that contraindications, warnings or precautions be included in the product labeling, require that post-approval trials, including Phase 4 clinical trials, be conducted to further assess a product’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing trials or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Fast Track, RMAT and Priority Review Designations

The FDA has various programs, including Fast Track designation, RMAT designation and priority review, that are intended to expedite or simplify the process for the development or FDA review of medicines and biologics that are intended for the treatment of serious or life-threatening diseases or conditions. These programs do not change the standards for approval but may help expedite the development or approval process.

To be eligible for fast-track designation, the FDA must determine, based on the request of a sponsor, that a new medicine or biological product is intended to treat a serious or life-threatening condition and demonstrates the potential to address an unmet medical need by providing a therapy where none exists or a therapy that may be potentially superior to existing therapy based on efficacy or safety factors. Fast track designation provides opportunities for more frequent interactions with the FDA review team to expedite development and review of the product. The FDA may also review sections of the NDA or BLA for a fast track product on a rolling basis before the complete application is submitted, if the sponsor and the FDA agree on a schedule for the submission of the application sections and the sponsor pays any required user fees upon submission of the first section of the NDA or BLA. In addition, fast track designation may be withdrawn by the sponsor or rescinded by the FDA if the designation is no longer supported by data emerging from the clinical trial process.

As part of the 21st Century Cures Act (the “Cures Act”), enacted in December 2016, Congress amended the FD&C Act to facilitate an efficient development program for, and expedite review of regenerative medicine advanced therapies, or RMATs, which include cell and gene therapies, therapeutic tissue engineered products, human cell and tissue products, and combination products using any such therapies or products. REACT has received RMAT designation from the FDA. RMAT designation does not include HCT/Ps regulated solely under section 361 of the PHS Act and 21 Code of Federal Regulations Part 1271. This program is intended to facilitate efficient development and expedite review of regenerative medicine therapies that are intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition. A sponsor may request that FDA designate a medicine as a RMAT concurrently with or at any time after submission of an IND. The FDA has 60 calendar days to determine whether the medicine meets the criteria, including whether there is preliminary clinical evidence indicating that the medicine has the potential to address unmet medical needs for a serious or life-threatening disease or condition. A BLA for a regenerative medicine therapy that has received RMAT designation may be eligible for priority review or accelerated approval through use of surrogate or intermediate endpoints reasonably likely to predict long-term clinical benefit, or reliance upon data obtained from a meaningful number of sites. Benefits of RMAT designation also include early interactions with FDA to discuss any potential surrogate or intermediate endpoint to be used to support accelerated approval. A regenerative medicine therapy with RMAT designation that is granted accelerated approval and is subject to post-approval requirements may fulfill such requirements through the submission of clinical evidence from clinical trials, patient registries, or other sources of real-world evidence, such as electronic health records; the collection of larger confirmatory data sets; or post-approval monitoring of all patients treated with such therapy prior to its approval.

Finally, the FDA may designate a product for priority review if it is a medicine or biologic that treats a serious condition and, if approved, would provide a significant improvement in safety or effectiveness. The FDA determines at the time that the marketing application is submitted, on a case-by-case basis, whether the proposed medicine represents a significant improvement in treatment, prevention or diagnosis of disease when compared with other available therapies. Significant improvement may be illustrated by evidence of increased effectiveness in the treatment of a condition, elimination or substantial reduction of a treatment-limiting reaction, documented enhancement of patient compliance that may lead to improvement in serious outcomes, or evidence of safety and effectiveness in a new subpopulation. A priority review designation is intended to direct overall attention and resources to the evaluation of such applications, and to shorten the FDA’s goal for taking action on a marketing application from ten months to six months for an original BLA or for a New Molecular Entity NDA from the date of filing.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. Furthermore, fast track designation, RMAT therapy designation and priority review do not change the standards for approval and may not ultimately expedite the development or approval process.

Accelerated approval pathway

In addition, products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval from the FDA and may be approved on the basis of adequate and well-controlled clinical trials establishing that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. The FDA may also grant accelerated approval for such a medicine or biologic when the product has an effect on an intermediate clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality (“IMM”), and that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require that a sponsor of a medicine receiving accelerated approval perform post-marketing clinical trials to verify and describe the predicted effect on IMM or other clinical endpoint, and the product may be subject to expedited withdrawal procedures. Drugs and biologics granted accelerated approval must meet the same statutory standards for safety and effectiveness as those granted traditional approval.

For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. An intermediate clinical endpoint is a measurement of a therapeutic effect that is considered reasonably likely to predict the clinical benefit of a medicine, such as an effect on IMM. The FDA has limited experience with accelerated approvals based on intermediate clinical endpoints, but has indicated that such endpoints generally may support accelerated approval when the therapeutic effect measured by the endpoint is not itself a clinical benefit and basis for traditional approval, if there is a basis for concluding that the therapeutic effect is reasonably likely to predict the ultimate long-term clinical benefit of a medicine.

The accelerated approval pathway is most often used in settings in which the course of a disease is long and an extended period of time is required to measure the intended clinical benefit of a medicine, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly. For example, accelerated approval has been used extensively in the development and approval of medicines for treatment of a variety of cancers in which the goal of therapy is generally to improve survival or decrease morbidity and the duration of the typical disease course requires lengthy and sometimes large clinical trials to demonstrate a clinical or survival benefit.

The accelerated approval pathway is usually contingent on a sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the medicine’s clinical benefit. As a result, a product candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or to confirm the predicted clinical benefit of the product during post-marketing studies, would allow the FDA to withdraw approval of the medicine. All promotional materials for product candidates being considered and approved under the accelerated approval program are subject to prior review by the FDA.

Post-approval requirements

Maintaining substantial compliance with applicable federal, state, and local statutes and regulations requires the expenditure of substantial time and financial resources. Following approval of a new product, the manufacturer and the approved product are subject to pervasive and continuing regulation by the FDA, including, among other things, monitoring and recordkeeping activities, reporting of adverse experiences with the product, product sampling and distribution restrictions, complying with promotion and advertising requirements.

FDA regulations require that products be manufactured in specific approved facilities and in accordance with cGMP. The cGMP regulations include requirements relating to organization of personnel, buildings and facilities, equipment, control of components and product containers and closures, production and process controls, packaging and labeling controls, holding and distribution, laboratory controls, records and reports and returned or salvaged products. We must comply with applicable requirements in the cGMP and cGTP regulations, including quality control and quality assurance and maintenance of records and documentation. Entities involved in the manufacture and distribution of approved biologics and HCT/Ps are required to register their establishments with the FDA and certain state agencies, as well as applicable foreign counterparts, and are subject to periodic unannounced inspections by such governmental authorities for compliance with cGMP, cGTP and other laws. Accordingly, we must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. Future inspections by governmental authorities may identify compliance issues at our facilities that may disrupt production or distribution or require substantial resources to correct. In addition, the discovery of conditions that violate these rules, including failure to conform to cGMP or cGTP, could result in enforcement actions, and the discovery of problems with a product after approval may result in restrictions on a product, manufacturer or holder of an approved BLA, including voluntary recall and regulatory sanctions as described below.

Other post-approval requirements applicable to biological products, include reporting of cGMP deviations that may affect the identity, potency, purity and overall safety of a distributed product, record-keeping requirements, reporting of adverse effects, reporting updated safety and efficacy information, and complying with electronic record and signature requirements. After a BLA is approved, the product also may be subject to official lot release. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot. The FDA also may perform certain confirmatory tests on lots of some products, such as viral vaccines, before releasing the lots for distribution by the manufacturer. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, potency, and effectiveness of biological products.

We also must comply with the FDA’s advertising and promotion requirements, such as those related to direct-to-consumer advertising, industry-sponsored scientific and educational activities, and promotional activities involving the internet, as well as the prohibition on promoting products for uses or in patient populations that are not described in the product’s approved labeling (known as “off-label use”). Although physicians may prescribe legally available products for off-label uses, manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

If there are any modifications to the product, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new BLA or a BLA supplement, which may require the applicant to develop additional data or conduct additional pre-clinical studies and clinical trials. The FDA may also place other conditions on approvals including the requirement for a REMS to assure the safe use of the product. A REMS could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products. Product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following initial marketing.

Once an approval or clearance of a medicine is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in mandatory revisions to the approved labeling to add new safety information, imposition of post-market or clinical trials to assess new safety risks, or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters or other enforcement-related letters or clinical holds on post-approval clinical trials;

•	refusal of the FDA to approve pending NDAs/BLAs or supplements to approved NDAs/BLAs, or suspension or revocation of product approvals;

•	product seizure or detention, or refusal to permit the import or export of products;

•	injunctions or the imposition of civil or criminal penalties; and

•

consent decrees, corporate integrity agreements, debarment, or exclusion from federal health care programs; or mandated modification of promotional materials and labeling and the issuance of corrective information.

In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act, or PDMA, which regulates the distribution of medicine and medicine samples at the federal level, and sets minimum standards for the registration and regulation of pharmaceutical distributors by the states. Both the PDMA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution. Furthermore, the Drug Supply Chain Security Act (“DSCSA”) was enacted with the aim of building an electronic system to identify and trace certain prescription medicines distributed in the United States, including most biological products. The DSCSA mandates phased-in and resource-intensive obligations for pharmaceutical manufacturers, wholesale distributors, and dispensers over a 10-year period that is expected to culminate in November 2023. From time to time, new legislation and regulations may be implemented that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. It is impossible to predict whether further legislative or regulatory changes will be enacted, or FDA regulations, guidance or interpretations changed or what the impact of such changes, if any, may be.

U.S. patent term restoration and marketing exclusivity

Depending upon the timing, duration and specifics of the FDA approval of the use of our product candidates, some of our U.S. patents may be eligible for limited patent term extension under the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of a BLA plus the time between the submission date of a BLA and the approval of that application. Only one patent applicable to an approved biological product is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. In addition, a patent can only be extended once and only for a single product. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may intend to apply for restoration of patent term for one of our patents, if and as applicable, to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant BLA.

A biological product may also obtain pediatric market exclusivity in the United States. Pediatric exclusivity is a type of non-patent marketing exclusivity available in the United States and, if granted, it provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity or listed patents. This six-month exclusivity may be granted if an NDA sponsor submits pediatric data that fairly respond to a Written Request from the FDA for such data. The data do not need to show the product to be effective in the pediatric population studied; rather, if the clinical trial is deemed to fairly respond to the FDA’s request, the additional protection is granted. If reports of requested pediatric studies are submitted to and accepted by the FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity or patent protection cover the product are extended by six months. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot approve another application. The issuance of a Written Request does not require the sponsor to undertake the described studies.

Reference product exclusivity for biological products

In March 2010, the ACA was enacted in the United States and included the BPCIA. The BPCIA amended the PHSA to create an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. To date, the FDA has approved a number of biosimilars, and numerous biosimilars have been approved in Europe. The FDA has also issued several guidance documents outlining its approach to reviewing and approving biosimilars and interchangeable biosimilars.

A biosimilar product is defined as one that is highly similar to a reference product notwithstanding minor differences in clinically inactive components and for which there are no clinically meaningful differences between the biological product and the reference product in terms of the safety, purity and potency of the product. An interchangeable product is a biosimilar product that can be expected to produce the same clinical results as the reference product in any given patient and, for products administered multiple times to an individual, that the product and the reference product may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biological product without such alternation or switch. Upon licensure by the FDA, an interchangeable biosimilar may be substituted for the reference product without the intervention of the health care provider who prescribed the reference product, although to date no such products have been approved for marketing in the United States.

The biosimilar applicant must demonstrate that the product is biosimilar based on data from (1) analytical studies showing that the biosimilar product is highly similar to the reference product; (2) animal studies (including toxicity); and (3) one or more clinical studies to demonstrate safety, purity and potency in one or more appropriate conditions of use for which the reference product is approved. In addition, the applicant must show that the biosimilar and reference products have the same mechanism of action for the conditions of use on the label, route of administration, dosage and strength, and the production facility must meet standards designed to assure product safety, purity and potency.

A reference biological product is granted 12 years of data exclusivity from the time of first licensure of the product, and the first approved interchangeable biologic product will be granted an exclusivity period of up to one year after it is first commercially marketed. If pediatric studies are performed and accepted by the FDA as responsive to a Written Request, the 12-year exclusivity period will be extended for an additional six months. In addition, the FDA will not accept an application for a biosimilar or interchangeable product based on the reference biological product until four years after the date of first licensure of the reference product. “First licensure” typically means the initial date the particular product at issue was licensed in the United States. Date of first licensure does not include the date of licensure of (and a new period of exclusivity is not available for) a supplement for the reference product for a subsequent application filed by the same sponsor or manufacturer of the reference product (or licensor, predecessor in interest or other related entity) for a change (not including a modification to the structure of the biological product) that results in a new indication, route of administration, dosing schedule, dosage form, delivery system, delivery device or strength or for a modification to the structure of the biological product that does not result in a change in safety, purity or potency. Therefore, one must determine whether a new product includes a modification to the structure of a previously licensed product that results in a change in safety, purity or potency to assess whether the licensure of the new product is a first licensure that triggers its own period of exclusivity. Whether a subsequent application, if approved, warrants exclusivity as the “first licensure” of a biological product is determined on a case-by-case basis with data submitted by the sponsor.

The BPCIA is complex and is still being interpreted and implemented by the FDA. In addition, recent government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate impact, implementation and meaning of the BPCIA is subject to significant uncertainty.

Additional regulation

In addition to the foregoing, state and federal laws regarding environmental protection and hazardous substances, including the Occupational Safety and Health Act, the Resource Conservancy and Recovery Act and the Toxic Substances Control Act, affect our business. These and other laws govern our use, handling and disposal of various biological, chemical and radioactive substances used in, and wastes generated by, our operations. If our operations result in contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and governmental fines. We believe that we are in material compliance with applicable environmental laws and that continued compliance therewith will not have a material adverse effect on our business. We cannot predict, however, how changes in these laws may affect our future operations.

Furthermore, some countries have enacted or are considering enacting legal restrictions on the import or export of human genetic materials, cells or tissues. For example, in China, the Ministry of Science and Technology (“MOST”) and the former Ministry of Health in June 1998 jointly established the Interim Measures for the Administration of Human Genetic Resources in China. In July 2015, the MOST issued the Service Guide for the Examination and Approval of Sampling, Collecting, Trading, Exporting Human Genetic Resources, which provides that foreign entities that collect and use patients’ human genetic resources in clinical trials shall be required to file for an advance approval with the Human Genetic Resources Administration Office (“HGRAO”) through its online system.

In October 2017, the MOST issued the Circular on Optimizing the Administrative Examination and Approval of Human Genetic Resources, which simplified the approval process for collecting and using human genetic resources for the purpose of seeking marketing authorization of medicines in China.

In May 2019, the State Council of China issued the Regulation on the Administration of Human Genetic Resources (the “HGR Regulation”), which stipulates the approval requirements pertinent to research collaborations between Chinese and foreign-owned entities. Pursuant to this new rule, a new filing system (as opposed to the advance approval approach originally in place) is put in place for international clinical trials using Chinese patients’ biospecimens at clinical study sites without involving the export of such biospecimens outside of China. A notification filing that specifies the type, quantity and usage of the biospecimens, among others, with the HGRAO is required before conducting such clinical trials. The collection, use, and outbound transfer of Chinese patients’ biospecimens in international collaboration for basic scientific research involving export are still subject to the advance approval of the HGRAO.

In October 2020, the Standing Committee of the National People’s Congress promulgated the China Biosecurity Law, which became effective on April 15, 2021. The China Biosecurity Law reaffirms the regulatory requirements stipulated by the HGR Regulation while potentially increasing the administrative fines significantly in cases in which foreign entities are alleged to have collected, preserved or exported Chinese human genetic resources.

U.S. Foreign Corrupt Practices Act

The FCPA, to which we are subject, prohibits corporations and individuals from engaging in certain activities to obtain or retain business or to influence a person working in an official capacity. It is illegal to pay, offer to pay or authorize the payment of anything of value to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity.

Government regulation outside of the United States

In addition to regulations in the United States, we are subject to a variety of regulations in other jurisdictions governing, among other things, research and development, clinical trials, testing, manufacturing, safety, efficacy, labeling, packaging, storage, record keeping, distribution, reporting, advertising and other promotional practices involving biological products as well as authorization and approval of our products. Because biologically sourced raw materials are subject to unique contamination risks, their use may be restricted in some countries.

The requirements and process governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, the clinical trials must be conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki. If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension of clinical trials, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

European Union clinical trials regulation

Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical trial application much like the IND prior to the commencement of human clinical trials. In the European Union, for example, a Clinical Trial Application (“CTA”) must be submitted for each clinical trial to each country’s National Competent Authority (“NCA”) and at least one IEC, much like the FDA and an IRB, respectively. Once the CTA is approved in accordance with a country’s requirements, the corresponding clinical trial may proceed. Under the current regime (the EU Clinical Trials Directive 2001/20/EC and corresponding national laws) all suspected unexpected serious adverse reactions to the investigated medicine that occur during the clinical trial have to be reported to the NCA and ECs of the Member State where they occurred.

Under the new Clinical Trials Regulation (EU) No 536/2014, which came into effect on January 31, 2022, there is a centralized application procedure where one EU Member State’s competent authority takes the lead in reviewing part I of the application, which contains scientific and medicinal product documentation, and the other national authorities only have limited involvement. Part II, which contains the national and patient-level documentation, is assessed individually by each EU Member State. Any substantial changes to the trial protocol or other information submitted with the CTA must be notified to or approved by the relevant competent authorities and ethics committees. Medicines used in clinical trials must be manufactured in accordance with good manufacturing practices. Other national and EU-wide regulatory requirements may also apply.

Medicinal product review and approval in the EEA

In the EEA (comprised of the EU Member States plus Norway, Iceland and Liechtenstein), medicinal products, including ATMPs, are subject to extensive pre- and post-market regulation by regulatory authorities at both the EEA and national levels. Regulated in accordance with Regulation (EC) No 1394/2007 (the “ATMP Regulation”), ATMPs comprise gene therapy products, somatic cell therapy products and tissue engineered products. The CAT (as defined below) designated REACT as a tissue engineered product. Gene therapy products deliver genes into the body that lead to a therapeutic, prophylactic or diagnostic effect. We anticipate that REACT will be regulated as an ATMP in the EEA.

To obtain regulatory approval of an ATMP under EEA regulatory systems, we must submit a marketing authorization application (“MAA”) under the centralized procedure administered by the EMA. The application used to submit the BLA in the United States is similar to the required application process in the European Union, with the exception of, among other things, certain specific requirements set out in the ATMP Regulation, for example certain additional product characteristic information that must be included in the MAA. The centralized procedure provides for the grant of a single marketing authorization by the European Commission that is valid across all of the EEA. As provided for in the ATMP Regulation, the scientific evaluation of MAAs for ATMPs is primarily performed by a specialized scientific committee called the Committee for Advanced Therapies (the “CAT”). The CAT prepares a draft opinion on the quality, safety and efficacy of the ATMP which is the subject of the MAA, which is sent for final approval to the Committee for Medicinal Products for Human Use (the “CHMP”). The CHMP recommendation is then sent to the European Commission, which adopts a decision binding in all EEA Member States. The maximum timeframe for the evaluation of a MAA for an ATMP is 210 days from receipt of a valid MAA, excluding clock stops when additional information or written or oral explanation is to be provided by the applicant in response to questions of the CAT and/or CHMP. Clock stops may extend the timeframe of evaluation of a MAA considerably beyond 210 days. Where the CHMP gives a positive opinion, the EMA provides the opinion together with supporting documentation to the European Commission, which makes and issues the final decision to grant a marketing authorization within 67 days of receipt of the EMA’s recommendation. Accelerated assessment may be granted by the CHMP in exceptional cases, when a medicinal product is of major interest from the point of view of public health and, in particular, from the viewpoint of therapeutic innovation. If the CHMP accepts such a request, the timeframe of 210 days for assessment will be reduced to 150 days (excluding clock stops), but it is possible that the CHMP may revert to the standard time limit for the centralized procedure if it determines that the application is no longer appropriate to conduct an accelerated assessment.

Now that the United Kingdom (which comprises Great Britain and Northern Ireland) has left the European Union, Great Britain will no longer be covered by centralized marketing authorizations (under the Northern Ireland Protocol, centralized marketing authorizations will continue to be recognized in Northern Ireland). All medicinal products with a current centralized marketing authorization were automatically converted to Great Britain marketing authorizations on January, 1 2021. For a period of two years from January 1, 2021, the Medicines and Healthcare products Regulatory Agency (the “MHRA”), the United Kingdom medicines regulator, may rely on a decision taken by the European Commission on the approval of a new marketing authorization in the centralized procedure, in order to more quickly grant a new Great Britain marketing authorization. A separate application will, however, still be required.

Data and marketing exclusivity

The EEA also provides opportunities for market exclusivity. Upon receiving marketing authorization in the EEA, innovative medicinal products generally receive eight years of data exclusivity and an additional two years of market exclusivity. If granted, data exclusivity prevents generic or biosimilar applicants from referencing the innovator’s preclinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar marketing authorization during a period of eight years from the date on which the reference product was first authorized in the EEA. During the additional two-year period of market exclusivity, a generic or biosimilar marketing authorization can be submitted, and the innovator’s data may be referenced, but no generic or biosimilar product can be marketed until the expiration of the market exclusivity period. The overall ten-year period will be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to authorization, is held to bring a significant clinical benefit in comparison with existing therapies. Even if an innovative medicinal product gains the prescribed period of data exclusivity, another company may market another version of the product if such company obtained marketing authorization based on a MAA with a complete independent data package of pharmaceutical tests, preclinical tests and clinical trials. There is, however, no guarantee that a product will be considered by the European Union’s regulatory authorities to be an innovative medicinal product, and products may therefore not qualify for data exclusivity.

Post-approval controls

Following approval, the holder of the marketing authorization is required to comply with a range of requirements applicable to the manufacturing, marketing, promotion and sale of the medicinal product. These include the following:

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The holder of a marketing authorization must establish and maintain a pharmacovigilance system and appoint an individual qualified person for pharmacovigilance, who is responsible for oversight of that system. Key obligations include expedited reporting of suspected serious adverse reactions and submission of periodic safety update reports (“PSURs”).

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All new MAAs must include a risk management plan (“RMP”), describing the risk management system that the company will put in place and documenting measures to prevent or minimize the risks associated with the product. The regulatory authorities may also impose specific obligations as a condition of the marketing authorization. Such risk-minimization measures or post-authorization obligations may include additional safety monitoring, more frequent submission of PSURs, or the conduct of additional clinical trials or post-authorization safety studies. RMPs and PSURs are routinely available to third parties requesting access, subject to limited redactions.

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All advertising and promotional activities for the product must be consistent with the approved Summary of Product Characteristics (“SmPC”), and therefore all off-label promotion is prohibited. Direct-to-consumer advertising of prescription medicines is also prohibited in the European Union. Although general requirements for advertising and promotion of medicinal products are established under EU directives, the details are governed by regulations in each EU Member State and can differ from one country to another.

Failure to comply with European Union and EU Member State laws that apply to the conduct of clinical trials, manufacturing approval, marketing authorization of medicinal products and marketing of such products (both before and after grant of the marketing authorization), manufacturing of pharmaceutical products, statutory health insurance, bribery and anti-corruption or with other applicable regulatory requirements may result in administrative, civil or criminal penalties. Such penalties could include delays or refusal to authorize the conduct of clinical trials or to grant the marketing authorization, product withdrawals and recalls, product seizures, suspension, withdrawal or variation of the marketing authorization, total or partial suspension of production, distribution, manufacturing or clinical trials, operating restrictions, injunctions, suspension of licenses, fines and criminal penalties.

Brexit and the Regulatory Framework in the United Kingdom

In June 2016, the electorate in the United Kingdom voted in favor of leaving the European Union (commonly referred to as “Brexit”). Thereafter, in March 2017, the country formally notified the European Union of its intention to withdraw pursuant to Article 50 of the Lisbon Treaty. The United Kingdom formally left the European Union on January 31, 2020. A transition period began on February 1, 2020, during which EU pharmaceutical law remained applicable to the United Kingdom. This transition period ended on December 31, 2020. Since the regulatory framework in the United Kingdom covering quality, safety and efficacy of pharmaceutical products, clinical trials, marketing authorization, commercial sales and distribution of pharmaceutical products is derived from EU Directives and Regulations, Brexit could materially impact the future regulatory regime which applies to products and the approval of product candidates in the United Kingdom as United Kingdom legislation now has the potential to diverge from EU legislation. It remains to be seen how Brexit will impact regulatory requirements for product candidates and products in the United Kingdom in the long-term. The MHRA, the United Kingdom medicines and medical devices regulator, has recently published detailed guidance for industry and organizations to follow from January 1, 2021 now that the transition period is over, which will be updated as the United Kingdom’s regulatory position on medicinal products evolves over time. On June 28, 2021, the European Commission issued a decision that the United Kingdom ensures an adequate level of protection for personal data transferred under the GDPR from the European Union to the United Kingdom.

Other health care laws and compliance requirements

If our product candidates are approved in the United States, we will have to comply with various U.S. federal and state laws, rules and regulations pertaining to health care fraud and abuse, including anti-kickback laws and false claims laws, rules and regulations. Violations of the fraud and abuse laws are punishable by criminal and civil sanctions, including, in some instances, exclusion from participation in federal and state health care programs, including Medicare and Medicaid. These laws include:

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the AKS, which prohibits, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order, arrangement or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal health care program, such as the Medicare and Medicaid programs; a person or entity does not need to have actual knowledge of the AKS or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the AKS constitutes a false or fraudulent claim for purposes of the FCA or federal civil money penalties statute;

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the federal civil and criminal false claims laws and civil monetary penalty laws, including the FCA, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, false or fraudulent claims for payment to, or approval by Medicare, Medicaid, or other federal health care programs, knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim or an obligation to pay or transmit money to the federal government, or knowingly concealing or knowingly and improperly avoiding or decreasing or concealing an obligation to pay money to the federal government. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payers if they are deemed to “cause” the submission of false or fraudulent claims. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery;

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the Civil Monetary Penalties Law (beneficiary inducement law), which prohibits, among other things, the offering or giving of remuneration, which includes, without limitation, any transfer of items or services for free or for less than fair market value (with limited exceptions), to a Medicare or Medicaid beneficiary that the person knows or should know is likely to influence the beneficiary’s selection of a particular supplier of items or services reimbursable by a federal or state governmental program;

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HIPAA, which created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any health care benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any health care benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false, fictitious, or fraudulent statements or representations in connection with the delivery of, or payment for, health care benefits, items or services relating to health care matters; similar to the AKS, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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the federal transparency requirements under the ACA, including the provision commonly referred to as the Physician Payments Sunshine Act, and its implementing regulations, which requires applicable manufacturers of medicines, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program to report annually to the U.S. Department of Health and Human Services (“DHHS”) information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists, anesthesiologist assistants, certified nurse midwives and teaching hospitals, as well as ownership and investment interests held by the providers described above and their immediate family; and

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the FCPA and other anti-corruption laws and regulations pertaining to our financial relationships and interactions with foreign government officials, which prohibit U.S. companies and their employees, officers, and representatives from paying, offering to pay, promising, or authorizing the payment of anything of value to any foreign government official (including, potentially, healthcare professionals in countries in which we operate or may sell our products), government staff member, political party, or political candidate to obtain or retain business or to otherwise seek favorable treatment.

In November 2020, the DHHS finalized significant changes to the regulations implementing the AKS, as well as the civil monetary penalty rules regarding beneficiary inducements, with the goal of offering the healthcare industry more flexibility and reducing the regulatory burden associated with those fraud and abuse laws, particularly with respect to value-based arrangements among industry participants.

Additionally, we are subject to state and foreign equivalents of each of the health care laws and regulations described above, among others, some of which may be broader in scope and may apply regardless of the payor. Many U.S. states have adopted laws similar to the AKS and FCA, and may apply to our business practices, including, but not limited to, research, distribution, sales or marketing arrangements and claims involving health care items or services reimbursed by non-governmental payors, including private insurers. In addition, some states have passed laws that require pharmaceutical companies to comply with the April 2003 Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers and/or the Pharmaceutical Research and Manufacturers of America’s Code on Interactions with Health Care Professionals. Several states also impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state. There are ambiguities as to what is required to comply with these state requirements and if we fail to comply with an applicable state law requirement, we could be subject to penalties.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws.

Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including penalties, fines, imprisonment and/or exclusion or suspension from federal and state health care programs such as Medicare and Medicaid and debarment from contracting with the U.S. government. In addition, private individuals have the ability to bring actions on behalf of the U.S. government under the FCA as well as under the false claims laws of several states.

Law enforcement authorities are increasingly focused on enforcing health care fraud and abuse laws, and it is possible that some of our practices may be challenged under these laws. Efforts to ensure that our current and future business arrangements with third parties, and our business generally, will comply with applicable health care laws and regulations will involve substantial costs. If our operations, including our arrangements with physicians and other health care providers are found to be in violation of any of such laws or any other governmental regulations that apply to us, we may be subject to penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, the curtailment or restructuring of our operations, exclusion from participation in federal and state health care programs (such as Medicare and Medicaid), and imprisonment, any of which could adversely affect our ability to operate our business and our financial results. The approval and commercialization of any of our product candidates outside the United States will also subject us to foreign equivalents of the health care laws mentioned above, among other foreign laws.

If any of the physicians or other health care providers or entities with whom we expect to do business are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government-funded health care programs, which may also adversely affect our business.

The risk of our being found in violation of these laws is increased by the fact that many of these laws have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. The shifting compliance environment and the need to build and maintain a robust system to comply with multiple jurisdictions with different compliance and reporting requirements increases the possibility that a health care company may violate one or more of the requirements. Efforts to ensure that our business arrangements with third parties will comply with applicable health care laws and regulations will involve substantial cost.

Data Privacy and Security

There are federal, state and foreign laws governing the privacy and security of health information and personal information, many of which differ from each other in significant ways and apply simultaneously, thus complicating compliance efforts.

HIPAA, as amended by HITECH, and its implementing regulations, strengthens and expands requirements relating to the privacy, security, and transmission of individually identifiable health information; and requires notification to affected individuals and regulatory authorities of certain breaches of security of individually identifiable health information.

HITECH strengthened and expanded HIPAA and increased penalties for violations. Under HITECH, regulated entities are subject to enforcement by the federal government and by state Attorneys General, who were given authority to enforce HIPAA under HITECH. Some state laws impose privacy protections more stringent than HIPAA and data security requirements applicable to information beyond health care information (for example, the CCPA). These state laws create an additional level of enforcement and may require additional reporting in the event of breach. Most of the health care providers in the United States with whom we collaborate to develop and test our products must comply with HIPAA and applicable state law. We may not be directly subject to these laws, however, we must structure our activities in compliance with these laws to ensure that we can access and use health information to support our research, development and other activities. Our failure to comply with these privacy and security laws or a breach of health information or personal data could prompt enforcement against our health care provider partners, create third party liability for our company and/or cause significant financial or reputational harm to our company.

We may also be subject to additional privacy restrictions. The collection, use, storage, disclosure, transfer, or other processing of personal data regarding individuals in the EEA, including personal health data, is subject to the GDPR, which became effective on May 25, 2018. The GDPR is wide-ranging in scope and imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches, and taking certain measures when engaging third-party processors. The GDPR also imposes strict rules on the transfer of personal data to countries outside the European Union, including the United States, and permits data protection authorities to impose large penalties for violations of the GDPR, including potential fines of up to €20 million or 4% of annual global revenues, whichever is greater. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR. In addition, the GDPR includes restrictions on cross-border data transfers. Compliance with the GDPR will be a rigorous and time-intensive process that may increase our cost of doing business or require us to change our business practices, and despite those efforts, there is a risk that we may be subject to fines and penalties, litigation, and reputational harm in connection with our European activities.

Health care reform

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. For example, in

December 2016, the Cures Act was signed into law. The Cures Act, among other things, was intended to modernize the regulation of pharmaceuticals and devices and to spur innovation, but its ultimate implementation is uncertain. Legislative proposals continue to be discussed in the U.S. Congress as potentially leading to a future “Cures 2.0” bill that is expected to have bipartisan support. In addition, in August 2017, the FDA Reauthorization Act was signed into law, which reauthorized the FDA’s user fee programs and included additional medicine and biological product provisions. The next legislative reauthorization must be completed in 2022, which has the potential to make further changes to FDA authorities or policies pertaining to biopharmaceutical products. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we otherwise may have obtained and we may not achieve or sustain profitability, which would adversely affect our business, prospects, financial condition and results of operations.

In addition, the containment of healthcare costs has become a priority of federal and state governments and the prices of therapeutics have been a focus in this effort. The U.S. government, state legislatures and foreign governments also have shown significant interest in implementing cost-containment programs to limit the growth of government-paid healthcare costs, including price controls, restrictions on reimbursement, and requirements for substitution of generic and biosimilar products for branded prescription medicines and biologics, respectively. In recent years, the U.S. Congress has considered reductions in Medicare reimbursement levels for medicines and biologics administered by physicians. CMS, the agency that administers the Medicare and Medicaid programs, also has authority to revise reimbursement rates and to implement coverage restrictions for some medicines and biologics. Cost reduction initiatives and changes in coverage implemented through legislation or regulation could decrease utilization of and reimbursement for any approved products we may market in the future. While Medicare regulations apply only to pharmaceutical benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from federal legislation or regulation may result in a similar reduction in payments from private payors.

The ACA, as amended by the Health Care and Education Affordability Reconciliation Act, was enacted in 2010 and substantially changed the way healthcare is financed by both governmental and private insurers in the United States, and significantly impacted the pharmaceutical industry. The ACA was intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against healthcare fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on pharmaceutical manufacturers, and impose additional health policy reforms. With regard to biopharmaceutical products, the ACA, among other things, addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for therapeutics that are inhaled, infused, instilled, implanted or injected, increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, established annual fees on manufacturers of certain branded prescription medicines, created a new Medicare Part D coverage gap discount program, and expanded the 340B drug discount program. As another example, the 2021 Consolidated Appropriations Act signed into law on December 27, 2020 incorporated extensive healthcare provisions and amendments to existing laws, including a requirement that all manufacturers of medicines and biological products covered under Medicare Part B report the product’s average sales price, to the DHHS beginning on January 1, 2022, subject to enforcement via civil money penalties.

There have been executive, judicial and Congressional challenges to certain aspects of the ACA since its enactment, and it is possible that there will be additional challenges and amendments to the ACA in the future.

Other legislative changes have been proposed and adopted since passage of the ACA that affect health care expenditures. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year pursuant to the Budget Control Act of 2011, which began in 2013 and will remain in effect through 2030 unless additional Congressional action is taken. However, due to COVID-19 pandemic relief legislation and subsequent legislation, the 2% Medicare sequester reductions were suspended from May 1, 2020 through

June 30, 2021 (a 1% sequester will apply from April 1, 2022 through June 30, 2022), and the sequester was extended in order to offset the added expense of the 2020 suspension. Further legislative and regulatory changes under the ACA remain possible, although the new administration under President Biden has signaled that it plans to build on the ACA and expand the number of people who are eligible for health insurance subsidies under it. President Biden indicated that he intends to use executive orders to undo changes to the ACA made by the former administration and would advocate for legislation to build on the ACA. It is unknown what form any such changes or any law would take, and how or whether it may affect the biopharmaceutical industry as a whole or our business in the future. We expect that changes or additions to the ACA, the Medicare and Medicaid programs, changes allowing the federal government to directly negotiate medicine prices, and changes stemming from other healthcare reform measures, especially with regard to healthcare access, financing or other legislation in individual states, could have a material adverse effect on the healthcare industry in the United States.

In recent years, there has been heightened governmental scrutiny over the manner in which biopharmaceutical manufacturers set prices for their marketed products. Such scrutiny has resulted in several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to medicine pricing, review the relationship between pricing and manufacturer patient programs, reduce the cost of medicines under Medicare, and reform government program reimbursement methodologies for pharmaceutical products. Congress and the executive branch have each indicated that it will continue to seek new legislative and/or administrative measures to control the costs of medicines, making this area subject to ongoing uncertainty.

At the state level in the United States, legislatures have also increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access, and marketing cost disclosure and transparency measures, and in some cases, designed to encourage importation from other countries and bulk purchasing. In December 2020, the U.S. Supreme Court held unanimously that federal law does not preempt the states’ ability to regulate pharmaceutical benefit managers and other members of the healthcare and pharmaceutical supply chain, an important decision that may lead to further and more aggressive efforts by states in this area.

We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. We expect that additional federal, state, and foreign healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in limited coverage and reimbursement and reduced demand for our products, once approved, or additional pricing pressures.

Coverage and reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any cell-based regenerative therapies for which we may obtain regulatory approval. In the United States and markets in other countries, sales of any cell-based therapies for which we receive regulatory approval for commercial sale will depend, in part, on the availability of coverage and reimbursement from payors. Payors include government authorities, managed care providers, private health insurers and other organizations. Patients who are prescribed treatments for their conditions and providers who prescribe such treatments generally rely on these third-party payors to reimburse all or part of the treatment and other associated health care costs. The process for determining whether a payor will provide coverage for a medicine, device or biologic product may be separate from the process for setting the reimbursement rate that the payor will pay for the product. Payors may limit coverage to specific products on an approved list, or formulary, which might not include all of the FDA-approved products for a particular indication. A decision by a payor not to cover our cell-based therapies could reduce physician utilization of our products, if they are approved, and have a material adverse effect on our sales, results of operations and financial condition. Moreover, a payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development and manufacturing costs. Further, due to the COVID-19 pandemic, millions of individuals have lost or may lose employer-based insurance coverage, which may adversely affect our ability to commercialize our products in certain jurisdictions.

In addition, coverage and reimbursement for products can differ significantly from payor to payor. One payor’s decision to cover a particular medical product or service does not ensure that other payors will also provide coverage for the medical product or service, or will provide coverage at an adequate reimbursement rate. In the United States, the principal decisions about reimbursement for new medicines are typically made by CMS. CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare and private payors tend to follow CMS to a substantial degree.

Additionally, the coverage determination process will require us to provide scientific and clinical support for the use of our products to each payor separately and will be a time-consuming process.

Payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. In order to obtain and maintain coverage and reimbursement for any product, we may need to conduct expensive evidence generation studies in order to demonstrate the medical necessity and cost-effectiveness of such a product, in addition to the costs required to obtain regulatory approvals. If payors do not consider a product to be cost-effective compared to current standards of care, they may not cover the product as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow a company to cover its costs or make a profit.

Outside of the United States, the pricing of pharmaceutical products is subject to governmental control in many countries. For example, in the European Union, pricing and reimbursement schemes vary widely from country to country. Some countries provide that products may be marketed only after a reimbursement price has been agreed with the government authority. Furthermore, some countries may require the completion of additional studies that compare the effectiveness and/or cost-effectiveness of a particular therapy to current standards of care as part of so-called health technology assessments in order to obtain reimbursement or pricing approval. Additionally, there may be a need for activities to secure reimbursement for procedures associated with products administered in a hospital setting under the diagnosis-related group system, whereby a billing code may not exist or may be currently insufficient to cover the cost of the procedure. In other instances, countries may monitor and control product volumes and issue guidance to physicians to limit prescriptions in the form of treatment policies. Efforts to control prices and utilization of pharmaceutical products and medical devices will likely continue as countries attempt to manage health care expenditures.

Human Capital Resources

As of March 31, 2022, ProKidney-US had 58 full-time employees, and ProKidney-KY had one full-time employee. This included 13 in research and development, 36 in manufacturing, operations, quality control and quality assurance, and 10 in general and administrative functions. We have no collective bargaining agreements with our employees, and we have not experienced any work stoppages. We consider our relations with our employees to be good.

Facilities

Our headquarters are located in Winston-Salem, North Carolina, where we lease approximately 38,400 square feet of office, manufacturing and research space, under a lease that expires on September 30, 2026. We have leased approximately 2,700 square feet of additional office space in Winston Salem, which we plan to use as our new principal executive offices. This lease commenced in April 2022 and is expected to expire in April 2027. There is an additional office located in Raleigh, North Carolina where we lease approximately 2,200 square feet, under a lease that expires February 28, 2025. There was an amendment to the original lease for the Raleigh office. The amended lease is for approximately 5,700 square feet that will expire on January 31, 2027. We believe our facilities are adequate for our current needs and that suitable additional substitute space would be available if needed.

Legal Proceedings

From time to time, we may become involved in litigation or other legal proceedings. We are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

PROKIDNEY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations ProKidney LP (for purposes of this section, “ProKidney,” “Company,” “we,” “us” and “our”) should be read together with our audited condensed consolidated and combined financial statements as of and for the years ended December 31, 2021 and 2020, together with the related notes thereto, included elsewhere in this proxy statement. The discussion and analysis should also be read together with the section entitled “Selected Historical Financial Information of ProKidney” and the pro forma financial information as of and for the year ended December 31, 2021 included in this proxy statement. See “Unaudited Pro Forma Condensed Financial Information.” Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a clinical-stage biotechnology business with a transformative proprietary cell therapy platform capable of treating multiple chronic kidney diseases using a patient’s own cells isolated from the patient intended for treatment. Our approach seeks to redefine the treatment of chronic kidney disease (“CKD”), shifting the emphasis away from management of kidney failure, to the restoration or improvement of kidney function to stop or delay progression of CKD. Our lead product candidate, which we refer to as REACT, is designed to stabilize or improve kidney function in a CKD patient’s diseased kidneys. REACT is a product that includes SRCs prepared from a patient’s own, autologous, renal cells. SRCs are formulated into a product for reinjection into the patient’s kidney using a minimally invasive outpatient procedure that can be repeated if necessary. Because REACT is a personalized treatment composed of cells prepared from a patient’s kidney, there is no need for treatment with immunosuppressive therapies, which are required during a patient’s lifetime when a patient receives a kidney transplant from another, allogeneic donor.

We are currently conducting a Phase 3 development program and multiple Phase 2 clinical trials for REACT in subjects with moderate to severe diabetic kidney disease. We are also conducting a Phase 1 clinical trial for REACT in subjects with CAKUT. REACT has been well tolerated by subjects with moderate to severe diabetic kidney disease in Phase 1 and 2 clinical testing to date. It has also been shown to stabilize renal function in subjects based on measurements of iohexol renal clearance and UACR. REACT has received RMAT designation from the FDA.

Incorporated as ProKidney LLC (“ProKidney Bermuda”) under the laws of Bermuda in December 2018, we were initially capitalized with $75 million to finance the purchase of inRegen and Twin City Bio, and to fund the clinical development of REACT. On August 5, 2021, ProKidney LP was formed as a limited partnership under the laws of Ireland, with ProKidney Bermuda becoming a wholly owned subsidiary of ProKidney LP. Any references to “ProKidney” or the “Company” following this reorganization refer to ProKidney LP. Since our inception, we have devoted substantially all of our resources to raising capital, organizing and staffing our company, business and scientific planning, conducting discovery and research activities, acquiring or discovering product candidates, establishing and protecting our intellectual property portfolio, developing and progressing REACT and preparing for clinical trials, establishing arrangements with third parties for the manufacture of component materials, and providing general and administrative support for these operations. We do not have any product candidates approved for sale and have not generated any revenue from product sales. From our inception through December 31, 2021, we funded our operations primarily through capital contributions and have received aggregate net proceeds from these transactions of $186.5 million.

We have incurred significant operating losses since inception, including net losses of $55.1 million and $26.7 million for the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, we had an accumulated deficit of $161.5 million. We expect to continue to incur significant and increasing expenses and operating losses for the foreseeable future, particularly if and as we continue to invest in our research and development activities, expand our product pipeline, hire additional personnel, invest in and grow our business, maintain, expand and protect our intellectual property portfolio, and seek regulatory approvals for and commercialize any approved product candidates. In addition, we expect to incur additional costs associated with operating as a public company, including significant legal, audit, accounting, regulatory, tax-related, director and officer insurance, investor relations and other expenses that we did not incur as a private company. As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through the public or private sale of equity, government or private party grants, debt financings or other capital sources, including potential collaborations with other companies or other strategic transactions. If we are unable to obtain additional funding, we could be forced to delay, reduce or eliminate some, or all, of our research and development programs, product portfolio expansion or any commercialization efforts, which could adversely affect our business prospects, or we may be unable to continue operations. If we raise funds through strategic collaborations or other similar arrangements with third parties, we may have to relinquish valuable rights to our platform technology, future revenue streams, research programs or product candidates or may have to grant licenses on terms that may not be favorable to us and/or may reduce the value of our units. Our ability to raise additional funds may be adversely impacted by potential worsening global economic conditions and disruptions to and volatility in the credit and financial markets in the United States and worldwide resulting from the ongoing COVID-19 pandemic or other events. Because of the numerous risks and uncertainties associated with product development, we cannot predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability.

As of December 31, 2021, we had cash and cash equivalents of $20.6 million. We expect that the net proceeds from the transaction, assuming no redemptions, together with our existing cash and cash equivalents at December 31, 2021, will enable us to fund our operating expenses and capital expenditure requirements through 2024. We have based this estimate on assumptions that may prove to be wrong and we could exhaust our capital resources sooner than we expect.

The Business Combination

We entered into the Business Combination Agreement with SCS, a special purpose acquisition company, on January 18, 2022. Pursuant to the Business Combination Agreement, and assuming a favorable vote of SCS’s shareholders, the combined company will be organized in an umbrella partnership-C corporation (a so called “Up-C”) structure, and SCS’s direct assets will consist of Post-Combination ProKidney Common Units and all of the issued and outstanding equity interests of New GP, which will become the general partner of ProKidney upon the Closing, and substantially all of the operating assets and business of SCS will be held indirectly through ProKidney.

The Business Combination is expected to be accounted for as a common control transaction in accordance with GAAP. Under the guidance in ASC 805, SCS is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of ProKidney issuing stock for the net assets of SCS, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of New ProKidney. The Business Combination is expected to have a significant impact on our future reported financial position and results as a consequence of the reverse capitalization. The most significant changes in ProKidney’s future reported financial position and results are expected to be an estimated net increase in cash (as compared to our consolidated balance sheet at December 31, 2021) of between approximately $527.3 million, assuming maximum shareholder redemptions permitted under the Business Combination Agreement, and $777.3 million, assuming no shareholder redemptions. Each redemption scenario includes approximately $527.3 million in proceeds from the PIPE Investment to be consummated substantially simultaneously with the Business Combination, offset by additional transaction costs for the Business Combination. The estimated transaction costs for the Business Combination are approximately $47.7 million, of which $7.7 million represents deferred underwriter fees related to SCS’s initial public offering. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As a result of the Business Combination, we expect to become the successor to an SEC-registered and Nasdaq-listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources.

Business Impact of the COVID-19 Pandemic

The global COVID-19 pandemic continues to rapidly evolve, and we will continue to monitor the COVID-19 situation closely. To date, our financial condition and operations have not been significantly impacted by the COVID-19 pandemic. However, we cannot, at this time, predict the specific extent, duration or full impact that the COVID-19 pandemic will have on our financial condition and operations, including our ongoing and planned clinical trials. The extent of the impact of the COVID-19 on our business, operations and clinical development timelines and plans remains uncertain and will depend on certain developments, including the duration and spread of the outbreak and its impact on our clinical trial enrollment, trial sites, contract research organizations (“CROs”), and other third parties with whom we do business, as well as its impact on regulatory authorities and our key scientific and management personnel. To the extent possible, we are conducting business as usual, with necessary or advisable modifications to employee travel as some of our employees are working remotely. We will continue to actively monitor the rapidly evolving situation related to COVID-19 and may take further actions that alter our operations, including those that may be required by federal, state or local authorities, or that we determine are in the best interests of our employees and other third parties with whom we do business. The development of our product candidates could be disrupted and materially adversely affected in the future by the COVID-19 pandemic. Our planned clinical trials also could be delayed due to government orders and site policies on account of the pandemic, and some patients may be unwilling or unable to travel to study sites, enroll in our trials or be unable to comply with clinical trial protocols if quarantines impede patient movement or interrupt healthcare services, which would delay our ability to conduct clinical trials or release clinical trial results and could delay our ability to obtain regulatory approval and commercialize REACT or any future product candidates. Furthermore, COVID-19 could affect our employees or the employees of research sites and service providers on whom we rely, including CROs, as well as those of companies with which we do business, including our suppliers, thereby disrupting our business operations. Quarantines and travel restrictions imposed by governments in the jurisdictions in which we and the companies with which we do business operate could materially impact the ability of employees to access clinical sites, laboratories, manufacturing sites and offices. These and other events resulting from the COVID-19 pandemic could disrupt, delay, or otherwise adversely impact our business.

Financial Operations Overview

Revenue

We have not generated any revenue since our inception and do not expect to generate any revenue from the sale of products in the near future, if at all. If our development efforts for REACT or any other product candidates are successful and result in marketing approval, or if we enter into collaboration or license agreements with third parties, we may generate revenue in the future from a combination of product sales or payments from such agreements.

Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred in connection with our research and development activities, including the development of REACT.

Research and development costs include:

•	external research and development expenses incurred under agreements with CROs and other scientific development services;

•	costs of other outside consultants, including their fees and related travel expenses;

•	costs related to compliance with quality and regulatory requirements;

•	costs of laboratory supplies and acquiring and developing clinical trial materials;

•	payments made under third-party licensing agreements;

•	personnel-related expenses, including salaries, bonuses, benefits and stock-based compensation expenses, for individuals involved in research and development activities; and

•	facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent, insurance and other internal operating costs.

We expense research and development costs as incurred. We recognize external development costs based on an evaluation of the progress to completion of specific tasks using information provided to us by our vendors. Payments for these activities are based on the terms of the individual agreements, which may differ from the pattern of costs incurred, and are reflected in our consolidated balance sheets as prepaid clinical or as a component of total accrued expenses and other. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are deferred and capitalized, even when there is no alternative future use for the research and development. The capitalized amounts are recorded as prepaid clinical and are expensed as the related goods are delivered or the services are performed.

Research and development activities are central to our business model. We expect that our research and development expenses will increase significantly for the foreseeable future as REACT moves into later stages of clinical development.

The successful development of REACT and any product candidates we may develop in the future is highly uncertain. Therefore, we cannot reasonably estimate or know the nature, timing and estimated costs of the efforts that will be necessary to complete the development and commercialization of any of our product candidates. We are also unable to predict when, if ever, material net cash inflows will commence from the sale of REACT or potential future product candidates, if approved. This is due to the numerous risks and uncertainties associated with developing product candidates, many of which are outside of our control, including the uncertainty of:

•	the timing and progress of non-clinical and clinical development activities;

•	the number and scope of non-clinical and clinical programs we decide to pursue;

•	our ability to maintain our current research and development programs and to establish new ones;

•	establishing an appropriate safety-profile;

•	the number of sites and patients including clinical trials;

•	the countries in which the clinical trials are conducted;

•	per patient trial costs;

•	successful patient enrollment in, and the initiation of, clinical trials, as well as drop out or discontinuation rates, particularly in light of the current COVID-19 pandemic environment;

•

the successful completion of clinical trials with safety, tolerability and efficacy profiles that are satisfactory to the U.S. Food and Drug Administration (“FDA”) and comparable foreign regulatory authorities;

•	the number of trials required for regulatory approval;

•	the timing, receipt and terms of any regulatory approvals from applicable regulatory authorities;

•	our ability to establish new licensing or collaboration arrangements;

•	the performance of our future collaborators, if any;

•	establishing commercial manufacturing capabilities or making arrangements with third-party manufacturers;

•	significant and changing government regulation and regulatory guidance;

•	the impact of any business interruptions to our operations or to those of the third parties with whom we work, particularly in light of the current COVID-19 pandemic environment;

•	obtaining, maintaining, defending and enforcing patient claims or other intellectual property rights;

•	the potential benefits of REACT over other therapies;

•	launching commercial sales of REACT, if approved, whether alone or in collaboration with others; and

•	maintaining a continued acceptable safety profile of REACT following approval.

Any changes in the outcome of any of these variables could mean a significant change in the costs and timing associated with the development of our product candidates. For example, if the FDA or another regulatory authority were to require us to conduct clinical trials beyond those that we anticipate will be required for the completion of clinical development of a product candidate, or if we experience significant delays in our clinical trials due to patient enrollment or other reasons, we would be required to expend significant additional financial resources and time on the completion of clinical development. We may never obtain regulatory approval for any of our product candidates.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs, including salaries, bonuses, benefits and equity-based compensation expenses for individuals involved in our executive, finance, corporate and administrative functions, as well as expenses for outside professional services, including legal, audit, accounting and tax-related services and other consulting fees, facility-related expenses, which include depreciation costs and other allocated expenses for rent and maintenance of facilities, insurance costs, recruiting costs, travel expenses and other general administrative expenses.

We expect that our general and administrative expenses will increase significantly for the foreseeable future as our business expands and we hire additional personnel to support our operations. We also anticipate increased expenses associated with being a public company, including costs for legal, audit, accounting, investor and public relations, tax-related services, director and officer insurance, and regulatory costs related to compliance with the rules and regulations of the SEC as well as listing standards applicable to companies listed on a national securities exchange.

Other Income (Expense)

Other income consists of interest income earned on cash and cash equivalents held in financial institutions. We expect our interest income to increase following the completion of this merger as we invest the net proceeds from this merger pending their use in our operations.

Income Tax (Expense) Benefit

Income tax expense reflects federal and state taxes on income earned by our subsidiary that is organized as a C corporation for U.S. income tax purposes.

Results of Operations

Comparison of Years Ended December 31, 2021 and 2020

The following table summarizes our results of operations for the years ended December 31, 2021 and 2020 (in thousands):

	Year Ended December 31,
	2021	2020	Change
Operating expenses:
Research and development	$46,255	$21,042	$25,213
General and administrative	8,855	5,982	2,873

Total operating expense	55,110	27,024	28,086

Loss from operations	(55,110)	(27,024)	(28,086)

Other income
Interest income	2	43	(41)

Net loss before taxes	(55,108)	(26,981)	(28,127)

Income tax expense (benefit)	38	(232)	270

Net loss	$(55,146)	$(26,749)	$(28,397)

Research and development expenses

Research and development expenses increased primarily due to the startup costs incurred in 2021 in connection with the launch of our Phase 3 clinical study REGEN-006 in 2022. As a Phase 3 trial, REGEN-006 is planned to be much larger in scope than the clinical trials ongoing in 2020. In addition to the impact of spending on REGEN-006, we also began enrollment in our Phase 2 study REGEN-007 in the latter part of 2021.

General and administrative expenses

The increase in general and administrative expenses of approximately $2.9 million was primarily driven by services performed in anticipation of a going-public transaction and our reorganization pursuant to the organization of ProKidney as an Irish limited partnership.

Liquidity and Capital Resources

Sources of liquidity

Since our inception, we have not recognized any revenue and have incurred operating losses and negative cash flows from our operations. We have not yet commercialized any product and we do not expect to generate revenue from sales of any products for several years, if at all. From our inception through December 31, 2021, we have funded our operations primarily through capital contributions and have received aggregate net proceeds from these transactions of $186.5 million.

We expect that the net proceeds from the transaction, assuming no redemptions, together with our existing cash and cash equivalents at December 31, 2021, will enable us to fund our operating expenses and capital expenditure requirements through 2024. We have based this estimate on assumptions that may prove to be wrong and we could exhaust our capital resources sooner than we expect.

We expect our expenses to increase substantially if, and as, we:

•	initiate and continue research and clinical development of our product candidates, including in particular our clinical trials for REACT;

•	incur third-party manufacturing costs to support our non-clinical studies and clinical trials of our product candidate and, if approved, its commercialization;

•	seek to identify and develop additional product candidates;

•	make investment in developing internal manufacturing capabilities; and

•	seek regulatory and marketing approvals for our product candidates.

In addition, we expect to incur additional costs associated with operating as a public company, including significant legal, audit, accounting, investor and public relations, regulatory, tax-related, director and officer insurance premiums and other expenses that we did not incur as a private company. Developing pharmaceutical products, including conducting clinical trials, is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain marketing approval for any product candidates or generate revenue from the sale of any product candidate for which we may obtain marketing approval. In addition, our product candidates, if approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of product that we do not expect to be commercially available for at least several years, if ever.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through the public or private sale of equity, government or private party grants, debt financings or other capital sources, including potential collaborations with other companies or other strategic transactions. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our shareholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our unitholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable to obtain additional funding, we could be forced to delay, reduce or eliminate some or all of our research and development programs, product portfolio expansion or any commercialization efforts, which could adversely affect our business prospects, or we may be unable to continue operations. If we raise funds through strategic collaborations or other similar arrangements with third parties, we may have to relinquish valuable rights to our technology, future revenue streams, research programs or product candidates or may have to grant licenses on terms that may not be favorable to us and/or may reduce the value of our units. Our ability to raise additional funds may be adversely impacted by potential worsening global economic conditions and disruptions to and volatility in the credit and financial markets in the United States and worldwide resulting from the ongoing COVID-19 pandemic or otherwise. Because of the numerous risks and uncertainties associated with product development, we cannot predict the timing or amount of increased expenses, and there is no assurance that we will ever be profitable or generate positive cash flow from operating activities.

Cash Flows

Cash Flows for the Years Ended December 31, 2021 and 2020

The following table provides information regarding our cash flows for the years ended December 31, 2021 and 2020 (in thousands):

	Year Ended December 31,
	2021	2020
Net cash used in operating activities	$(50,299)	$(25,181)
Net cash used in investing activities	(5,191)	(5,456)
Net cash provided by financing activities	71,470	19,989

Net change in cash and cash equivalents	$15,980	$(10,648)

Operating Activities

Net cash used in operating activities was approximately $50.3 million for the year ended December 31, 2021, reflecting a net loss of approximately $55.1 million, partially offset by non-cash charges of $2.7 million, and changes in working capital of $2.2 million. The non-cash charges primarily consisted of depreciation and amortization expense of $2.0 million and equity-based compensation expense of $0.7 million. The changes in working capital primarily relate to the timing of payments made to our vendors for services performed.

Net cash used in operating activities was approximately $25.2 million for the year ended December 31, 2020, reflecting a net loss of $26.7 million, partially offset by non-cash charges of $1.7 million and a net change of $0.1 million in our net operating assets. The non-cash charges primarily consisted of depreciation and amortization of $1.0 million and equity-based compensation expense of $0.7 million.

The approximately $25.1 million increase in cash used in operating activities for the year ended December 31, 2021 compared to the year ended December 31, 2020 was primarily due to a $28.4 million increase in our net loss which was driven by increased spending related to the planned launch of our Phase 3 clinical study, REGEN-006. The impact of the increased net loss was offset by higher non-cash charges for depreciation, amortization and equity compensation as well as changes in net working capital.

Investing Activities

Net cash used in investing activities were approximately $5.2 million and $5.5 million for the years ended December 31, 2021 and 2020, respectively, which was due to purchases of equipment and facility expansion.

Financing Activities

Net cash provided by financing activities was $71.5 million and $20.0 million for the years ended December 31, 2021 and 2020, respectively, which was due to proceeds received from the issuance of the Legacy Class A Units.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements. Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States. The preparation of our consolidated financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in our consolidated financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are described in Note 2 to our audited consolidated financial statements included elsewhere in this proxy statement.

Recent Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our audited consolidated financial statements included in this proxy statement.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

JOBS Act Accounting Election

SCS is an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies, allowing them to delay the adoption of those standards until those standards would otherwise apply to private companies. SCS has elected to use this extended transition period under the JOBS Act. As a result, following the Business Combination, our consolidated financial statements may not be comparable to the financial statements of companies that are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our ordinary shares less attractive to investors.

EXECUTIVE COMPENSATION

SCS Executive Compensation

None of our directors or executive officers have received any cash compensation for services rendered to SCS. Commencing on July 2, 2021 through the earlier of the consummation of our initial business combination and our liquidation, we have an obligation to pay an affiliate of the Sponsor a total of $10,000 per month for office space and administrative and support services. The Sponsor, directors and executive officers, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made by SCS to the Sponsor, directors, executive officers or SCS or any of their affiliates. In June 2021, our Sponsor transferred 30,000 founder shares to Marc Semigran, M.D. at such shares’ original per-share purchase price. On September 24, 2021, SCS entered into a director restricted stock unit award agreement (the “Director RSU Award”), with Uma Sinha, Ph.D., providing for the grant of 30,000 restricted stock units to Dr. Sinha, which grant is contingent on both the consummation of an initial business combination with SCS and a shareholder approved equity plan. The Director RSU Award will vest at the Closing but will not settle into New ProKidney ordinary shares until a date determined in our sole discretion that shall occur between the date of the Closing and March 15 of the year following the year in which the Closing occurs.

We are not party to any agreements with our directors or officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence our management’s motivation in identifying or selecting a target business and we do not believe that the ability of its management to remain with it after the consummation of its initial business combination should be a determining factor in its decision to proceed with any business combination.

ProKidney’s Executive Compensation

This section discusses the material components of the executive compensation program for the named executive officers of ProKidney (the “NEOs”) who are identified in the 2021 Summary Compensation Table below. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that New ProKidney adopts following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion. In this section, “we”, “the Company” or “ProKidney” generally refers to ProKidney in the present tense or New ProKidney from and after the Business Combination.

Summary Compensation Table

We have opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as ProKidney is an emerging growth company. The scaled disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for ProKidney’s principal executive officer and its two most highly compensated executive officers other than the principal executive officer whose total compensation for 2021 exceeded $100,000 and who were serving as executive officers as of December 31, 2021. We refer to these individuals as “named executive officers” or “NEOs”. For the year ended December 31, 2021, ProKidney’s NEOs were:

•	Tim Bertram, Ph.D., Chief Executive Officer;

•	Deepak Jain, Ph.D., Chief Operating Officer; and

•	Joseph Stavas, M.D., MPH, Senior Vice President of Clinical Development.

Following the Closing, Drs. Bertram, Jain, and Stavas will continue to serve in their current roles as New ProKidney’s Chief Executive Officer and a member of the New ProKidney Board; Chief Operating Officer; and Senior Vice President of Clinical Development, respectively.

The following table sets forth certain information with respect to compensation for the year ended December 31, 2021 earned by, awarded to or paid to our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Non- Incentive Equity Plan ($)	All Other Compensation ($)(2)	Total ($)
Tim Bertram, Ph.D. Chief Executive Officer	2021	$489,258	$360,000	$—	$24,503	$873,761

Deepak Jain, Ph.D. Chief Operating Officer	2021	$401,694	$216,000	$—	$14,522	$632,216

Joseph Stavas, M.D., MPH Senior Vice President of Clinical Development	2021	$530,110	$145,000	$—	$14,522	$689,632

(1)	Reflects bonuses actually paid for the 12-month period from January 1, 2021 to December 31, 2021, and excludes payments made in 2021 for 2020 bonuses, for each executive officer.
(2)

Reflects the amounts of all other compensation paid to the named individuals for the year ended December 31, 2021, which comprise of (1) the matching contributions to the 401(k) plan; (2) allowance paid to Dr. Bertram, and (3) insurance premiums with respect to a group life insurance policy, a group short-term disability policy, a group long-term disability policy, an accidental death and dismemberment policy, and flexible spending accounts paid on behalf of each of Dr. Bertram, Dr. Jain and Dr. Stavas.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

Below are descriptions of the employment agreements with each of our NEOs setting forth the terms and conditions of such executive’s employment with ProKidney-US and ProKidney-KY, respectively.

Tim Bertram, Ph.D.

On September 17, 2019, ProKidney-KY entered into an employment agreement with Dr. Bertram, pursuant to which Dr. Bertram has been employed as ProKidney-KY’s Chief Executive Officer, effective as of January 7, 2019. The agreement entitles Dr. Bertram to an initial base salary of $237,885 and eligibility for ProKidney-KY’s annual discretionary bonus program. Dr. Bertram is also eligible to participate in ProKidney-KY’s benefit plans and programs, including its retirement plan and medical insurance coverage. Under the terms of this agreement, ProKidney-KY or Dr. Bertram may terminate Dr. Bertram’s employment at any time for any or no reason upon three months’ written notice. In the event that Dr. Bertram is terminated without Cause (as defined in the agreement and including due to disability or death), Dr. Bertram is entitled to receive any earned but unpaid base salary, payment for any unused vacation days, and any benefits to which he may be entitled under applicable law or ProKidney-KY’s employee benefit plans. Unless previously terminated or extended, Dr. Bertram’s employment will automatically cease at the end of the month in which he attains 70 years of age.

On the same day, ProKidney-US entered into an employment agreement with Dr. Bertram, pursuant to which Dr. Bertram assumed the role of Chief Executive Officer of ProKidney-US, effective as of January 7, 2019. The agreement entitles Dr. Bertram to an initial base salary of $237,885 and eligibility in ProKidney-US’s annual discretionary bonus program. Dr. Bertram is also eligible to participate in ProKidney-US’s benefit plans and programs, including its 401K plan. The agreement further provides that PMEL will grant Dr. Bertram a profits interest, which will indirectly represent 4.5% of the future profits of ProKidney measured as of the date of the agreement and as further discussed below, on September 30, 2019, PMEL granted Dr. Bertram 3,698,631 Profits Interests. Under the terms of this agreement, ProKidney-US or Dr. Bertram may terminate his employment at any time for any or no reason upon written notice at any time. In the event that Dr. Bertram is terminated for any or no reason (including due to disability or death), Dr. Bertram is entitled to receive any earned but unpaid base salary, payment for any unused vacation days, and any benefits to which he may be entitled under applicable law or ProKidney-US’s employee benefit plans.

Deepak Jain, Ph.D.

ProKidney-US entered into an employment agreement with Dr. Jain on September 17, 2019, pursuant to which Dr. Jain assumed the role of Chief Operating Officer of ProKidney-US effective as of January 7, 2019. The agreement entitles Dr. Jain to an initial base salary of $378,525 and eligibility in ProKidney-USs’ annual discretionary bonus program. Dr. Jain is also eligible to participate in ProKidney-US’s benefit plans and programs, including its 401K plan. The agreement further provides that PMEL will grant Dr. Jain a profits interest, which will indirectly represent 1.5% of the future profits of ProKidney measured as of the date of Dr. Jain’s employment agreement and, as further discussed below, on September 30, 2019, PMEL granted Dr. Jain 1,232,877 Profits Interests. Under the terms of this agreement, ProKidney-US or Dr. Jain may terminate his employment at any time for any or no reason upon written notice at any time. In the event that Dr. Jain is terminated for any or no reason (including due to disability or death), Dr. Jain is entitled to receive any earned but unpaid base salary, payment for any unused vacation days, and any benefits to which he may be entitled under applicable law or ProKidney-US’s employee benefit plans.

Joseph Stavas, M.D., MPH

ProKidney-US entered into an employment agreement with Dr. Stavas on September 17, 2019, pursuant to which Dr. Stavas assumed the role of Senior Vice President of Clinical Development of ProKidney-US beginning October 1, 2019. The agreement entitles Dr. Stavas to an initial base salary of $500,000 and eligibility in ProKidney-US’s annual discretionary bonus program. Dr. Stavas is also eligible to participate in ProKidney-US’s benefit plans and programs, including its 401K plan. The agreement further provides that PMEL will grant Dr. Stavas a profits interest, which will indirectly represent 1.5% of the future profits of ProKidney measured as of the date of Dr. Stavas’s employment agreement and, as further discussed below, on November 1, 2019, PMEL granted Dr. Stavas 1,232,877 Profits Interests. Under the terms of this agreement, ProKidney-US or Dr. Stavas may terminate his employment at any time for any or no reason upon written notice at any time. In the event that Dr. Stavas is terminated for any or no reason (including due to disability or death), Dr. Stavas is entitled to receive any earned but unpaid base salary, payment for any unused vacation days, and any benefits to which he may be entitled under applicable law or ProKidney-US’s employee benefit plans.

2021 Base Salaries

Each NEO’s base salary is a fixed component of annual compensation for performing specific duties and functions, and has been established by the Legacy GP Board taking into account each individual’s role, responsibilities, skills and expertise. Base salaries are reviewed annually, typically in connection with our annual performance review process, approved by the Legacy GP Board and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. During 2021, the annual base salaries for Dr. Bertram, Dr. Jain and Dr. Stavas, were $489,258, $401,694 and $530,110, respectively.

2021 Bonuses

For the fiscal year ended December 31, 2021, each of ProKidney’s NEOs was eligible to earn an annual bonus based on the achievement of certain predetermined corporate performance objectives. During 2021, the annual bonuses awarded to Dr. Bertram, Dr. Jain, and Dr. Stavas, were $360,000, $216,000, and $145,000, respectively. The annual bonus earned by each NEO with respect to the fiscal year ended December 31, 2021 is reported under the “Bonus” column in the Summary Compensation Table above and were determined by the Legacy GP Board on a discretionary basis based on ProKidney’s overall performance for the year, as well as each individual’s performance, subject to each NEO’s continued employment through the payment date.

Outstanding Equity Awards at December 31, 2021

The outstanding equity incentive awards held by the NEOs as of December 31, 2021 prior to the Business Combination consisted of Profits Interests issued in 2019 (as detailed in the table below) (the “2019 Profits Interests”). No Profits Interests were granted to the NEOs in 2020 or 2021. On January 17, 2022, PMEL issued Profits Interests, some of which were granted subject to vesting and some of which were purchased fully-vested, to employees, directors and other service providers, including to each of the NEOs and certain newly-appointed independent directors of the Legacy GP Board and the ProKidney-KY Board, under the ProKidney Limited Partnership Agreement and the related Limited Liability Company Agreement of PMEL (the “2022 Profits Interests”). Dr. Bertram, Dr. Jain and Dr. Stavas were issued 2,337,045, 680,913 and 50,000 2022 Profits Interests, respectively, and, each of Mr. Doyle, Dr. Lotvin and Dr. Pereira were issued 1,848,352 2022 Profits Interests.

The purpose of awarding the Profits Interests is to promote the interests of ProKidney by attracting and retaining key employees, managers, independent contractors or other service providers of ProKidney and its subsidiaries and to enable such individuals to acquire an equity interest in and participate in the long-term growth and financial success of ProKidney. The Profit Interests represent an indirect partnership interest in ProKidney and generally entitle the holder to receive distributions from PMEL (which PMEL has received from ProKidney once a specified threshold equity value of ProKidney has been reached, in each case as provided in the ProKidney Limited Partnership Agreement and the related Limited Liability Company Agreement of PMEL). In the event that an Extraordinary Event occurs, which includes a De-SPAC Transaction or Qualified IPO (each as defined in the ProKidney Limited Partnership Agreement), the holders of Profits Interests are also entitled to receive disproportionate distributions in ProKidney until each of their threshold equity value has been reduced to zero in order to “catch up” such holder’s distributions to its pro rata share of aggregate cumulative distributions.

ProKidney measures compensation expense for Profits Interests based on estimated fair values at the time of grant and estimates the fair value of Profits Interests using generally accepted valuation procedures. ProKidney recognizes compensation expense, on a straight-line basis, for the portion of the Profit Interests value expected to vest over the requisite period of service provided by the recipient of the Profits Interests. ProKidney also records forfeitures of Profits Interest as they occur.

In general, awards of Profits Interests were 25% vested on the first anniversary of the recipient’s employment, in the case of Dr. Bertram and Dr. Jain, and the first anniversary of the date of award of the Profits Interests, in the case of Dr. Stavas, with the remainder of each award to vest in increments of 6.25% each calendar quarter following the first anniversary of the grant date, subject generally to the holder’s continuous employment with ProKidney-US or its affiliates on each vesting date. The 2022 Profits Interests generally vest in increments of 25% on each anniversary following the grant date, subject generally to the holder’s continuous employment with ProKidney-US or its affiliates on each vesting date. With respect to those 2022 Profits Interests that are subject to vesting conditions, in the event that an NEO’s employment is terminated without Cause (as defined in the NEO’s employment agreement) prior to January 17, 2023, the tranche of 2022 Profits Interests that would have vested on January 17, 2023 will immediately vest subject to, among other things, the NEO signing and not revoking a release of claims. All of the 2022 Profits Interests issued to Dr. Stavas were purchased fully-vested and a portion of the 2022 Profits Interests issued to Dr. Bertram and Dr. Jain were purchased fully-vested, in each case, subject to certain transfer restrictions as provided in the applicable award agreement and the Limited Liability Company Agreement of PMEL. A portion of the 2022 Profits Interests granted to the newly-appointed independent directors of the Legacy GP Board and ProKidney-KY Board vest in increments of 33.33% on each anniversary following the grant date, subject generally to the director’s continuous service on the board on each vesting date. A portion of the 2022 Profits Interests issued to such directors were purchased fully-vested, subject to certain transfer restrictions as provided in the applicable award agreement and the Limited Liability Company Agreement of PMEL.

Notwithstanding the vesting schedules discussed above, vested Profits Interests are subject to repurchase option by ProKidney in the event that the NEO’s employment terminates for any reason other than a termination by ProKidney-US for “cause” as defined in the applicable award agreement.

The following table summarizes the number of outstanding Profits Interests held by each of the NEOs as of December 31, 2021. Such NEOs do not hold any outstanding equity awards other than the Profits Interests.

	Equity Awards(1)
Name	Grant Date		Number of Profits Interest that Have Vested (#)	Market Value of Profits Interest Units that Have Vested ($)	Number of Profits Interest that Have Not Vested (#)	Market Value of Profits Interest Units that Have Not Vested ($)(3)
Tim Bertram, Ph.D.	9/30/2019	(2)	2,773,973	$998,630	924,658	$332,877
Deepak Jain, Ph.D.	9/30/2019	(3)	924,657	$332,877	308,220	$110,959
Joseph Stavas, M.D., MPH	11/1/2019	(4)	693,493	$249,657	539,384	$194,178

(1)

There is no public market for the Profits Interests. For purposes of this disclosure, the equity value of the Profits Interests was determined using contemporaneous valuations using methodologies consistent with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, as of December 31, 2021. As of December 31, 2021, the weighted average grant date fair value of the Profits Interests granted was $0.36 per Class B Unit.

(2)

Represents 3,698,631 Profits Interests granted on September 30, 2019, with the first 25% of such Profits Interests vested on January 7, 2020, and the remaining 75% vested in increments of 6.25% each calendar quarter thereafter, subject to continued employment of the NEO on each vesting date.

(3)

Represents 1,232,877 Profits Interests granted on September 30, 2019, with the first 25% of such Profits Interests vested on January 7, 2020, and the remaining 75% vested in increments of 6.25% each calendar quarter thereafter, subject to continued employment of the NEO on each vesting date.

(4)

Represents 1,232,877 Profits Interests granted on November 1, 2019, with the first 25% of such Profits Interests vested on November 1, 2020, and the remaining 75% vested in increments of 6.25% each calendar quarter thereafter, subject to continued employment of the NEO on each vesting date.

Actions Taken in Connection with this Business Combination

Effective as of January 17, 2022, the ProKidney Limited Partnership Agreement was amended to provide that, if, as a result of a De-SPAC Transaction or Qualified IPO (each as defined in the ProKidney Limited Partnership Agreement), a Profits Interest holder is allocated aggregate cumulative distributions in an amount at least equal to his or her pro rata share of the applicable threshold equity value, then such holder’s Profits Interests will immediately and automatically be converted into Legacy Class A Units of ProKidney. In connection with and by virtue of the Business Combination and immediately prior to the Closing, ProKidney intends to convert all outstanding Profits Interests into Class A Units of ProKidney (the “Converted Profits Interests”) in accordance with the foregoing. As contemplated by and pursuant to the terms of the Business Combination Agreement and the Second Amended and Restated ProKidney Limited Partnership Agreement, each Converted Profits Interest that is not vested pursuant to the terms of the applicable award agreement with the applicable PMEL Holder as of immediately prior to the Closing will be recapitalized into a PMEL RCU and each Profits Interest that is vested pursuant to the terms of the applicable award agreement with the applicable PMEL Holder as of immediately prior to the Closing will be recapitalized into a Post-Combination ProKidney Common Unit. Each PMEL RCU will remain subject to vesting and forfeiture terms provided under the applicable existing award agreement with the PMEL Holder and each Post-Combination ProKidney Common Unit will remain subject to the forfeiture terms of the applicable existing award agreement. Pursuant to the terms of the Second Amended and Restated ProKidney Limited Partnership Agreement and Amended and Restated Memorandum and Articles of Association, upon the vesting of a PMEL RCU, such PMEL RCU and the corresponding New

ProKidney Class B PMEL RSR will automatically vest and each PMEL RCU will immediately and automatically convert, in accordance with the terms of the Second Amended and Restated ProKidney Limited Partnership Agreement, into one Post-Combination ProKidney Common Unit and, as promptly as reasonably practicable following such vesting event, New ProKidney will settle such New ProKidney Class B PMEL RSR by issuing to the holder thereof one New ProKidney Class B ordinary share.

Other Compensation

All of ProKidney’s current NEOs are eligible to participate in its employee benefit plans, including its medical, dental, vision, life and disability insurance plans, in each case on the same basis as all of ProKidney’s other employees. ProKidney generally does not provide perquisites or personal benefits to its NEOs, except in limited circumstances.

401(k) Plan

ProKidney maintains a 401(k) plan for its ProKidney-US employees. The 401(k) plan is intended to qualify under Section 401(k) of the Code, so that contributions to the 401(k) plan by ProKidney-US employees or by ProKidney, and the investment earnings thereon, are not taxable to the employees until withdrawn from the 401(k) plan, and so that contributions by ProKidney, if any, will be deductible by ProKidney when made. Full-time employees are eligible to participate in the ProKidney-US plan. Under the 401(k) plan, ProKidney-US employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan permits ProKidney to make contributions up to the limits allowed by law on behalf of all eligible ProKidney-US employees. As of December 31, 2021, ProKidney matched 50% of participating ProKidney-US employees’ contribution up to 8% of salary to the ProKidney 401(k) plan.

Defined Contribution Plan

ProKidney maintains a defined contribution plan for its ProKidney-KY employees within the Cayman Islands as required by the National Pensions Act (2012 Revision). The plan is administered by an approved provider. All of ProKidney-KY’s employees between the ages of 18 and 65 are eligible to participate in the plan, other than domestic helpers or employees who have been working in the Cayman Islands for a continuous period of less than 9 months. Under the plan, ProKidney-KY employees may contribute on earnings up to CI$87,000 (approximately US$107,000, above which level earnings are not pensionable), which contributions are matched by ProKidney-KY.The basic contribution rate (and the maximum mandatory contribution for employees) is 5%, but ProKidney-KY may choose to contribute in excess of this percentage and reduce the employee contribution commensurately. As of December 31, 2021, ProKidney contributed 7% of ProKidney-KY employees salaries to the ProKidney-KY defined contribution plan.

Board Compensation

In the year ended December 31, 2021, no member of the Legacy GP Board received cash, equity or other compensation for service on the Legacy GP Board. In January 2022, Legacy GP and ProKidney-KY each entered into separate letter agreements with each of Mr. Doyle, Dr. Lotvin and Dr. Pereira (collectively, the “Director Agreements”) that provide for Mr. Doyle, Dr. Lotvin and Dr. Pereira to serve on the Legacy GP Board and ProKidney-KY Board, effective as of January 15, 2022. The Director Agreements with Legacy GP provide that each of Mr. Doyle, Dr. Lotvin and Dr. Pereira will be paid, as compensation for their services as a member of the board of directors of Legacy GP, a $50,000 annual retainer (payable in arrears on a quarterly basis). The Director Agreements provide that PMEL will issue, subject to the terms of the Director Agreement and the Limited Liability Company Agreement of PMEL, 1,848,352 2022 Profits Interests in the aggregate to each such director, some of which were granted subject to vesting and some of which were purchased fully vested. Dr. Bertram has not received additional compensation for his services as a member of Legacy GP Board. ProKidney currently has no board of directors.

Post-Business Combination New ProKidney Executive Compensation

Executive Compensation

Following the Closing, New ProKidney intends to develop an executive compensation program that is designed to align compensation with New ProKidney’s business objectives and the creation of shareholder value while enabling New ProKidney to attract, motivate and retain individuals who contribute to the long-term success of New ProKidney. New ProKidney intends to enter into employment agreements with its executive officers that are consistent with that program.

Decisions on the executive compensation program will be determined and/or ratified by the New ProKidney Board with recommendations given by the compensation committee, which will be established at the Closing. New ProKidney anticipates that compensation for its executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive compensation in the form of time-based and performance-based equity and/or equity based awards under the New ProKidney Incentive Equity Plan.

Director Compensation

Following the Closing, New ProKidney intends to develop a board of directors’ compensation program that is designed to align compensation with New ProKidney’s business objectives and the creation of shareholder value, while enabling New ProKidney to attract, retain, incentivize and reward directors who contribute to the long-term success of New ProKidney.

New ProKidney’s compensation committee will determine the annual compensation to be paid to the members of the New ProKidney Board. Directors’ fees after the Business Combination have yet to be determined, but are expected to consist of two components: a cash payment and the issuance of equity or equity-based awards under the New ProKidney Incentive Equity Plan. Pursuant to the Director Agreements with Legacy GP, it is anticipated that if ProKidney, directly or indirectly, becomes a public company and the non-employee director remains as a director, it is expected that the non-employee director will hold at least five times his annual retainer in the form of ProKidney equity within five years of ProKidney becoming a public entity. We anticipate that directors who also serve as an employee of New ProKidney will not receive additional compensation for their service as a director.

New ProKidney Incentive Equity Plan

Please see “Proposal No. 5—Incentive Equity Plan Proposal” for a description of the New ProKidney Incentive Equity Plan.

Limitations on Liability and Indemnification Matters

The Amended and Restated Memorandum and Articles of Association will provide that, subject to certain limitations, New ProKidney shall indemnify its directors and officers, including former directors and officers (each an “indemnified person”) against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No person shall be found to have committed actual fraud, wilful neglect or wilful default under the Amended and Restated Memorandum and Articles of Association unless or until a court of competent jurisdiction shall have made a finding to that effect. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the liability was incurred by reason of their own actual fraud, wilful neglect or wilful default.

New ProKidney will enter into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Amended and Restated Memorandum and

Articles of Association. The Amended and Restated Memorandum and Articles of Association also will permit New ProKidney to purchase and maintain insurance on behalf of any officer or director of New ProKidney against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to New ProKidney, whether or not New ProKidney has or would have had the power to indemnify the person against the liability as provided in the Amended and Restated Memorandum and Articles of Association. New ProKidney will purchase a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures New ProKidney against its obligations to indemnify its officers and directors.

These provisions may discourage shareholders from bringing a lawsuit against New ProKidney’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit New ProKidney and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent New ProKidney pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, and the insurance and the indemnity agreements, are necessary to attract and retain talented and experienced officers and directors.

MANAGEMENT AFTER THE BUSINESS COMBINATION

New ProKidney Executive Officers and Directors

The following table provides certain information concerning the persons who are expected to serve as directors and executive officers of New ProKidney following the consummation of the Business Combination and their ages as of March 31, 2022 and anticipated positions following the Business Combination:

Name	Age	Position
Executive Officers:
Tim Bertram, Ph.D.	66	Chief Executive Officer and Director
James Coulston, CPA	46	Chief Financial Officer
Deepak Jain, Ph.D.	68	Chief Operating Officer
Joseph Stavas, M.D., MPH	67	Senior Vice President of Clinical Development
Darin J. Weber, Ph.D.	53	Senior Vice President of Regulatory Development
Ashley H. Johns, MSHS	33	Senior Vice President of Clinical Operations
Todd C. Girolamo	57	General Counsel

Non-Employee Directors:
Pablo Legorreta	58	Chairman of the Board, Director
William F. Doyle	59	Director
Alan M. Lotvin, M.D.	60	Director
Brian J.G. Pereira, M.D.	63	Director
Uma Sinha, Ph.D.	65	Director

Information about Anticipated Executive Officers and Directors upon the Closing of the Business Combination

Please see the section of this proxy statement entitled “Proposal No. 4—Election of Directors to the Board of Directors” for biographies of the above listed director nominees, including Dr. Bertram, who will also serve as New ProKidney’s Chief Executive Officer following the Closing.

Executive Officers

James Coulston, CPA

Mr. Coulston has served as ProKidney-US’s Chief Financial Officer since January 2022. Prior to that, Mr. Coulston served as ProKidney-US’s Senior Vice President, Finance from January 2021 to December 2021 and ProKidney-US’s Vice President, Finance from February 2019 to December 2020. Before joining ProKidney, from August 2015 to January 2019, Mr. Coulston served as the Executive Director, Finance of Banner Life Sciences LLC, a privately held clinical-stage pharmaceutical company combining a proven history of formulation expertise with proprietary technologies to create specialty pharmaceuticals that solve real unmet clinical needs, where Mr. Coulston oversaw the financial, human resources, and IT activities. From 2007 to 2015, Mr. Coulston held finance roles of increasing responsibility at Targacept Inc. (Nasdaq: TRGT), a clinical-stage biopharmaceutical company developing novel NNR Therapeutics™ before it merged with and into Catalyst Biosciences, Inc. (NASDAQ: CBIO), a clinical-stage biopharmaceutical company focused on creating and developing novel medicines to address serious medical conditions, including Senior Director, Finance and Controller. Mr. Coulston earned his B.S. and master degree in Accounting from North Carolina State University and is a Certified Public Accountant in the state of North Carolina.

Deepak Jain, Ph.D.

Dr. Jain has served as ProKidney-US’s Chief Operating Officer since March 2016. Dr. Jain brings over 36 years of experience in the development of tissue-engineered and cell therapy products. Previously, Dr. Jain held management roles of increasing responsibility at Johnson & Johnson (NYSE: JNJ) and Merck (NYSE: MRK) and was involved in the development of four marketed products including Johnson & Johnson’s erythropoietin-

based drug Eprex (epoetin alfa). Dr. Jain has served as Chairman of the American Society for Testing and Materials Task Group on Preservation of Cells and Tissue Engineered Medical Product’s with Cells, and has served as Chairman of the USP Tissue and Tissue-based Products Ad hoc Advisory Panel and was member of the USP Biologics and Biotechnology Cell, Gene and Tissue Therapy Expert Committee. Dr. Jain received his B. Tech and M. Tech in Chemical Engineering and his Ph.D. in Biochemical Engineering from the Indian Institute of Technology in Delhi, India.

Joseph Stavas, M.D., MPH

Dr. Stavas has served as ProKidney-US’s Senior Vice President of Clinical Development since October 2019 and leads the strategic advancement of clinical trials and scientific discovery and development. He brings over 30 years of experience in medical practice, academics and research endeavors and has been affiliated with ProKidney since 2012. He also serves as liaison between consultants, clinical investigators and scientists, and is actively involved in trial implementation and medical oversight. From May 2016 to October 2019, Dr. Stavas served as the Chairman of the Department of Radiology and was responsible for clinical and academic operations, research, and healthcare system strategy at Creighton University School of Medicine, an academic university and a healthcare system provider. From October 2005 to December 2008, Dr. Stavas served as the Division Chief for Clinical Interventional Radiology Procedures and was responsible for research trials and division operations at the University of North Carolina at Chapel Hill Hospital. Dr. Stavas holds a M.D. degree from Creighton University School of Medicine and completed his Radiology Residency at the University of Minnesota—Minneapolis. He attended the University of California San Diego for subspecialty training in Interventional Radiology at UCSD Hospital. Dr. Stavas also earned a Master of Public Health degree in Health Policy and Management from the University of North Carolina at Chapel Hill.

Darin J. Weber, Ph.D.

Dr. Weber has served as ProKidney-US’s Senior Vice President of Regulatory Development since September 2020 where he is responsible for leading the development and implementation of ProKidney’s regulatory strategy in all markets, worldwide, and interfacing with regulatory authorities. Dr. Weber has over 25 years of experience in cellular and tissue-based regenerative medicine products, with previous roles as Senior Vice President of Regulatory and Quality at Medeor Therapeutics, from February 2016 to December 2019; Executive Vice President of Global Regulatory Affairs and Quality Management at Mesoblast, from June 2011 to February 2016; Senior Consultant for Cell and Gene Therapies at Biologics Consulting Group from February 2004 to May 2011, and positions of increasing responsibility at the FDA’s Center for Biologics Evaluation and Research, including as Chief of Cellular Therapies Branch in the Office of Cellular, Tissues and Gene Therapies, (now known as the Office of Tissues and Advanced Therapies) from September 1996 to January 2004. He is a long-serving member of United States Pharmacopeia (USP) expert committees for human tissues and advanced therapies. Dr. Weber received his B.S. in Molecular Biology from The Evergreen State College and a Ph.D. in Biochemistry and Biophysics from Oregon State University.

Ashley H. Johns, MSHS

Ms. Johns has served as ProKidney-US’s Senior Vice President of Clinical Operations since January 2022. Prior to that, Ms. Johns served as Vice President of Clinical Operations from March 2019 to January 2022 at ProKidney-US where she managed multiple cell therapy programs for ProKidney. She has extensive knowledge in the neurological and regenerative medicine therapeutic areas, having managed over 20 clinical trials from Phase 1 through Phase 4. Ms. Johns joined ProKidney-US after ProKidney acquired ProKidney-US in January 2019. From March 2016 to March 2019, Ms. Johns established and operated Johns Clinical Consulting as its President to provide clinical operation consulting services to ProKidney-KY, its sole client. Ms. Johns was responsible for overseeing the clinical development of and the regulatory requirements for the REACT program of ProKidney-KY when working at Johns Clinical Consulting. From June 2010 to March 2016, Ms. Johns worked on multiple cellular therapy programs at ProKidney-US and Tengion Inc., a regenerative medicine company, and site levels, including, PMG Research, Inc., Advance Neurology and Southeast Area Health Education Center, prior to joining ProKidney. Ms. Johns received her B.S. in clinical research from the University of North Carolina at Wilmington and her Master’s of Science in Health Science degree in Clinical Operations and Healthcare Management from George Washington University.

Todd C. Girolamo

Mr. Girolamo joined ProKidney as General Counsel in March 2022. Prior to that, he spent 11 years at Caladrius Biosciences, Inc., where he served as Chief Legal Officer, Senior Vice President of Corporate Development and Corporate Secretary. He began his legal career at Cahill Gordon & Reindel in 1990 and later at Reid & Priest, practicing in the areas of securities law, intellectual property, employment law and general commercial litigation. After private practice, Mr. Girolamo spent 12 years on Wall Street in institutional equities as a series 24, 7 and 63 licensed principal at Oppenheimer & Co., CIBC World Markets, Leerink, Swann (now SVB Securities LLC) and Summer Street Research Partners where he specialized in equity research, sales, and trading of biotechnology, pharmaceuticals and medical technology market sectors. Mr. Girolamo then served as an analyst and portfolio manager at Lion’s Path Capital managing a long-short portfolio of biopharma and med-tech equities. Mr. Girolamo received an A.B. with honors from Harvard College, a J.D. from the University of Pennsylvania Law School and an MBA from Columbia Business School.

Family Relationships

There are no family relationships among any of New ProKidney’s directors or executive officers.

Corporate Governance

Composition of the New ProKidney Board of Directors after the Business Combination

New ProKidney’s business and affairs will be organized under the direction of its board of directors. Mr. Legorreta will serve as the Chairperson of the New ProKidney Board. The primary responsibilities of the New ProKidney Board will be to provide oversight, strategic guidance, counseling and direction to New ProKidney’s management. The New ProKidney Board will meet on a regular basis and additionally as required.

In accordance with the terms of the Amended and Restated Memorandum and Articles of Association, which will be effective upon the consummation of the Business Combination, the New ProKidney Board may establish the authorized number of directors from time to time by resolution. The New ProKidney Board will consist of seven members upon the consummation of the Business Combination. In accordance with the Amended and Restated Memorandum and Articles of Association, which will be effective upon the consummation of the Business Combination, the New ProKidney Board will be divided into three classes with staggered three-year terms. At each annual general meeting of shareholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the [                ] annual general meeting following election. New ProKidney’s directors will be divided among the three classes as follows:

•	the Class I directors will be [ ], and their terms will expire at the annual general meeting of shareholders to be held in 2023;

•	the Class II directors will be [ ], and their terms will expire at the annual general meeting of shareholders to be held in 2024; and

•	the Class III directors will be [ ], and their terms will expire at the annual general meeting of shareholders to be held in 2025.

As nearly as possible, each class will consist of one-third of the directors. ProKidney is currently continuing to seek a seventh director nominee to serve on the New ProKidney Board following the Business Combination, considering many factors in its evaluation of candidates, including diversity guidelines provided by Nasdaq and the SEC.

The division of the New ProKidney Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Board Leadership Structure

New ProKidney believes that all members of the New ProKidney Board should have a voice in the affairs and the management of New ProKidney. Our board believes that New ProKidney’s shareholders are best served at this time by having Mr. Legorreta, who will be an integral part of the board of director leadership structure and a critical aspect of effective corporate governance, serves as the Chairperson. The active involvement of our independent directors, combined with the qualifications and significant responsibilities of New ProKidney’s Chairperson, will provide balance and promote strong oversight of New ProKidney’s management and affairs. New ProKidney intends to evaluate its Board leadership structure on a periodic basis, commencing with the first meeting of the Board following the Closing, which evaluations will include, among other things, whether it is appropriate to appoint a lead independent director.

Controlled Company Exemption

After the completion of the Business Combination, Tolerantia will effectively control a majority of the voting power of all outstanding New ProKidney ordinary shares with respect to the election, appointment or removal of any New ProKidney director. As a result, New ProKidney will be a “controlled company” within the meaning of the Nasdaq Listing Rules. Under the Nasdaq Listing Rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements that (i) a majority of its board of directors consist of independent directors, (ii) subject to the exception pursuant to Nasdaq Listing Rule 5605(b)(2), its board of directors have a compensation committee that is composed of at least two members, each of whom is an independent director, with a written charter addressing the committee’s purpose and responsibilities and (iii) director nominees must be selected, or recommended for the board’s selection, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or by a nominating and corporate governance committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Under the Business Combination Agreement, immediately following the Closing, a majority of the directors of the New ProKidney Board are required to be “independent” directors for the purposes of the Nasdaq Listing Rules, but for at least some period following the Business Combination, New ProKidney may utilize the other exemptions described above. If any of these exemptions are used, you may not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. If New ProKidney ceases to be a “controlled company” and its shares continue to be listed on the Nasdaq, New ProKidney will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, New ProKidney may be required to add additional directors to its board in order to achieve such compliance within the applicable transition period.

Director Independence

An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). New ProKidney’s board has determined that each of [                ] is an independent director under applicable SEC and Nasdaq rules. The independent directors will have regularly scheduled meetings at which only independent directors are present.

Role of the Board in Risk Oversight

Upon the consummation of the Business Combination, one of the key functions of the New ProKidney Board will be informed oversight of New ProKidney’s risk management process. The New ProKidney Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the New ProKidney Board as a whole, as well as through various standing committees of the New ProKidney Board that address risks inherent in their respective areas of oversight. In particular, the New ProKidney Board will be responsible for monitoring and assessing strategic risk exposure and New ProKidney’s audit committee will have the responsibility to consider and discuss ProKidney’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. New ProKidney’s compensation committee will also assess and monitor whether New ProKidney’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Committees of the Board of Directors

The New ProKidney Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The expected composition and responsibilities of each of the committees of the New ProKidney Board are described below. Members will serve on these committees until their resignation or until otherwise determined by the New ProKidney Board. The New ProKidney Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Upon the consummation of the Business Combination, we expect New ProKidney to have an audit committee, consisting of [                ], who will be serving as the chairperson, [                ] and [                ]. We expect that each member of the audit committee will qualify as an independent director under the Nasdaq Listing Rules and the independence requirements of Rule 10A-3 under the Exchange Act. Following the Business Combination, the New ProKidney Board will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of the Nasdaq.

The primary purpose of the audit committee will be to discharge the responsibilities of the board with respect to corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee New ProKidney’s independent registered public accounting firm. Specific responsibilities of the audit committee include:

•	helping the New ProKidney Board oversee corporate accounting and financial reporting processes;

•

managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit New ProKidney’s consolidated financial statements;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, New ProKidney’s interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related person transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes New ProKidney’s internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

The New ProKidney Board will adopt a written charter for the audit committee, which will be available on New ProKidney’s website upon the consummation of the Business Combination.

Compensation Committee

Upon the consummation of the Business Combination, we expect New ProKidney to have a compensation committee, consisting of [                ], who will be serving as the chairperson, [                ] and [                ].

The primary purpose of the compensation committee will be to discharge the responsibilities of the New ProKidney Board in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee will include:

•	reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;

•	reviewing and recommending to the New ProKidney Board the compensation of directors;

•	administering the New ProKidney Incentive Equity Plan and other benefit programs;

•

reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of the employees, including the overall compensation philosophy.

The New ProKidney Board will adopt a written charter for the compensation committee, which will be available on New ProKidney’s website upon the consummation of the Business Combination.

Nominating and Corporate Governance Committee

Upon the consummation of the Business Combination, we expect New ProKidney to have a nominating and corporate governance committee, consisting of [                ], who will be serving as the chairperson, [                ] and [                ]. The purpose of the nominating and corporate governance committee will be to assist the New ProKidney Board in discharging its responsibilities relating to:

•	identifying and evaluating candidates, including the nomination of incumbent directors for re-election and nominees recommended by shareholders, to serve on the New ProKidney Board;

•	considering and making recommendations to the New ProKidney Board regarding the composition and chairmanship of the committees of the New ProKidney Board;

•	developing and making recommendations to the New ProKidney Board regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and

•	overseeing periodic evaluations of the performance of the New ProKidney Board, including its individual directors and committees.

The New ProKidney Board will adopt a written charter for the nominating and corporate governance committee which will be available on New ProKidney’s website upon consummation of the Business Combination.

Code of Ethics

New ProKidney will adopt a new code of business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which will be available on New ProKidney’s website upon the consummation of the Business Combination. New ProKidney’s code of business conduct is a “code of ethics” as defined in Item 406(b) of Regulation S-K. New ProKidney will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.

Compensation of Directors and Executive Officers

Overview

Following the Closing of the Business Combination, we expect New ProKidney’s executive compensation program to be consistent with ProKidney’s existing compensation policies and philosophies, which are designed to:

•

attract, retain and motivate senior management leaders who are capable of advancing ProKidney’s mission and strategy and, ultimately, creating and maintaining its long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute its business strategy in an industry characterized by competitiveness and growth;

•	reward senior management in a manner aligned with ProKidney’s financial performance; and

•	align senior management’s interests with ProKidney’s equity owners’ long-term interests through equity participation and ownership.

Following the Closing of the Business Combination, decisions with respect to the compensation of New ProKidney’s executive officers, including its named executive officers, will be made by the compensation committee of the New ProKidney Board. The following discussion is based on the present expectations as to the compensation of the named executive officers and directors following the Business Combination. The actual compensation of the named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

We anticipate that compensation for New ProKidney’s executive officers will have the following components: base salary, cash bonus opportunities, long-term incentive compensation, broad-based employee benefits, supplemental executive perquisites and severance benefits. Base salaries, broad-based employee benefits, supplemental executive perquisites and severance benefits will be designed to attract and retain senior management talent. New ProKidney will also use cash bonuses and long-term equity awards to promote performance-based pay that aligns the interests of its named executive officers with the long-term interests of its equity owners and to enhance executive retention.

Base Salary

The base salaries for New ProKidney’s named executive officers will be in effect prior to the Business Combination as described under “ProKidney’s Executive Compensation” and subject to increases made in connection with New ProKidney’s annual review of its named executive officers’ base salaries, and be reviewed annually by the compensation committee.

Annual Bonuses

We expect that New ProKidney will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.

Stock-Based Awards

We expect New ProKidney to use stock-based awards in future years to promote its interests by providing the executives with the opportunity to acquire equity interests as an incentive for their remaining in its service and aligning the executives’ interests with those of Closing ProKidney Unitholders. Stock-based awards will be awarded in future years under the New ProKidney Incentive Equity Plan, which has been adopted by the SCS Board and is being submitted to SCS’s shareholders for approval at the Extraordinary General Meeting. For a description of the New ProKidney Incentive Equity Plan, please see “Proposal No. 5—Incentive Equity Plan Proposal.”

Other Compensation

We expect New ProKidney to continue to maintain various broad-based employee benefit plans similar to those in effect prior to the Business Combination, including medical, dental, vision, life and disability insurance and 401(k) plans, paid vacation, sick leave and holidays and employee assistance program benefits in which the named executive officers will participate. We also expect New ProKidney to continue to provide its named executive officers with personal benefits currently provided by ProKidney.

Director Compensation

Following the Business Combination, non-employee directors of New ProKidney who are not affiliated with SCS will receive varying levels of compensation for their services as directors and members of committees of the New ProKidney Board. New ProKidney anticipates determining director compensation in accordance with industry practice and standards.

DESCRIPTION OF NEW PROKIDNEY SECURITIES

The following description of New ProKidney’s share capital reflects New ProKidney’s share capital as it will exist upon completion of the Business Combination. Subject to the approval of the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal, New ProKidney’s share capital will be governed by the proposed charter and the Cayman Islands Companies Act. This description is a summary and is not complete. We urge you to read in its entirety New ProKidney’s proposed charter, which, subject to the approval of the Business Combination Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Director Appointment Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal, will be in effect as of the Business Combination and are incorporated herein by reference and the form of which is included as Annex E to this proxy statement.

Authorized and Outstanding Shares

The proposed charter authorizes the issuance of 1,005,000,000 shares in the capital of New ProKidney, consisting of (x) 500,000,000 New ProKidney Class A ordinary shares, par value $0.0001 per share, (y) 500,000,000 New ProKidney Class B ordinary shares, par value $0.0001 per share and (z) 5,000,000 New ProKidney preference shares, par value $0.0001 per share. All issued and outstanding shares of New ProKidney following the business combination will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the general meeting, there were (1) [                ] SCS ordinary shares outstanding, of which [                ] were public shares held of record by approximately [                ] holders, [                ] were SCS Class A ordinary shares, held by our Sponsor, and [                ] were Founder Shares that were initially issued to our Sponsor, prior to our initial public offering, (2) no preference shares outstanding, and (3) no public warrants outstanding. Such numbers do not include DTCC participants or beneficial owners holding shares through nominee names.

Class A Ordinary Shares

Upon completion of the Business Combination, there will be [                ] New ProKidney Class A ordinary shares outstanding, assuming no public shares are redeemed in connection with the business combination and based upon certain other assumptions as described in the second paragraph of the section entitled “Summary of the Proxy Statement.” All New ProKidney Class A ordinary shares are fully paid and non-assessable. In connection with the Business Combination, the Founder Shares held by our sponsor will be converted into New ProKidney Class A ordinary shares.

Voting Rights

Each holder of New ProKidney Class A ordinary shares is entitled to one vote for each New ProKidney Class A ordinary shares held of record by such holder on all matters on which shareholders generally are entitled to vote. The holders of the New ProKidney Class A ordinary shares do not have cumulative voting rights in the appointment of directors. Generally, all matters to be voted on by shareholders must be approved by a resolution passed by the holders of not less than a simple majority of New ProKidney ordinary shares entitled to vote in person or represented by proxy, with Class A shareholders and Class B shareholders voting together as a single class. Notwithstanding the foregoing, the holders of the outstanding New ProKidney Class A ordinary shares will be entitled to vote separately upon any amendment to the proposed charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such New ProKidney Class A ordinary shares in a manner that has an adverse effect upon such rights.

Dividend Rights

Subject to preferences that may be applicable to any outstanding preference shares, the holders of New ProKidney Class A ordinary shares are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors of New ProKidney out of funds legally available therefor. All dividends are subject to certain restrictions under Cayman Islands law, namely that New ProKidney may only pay dividends out of profits or share premium account, and provided always that, in no circumstances may a dividend be paid if this would result in New ProKidney being unable to pay its debts as they fall due in the ordinary course of business.

Rights upon Liquidation, Dissolution and Winding-Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of New ProKidney’s affairs, the holders of New ProKidney Class A ordinary shares are entitled to share ratably in all assets remaining after payment of New ProKidney’s debts and other liabilities, subject to prior distribution rights of preference shares or any class or series of shares having a preference over the New ProKidney Class A ordinary shares, then outstanding, if any.

Preemptive or Other Rights

The holders of New ProKidney Class A ordinary shares have no preemptive or conversion rights or other subscription rights (other than in connection with certain issuances of common units under the Second Amended and Restated ProKidney Limited Partnership Agreement). There are no redemption or sinking fund provisions applicable to New ProKidney Class A ordinary shares. The rights, preferences and privileges of holders of New ProKidney Class A ordinary shares will be subject to those of the holders of any preference shares New ProKidney may issue in the future.

Class B Ordinary Shares

Upon completion of the business combination, there will be approximately [                ] New ProKidney Class B ordinary shares outstanding, with New ProKidney holding any New ProKidney Class B ordinary shares in treasury that are not issued to ProKidney equity holders, assuming no public shares are redeemed in connection with the business combination and based upon certain other assumptions as described in the second paragraph of the section entitled “Summary of the Proxy Statement.” All New ProKidney Class B ordinary shares to be issued in connection with the business combination will be fully paid and non-assessable.

Voting Rights

Each holder of New ProKidney Class B ordinary shares is entitled to one vote for each New ProKidney Class B ordinary share held of record by such holder on all matters on which shareholders generally are entitled to vote. The holders of New ProKidney Class B ordinary shares do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority of the votes entitled to be cast by all shareholders present in person or represented by proxy, with Class A shareholders and Class B shareholders voting together as a single class. Notwithstanding the foregoing, the holders of the outstanding New ProKidney Class B ordinary shares will be entitled to vote separately upon any amendment to the proposed charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such New ProKidney Class B ordinary shares in a manner that has an adverse effect upon such rights.

Dividend Rights

The holders of the New ProKidney Class B ordinary shares will not participate in any dividends declared by the board of directors of New ProKidney.

Rights upon Liquidation, Dissolution and Winding-Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of New ProKidney’s affairs, the holders of New ProKidney Class B ordinary shares are entitled to a ratable amount equal to the capital paid up on such New ProKidney Class B ordinary shares of all assets remaining after payment of New ProKidney’s debts and other liabilities, subject to prior distribution rights of preference shares or any class or series of shares having a preference over New ProKidney Class B ordinary shares, then outstanding, if any. New ProKidney Class B ordinary shares shall not carry any other right to participate in the profits or assets of New ProKidney.

Preemptive or Other Rights

The holders of New ProKidney Class B ordinary shares do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the New ProKidney Class B ordinary shares.

Issuance and Forfeiture of Class B Ordinary Shares

In the event that any outstanding New ProKidney Class B ordinary shares cease to be held directly or indirectly by a holder of an equal amount of Post-Combination ProKidney Common Units, such share will automatically be transferred to New ProKidney for no consideration and thereupon will be retired. New ProKidney will not issue additional New ProKidney Class B ordinary shares after the adoption of the proposed charter other than in connection with the valid issuance or transfer of Post-Combination ProKidney Common Units in accordance with the governing documents of ProKidney.

Preference Shares

No preference shares will be issued or outstanding immediately after the completion of the business combination. The proposed charter will authorize the board of directors of New ProKidney to establish one or more series of preference shares where issue of such series of preference shares is considered by the New ProKidney Board not to have an adverse effect upon rights attached to the New ProKidney Class A ordinary shares and New ProKidney Class B ordinary shares. Unless required by law or any stock exchange, the authorized preference shares will be available for issuance without further action by the holders of the New ProKidney ordinary shares. Preference shares may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued shall not exceed the total number of preference shares authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall be stated and expressed in the resolution or resolutions providing for the designation and issue of such preference shares from time to time adopted by the board of directors pursuant to authority so to do which is expressly vested in the board of directors. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of preference shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

The issuance of preference shares may have the effect of delaying, deferring or preventing a change in control of New ProKidney without further action by the shareholders. Additionally, the issuance of preference shares may adversely affect the holders of the New ProKidney ordinary shares by restricting dividends on New ProKidney Class A ordinary shares, diluting the voting power of New ProKidney Class A ordinary shares and New ProKidney Class B ordinary shares or subordinating the liquidation rights of New ProKidney Class A ordinary shares and New ProKidney Class B ordinary shares. As a result of these or other factors, the issuance of preference shares could have an adverse impact on the market price of New ProKidney Class A ordinary shares. At present, we have no plans to issue any preference shares.

Earnout

Earnout Participants will receive an additional aggregate amount of 17,500,000 Earnout RCUs and 17,500,000 Earnout RSRs which will convert, in the case of Earnout RCUs, into Post-Combination ProKidney

Common Units and, in the case of Earnout RSRs, into New ProKidney Class B ordinary shares to vest in three equal tranches upon New ProKidney ordinary shares satisfying certain VWAP thresholds of $15.00, $20.00, $25.00, respectively, for any 20 trading days within any 30 consecutive trading day period commencing on or after the Closing and ending on or prior to the fifth (5th) anniversary of the Closing; provided that (i) if one or all of the VWAP thresholds has not been achieved prior to the end of the five-year period following the Closing and (ii) New ProKidney consummates a transaction that results in a change of control with a per share price exceeding the VWAP thresholds, then the applicable share price trigger that has not been satisfied will be deemed to have been satisfied, and, at the closing of such transaction, New ProKidney or ProKidney, as applicable, shall issue the applicable portion of the Earnout Shares as if such share price trigger has been achieved.

Earnout RCUs

ProKidney will issue to Earnout Participants a number of Series 1 RCUs, Series 2 RCUs and Series 3 RCUs, in each case, equal to the earnout series amount for such Earnout Participant. Upon the achievement of certain New ProKidney share price milestones, the Earnout RCUs held by such Earnout Participant will be converted into Post-Combination ProKidney Common Units. Any Earnout RCUs that have not vested by the fifth (5th) anniversary of the Closing will be forfeited and cancelled for no consideration.

Earnout RSRs

New ProKidney will issue to Earnout Participants a number of Class B Series 1 RSRs, Class B Series 2 RSRs and Class B Series 3 RSRs, in each case, equal to the earnout series amount for such Earnout Participant. Upon the achievement of certain New ProKidney share price milestones, such Earnout RSRs held by such Earnout Participant will be converted into New ProKidney Class B ordinary shares. Any such Earnout RSRs that have not vested by the fifth (5th) anniversary of the Closing will be forfeited and cancelled for no consideration.

PMEL Post-Combination Issuance

Certain existing members of ProKidney Management Equity LLC (“PMEL”) that hold an indirect interest in ProKidney Legacy Class B Units held by PMEL that have not yet vested pursuant to the terms of the applicable award agreement (the “PMEL Post-Combination Unitholders”) will receive an additional aggregate amount of each of PMEL RCUs and PMEL RSRs equal to the amount of such unitholder’s pro rata interest in the unvested Legacy Class B Units held by PMEL which will convert, in the case of PMEL RCUs, into Post-Combination ProKidney Common Units and, in the case of PMEL RSRs, into New ProKidney Class B ordinary shares to vest in accordance with the terms of the applicable award agreement.

PMEL RCUs

ProKidney will issue to PMEL Post-Combination Unitholders a number of PMEL RCUs equal to the amount of such unitholder’s pro rata interest in the unvested Legacy Class B Units held by PMEL. Upon the vesting of a PMEL RCU in accordance with the terms of the applicable award agreement, if any, such RCUs held by such PMEL Post-Combination Unitholder will be converted into Post-Combination ProKidney Common Units.

PMEL RSRs

New ProKidney will issue to PMEL Post-Combination Unitholders a number of PMEL RSRs equal to the amount of such unitholder’s pro rata interest in the unvested Legacy Class B Units held by PMEL. Upon the vesting of a PMEL RCU in accordance with the terms of the applicable award agreement, if any, such PMEL RSRs held by such PMEL Post-Combination Unitholder will be converted into New ProKidney Class B ordinary shares.

Dividends

SCS has not paid any cash dividends on the SCS ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon SCS’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of SCS’s board of directors at such time.

Upon completion of the business combination, New ProKidney will be a holding company with no material assets other than its interest in ProKidney.

The Second Amended and Restated ProKidney Limited Partnership Agreement will provide that pro rata cash distributions be made to holders of Post-Combination ProKidney Common Units (including New ProKidney) at certain assumed tax rates, which we refer to as “tax distributions.” See the section entitled “Proposal No. 1—Business Combination Proposal—Related Agreements—Second Amended and Restated ProKidney Limited Partnership Agreement.” New ProKidney may receive tax distributions significantly in excess of its tax liabilities and obligations to make payments under the Tax Receivable Agreement. New ProKidney will determine in its sole discretion the appropriate uses for any excess cash so accumulated, which may include, among other uses, dividends, the payment of obligations under the Tax Receivable Agreement and the payment of other expenses. New ProKidney will have no obligation to distribute such excess cash (or other available cash other than any declared dividend) to the holders of New ProKidney Class A ordinary shares. New ProKidney will be a holding company and its only material asset after completion of the business combination will be its interest in ProKidney, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes, make payments under the Tax Receivable Agreement or pay dividends.

Any financing arrangements that we enter into in the future may include restrictive covenants that limit New ProKidney’s ability to pay dividends. All dividends are subject to certain restrictions under Cayman Islands law, namely that New ProKidney may only pay dividends out of profits or share premium account, and provided always that, in no circumstances may a dividend be paid if this would result in New ProKidney being unable to pay its debts as they fall due in the ordinary course of business.

Subsidiaries of New ProKidney are generally subject to similar legal limitations on their ability to make distributions to New ProKidney.

Transfer Agent

The transfer agent for New ProKidney ordinary shares will be Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions of the Proposed Charter

The proposed charter contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New ProKidney Board. These provisions could also make it difficult for shareholders to take certain actions, including appointing directors who are not nominated by the members of the New ProKidney Board or taking other corporate actions, including effecting changes in our management. For instance, New ProKidney’s proposed charter will not provide for cumulative voting in the appointment of directors and will provide for a classified board of directors with three-year staggered terms, which could delay the ability of shareholders to change the membership of a majority of the New ProKidney Board. The New ProKidney Board will be empowered to appoint a director to fill a vacancy created by the expansion of the New ProKidney Board or the resignation, death, or removal of a director in certain circumstances; and New ProKidney’s advance notice provisions in the proposed charter will require that shareholders must comply with certain procedures in order to nominate candidates to New ProKidney’s board of directors or to propose matters to be acted upon at a shareholders’ meeting.

New ProKidney’s authorized but unissued ordinary shares and preference shares will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares and preference shares could render more difficult or discourage an attempt to obtain control of New ProKidney by means of a proxy contest, tender offer, merger or otherwise.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted SCS ordinary shares for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted ordinary shares for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of ordinary shares then outstanding; or

•	the average weekly reported trading volume of ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our Sponsor will be able to sell its Founder Shares and Private Placement Shares, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

Following the Closing, we will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

As of the date of this proxy statement, we had 31,890,000 SCS ordinary shares outstanding. Of these shares, 25,000,000 shares sold in our initial public offering are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 6,250,000 Founder Shares owned by our Sponsor and our independent directors (after giving effect to the forfeiture of 75,000 Founder Shares in connection with the underwriters’ exercise of their overallotment option in our initial public offering) are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. If the Business Combination is approved, the SCS Class A ordinary shares we issue to the PIPE Investors pursuant to the Subscription Agreements will be restricted securities for purposes of Rule 144.

Registration Rights

At the closing of the Business Combination, New ProKidney will enter into the Registration Rights Agreement, substantially in the form attached as Annex I to this proxy statement, with the Sponsor and certain Closing ProKidney Unitholders. Pursuant to the terms of the Registration Rights Agreement, the following securities of New ProKidney will be entitled to registration rights:    (i) any outstanding New ProKidney Class A ordinary shares (including New ProKidney Class A ordinary shares issued or issuable upon the exercise or settlement of warrants, SCS RSUs or any other equity security) held by the parties to the Registration Rights Agreement immediately following the Closing, including the PIPE Shares purchased by the Sponsor Related PIPE Investors, (ii) any New ProKidney Class A ordinary shares issued or issuable pursuant to the Exchange Agreement, (iii) any holder of New ProKidney Class A ordinary shares or rights to acquire New ProKidney Class A ordinary shares who becomes party to the Registration Rights Agreement with the consent of certain parties thereto pursuant to an assignment of the rights, duties and obligations of the Registration Rights Agreement (so long as such holder holds at least one percent of the outstanding New ProKidney Class A ordinary shares), (iv) any New ProKidney Class A ordinary shares acquired by a party to the Registration Rights Agreement following the Closing to the extent that such securities are (A) “restricted securities” (as defined in Rule 144), (B) held by an “affiliate” (as defined in Rule 144) of the Company or (C) otherwise cannot be sold pursuant to Rule 144 or any successor rule promulgated under the Securities Act (with no volume or other restrictions or limitations including as to manner or timing of sale); and (v) any other equity security of New ProKidney or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (i), (ii), (iii) or (iv) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

The Registration Rights Agreement provides that New ProKidney will, within 30 days after the Closing Date, submit or file with the SEC a shelf registration statement registering the resale of the New ProKidney ordinary shares held by the Restricted Shareholders and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the submission or filing thereof, but in no event later than (a) 90 days following the submission or filing deadline, if the SEC notifies SCS that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date SCS is notified (orally or in writing, whichever is earlier) by the Commission that the registration statement will not be “reviewed” or will not be subject to further review. In addition, the Restricted Shareholders have certain “piggy-back” registration rights. New ProKidney will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement. SCS and the Restricted Shareholders agree in the Registration Rights Agreement to provide customary indemnification in connection with any offerings of New ProKidney ordinary shares effected pursuant to the terms of the Registration Rights Agreement.

The foregoing summary of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the complete text of the Registration Rights Agreement as set forth in Annex I.

Additionally, the New ProKidney Class A ordinary shares to be issued in connection with the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Subscription Agreements (other than the Subscription Agreements with the Sponsor Related PIPE Investors and the ProKidney Related PIPE Investors) provide that New ProKidney will, within 30 days after the consummation of the transactions contemplated by the Business Combination Agreement, submit to or file with the SEC a registration statement registering the resale of such SCS Class A ordinary shares and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) 90 calendar days after the filing deadline if the SEC notifies SCS, orally or in writing, whichever is earlier, that it will “review” the registration statement and (ii) the fifth (5th) business day after the date SCS is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further comments from the SEC.

Listing of Securities

We intend to apply to continue the listing of the New ProKidney Class A ordinary shares on Nasdaq under the symbol “PROK” upon the closing of the Business Combination.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to SCS regarding (i) the actual beneficial ownership of our SCS ordinary shares as of May 6, 2022 (pre-Business Combination) and (ii) the expected beneficial ownership of our SCS ordinary shares immediately following consummation of the Business Combination (post-Business Combination), assuming two alternative scenarios described below, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of each class of our SCS ordinary shares;

•	each of our current officers and directors;

•	each person who will become a named officer or director of New ProKidney; and

•	all officers and directors of SCS, as a group, and of New ProKidney, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed below has sole voting and investment power with respect to such shares.

The beneficial ownership of our SCS ordinary shares pre-Business Combination is based on 31,890,000 SCS ordinary shares (including Founder Shares and Private Placement Shares) issued and outstanding as of December 31, 2021.

The following table has been prepared assuming two alternative levels of redemption of the SCS Class A ordinary shares into cash:

•	Assuming No Redemptions. This presentation assumes:

•	No existing public shareholders exercise their redemption rights with respect to their redeemable SCS Class A ordinary shares upon consummation of the Business Combination.

•	Assuming Maximum Redemptions. This presentation assumes:

•

SCS’s public shareholders exercise redemptions in connection with their SCS Class A ordinary shares. This scenario results in the redemption of 25,000,000 public shares, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an approximate redemption price of $10.00 per share based on SCS’s as-adjusted trust account balance as of December 31, 2021. This maximum redemption scenario is based on the maximum number of redemptions that may occur but which would still provide the minimum aggregate Business Combination and the PIPE Investment proceeds.

Based on the foregoing assumptions, and including the [                ] New ProKidney ordinary shares issued in connection with the PIPE Investment, we estimate that there would be [                ] New ProKidney ordinary shares issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and [                ] New ProKidney ordinary shares issued and outstanding immediately following the consummation of the Business Combination in the “redemption” scenario. This assumes that the ProKidney Related PIPE Investors purchase SCS Class A ordinary shares, rather than Post-Combination ProKidney Common Units, pursuant to their Subscription Agreements. If the facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

New ProKidney Shares Post-Business Combination(2)
	SCS Ordinary Shares				Assuming No Redemption						Assuming Redemption of 25,000,000 Class A Ordinary Shares (Maximum Redemption)
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		% of Voting Control**		Class A Ordinary Shares		Class B Ordinary Shares(2)		% of Total Voting Power**		Class A Ordinary Shares		Class B Ordinary Shares(2)		% of Total Voting Power**
Directors and Executive Officers Pre-Business Combination
Chamath Palihapitiya(3)(4)(5)(6)	6,860,000		21.5		19,360,000		—		[	]	19,360,000		—		[	]
Kishan (a/k/a Kishen) Mehta(3)(4)(5)	6,860,000		21.5		6,860,000		—		[	]	6,860,000		—		[	]
James Ryans, Ph.D.(3)	—		—		—		—		—		—		—		—
Marc Semigran, M.D.(3)(7)	30,000		*		30,000		—		[	]	30,000		—		[	]
Uma Sinha, Ph.D.(3)(8)	—		—		—		—		—		—		—		—
All pre-Business Combination directors and officers as a group (five individuals)	6,890,000		21.6		19,390,000		—		[	]	19,390,000		—		[	]
Director Nominees and Named Executive Officers of SCS Post-Business Combination:
Tim Bertram, Ph.D.(9)(10)	—		—		—		[	]	[	]	—		[	]	[	]
James Coulston, CPA(9)(11)	—		—		—		[	]	[	]	—		[	]	[	]
Deepak Jain, Ph.D.(9)(12)	—		—		—		[	]	[	]	—		[	]	[	]
Joseph Stavas, M.D., MPH(9)(13)	—		—		—		[	]	[	]	—		[	]	[	]
Darin J. Weber, Ph.D.(9)(14)	—		—		—		[	]	[	]	—		[	]	[	]
Ashley H. Johns, MSHS(9)(15)	—		—		—		[	]	[	]	—		[	]	[	]
Pablo Legorreta(9)(16)(28)	—		—		—		[	]	[	]	—		[	]	[	]
Alan M. Lotvin(9)(17)	—		—		—		[	]	[	]	—		[	]	[	]
William F. Doyle(9)(18)	—		—		—		[	]	[	]	—		[	]	[	]
Brian J.G. Pereira, M.D(9)(19).	—		—		—		[	]	[	]	—		[	]	[	]
[ ]	[	]	[	]	[	]	[	]	[	]	[	]	[	]	[	]
All post-Business Combination Director Nominees and Executive Officers as a Group ([ ] persons):	n/a		n/a		[	]	[	]	[	]	[	]	[	]	[	]
Greater than Five Percent Holders:
SCS Sponsor III LLC(3)(4)	6,860,000		21.5		6,860,000		—		[	]	6,860,000		—		[	]
Adage Capital Partners, L.P., and affiliates(20)	1,750,000		5.5	(21)	1,750,000		—		[	]	—	(22)	—		—

				New ProKidney Shares Post-Business Combination(2)
	SCS Ordinary Shares			Assuming No Redemption						Assuming Redemption of 25,000,000 Class A Ordinary Shares (Maximum Redemption)
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	% of Voting Control**		Class A Ordinary Shares		Class B Ordinary Shares(2)		% of Total Voting Power**		Class A Ordinary Shares		Class B Ordinary Shares(2)		% of Total Voting Power**
Millennium Management LLC, and affiliates(23)	1,372,653	4.3	(24)	1,372,653		—		[	]	—	(22)	—		—
Sculptor Capital LP, and affiliates(25)	1,299,486	4.1	(26)	1,299,486		—		[	]	—	(22)	—		—
SC Master Holdings, LLC(3)(6)	—	—		12,500,000		—		[	]	12,500,000		—		[	]
Tolerantia, LLC(16)(28)	—	—		[	]	[	]	[	]	[	]	[	]	[	]
Control Empresarial de Capitales, S.A. de C.V. (formerly Inversora Carso, S.A. de C.V.)(27)(28)	—	—		[	]	[	]	[	]	[	]	[	]	[	]

*	Indicated beneficial ownership of less than 1%.
**

The pre-Business Combination percentage of ownership of SCS is based on 25,640,000 SCS Class A ordinary shares and 6,250,000 SCS Class B ordinary shares outstanding as of December 31, 2021. The post-Business Combination percentages of ownership of New ProKidney are based on [                 ] New ProKidney ordinary shares outstanding assuming no redemptions and [                ] New ProKidney ordinary shares outstanding assuming maximum redemptions, after giving effect to the transactions described in this proxy statement, as of [                ]. SCS ordinary shares or New ProKidney ordinary shares, as the case may be, that a person has the right to acquire within 60 days of [                ] are deemed outstanding for purposes of computing the percentage ownership of any other person except with respect to the percentage ownership of all directors and executive officers of SCS or New ProKidney, as the case may be, as a group. After the Business Combination, each New ProKidney ordinary share will be entitled to one vote per share. For more information about the voting rights of New ProKidney ordinary shares after the Business Combination, see “Description of New ProKidney Securities.”

(1)	Includes SCS Class A ordinary and SCS Class B ordinary shares, or Founder Shares, held by the Sponsor and SCS’s independent directors.
(2)

Upon the completion of the Business Combination, the Closing ProKidney Unitholders will own New ProKidney Class B ordinary shares, each share of which will have voting rights equal to one New ProKidney Class A ordinary share but which shall have no entitlement to earnings or distributions of SCS or other economic rights.

(3)

Unless otherwise noted, the business address of each of the following entities or individuals is Social Capital Suvretta Holdings Corp. III, 2850 W. Horizon Ridge Parkway, Suite 200, Henderson, NV 89052.

(4)

Interests shown prior to the Business Combination consist of 640,000 SCS Class A ordinary shares and 6,220,000 Founder Shares, classified as SCS Class B ordinary shares. The Founder Shares will convert into New ProKidney Class A ordinary shares on a one-for-one basis, subject to adjustment, as described herein.

(5)

The Sponsor is the record holder of the SCS Class B ordinary shares reported herein. Messrs. Palihapitiya and Mehta may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) securities held by the Sponsor by virtue of their shared control over the Sponsor.

(6)

Interest shown includes 12,500,000 SCS Class A ordinary shares to be purchased by SC Master Holdings, LLC, a Sponsor Related PIPE Investor, in the PIPE Investment. Mr. Palihapitiya may be deemed to beneficially own shares held by SC Master Holdings, LLC by virtue of his control over such entity.

(7)

Interest shown consists of 30,000 Founder Shares, classified as SCS Class B ordinary shares. The Founder Shares will convert into New ProKidney Class A ordinary shares on a one-for-one basis, subject to adjustment, as described herein.

(8)

In September 2021, pursuant to a Director Restricted Stock Unit Award Agreement, dated September 24, 2021, between SCS and Dr. Sinha, SCS granted 30,000 restricted stock units (“RSUs”) to Dr. Sinha, which grant is contingent on both the consummation of SCS’s initial business combination and a shareholder approved equity plan. The RSUs will vest upon the consummation of such the Business Combination and represent 30,000 SCS Class A ordinary shares that will settle on a date SCS selects determined in the sole discretion of SCS that shall occur between the vesting date and March 15 of the year following the year in which such Business Combination vesting occurs.

(9)	Unless otherwise noted, business address of each of the following entities or individuals is c/o ProKidney LP, 3929 Westpoint Blvd., Suite G, Winston-Salem, North Carolina, 27103.
(10)	Represents [ ] New ProKidney Class B ordinary shares issued as consideration in the Business Combination and [ ] New ProKidney Class B ordinary shares underlying PMEL RCUs.
(11)	Represents [ ] New ProKidney Class B ordinary shares issued as consideration in the Business Combination and [ ] New ProKidney Class B ordinary shares underlying PMEL RCUs.
(12)	Represents [ ] New ProKidney Class B ordinary shares issued as consideration in the Business Combination and [ ] New ProKidney Class B ordinary shares underlying PMEL RCUs.
(13)	Represents [ ] New ProKidney Class B ordinary shares issued as consideration in the Business Combination and [ ] New ProKidney Class B ordinary shares underlying PMEL RCUs.
(14)	Represents [ ] New ProKidney Class B ordinary shares issued as consideration in the Business Combination and [ ] New ProKidney Class B ordinary shares underlying PMEL RCUs.
(15)	Represents [ ] New ProKidney Class B ordinary shares issued as consideration in the Business Combination and [ ] New ProKidney Class B ordinary shares underlying PMEL RCUs.
(16)

Represents [         ] New ProKidney Class A ordinary shares and [        ] New ProKidney Class B ordinary shares held by Tolerantia, a Delaware limited liability company, which is an affiliate controlled and majority-owned by Mr. Pablo Legorreta. Mr. Legorreta controls the voting and disposition of the shares held by Tolerantia. Mr. Legorreta disclaims beneficial ownership of the shares held by Tolerantia except to the extent of his indirect pecuniary interest therein and assumes that Tolerantia has not elected to purchase the maximum number of New ProKidney Class A ordinary shares permitted pursuant to its Subscription Agreement in the PIPE Investment. The business address of Tolerantia is 110, East 59th Street, Suite 3300, New York, New York, 10022.

(17)	Represents [ ] New ProKidney Class B ordinary shares issued as consideration in the Business Combination and [ ] New ProKidney Class B ordinary shares underlying PMEL RCUs.
(18)	Represents [ ] New ProKidney Class B ordinary shares issued as consideration in the Business Combination and [ ] New ProKidney Class B ordinary shares underlying PMEL RCUs.
(19)	Represents [ ] New ProKidney Class B ordinary shares issued as consideration in the Business Combination and [ ] New ProKidney Class B ordinary shares underlying PMEL RCUs.
(20)

Based on a Schedule 13G jointly filed on July 12, 2021 by (i) Adage Capital Partners, L.P., a Delaware limited partnership (“ACP”) with respect to the SCS Class A ordinary shares directly owned by it; (ii) Adage Capital Partners GP, L.L.C., a limited liability company organized under the laws of the State of Delaware (“ACPGP”), as general partner of ACP with respect to the SCS Class A Ordinary Shares directly owned by ACP; (iii) Adage Capital Advisors, L.L.C., a limited liability company organized under the laws of the State of Delaware (“ACA”), as managing member of ACPGP, general partner of ACP, with respect to the SCS Class A ordinary shares directly owned by ACP; (iv) Robert Atchinson, as managing member of ACA, managing member of ACPGP, general partner of ACP with respect to the SCS Class A ordinary shares directly owned by ACP; and (v) Phillip Gross, as managing member of ACA, managing member of ACPGP, general partner of ACP with respect to the SCS Class A Ordinary Shares directly owned by ACP. ACP has the power to dispose of and the power to vote the SCS Class A ordinary shares beneficially owned by it, which power may be exercised by its general partner, ACPGP. ACA, as managing member of ACPGP, directs ACPGP’s operations. Neither ACPGP nor ACA directly own any SCS Class A ordinary shares. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, ACPGP and ACA may be deemed to beneficially own the shares owned by ACP. Messrs. Atchinson and Gross, as managing members of ACA, have shared power to vote the SCS Class A ordinary shares beneficially owned by ACP. Neither Mr. Atchinson nor Mr. Gross directly own any SCS Class A ordinary shares. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, each may be deemed to beneficially own the shares beneficially owned by ACP. The business address of each such entity or person is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.
(21)	Beneficially owns 6.8% of SCS Class A ordinary shares based on 25,640,000 SCS Class A ordinary shares outstanding as of December 31, 2021 and assuming no conversion of Founder Shares.
(22)

In the maximum redemption scenario, the number of outstanding public shares is reduced to zero, and, consequently, no public shares can be beneficially owned in such a scenario, notwithstanding the amount of SCS Class A ordinary shares beneficially owned prior to the consummation of the Business Combination.

(23)

Based on a Schedule 13G jointly filed on February 15, 2022 by Integrated Core Strategies (US) LLC, Riverview Group LLC, ICS Opportunities, Ltd., ICS Opportunities II LLC, Integrated Assets, Ltd., Millennium International Management LP Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander, the 1,372,653 SCS Class A ordinary shares disclosed herein as potentially beneficially owned by Millennium Management LLC, Millennium Group Management LLC and Mr. Englander are held by entities subject to voting control and investment discretion by Millennium Management LLC and/or other investment managers that may be controlled by Millennium Group Management LLC (the managing member of Millennium Management LLC) and Mr. Englander (the sole voting trustee of the managing member of Millennium Group Management LLC). The business address of Millennium International Management LP, Millennium Management LLC and Millennium Group Management LLC is 399 Park Avenue, New York, New York 10022, the business address of Integrated Core Strategies (US) LLC, Riverview Group LLC and Mr. Englander is c/o Millennium Management LLC, 399 Park Avenue, New York, New York 10022, and the business address of ICS Opportunities, Ltd., ICS Opportunities II LLC and Integrated Assets, Ltd. is c/o Millennium International Management LP, 399 Park Avenue, New York, New York 10022.

(24)	Beneficially owns 5.4% of SCS Class A ordinary shares based on 25,640,000 SCS Class A ordinary shares outstanding as of December 31, 2021 and assuming no conversion of Founder Shares.
(25)

Based on a Schedule 13G jointly filed on December 29, 2021 by Sculptor Capital LP, Sculptor Capital II LP, Sculptor Capital Holding Corporation, Sculptor Capital Holding II LLC, Sculptor Capital Management, Inc., Sculptor Master Fund, Ltd., Sculptor Special Funding, LP, Sculptor Credit Opportunities Master Fund, Ltd., Sculptor SC II LP and Sculptor Enhanced Master Fund, Ltd. Sculptor Capital LP (“Sculptor”), a Delaware limited partnership, is the principal investment manager to a number of private funds and discretionary accounts (collectively, the “Accounts”). Sculptor Capital II LP (“Sculptor-II”), a Delaware limited partnership that is wholly owned by Sculptor, also serves as the investment manager to certain of the Accounts. The 1,299,486 SCS Class A ordinary shares are held in the Accounts managed by Sculptor and Sculptor-II. Sculptor Capital Holding Corporation (“SCHC”), a Delaware corporation, serves as the general partner of Sculptor. Sculptor Capital Holding II LLC (“SCHC-II”), a Delaware limited liability company that is wholly owned by Sculptor, serves as the general partner of Sculptor-II. Sculptor Capital Management, Inc. (“SCU”), a Delaware limited liability company, is a holding company that is the sole shareholder of SCHC and the ultimate parent company of Sculptor and Sculptor-II. Sculptor Master Fund, Ltd. (“SCMF”) is a Cayman Islands company. Sculptor is the investment adviser to SCMF. Sculptor Special Funding, LP (“NRMD”) is a Cayman Islands exempted limited partnership that is wholly owned by SCMF. Sculptor Credit Opportunities Master Fund, Ltd. (“SCCO”) is a Cayman Islands company. Sculptor is the investment adviser to SCCO. Sculptor SC II LP (“NJGC”) a Delaware limited partnership. Sculptor-II is the investment adviser to NJGC. Sculptor Enhanced Master Fund, Ltd. (“SCEN”) is a Cayman Islands company. Sculptor is the investment adviser to SCEN. Sculptor and Sculptor-II serve as the principal investment managers to the Accounts and thus may be deemed beneficial owners of the 1,299,486 SCS Class A ordinary shares in the Accounts managed by Sculptor and Sculptor-II. SCHC-II serves as the sole general partner of Sculptor-II and is wholly owned by Sculptor. SCHC serves as the sole general partner of Sculptor. As such, SCHC and SCHC-II may be deemed to control Sculptor as well as Sculptor-II and, therefore, may be deemed to be the beneficial owners of the 1,299,486 SCS Class A ordinary shares. SCU is the sole shareholder of SCHC, and may be deemed a beneficial owner of the 1,299,486 SCS Class A ordinary shares. The address of the principal business offices of Sculptor, Sculptor-II, SCHC, SCHC-II, SCU, SCMF, NRMD, SCEN, SCCO and NJGC is 9 West 57 Street, 39 Floor, New York, NY 10019.

(26)	Beneficially owns 5.1% of SCS Class A ordinary shares based on 25,640,000 SCS Class A ordinary shares outstanding as of December 31, 2021 and assuming no conversion of Founder Shares.
(27)

Information in the table and footnote is based upon information provided to us by the direct shareholder, Control Empresarial de Capitales S.A. de C.V., acting as successor of Inversora Carso S.A. de C.V. by virtue of a merger (“CEC”). Represents [         ] New ProKidney Class A ordinary shares and [         ] New ProKidney Class B ordinary shares held by CEC and assumes that CEC has not elected to purchase the maximum number of New ProKidney Class A ordinary shares permitted pursuant to its Subscription Agreement in the PIPE Investment. Members of the Slim family, directly or indirectly, own all of the issued and outstanding voting equity securities of CEC. Therefore, Slim family may be deemed to beneficially own indirectly the Class B ordinary shares held by CEC. CEC is a sociedad anónima de capital variable organized under the laws of the United Mexican States (“Mexico”). The Slim family has an address of Paseo de las Palmas 736, Colonia Lomas de Chapultepec, 11000 Ciudad de Mexico, Mexico and Control Empresarial has an address of Paseo de las Palmas 781, Piso 3, Colonia Lomas de Chapultepec, Seccion III, Migual Hidalgo, Ciudad de Mexico, Mexico, 11000.

(28)

The Voting Agreement provides that from the Closing until the third anniversary of the Closing, CEC shall vote all New ProKidney ordinary shares beneficially held by it in a manner proportionate to the manner in which all other New ProKidney Class B ordinary shares not held by CEC, including the New ProKidney Class B ordinary shares beneficially held by Tolerantia, are voted, with respect to the election, appointment, or removal of any director to the New ProKidney Board. As a result, Tolerantia may be deemed to share beneficial ownership of CEC’s New ProKidney ordinary shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SCS’s Related Party Transactions

Founder Shares

On March 2, 2021, the Sponsor paid $25,000 to cover certain offering and formation costs of SCS in consideration for which the Sponsor received 5,750,000 Class B ordinary shares (the “Founder Shares”). On June 29, 2021, SCS effected a share capitalization with respect to its SCS Class B ordinary shares of 575,000 shares thereof, resulting in our Sponsor holding an aggregate of 6,325,000 Founder Shares. The Founder Shares included an aggregate of up to 825,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised. As a result of the underwriters’ election to partially exercise their over-allotment option, a total of 750,000 Founder Shares are no longer subject to forfeiture and 75,000 Founder Shares were forfeited resulting in an aggregate of 6,250,000 Founder Shares outstanding. In June 2021, the Sponsor transferred 30,000 Founder Shares to Marc Semigran, M.D., an independent director of SCS.

The Sponsor and the SCS’s directors and officers have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which SCS completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Registration Rights

The holders of Founder Shares and Private Placement Shares have registration rights (in the case of the Founder Shares, only after conversion of such shares to SCS Class A ordinary shares) pursuant to a registration rights agreement entered into by SCS, the Sponsor and the other security holders named therein on June 29, 2021. The existing registration rights agreement also granted these holders certain demand and “piggy back” registration rights with SCS obligated to bear the expenses incurred in connection with the filing of any such registration statements.

At the closing of the Business Combination, SCS will enter into the Registration Rights Agreement, substantially in the form attached as Annex I to this proxy statement, with the Restricted Shareholders, which will replace the existing registration rights agreement. Pursuant to the Registration Rights Agreement, the Restricted Shareholders and their permitted transferees will be entitled to certain registration rights. These holders will also have certain “piggy back” registration rights. New ProKidney will bear the expenses incurred in connection with the filing of any such registration statements pursuant to the terms of the Registration Rights Agreement. For more information about the Registration Rights Agreement, please see the section entitled “Proposal No. 1—Business Combination Proposal—Related Agreements—Registration Rights Agreement.”

Subscription Agreements with SCS Related PIPE Investors

Concurrently with the execution of the Business Combination Agreement, SCS entered into Subscription Agreements with the Sponsor Related PIPE Investors, pursuant to which the Sponsor Related PIPE Investors have subscribed for SCS Class A ordinary shares. The Sponsor Related PIPE Investors are expected to fund $156,400,000 of the PIPE Investment, for which they will receive 15,640,000 SCS Class A ordinary shares. Specifically, (i) SC Master Holdings, LLC, an entity affiliated with Mr. Palihapitiya, subscribed for 12,500,000 SCS Class A ordinary shares and (ii) Averill Master Fund, Ltd., an entity affiliated with Mr. Mehta, subscribed for 3,140,000 SCS Class A ordinary shares. The PIPE Investment will be consummated substantially concurrently with the Closing.

Administrative Services Agreement

SCS entered into an agreement in which it will pay an affiliate of the Sponsor $10,000 per month, commencing on June 30, 2021, for office space, administrative and support services. Upon completion of a business combination or its liquidation, SCS will cease paying these monthly fees. For the three months ended September 30, 2021 and for the period from February 25, 2021 (inception) through September 30, 2021, SCS incurred $30,000 in fees for these services. As of December 31, 2021, a total of $60,000 was included in Advances from Related Party in the accompanying balance sheet.

Advance from Related Party

As of December 31, 2021, the outstanding balance under the advance amounted to $10,000.

SCS Promissory Notes—Related Party

On March 2, 2021, SCS issued an unsecured promissory note to the Sponsor (the “Pre-IPO SCS Promissory Note”), pursuant to which SCS could borrow up to an aggregate principal amount of $300,000. The Pre-IPO SCS Promissory Note was non-interest bearing and payable on the earlier of December 31, 2021 and the completion of the initial public offering. The outstanding balance under the Pre-IPO SCS Promissory Note of $300,000 was repaid at the closing of the initial public offering on July 2, 2021.

On April 20, 2022, SCS issued an unsecured promissory note (the “SCS Promissory Note”) to the Sponsor, pursuant to which SCS may borrow up to an aggregate principal amount of $1,500,000. The SCS Promissory Note is non-interest bearing, unsecured and payable upon the earlier of July 2, 2023 and the effective date of a business combination. The SCS Promissory Note is subject to customary events of default which could, subject to certain conditions, cause the SCS Promissory Notes to become immediately due and payable. On April 26, 2022, SCS drew $250,000 under the SCS Promissory Note.

Related Party Loans

In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of SCS’s officers and directors may, but are not obligated to (other than pursuant to the SCS Promissory Note), loan SCS funds as may be required (“Working Capital Loans”). If SCS completes a business combination, it may repay such loaned amounts out of the proceeds of the Trust Account. In the event that the business combination does not close, SCS may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts.

Policies and Procedures for Related Party Transactions

Prior to SCS’s initial public offering, it had not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above that were entered into prior to or in connection with the initial public offering were not reviewed, approved or ratified in accordance with any such policy.

In connection with the initial public offering, SCS adopted its Code of Ethics, which requires it to avoid, wherever possible, all conflicts of interest, except under guidelines or resolutions approved by its board of directors (or the appropriate committee of its board of directors) or as disclosed in its public filings with the SEC. Under the Code of Ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.

In addition, SCS’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related party transactions to the extent that SCS enters into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. SCS’s audit committee reviews on a quarterly basis all payments made by SCS to our Sponsor or SCS’s directors or officers, or any of their or SCS’s respective affiliates.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, the Company has also agreed not to consummate the Business Combination with an entity that is affiliated with any of the Sponsor or the Company’s directors or officers unless the Company, or a committee of independent and disinterested directors, have obtained an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business we are seeking to acquire that the Business Combination is fair to the Company from a financial point of view. Furthermore, there will be no finder’s fees, reimbursements or cash payments made by us to the Sponsor or the Company’s directors or officers, or the Company or any of the Company’s respective affiliates, for services rendered to the Company prior to or in connection with the completion of the Business Combination, other than the following payments, none of which will be made from the proceeds of the Initial Public Offering or the sale of the Private Placement Shares held in the Trust Account prior to the completion of the Business Combination:

•	repayment of an aggregate of up to $300,000 in loans made to the Company by our Sponsor prior to the completion of the initial public offering;

•	payment to an affiliate of our Sponsor of a total of $10,000 per month for office space, administrative and support services;

•	reimbursement for any out-of-pocket expenses related to identifying, investigating and completing a Business Combination; and

•

repayment of loans which may be made by our Sponsor or an affiliate of our Sponsor or certain of the Company’s directors and officers to fund working capital deficiencies or finance transaction costs in connection with the Business Combination.

The above payments may be funded using funds not held in the Trust Account or, upon completion of the Business Combination, from any amounts remaining from the proceeds of the Trust Account released to the Company in connection therewith.

ProKidney

Consulting Services Agreement between ProKidney-KY and Nefro Health

On January 1, 2020, ProKidney-KY (formerly known as inRegen) entered into a consulting services agreement with Nefro Health (“Nefro”), an Irish partnership controlled and majority-owned by Mr. Pablo Legorreta, a director of Legacy GP and a holder of over 5% of ProKidney Class A Units, pursuant to which Nefro provides consulting services for the research and development of ProKidney’s product candidates, including the conduct of clinical trials in North America and the European Union, the design and manufacturing of ProKidney’s product candidates as well as pre-commercialization activities, which are primarily performed by Mr. Pablo Legorreta. Under the agreement, Nefro receives $25,000 per quarter and is reimbursed for any out-of-pocket expenses incurred in connection with activities Nefro conducted under the agreement. ProKidney-KY has paid Nefro an aggregate of $100,000 and $100,000, respectively, for the years ended December 31, 2020 and December 31, 2021. The initial term of the consulting services agreement continued through December 31, 2020 and was renewed pursuant to the provision allowing for automatic renewals for additional periods of one year each unless terminated by either party by providing written notice to the other party at least ninety (90) days prior to the scheduled termination date. Either party may terminate this agreement upon the occurrence of a material breach by the other party in the performance of its obligations under the agreement or in respect of any provision, representation, warranty or covenant if such breach has not been cured within thirty (30) days after receiving written notice from the non-breaching party. Additionally, either of the parties may terminate the consulting services agreement for any reason upon giving thirty (30) days’ advance notice of such termination to the other party. In the event of such termination, ProKidney-KY will be obligated to pay Nefro any earned but unpaid consulting fee as of the termination date.

Consulting Services Agreement between ProKidney-US and Nefro Health

On January 1, 2020, ProKidney-US (formerly known as Twin City Bio, LLC) entered into a consulting services agreement with Nefro, pursuant to which Nefro provides consulting services for the research and development of ProKidney’s product candidates, including the conduct of clinical trials in North America and the European Union, the design and manufacturing of ProKidney’s product candidates as well as pre-commercialization activities, which are primarily performed by Mr. Pablo Legorreta, a director of Legacy GP. Under the agreement, Nefro receives $25,000 per quarter and is reimbursed for any out-of-pocket expenses incurred in connection with activities Nefro conducted under the agreement. ProKidney-US has paid Nefro an aggregate of $100,000 and $100,000, respectively, for the years ended December 31, 2020 and December 31, 2021. The initial term of the consulting services agreement continued through December 31, 2020 and was renewed pursuant to the provision allowing for automatic renewals for additional periods of one year each unless terminated by either party by providing written notice to the other party at least ninety (90) days prior to the scheduled termination date. Either party may terminate this agreement upon the occurrence of a material breach by the other party in the performance of its obligations under the agreement or in respect of any provision, representation, warranty or covenant if such breach has not been cured within thirty (30) days after receiving written notice from the non-breaching party. Additionally, either of the parties may terminate the consulting services agreement for any reason upon giving thirty (30) days’ advance notice of such termination to the other party. In the event of such termination, ProKidney-US will be obligated to pay Nefro any earned but unpaid consulting fee as of the termination date.

Contributions to ProKidney Bermuda and ProKidney by Pablo Legorreta and entities controlled by Pablo Legorreta

Pursuant to the Limited Liability Company Agreement of ProKidney Bermuda by and between ProKidney Bermuda and Mr. Pablo Legorreta, dated as of December 12, 2018 (as amended, the “ProKidney Bermuda Agreement”), ProKidney Bermuda issued Mr. Pablo Legorreta 45,000,000 Class A Units (as defined in the ProKidney Bermuda Agreement) in exchange for a capital contribution of $45,000,000. Mr. Legorreta was admitted as the sole member of ProKidney Bermuda. The ProKidney Bermuda Agreement was amended and restated on December 31, 2018 to admit an additional member that contributed to ProKidney Bermuda an aggregate of $30,000,000 as consideration for 30,000,000 Class A Units of ProKidney Bermuda. On or around October 23, 2019, ProKidney Bermuda issued additional Class A Units to its members, including Mr. Legorreta, in accordance with the terms and conditions of the ProKidney Bermuda Agreement, in exchange for an aggregate of $20,000,000 in capital contributions (the “2019 Contribution”). Mr. Legorreta made a capital contribution of $12,000,000 to ProKidney Bermuda in exchange for 12,000,000 Class A Units in the 2019 Contribution. Given the effect of the 2019 Contribution, Mr. Legorreta held an aggregate of 57,000,000 Class A Units of ProKidney Bermuda.

Effective as of January 1, 2020, Mr. Legorreta transferred 100% of his equity interests in ProKidney Bermuda to Nefro pursuant to a certain contribution, assignment and assumption agreement by and between Mr. Legorreta and Nefro, and in accordance with the terms of the ProKidney Bermuda Agreement. As a result, Mr. Legorreta ceased to be a member of ProKidney Bermuda, and Nefro became a substituted member of ProKidney Bermuda. On or around August 12, 2020, ProKidney Bermuda issued additional Class A Units to its members, including Nefro, in accordance with the terms and conditions of the ProKidney Bermuda Agreement, in exchange for an aggregate of $20,000,000 in capital contributions (the “2020 Contribution”). Nefro made a capital contribution of $15,000,000 to ProKidney Bermuda in exchange for 15,000,000 Class A Units in the 2020 Contribution. As a result of the 2020 Contribution, Nefro held an aggregate of 72,000,000 Class A Units of ProKidney Bermuda.

Effective as of February 1, 2021, Nefro transferred 100% of its equity interests in ProKidney Bermuda to Tolerantia, a Delaware limited liability company and a wholly owned subsidiary of Nefro, pursuant to a certain contribution, assignment and assumption agreement by and between Mr. Legorreta and Nefro, dated as of Febraury 1, 2020, and in accordance with the terms of the ProKidney Bermuda Agreement. As a result, Nefro ceased to be a member of ProKidney Bermuda, and Tolerantia became a substituted member of ProKidney Bermuda. Between February 2021 and May 2021, ProKidney Bermuda issued additional Class A Units to its members, including Tolerantia, in accordance with the terms and conditions of the ProKidney Bermuda Agreement, in exchange for an aggregate of $30,000,000 in capital contributions (the “First 2021 Contribution”). Tolerantia made a capital contribution in an aggregate amount of $15,000,000 to ProKidney Bermuda in exchange for 15,000,000 Class A Units in the First 2021 Contribution. Given the effect of the First 2021 Contribution, Tolerantia held an aggregate of 87,000,000 Class A Units of ProKidney Bermuda. On June 29, 2021, ProKidney Bermuda issued additional Class A Units to its members, including Tolerantia, in accordance with the terms and conditions of the ProKidney Bermuda Agreement, in exchange for an aggregate of $11,500,000 in capital contributions (the “Second 2021 Contribution”). Tolerantia made a capital contribution of $6,900,000 to ProKidney Bermuda in exchange for 6,900,000 Class A Units in the Second 2021 Contribution. Given the effect of the Second 2021 Contribution, Tolerantia held an aggregate of 93,900,000 Class A Units of ProKidney Bermuda.

On August 5, 2021, ProKidney was formed as a limited partnership under the laws of Ireland. The members of ProKidney Bermuda, including Tolerantia, contributed all of their holdings in ProKidney Bermuda as a contribution in specie to ProKidney. As a result, ProKidney Bermuda became a wholly owned subsidiary of ProKidney and Tolerantia became one of the partners of ProKidney, holding an aggregate of 93,900,000 Legacy Class A Units. On October 15, 2021, ProKidney issued additional Legacy Class A Units to its partners, including Tolerantia, in accordance with the terms and conditions of the ProKidney Limited Partnership Agreement, in exchange for an aggregate contribution of $30,000,000 (the “Third 2021 Contribution”). Tolerantia, as one of the partners of ProKidney, made a contribution of $18,000,000 to ProKidney in exchange for 18,000,000 Legacy Class A Units pursuant to the ProKidney Limited Partnership Agreement. Given the effect of the Third 2021 Contribution, Tolerantia held an aggregate of 111,900,000 Class A Units of ProKidney.

Contributions to ProKidney Bermuda and ProKidney by CEC and entities controlled by CEC

On December 12, 2018, ProKidney Bermuda entered into the ProKidney Bermuda Agreement with Mr. Pablo Legorreta, which was amended and restated on December 31, 2018 to admit Inversora Carso, S.A. de C.V., a Mexican corporation (“INCA”), as an additional member. INCA contributed to ProKidney Bermuda an aggregate of $30,000,000 as consideration for 30,000,000 Class A Units of ProKidney Bermuda. In the 2019 Contribution, INCA made an additional capital contribution of $8,000,000 to ProKidney Bermuda in exchange for 8,000,000 Class A Units. Given the effect of the 2019 Contribution, INCA held an aggregate of 38,000,000 Class A Units of ProKidney Bermuda.

On June 30, 2020, INCA merged with and into CEC, with CEC surviving the merger. In accordance with the terms of the ProKidney Bermuda Agreement, INCA ceased to be a member of ProKidney Bermuda and CEC became a substituted member of ProKidney Bermuda. In the 2020 Contribution, CEC made another capital contribution of $5,000,000 to ProKidney Bermuda in exchange for 5,000,000 Class A Units. As a result of the 2020 Contribution, CEC held an aggregate of 43,000,000 Class A Units of ProKidney Bermuda.

In the First 2021 Contribution, CEC made a capital contribution in an aggregate amount of $15,000,000 to ProKidney Bermuda in exchange for 15,000,000 Class A Units. Given the effect of the First 2021 Contribution,

CEC held an aggregate of 58,000,000 Class A Units of ProKidney Bermuda. In the Second 2021 Contribution, CEC made a capital contribution of $4,600,000 to ProKidney Bermuda in exchange for 4,600,000 Class A Units. Given the effect of the Second 2021 Contribution, CEC held an aggregate of 62,600,000 Class A Units of ProKidney Bermuda.

On August 5, 2021, ProKidney was formed as a limited partnership under the laws of Ireland. The members of ProKidney Bermuda, including CEC, contributed all of their holdings in ProKidney Bermuda as a contribution in specie to ProKidney. As a result, ProKidney Bermuda became a wholly owned subsidiary of ProKidney, and CEC became one of the partners of ProKidney, holding an aggregate of 62,600,000 Legacy Class A Units. In the Third 2021 Contribution, CEC, as one of the partners of ProKidney, made a capital contribution of $12,000,000 to ProKidney in exchange for 12,000,000 Legacy Class A Units pursuant to the ProKidney Limited Partnership Agreement. Given the effect of the Third 2021 Contribution, CEC held an aggregate of 74,600,000 Class A Units of ProKidney.

Promissory Notes with Tolerantia and CEC

On January 18, 2022, in connection with the Business Combination Agreement, ProKidney entered into promissory note agreements with (a) Tolerantia, pursuant to which ProKidney may borrow up to an aggregate principal amount of $60,000,000, and (b) CEC, pursuant to which ProKidney may borrow up to an aggregate principal amount of $40,000,000 (collectively, the “ProKidney Promissory Notes”). The ProKidney Promissory Notes bear interest at a rate of 3% per annum and are payable on the earlier of the Closing Date and January 17, 2023. Pursuant to the ProKidney Promissory Notes, on March 24, 2022, ProKidney submitted a drawdown request to each of Tolerantia and CEC for $12,000,000 and $8,000,000, respectively, and on March 25, 2022, each of Tolerantia and CEC delivered the requested amount to ProKidney. These amounts under the ProKidney Promissory Notes remain outstanding as of the date hereof.

Subscription Agreements with ProKidney Related PIPE Investors

Concurrently with the execution of the Business Combination Agreement, ProKidney entered into Subscription Agreements with the ProKidney Related PIPE Investors, pursuant to which the ProKidney Related PIPE Investors have subscribed for SCS Class A ordinary shares. The ProKidney Related PIPE Investors are expected to fund $50,000,000 of the PIPE Investment, for which they will receive 5,000,000 SCS Class A ordinary shares. Specifically, (i) Tolerantia, a member of ProKidney affiliated with Mr. Pablo Legorreta, subscribed for 3,000,000 SCS Class A ordinary shares, and (ii) CEC, an entity affiliated with Mr. Carlos Slim, subscribed for 2,000,000 SCS Class A ordinary shares. The ProKidney Related PIPE Investors may elect to fund up to $100,000,000 of the PIPE Investment, for which they will receive an aggregate of 10,000,000 SCS Class A ordinary shares, representing up to (x) 6,000,000 SCS Class A ordinary shares to be received by Tolerantia and (y) 4,000,000 SCS Class A ordinary shares to be received by CEC. Each ProKidney Related PIPE Investor may also elect to purchase Post-Combination ProKidney Common Units, together with a corresponding number of SCS Class B ordinary shares, and such purchase shall reduce the number of SCS Class A ordinary shares subscribed for by the applicable ProKidney Related PIPE Investor. The PIPE Investment will be consummated substantially concurrently with the Closing.

Voting Agreement by CEC

On February 14, 2022, CEC executed the Voting Agreement, pursuant to which CEC agreed, (1) subject to the constitution of Legacy GP, from February 14, 2022 until the Closing, to vote all of its voting shares in the capital of Legacy GP to exercise its rights of nomination and approval under the constitution of Legacy GP as directed by Tolerantia, solely with respect to (a) the appointment of any director to Legacy GP Board; and (b) the removal of any director from the Legacy GP Board; and (2) subject to the organizational documents of New ProKidney, from the Closing until the third anniversary of the Closing, to vote all of its voting shares in the capital of New ProKidney in a manner proportionate to the manner in which all other New ProKidney Class B ordinary shares not held by CEC are voted, solely with respect to (a) the election of any director to the New ProKidney Board at any meeting of shareholders at which directors are to be elected; (b) the appointment of any director to fill any vacancy created by the failure of any director to complete a term on the New ProKidney Board; and (c) any removal of a director from the New ProKidney Board.

Executive Officer and Director Compensation Arrangements

Please see the section entitled “Executive Compensation” for information regarding compensation arrangements with the executive officers and directors of ProKidney, which include, among other things, employment, termination of employment and change in control arrangements, equity awards and certain other benefits.

Indemnification Agreements with Officers and Directors and Directors’ and Officers’ Liability Insurance

The ProKidney Limited Partnership Agreement provides for indemnification for, among others, its partners and its partners’ directors, officers and employees to the fullest extent permitted by applicable law. In connection with this Business Combination, New ProKidney will enter into indemnification agreements with each of New ProKidney’s executive officers and directors. The indemnification agreements, New ProKidney’s Amended and Restated Memorandum and Articles of Association to be in effect upon completion of the Business Combination will require that New ProKidney indemnify its directors to the fullest extent not prohibited by Cayman Islands law. New ProKidney will also maintain a general liability insurance policy, which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Policies and Procedures for Related Person Transactions

Upon consummation of the Business Combination, New ProKidney will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. A “Related Person Transaction” is a transaction, arrangement or relationship in which New ProKidney or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds the lesser of $120,000 per year or 1% of the average of New ProKidney’s total assets for the last two completed fiscal years, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of New ProKidney’s officers or one of New ProKidney’s directors;

•	any person who is known by New ProKidney to be the beneficial owner of more than five percent (5%) of its voting stock; and

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of its voting stock.

New ProKidney will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee will have the responsibility to review related party transactions.

PRICE RANGE OF SECURITIES AND DIVIDENDS

SCS

Price Range of SCS’s Securities

Our public shares, each of which consists of one SCS Class A ordinary share, par value $0.0001 per share, began trading on Nasdaq under the symbol “DNAC” on July 2, 2021.

On January 14, 2022, the trading date before the public announcement of the Business Combination, SCS Class A ordinary shares closed at $9.84.

Dividend Policy of SCS

SCS has not paid any cash dividends on SCS ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New ProKidney’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Board at such time. In addition, the Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if New ProKidney incurs any indebtedness in connection with the Business Combination, its ability to declare dividends is further limited by restrictive covenants it may agree to in connection therewith.

ProKidney

Historical market price information regarding ProKidney is not provided because there is no public market for its securities. For information about distributions paid by ProKidney to its Unitholders, please see the section entitled “ProKidney’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Activities.”

APPRAISAL RIGHTS

SCS shareholders have no appraisal rights in connection with the Business Combination under the Cayman Islands Companies Act.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:

•

if the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at Social Capital Suvretta Holdings Corp. III, 2850 W. Horizon Ridge Parkway, Suite 200, Henderson, NV 89052 or by telephone at (650) 521-9007, to inform us of his or her request; or

•	if a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF SHAREHOLDER PROPOSALS

Our Board is aware of no other matter that may be brought before the Extraordinary General Meeting. Under the Memorandum and Articles of Association, only business that is specified in the notice of Extraordinary General Meeting to shareholders may be transacted at the Extraordinary General Meeting.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

New ProKidney’s Amended and Restated Memorandum and Articles of Association establish an advance notice procedure for shareholders who wish to bring business or nominate candidates for appointment as directors before an annual general meeting of shareholders. To be timely for New ProKidney’s annual general meeting of shareholders, notice must be delivered to New ProKidney’s principal executive offices no less than 120 calendar days before the date of New ProKidney’s proxy statement released to shareholders in connection with the previous year’s annual general meeting, or, if New ProKidney did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline will be set by the New ProKidney Board and must be a reasonable time before New ProKidney begins to print and send its related proxy materials. Nominations and proposals also must satisfy other requirements set forth in the Amended and Restated Memorandum and Articles of Association.

We currently anticipate that the 2023 annual general meeting of shareholders of New ProKidney will be held on [                ].

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2023 annual general meeting pursuant to Rule 14a-8 must be received at New ProKidney’s principal office a reasonable time before New ProKidney begins to print and send its proxy materials and must comply with Rule 14a-8.

TRADEMARKS

This document includes references to ProKidney’s trademarks such as “ProKidney” and “REACT,” which are protected under applicable intellectual property laws and are the property of ProKidney or its subsidiaries. This proxy statement also contains references to trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this proxy statement may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

ENFORCEABILITY OF CIVIL LIABILITY

SCS is a Cayman Islands exempted company, and you may have difficulty serving legal process within the United States upon SCS.

We have been advised by Maples and Calder (Hong Kong) LLP, our Cayman Islands legal counsel, that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. We have been advised by our Cayman Islands legal counsel that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, a judgment obtained in such jurisdiction will be recognised and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment: (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (iii) is final, (iv) is not in the nature of taxes, a fine, or a penalty; and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, there is uncertainty with regard to Cayman Islands law on whether judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State will be determined by the courts of the Cayman Islands penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. Because such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws has not yet been made by a court of the Cayman Islands, it is uncertain whether such judgments would be enforceable in the Cayman Islands. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read SCS’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement or if you have questions about the Business Combination or the proposals to be presented at the Extraordinary General Meeting, you should contact SCS at the following address and telephone number:

Social Capital Suvretta Holdings Corp. III

2850 W. Horizon Ridge Parkway

Suite 200

Henderson, NV 89052

(650) 521-9007

Website: https://www.socialcapitalsuvrettaholdings.com/dnac

SCS’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement.

You may also obtain these documents by requesting them in writing or by telephone from SCS’s proxy solicitor at the following address and telephone number:

Morrow Sodali LLC

333 Ludlow Street

5th Floor, South Tower

Stamford, CT 06902

Shareholders may call toll free: (800) 662-5200

Banks and Brokers may call collect: (203) 658-9400

Email: DNAC.info@investor.morrowsodali.com

If you are a shareholder of SCS and would like to request documents, please do so five business days before the Extraordinary General Meeting, in order to receive them before the Extraordinary General Meeting. If you request any documents from us, we will mail them to you by first-class mail, or another equally prompt means.

All information contained in this proxy statement relating to SCS has been supplied by SCS, and all such information relating to ProKidney has been supplied by ProKidney. Information provided by either SCS or ProKidney does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of SCS for the Extraordinary General Meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, SCS or ProKidney that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Social Capital Suvretta Holdings Corp. III

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Social Capital Suvretta Holdings Corp. III (the “Company”) as of December 31, 2021, the related statements of operations, changes in temporary equity and permanent deficit and cash flows for the period from February 25, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from February 25, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph—Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2021 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

New York, NY

March 23, 2022

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. III

BALANCE SHEET

DECEMBER 31, 2021

ASSETS
Current Assets
Cash	$440,488
Prepaid expenses	504,189

Total Current Assets	944,677
Non-current prepaid insurance	247,500
Marketable Securities held in Trust Account	250,008,324

TOTAL ASSETS	$251,200,501

LIABILITIES, TEMPORARY EQUITY AND PERMANENT DEFICIT
Current liabilities
Accounts payable	$5,000
Accrued expense	1,864,796
Advances from related party	10,000

Total Current Liabilities	1,879,796
Deferred underwriting fee payable	7,700,000

TOTAL LIABILITIES	9,579,796

Commitments and Contingencies (Note 6)
Temporary Equity
Class A ordinary shares subject to possible redemption, 25,000,000 shares at redemption value	250,008,324

Permanent Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 640,000 shares issued and outstanding (excluding 25,000,000 shares subject to possible redemption)	64
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,250,000 shares issued and outstanding	625
Additional paid-in capital	—
Accumulated deficit	(8,388,308)

Total Permanent Deficit	(8,387,619)

TOTAL LIABILITIES, TEMPORARY EQUITY AND PERMANENT DEFICIT	$251,200,501

The accompanying notes are an integral part of the financial statements.

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. III

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM FEBRUARY 25, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

Operating and formation costs	$2,332,953

Loss from operations	(2,332,953)
Other income:
Interest earned on marketable securities held in Trust Account	8,324

Net loss	$(2,324,629)

Basic and diluted weighted average shares outstanding, Class A ordinary shares	15,101,877

Basic and diluted net loss per share, Class A ordinary shares	$(0.11)

Basic and diluted weighted average shares outstanding, Class B ordinary shares	5,852,751

Basic and diluted net loss per share, Class B ordinary shares	$(0.11)

The accompanying notes are an integral part of the financial statements.

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. III

STATEMENT OF CHANGES IN TEMPORARY EQUITY AND PERMANENT DEFICIT

FOR THE PERIOD FROM FEBRUARY 25, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Temporary Equity		Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Permanent Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance—February 25, 2021 (inception)	—	$—	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	—	—	6,325,000	633	24,367	—	25,000
Sale of 25,000,000 Public Shares, net of underwriting discounts and offering expenses	25,000,000	237,520,334	—	—	—	—	—	—	—
Remeasurement of Class A ordinary shares to redemption value	—	12,487,990	—	—	—	—	(6,424,311)	(6,063,679)	(12,487,990)
Sale of 640,000 Private Placement Shares	—	—	640,000	64	—	—	6,399,936	—	6,400,000
Forfeiture of Founder Shares	—	—	—	—	(75,000)	(8)	8	—	—
Net loss	—	—	—	—	—	—	—	(2,324,629)	(2,324,629)

Balance—December 31, 2021	25,000,000	$250,008,324	640,000	$64	6,250,000	$625	$—	$(8,388,308)	$(8,387,619)

The accompanying notes are an integral part of the financial statements.

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. III

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM FEBRUARY 25, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

Cash Flows from Operating Activities:
Net loss	$(2,324,629)
Adjustments to reconcile net loss to net cash used in operating activities:
Formation costs paid by Sponsor in exchange for issuance of Founder Shares	5,000
Interest earned on marketable securities held in Trust Account	(8,324)
Changes in operating assets and liabilities:
Prepaid expenses	(751,689)
Accounts payable	5,000
Accrued expenses	1,864,796

Net cash used in operating activities	(1,209,846)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(250,000,000)

Net cash used in investing activities	(250,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Public Shares, net of underwriting discounts paid	245,600,000
Proceeds from sale of Private Placement Shares	6,400,000
Advances from related party	97,319
Repayment of advances from related party	(87,319)
Proceeds from promissory note—related party	300,000
Repayment of promissory note—related party	(300,000)
Payment of offering costs	(359,666)

Net cash provided by financing activities	251,650,334

Net Change in Cash	440,488
Cash—Beginning of period (inception)	—

Cash—End of period	$440,488

Non-Cash Investing and Financing Activities:
Offering costs paid by Sponsor in exchange for issuance of Founder Shares	$20,000

Remeasurement of Class A ordinary share subject to possible redemption	$12,487,990

Deferred underwriting fee payable	$7,700,000

The accompanying notes are an integral part of the financial statements.

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Social Capital Suvretta Holdings Corp. III (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on February 25, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).

As of December 31, 2021, the Company had not commenced any operations. All activity for the period from February 25, 2021 (inception) through December 31, 2021 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination and activities in connection with the proposed acquisition of ProKidney LP (see Note 9). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the marketable securities held in the Trust Account (as defined below).

The registration statements for the Company’s Initial Public Offering became effective on June 29, 2021 and June 30, 2021. On July 2, 2021, the Company consummated the Initial Public Offering of 25,000,000 Class A ordinary shares (the “Public Shares”), which includes the partial exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Public Shares, at $10.00 per Public Share, generating gross proceeds of $250,000,000, which is described in Note 3. The fair value attributable to the unexercised portion of the over-allotment option was deemed to be immaterial to the financial statements.

Substantially concurrently with the closing of the Initial Public Offering, the Company consummated the sale of 640,000 Class A ordinary shares (the “Private Placement Shares”) at a price of $10.00 per Private Placement Share in a private placement to SCS Sponsor III LLC, a Cayman Islands limited liability company (the “Sponsor”), generating gross proceeds of $6,400,000, which is described in Note 4.

Transaction costs amounted to $12,479,666, consisting of $4,400,000 of underwriting fees, $7,700,000 of deferred underwriting fees and $379,666 of other offering costs.

In connection with the closing of the Initial Public Offering on July 2, 2021, an amount of $250,000,000 ($10.00 per Public Share) from the net proceeds of the sale of the Public Shares in the Initial Public Offering and the sale of the Private Placement Shares was placed in a trust account (the “Trust Account”), and invested in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”). Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the funds held in the Trust Account will not be released from the Trust Account until the earliest of: (a) the completion of a Business Combination, and then only in connection with those Public Shares that such shareholder properly elected to redeem, subject to certain limitations; (b) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other material provisions relating to shareholders’ rights or pre-Business Combination activity; and (c) the redemption of the Public Shares if the Company has not completed a Business Combination within the Combination Period or during any applicable extension period. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the holders of the Public Shares (the “Public Shareholders”).

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the Company signing a definitive agreement in connection with the Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company will provide the Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination, either (a) in connection with a general meeting called to approve the Business Combination or (b) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem all or a portion of their Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, subject to the limitations described below.

In accordance with the Company’s Amended and Restated Memorandum and Articles of Association, in no event will the Company redeem the Public Shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 following such redemptions. Redemptions of the Public Shares may also be subject to a higher net tangible asset test or cash requirement pursuant to an agreement relating to the Business Combination.

If a shareholder vote is not required in connection with a Business Combination and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirement, or the Company decides to obtain shareholder approval for business or other reasons, the Company will conduct the redemptions in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules and will file proxy materials with the SEC. If the Company seeks shareholder approval in connection with a Business Combination, the Company will complete such Business Combination only if the Company receives an ordinary resolution under Cayman Islands law, which requires the affirmative vote of holders of a majority of ordinary shares who attend and vote at a general meeting of the Company. The Public Shareholders may elect to redeem their Public Shares without voting and, if they do vote, irrespective of whether they vote for or against a Business Combination.

Notwithstanding the foregoing redemption rights, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor and the Company’s directors and officers have agreed to waive: (a) their redemption rights with respect to any Founder Shares, Private Placement Shares and Public Shares held by them, as applicable, in connection with the completion of a Business Combination; (b) their redemption rights with respect to any Founder Shares, Private Placement Shares and Public Shares held by them in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period, or (ii) with respect to any other material provisions relating to shareholders’ rights or pre-Business Combination activity; and (c) their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Placement Shares they hold if the Company fails to complete a Business Combination within the Combination Period or during any applicable extension period (although such persons will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete a Business Combination within the prescribed time frame). If the Company submits the Business Combination to the Public Shareholders for a vote, the Sponsor and the Company’s directors and officers have also agreed to vote any Founder Shares, Private Placement Shares and Public Shares held by them in favor of the Business Combination.

The Company will have until July 2, 2023 to complete a Business Combination (the “Combination Period”), or such longer period as a result of a shareholder vote to amend such time period pursuant to the Company’s Amended and Restated Memorandum and Articles of Association. However, if the Company has not completed a Business Combination within such Combination Period or during any applicable extension period, the Company will: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable) divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such obligations. None of the Company’s directors or officers will indemnify the Company for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the pandemic could have a negative effect on the Company’s business, financial position, results of operations and/or the search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Liquidity and Going Concern

As of December 31, 2021, the Company had $440,488 in its operating bank accounts and working capital deficit of $935,119.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

The Company may need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Significant accounting estimates include the determination of the fair value of Class A ordinary shares subject to possible redemption and the fair value of Founder Shares transferred to directors. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021.

Marketable Securities Held in Trust Account

At December 31, 2021, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Financial Accounting Standards Board (“FASB”) ASC 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at redemption value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the permanent deficit section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying value of redeemable ordinary shares are affected by charges against additional paid-in capital (to the extent available) and accumulated deficit.

At December 31, 2021, the Class A ordinary shares subject to possible redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$250,000,000
Less:
Class A ordinary shares issuance costs	(12,479,666)
Plus:
Increase of carrying value to redemption value	12,487,990

Class A ordinary shares subject to possible redemption	$250,008,324

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. The Company incurred offering costs amounting to $12,479,666 as a result of the Initial Public Offering, consisting of $4,400,000 of underwriting commissions, $7,700,000 of deferred underwriting commissions, and $379,666 of other offering costs. The offering costs were charged to temporary equity and additional paid-in capital upon the completion of the Initial Public Offering. Immediately thereafter, temporary equity was remeasured and an adjustment was recognized through additional paid in capital and accumulated deficit to adjust temporary equity to the redemption value.

Share-Based Payment Arrangements

The Company accounts for stock awards in accordance with ASC 718, “Compensation—Stock Compensation,” which requires that all equity awards be accounted for at their “fair value.” Fair value is measured on the grant date and is equal to the underlying value of the stock.

Costs equal to these fair values are recognized ratably over the requisite service period based on the number of awards that are expected to vest, in the period of grant for awards that vest immediately and have no future service condition, or in the period the awards vest immediately after meeting a performance condition becomes probable (i.e., the occurrence of a Business Combination). For awards that vest over time, cumulative adjustments in later periods are recorded to the extent actual forfeitures differ from the Company’s initial estimates; previously recognized compensation cost is reversed if the service or performance conditions are not satisfied and the award is forfeited.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management has determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company is considered to be an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Loss Per Ordinary Share

Net loss per ordinary share is computed by dividing net loss by the weighted-average number of ordinary shares outstanding during the period. The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Losses are shared pro rata between the two classes of shares. Charges associated with the redeemable Class A ordinary shares are excluded from net loss per ordinary share as the redemption value approximates fair value.

As of December 31, 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net loss per ordinary share (in dollars, except per share amounts):

	For the Period from February 25, 2021 (Inception) Through December 31, 2021
	Class A	Class B
Basic and diluted net loss per ordinary share
Numerator:
Allocation of net loss	$(1,675,346)	$(649,283)
Denominator:
Basic and diluted weighted average shares outstanding	15,101,877	5,852,751

Basic and diluted net loss per ordinary share	$(0.11)	$(0.11)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. We adopted ASU 2020-06 effective as of January 1, 2021. The adoption of ASU 2020-06 did not have an impact on our financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Accrued Expense

Accrued expenses includes $1,506,528 of accrued legal expense, $5,000 of accrued printing expense, $282,500 of accrued due diligence expense, $70,000 of accrued regulatory filing fee and $770 of accrued accounting expense.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 25,000,000 Public Shares, which includes a partial exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Public Shares, at a price of $10.00 per Public Share. Unlike some other initial public offerings of special purpose acquisition companies, investors in the Initial Public Offering did not receive any warrants (which would typically become exercisable following completion of the Business Combination). The fair value attributable to the unexercised portion of the over-allotment option was deemed to be immaterial to the financial statements.

NOTE 4. PRIVATE PLACEMENT

Substantially concurrently with the closing of the Initial Public Offering, the Sponsor purchased 640,000 Private Placement Shares at a price of $10.00 per Private Placement Share, for an aggregate purchase price of $6,400,000. Each Private Placement Share is identical to the Class A ordinary shares sold in the Initial Public Offering, subject to certain limited exceptions as described in Note 7. A portion of the proceeds from the sale of the Private Placement Shares was added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period or during any applicable extension period, the proceeds from the sale of the Private Placement Shares held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Shares will be worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On March 2, 2021, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for which the Sponsor received 5,750,000 Class B ordinary shares (the “Founder Shares”). On June 29, 2021, the Company effected a share capitalization with respect to its Class B ordinary shares of 575,000 shares thereof, resulting in the Company’s initial shareholders holding an aggregate of 6,325,000 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the share capitalization. The Founder Shares included an aggregate of up to 825,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised. As a result of the underwriters’ election to partially exercise their over-allotment option, a total of 750,000 Founder Shares are no longer subject to forfeiture and 75,000 Founder Shares were forfeited, resulting in an aggregate of 6,250,000 Founder Shares outstanding.

In June 2021, the Sponsor transferred 30,000 Founder Shares to Marc Semigran, an independent director of the Company. The sale of the Founders Shares to the Company’s director is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 30,000 shares granted to the Company’s director was $214,160 or approximately $7.14 per share. The Founders Shares were effectively sold subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence. As of December 31, 2021, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares.

The Sponsor and the Company’s directors and officers have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement in which it will pay an affiliate of the Sponsor $10,000 per month, commencing on June 30, 2021, for office space, administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the period from February 25, 2021 (inception) through December 31, 2021, the Company incurred $60,000 in fees for these services, of which such amount was recognized in Operating and Formation Costs in the accompanying statement of operations.

Advances from Related Party

As of December 31, 2021, the Sponsor had advanced the Company $97,319 for working capital purposes, inclusive of the administrative services agreement noted above, of which $87,319 was repaid during the period ended December 31, 2021. As of December 31, 2021, the outstanding balance was $10,000.

Promissory Note—Related Party

On March 2, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2021 and the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $300,000 was repaid at the closing of the Initial Public Offering on July 2, 2021. Borrowings are no longer available under the Promissory Note.

Related Party Loans

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, it may repay such loaned amounts out of the proceeds of the Trust Account. In the event that the Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. As of December 31, 2021, there were no outstanding amounts under the Working Capital Loans.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on June 29, 2021, the holders of the Founder Shares, Private Placement Shares and any Private Placement Shares that may be issued on conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the conversion of the Founder Shares) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder

Shares, only after conversion to the Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred underwriting commission of $7,700,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Restricted Stock Unit Award

In September 2021, pursuant to a Director Restricted Stock Unit Award Agreement, dated September 24, 2021, between the Company and Uma Sinha, the Company agreed to grant 30,000 restricted stock units (“RSUs”) to Dr. Sinha, which grant is contingent on both the consummation of a Business Combination and a shareholder approved equity plan. The RSUs will vest upon the consummation of such Business Combination and represent 30,000 Class A ordinary shares of the Company that will settle on a date determined in the sole discretion of the Company that shall occur between the vesting date and March 15 of the year following the year in which vesting occurs.

The RSUs to be granted by the Company are in the scope of ASC 718. Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The RSUs to be granted are subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the RSUs is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of December 31, 2021, the Company did not have a shareholder approved equity plan and also determined that a Business Combination is not considered probable, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of RSUs times the grant date fair value per share (unless subsequently modified).

NOTE 7. TEMPORARY EQUITY AND PERMANENT DEFICIT

Preference Shares—The Company is authorized to issue 5,000,000 preference shares, with a par value of $0.0001 per share. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Company’s board of directors will be able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the Company’s ordinary shares and could have anti-takeover effects. At December 31, 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares—The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. At December 31, 2021, there were 640,000 Class A ordinary shares issued and outstanding, excluding 25,000,000 Class A ordinary shares subject to possible redemption which are presented as temporary equity.

Class B Ordinary Shares—The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. At December 31, 2021, there were 6,250,000 Class B ordinary shares issued and outstanding.

Holders of record of Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law; provided that prior to a Business Combination, holders of Class B ordinary shares will have the right to appoint all of the Company’s directors and remove members of its board of directors for any reason, and holders of Class A ordinary shares will not be entitled to vote on the appointment of directors during such time.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like. Additionally, in the event that additional (in excess of the amounts issued in the Initial Public Offering) Class A ordinary shares, or equity-linked securities, are issued or deemed issued in connection with the closing of the Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the sum of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders, and excluding the Private Placement Shares), including any Class A ordinary shares issued or deemed issued, or issuable upon the conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with the Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the Business Combination and any private placement shares issued to the Sponsor or its affiliates upon conversion of Working Capital Loans; provided that such conversion of Class B ordinary shares will never occur on a less than one-for-one-basis.

Private Placement Shares—The Private Placement Shares are not transferable, assignable, or salable until 30 days after the completion of a Business Combination (except, among other limited exceptions, to the Company’s directors and officers and other persons or entities affiliated with the Sponsor). Holders of the Private Placement Shares are entitled to certain registration rights. If the Company does not complete a Business Combination within the Combination Period or during any applicable extension period, the proceeds from the sale of the Private Placement Shares held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Shares will be worthless.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2021
Assets:
Marketable securities held in Trust Account	1	$250,008,324

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, except as follows:

Proposed ProKidney Business Combination

On January 18, 2022, the Company entered into a Business Combination Agreement (the “ProKidney Business Combination Agreement”) with ProKidney LP, a limited partnership registered under the laws of Ireland (“ProKidney”), acting through its general partner ProKidney GP Limited, a private limited company incorporated under the laws of Ireland (“Legacy GP”).

The ProKidney Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, prior to or at the closing of the ProKidney Business Combination Agreement (the “Closing”), the following transactions will occur (together with the other transactions contemplated by the ProKidney Business Combination Agreement, the “ProKidney Business Combination”): (1) ProKidney will issue to the Company a number of common units of ProKidney (“Post-Combination ProKidney Common Units”) equal to the number of fully diluted outstanding ordinary shares of the Company as of immediately prior to the Closing (but after giving effect to all redemptions of Public Shares and the purchase of Class A ordinary shares pursuant to one or more subscription agreements (the “PIPE Investment”)), in exchange for (a) (x) new Class B ordinary shares (“New ProKidney Class B ordinary shares”), which shares will have no economic rights but will entitle the holders thereof to vote on all matters on which shareholders of the Company are entitled to vote generally, and (y) restricted stock rights in respect of New ProKidney Class B ordinary shares (“New ProKidney Class B PMEL RSRs”), which restricted stock rights shall convert into New ProKidney Class B ordinary shares upon the vesting of the associated restricted common unit of ProKidney, (b) an amount in cash equal to the aggregate proceeds obtained by the Company in the PIPE Investment and (c) an amount in cash equal to the aggregate proceeds available for release to the Company from the Trust Account (after giving effect to all redemptions of Public Shares and after payment of any deferred underwriting commissions being held in the Trust Account and payment of certain transaction expenses); (2) Legacy GP will resign as the general partner of ProKidney and a private limited company incorporated under the laws of Ireland (“New GP”) will be admitted as the general partner of ProKidney; (3) ProKidney will distribute to the ProKidney unitholders the New ProKidney Class B ordinary shares and New ProKidney Class B PMEL RSRs received pursuant to clause (i)(a) (x) and (y) above; and (4) certain holders of ProKidney units will receive an aggregate of 17,500,000 restricted common units of ProKidney (“Earnout RCUs”) and 17,500,000 restricted stock rights of the Company (“Earnout RSRs” and, together with the Earnout RCUs, the “Earnout Rights”), which Earnout Rights will vest in three equal tranches upon the trading price of a Class A ordinary share reaching $15.00/share, $20.00/share and $25.00/share, respectively, on the terms set forth in the ProKidney Business Combination Agreement, or upon certain change of control events. When vested, the Earnout RCUs will automatically convert into Post-Combination ProKidney Common Units and the associated Earnout RSRs will automatically convert into New ProKidney Class B ordinary shares, respectively.

On January 18, 2022, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (“PIPE Investors”) pursuant to which the PIPE Investors have subscribed for an aggregate of 57,500,000 Class A ordinary shares for a price of $10.00 per share for an aggregate purchase price of $575,000,000, of which (1) $156,400,000 is committed by certain existing directors, officers and equityholders of, or investment funds managed by Suvretta Capital Management, LLC, the Company, the Sponsor and/or their respective affiliates participating in the PIPE Investment, and (2) at least $50,000,000 (which may, at the election of such investors, be increased to up to $100,000,000) is committed by certain existing directors, officers and unitholders of ProKidney and/or its affiliates participating in the PIPE Investment (the “ProKidney Related PIPE Investors”); provided that the ProKidney Related PIPE Investors may elect instead to purchase Post-Combination ProKidney Common Units, together with a corresponding number of Class B ordinary shares, in lieu of Class A ordinary shares. The Subscription Agreements are subject to certain conditions, including that there shall not be in force any injunction or order enjoining or prohibiting the issuance and sale of the shares under the Subscription Agreements; the terms of the ProKidney Business Combination Agreement shall not have been amended, and the minimum cash condition therein shall not have been waived, in a manner that is materially adverse to the investor party to the Subscription Agreement; and the representation and warranties of the parties to the Subscription Agreement shall be accurate (subject to agreed materiality thresholds).

Following the Closing, the combined company will be organized in an umbrella partnership-C corporation (a so called “Up-C”) structure, and the Company’s direct assets will consist of ProKidney Common Units and equity interests of New GP, and substantially all of the operating assets and business of the Company will be held indirectly through ProKidney.

The consummation of the proposed ProKidney Business Combination is subject to certain conditions as further described in the ProKidney Business Combination Agreement.

Legal Proceedings

Certain purported shareholders of the Company sent demand letters (the “Demands”) alleging deficiencies and/or omissions in the ProKidney Disclosure Statement filed by the Company with the SEC on February 14, 2022. The Demands seek additional disclosures to remedy these purported deficiencies. We believe that the allegations in the Demands are meritless.

Promissory Note: Unaudited

On April 20, 2022, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor pursuant to which the Company may borrow up to an aggregate principal amount of $1,500,000. The Promissory Note is non-interest bearing, unsecured and payable upon the earlier of July 2, 2023 and the effective date of the Company’s Business Combination. The Promissory Note is subject to customary events of default which could, subject to certain conditions, cause the Promissory Note to become immediately due and payable. On April 26, 2022, the Company drew $250,000 under the Promissory Note.

Report of Independent Registered Public Accounting Firm

To the Members and the Board of Directors of ProKidney LP

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ProKidney LP (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, statements of changes in members’ equity and cash flows for the years then ended and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Adoption of ASC 842, Leases

As discussed in Note 5 to the consolidated financial statements, the Company changed its method of accounting for leases in the year ended December 31, 2020 due to the adoption of ASC 842, Leases. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2019.

Raleigh, North Carolina

April 11, 2022

ProKidney LP and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$20,558	$4,578
Prepaid assets	588	202
Prepaid clinical	6,100	753
Other current assets	25	52

Total current assets	27,271	5,585
Fixed assets, net	11,358	8,914
Right of use assets, net	1,241	1,559
Intangible assets, net	428	642

Total assets	$40,298	$16,700

Liabilities and Equity
Current liabilities
Accounts payable	$2,834	$781
Lease liabilities	267	225
Accrued expenses and other	9,213	4,496

Total current liabilities	12,314	5,502
Lease liabilities, net of current portion	1,067	1,334
Commitments and contingencies
Members’ equity:
Class A Units (186,500,000 and 115,000,000 issued and outstanding as of December 31, 2021 and 2020, respectively)	186,500	115,000
Class B Units (7,767,122 issued and outstanding as of December 31, 2021 and 2020)	1,927	1,228
Accumulated deficit	(161,510)	(106,364)

Total members’ equity	26,917	9,864

Total liabilities and equity	$40,298	$16,700

(The accompanying notes are an integral part of the consolidated financial statements.)

ProKidney LP and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except for share and per share data)

	Years Ended December 31,
	2021	2020
Revenue	$—	$—
Operating expenses
Research and development	46,255	21,042
General and administrative	8,855	5,982

Total operating expenses	55,110	27,024
Operating loss	(55,110)	(27,024)
Other income
Interest income	2	43

Net loss before income taxes	(55,108)	(26,981)
Income tax expense (benefit)	38	(232)

Net and comprehensive loss	$(55,146)	$(26,749)

Weighted average Class A Units outstanding:
Basic and diluted	150,706,849	104,986,301
Net loss per Class A Unit:
Basic and diluted	$(0.37)	$(0.25)

(The accompanying notes are an integral part of the consolidated financial statements.)

ProKidney LP and Subsidiaries

Consolidated Statements of Changes in Members’ Equity

(in thousands, except for share data)

	Class A		Class B	Accumulated Deficit	Total Members’ Equity
	Units	Amount	Profits Interests
Balance as of January 1, 2020	95,000,000	95,000	498	(79,615)	15,883
Capital contribution	20,000,000	20,000	—	—	20,000
Equity-based compensation	—	—	730	—	730
Net loss	—	—	—	(26,749)	(26,749)

Balance as of December 31, 2020	115,000,000	115,000	1,228	(106,364)	9,864
Capital contribution	71,500,000	71,500	—	—	71,500
Equity-based compensation	—	—	699	—	699
Net loss	—	—	—	(55,146)	(55,146)

Balance as of December 31, 2021	186,500,000	$186,500	$1,927	$(161,510)	$26,917

(The accompanying notes are an integral part of the consolidated financial statements.)

ProKidney LP and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(55,146)	$(26,749)
Adjustments to reconcile net loss to net cash flows
Depreciation and amortization	1,984	964
Equity-based compensation	699	730
Changes in operating assets and liabilities
Other assets	(5,704)	(809)
Accounts payable and accrued expenses	7,868	683

Net cash flows used in operating activities	(50,299)	(25,181)
Cash flows used in investing activities
Proceeds from sale of equipment	1	—
Purchase of equipment and facility expansion	(5,192)	(5,456)

Net cash flows used in investing activities	(5,191)	(5,456)
Cash flows from financing activities
Payments on finance leases	(30)	(11)
Net cash contribution	71,500	20,000

Net cash flows from financing activities	71,470	19,989
Net change in cash and cash equivalents	15,980	(10,648)
Cash, beginning of period	4,578	15,226

Cash, end of period	$20,558	$4,578

Supplemental disclosure of non-cash investing activities:
Equipment and facility expansion included in accounts payable and accrued expenses	$1,295	$1,840

(The accompanying notes are an integral part of the consolidated financial statements.)

ProKidney and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2021 and 2020

Note 1: The Company

ProKidney LLC was formed as a Bermuda limited liability company on December 12, 2018 and funded with $75,000,000 on December 31, 2018. On January 9, 2019 (the “Acquisition Date”), ProKidney LLC acquired all of the equity interests in inRegen and Twin City Bio LLC (“TC Bio”) for $62,000,000. inRegen was duly incorporated under the Cayman Islands Companies Act (as amended) on December 21, 2015 as an exempted company. During 2020, inRegen’s name was changed to ProKidney (and is referred to herein as “ProKidney-KY”), and TC Bio’s name was changed to ProKidney, LLC (and is referred to herein as “ProKidney-US”). ProKidney-US was formed as a limited liability company under the laws of Delaware on December 18, 2015. In August 2021, ProKidney LP was organized as a limited partnership under the laws and regulations of Ireland, with ProKidney LLC becoming a wholly owned subsidiary of ProKidney LP (and is referred to herein as “ProKidney”). Following this reorganization on August 5, 2021 and for the purposes of these financial statements, the term “ProKidney,” as used herein, refers to ProKidney LP following this reorganization, and the financial information presented herein is that of ProKidney LP and its wholly owned subsidiaries.

ProKidney acquired the equity interests in ProKidney-KY to develop its Renal Advanced Cell Therapy, which has the potential to stabilize or improve renal function in patients with chronic kidney disease or delay or eliminate the need for dialysis and organ transplantation. ProKidney acquired ProKidney-US to provide contractual development and manufacturing services to ProKidney-KY, which is ProKidney-US’s only customer.

Because ProKidney is a limited partnership, the debts, obligations and liabilities of the Company (as defined below), whether arising in contract, tort or otherwise, are solely the debts, obligations and liabilities of the Company, and no holder of equity interests in ProKidney (“members’ equity”) is obligated personally for any such debt, obligation or liability of the Company solely by reason of being a holder of members’ equity.

Note 2: Significant Accounting Policies

Basis of Presentation

The consolidated financial statements reflect the operations of ProKidney and its wholly-owned subsidiaries consisting of ProKidney-KY and ProKidney-US (together, the “Company”). All intercompany transactions and accounts have been eliminated.

The accompanying consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”). These consolidated financial statements are presented in U.S. Dollars.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company performed an analysis of its ability to continue as a going concern. As of December 31, 2021, the Company had an accumulated deficit of $161,510,000. The Company has generated losses from operations for each year since its inception including losses from operations of $55,146,000 and $26,749,000 for the years ended December 31, 2021 and 2020, respectively. The Company intends to continue to conduct significant additional research, development, and clinical study activities which, together with expenses incurred for general and administrative expenses, are expected to result in continuing operating losses for the foreseeable future. The amount of future losses and when, if ever, the Company will achieve profitability are uncertain. The Company’s ability to achieve profitability will depend, among other things, on successfully completing clinical studies, obtaining requisite regulatory approvals, establishing appropriate pricing for its product with payers, and raising sufficient funds to finance the Company’s activities. No assurance can be given that the Company’s clinical development efforts will be successful, that regulatory approvals will be obtained, or that the Company will be able to achieve appropriate pricing and market access or that profitability, if achieved, can be sustained. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The Company believes that, based on its current business plan, its existing cash and cash equivalents of $20,558,000 at December 31, 2021 will not be sufficient to fund its obligations for the next 12 months. The consolidated financial statements do not include any adjustments related to the outcome of this uncertainty.

Our ability to execute our operating plan depends on our ability to obtain additional funding through equity offerings, debt financings or potential licensing and collaboration arrangements. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us. Even if we raise additional capital, we may also be required to modify, delay or abandon some of our plans which could have a material adverse effect on our business, operating results and financial condition and our ability to achieve our intended business objectives.

Use of Estimates

The preparation of consolidated financial statements, in accordance with GAAP, requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the amounts of expenses during the reported periods. Certain estimates in these consolidated financial statements have been made in connection with the calculation of research and development expenses, equity-based compensation expense and the provision for or benefit from income taxes. The Company bases its estimates on historical experience and various other assumptions, including in certain circumstances future projections, which management believes to be reasonable under the circumstances. Actual results could differ from those estimates. Changes in estimates are reflected in reported results in the period in which they become known.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of 90 days or less on the date of purchase to be cash equivalents. The carrying value of cash and cash equivalents approximates fair value due to the short-term nature of these items.

Concentrations of Credit Risk

Cash and equivalents are financial instruments that are potentially subject to concentrations of credit risk. The Company’s cash and equivalents are deposited in accounts at large financial institutions, and amounts may exceed federally insured limits.

Accrued Expenses

Accrued expenses which have been presented on the consolidated balance sheets as of December 31, 2021 and 2020 consisted of the following (in thousands):

	December 31, 2021	December 31, 2020
Compensation	$1,832	$1,085
Clinical study related costs	2,031	1,154
Facility expansion costs	19	1,709
Accrued legal	964	—
Manufacturing improvement costs	4,164	—
Other accrued expenses	203	548

Total accrued expenses and other	$9,213	$4,496

Research and Development Costs

Research and development costs are expensed as incurred. Research and development expenses are comprised of costs incurred in performing research and development activities, including salaries, benefits, third party license fees, and external costs of outside vendors engaged to conduct manufacturing and preclinical development activities and clinical trials.

The Company records accruals based on estimates of services received, efforts expended, and amounts owed pursuant to contracts with numerous contract research organizations. In the normal course of business, the Company contracts with third parties to perform various clinical study activities in the ongoing development of potential products. The financial terms of these agreements are subject to negotiation and variation from contract to contract and may result in uneven payment flows. Payments under the contracts depend on factors such as the achievement of certain events and the completion of portions of the clinical study or similar conditions. The objective of the Company’s accrual policy is to match the recording of expenses in its financial statements to the actual services received and efforts expended. As such, expense accruals related to clinical studies are recognized based on the company’s estimate of the degree of completion of the event or events specified in the specific clinical study.

The Company records nonrefundable advance payments it makes for future research and development activities as prepaid expenses. Prepaid expenses are recognized as expense in the Statement of Operations and Comprehensive Loss as the Company receives the related goods or services.

Costs incurred in obtaining technology licenses are charged to research and development expense as purchased in-process research and development if the technology licensed has not reached technological feasibility and has no alternative future use.

Fixed Assets

Fixed assets are stated at cost, less accumulated depreciation. Generally, expenditures for maintenance and repairs are charged to expense and major improvements or replacements are capitalized. The Company computes depreciation and amortization using the straight-line method over the estimated useful life of the asset. Leasehold improvements are amortized over the lesser of, the life of the lease or the estimated useful life of the leasehold improvement. The estimated useful lives are as follows:

Computer equipment and software	3-5 years
Furniture and equipment	5-7 years
Leasehold improvements	remainder of lease term

Fixed assets consisted of the following (in thousands):

	December 31, 2021	December 31, 2020
Furniture and equipment	$2,180	$2,011
Computer equipment and software	569	130
Leasehold improvements	10,517	76
Construction in progress	351	7,854
Less: accumulated depreciation	(2,259)	(1,157)

Total fixed assets, net	$11,358	$8,914

Depreciation expense for the years ended December 31, 2021 and 2020 was $1,451,000 and $606,000, respectively.

Intangible Assets

Intangible assets are comprised of acquired assembled workforce, which are accounted for in accordance with ASC 350—Intangibles—Goodwill and Other. The acquired assembled workforce is amortized on a straight-line basis over the useful life of five years. The following table summarizes information related to the Company’s assembled workforce intangible asset (in thousands):

	December 31, 2021	December 31, 2020
Gross carrying amount	$1,073	$1,073
Accumulated amortization	645	431

Net carrying amount	$428	$642

Estimated amortization expense for each of the years 2022 through 2023 is $215,000 and $5,000 for 2024. Amortization expense relating to the assembled workforce intangible asset was $214,000 for the year ended December 31, 2021 and $215,000 for the year ended December 31, 2020.

Impairment of Long-Lived Assets

Long-lived assets such as fixed assets and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. No impairment charges have been recorded for the years ended December 31, 2021 or 2020.

Income Taxes

The Company was organized as a limited liability company, is now a limited partnership and is classified as a partnership for U.S. income tax purposes, and as such, only records a provision for federal and state income taxes on its subsidiaries organized as C corporations or which have elected to be treated as corporations for U.S. federal income tax purposes. ProKidney-US is a limited liability company and has elected to be treated as a C corporation. Therefore, a provision for federal and state taxes has been recorded. ProKidney-KY has been granted, by the Government in Council of the Cayman Islands, tax concessions under an undertaking certificate exempting it from any tax levied on profits, income, gains or appreciations in relation to its operations or in the nature of estate duty or inheritance tax for a period of twenty years from January 20, 2016. ProKidney-KY elected to be treated as an entity disregarded from its owner for U.S. tax purposes, and as a result, it has not recorded an income tax provision.

The Company uses the liability method in accounting for income taxes as required by ASC Topic 740 — Income Taxes, under which deferred tax assets and liabilities are recorded for the future tax consequences attributable to the differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, available taxes in the carryback periods, projected future taxable income and tax planning strategies in making this assessment. Accordingly, the Company has provided a full valuation allowance to offset the net deferred tax assets at December 31, 2021.

Interest and penalties related to income taxes are included in the benefit (provision) for income taxes in the Company’s Consolidated Statements of Operations. The Company has not incurred any significant interest or penalties related to income taxes in any of the periods presented.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy that prioritizes the inputs used to measure fair value is described below. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 –	Unadjusted quoted prices in active markets for identical assets or liabilities

Level 2 –	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable through correlation with market data

Level 3 –	Unobservable inputs that are supported by little or no market data, which require the reporting entity to develop its own assumptions

The carrying values of cash equivalents, accounts payable, and accrued liabilities approximate fair value due to the short-term nature of these instruments. There are no available-for-sale securities included in cash and cash equivalents as of December 31, 2021 and 2020.

Leases

The Company determines if an arrangement is a lease at inception. Balances recognized related to the Company’s operating and finance leases are included in right-of-use assets, net and lease liabilities in the Consolidated Balance Sheets. Right of use assets and lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. Lease terms may include options to extend or terminate the lease if it is reasonably certain that the Company will exercise the option. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of future payments. The right of use asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred. The Company has elected a practical expedient to not separate its lease and non-lease components and instead account for them as a single lease component. Leases with a term of 12 months or less are not recorded on the balance sheet.

Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. Lease payments for short-term leases are recorded to operating expense on a straight-line basis and variable lease payments are recorded in the period in which the obligation for those payments is incurred.

Contingent Liabilities

The Company records reserves for contingent liabilities when it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements, and the amount of the loss can be reasonably estimated.

Equity-Based Compensation

The Deed for the Establishment of a Limited Partnership of ProKidney LP, dated as of August 5, 2021 (the “Limited Partnership Agreement”) which replaced the Amended and Restated Limited Liability Company Agreement of ProKidney LLC as the governing document of the parent entity in the Company, allows for the issuance of Profits Interests (as defined in the Limited Partnership Agreement) to employees, directors, other service providers of the Company and others denominated in the form of one or more Class B Units (as defined in the Limited Partnership Agreement). The Company measures compensation expense for Profits Interests based on estimated fair values at the time of grant. The Company estimates the fair value of Profits Interests using generally accepted valuation procedures. The Company recognizes compensation expense, on a straight-line basis, for the portion of the Profits Interests’ value that is expected to vest over the requisite service period. The Company records forfeitures of Profits Interests as they occur.

Defined Contribution Plan

The Company sponsors a 401(k) plan for its ProKidney-US employees and a defined contribution plan for its ProKidney-KY employees. Full-time employees are eligible to participate in the ProKidney-US plan. The Company matches 50% of participating ProKidney-US employees’ contributions up to 8% of salary. The costs of the ProKidney-US plan were $161,000 and $119,000 for the years ended December 31, 2021 and 2020, respectively. The Company contributes 7% of ProKidney-KY employee salaries to the ProKidney-KY defined contribution plan. The costs of the ProKidney-KY plan were $8,000 and $20,000 for the years ended December 31, 2021 and 2020, respectively.

Segments

The Company operates in only one segment.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use asset and a liability on the balance sheet for all leases, with the exception of short-term leases. The lease liability will be equal to the present value of lease payments, and the right-of-use asset will be based on the lease liability, subject to adjustment such as for initial direct costs. Leases will continue to be classified as either operating or finance leases in the income statement. The guidance is effective for annual periods beginning after December 15, 2021, with early adoption permitted. The Company early adopted ASU No. 2016-02, Leases (Topic 842), as of January 1, 2021. For additional detail, see Note 4, Leases.

Subsequent Events

The Company has evaluated subsequent events through April 11, 2022, which is the date the consolidated financial statements were available to be issued. See additional information in Notes 5 and 8.

Note 3: Income Taxes

The Company’s subsidiary, ProKidney-US, is treated as a C corporation, and therefore a provision for federal and state taxes has been recorded.

The provision for income tax expense consisted of the following for the year ended December 31, 2021 and 2020 (in thousands):

	December 31, 2021	December 31, 2020
Current:
Federal	$72	$(242)
State	(34)	10

Total current income tax expense (benefit)	38	(232)
Deferred:
Federal	—	—
State	—	—

Total deferred income tax expense	—	—

Income tax expense (benefit)	$38	$(232)

The difference between the statutory rate for federal income tax and the effective income tax rate was as follows:

	December 31, 2021	December 31, 2020
Current:
Income taxes at statutory rate	21.0%	21.0%
State taxes, net of federal benefit	—	—
LLC flow-through structure	(21.4)	(21.5)
Federal Credits	1.8	2.3
Provision to return adjustment	—	0.2
Change in valuation allowance	(1.3)	(1.1)
Other	(0.2)	—

Effective income tax rate	(0.1)%	0.9%

Components of the Company’s deferred tax assets and liabilities included in the consolidated balance sheet consisted of the following (in thousands):

	December 31, 2021	December 31, 2020
Deferred tax assets:
Accrued bonus	$376	$243
Fixed assets	—	108
Federal credit carryforwards	939	331
Leases	28	—
Start-up costs	39	48

Deferred tax assets before valuation allowance	1,382	730
Valuation allowance	1,237	560

Total deferred tax assets	145	170

Deferred tax liabilities:
Intangible assets	90	148
Fixed assets	47	—
Prepaid expenses	8	22

Total deferred tax liabilities	145	170

Net deferred tax asset	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, available taxes in the carryback periods, projected future taxable income and tax planning strategies in making this assessment. Accordingly, the Company has provided a valuation allowance of $1,237,000 and $560,000 respectively for December 31, 2021 and 2020, to offset the net deferred tax assets.

The Company has $1,118,000 in Research Credit Carryforwards that begin to expire in 2040.

A reconciliation of the beginning and ending amount of total unrecognized tax benefits for the years ended December 31, 2021 and 2020 consisted of the following (in thousands):

	December 31, 2021	December 31, 2020
Unrecognized tax benefits (gross):
Benefits at the beginning of the year	$—	$—
Increase related to prior year tax positions	94	—
Decrease related to prior year tax positions	—	—
Increase related to current year tax positions	86	—

Benefits at the end of the year	$180	$—

There are no net unrecognized tax benefits as of December 31, 2021 which, if recognized, would affect our effective tax rate. We expect none of the gross unrecognized tax benefits will decrease within the next year.

In March 2020, the World Health Organization declared coronavirus (COVID-19) a global pandemic. This contagious disease outbreak, which continued to spread, and the related adverse public health developments, have adversely affected work forces, economies and financial markets globally. As a result, governments around the world have enacted legislation to provide aid and stimulate economies. In the U.S., The Coronavirus, Aid, Relief and Economics Security Act (“CARES Act”), was enacted on March 27, 2020, The Consolidated Appropriations Act, 2021 was enacted on December 27, 2020, and the American Rescue Plan Act of 2021 was enacted on March 11, 2021. All of these acts included both income tax and non-income tax provisions to assist companies. No provisions in these acts had a material impact on the income tax provision or any other area of the Company’s financial statements.

Tax years 2018 through 2021 remain subject to examination by federal and state authorities.

Note 4: Leases

In February 2016, the FASB issued ASU 2016-02: Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability on its balance sheet for most operating leases. ASU 2016-02 is effective for annual and interim periods beginning after December 15, 2018, including interim periods within those fiscal years. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which provides companies with an additional optional transition method to apply the new standard to leases in effect at the adoption date through a cumulative effect adjustment. The Company adopted the new lease standard as of January 1, 2021 using the modified retrospective transition method.

The Company elected the package of practical expedients referenced in ASU 2016-02, which permits companies to retain original lease identification and classification without reassessing initial direct costs for existing leases. The Company also elected the practical expedient that exempts leases with an initial lease term of 12 months or less, as well as the practical expedient that allows companies to select, by class of underlying asset, not to separate lease and non-lease components. Adoption of this standard resulted in the recognition of a right-of-use asset and a lease liability on the Company’s January 1, 2021 Consolidated Balance Sheet of $1,560,000 and $1,559,000 respectively. There was no material impact on the Company’s Consolidated Statement of Comprehensive Loss.

The Company has operating leases for real estate (primarily office space) and certain equipment with various expiration dates. The Company also has one finance lease for certain equipment. Rent expense was $434,000 and $314,000, for the years ended December 31, 2021 and 2020, respectively.

The following table summarizes the classification of operating and finance lease assets and obligations in the Company’s Consolidated Balance Sheets as of December 31, 2021 and December 31, 2020 (in thousands):

	December 31, 2021	December 31, 2020
Operating leases:
Right of use assets	$1,139	$1,415
Operating lease liabilities, current	235	195
Operating lease liabilities, noncurrent	985	1,219

Total operating lease liabilities	$1,220	$1,414
Finance leases:
Right of use assets	$102	$145
Finance lease liabilities, current	32	30
Finance lease liabilities, noncurrent	82	115

Total finance lease liabilities	$114	$145

Maturities of lease liabilities for the Company’s operating and finance leases are as follows for the year ending December 31, 2021 (in thousands):

	Operating Leases	Finance Leases	Total
2022	$326	$40	$366
2023	332	40	372
2024	341	40	381
2025	282	7	289
2026	180	—	180
Thereafter	—	—	—

Total lease payments	1,461	127	1,588
Less: imputed interest	(241)	(13)	(254)

Present value of lease liabilities	$1,220	$114	$1,334

The weighted average remaining lease term for operating leases is 4.4 years, and 3.3 years for the finance lease. The weighted average discount rate is 8.5%.

Note 5: Members’ Equity

Ownership interests in the Company are represented by two classes of units, Class A Units and Class B Units. The terms of the units are governed by the LLC Agreement. As of December 31, 2021, there were 190,000,000 Class A and 10,000,000 Class B Units authorized.

Holders of Class A Units have voting rights and rights to profits and losses of the Company and distributions from the Company. The following is a summary of the activity of the Class A Units:

Units outstanding January 1, 2020	95,000,000
Issued 2020	20,000,000

Units outstanding December 31, 2020	115,000,000
Issued 2021	71,500,000

Units outstanding December 31, 2021	186,500,000

The Class B Units are reserved for issuance of Profits Interests and do not have voting rights. The Profits Interests are designed so that the holders of Profits Interests only participate in a qualified distribution event and only if its valuation threshold is attained in such a distribution event as set forth in the Limited Partnership Agreement; provided, however, that the Limited Partnership Agreement (as amended and restated on January 17, 2022 as contemplated by Note 8 below) provides that certain qualified distribution events will result in the holders of Profits Interests receiving disproportionate distributions from ProKidney until each such holder’s threshold value has been reduced to zero in order to “catch up” such holder’s distributions to its pro rata share of aggregate cumulative distributions, and once sufficient distributions to a holder of Profits Interests have been made in accordance with the foregoing, the associated Class B Units will automatically be converted into Class A Units.

Note 6: Net Loss per Share

Basic loss per share (“EPS”) was computed by dividing net loss by the number of weighted average units of Class A Units outstanding during the period. Diluted EPS was calculated to give effect to potentially issuable dilutive units of common units using the treasury method. For all periods presented, the vested Profits Interests have been excluded from the diluted EPS calculation as their effect would be anti-dilutive. The following table sets forth the calculation of basic and diluted earnings per share for the periods indicated based on the weighted average number of common shares outstanding:

	Years Ended December 31,
	2021	2020
Numerator
Net loss available to Class A Unit holders	$(55,146)	$(26,749)
Denominator
Weighted average Class A Units outstanding, basic and diluted	150,706,849	104,986,301
Net loss per Class A Unit
Net loss per Class A Unit, basic and diluted	$(0.37)	$(0.25)

Note 7: Equity Based Compensation

The issuance of Profits Interests to employees, directors, and other service providers of the Company (“Plan Participants”) is administered at the discretion of ProKidney GP Limited, the general partner of ProKidney (the “General Partner”). Profits Interests allow the Plan Participants to participate in the residual profits of the Company after the distribution of proceeds reach a minimum threshold value. The threshold value is the amount of proceeds that must be distributed to the holders of Class A Units before the Plan Participants can participate in a distribution.

Under the Limited Partnership Agreement, the General Partner determines the terms and conditions of the Profits Interests issued. The threshold value assigned to each grant shall not be less than the fair market value of the Company on the date of grant. Profits Interests awards vest at a rate of 25% on the latter of the first anniversary of employment and the first anniversary of the Acquisition Date with the remaining 75% to vest in increments of 25% on each anniversary following the first anniversary date or in increments of 6.25% each calendar quarter following the first anniversary date. The Profits Interests are subject to a repurchase option should the plan participant no longer be employed by the Company.

Under the Limited Partnership Agreement (prior to its amendment and restatement on January 17, 2022), there are 10,000,000 Class B Units authorized for issuance.

The following table summarizes the activity related to the Company’s Profits Interest awards for the year ended December 31, 2021:

	Number of Shares	Weighted Average Grant Date Fair Value
Awards outstanding at December 31, 2020	4,402,398	$0.36
Vested	(1,941,781)	0.36

Awards outstanding at December 31, 2021	2,460,617	$0.36

No Class B Units were granted to employees during the year ended December 31, 2021. As of December 31, 2021, 2,232,878 Class B Units remained unissued. Given that these instruments meet the criteria for being considered profits interest, the Company has recognized no tax benefit related to these awards.

During the years ended December 31, 2021 and 2020, respectively, the Company recognized equity-based compensation expense of $699,000 and $730,000.

As of December 31, 2021, the unrecognized compensation expense was $868,000. The current weighted average remaining period over which the unrecognized compensation expense is expected to be recognized is 1.4 years. The weighted average grant date fair value of the Profits Interests granted during the year ended December 31, 2020 was $0.36 per Class B unit.

Fair Value Estimate

The Company is privately held with no active public market for its equity instruments. Therefore, for financial reporting purposes, management may periodically determine the estimated per share fair value of the Company’s equity shares (including Profits Interests) using contemporaneous valuations. These contemporaneous valuations are done using methodologies consistent with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, also known as the Practice Aid.

The valuation approach utilized the Option Pricing Method (OPM), where the fair value of the total equity of the Company within each scenario is first estimated using a back-solve method wherein the equity value is derived from a recent transaction in the Company’s own securities, and then the total equity value is allocated to the various components of the capital structure, including the Profits Interests, using an OPM or a waterfall approach based on the specific rights of each of the equity classes. The OPM uses the fair value of the total equity of the Company within a scenario as a starting point and incorporates assumptions made regarding the expected returns and volatilities that are consistent with the expectations of market participants, and distribution of equity values is produced which cover the range of events that an informed market participant might expect. This process creates a range of equity values both between and within scenarios. The fair value measurement is sensitive to changes in the unobservable inputs. Changes in those inputs might result in a higher or lower fair value measurement.

In performing these valuations, management considered all objective and subjective factors that they believed to be relevant, including management’s best estimate of the Company business condition, prospects, and operating performance at each valuation date. Within the valuations performed, a range of factors, assumptions, and methodologies were used. The significant factors included trends within the industry, the prices at which the Company sold Class A Units, the rights and preferences of the Class A Units relative to the Class B Units at the time of each measurement date, the results of operations, financial position, status of research and development efforts, stage of development and business strategy, the lack of an active public market for the units, and the likelihood of achieving an exit event in light of prevailing market conditions.

The following reflects the key assumptions used in the OPM valuation:

Total equity value (in thousands)	$78,100
Expected volatility of total equity	80%
Discount for lack of market	30%
Expected time to exit event	3 years

Note 8: Subsequent Events

On January 17, 2022, the Company amended and restated its Limited Partnership Agreement (the “Amended and Restated Limited Partnership Agreement”) in part to authorize the issuance of up to 50,000,000 Class B Units (including Class B-1 Units). Upon authorization of these units, the Company issued Profits Interests to certain Plan Participants in the form of 8,498,488 Class B-1 Units. Additionally, the Company issued 8,848,901 of its Class B-1 Units for total value received by the Company (or its subsidiaries) of $8,052,000.

The Amended and Restated Limited Partnership Agreement provides that certain qualified distribution events will result in holders of Profits Interests receiving disproportionate distributions from ProKidney until each such holder’s valuation threshold has been reduced to zero in order to “catch up” such holder’s distributions to its pro rata share of aggregate cumulative distributions, and once sufficient distributions to a holder of Profits Interests have been made in accordance with the foregoing, the associated Class B Units will automatically be converted into Class A Units.

On January 18, 2022, the Company executed a definitive business combination agreement (the “Business Combination Agreement”), with Social Capital Suvretta Holdings Corp. III (“SCS”). Under the terms of the Business Combination Agreement, the Company will become a subsidiary of SCS and will be organized in an umbrella partnership corporation (“Up-C”) structure, which provides potential future tax benefits for SCS when the equity holders ultimately exchange their pass-through interests for Class A ordinary shares in SCS.

On January 18, 2022, in connection with the Business Combination Agreement, the Company entered into two promissory note agreements with certain of its existing holders. Through such promissory notes, the existing holders may fund up to $100,000,000 to support the operational financing needs of the Company prior to the closing of the Business Combination. The Company has borrowed $20,000,000 against these promissory notes subsequent to December 31, 2021.

ANNEX A

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and between

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. III

and

PROKIDNEY LP,

dated as of January 18, 2022

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

Exhibits

Exhibit A Exhibit B	Form of New GP Joinder Form of Second Amended and Restated Company Limited Partnership Agreement
Exhibit C Exhibit D	Form of Amended and Restated New GP Governing Documents Form of Amended & Restated Memorandum and Articles of Association of Acquiror
Exhibit E	Form of Tax Receivable Agreement
Exhibit F Exhibit G	Form of Exchange Agreement Form of Promissory Note
Exhibit H Exhibit I	Form of Registration Rights Agreement Form of Lock-Up Agreement

A-iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of January 18, 2022 (this “Agreement”), is made and entered into by and between Social Capital Suvretta Holdings Corp. III, a Cayman Islands exempted company limited by shares (“Acquiror”) and ProKidney LP, a limited partnership organized under the laws of Ireland (the “Company”), acting through its general partner ProKidney GP Limited, a private limited company incorporated under the laws of Ireland (the “Legacy General Partner”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, in anticipation of the Business Combination, as soon as practicable after the date hereof, and in any event prior to the Closing (as defined below), Acquiror shall cause to be formed a private company limited by shares organized under the laws of Ireland (“New GP”) for the purposes of the transactions contemplated by this Agreement;

WHEREAS, it is contemplated that New GP shall become a party to this Agreement and the Exchange Agreement (as defined below) for all purposes and subject to the terms and conditions hereunder and thereunder, in the case of this Agreement promptly after its incorporation by executing and delivering an executed joinder to this Agreement, substantially in the form attached hereto as Exhibit A (the “New GP Joinder”), and in the case of the Exchange Agreement, at the Closing;

WHEREAS, on the Closing Date, immediately prior to the consummation of the Business Combination, (a) the Company shall amend and restate the Company Limited Partnership Agreement to be substantially in the form attached hereto as Exhibit B, with such changes as may be agreed by Acquiror and the Company (the “Second Amended and Restated Company Limited Partnership Agreement”), (b) New GP shall amend and restate its governing documents to be substantially in the form attached hereto as Exhibit C, with such changes as may be agreed by Acquiror and the Company (the “Amended and Restated New GP Governing Documents”) and (c) Acquiror shall amend and restate its amended and restated memorandum and articles of association to be substantially in the form attached hereto as Exhibit D, with such changes as may be agreed by Acquiror and the Company (the “Acquiror Charter Amendment”);

WHEREAS, on the Closing Date, immediately following the effectiveness of the Second Amended and Restated Company Limited Partnership Agreement and the Acquiror Charter Amendment, (a) the Company shall issue New Company Common Units to Acquiror in exchange for a combination of shares of Acquiror Class B Common Stock, Acquiror Class B PMEL RSRs and cash, (b) New GP shall be admitted as the general partner of the Company, and (c) the Company shall distribute the shares of Acquiror Class B Common Stock and Acquiror Class B PMEL RSRs to the Closing Company Unitholders in accordance with the Second Amended and Restated Company Limited Partnership Agreement (collectively, the “Business Combination”);

WHEREAS, at the Closing, Acquiror, the Company and the Closing Company Unitholders will enter into a tax receivable agreement, substantially in the form attached hereto as Exhibit E (the “Tax Receivable Agreement”);

WHEREAS, at the Closing, Acquiror, the Company, the New GP and the Closing Company Unitholders will enter into an exchange agreement, substantially in the form attached hereto as Exhibit F (the “Exchange Agreement”);

WHEREAS, the respective boards of directors or equivalent governing bodies of each of the Acquiror and the Company have unanimously approved and declared advisable the transactions contemplated by this Agreement and the Ancillary Agreements (the “Transactions”), including the Business Combination, upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Islands Companies Act (As Revised) (the “Companies Act”), the Limited Partnerships Act 1907 and the Partnership Act 1890 (each as amended and currently in effect), as applicable, and have recommended to their respective equityholders the approval of the Transactions;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Unitholders have each executed and delivered to Acquiror a Company Holders Support Agreement (as defined below) pursuant to which the Requisite Company Unitholders have agreed to, among other things, substantially concurrently with the execution and delivery of this Agreement, vote (pursuant to an action by written consent of each of the two Existing Company Unitholders who hold Legacy Class A Units) in favor of the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, in furtherance of the Business Combination and in accordance with the terms hereof, Acquiror shall provide an opportunity to its eligible (as determined in accordance with the Acquiror’s Governing Documents (as defined below)) shareholders to have their outstanding shares of Acquiror Class A Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, prior to the Closing and in furtherance of the Business Combination, the Company shall (at its election) enter into one or more promissory notes with certain Existing Company Unitholders substantially in the form attached hereto as Exhibit G (the “Promissory Notes”) and pursuant to which such Existing Company Unitholders shall agree to fund up to $100,000,000 to support the operational financing needs of the Company prior to the Closing (the “Interim Financing”);

WHEREAS, on or prior to the date hereof, Acquiror entered into the Subscription Agreements (as defined below) with each of the PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed to subscribe for and purchase from Acquiror, and Acquiror has agreed to issue and sell to each such PIPE Investor, the number of shares of Acquiror Class A Common Stock set forth in the applicable Subscription Agreement in exchange for an aggregate purchase price at least equal to the Minimum PIPE Investment Amount (as defined below), such purchases to be consummated substantially concurrently with the Closing (as defined below);

WHEREAS, at the Closing, Acquiror, the Company, the Sponsor and certain of the Closing Company Unitholders, and their respective Affiliates, as applicable, shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit H (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing; and

WHEREAS, at the Closing, Acquiror, the Company and each of the Key Holders (as defined below) shall enter into a Lock-Up Agreement (the “Lock-Up Agreement”) substantially in the form attached hereto as Exhibit I (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1.    Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror Class A Common Stock” means the Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means (i) prior to the Closing, the Class B ordinary shares, par value $0.0001 per share, of Acquiror; and (ii) following the Closing, the Class B ordinary shares, par value $0.0001 per share, of Acquiror pursuant to the Acquiror Charter Amendment, each share of which in the case of clause (ii) will have voting rights equal to a share of Acquiror Class A Common Stock but which shall have no entitlement to earnings or distributions of Acquiror or other economic rights and as otherwise set out in the Acquiror Charter Amendment.

“Acquiror Class B Earnout RSRs” means the Acquiror Class B Series 1 RSRs, the Acquiror Class B Series 2 RSRs and the Acquiror Class B Series 3 RSRs.

“Acquiror Class B PMEL RSRs” means Restricted Stock Rights of Acquiror designated as “Class B PMEL RSRs” to be issued pursuant to this Agreement and as further set out in the Acquiror Charter Amendment.

“Acquiror Class B Series 1 RSRs” means Restricted Stock Rights of Acquiror designated as “Class B Series 1 RSRs” to be issued pursuant to this Agreement and as further set out in the Acquiror Charter Amendment.

“Acquiror Class B Series 2 RSRs” means Restricted Stock Rights of Acquiror designated as “Class B Series 2 RSRs” to be issued pursuant to this Agreement and as further set out in the Acquiror Charter Amendment.

“Acquiror Class B Series 3 RSRs” means Restricted Stock Rights of Acquiror designated as “Class B Series 3 RSRs” to be issued pursuant to this Agreement and as further set out in the Acquiror Charter Amendment.

“Acquiror Common Share” means a share of Acquiror Common Stock.

“Acquiror Common Stock” means Acquiror Class A Common Stock and Acquiror Class B Common Stock.

“Acquiror Key Holders” means the Sponsor and each Person that owns shares of Acquiror Class B Common Stock as of immediately prior to the Business Combination.

“Acquiror Outstanding Share Number” means a number equal to the number of fully diluted outstanding shares of Acquiror Common Stock, as of immediately prior to the Closing, after giving effect to the Acquiror Share Redemptions and the PIPE Investment.

“Acquiror Share Redemption” means the valid election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with obtaining the Acquiror Shareholder Approval.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approval” means the approval of (i) those Transaction Proposals identified in clauses (A) and (B) of Section 7.2(b)(ii), in each case, by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose and (ii) those Transaction Proposals identified in clauses (C), (D), (E), (F), (G), (H), (I) and (J), of Section 7.2(b)(ii), in each case, by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents), in each case, at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose.

“Acquiror Shareholders” means the shareholders of Acquiror as of the applicable time.

“Acquiror Transaction Expenses” means the out-of-pocket fees, costs, expenses, commissions or other amounts incurred, paid or otherwise payable by or on behalf of Acquiror or Acquiror’s Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement or the Ancillary Agreements or otherwise in connection with the transactions contemplated hereby or thereby, including: (i) deferred underwriting commissions disclosed in any Acquiror SEC Filings, (ii) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, legal, accounting, tax, public relations and investor relations advisors, the Trustee and transfer or exchange agent, as applicable, and other customary professional fees (including proxy solicitors, financial printers, consultants and administrative service providers), (iii) costs and expenses related to (x) directors’ and officers’ liability insurance or (y) the preparation, filing and distribution of the Proxy Statement and other Acquiror SEC Filings, (iv) amounts outstanding under Working Capital Loans or pursuant to that certain Administrative Services Agreement, dated as of June 29, 2021, between Acquiror and Social + Capital Partnership, L.L.C., or (v) filing fees paid or payable by or on behalf of Acquiror or any of its Affiliates to Antitrust Authorities or other Governmental Authorities in connection with the transactions contemplated hereby.

“Acquisition Proposal” means, other than the transactions contemplated hereby and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of the Company and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation, inquiry, proceeding, or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means all applicable laws, regulations, administrative orders, and decrees concerning or relating to the prevention of money laundering or countering the financing of terrorism, including, without limitation, the Currency and Financial Transactions Reporting Act of 1970, as amended by the USA PATRIOT Act, which legislative framework is commonly referred to as the “Bank Secrecy Act,” and the rules and regulations thereunder.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination (as defined in the Acquiror’s Governing Documents).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.

“Cayman Registrar” means the Cayman Registrar under the Companies Act.

“Closing Company Unitholders” means (i) the Existing Company Unitholders (other than PMEL) and (ii) the PMEL Post-Combination Unitholders.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Equityholder Approval” means the approval of this Agreement and the transactions contemplated hereby, including the Business Combination, and the making of any filings, notices or information statements in connection with the foregoing, by each of the two Existing Company Unitholders who hold Legacy Class A Units, in accordance with the terms of the Company Limited Partnership Agreement and applicable Law.

“Company Fundamental Representations” means the representations and warranties made pursuant to Section 3.1 (Company Organization), Section 3.2 (Subsidiaries), Section 3.3 (Due Authorization), Section 3.6 (Capitalization of the Company), Section 3.7 (Capitalization of Subsidiaries) and Section 3.16 (Brokers’ Fees).

“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among each of the Requisite Company Unitholders, Acquiror and the Company, as amended or modified from time to time.

“Company Intellectual Property” means all Intellectual Property owned or purported by the Company or any of its Subsidiaries to be owned by the Company or any of its Subsidiaries.

“Company Limited Partnership Agreement” means the First Amended and Restated Deed for the Establishment of a Limited Partnership, dated as of January 17, 2022, by and among Tolerantia, LLC, Control Empresarial de Capitales, S.A. de C.V., ProKidney Management Equity LLC and ProKidney GP Limited.

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business, credit or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or change in climate, (e) any epidemic, pandemic or other disease outbreak (including COVID-19 and any COVID-19 Measures), (f) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (g) any failure of the Company to meet any projections or forecasts (provided that this clause (g) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (h) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, services, supplies, materials or other goods or services purchased from third party suppliers), (i) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any landlords, customers, suppliers, lenders, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (i) shall be disregarded for purposes of the representation and warranty set forth in Section 3.4 and the condition to Closing with respect thereto), (j) any matter set forth on the Company Disclosure Letter, (k) any Events to the extent actually known by those individuals set forth on Section 1.3 of the Acquiror Disclosure Letter on or prior to the date hereof, (l) any regulatory, preclinical, clinical, pricing or reimbursement changes, effects, developments or occurrences arising after the date hereof and relating to or affecting any Company Product (including (1) any negative regulatory actions, requests, recommendations or decisions of any Governmental Authority relating to any Company Product or (2) any preclinical or clinical studies, trials, tests, results or adverse events, or announcements of any of the foregoing with respect to any Company Product), in each case, as applicable and solely to the extent not resulting from or arising out of any fraud or intentional misconduct or misrepresentation, any violation of any applicable Law or order, or any negligent or reckless actions or omissions of the Company or its Subsidiaries or other conduct inconsistent with that of a prudent company operating in the industry of the Company, or (m) any action taken by, or at the request of, Acquiror; provided, further, that any Event referred to in clauses (a), (b), (d), (f) or (h) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Products” means any and all products or services being developed or commercialized by the Company or any of its Subsidiaries from which the Company or any of its Subsidiaries has derived previously, is currently deriving, or is expected to derive, revenue from the sale or provision thereof, including REACT.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of Software subject to such license, that such Software subject to such license, or other Software incorporated into, derived from, or used or distributed with such Software subject to such license (i) in the case of Software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Governmental Order, Action, directive, guidelines or recommendations promulgated by any Governmental Authority that has jurisdiction over the Company or its Subsidiaries, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“Earnout Company Units” means the New Company Common Units issuable pursuant to Section 2.5 upon the vesting and settlement of the New Company Earnout RCUs.

“Earnout Participant” means a holder of Legacy Class A Units. For clarity, neither PMEL nor any PMEL Post-Combination Unitholder shall be treated as an Earnout Participant pursuant to this Agreement.

“Earnout Period” means the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date.

“Earnout Pro Rata Portion” means the quotient (expressed as a percentage) of (i) the number of New Company Common Units held by such Earnout Participant immediately after giving effect to the Recapitalization divided by (ii) the total number of New Company Common Units held by all Earnout Participants immediately after giving effect to the Recapitalization; provided, however, that in no event shall the aggregate Earnout Pro Rata Portion of all Earnout Participants exceed 100%.

“Earnout Series Amount” means 5,833,333.33.

“Earnout Shares” means the shares of Acquiror Class B Common Stock issuable pursuant to Section 2.5 upon the vesting and settlement of the Acquiror Class B Earnout RSRs.

“Earnout Strategic Transaction” means the occurrence in a single transaction or as a result of a series of related transactions, of (i) a merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction with respect to Acquiror, in each case, in which shares of Acquiror Common Stock are exchanged for cash, securities of another Person or other property (excluding, for the avoidance of doubt, any domestication of Acquiror or any other transaction in which shares of Acquiror Common Stock are exchanged for substantially similar securities of Acquiror or any successor entity of Acquiror) or (ii) the sale, lease or other disposition, directly or indirectly, by Acquiror of all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole (excluding any such sale or other disposition to an entity at least a majority of the combined voting power of the voting securities of which are owned by holders of shares of Acquiror Common Stock).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Value” means $1,750,000,000.00.

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Company Unitholder” means any Person who holds Legacy Class A Units or Legacy Class B Units as of immediately prior to the Closing.

“FDA” means the United States Food and Drug Administration or any successor agency or authority having substantially the same function.

“FDA Laws” means all applicable Laws related to the research, development, investigation, manufacture, processing, labeling, packaging, storage, distribution, marketing, advertising, promotion, sale, import, export, use, handling and control, safety, efficacy, and reliability of therapeutic biologic products, including (a) the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. 301 et seq.), (b) the Public Health Service Act of 1944, (c) the rules and regulations promulgated and enforced by the FDA thereunder, including, as applicable, requirements relating to applications to market new therapeutics, (d) Laws governing the conduct of non-clinical laboratory studies, including FDA’s Good Laboratory Practices regulations contained in 21 C.F.R. Part 58, (e) Laws governing the development, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials, including FDA’s Good Clinical Practice regulations contained in 21 C.F.R. Parts 11, 50, 54, 56 and 312, (f) Laws governing data-gathering activities relating to the detection, assessment, and understanding of adverse events, including adverse event reporting regulations of FDA, (g) Laws related to data integrity, including the electronic record and signature requirements contained in 21 CFR Part 11, as applicable, and (h) all comparable state, federal or foreign Laws relating to any of the foregoing, including ISO 13485:2016 and applicable International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use and the International Organization for Standardization requirements.

“Federal Health Care Program” has the meaning specified in 42 U.S.C. § 1320a-7b and includes the Medicare, Medicaid and TRICARE programs.

“Federal Privacy and Security Regulations” shall mean the regulations contained in 45 C.F.R. Parts 160 and 164.

“Flow-Through Tax Returns” means any IRS Form 1065 of the Company or any of its Subsidiaries and any state, local or non-U.S. Tax Return of the Company or any of its Subsidiaries serving a similar purpose in a jurisdiction that treats the Company or such Subsidiary as a flow-through entity for income Tax purposes.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of an Irish limited partnership are its limited partnership agreement and certificate of registration and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (including any self-regulatory organization), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“Health Care Law” means any applicable Law relating to health care regulatory matters, including (a) Laws related to Federal Health Care Programs, (b) applicable state anti-kickback and physician self-referral laws, (c) state information privacy and security Laws, (d) international data privacy and security Laws, such as the EU General Data Protection Regulation, as amended or superseded, EU Data Protection Directive 95/46/EC, and national implementations thereof, (e) any regulations related to those Laws described in clauses (a) through (d) of this paragraph, and (f) any Laws similar to those described in clauses (a) through (d) of this paragraph within or concerning any other federal, state, local or foreign jurisdiction and/or authority.

“HIPAA” shall mean, collectively, the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, as each is amended from time to time including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), and the Security Standards (45 C.F.R. Parts 160, 162 and 164) promulgated under the Administrative Simplifications subtitle of the Health Insurance Portability and Accountability Act of 1996, as amended by the final HIPAA omnibus rule, Modifications to the HIPAA Privacy, Security, Enforcement, and Breach Notification Rules Under HITECH and the Genetic Information Nondiscrimination Act; Other Modifications to HIPAA, published in January 2013.

“Holder Representative” means Pablo Legorreta.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any and all intellectual property or other related proprietary rights (whether common law or statutory rights) in any jurisdiction throughout the world arising under or associated with:

(i) patents, patent applications, invention disclosures, statutory invention registrations, registered designs and similar or equivalent rights in inventions, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, and other designations or indicia of origin, and internet domain names, uniform resource locators, social media handles, and other names, identifiers and locators associated with Internet addresses, sites, and services, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) copyrights and copyrightable works and any other equivalent rights in works of authorship (whether or not registrable, including rights in Software and other works of authorship); (iv) registrations and applications for any of the foregoing (i)-(iii); (v) trade secrets, industrial secret rights, know-how, processes, methods and other confidential information or proprietary rights (collectively, “Trade Secrets”); and (vi) any other similar intellectual property or related proprietary rights.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means computers, Software, hardware, servers, workstations, routers, hubs, switches, data communications lines, networks and all other information technology equipment and all associated documentation.

“Key Holders” means (a) the Persons set forth on Section 1.1 of the Company Disclosure Letter and (b) the Acquiror Key Holders.

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied (except for Owned Land) by the Company or any of its Subsidiaries.

“Legacy Class A Units” means the units of the Company designated as “Class A Units” pursuant to the Company Limited Partnership Agreement.

“Legacy Class B Units” means, collectively, the units of the Company designated as “Class B Units” and “Class B-1 Units” pursuant to the Company Limited Partnership Agreement.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, leases, subleases, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“New Company Common Units” means the units of the Company designated as “Common Units” pursuant to the Second Amended and Restated Company Limited Partnership Agreement.

“New Company Earnout RCUs” means the Series 1 RCUs, the Series 2 RCUs and the Series 3 RCUs.

“New GP” has the meaning specified in the Recitals.

“New GP Joinder” has the meaning specified in the Recitals.

“OIG” shall mean the Office of Inspector General of the U.S. Department of Health and Human Services.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Permits” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under the Real Property Lease, and (C) any Liens encumbering the Owned Land of which the Leased Real Property is a party, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (x) restrictions on transfer under applicable securities Laws and (xi) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Company and its Subsidiaries.

“Per Share Value” means (x) with respect to any Earnout Strategic Transaction within clause (i) of the definition thereof, the per share value of the consideration payable in respect of shares of Acquiror Common Stock in such Earnout Strategic Transaction or (y) with respect to any Earnout Strategic Transaction within clause (ii) of the definition thereof, the amount that would be distributed in respect of each share of Acquiror Common Stock if the proceeds of such Earnout Strategic Transaction were distributed upon a liquidation of Acquiror. For purposes of valuing any non-cash consideration payable in any Earnout Strategic Transaction, (i) the value of any publicly traded security listed on a national securities exchange shall be the volume-weighted average price per share of such security during the ten (10)-Trading Day period ending on the Trading Day immediately preceding the consummation of such Earnout Strategic Transaction, and (ii) the value of any other security or other property shall be the fair market value of such security or other property as reasonably determined in good faith by the disinterested members of the Board of Directors of Acquiror.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, all information that identifies or could reasonably be used to identify an individual person, browser, device or household.

“PIPE Investment” means the purchase of shares of Acquiror Class A Common Stock pursuant to the Subscription Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price for the shares issued in the PIPE Investment plus the aggregate gross purchase price for the New Company Common Units issued in the Post-Recapitalization Unit Issuance.

“PIPE Investors” means those certain investors participating in the PIPE Investment, including any SCS PIPE Investor.

“PMEL” means ProKidney Management Equity LLC, a Bermuda limited liability company.

“PMEL Existing Holders” means certain Persons who, as members of PMEL, hold an indirect interest in the Legacy Class B Units held by PMEL.

“PMEL Post-Combination Unitholders” means the PMEL Existing Holders, their designees, or one or more holding Persons or nominated Persons who receive New Company Common Units or PMEL RCUs on behalf of the PMEL Existing Holders in the PMEL Roll-Up.

“PMEL RCUs” means the Restricted Common Units of the Company designated as “PMEL RCUs” pursuant to the Second Amended and Restated Company Limited Partnership Agreement.

“PMEL Roll-Up” means such reasonable actions as may be taken by PMEL and its manager, the Company and the Legacy General Partner immediately prior to the Closing, in accordance with the terms of the Company Limited Partnership Agreement, to cause the PMEL Post-Combination Unitholders to be admitted to the Company in accordance with the Second Amended and Restated Company Limited Partnership Agreement at the Closing and receive New Company Common Units in the Business Combination.

“Post-Recapitalization Unit Issuance” means the issuance, if any, by the Company of New Company Common Units following the Recapitalization and prior to the Closing at a purchase price of $10.00 per New Company Common Unit, pursuant to subscription agreements (in form substantially consistent with the Subscription Agreements and reasonably acceptable to Acquiror) with PIPE Investors who are Existing Company Unitholders.

“Post-Recapitalization Unit Issuance Number” means the number of New Company Common Units, up to a maximum of 10,000,000 New Company Common Units, issued by the Company in the Post-Recapitalization Unit Issuance, if any.

“Recapitalized Company Unit Number” means 175,000,000, which is the result of dividing the Equity Value by $10.00.

“Requisite Company Unitholders” means those Existing Company Unitholders listed on Section 1.1 of the Company Disclosure Letter.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (including, at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any Person that is the target of Sanctions Laws, including (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States, including the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, or the U.S. Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means any trade, economic or financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SCS PIPE Investor” means a PIPE Investor that is set forth on Section 4.12(e) of the Acquiror Disclosure Letter or an Affiliate of any such PIPE Investor to whom the applicable Subscription Agreement with such PIPE Investor is assigned in accordance with its terms after the date of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series 1 RCU” means the Restricted Common Units of the Company designated as “Series 1 RCUs” pursuant to the Second Amended and Restated Company Limited Partnership Agreement.

“Series 2 RCU” means the Restricted Common Units of the Company designated as “Series 2 RCUs” pursuant to the Second Amended and Restated Company Limited Partnership Agreement.

“Series 3 RCU” means the Restricted Common Units of the Company designated as “Series 3 RCUs” pursuant to the Second Amended and Restated Company Limited Partnership Agreement.

“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto.

“Sponsor” means SCS Sponsor III LLC, a Cayman Islands limited liability company.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and the Company, as amended or modified from time to time.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration or other taxes, governmental charges, duties, levies and other similar charges, in each case to the extent in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Trading Day” means a day on which trading in Acquiror Common Stock occurs on Nasdaq or other national securities exchange.

“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, and (ii) all filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities in connection with the transactions contemplated hereby.

“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Triggering Event” means Triggering Event I, Triggering Event II or Triggering Event III, as applicable.

“Triggering Event I” means that the Volume Weighted Average Price of the Acquiror Class A Common Stock has exceeded $15.00 for 20 Trading Days within any 30 consecutive Trading Day period occurring during the Earnout Period.

“Triggering Event II” means that the Volume Weighted Average Price of the Acquiror Class A Common Stock has exceeded $20.00 for 20 Trading Days within any 30 consecutive Trading Day period occurring during the Earnout Period.

“Triggering Event III” means that the Volume Weighted Average Price of the Acquiror Class A Common Stock has exceeded $25.00 for 20 Trading Days within any 30 consecutive Trading Day period occurring during the Earnout Period.

“Volume Weighted Average Price” or “VWAP” means, for any Trading Day, the per share volume weighted average price of the Acquiror Class A Common Stock as displayed under the heading “Bloomberg VWAP” on the applicable Bloomberg page (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or, if such volume weighted average price is unavailable, the market value of one share of Acquiror Class A Common Stock on such Trading Day, determined, using a volume weighted average price method, by a nationally recognized independent investment banking firm selected by Acquiror). The VWAP will be determined without regard to after-hours trading or any other trading outside of the primary trading session.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.2. Other Defined Terms.

Term	Section
2021 Company Audited Financial Statements	5.3
2022 Company Financial Statements	5.3
Acquiror	Preamble
Acquiror Audited Financial Statements	4.6(d)
Acquiror Charter Amendment	Recitals
Acquiror Cure Period	9.1(g)
Acquiror Disclosure Letter	Article IV
Acquiror Financial Statements	4.6(d)
Acquiror Indemnified Parties	6.7(a)
Acquiror SEC Filings	4.5
Acquiror Securities	4.12(a)
Acquiror Shareholders’ Meeting	7.2(b)(i)
Affiliate Agreements	3.12(a)(vi)
Agreement	Preamble
Agreement End Date	9.1(e)
Akin Gump	10.18(a)
Amended and Restated New GP Governing Documents	Recitals
Ancillary Agreements	10.10
Audited Financial Statements	3.8(a)(i)
Available Acquiror Cash	6.2(a)
Business Combination	Recitals
Class III	6.6(a)
Closing	2.3
Closing Date	2.3
Companies Act	Recitals
Company	Preamble
Company Benefit Plan	3.13(a)
Company Counsel Privileged Communications	10.18(a)
Company Counsel Waiving Parties	10.18(a)
Company Counsel WP Group	10.18(a)
Company Cure Period	9.1(e)
Company Disclosure Letter	Article III
Company Indemnified Parties	6.7(a)
Company Registered Intellectual Property	3.22(a)
Confidentiality Agreement	10.10
D&O Indemnified Parties	6.7(a)
Davis Polk	10.18(a)
Earnout Expiration Date	2.5(a)(iii)
Earnout Strategic Transaction $15.00 Vesting Event	2.5(c)
Earnout Strategic Transaction $20.00 Vesting Event	2.5(c)
Earnout Strategic Transaction $25.00 Vesting Event	2.5(c)
Earnout Strategic Transaction Vesting Events	2.5(c)
ERISA	3.13(a)
Exchange Agreement	Recitals

Term	Section
Export Approvals	3.27(a)
Financial Statements	3.8(a)(ii)
General Partnership Interest	3.6(a)
Government Contract	3.30
Governmental Approval	3.5
Incentive Equity Plan	6.1(a)
Independent Director	6.6(b)
Initial Equity Plan Reserve	6.1(a)
Interim Financing	Recitals
Interim Period	5.1
JOBS Act	4.6(a)
Legacy General Partner	Preamble
Legal Proceedings	3.10
Listing Application	6.3
Lock-Up Agreement	Recitals
Minimum Available Acquiror Cash Amount	6.2(a)
Minimum PIPE Investment Amount	4.12(e)
Mintz	10.18(a)
Modification in Recommendation	7.2(b)(ii)
Multiemployer Plan	3.13(c)
Nasdaq	4.6(c)
New GP	Recitals
New GP Joinder	Recitals
Offer Documents	7.2(a)(i)
Other Indemnitors	6.7(e)
Owned Land	3.21(b)
Personal Information Laws and Policies	3.23(a)
PIPE Proceeds	6.2(a)
Promissory Notes	Recitals
Prospectus	10.1
Proxy Statement	7.2(a)(i)
Purchase Plan	6.1(a)
Q3 Financial Statements	3.8(a)(ii)
Real Property Leases	3.21(a)(iii)
Recapitalization	2.2(a)(ii)
Registration Rights Agreement	Recitals
Second Amended and Restated Company Limited Partnership Agreement	Recitals
Tax Receivable Agreement	Recitals
Terminating Acquiror Breach	9.1(g)
Terminating Company Breach	9.1(e)
Title IV Plan	3.13(c)
Top Vendors	3.29(a)
Transaction Litigation	6.10
Transaction Proposals	7.2(b)(ii)
Transactions	Recitals
Trust Account	10.1
Trust Agreement	4.8
Trustee	4.8
Unpaid Transaction Expenses	2.4(c)
Wachtell Lipton	10.18(b)
Wachtell Lipton Privileged Communications	10.18(b)

Term	Section
Wachtell Lipton Waiving Parties	10.18(b)
Wachtell Lipton WP Group	10.18(b)

Section 1.3. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References to (i) approvals to be given or actions to be taken by the Company shall be construed as references to approvals or actions to be taken by the board of directors of the Legacy General Partner (or its successor), acting in its capacity as general partner of the Company, (ii) references to property owned on record by, or held by, the Company shall be construed as references to property held in the name of the Legacy General Partner (or its successor) in its capacity as general partner of the Company for and on behalf of the Existing Company Unitholders, and (iii) references to property owned beneficially by, or held by, the Company shall be construed as references to the beneficial interest in property held by the Company (whether through the Legacy General Partner or otherwise) for and on behalf of the Existing Company Unitholders. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article III or Article IV (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.4 of the Company Disclosure Letter (in the case of the Company) or Section 1.4 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article III as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article IV as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

(f) Reference to any partnership interest (including the Legacy Class A Units, the Legacy Class B Units and New Company Common Units) other than the General Partnership Interest being “non-assessable” means that such interest will not be subject to calls for any additional payments thereon provided that the relevant partnership interest is fully paid and further provided that the relevant provisions of the Limited Partnerships Act 1907 and the Partnership Act 1890 are complied with in full.

(g) Commercially reasonable actions required by COVID-19 Measures shall be deemed to be in the ordinary course of business consistent with past practice so long as any such COVID-19 Measure remains outstanding.

(h) Any reference made to Legacy Class B Units at the time of the Recapitalization or upon the Business Combination shall be deemed to refer to such Legacy Class B Units following their conversion to Legacy Class A Units pursuant to Section 2.2.8 of the Company Limited Partnership Agreement.

Section 1.4. Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.4 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.4 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II

THE BUSINESS COMBINATION; CLOSING

Section 2.1. New GP Formation. As soon as practicable after the date hereof and in any event prior to the Closing, Acquiror shall cause the formation of New GP. Promptly after such formation and in any event prior to the Closing, Acquiror shall cause New GP to execute and deliver the New GP Joinder.

Section 2.2. Closing Transactions; Business Combination.

(a) Amendments to Governing Documents; Recapitalization. On the Closing Date, immediately prior to the consummation of the Business Combination:

(i) Acquiror shall amend and restate its Governing Documents to be in the form of the Acquiror Charter Amendment, which shall provide for, and include the terms of, the Acquiror Class B Common Stock;

(ii) New GP shall amend and restate its governing documents to be in the form of the Amended and Restated New GP Governing Documents;

(iii) the Existing Company Unitholders shall amend and restate the Company Limited Partnership Agreement to be in the form of the Second Amended and Restated Company Limited Partnership Agreement, pursuant to which (A) each issued and outstanding Legacy Class B Unit that is not vested pursuant to the terms of the applicable award agreement with the applicable PMEL Existing Holder as of such time shall be recapitalized into one PMEL RCU and (B) all other issued and outstanding Legacy Class A Units and Legacy Class B Units shall be recapitalized into an aggregate number of New Company Common Units equal to (x) the Recapitalized Company Unit Number minus (y) the number of PMEL RCUs issued pursuant to the foregoing clause (A), in each case, in accordance with the terms of the Second Amended and Restated Company Limited Partnership Agreement (the “Recapitalization”). For the avoidance of doubt, the PMEL RCUs issued in the Recapitalization shall be subject to the same terms and conditions, including the applicable vesting schedule, as applied to the corresponding Legacy Class B Units (pursuant to the terms of the applicable award agreement with the PMEL Existing Holder) immediately prior to the Closing;

(iv) the PMEL Roll-Up shall be consummated; and

(v) the Post-Recapitalization Unit Issuance, if applicable, shall be consummated.

(b) Business Combination. At the Closing, on the terms and subject to the conditions set forth in this Agreement, the parties shall consummate the Business Combination, pursuant to which:

(i) the Company shall issue and deliver to Acquiror a number of New Company Common Units equal to the Acquiror Outstanding Share Number in exchange for (A) the issuance by Acquiror to the Company of a number of shares of Acquiror Class B Common Stock equal to (1) the Recapitalized Company Unit Number plus (2) the Post-Recapitalization Unit Issuance Number minus (3) the number of PMEL RCUs issued in the Recapitalization, (B) the issuance by Acquiror to the Company of a number of Acquiror Class B PMEL RSRs equal to the number of PMEL RCUs issued in the Recapitalization, (C) the delivery by Acquiror to the Company, via wire transfer of immediately available funds, of an amount in cash equal to the PIPE Proceeds (less the amount of the PIPE Proceeds received by the Company pursuant to the Post-Recapitalization Unit Issuance) and (D) the delivery by Acquiror to the Company, via wire transfer of immediately available funds, of an amount in cash equal to the aggregate cash proceeds available for release to Acquiror from the Trust Account in connection with the transactions contemplated hereby (after giving effect to all of the Acquiror Share Redemptions and after payment of any deferred underwriting commissions being held in the Trust Account and payment of any Transaction Expenses and Acquiror Transaction Expenses);

(ii) New GP shall be admitted as the general partner of the Company and the Legacy General Partner shall cease to be the general partner of the Company and shall no longer hold such general partnership interest; and

(iii) the Company shall distribute to the Closing Company Unitholders shares of Acquiror Class B Common Stock and Acquiror PMEL RSRs received by the Company pursuant to Section 2.2(b)(i)(A) and Section 2.2(b)(i)(B) with such distribution to be in accordance with the Second Amended and Restated Company Limited Partnership Agreement.

(c) Acquiror Class B PMEL RSRs and PMEL RCUs. Acquiror shall reserve and allot a number of shares of Acquiror Class B Common Stock for issuance upon vesting of the Acquiror Class B PMEL RSRs. Upon the vesting of a PMEL RCU in accordance with the terms of the applicable award agreement, if any, such PMEL RCU and the corresponding Acquiror Class B PMEL RSR shall automatically vest, and (x) each issued and outstanding PMEL RCU shall immediately and automatically convert, in accordance with the terms of the Second Amended and Restated Company Limited Partnership Agreement, into one (1) New Company Common Unit and (y) as promptly as reasonably practicable following such vesting event, Acquiror shall settle such Acquiror Class B PMEL RSR by issuing to the holder thereof one (1) share of Acquiror Class B Common Stock. Section 2.5(h) shall apply to the Acquiror Class B PMEL RSRs and PMEL RCUs, mutatis mutandis.

Section 2.3. Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Business Combination (the “Closing”) shall take place by remote exchange of documents at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.4. Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered to Acquiror:

(i) a certificate signed by the Legacy General Partner in its capacity as the general partner of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of the Legacy General Partner, the conditions specified in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(ii) a duly executed certificate, dated as of the Closing Date, satisfying the requirements of Temporary Treasury Regulations Section 1.1445-11T, to the effect that fifty percent (50%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests, or that ninety percent (90%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents;

(iii) the Second Amended and Restated Company Limited Partnership Agreement, duly executed by each of the Closing Company Unitholders;

(iv) the Registration Rights Agreement, duly executed by each of the Closing Company Unitholders party thereto;

(v) the Lock-Up Agreement, duly executed by the Company and each of the Key Holders listed in clause (a) of the definition of Key Holders;

(vi) the Tax Receivable Agreement duly executed by the Company, each of the Closing Company Unitholders party thereto;

(vii) the Exchange Agreement, duly executed by the Company and each of the Closing Company Unitholders party thereto; and

(viii) evidence that the Affiliate Agreements set forth on Section 5.4 of the Company Disclosure Letter have been terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries.

(b) At the Closing, Acquiror and New GP will deliver or cause to be delivered to the Company:

(i) a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.3(a) and Section 8.3(b) have been fulfilled;

(ii) the Second Amended and Restated Company Limited Partnership Agreement, duly executed by Acquiror and New GP;

(iii) the Registration Rights Agreement, duly executed by Acquiror, Sponsor and its Affiliates party thereto;

(iv) the Tax Receivable Agreement, duly executed by Acquiror;

(v) the Exchange Agreement, duly executed by Acquiror and New GP;

(vi) a certified copy of the Register of Members of the holders of shares of Acquiror Class B Common Stock evidencing the issue of the shares of Acquiror Class B Common Stock to the relevant Closing Company Unitholders in accordance with this Agreement;

(vii) a certified copy of the Register of Directors of Acquiror evidencing the appointment of the directors of the Acquiror in accordance with Section 6.6, effective as of the Closing;

(viii) the written resignations of all of the directors and officers of Acquiror (other than any Persons identified as the initial directors of Acquiror after the Closing, in accordance with the provisions of Section 6.6), effective as of the Closing; and

(ix) a notarized and apostilled copy of the Acquiror’s Governing Documents.

(c) At the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued and unpaid Acquiror Transaction Expenses as set forth on a written statement to be delivered to the Company not less than three (3) Business Days prior to the Closing Date pursuant to Section 6.11, and (ii) all accrued and unpaid Transaction Expenses (“Unpaid Transaction Expenses”) as set forth on a written statement to be delivered to Acquiror not less than three (3) Business Days prior to the Closing Date pursuant to Section 6.11, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and, if reasonably required by the Trustee, the certified Taxpayer Identification Numbers, of each payee; provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

(d) At the Closing, subject to the delivery of a notarized and apostilled copy of the Acquiror’s Governing Documents pursuant to Section 2.4(b)(ix), the Company shall deliver such notarized and apostilled copy and the Forms LP2 and LP4 required pursuant to the Limited Partnerships Act 1907 detailing the admission of Acquiror as a limited partner and New GP as the general partner of the Company, duly executed by the Company, to the Companies Registration Office.

Section 2.5. Earnout.

(a) At the Closing, and as additional consideration for the Business Combination, Acquiror and the Company, as applicable, shall issue or cause to be issued, in the aggregate, to the Earnout Participants allocated among the Earnout Participants based on each Earnout Participant’s Earnout Pro Rata Portion, (i) a number of Series 1 RCUs and Acquiror Class B Series 1 RSRs, in each case equal to the Earnout Series Amount, (ii) a number of Series 2 RCUs and Acquiror Class B Series 2 RSRs, in each case equal to the Earnout Series Amount, and (iii) a number of Series 3 RCUs and Acquiror Class B Series 3 RSRs, in each case equal to the Earnout Series Amount, upon the terms and subject to the conditions set forth in this Agreement. Acquiror shall reserve and allot a number of shares of Acquiror Class B Common Stock for issuance upon settlement of the Acquiror Class B Earnout RSRs pursuant to the following:

(i) Triggering Event I. Upon the occurrence of Triggering Event I, if any, the Acquiror Class B Series 1 RSRs and Series 1 RCUs, in the aggregate, shall automatically vest, and each issued and outstanding Series 1 RCU shall immediately and automatically convert, in accordance with the terms of the Second Amended and Restated Company Limited Partnership Agreement, into one (1) New Company Common Unit and (y) as promptly as reasonably practicable following Triggering Event I, Acquiror shall settle each issued and outstanding Acquiror Class B Series 1 RSR by issuing to the holder thereof one (1) share of Acquiror Class B Common Stock.

(ii) Triggering Event II. Upon the occurrence of Triggering Event II, if any, the Acquiror Class B Series 2 RSRs and Series 2 RCUs, in the aggregate, shall automatically vest, and each issued and outstanding Series 2 RCU shall immediately and automatically convert, in accordance with the terms of the Second Amended and Restated Company Limited Partnership Agreement, into one (1) New Company Common Unit and (y) as promptly as reasonably practicable following Triggering Event II, Acquiror shall settle each issued and outstanding Acquiror Class B Series 2 RSR by issuing to the holder thereof one (1) share of Acquiror Class B Common Stock.

(iii) Triggering Event III. Upon the occurrence of Triggering Event III, if any, the Acquiror Class B Series 3 RSRs and Series 3 RCUs, in the aggregate, shall automatically vest, and each issued and outstanding Series 3 RCU shall immediately and automatically convert, in accordance with the terms of the Second Amended and Restated Company Limited Partnership Agreement, into one (1) New Company Common Unit and (y) as promptly as reasonably practicable following Triggering Event III, Acquiror shall settle each issued and outstanding Acquiror Class B Series 3 RSR by issuing to the holder thereof one (1) share of Acquiror Class B Common Stock.

(b) Upon the expiration of the Earnout Period (the “Earnout Expiration Date”):

(i) if Triggering Event I has not occurred, none of the Series 1 RCUs or Acquiror Class B Series 1 RSRs shall vest, and all rights (contingent or otherwise) underlying each Series 1 RCU and each Acquiror Class B Series 1 RSR shall be forfeited and cancelled for no consideration;

(ii) if Triggering Event II has not occurred, none of the Series 2 RCUs or Acquiror Class B Series 2 RSRs shall vest, and all rights (contingent or otherwise) underlying each Series 2 RCU and each Acquiror Class B Series 2 RSR shall be forfeited and cancelled for no consideration; and

(iii) if Triggering Event III has not occurred, none of the Series 3 RCUs or Acquiror Class B Series 3 RSRs shall vest, and all rights (contingent or otherwise) underlying each Series 3 RCU and each Acquiror Class B Series 3 RSR shall be forfeited and cancelled for no consideration.

(c) In the event that after the Closing and prior to the Earnout Expiration Date, an Earnout Strategic Transaction is consummated, then (i) if the Per Share Value in such Earnout Strategic Transaction equals or exceeds $15.00 per share and Triggering Event I has not previously occurred, then Triggering Event I shall be deemed to have occurred (an “Earnout Strategic Transaction $15.00 Vesting Event”); (ii) if the Per Share Value in such Earnout Strategic Transaction equals or exceeds $20.00 per share and Triggering Event II has not previously occurred, then Triggering Event II shall be deemed to have occurred (an “Earnout Strategic Transaction $20.00 Vesting Event”); and (iii) if the Per Share Value in such Earnout Strategic Transaction equals or exceeds $25.00 per share and Triggering Event III has not previously occurred, then Triggering Event III shall be deemed to have occurred (an “Earnout Strategic Transaction $25.00 Vesting Event” and, collectively with the Earnout Strategic Transaction $15.00 Vesting Event and the Earnout Strategic Transaction $20.00 Vesting Event, the “Earnout Strategic Transaction Vesting Events”) and any Acquiror Class B Earnout RSRs (and underlying Earnout Shares) and New Company Earnout RCUs (and underlying Earnout Company Units) that are not deemed earned as of the consummation of such Earnout Strategic Transaction shall be forfeited and cancelled for no consideration. In the event of the occurrence of an Earnout Strategic Transaction Vesting Event, (x) the New Company Earnout RCUs and the Acquiror Class B Earnout RSRs that would vest upon the corresponding Triggering Event shall automatically vest and (y) the Earnout Shares and Earnout Company Units underlying such vested New Company Earnout RCUs and Acquiror Class B Earnout RSRs shall be issued or deemed to have been issued immediately prior to the consummation of the Earnout Strategic Transaction, and the recipients of such issued or deemed to be issued Earnout Shares and Earnout Company Units shall be eligible to participate with respect thereto in such Earnout Strategic Transaction. For the avoidance of doubt, the same Earnout Strategic Transaction could trigger more than one Earnout Strategic Transaction Vesting Event.

(d) If Acquiror or the Company (as applicable) shall, at any time or from time to time, after the date hereof effect a share subdivision, share split, share dividend, reorganization, combination, recapitalization or similar transaction affecting the outstanding shares of Acquiror Class B Common Stock or New Company Common Units, the number of Earnout Shares issuable pursuant to the vesting of the Acquiror Class B Earnout RSRs set forth in this Section 2.5, the number of Earnout Company Units issuable pursuant to the vesting of the New Company Earnout RCUs set forth in this Section 2.5 and the stock price targets included in the definition of each Triggering Event and each Earnout Strategic Transaction Vesting Event, shall be equitably adjusted for such share subdivision, share split, share dividend, reorganization, combination, recapitalization or similar transaction. Any adjustment under this Section 2.5(d) shall become effective at the close of business on the date the share subdivision, share split, share dividend, reorganization, combination, recapitalization or similar transaction becomes effective.

(e) All Earnout Shares issued upon settlement of Acquiror Class B Earnout RSRs will be validly issued, fully paid and non-assessable and free and clear of all Liens (other than any obligations under the Acquiror’s Governing Documents, the Exchange Agreement, the Lock-Up Agreement, the Registration Rights Agreement or applicable securities Law, or Liens created by the holder of such Earnout Shares) when issued. All Earnout Company Units issued upon settlement of New Company Earnout RCUs will be validly issued, fully paid and non-assessable and free and clear of all Liens (other than any obligations under the Second Amended and Restated Company Limited Partnership Agreement, the Exchange Agreement, the Lock-Up Agreement or applicable securities Law, or Liens created by the holder of such Earnout Company Units) when issued.

(f) Concurrently with the issuance of any Earnout Shares and Earnout Company Units to any Person pursuant to this Section 2.5, such Person shall execute a joinder to the Second Amended and Restated Company Limited Partnership Agreement, the Exchange Agreement, the Lock-Up Agreement and the Tax Receivable Agreement, to the extent not already a party thereto.

(g) For the avoidance of doubt, and notwithstanding anything to the contrary herein, each Triggering Event may only occur once, if at all, and in no event shall the Earnout Participants be entitled to receive more than an aggregate of 17,500,000 shares of Acquiror Class B Common Stock and New Company Common Units (subject to any adjustments in accordance with Section 2.5(d)). For the avoidance of doubt, and notwithstanding anything to the contrary herein, no New Company Earnout RCU or Acquiror Class B Earnout RSR shall vest more than once or vest for more than one Earnout Company Unit or Earnout Share, respectively.

(h) Notwithstanding anything to the contrary in this Section 2.5 or this Agreement, before the Earnout Shares and Earnout Common Units are issued in connection with a Triggering Event or in connection with an Earnout Strategic Transaction, the contingent right to receive the Earnout Shares and Earnout Common Units:

(i) does not provide the holders of such contingent right any rights of the holders of Acquiror Common Shares or New Company Common Units, including any right to vote or to receive dividends, distributions or other payment of any kind;

(ii) does not bear interest in any form;

(iii) is not a “security” of Acquiror or the Company and is not assignable or transferable, except by operation of law, will or intestacy; and

(iv) is not represented by any form of certificate or instrument.

Section 2.6. Governing Documents.

(a) Upon the Closing, the Second Amended and Restated Company Limited Partnership Agreement shall be the limited partnership agreement of the Company until thereafter amended as provided therein and under applicable Law.

(b) Upon the Closing, the Amended and Restated New GP Governing Documents shall be the governing documents of the New GP until thereafter amended as provided therein and under applicable Law.

(c) Upon the Closing, the memorandum and articles of association of Acquiror shall be as set forth in the Acquiror Charter Amendment until thereafter amended as provided therein and under applicable Law.

Section 2.7. Directors and Officers. Upon the Closing, the Persons identified as the initial directors and officers of Acquiror as of the Closing in accordance with the provisions of Section 6.6, shall be the directors and officers (and in the case of such officers, holding such positions as set forth on Section 6.6(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.

Section 2.8. Withholding. Notwithstanding any other provision to this Agreement, Acquiror and the Company, as applicable, shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts paid or payable pursuant to this Agreement any such Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Law. To the extent that any amounts are so deducted and withheld and remitted to the appropriate Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 10.9, qualifies the correspondingly numbered and lettered representations in this Article III), the Company represents and warrants to Acquiror as follows:

Section 3.1. Company Organization. The Company has been duly formed and is validly existing as a limited partnership under the Laws of its jurisdiction of organization. The Company is not a legal person but is a partnership pursuant to which the partners carry on business in common with a view of profit. The Company does not have a legal personality separate to its partners. The Company has the requisite power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign partnership in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 3.2. Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 3.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.3. Due Authorization.

(a) Other than the Company Equityholder Approval, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is or will be a party contemplated hereby and (subject to the approvals described in Section 3.5) to consummate the transactions contemplated hereby and thereby (including the PMEL Roll-Up) and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is or will be a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Legacy General Partner in its capacity as the general partner of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is or will be a party contemplated hereby. This Agreement has been, and on or prior to the Closing and upon execution by the Company, such other documents to which the Company is or will be a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and on or prior to the Closing, the other documents to which the Company is or will be a party contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the Board of Directors of the Legacy General Partner has duly adopted resolutions (i) determining that this Agreement and the other documents contemplated hereby to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Business Combination) are advisable and fair to, and in the best interests of, the Company and its partners and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents contemplated hereby to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Business Combination). No other legal action is required on the part of the Company or any of its partners to enter into this Agreement or the documents contemplated hereby to which the Company is or will be a party or to approve the Business Combination.

Section 3.4. No Conflict. Subject to the receipt of the Governmental Approvals set forth in Section 3.5 and except as set forth on Section 3.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is or will be a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby (including the PMEL Roll-Up) do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law, Permit or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 3.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 3.5. Governmental Authorities; Approvals. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Approval”) is required on the part of the Company or its Subsidiaries, or on the part of Acquiror as a result of any Permit held (or required to be held) by the Company or its Subsidiaries, with respect to the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby (including the PMEL Roll-Up), except for (i) any Governmental Approvals required on the part of the Company or its Subsidiaries, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with, on a timely basis, any material obligation of the Company under this Agreement or the Ancillary Agreements, to consummate the transactions contemplated hereby or thereby, or to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects, and (ii) filings required to be made by the Company, pursuant to the Limited Partnerships Act 1907, with the Irish Companies Registration Office.

Section 3.6. Capitalization of the Company.

(a) As of the date of this Agreement, (i) the authorized partnership interests in the Company consists of (A) 186,500,001 Legacy Class A Units, 186,500,001 of which are issued and outstanding as of the date of this Agreement and (B) (1) 7,767,122 Legacy Class B Units designated as “Class B Units” under the Company Limited Partnership Agreement, 7,767,122 of which are issued and outstanding as of the date of this Agreement and (2) 17,347,389 Legacy Class B Units designated as “Class B-1 Units” under the Company Limited Partnership Agreement, 17,347,389 of which are issued and outstanding as of the date of this Agreement, and (ii) the Legacy General Partner holds one (1) Legacy Class A Unit (the “General Partnership Interest”). Other than as described in the immediately preceding sentence, or as issued after the date hereof in accordance with this Agreement, there are no authorized partnership interests of the Company that are issued and outstanding. All of the issued and outstanding partnership interests of the Company (including the Legacy Class A Units and the Legacy Class B Units and the General Partnership Interest) (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens. All of the Legacy Class A Units, Legacy Class B Units and the General Partnership Interest are uncertificated.

(b) Except as set forth on Section 3.6(c) of the Company Disclosure Letter or with respect to the interests in PMEL of the PMEL Existing Holders subject to the PMEL Roll-Up, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into, exchangeable or exercisable for, or with a value that is linked to, partnership interests of the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional Legacy Class A Units or Legacy Class B Units or other partnership interests of the Company, the sale of treasury or other partnership interests of the Company, or for the repurchase or redemption of partnership interests of the Company or the value of which is determined by reference to partnership interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any partnership interests in the Company.

(c) The PMEL Roll-Up will comply in all respects with the Company Limited Partnership Agreement and the Second Amended and Restated Company Limited Partnership Agreement and applicable Law. Neither the Company nor any of its Subsidiaries has incurred, or is reasonably expected to incur, any liabilities (other than reasonable costs and expenses in consummating the PMEL Roll-Up, including attorneys’ fees) as a result of the PMEL Roll-Up, and the PMEL Roll-Up is not reasonably expected to result in, any adverse impact on the condition (financial or otherwise) of the Company or any of its Subsidiaries (other than reasonable costs and expenses in consummating the PMEL Roll-Up, including attorneys’ fees).

Section 3.7. Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.

(b) The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c) Except as set forth on Section 3.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares or other equity interests of such Subsidiaries, the sale of treasury shares or other equity interests of such Subsidiaries, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 3.8. Financial Statements.

(a) Attached as Section 3.8(a) of the Company Disclosure Letter are:

(i) true and complete copies of the audited consolidated balance sheets and statements of operations, cash flows and members’ equity of the Company and its Subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019, together with the auditor’s reports thereon (the “Audited Financial Statements”); and

(ii) true and complete copies of the unaudited condensed consolidated balance sheet and statements of operations, cash flows and members’ equity of the Company and its Subsidiaries as of and for the nine-month period ended September 30, 2021 (the “Q3 Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) Except as set forth on Section 3.8(b) of the Company Disclosure Letter, the Audited Financial Statements, the Q3 Financial Statements and if applicable, when delivered pursuant to Section 5.3, the 2021 Audited Financial Statements, in each case, (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in members’ equity (with respect to the Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q3 Financial Statements to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Q3 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Proxy Statement for filing with the SEC following the date of this Agreement in accordance with Section 5.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) Neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.

Section 3.9. Undisclosed Liabilities. Except as set forth on Section 3.9 of the Company Disclosure Letter, there is no liability, debt or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of the Company or its Subsidiaries, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Closing and that are not material to the Company and its Subsidiaries, taken as a whole, or (d) that that have arisen in connection with the authorization, negotiation, execution or performance of this Agreement or the transactions contemplated hereby, and will be disclosed or otherwise taken into account in the notice of accrued and unpaid Transaction Expenses to be delivered to Acquiror by the Company pursuant to Section 2.4(c).

Section 3.10. Litigation and Proceedings. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, as of the date hereof (a) there are no initiated, pending or, to the knowledge of the Company, threatened, Actions, or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; (b) other than examinations conducted in the ordinary course of a Governmental Authority’s generally applicable supervisory jurisdiction, no investigations or other inquiries have been initiated, are pending, or, to the knowledge of the Company, have been threatened against, the Company or any of the Company’s Subsidiaries or their respective properties or assets by any Governmental Authority; and (c) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries, nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to, any Governmental Order.

Section 3.11. Legal Compliance.

(a) Each of the Company and its Subsidiaries is, and for the prior three (3) years has been, in compliance in all material respects with all applicable Laws.

(b) The Company and its Subsidiaries maintain a program of policies, procedures, and internal controls reasonably designed and implemented to ensure compliance with applicable Law.

(c) For the past three (3) years, neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any of the officers, directors or employees thereof acting in such capacity, has received any written (or, to the knowledge of the Company, any other) notice of, or been charged with, the violation of any Laws, except where such violation has not been, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 3.12. Contracts; No Defaults.

(a) Section 3.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 3.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i) Any Contract with any of the Top Vendors (other than purchase orders, invoices, or statements of work entered into or used in the ordinary course of business consistent with past practice);

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $10,000,000;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last three (3) years, in each case, involving payments in excess of $10,000,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (B) between the Company and its wholly owned Subsidiaries;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and involves aggregate payments in excess of $45,000 in any calendar year;

(v) Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly owned Subsidiary of the Company);

(vi) Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the

Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or equityholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(vii) Contracts with each current employee of, or individual consultant or other individual service provider to, the Company or its Subsidiaries that provide annual base compensation (excluding bonus and other benefits) in excess of $250,000;

(viii) Contracts with each employee or individual consultant of, or other individual service provider to, the Company or its Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(ix) Contracts, other than non-disclosure agreements containing customary confidentiality and non-use provisions and no other non-customary provisions typically included in non-disclosure agreements, containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

(x) Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xi) Each Contract, including license agreements, coexistence agreements, and agreements with covenants not to sue (but not including non-disclosure agreements, contractor services agreements, consulting services agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts, in each case entered into in the ordinary course of business consistent with past practice) pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person a license, covenant not to sue or other right under any material Company Intellectual Property (other than Contracts granting non-exclusive rights in the ordinary course of business consistent with past practice) or (ii) receives from a third Person a license, covenant not to sue or other right under any Intellectual Property that is material to the business of the Company and its Subsidiaries (other than Contracts granting non-exclusive rights to use commercially available off-the-shelf Software and Open Source Licenses);

(xii) Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $15,000,000 in any calendar year;

(xiii) Any Contract that grants to any third Person (A) any “most favored nation rights” or (B) price guarantees for a period greater than one year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $5,000,000 in any calendar year;

(xiv) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and

(xv) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiv) of this Section 3.12(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed or required to be listed pursuant to Section 3.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 3.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract (which claim or notice has not been rescinded), and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 3.13. Company Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority (each, without regard to materiality, a “Company Benefit Plan”). The Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications (C) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) Except as set forth on Section 3.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where the failure to comply would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP, except for any failure that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; and (iv) to the knowledge of the Company, there has not been any material “prohibited transaction” (as such term is defined in Section 406 of ERISA or

Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”) and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) With respect to each Company Benefit Plan, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f) Except as set forth on Section 3.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, except as expressly provided in this Agreement, or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company. The consummation of the transactions contemplated hereby would not reasonably be expected to, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code to any current or former employee, officer or other individual service provider of the Company or a Subsidiary of the Company. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g) With respect to each Company Benefit Plan subject to the Laws of any jurisdiction outside the United States, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) all employer contributions to each such Company Benefit Plan required by Law or by the terms of such Company Benefit Plan have been made, (ii) each such Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing, and (iii) each such Company Benefit Plan required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws.

(h) Each Legacy Class B Unit satisfies the requirements of Internal Revenue Service Rev. Proc. 93-27 and Rev. Proc. 2001-43. With respect to each Legacy Class B Unit, the Company has made available to Acquiror copies of any plan or form of award agreement under which such Legacy Class B Unit was granted.

Section 3.14. Labor Relations; Employees.

(a) Except as set forth on Section 3.14(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there have been no labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

(b) Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except for failures to comply that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or complaint before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement, (iii) notice of any charge or complaint with respect to or relating to them before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, in each case except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) To the knowledge of the Company, no present or former employee, consultant or other independent contractor of the Company or any of the Company’s Subsidiaries’ is in violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information.

(e) Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Senior Vice President or above. To the knowledge of the Company, in the last three (3) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Senior Vice President or above.

Section 3.15. Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material amounts of Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over, and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no material Tax audits or other examinations of the Company or any of its Subsidiaries presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of (nor to the knowledge of the Company has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material amount of Taxes of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, a technical advice memorandum, a change of any method of accounting, or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes or requested, received, or entered into a closing agreement or any similar agreement with any Governmental Authority with respect to any Taxes that would be binding on any of the Company or any of its Subsidiaries after the Closing Date.

(g) Neither the Company nor any of its Subsidiaries is a party to or has any liability under any Tax indemnification or Tax sharing agreement or any other agreement providing for payments in respect of Taxes or Tax benefits (other than (i) this Agreement, the Tax Receivable Agreement, or the Company Limited Partnership Agreement, including any amendments thereto, (ii) any such agreement solely between the Company and its existing Subsidiaries, (iii) customary commercial Contracts or (iv) Contracts entered into in the ordinary course of business not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law or as a transferee or successor or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

(j) No written claim has been made by any Governmental Authority within the last thirty-six (36) months in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(l) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.

(m) The Company and each of its Subsidiaries is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by Law to be so registered, and has complied in all material respects with all Laws relating to such Taxes.

(n) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any material adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized on or prior to the Closing Date, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law).

(o) Neither the Company nor any of its Subsidiaries has deferred the payment of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act (or any similar provision of state, local or non-U.S. Law) or claimed or received any material Tax refund or credit thereunder or pursuant any other Tax legislation related to the COVID-19 pandemic that remains unpaid.

(p) The Company has been treated as a partnership for U.S. federal (and applicable state and local) income Tax purposes at all times since the Company’s date of formation and the Company has not made an election to be treated as an association taxable as a corporation for U.S. federal income Tax purposes.

Section 3.16. Brokers’ Fees. Except as set forth on Section 3.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 3.17. Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and all of the Company’s material insurance policies are in full force and effect, all premiums due thereunder have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 3.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under any of the Company’s insurance policy during the last twelve (12) months.

Section 3.18. Permits; Regulatory Matters.

(a) The Company and its Subsidiaries have obtained, and maintain, all material Permits required to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted, including (a) all authorizations and approvals under the FDA Laws and (b) authorizations of any applicable Governmental Authority that are concerned with the quality, identity, strength, purity, safety, efficacy, testing, manufacturing, distribution, storage, import or export of the Company Products, in each case necessary for the lawful operation of the business of the Company and its Subsidiaries in each jurisdiction in which such Person operates.

(b) Section 3.18(b) of the Company Disclosure Letter sets forth a true, correct and complete list of material Permits held by the Company or its Subsidiaries.

(c) Each material Permit held by the Company or any of the Company’s Subsidiaries is valid, binding and in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) in any material respect of any term, condition or provision of any material Permit to which it is a party, (b) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any Permit; or (c) has received any notice that any Governmental Authority that has issued any Permit intends to cancel, terminate, or not renew any such Permit, except to the extent such Permit may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby.

(d) All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the FDA or other analogous Governmental Authority, when submitted to the FDA or such other Governmental Authority, were believed in good faith to be true, complete and correct in all material respects as of the date of submission and any necessary and required updates, changes, corrections, or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Authority. Each of the Company and its Subsidiaries has maintained or filed with the FDA all material reports, documents, forms, notices, applications, records or claims that are necessary to comply with FDA Laws.

(e) The development, manufacture, testing, processing, distribution, labeling, import and export of the Company Products by or on behalf of the Company is being, and has been, conducted in compliance in all material respects with the FDA Laws and all applicable Permits held by the Company or its Subsidiaries.

(f) All preclinical and clinical investigations sponsored or conducted by or on behalf of the Company or any of its Subsidiaries have been and are being conducted in material compliance with all applicable Laws, including FDA Laws, applicable research protocols, institutional review board or other ethics committee requirements, and applicable federal and state Laws relating to patient privacy requirements or restricting the use and disclosure of Personal Information. Within the last five (5) years, the Company and its Subsidiaries have not received any notice that any Governmental Authority or institutional review board or independent ethics committee has initiated, or threatened to initiate, any action to suspend, place on hold, terminate, delay or otherwise restrict any clinical trial sponsored or conducted by or on behalf of the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries has received any notice or communication from the FDA, any other Governmental Authority or any third party alleging or asserting noncompliance with any Permit or FDA Law, including any FDA Form-483, Warning Letter, notice of violation, Untitled Letter, “It Has Come to Our Attention” letter, Cyber Letter or notice of inspectional observations. Neither the Company nor any of its Subsidiaries is subject to, and to the knowledge of the Company, there is no act, omission, event or circumstance that would reasonably be expected to give rise to, any administrative, regulatory or enforcement action by any Governmental Authority concerning material noncompliance with any FDA Laws.

(h) Except as set forth in Section 3.18(h) of the Company Disclosure Letter, within the last five (5) years, there have been no recalls, field corrections, suspensions of manufacturing or distribution, clinical holds by any Governmental Authority, seizures, withdrawals, discontinuations or import holds, alerts, detentions or refusals related to the business of the Company or its Subsidiaries or any of the Company Products (and to the knowledge of the Company, none are threatened or pending). There are no pending, and within the last five (5) years, there have not been any, Legal Proceedings or, to the knowledge of the Company, threats thereof related to product liability involving any Company Product, and no such Legal Proceedings or threats have been settled, adjudicated or otherwise disposed of within the last five (5) years.

(i) Neither the Company, its Subsidiaries nor any of their respective employees, agents, officers, directors, managers, representatives and advisors have made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, including the FDA, failed to disclose a material fact required to be disclosed to any Governmental Authority, or committed an act, made a material statement or failed to make a material statement, that, including at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in the FDA’s Compliance Policy Guide, Section 120.100 (CPG 7150.09), or another Governmental Authority to invoke a similar policy. Neither the Company, its Subsidiaries nor any of their respective employees, agents, officers, directors, managers, representatives or, to the knowledge of the Company, advisors have been debarred by the FDA under 21 U.S.C. § 335a or been convicted of any crime or engaged in any conduct that would reasonably be expected to result in such a debarment.

(j) There are no citations, decisions, adjudications or written statements by any Governmental Authority or consent decrees stating that any Company Product is defective or unsafe or fails to meet any standards or requirements promulgated by any such Governmental Authority. To the knowledge of the Company, there is no fact or condition related to any Company Product that would impose upon the Company or its Subsidiaries a duty to recall any Company Product or material liability for returns or other product liability claims with respect to the Company Products.

Section 3.19. Healthcare Regulatory Compliance.

(a) The Company and its Subsidiaries are, and have been, in material compliance with, to the extent applicable to the business of the Company and its Subsidiaries, all Health Care Laws.

(b) Neither the Company, its Subsidiaries nor any of their respective officers, directors, managing employees or agents (as certain of those terms are defined in 42 C.F.R. § 1001.102), nor any other Person described in 42 C.F.R. § 1001.1001(a)(2), nor any other representative of the Company or any of its Subsidiaries: (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program; (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program; (iii) has had a civil monetary penalty assessed against it, him or her under 42 U.S.C. § 1320a-7a; (iv) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (v) to the knowledge of the Company, is or has been involved in any investigation relating to any Federal Health Care Program-related offense.

(c) Neither the Company nor any of its Subsidiaries is a business associate, as such term is defined in 45 C.F.R. § 160.103, as amended. Neither the Company nor any of its Subsidiaries is, or in the last five (5) years has been, in violation of HIPAA. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is, or has been, under investigation by any Governmental Authority for a violation of HIPAA, including receiving any notices from the United States Department of Health and Human Services Office for Civil Rights relating to any such violations.

(d) Neither the Company, its Subsidiaries nor any of their respective employees, agents, officers or directors (i) is a party to a corporate integrity agreement with the OIG (or a foreign equivalent), or (ii) has entered into or is negotiating a settlement agreement with a Governmental Authority relating to Health Care Program Laws.

(e) Each of the Company and each of its Subsidiaries that has received grant funds from a Governmental Authority has complied with the terms of such grant awards and made all filings required under applicable Laws for awardees of such grants.

(f) To the knowledge of the Company, each officer, director, employee, agent, or representative of the Company or any of its Subsidiaries who is or has been an author of any clinical or nonclinical research published in a medical journal or publication in connection with any of the Company Products is, and has been, in connection with such publications, in compliance with the applicable disclosure requirements of the medical journals, research sponsors, and any institutions’ research policies with which such individual must comply.

(g) All arrangements involving the offer, sale, or issuance of an equity interest in the Company or any of its Subsidiaries by the Company, any of its Subsidiaries or their respective representatives to any health care professional or health care provider or organization are, and have been, memorialized in writing, at fair market value, comparable in terms to arrangements with Persons who are not health care professionals, organizations, or other providers, and in compliance with applicable Health Care Program Laws.

Section 3.20. Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 3.21. Real Property.

(a) Section 3.21 of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in, and enjoys peaceful and undisturbed possession of, such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed.

(iii) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any respect following the date of this Agreement, except in accordance with this Agreement and to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(iv) The Company and its Subsidiaries are in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Leased Real Property, and neither the Company nor any of the Company’s Subsidiaries has received any written (or, to the knowledge of the Company, any other) notice alleging any default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder. To the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(v) As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(vi) Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b) None of the Company or any of its Subsidiaries owns any land (“Owned Land”).

Section 3.22. Intellectual Property.

(a) Section 3.22(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered and applied-for with a Governmental Authority and is included in the Company Intellectual Property as of the date of this Agreement, whether applied for or registered in the United States or any other jurisdiction as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and all such Company Registered Intellectual Property is subsisting and, excluding any pending applications included in the Company Registered Intellectual Property, to the knowledge of the Company, is valid and enforceable. No Company Registered Intellectual Property is subject to any outstanding Governmental Order materially adversely affecting the validity or enforceability of, or the Company’s or any of its Subsidiaries’ ownership or use of, or rights in or to, any such Company Registered Intellectual Property.

(b) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company or one of its Subsidiaries exclusively owns the Company Intellectual Property, free and clear of all Liens (other than Permitted Liens) and (ii) to the knowledge of the Company, has sufficient and valid rights to enforce and to use all Intellectual Property material to and used in or reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the Closing Date. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish, any Company Intellectual Property.

(c) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) to the knowledge of the Company, the Company and its Subsidiaries, and the conduct of the businesses of the Company or any of its Subsidiaries, have not in the past three (3) years infringed upon, misappropriated or otherwise violated and are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person, and (ii) there is no Action pending to which the Company or any of the Company’s Subsidiaries is a named party, or to the knowledge of the Company, that is threatened, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person.

(d) Except as set forth on Section 3.22(d) of the Company Disclosure Letter, to and except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the knowledge of the Company (i) no Person is infringing upon, misappropriating or otherwise violating any Company Intellectual Property, and (ii) the Company and its Subsidiaries have not sent to any Person in the past three (3) years any written notice, charge, complaint, claim or other written assertion against any third Person claiming infringement, misappropriation or other violation by or misappropriation of any Company Intellectual Property.

(e) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of any material Trade Secrets included in the Company Intellectual Property and (ii) to the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any such Trade Secrets to or by any Person.

(f) No Governmental Authority, university, college, research institute or other similar organization has sponsored, contributed funding, facilities or personnel, or otherwise been involved with any research or development by the Company or any of its Subsidiaries of any material Company Intellectual Property or Company Product.

(g) To the knowledge of the Company, each Person who created, developed, invented, or otherwise contributed to the creation, development or invention of, any Intellectual Property material to the business of the

Company or any of its Subsidiaries for or on behalf of the Company or its Subsidiary, as applicable, has executed or is obligated to execute a valid and enforceable non-disclosure and assignment agreement containing present assignment of all such Person’s rights, title and interests in and to any such Intellectual Property to the Company or its Subsidiary, as applicable.

(h) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the IT Assets used or held for use by the Company or any of its Subsidiaries (i) operate and perform in all material respects in accordance with their documentation and functional specification and otherwise as required by the businesses of the Company and its Subsidiaries as currently conducted, (ii) have not materially malfunctioned or failed in the past five (5) years and (iii) to the knowledge of the Company, are free from any material bugs or other material defects, or any other devices, codes, instructions or features designed to disrupt, disable, or otherwise materially impair the functioning of any such IT Assets, including any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that are designed to permit unauthorized access or the unauthorized disablement or erasure of information or data (or any parts thereof) stored or processed thereon or thereby.

Section 3.23. Privacy and Cybersecurity.

(a) The Company and its Subsidiaries maintain and are in material compliance with, and during the past three (3) years, have maintained and been in material compliance with, (i) all applicable Laws relating to the privacy and/or security of Personal Information, (ii) the Company’s and its Subsidiaries’ posted or publicly facing policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning Personal Information, data privacy and the security of the Company’s and each of its Subsidiaries’ information technology systems (collectively, (i)-(iii), “Personal Information Laws and Policies”). There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any Personal Information Laws and Policies, and there have been no such Actions brought against the Company or any of the Company’s Subsidiaries. Neither the Company nor any Subsidiary of the Company has received any written notice from any Person relating to a material alleged violation of Personal Information Laws and Policies.

(b) To the knowledge of the Company, during the past three (3) years, (i) there have been no material breaches of the security of the IT Assets used or held for use by the Company and its Subsidiaries in their businesses, and (ii) there have been no disruptions in any such IT Assets that materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries take commercially reasonable and legally compliant measures designed to protect confidential or sensitive information and Personal Information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. During the past three (3) years, neither the Company nor any Subsidiary of the Company has (A) to the knowledge of the Company, experienced any material incident in which such information was stolen, or accessed, used or disclosed without authorization, including in connection with a breach of security, or (B) received any written (or, to the knowledge of the Company, any other) notice or complaint from any Person (including any Governmental Authority) with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

Section 3.24. Environmental Matters.

(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws.

(b) There has been no material release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’

operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c) Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(e) The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 3.25. Absence of Changes. Since September 30, 2021, there has not been any Company Material Adverse Effect.

Section 3.26. Anti-Corruption Compliance.

(a) For the past five (5) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b) To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 3.27. Anti-Money Laundering Laws, Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions Laws or any Export Approvals.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or indirectly with any Sanctioned Person or in any Sanctioned Country.

Section 3.28. Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Proxy Statement will, on the date of any filing of the Proxy Statement with the SEC, on the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.29. Vendors.

(a) Section 3.29(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top twenty (20) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the 12 months ending December 31, 2021 (the “Top Vendors”).

(b) Except as set forth on Section 3.29(a) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 3.30. Government Contracts. The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services (each of clause (i) and (ii), a “Government Contract”). Neither the Company nor any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Government Contract.

Section 3.31. No Additional Representation or Warranties. Except as provided in this Article III or in any Ancillary Agreement, neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) or (ii) in the disclosure letter delivered by Acquiror to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 10.9, qualifies the correspondingly numbered and lettered representations in this Article IV), Acquiror represents and warrants to the Company as follows:

Section 4.1. Organization. Acquiror has been duly incorporated and is validly existing as an exempted company limited by shares in good standing under the Laws of the Cayman Islands, being its jurisdiction of incorporation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Acquiror is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 4.2. Due Authorization.

(a) Acquiror has all requisite corporate power and authority to (x) execute and deliver this Agreement and the documents contemplated hereby, and (y) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders. No other company proceeding on the part of Acquiror is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by Acquiror, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i) each of those Transaction Proposals identified in clauses (A) and (B) of Section 7.2(b)(ii) shall require approval by special resolution of an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose; and

(ii) each of those Transaction Proposals identified in clauses (C)¸ (D), (E), (F), (G), (H), (I) and (J) of Section 7.2(b)(ii), in each case, shall require approval by ordinary resolution of an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;

(c) The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and the consummation of the transactions contemplated hereby, including the Business Combination.

(d) At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination (as defined in Acquiror’s Governing Documents).

Section 4.3. No Conflict. Subject to the Acquiror Shareholder Approval and receipt of the Governmental Approvals set forth in Section 4.7, the execution and delivery of this Agreement by Acquiror and the other documents contemplated hereby by Acquiror and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror is a party or by which Acquiror may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.

Section 4.4. Litigation and Proceedings. As of the date hereof, there are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror, its properties or assets, or, to the knowledge of Acquiror, any of its directors, managers, officers or employees (in their capacity as such). As of the date hereof, there are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror, its respective properties or assets, or, to the knowledge of Acquiror, any of its directors, managers, officers or employees (in their capacity as such). As of the date hereof, there is no outstanding Governmental Order imposed upon Acquiror, nor are any assets of Acquiror’s business bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, Acquiror is in compliance with all applicable Laws in all material respects. Since its formation, Acquiror has not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 4.5. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since July 2, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended or supplemented since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 4.6. Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since July 2, 2021, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since July 2, 2021, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of The Nasdaq Capital Market (“Nasdaq”). The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on Nasdaq.

(d) The Acquiror SEC Filings contain true and complete copies of (i) the audited balance sheet as of March 2, 2021, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from February 25, 2021 (inception) through March 2, 2021, together with the auditor’s reports thereon (the “Acquiror Audited Financial Statements”) and (ii) the unaudited balance sheet as of September 30, 2021 and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from February 25, 2021 (inception) through September 30, 2021, together with the notes thereto (together with the Acquiror Audited Financial Statements, the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and, in the case of unaudited interim financial statements, the absence of footnotes or the inclusion of limited footnotes), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither Acquiror (including, to the knowledge of Acquiror, any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any written claim or allegation regarding any of the foregoing.

Section 4.7. Governmental Authorities; Approvals. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Approval is required on the part of Acquiror with respect to Acquiror’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for as otherwise disclosed on Section 4.7 of the Acquiror Disclosure Letter or Section 3.5 of the Company Disclosure Letter.

Section 4.8. Trust Account. As of the date of this Agreement, Acquiror has at least $250,000,000.00 in the Trust Account (including, if applicable, an aggregate of approximately $7,700,000.00 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of June 29, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Acquiror to liquidate and dissolve pursuant to Acquiror’s Governing Documents shall terminate, and as of the Closing, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Closing, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account (after giving effect to Acquiror Share Redemptions) will not be available to Acquiror on the Closing Date.

Section 4.9. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.10. Absence of Changes. Since July 2, 2021, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement and (b) except as set forth in Section 4.10 of the Acquiror Disclosure Letter, Acquiror has, in all material respects, conducted its business and operated their properties in the ordinary course of business consistent with past practice.

Section 4.11. No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of Acquiror, except for liabilities, debts, obligations, claims or judgments (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 4.12. Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror is $55,500.00 divided into (i) 500,000,000 shares of Acquiror Class A Common Stock, 25,640,000 of which are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 Shares of Acquiror Class B Common Stock, 6,250,000 of which are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 preference shares, par value $0.0001, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities. Except as disclosed in the Acquiror SEC Filings and except for the Subscription Agreements and the Registration Rights Agreement, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror.

(c) Except as set forth on Section 4.12(c) of the Acquiror Disclosure Letter or as contemplated by this Agreement or the other documents contemplated hereby, in connection with the PIPE Investment, and for redemptions required pursuant to Acquiror’s Governing Documents, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for or with a value that is linked to Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d) The shares of Acquiror Class B Common Stock, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e) On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements, in substantially the form attached to Section 4.12(e) of the Acquiror Disclosure Letter, with PIPE Investors pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Acquiror Class A Common Stock for a PIPE Investment Amount of at least $500,000,000.00 (such amount, the “Minimum PIPE Investment Amount”), at least $100,000,000.00 of which is in respect of such shares to be so purchased by one or more SCS PIPE Investors. Such Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms.

(f) Acquiror has no Subsidiaries and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 4.13. Indebtedness. Acquiror does not have any Indebtedness.

Section 4.14. Brokers’ Fees. Except fees described on Section 4.14 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 4.15. Taxes.

(a) All material Tax Returns required to be filed by or with respect to Acquiror have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material amounts of Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of Acquiror.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(d) No material Tax audit or other examination of Acquiror is presently in progress, nor has Acquiror been notified in writing of (nor to the knowledge of Acquiror has there been) any request or threat for such an audit or other examination.

(e) There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material amount of Taxes of Acquiror.

(f) Acquiror has not participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.

Section 4.16. Business Activities.

(a) Since formation Acquiror has not conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror.

(b) Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) As of the date hereof, except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), Acquiror is not party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract, other than Acquiror Transaction Expenses.

Section 4.17. Nasdaq Stock Market Quotation. The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “DNAC”. Acquiror is in compliance with the rules of Nasdaq and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or terminate the listing of Acquiror Class A Common Stock on Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock under the Exchange Act except as contemplated by this Agreement.

Section 4.18. Proxy Statement. On the date the Proxy Statement is filed pursuant to Section 14A of the Exchange Act, the Proxy Statement (or any amendment or supplement thereto) shall comply in all material respects with the applicable requirements of the Exchange Act. On the date of any filing pursuant to Section 14A of the Exchange Act, the date the Proxy Statement is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, the Proxy Statement (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Proxy Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company or any Existing Company Unitholder specifically for inclusion in the Proxy Statement.

Section 4.19. PIPE Investment.

(a) Acquiror has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide the PIPE Investment. To the knowledge of Acquiror, as of the date of this Agreement, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each PIPE Investor, and none of the execution, delivery or performance of obligations under such Subscription Agreement by Acquiror or, to the knowledge of Acquiror, each PIPE Investor, violates any Laws. As of the date of this Agreement, there are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor relating to any Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investors. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement, assuming the occurrence of the Closing in accordance with the terms of this Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other agreements related to the transactions contemplated herein) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

(b) As of the date of this Agreement, no fees, consideration or other discounts are payable or have been agreed by Acquiror or any of its Subsidiaries to any PIPE Investor in respect of its portion of the PIPE Investment Amount, except as set forth in the Subscription Agreements.

Section 4.20. No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, Acquiror and its directors, managers, officers, employees or representatives acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III or in the Ancillary Agreements, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article  III, with all faults and without any other representation or warranty of any nature whatsoever.

Section 4.21. No Additional Representation or Warranties. Except as provided in this Article IV or any Ancillary Agreement, neither Acquiror nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates or equityholders and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates or equityholders. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror and its Subsidiaries and, except as provided in this Article IV, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or any of its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror and its Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.1. Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article IX (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement or the Ancillary Agreements, as required by Law, as set forth on Section 5.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate the business of the Company in the ordinary course of business consistent with past practice; provided, that, notwithstanding anything to the contrary in this Agreement, the Company or any of its Subsidiaries may take any action, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, in order to respond to the impact of COVID-19 or comply with any applicable COVID-19 Measures; provided, further, in each case, that (i) such actions are reasonably necessary in the good faith determination of the Company and taken to preserve the continuity of the business of the Company and its Subsidiaries and/or the health and safety of their respective employees and (ii) the Company shall, to the extent reasonably practicable, inform Acquiror of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from Acquiror with respect thereto. Without limiting the generality of the foregoing, and subject to the two immediately preceding provisos, the Company shall not, and the Company shall cause its Subsidiaries not to, except as contemplated by this Agreement or the Ancillary Agreements, as required by Law, as set forth on Section 5.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied):

(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;

(b) make or declare any dividend or distribution to the partners of the Company or make any other distributions in respect of any of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(c) subdivide, split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests without payment of any consideration by the Company or its Subsidiaries or (ii) transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 3.12 or Section 3.30 of the Company Disclosure Letter, or any Real Property Lease, in each case, other than entry into such agreements in the ordinary course of business consistent with past practice;

(f) sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, including the Leased Real Property, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

(g) acquire any ownership interest in any real property, other than in the ordinary course of business;

(h) except as otherwise required by existing Company Benefit Plans or the Contracts listed on Section 3.12(a) of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee in the ordinary course of business consistent with past practice, (ii) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, or hire, promote, demote or terminate the employment of employees of the Company or any of the Company’s Subsidiaries at the level of Executive Vice President or above, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vi) take any action to amend or waive any performance vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice;

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, other than any such transaction (i) in which the aggregate consideration does not exceed, individually or in the aggregate, $10,000,000 and (ii) that is not reasonably expected to individually or in the aggregate, materially impair or delay the ability of the Company to perform its obligations hereunder;

(j) make any material loans or material advances to any Person, except for (i) advances to employees, officers or independent contractors of the Company or any of the Company’s Subsidiaries for indemnification, attorneys’ fees, travel and other expenses incurred in the ordinary course of business consistent with past practice, (ii) loans or advances among the Company and its wholly owned Subsidiaries or among the wholly-owned Subsidiaries, and (iii) extended payment terms for customers in the ordinary course of business;

(k) (i) make, change or revoke any material Tax election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method for Tax purposes in respect of material Taxes or change any Tax accounting period, (iv) file any material Tax Return in a manner inconsistent with past practice (except as otherwise required by applicable Law), (v) fail to pay any material Taxes when due, (vi) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with any Governmental Authority, (vii) seek or apply for any Tax ruling, (viii) settle any claim or assessment in respect of any material Taxes, (ix) knowingly surrender or allow to expire any right to claim a refund of any material Taxes, or (x) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(l) (i) incur or assume any Indebtedness or guarantee any such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or guaranty any debt securities of another Person, in each case in excess of $10,000,000, other than (A) trade payables incurred in the ordinary course of business, (B) any indebtedness or guarantees incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly-owned Subsidiaries or (C) any indebtedness incurred in connection with the Interim Financing or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $5,000,000, except as otherwise contemplated by this Agreement or as such obligations become due;

(m) issue any additional equity interests in the Company or securities exercisable for or convertible into equity interests in the Company or grant any additional equity or equity-based compensation, other than grants of equity or equity-based compensation to employees or other individual service providers of the Company or its Subsidiaries that are included in the Recapitalized Company Unit Number immediately following the Recapitalization;

(n) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Transactions);

(o) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 individually and less than $3,000,000 in the aggregate, in each case, after giving effect to, and excluding from such calculation, any amount covered under the insurance policies of the Company and its Subsidiaries;

(p) grant to, or agree to grant to, any Person a license or covenant not to sue or other right under any Company Intellectual Property that is material to the Company and its Subsidiaries, or sell, transfer, assign or otherwise dispose of, abandon or permit to lapse any rights to any Company Intellectual Property that is material to the Company and its Subsidiaries (other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice) except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period);

(q) disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any material trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the ordinary course of business or pursuant to written obligations to maintain the confidentiality thereof;

(r) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 5.1(r) of the Company Disclosure Letter, in the aggregate;

(s) enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(t) waive any material restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(u) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person, in each case, except where such limitation does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the operation of the businesses of the Company and its Subsidiaries, taken as a whole, in the ordinary course of business consistent with past practice;

(v) take any action in connection with the PMEL Roll-Up in contravention of the Company Limited Partnership Agreement or the Second Amended and Restated Company Limited Partnership Agreement or applicable Law or that would otherwise result in, or would reasonably be expected to result in, any liability (other than reasonable costs and expenses in consummating the PMEL Roll-Up, including attorneys’ fees) to the Company or any of its Subsidiaries or any adverse impact on the condition (financial or otherwise) of the Company or any of its Subsidiaries (other than reasonable costs and expenses in consummating the PMEL Roll-Up, including attorneys’ fees);

(w) amend in a manner materially detrimental to the Company or any of the Company’s Subsidiaries, terminate, permit to lapse or fail to use reasonable best efforts to maintain any material Governmental Approval or material Permit required for the conduct of the business of the Company or any of the Company’s Subsidiaries to be conducted in all material respects as conducted on the date hereof or as contemplated as of the date hereof; or

(x) enter into any agreement to do any action prohibited under this Section 5.1.

Section 5.2. Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law (including any applicable COVID-19 Measures), the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period for the purpose of consummating the transactions contemplated hereby, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request for the purpose of consummating the transactions contemplated hereby; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company.

Section 5.3. Preparation and Delivery of Additional Company Financial Statements. As soon as reasonably practicable following the date hereof, the Company shall deliver to Acquiror (a) the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and partners’ equity of the Company and its Subsidiaries as of and for the twelve (12)-month period ended December 31, 2021, together with the auditor’s reports thereon (the “2021 Company Audited Financial Statements”) and (b) for any quarterly period ending at least 45 days prior to the Closing Date, the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and partners’ equity of the Company and its Subsidiaries as of and for such quarter (collectively, the “2022 Company Financial Statements”), in each case, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such 2021 Company Audited Financial Statements and the 2022 Company Financial Statements, the representations and warranties set forth in Section 3.8 shall be deemed to apply to the 2021 Company Audited Financial Statements and the 2022 Company Financial Statements, as applicable, with the same force and effect as if made as of the date of this Agreement.

Section 5.4. Affiliate Agreements. All Affiliate Agreements set forth on Section 5.4 of the Company Disclosure Letter shall be terminated or settled, at or prior to the Closing, without further liability to Acquiror, the Company or any of the Company’s Subsidiaries.

Section 5.5. Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article IX, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives acting on its or their behalf not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, in each case, in connection with an Acquisition Proposal, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries and their respective representatives shall not be restricted pursuant to the foregoing sentence with respect to any actions explicitly contemplated by this Agreement (including the PIPE Investment) or the Ancillary Agreements.

ARTICLE VI

COVENANTS OF ACQUIROR

Section 6.1. Employee Matters.

(a) Equity Plan and Purchase Plan. Prior to the Closing Date, Acquiror shall approve and, subject to the approval of the Acquiror Shareholders, adopt (i) an incentive equity plan in a form having such terms and conditions as are standard for a public company of a comparable size and nature, with such terms and conditions to be mutually agreed in writing between Acquiror and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Company or Acquiror, as applicable) (the “Incentive Equity Plan”) and (ii) an employee stock purchase plan in a form having such terms and conditions as are standard for a public company of a comparable size and nature, with such terms and conditions to be mutually agreed in writing between Acquiror and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Company or Acquiror, as applicable) (the “Purchase Plan”). The Incentive Equity Plan shall provide for grants of awards to employees and other service providers of Acquiror and its Subsidiaries, with a total pool of awards with respect to shares of Acquiror Class A Common Stock not exceeding ten percent (10)% of the aggregate number of shares of Acquiror Class A Common Stock outstanding immediately after the Closing on a fully-diluted basis (including shares of Acquiror Class A Common Stock into which New Company Common Units may be exchanged pursuant to the Exchange Agreement, but before giving effect to the number of shares of Acquiror Class A Common Stock to be reserved under the Incentive Equity Plan and the Purchase Plan and excluding all Earnout Shares and all Earnout Company Units) (the “Initial Equity Plan Reserve”), with an annual “evergreen” increase of not more than five percent (5%) of the total shares of Acquiror Class A Common Stock outstanding on a fully-diluted basis as of the day prior to such increase (including shares of Acquiror Class A Common Stock into which New Company Common Units may be exchanged pursuant to the Exchange Agreement but excluding the number of shares of Acquiror Class A Common Stock reserved under the Incentive Equity Plan and the Purchase Plan and excluding all Earnout Shares and all Earnout Company Units); provided that, at least three percent (3%) out of such ten percent (10)% Initial Equity Plan Reserve shall be reserved for grants pursuant to the Bonus Program (as described in Section 6.1(a) of the Acquiror Disclosure Letter), with the final number of shares allocated to the Bonus Program to be determined by the Company having considered the advice of the Company’s independent compensation consultant (but not exceeding the Initial Equity Plan Reserve). The Purchase Plan shall provide for the grant of purchase rights with respect to shares of Acquiror Class A Common Stock to employees of Acquiror and its Subsidiaries, with a total pool of shares of Acquiror Class A Common Stock not exceeding two percent (2%) of the aggregate number of shares of Acquiror Class A Common Stock outstanding immediately after the Closing on a fully-diluted basis (including shares of Acquiror Class A Common Stock into which New Company Common Units may be exchanged pursuant to the Exchange Agreement, but before giving effect to the number of shares of Acquiror Class A Common Stock to be reserved under the Incentive Equity Plan and the Purchase Plan and excluding all Earnout Shares and all Earnout Company Units), with an annual “evergreen” increase of one percent (1%) of the total shares of Acquiror Class A Common Stock outstanding on a fully-diluted basis as of the day prior to such increase (including shares of Acquiror Class A Common Stock into which New Company Common Units may be exchanged pursuant to the Exchange Agreement but excluding the number of shares of Acquiror Class A Common Stock reserved under the Incentive Equity Plan and the Purchase Plan and excluding all Earnout Shares and all Earnout Company Units).

(b) Within two (2) Business Days following the expiration of the sixty (60)-day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file a registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Class A Common Stock issuable under the Incentive Equity Plan and the Purchase Plan (each of which shall become effective upon filing), and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan and the Purchase Plan remain outstanding. Upon the effectiveness of such Form S-8 (or other applicable form), Acquiror shall grant to certain employees and members of the Board of Directors of the Acquiror, awards related to Acquiror Class A Common Stock under the Incentive Equity Plan (including the Bonus Program) in accordance with the terms and conditions set forth in Section 6.1(a) of the Acquiror Disclosure Letter.

(c) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 6.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.2. Trust Account Proceeds and Related Available Equity.

(a) If (i) the amount of cash and cash equivalents available in the Trust Account immediately prior to the Closing, after deducting the amounts required to satisfy the Acquiror Share Redemption Amount (but prior to payment of any deferred underwriting commissions being held in the Trust Account or payment of any Transaction Expenses or Acquiror Transaction Expenses), plus (ii) the PIPE Investment Amount actually received by Acquiror (or directly by the Company pursuant to the Post-Recapitalization Unit Issuance) prior to or substantially concurrently with the Closing (the “PIPE Proceeds”) (the sum of (i) and (ii), the “Available Acquiror Cash”) is equal to or greater than $500,000,000.00 (the “Minimum Available Acquiror Cash Amount”), then the condition set forth in Section 8.3(d) shall be satisfied.

(b) Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.3. Nasdaq Listing. From the date hereof through the Closing, Acquiror shall ensure Acquiror remains listed as a public company on Nasdaq, shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, in connection with the transactions contemplated by this Agreement, covering Acquiror Class A Common Stock (the “Listing Application”), and the Company shall reasonably cooperate with Acquiror with respect to the Listing Application. Acquiror shall use its reasonable best efforts to cause: (a) the Listing Application to have been approved by Nasdaq; (b) Acquiror to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (c) the Acquiror Class A Common Stock to be approved for listing on Nasdaq, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately following the Closing, and in each of case (a), (b) and (c), the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Acquiror with respect thereto.

Section 6.4. No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article IX, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives acting on its and their behalf, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 6.5. Acquiror Conduct of Business.

(a) During the Interim Period, Acquiror shall, except as contemplated by this Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements, as required by Law, as set forth on Section 6.5 of the Acquiror Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate its business in the ordinary course of business consistent with past practice; provided, that, notwithstanding anything to the contrary in this Agreement, Acquiror may take any action, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, in order to respond to the impact of COVID-19 or comply with any applicable COVID-19 Measures; provided, further, in each case, that (i) such actions are reasonably necessary in the good faith determination of Acquiror and taken to preserve the continuity of the business of Acquiror and/or the health and safety of its employees and (ii) Acquiror shall, to the extent reasonably practicable, inform the Company of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from the Company with respect thereto. Without limiting the generality of the foregoing, and subject to the two immediately preceding provisos, except as contemplated by this Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements, as required by Law, as set forth on Section 6.5 of the Acquiror Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not:

(i) seek any approval from the Acquiror Shareholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror, except as contemplated by the Transaction Proposals;

(ii) (x) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s equity interests, (y) subdivide, split, combine, reclassify or, except as contemplated by the Transaction Proposals, otherwise amend any terms of any of Acquiror’s equity interests, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror, other than a redemption of shares of Acquiror Common Stock required to be made as part of the Acquiror Share Redemptions;

(iii) (i) make, change or revoke any material Tax election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method for Tax purposes, in respect of material Taxes or change any Tax accounting period, (iv) file any material Tax Return in a manner inconsistent with past practice (except as otherwise required by applicable Law), (v) fail to pay any material Taxes when due, (vi) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with any Governmental Authority, (vii) seek or apply for any Tax ruling, (viii) settle any claim or assessment in respect of a material amount of Taxes, (ix) knowingly surrender or allow to expire any right to claim a refund of a material amount of Taxes, or (x) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(iv) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than in support of the ordinary course operations of Acquiror or incident to the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, which are not, individually or in the aggregate, material to Acquiror;

(vi) waive, release, compromise, settle or satisfy (A) any pending or threatened material claim (which shall include any pending or threatened Action) or (B) any other Legal Proceeding;

(vii) merge or consolidate itself with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Acquiror (other than the Business Combination);

(viii) commit to making or make or incur any capital commitment or capital expenditure (or series of capital commitments or capital expenditures);

(ix) buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material portion of assets, securities, properties, interests or businesses of any Person;

(x) (A) issue any Acquiror Securities or securities exercisable or exchangeable for or convertible into Acquiror Securities, other than the issuance of the Acquiror Common Stock in the Business Combination or in respect of the PIPE Investment (or the Interim Financing, if applicable) substantially concurrently with the Closing, or (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof; or

(xi) enter into any agreement to do any action prohibited under this Section 6.5.

(b) During the Interim Period, Acquiror shall comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 6.6. Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a) the Board of Directors of Acquiror shall consist of three classes, each holding three-year terms, with the term of the first class of directors expiring at the first annual meeting of shareholders of Acquiror following the Closing, the term of the second class of directors expiring at the second annual meeting of shareholders of Acquiror following the Closing and the term of the third class of directors expiring at the third annual meeting of shareholders of Acquiror following the Closing (“Class III”);

(b) the Board of Directors of Acquiror shall consist of a minimum of seven (7) and a maximum of nine (9) directors, at least a majority of whom shall be “independent” directors for the purposes of Nasdaq rules (each, an “Independent Director”), to initially consist of:

(i) the individuals set forth on Section 6.6(b) of the Company Disclosure Letter; and

(ii) one (1) Independent Director to be nominated by the Sponsor, subject to the prior approval of the Company (not to be unreasonably withheld, conditioned or delayed), who shall initially serve in Class III;

in each case who shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Closing; provided, that the Company shall deliver or cause to be delivered by written notice to Acquiror, as soon as reasonably practicable after the date hereof (but in any event prior to the clearance of the Proxy Statement with the SEC), the names of each director to be nominated pursuant to clause (i) of this Section 6.6(b) and the class of directors in which each such director will serve;

(c) the Chairperson of the Board of Directors of Acquiror shall initially be Pablo Legorreta, who shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Closing;

(d) the Board of Directors of Acquiror shall adopt a policy governing transactions with related parties, the form of which shall be agreed by Acquiror and the Company prior to the Closing and shall provide that any actions or determinations related to any material agreement, arrangement or transaction between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s partners, on the other hand, shall be approved by a majority of the disinterested members of the Board of Directors of Acquiror; and

(e) the initial officers of Acquiror shall be as set forth on Section 6.6(e) of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Closing.

Section 6.7. Indemnification and Insurance.

(a) From and after the Closing, Acquiror agrees that it shall indemnify and hold harmless (x) each present and former director and officer of the Company and each of its Subsidiaries (the “Company Indemnified Parties”) and (y) each present and former director and officer of Acquiror and its Subsidiaries (the “Acquiror Indemnified Parties” and together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Closing provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ (including the Company’s and its Subsidiaries’) former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 6.7.

(b) For a period of six (6) years from the Closing, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of the Company’s policies have been heretofore made available by the Company to Acquiror) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to (and without the consent of the Company, Acquiror shall not) pay an aggregate premium for such insurance in excess of three hundred percent (300%) of the annual premium payable by Acquiror or the Company, as applicable (whichever premium being higher), for such insurance policy for the year ended December 31, 2021; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6)-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing, except that in no event shall Acquiror be required to (and without the consent of the Company, Acquiror shall not) pay an aggregate premium for such insurance in excess of three hundred percent (300%) of the annual premium payable by Acquiror or the Company, as applicable (whichever premium being higher), for such insurance policy for the year ended December 31, 2021, and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 6.7 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.7 shall survive the consummation of the Transactions indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 6.7.

(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

(e) Acquiror hereby acknowledges that certain D&O Indemnified Parties may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such D&O Indemnified Party serves as a manager, member, officer, employee or agent. Acquiror hereby agrees and acknowledges that notwithstanding any such rights that a D&O Indemnified Party may have with respect to any Other Indemnitor(s), (i) Acquiror is the indemnitor of first resort with respect to all D&O Indemnified Parties in respect of all obligations hereunder to indemnify and provide advancement of expenses to D&O Indemnified Parties, (ii) Acquiror shall be required to indemnify and advance the full amount of expenses incurred by the D&O Indemnified Parties, to the fullest extent required by this Agreement, applicable Law, the terms of the Acquiror’s Governing Documents, any agreement to which Acquiror is a party, any vote of the shareholders or the Board of Directors of Acquiror, or otherwise, without regard to any rights the D&O Indemnified Parties may have against the Other Indemnitors and (iii) to the fullest extent permitted by applicable Law, Acquiror irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. Acquiror further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the D&O Indemnified Parties have sought indemnification from Acquiror shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the D&O Indemnified Parties against Acquiror. Notwithstanding anything to the contrary herein, the obligations of Acquiror under this Section 6.7(e) shall only apply to D&O Indemnified Parties in their capacity as D&O Indemnified Parties.

Section 6.8. Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.9. PIPE Investment. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), Acquiror shall not permit any amendment or modification to be made to, permit any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such permitted assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Acquiror Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription

Agreement in accordance with its terms. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice: (i) of any requested amendment to any Subscription Agreement; (ii) of any breach or default to the knowledge of Acquiror (or any event or circumstance that, to the knowledge of Acquiror, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any Subscription Agreement; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, or to the knowledge of Acquiror, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iv) if Acquiror does not expect to receive all or any portion of the applicable purchase price under any PIPE Investor’s Subscription Agreement in accordance with its terms. From the date of this Agreement until the Closing Date (or, if earlier, the valid termination of this Agreement pursuant to Article IX), Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment during such period and consider in good faith any feedback from the Company or its financial advisors with respect to such matters.

Section 6.10. Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other promptly after learning of any shareholder demand (or threat thereof) or other shareholder claim, action, suit, audit, examination, arbitration, mediation, inquiry, Legal Proceeding, or investigation, whether or not before any Governmental Authority (including derivative claims), relating to this Agreement, or any of the transactions contemplated hereby (collectively, “Transaction Litigation”) commenced or to the knowledge of Acquiror or the Company, as applicable, threatened in writing against (a) in the case of Acquiror, Acquiror, any of Acquiror’s controlled Affiliates or any of their respective officers, directors, employees or shareholders (in their capacity as such) or (b) in the case of the Company, the Company, any of the Company’s Subsidiaries or controlled Affiliates or any of their respective officers, directors, employees or shareholders (in their capacity as such). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other with respect to any Transaction Litigation; provided, however, that in no event shall (x) the Company, any of the Company’s Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed) or (y) Acquiror, any of Acquiror’s Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Section 6.11. Expense Statements. At least three (3) Business Days prior to the Closing Date, (a) Acquiror shall deliver to the Company a written statement setting forth Acquiror’s good faith estimate of each accrued and unpaid Acquiror Transaction Expense as of the Closing Date and (b) the Company shall deliver to Acquiror a written statement setting forth the Company’s good faith estimate of each Unpaid Transaction Expense as of the Closing Date.

ARTICLE VII

JOINT COVENANTS

Section 7.1. Antitrust Approvals; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to), as soon as practicable, make such filings with any Governmental Authorities (including all Permits) as may be required under any applicable Law. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b) Each of the Company and Acquiror shall exercise its reasonable best efforts to prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) Acquiror shall cooperate in good faith with the Antitrust Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Antitrust Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Business Combination, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, effective as of the Closing or such later time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.

(d) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Approval under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate with each other in the defense and conduct of such matters. To the extent not prohibited by Law, each party hereto shall keep the other party reasonably informed regarding the status and any material developments regarding any Governmental Approval processes, and the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

Section 7.2. Preparation of Proxy Statement; Shareholders’ Meeting and Approvals.

(a) Proxy Statement.

(i) As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or equityholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Transactions and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement to be mailed to the Acquiror Shareholders after all comments of the SEC on the Proxy Statement are addressed and the definitive version of the Proxy Statement is filed with the SEC.

(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement or any supplement or amendment has been filed, or of any request by the SEC for the amendment or supplement of the Proxy Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC (to the extent permitted by the SEC).

(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, on the date of any filing of the Proxy Statement with the SEC, on the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Closing any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(b) Acquiror Shareholder Approval.

(i) Acquiror shall as promptly as practicable after the Proxy Statement is cleared by the SEC, (A) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (B) duly give notice of a general meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and applicable Law and Nasdaq rules, and (C) solicit proxies from the holders of Acquiror Common Stock with respect to the Transaction Proposals.

(ii) Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) approval by special resolution of the change of Acquiror’s name to such name as shall be agreed by Acquiror and the Company, (B) amendment and restatement by special resolution of Acquiror’s Governing Documents to be in the form of the Acquiror Charter Amendment in connection with the Business Combination, including any separate or unbundled proposals to be passed as special or ordinary resolutions as are required to implement the foregoing, (C) increase the authorized share capital of the Acquiror by ordinary resolution to provide for Acquiror Class B Common Stock, (D) adoption and approval by ordinary resolution of this Agreement in accordance with applicable Law and Nasdaq rules and regulations, (E) approval by ordinary resolution of the issuance of shares of Acquiror Common Stock in connection with the Business Combination, (F) approval by ordinary resolution of the adoption by Acquiror of the equity plans described in Section 6.1, (G) approval by ordinary resolution of the appointment of directors effective as of the Closing as contemplated by Section 6.6, (H) approval by ordinary resolution of the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement or correspondence related thereto, (I) approval by special or ordinary resolution (as the case may be) of the adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (J) approval by ordinary resolution of the adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient proxies collected to approve and adopt any of the foregoing (such proposals in (A) through (J), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Transaction Proposals (a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval thereat the Transaction Proposals and (y) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 7.2(b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only postpone or adjourn the Acquiror Shareholders’ Meeting (and Acquiror shall postpone or adjourn the meeting in increments of not more than ten (10) Business Days but in no event more than thirty (30) Business Days in the aggregate if a postponement or adjournment is reasonably requested by the Company in writing) (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided, that the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.

(c) Company Equityholder Approval. The Company shall (i) obtain and deliver to Acquiror the Company Equityholder Approval in the form of a written consent executed by each of the Requisite Company Unitholders (pursuant to the Company Holders Support Agreement), substantially concurrently with the execution and delivery of this Agreement, and in accordance with the terms and subject to the conditions of the Company’s Governing Documents, and (ii) take all other action necessary or advisable to secure the Company Equityholder Approval as soon as reasonably practicable and, if applicable, any additional consents or approvals of its partners related thereto.

Section 7.3. Support of Transaction. Without limiting any covenant contained in Article V or Article VI, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of Acquiror or the Company or their respective Affiliates are required to obtain in order to consummate the Transactions, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law. Notwithstanding anything to the contrary contained herein, no action taken by (i) the Company under this Section 7.3 will constitute a breach of Section 5.1 or (ii) Acquiror under this Section 7.3 will constitute a breach of Section 6.5.

Section 7.4. Section 16 Matters. Prior to the Closing, each of Acquiror and the Company, as applicable, shall use all reasonable efforts to approve in advance in accordance with the applicable requirements of Rule 16b-3 promulgated under the Exchange Act, any dispositions of partnership interests in the Company (including derivative securities with respect to partnership interests in the Company) or Acquiror Common Shares and acquisitions of Acquiror Common Shares (including derivative securities with respect to Acquiror Common Shares) resulting from the transactions contemplated by this Agreement by each officer or director of Acquiror or the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act) as a result of the transactions contemplated hereby.

Section 7.5. Cooperation; Consultation. Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries and controlled Affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any additional financing arrangement the parties may mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (a) by providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required if Acquiror were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and a registration statement on Form S-1 for the resale of the securities issued in the PIPE Investment following the consummation of the transactions contemplated hereby), (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror or their respective auditors.

Section 7.6. Tax Matters.

(a) The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Flow-Through Tax Returns for the Company and its Subsidiaries for all taxable periods (or portions thereof) beginning on or prior to the Closing Date, whether filed before or after the Closing Date (the “Pre-Closing Flow-Through

Tax Returns”), in each case, taking into account any applicable extensions. All Pre-Closing Flow-Through Tax Returns shall be prepared consistent with past practice, except as otherwise required by applicable Law, and consistent with the Company Limited Partnership Agreement, the Second Amended and Restated Company Limited Partnership Agreement or any such prior limited partnership agreement or limited liability company agreement in effect for the Company or its predecessor, as the case requires. The Company shall submit such Pre-Closing Flow-Through Tax Returns to the Holder Representative no later than thirty (30) days prior to filing any such Tax Return for its review and shall (i) in the case of any such Tax Return that relates solely to a Tax period ending on or prior to the Closing Date, make any changes to such Tax Returns as are reasonably and timely requested by Holder Representative and (ii) in the case of any other such Tax Return, consider in good faith any reasonable comments timely provided by the Holder Representative with respect to such Tax Return.

(b) After the Closing, without the prior written consent of the Holder Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Acquiror shall not (and shall neither cause nor permit the Company and its Subsidiaries to) take any of the following actions: (w) file, amend, re-file or otherwise modify any Pre-Closing Flow-Through Tax Return, (x) enter into an agreement to extend the statute of limitations with respect to any Pre-Closing Flow-Through Tax Return, (y) except for making the elections contemplated in Section 7.6(c) and Section 7.6(e), make, change, or revoke any Tax election affecting a Pre-Closing Flow-Through Tax Return or any item on such Pre-Closing Flow-Through Tax Return (a “Pre-Closing Flow-Through Tax Item”), or (z) initiate any discussion, voluntary disclosure or examination with any Governmental Authority regarding Pre-Closing Flow-Through Tax Returns or Pre-Closing Flow-Through Tax Items, in each case of clauses (w) through (z), except to the extent required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local, or non-U.S. Tax Law), or as otherwise required by applicable Tax Law.

(c) After the Closing, each party shall promptly notify the other parties in writing upon receipt by the applicable party or its Affiliates of notice of any pending or threatened Tax audit, examination, claim or other similar proceeding (a “Tax Proceeding”) with respect to Pre-Closing Flow-Through Tax Returns or Pre-Closing Flow-Through Tax Items. Such notification shall specify in reasonable detail the basis for such Tax Proceeding and shall include a copy of the relevant portion of any correspondence received from the taxing authority. The Holder Representative shall have exclusive authority to control any Tax Proceeding pertaining to any Pre-Closing Flow-Through Tax Return for any taxable period ending on or before the Closing Date; provided that (i) Acquiror shall have the right to participate in any such Tax Proceeding, and (ii) the Holder Representative shall not settle any such Tax Proceeding without the prior written consent of Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed. Acquiror shall have the exclusive authority to control any other Tax Proceeding relating to the Company and its Subsidiaries; provided that (i) the Holder Representative shall have the right to participate, at its own cost, in any audits or examinations related to Pre-Closing Flow-Through Tax Returns or Pre-Closing Flow-Through Tax Items and (ii) Acquiror shall not settle any such Tax Proceeding that could reasonably be expected to have an adverse impact on a Pre-Closing Flow-Through Tax Return or Pre-Closing Flow-Through Tax Item without the prior written consent of the Holder Representative, which consent shall not unreasonably be withheld, conditioned or delayed. Notwithstanding anything in this Agreement to the contrary, the Company shall make the election under Section 6226(a) of the Code (or similar provision of state, local, or non-U.S. Tax Law) with respect to the alternative to payment of imputed underpayment by the Company for any Tax period beginning on or before the Closing Date unless otherwise agreed in writing by Acquiror, and the parties shall take any other action such as filings, disclosures and notifications necessary to effectuate such election.

(d) Acquiror, the Company and its Subsidiaries, the Holder Representative, and the Existing Company Unitholders shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing or amendment of Tax Returns, and any audit or other proceeding with respect to Taxes or Tax Returns of Acquiror, the Company or its Subsidiaries. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e) The parties agree and shall cause the Company and each Subsidiary of the Company that is classified as a partnership for U.S. federal income Tax purposes to have in effect for the Tax period that includes the Closing Date a valid election pursuant to Section 754 of the Code.

(f) (i) Without further action of any of Acquiror, the Company, the Existing Company Unitholders, the Closing Company Unitholders or the Holder Representative, and as partial consideration in respect of the benefits conferred by this Agreement, the Holder Representative is hereby irrevocably constituted and appointed as the Holder Representative, with full power of substitution, to take any and all actions and make any decisions required or permitted to be taken by the Holder Representative under this Agreement.

(ii) If at any time the Holder Representative shall incur out of pocket expenses in connection with the exercise of its rights or obligations hereunder, upon written notice to the Company and Acquiror from the Holder Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the Holder Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, each of the Company and Acquiror shall reduce the future payments (if any) due to the Existing Company Unitholders or Closing Company Unitholders under the Second Amended and Restated Company Limited Partnership Agreement or the Tax Receivable Agreement, respectively, pro rata by the amount of such expenses which it shall instead remit directly to the Holder Representative (provided that, for purposes of the Second Amended and Restated Company Limited Partnership Agreement and the Tax Receivable Agreement, and for applicable Tax purposes, such amounts will be deemed to be distributed first to the Existing Company Unitholders, the Closing Company Unitholders or the TRA Parties (as defined in the Tax Receivable Agreement), as the case may be, and then paid over to the Holder Representative by the applicable Existing Company Unitholders and Closing Company Unitholders). In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the Holder Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt but without limiting the provisions of this Section 7.6(f), it may do so at any time and from time to time in its sole discretion).

(iii) The Holder Representative shall not be liable to any Existing Company Unitholder or Closing Company Unitholder for any act of the Holder Representative arising out of or in connection with the acceptance or administration of its rights and obligations under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such Existing Company Unitholder or Closing Company Unitholder as a proximate result of the bad faith or willful misconduct of the Holder Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment). The Holder Representative shall not be liable for, and shall be indemnified by the Existing Company Unitholders and Closing Company Unitholders (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the Holder Representative (and any cost or expense incurred by the Holder Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (ii) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, and such liability, loss, damage, penalty, fine, cost or expense shall be treated as an expense subject to reimbursement pursuant to the provisions of subsection (ii) above, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the bad faith or willful misconduct of the Holder Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment).

(iv) A decision, act, consent or instruction of the Holder Representative under this Section 7.6 shall constitute a decision of all Existing Company Unitholders and Closing Company Unitholders and shall be final, binding and conclusive upon each Existing Company Unitholder and Closing Company Unitholder, and Acquiror and the Company may rely upon any such decision, act, consent or instruction of the Holder Representative as being the decision, act, consent or instruction of each Existing Company Unitholder and Closing Company Unitholder. Each of Acquiror and the Company is hereby relieved from any liability to any Person for any acts done by Acquiror or the Company in accordance with any such decision, act, consent or instruction of the Holder Representative.

Section 7.7. Confidentiality. The Confidentiality Agreement, and the terms thereof, are hereby incorporated herein by reference. Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Beginning on the Closing Date and ending on the second anniversary thereof, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Business Combination. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its agents or representatives prior to receipt from the Company, on the one hand, or Acquiror on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) disclosure required by applicable Law or stock exchange rule; or (vi) prior to the Closing, disclosure consented to in writing by Acquiror (in the case of the Company) or the Company (in the case of Acquiror).

ARTICLE VIII

CONDITIONS TO OBLIGATIONS

Section 8.1. Conditions to Obligations of Acquiror and the Company. The obligations of Acquiror and the Company to consummate, or cause to be consummated, the Business Combination is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) the Acquiror Shareholder Approval shall have been obtained;

(b) the Company Equityholder Approval shall have been obtained;

(c) there shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(d) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the PIPE Investment and the payment of the Acquiror Share Redemption Amount; and

(e) the Listing Application shall have been approved by Nasdaq (subject to official notice of issuance) and, as of immediately following the Closing, Acquiror shall be in compliance, in all material respects, with applicable continuing listing requirements of Nasdaq, and Acquiror shall not have received any notice of non-compliance therewith from Nasdaq that has not been cured or would not be cured at or immediately following the Closing, and the Acquiror Class A Common Stock shall have been approved for listing on Nasdaq.

Section 8.2. Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) (i) the representations and warranties of the Company contained in Section 3.25 shall be true and correct in all respects as of the Closing Date, (ii) the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date and (iii) each of the other representations and warranties of the Company contained in this Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in the case of this clause (iii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

(b) each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.

Section 8.3. Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Business Combination is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) the representations and warranties of Acquiror contained in Sections 4.1, 4.2, 4.12 and 4.14 (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date and (ii) each of the other representations and warranties of Acquiror contained in this Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in the case of this clause (ii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Acquiror’s ability to consummate the transactions contemplated by this Agreement;

(b) each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) as of immediately following the Closing, the Board of Directors of Acquiror shall consist of the number of directors, and be otherwise constituted in accordance with Sections 6.6(a)-(c) (assuming for purposes of testing this condition that each such director then satisfies applicable Nasdaq requirements and is willing to serve); provided, that the Company shall have performed the covenants of the Company to be performed pursuant to the proviso in Section 6.6(b); and

(d) the Available Acquiror Cash shall be no less than the Minimum Available Acquiror Cash Amount.

ARTICLE IX

TERMINATION/EFFECTIVENESS

Section 9.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by written consent of the Company and Acquiror;

(b) by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination;

(c) by the Company if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required votes at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by the Company if there has been a Modification in Recommendation;

(e) by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 8.2(a) or Section 8.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the date that is eight (8) months after the date of this Agreement (the “Agreement End Date”), unless Acquiror is in material breach hereof;

(f) by Acquiror if the Company Equityholder Approval shall not have been obtained within twenty-four (24) hours following the execution and delivery of this Agreement by the Company; or

(g) by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 8.3(a) and Section 8.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 9.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of the Company or Acquiror, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 9.2 and Article X and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1. Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated June 29, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public shareholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public shareholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association (A) to modify the substance or timing of its obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of its public shares if it does not complete its initial Business Combination within 24 months from the closing of Acquiror’s initial public offering or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions contemplated hereby (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for actual fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 10.2. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of another party hereto that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 10.3. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)	If to Acquiror:

Social Capital Suvretta Holdings Corp. III

2850 W. Horizon Ridge Parkway, Suite 200

Henderson, NV 89052

Attention:	James Ryans, Chief Financial Officer
Email:	legal@socialcapital.com

with copies to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:	Raaj S. Narayan
Email:	RSNarayan@WLRK.com

(b)	If to the Company:

ProKidney GP Limited

70 Sir John Rogerson’s Quay

Dublin 2, Ireland

Attention:	Tim Bertram
Email:	Tim.Bertram@prokidney.com

with copies to each of (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	Lee Hochbaum
Richard Truesdell
Email:	lee.hochbaum@davispolk.com
richard.truesdell@davispolk.com

and

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

555 12th Street NW, Suite 1100

Washington, D.C. 20004

Attention:	Matthew Simpson
Email:	MTSimpson@mintz.com

and

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attention:	Stuart Leblang
Jonathan Pavlich
Email:	sleblang@akingump.com
jpavlich@akingump.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 10.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such assignment without such prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 10.5. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that (i) the D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 6.7, (ii) the past, present and future directors, managers, officers, employees, incorporators, members, partners, shareholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 10.16, (iii) the Earnout Participants are intended third-party beneficiaries of, and may enforce, Section 2.5 and (iv) the Holder Representative is an intended third-party beneficiary of, and may enforce, Section 7.6(f).

Section 10.6. Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

Section 10.7. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 10.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.9. Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 10.10. Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Sponsor Support Agreement and Company Holders Support Agreement (collectively, the “Ancillary Agreements”), (c) the Confidentiality Agreement between Suvretta Capital Management and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

Section 10.11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the parties hereto and which makes reference to this Agreement.

Section 10.12. Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 10.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 10.12(a).

(b) The restriction in Section 10.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

Section 10.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 10.14. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, only to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of such proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any proceeding or Action brought in accordance with this Section 10.14(a).

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.15. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 10.16. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company and Acquiror as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company or Acquiror and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing, shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Acquiror under this Agreement or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 10.17. Non-Survival of Representations, Warranties and Covenants. Except (a) as otherwise contemplated by Section 9.2, or (b) in the case of claims against a Person in respect of such Person’s actual fraud, all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or therein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X.

Section 10.18. Legal Representation.

(a) Acquiror hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (all such parties, the “Company Counsel Waiving Parties”), that Davis Polk & Wardwell LLP (“Davis Polk”), Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz”) and Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”) may represent the equityholders of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror or its Subsidiaries) (collectively, the “Company Counsel WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other Company Counsel Waiving Parties, and each of Acquiror and the Company on behalf of itself and the Company Counsel Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Davis Polk’s, Mintz’s or Akin Gump’s prior representation of the Company, its Subsidiaries or of Company Counsel Waiving Parties. Acquiror and the Company, for itself and the Company Counsel Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the Company Counsel WP Group, on the one hand, and each of Davis Polk, Mintz and Akin Gump, on the other hand, made prior to the Closing in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company following the Closing, and instead survive, remain with and are controlled by the Company Counsel WP Group (the “Company Counsel Privileged Communications”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Company Counsel Privileged Communications, whether located in the records or email server of the Company and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Company Counsel Privileged Communications, by virtue of the Business Combination.

(b) Each of Acquiror and the Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (all such parties, the “Wachtell Lipton Waiving Parties”), that Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) may represent the shareholders or holders of other equity interests of the Sponsor or of Acquiror or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Wachtell Lipton WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Wachtell Lipton Waiving Parties. Each of Acquiror and the Company, on behalf of itself and the Wachtell Lipton Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Wachtell Lipton’s prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Wachtell Lipton Waiving Parties. Each of Acquiror and the Company, for itself and the Wachtell Lipton Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Sponsor, Acquiror, or its Subsidiaries, or any other member of the Wachtell Lipton WP Group, on the one hand, and Wachtell Lipton, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Acquiror or the Company following the Closing, and instead survive, remain with and are controlled by the Wachtell Lipton WP Group (the “Wachtell Lipton Privileged Communications”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Wachtell Lipton Privileged Communications, whether located in the records or email server of the Acquiror and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Wachtell Lipton Privileged Communications, by virtue of the Business Combination.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. III

By:	/s/ Chamath Palihapitiya
Name: Chamath Palihapitiya
Title: Chief Executive Officer

For and on behalf of PROKIDNEY LP by its general partner, PROKIDNEY GP LIMITED

By:	/s/ Jaime Gomez Sotomayor
Name: Jaime Gomez Sotomayor
Title: Director of ProKidney GP Limited

[Signature Page to Business Combination Agreement]

ANNEX B

FORM OF NEW GP JOINDER

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by [New GP], a private company limited by shares organized under the laws of Ireland (“New GP”), pursuant to, and in accordance with, the Business Combination Agreement dated as of January 18, 2022 (as the same may be amended from time to time, the “Business Combination Agreement”) by and among [Acquiror], a Cayman Islands exempted company limited by shares (“Acquiror”) and ProKidney LP, a limited partnership organized under the laws of Ireland (the “Company”), acting through its general partner ProKidney GP Limited, a private limited company incorporated under the laws of Ireland (the “Legacy General Partner”). Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Business Combination Agreement.

This document shall constitute the “New GP Joinder” under the Business Combination Agreement.

1.	Joinder. New GP hereby acknowledges and agrees that, by its execution of this Joinder Agreement, New GP shall:

(a)    become party to the Business Combination Agreement as of the date hereof; and

(b)    be bound by and comply with the covenants, obligations, terms and provisions of the Business Combination Agreement to the extent applicable to New GP.

New GP hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Business Combination Agreement.

2.	Representations and Warranties. New GP hereby represents and warrants that each of the following statements are true and correct as of the date hereof and as of the Closing Date:

a.

New GP has been duly formed and is validly existing under the laws of Ireland. New GP is not in violation of any of the provisions of its Governing Documents in any material respect. New GP is duly licensed or qualified and in good standing as a foreign private company limited by shares in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a material adverse effect on the ability of New GP to enter into the Business Combination Agreement and to consummate the Transactions.

b.

New GP has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person other than, as of Closing, the Company. New GP does not, and at all times prior to each Closing Date shall not have, except as expressly contemplated by the Business Combination Agreement, Ancillary Agreements and the Transactions, any assets, properties, liabilities or obligations of any kind other than those incidental to its formation and the Transactions, and does not now conduct and has never conducted any business or operations except as expressly contemplated by the Business Combination Agreement, the Ancillary Agreements and the Transactions. New GP is an entity that has been formed solely for the purpose of engaging in the Transactions.

c.

Schedule 1 of this Joinder Agreement sets forth, immediately after Closing, the number, class and series of equity interests in New GP (the “New GP Interests”) owned by each holder of New GP Interests, together with the name of each registered holder thereof.

d.

Except as contemplated by the Business Combination Agreement, there are no outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for, or with a value that is linked to, any

New GP Interest, or any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional New GP Interests or other equity interests of New GP, the sale of treasury shares or other equity interests of New GP, for the repurchase or redemption of any equity interests of New GP or the value of which is determined by reference to equity interests of New GP, and there are no Contracts of any kind which may obligate New GP to issue, purchase, register for sale, redeem or otherwise acquire any equity interests of New GP.

e.

New GP has the requisite company power and authority to: (a) execute, deliver and perform this Joinder Agreement, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to the Business Combination Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by New GP of this Joinder Agreement, and the consummation by New GP of the Transactions have been duly and validly authorized by all necessary corporate action on the part of New GP, and no other proceedings on the part of New GP are necessary to authorize this Agreement or to consummate the transactions contemplated thereby. This Joinder Agreement has been duly and validly executed and delivered by New GP and, assuming the due authorization, execution and delivery thereof by the other parties, constitute the legal and binding obligations of New GP, enforceable against New GP in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

3.	Governing Law. This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

[New GP]

By:
Name:
Title:	Director

Schedule 1

Capitalization of New GP

No. of Shares	Class	Registered Shareholder
1	Ordinary Shares of US$ 1.00 each	[Social Capital Suvretta Holdings Corp. III]

ANNEX C

SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP

AGREEMENT FOR A LIMITED PARTNERSHIP CALLED

PROKIDNEY LP

THE COMMON UNITS OF PROKIDNEY LP HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE PARTNERSHIP AND THE APPLICABLE PARTNER. THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE PARTNERSHIP AND THE APPLICABLE PARTNER. THEREFORE, PARTNERS AND OTHER TRANSFEREES OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

THIS SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) is made and entered into as of                 2022 (the “Effective Date”) by and among those persons whose names are stated in the column headed ‘Names of Limited Partners’ in Part 1 of Schedule 1, and together with such other persons admitted, from time to time, as limited partners of the Partnership in accordance with the provisions of the Act and this Agreement, (the “Limited Partners”), and ProKidney GP II Limited (the “General Partner”) and ProKidney GP Limited (solely for the purposes of approving the Post-Recapitalization Unit Issuance (if any) and retiring as a general partner of the Partnership).

RECITALS

WHEREAS, a limited partnership called ProKidney LP (the “Partnership”) was formed under the Act with registered number L.P. No. LP3324 pursuant to a limited partnership agreement effective as of 5 August 2021 (the “Original Agreement”).

WHEREAS, on 17 January 2022, the Original Agreement was amended and restated in its entirety on the terms of a certain First Amended and Restated Limited Partnership Agreement dated 17 January 2022 (the “Existing Partnership Agreement”).

WHEREAS, immediately following the effectiveness of this Agreement, in accordance with the Business Combination Agreement, dated as of 18 January 2022 (the “Business Combination Agreement”), by and among Social Capital Suvretta Holdings Corp. III (“PubCo”) and the Partnership, [(i) the Partnership shall issue Common Units to [one of][certain of] its Limited Partners as a Post-Recapitalization Unit Issuance,]1 (ii) the

[1]

Note to Draft: To be deleted in execution version if no Limited Partner requests a Post-Recapitalization Unit Issuance in accordance with Section 2.2(a) of the Business Combination Agreement, with the remaining sub-clauses of this recital to be renumbered.

Partnership shall issue Common Units to PubCo in exchange for a contribution by PubCo of a combination of Class B Common Shares, Acquiror Class B PMEL RSRs (as defined in the Business Combination Agreement) and cash, (iii) ProKidney GP Limited shall resign as the general partner of the Partnership and ProKidney GP II Limited shall be admitted as the General Partner in substitution for ProKidney GP Limited, and (iv) the Partnership shall distribute such Class B Common Shares and Acquiror Class B PMEL RSRs to the Limited Partners (other than PubCo) (collectively, the “Business Combination”).

WHEREAS, in accordance with the Business Combination, each of the Units (as each is defined in the Existing Partnership Agreement) of a Partner outstanding prior to the effectiveness of this Agreement shall be replaced with the number of Common Units set forth opposite such Partner’s name on Schedule I hereto.

WHEREAS, the Partners have agreed to continue the Partnership and to amend and restate the Existing Partnership Agreement in its entirety on the terms of this Agreement with effect from the Effective Date, and PubCo, by its execution and delivery of this Agreement, is hereby admitted to the Partnership as a Limited Partner and shall have the rights and obligations as provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Existing Partnership Agreement is hereby amended and restated in its entirety on the terms of this Agreement (including to reflect the admission of PubCo as a new Limited Partner into the Partnership) (but without prejudice to any antecedent breach), such that, subject to the provisions of the Act, all matters between the Partners relating to the Partnership shall, with effect from the Effective Date, be governed by the terms of this Agreement, as follows:

SECTION 1

DEFINITIONS

1.1	Definitions As used herein, the following terms shall have the following meanings:

“5 Day VWAP” means arithmetic average of the VWAP for an equivalent amount of Class A Common Shares each of the five (5) consecutive Trading Days ending on the Trading Day immediately prior to a requested subscription or redemption date described in Section 7.4.10.

“Act” means the Limited Partnerships Act 1907 and, as applicable, the Partnership Act 1890, each as amended and in effect at such time.

“Acting in Concert” has the meaning set out in the Takeover Panel Act 1997 and as regards a takeover, two or more persons are deemed to be acting in concert if, under an agreement or understanding (either formal or informal) between them, they actively cooperate in the acquisition of securities in a company.

“Adjusted Capital Account Balance” means, with respect to each Partner, the balance in such Partner’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), and any amounts such Partner is obligated to restore pursuant to any provision of this Agreement or by applicable Law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Advance” means such part of the Capital Contribution of a Partner as is in the form of an interest-free loan which each Partner shall, subject to the terms of this Agreement, make to the Partnership from time to time, which, as of the date of this Agreement, shall be recorded by the General Partner opposite such Partner’s name in Part 2 of Schedule 1 and shall thereafter be updated in the records of the Partnership on an ongoing basis by the General Partner.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” means this Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any governmental authority; (b) any consents or approvals of any governmental authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any governmental authority.

“Assumed Tax Rate” means the highest effective marginal combined statutory U.S. federal, state and local income tax rate (including the tax imposed under Section 1411 of the Code on net investment income) for a taxable year prescribed for an individual or corporate resident in New York, New York (whichever results in the application of the highest state and local tax rate for a given type of income), and taking into account (a) the limitations imposed on the deductibility of expenses and other items, (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, and (c) the deductibility of state and local income taxes, to the extent applicable (and with any dollar limitation on state and local income tax deductibility assumed to be exceeded), but not taking into account any deduction under Section 199A of the Code or any similar state or local Law, as determined in good faith by the General Partner. For the avoidance of doubt, the Assumed Tax Rate shall be the same for all Partners.

“Available Cash” means, as of a particular date, the amount of cash on hand which the General Partner, in its reasonable discretion, deems available for Distribution to the Partners, taking into account all debts, liabilities and obligations of the Partnership then due and amounts that the General Partner, in its reasonable discretion, deems necessary to expend or retain for working capital or to place into reserves for customary and usual claims with respect to the Partnership’s operations.

“Business” has the meaning set forth in Section 2.8.

“Business Combination” has the meaning set forth in the recitals of this Agreement.

“Business Combination Agreement” has the meaning set forth in the recitals of this Agreement.

“Business Day” means a day on which commercial banks are open for business in the city of New York, New York, United States of America and in Ireland and the Cayman Islands.

“Capital Account” means the separate capital account maintained for each Partner in accordance with Section 7.2 hereof.

“Capital Contribution” means, with respect to any Partner, the aggregate amount of the money and the initial Carrying Value of any property (other than money), net of any liabilities assumed by the Partnership upon contribution or to which such property is subject, contributed by a Partner to the Partnership (by way of Equity Contribution or Advance) for the issuance of Units. Any reference to the Capital Contribution of a Partner will include any Capital Contributions made by a predecessor holder of such Partner’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Partner. As of the Effective Time, each Partner shall be deemed to have made Capital Contributions equal to the Closing Date Capital Account Balance of such Partner set forth next to such Partner’s name on Schedule I hereto.

“Carrying Value” means, with respect to any Partnership asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of assets contributed to the Partnership shall be their respective gross Fair Market Values on the date of contribution as determined by the General Partner, in its reasonable discretion, and the Carrying Values of all Partnership assets shall be adjusted to equal their respective Fair Market Values, in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional Units of the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the date of the Distribution of more than a de minimis amount of Partnership assets to a Partner as consideration for an interest in the Partnership; (c) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (d) in connection with the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity in anticipation of being a Partner, (e) the acquisition of an interest in the Partnership upon the exercise of a non-compensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); (f) the Effective Date in connection with the closing of the transactions contemplated by the Business Combination Agreement, (g) the conversion of any Restricted Common Units into Common Units upon the occurrence of a Vesting Event, if any, in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (h) any other date specified in the Treasury Regulations; provided, however, that adjustments pursuant to clauses (a), (b), (d) and (g) above shall be made only if such adjustments are deemed necessary or appropriate by the General Partner, in its reasonable discretion, to reflect the relative economic interests of the Partners; and provided, further, if any non-compensatory option or Restricted Common Unit is outstanding upon the occurrence of an event described in this sentence (other than, if applicable, the non-compensatory options being exercised or the Restricted Common Units being converted that give rise to the occurrence of such event), Carrying Values shall be adjusted in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2) (or, in the case of outstanding Restricted Common Units, in accordance with principles similar to those set forth in such Sections). The Carrying Value of any Partnership asset distributed to any Partner shall be adjusted immediately before such Distribution to equal its Fair Market Value. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits” and “Losses” rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis. The Carrying Value of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Carrying Values shall not be adjusted pursuant to this sentence to the extent that the General Partner reasonably determines that an adjustment pursuant to clauses (a) through (g) of the first sentence of this definition is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this sentence. For clarity purposes, the applicable law for Mexican tax purposes shall be the Mexican income tax law.

“Change of Control” has the meaning given to such term in the Tax Receivable Agreement; provided that, for the avoidance of doubt, any event that constitutes both a PubCo Offer and a Change of Control of PubCo shall be considered a PubCo Offer for purposes of this Agreement.

“Class” means the classes of Units into which the interests in the Partnership may be classified or divided from time to time by the General Partner pursuant to the provisions of this Agreement. As of the date of this Agreement, the only Class consists of the Common Units, which includes the Restricted Common Units. Subclasses within a Class shall not be separate Classes for purposes of this Agreement. For all purposes hereunder and under the Act, only such Classes expressly established under this Agreement, including by the General Partner in accordance with this Agreement, shall be deemed to be a class of interests in the Partnership.

“Class A Common Shares” means the Class A Ordinary Shares of PubCo, par value $0.0001 per share.

“Class B Common Shares” means the Class B Ordinary Shares of PubCo, par value $0.0001 per share.

“Closing” means the closing of the Business Combination pursuant to the Business Combination Agreement.

“Closing Company Unitholder” has the meaning ascribed to such term in the Business Combination Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Percentage Interest” means, with respect to any Partner, the quotient obtained by dividing the aggregate number of Common Units then owned by such Partner by the aggregate number of Common Units then owned by all Partners.

“Common Units” means the Units of interest in the Partnership designated as the “Common Units” herein and having the rights pertaining thereto as are set forth in this Agreement, but shall exclude any Restricted Common Units prior to their conversion into Common Units upon the occurrence of a Vesting Event, if any.

“Competitively Sensitive Information” means, as it relates to any Partner, (i) information that contains details regarding the activities of the Partnership and its Affiliates which are competitive with the business of, or present a conflict of interest with, such Partner and/or its Affiliates, (ii) cost, pricing, vendor and supplier terms and information (including margin and profitability) regarding the products and services that the Partnership provides or may provide a Partner and/or its Affiliates pursuant to the Partnership’s commercial relationship with such Partner and/or its Affiliates or (iii) details, discussions or the existence of (or offers, proposals or inquiries for) any agreements with, business relationships with or work performed for, specific customers and other business partners who could be competitors of, or present a conflict of interest with, such Partner and/or its Affiliates, in each case as determined by the General Partner; provided that, this definition shall exclude any information filed with the U.S. Securities and Exchange Commission (the “Commission”) or otherwise made publicly available.

“Connected” means, in relation to any Person, any other person who is (i) connected for the purposes of Section 10 of the Taxes Consolidation Act 1997; (ii) who together with the first main person is Acting in Concert; and / or (iii) an Affiliate.

“Continuing Partners” means the Limited Partners of the Partnership as of immediately prior to the Closing (as defined in the Business Combination Agreement) of the Business Combination; provided, however, that any PMEL Post-Combination Unitholder, who is or which is admitted as a Limited Partner at Closing, shall also be treated as a Continuing Partner for the purposes of this definition.

“Continuing Partner Representative” means Pablo Legorreta or such other Person as may be appointed from time to time by the Requisite Continuing Partners.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Conversion Date” means, with respect to any Restricted Common Unit, the date on which a Vesting Event occurs for such Restricted Common Unit or such later date determined pursuant to Section 9.6.

“Covered Transaction” means any liquidation, dissolution or winding up of the Partnership (whether occurring through one transaction or a series of related transactions, and whether voluntary or involuntary) and any other sale, redemption or Transfer of Units.

“Distribution” means the transfer of any money or other property to a Partner in respect of its Units or other Equity Interests in the Partnership.

“Effective Date” has the meaning set forth in the Preamble.

“Encumbrance” means any mortgage, hypothecation, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever, other than encumbrances arising under applicable securities Laws.

“Equity Contribution” means such part of the Capital Contribution of a Partner as takes the form of amounts contributed to the capital of the Partnership from time to time by such Partner which, as of the date of this Agreement, shall be recorded by the General Partner opposite such Partner’s name in Schedule 1 and shall thereafter be updated in the records of the Partnership on an ongoing basis by the General Partner.

“Equity Interests” means (a) capital stock, membership interests, shares, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in any corporation, partnership, limited liability company or other business entity, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“ERISA” means The Employee Retirement Income Security Act of 1974 of the United States of America, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means the Exchange Agreement dated as of or about the date hereof by and among the Partnership, PubCo, the other Partners of the Partnership from time to time party thereto, and the other parties thereto, as amended from time to time.

“Exchange Transaction” means an exchange of Common Units and Class B Common Shares for Class A Common Shares of PubCo pursuant to, and in accordance with, the Exchange Agreement (including pursuant to a Direct Exchange (as defined in the Exchange Agreement)).

“Existing Partnership Agreement” has the meaning set forth in the recitals of this Agreement.

“Family Group” means, with respect to a Person who is an individual, (a) such Person’s spouse and direct descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), and (b) any trust, the trustee of which is such Person and which at all times is and remains solely for the benefit of such Person and/or such Person’s relatives.

“Fiscal Year” means, unless otherwise determined by the General Partner in its sole discretion in accordance with Section 14.12, any twelve-month period commencing on January 1 and ending on December 31.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

“General Partner” has the meaning set forth in the Preamble.

“Income Amount” has the meaning set forth in Section 6.1.4(a).

“Indemnitee” means (a) each director and Officer of the General Partner, (b) any Person who is or was a Partnership Representative, (c) any Person that is required to be indemnified by PubCo as an “indemnitee” in accordance with the memorandum and articles of PubCo as in effect from time to time, (d) any Person or any additional or substitute Person who is or was serving, in each case of the following, at the request of the Partnership as an officer, director, employee, partner, agent, fiduciary or trustee of another Person; provided that, a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (e) any other Person the General Partner in its sole discretion designates as an “Indemnitee” for purposes of this Agreement, (f) any former officer or director of ProKidney GP Limited or the Partnership pursuant to Section 6.7 of the Business Combination Agreement and (g) any heir, executor or administrator with respect to Persons named in clauses (a) through (f).

“IRS” means the U.S. Internal Revenue Service.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Partnership or any Partner, as the case may be.

“Limited Partner” has the meaning set forth in the Preamble.

“Liquidator” has the meaning set forth in Section 11.4.1.

“Liquidity Event” means, whether occurring through one transaction or a series of related transactions, any liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership.

“Lock-Up Agreement” means the Lock-Up Agreement dated as of or about the date hereof by and among PubCo, the Partnership, certain Partners of the Partnership and the other parties thereto, as amended from time to time.

“Lock-Up Period” has the meaning set forth in the Lock-Up Agreement.

“Mandatory Exchange” has the meaning set forth in Section 10.2.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions of the Partnership for a Fiscal Year equals the net increase, if any, in the amount of Partnership Minimum Gain of the Partnership during that Fiscal Year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Officer” means each Person designated as an officer of the Partnership by the General Partner pursuant to and in accordance with the provisions of Section 4.1, subject to any resolutions of the General Partner appointing such Person as an officer of the General Partner or relating to such appointment.

“Original Agreement” has the meaning set forth in the Recitals.

“Participating Unit” means, with respect to any Distribution (or other allocation of proceeds) pursuant to Section 6.1 or Section 6.2, any outstanding Unit, but shall exclude any Restricted Common Units prior to their conversion into Common Units upon the occurrence of a Vesting Event, if any.

“Partner” means (a) the persons listed in Part 2 of Schedule 1 (including the General Partner); and (b) each Person who is hereafter admitted as a Partner in accordance with the terms of this Agreement and the Act.

“Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.704-2(b)(3)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deduction” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Partnership” has the meaning set forth in the Recitals.

“Partnership Audit Provisions” means Code Sections 6221 through 6241, as in effect for taxable years of the Partnership together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, and any comparable provisions of state, local or non-U.S. tax Law.

“Partnership Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Representative” means any Person acting as the “partnership representative” pursuant to Section 7.7.

“Partner’s Required Tax Distribution” has the meaning set forth in Section 6.1.4.

“Permitted Transferee” means any transferee in an Exempt Transfer.

“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“PMEL” means ProKidney Management Equity LLC.

“PMEL Award Agreement Recipients” means the directors, officers, consultants, developers, contractors and employees of the Partnership, its former general partner or any Subsidiary of the Partnership, or any other Person who received PMEL Interests pursuant to the PMEL Award Agreements.

“PMEL Award Agreements” means award agreements which were entered into between PMEL and the PMEL Award Agreement Recipients pursuant to which PMEL issued PMEL Interests to the PMEL Award Agreement Recipients, subject to certain terms, including as with respect to vesting and forfeiture, as contained therein.

“PMEL Interests” means the Class B Profits Units in PMEL granted to the PMEL Award Recipients pursuant to the PMEL Award Agreements.

“PMEL RCU Vesting Event” means, with respect to any PMEL RCUs, the date on which a portion of PMEL RCUs would vest under the terms of the corresponding PMEL Award Agreement. With respect to any PMEL RCUs, the “corresponding PMEL Award Agreement” shall mean the PMEL Award Agreement pursuant to which the applicable PMEL Award Recipient received PMEL Interests, which PMEL Interests, by virtue of the transactions contemplated by the Business Combination Agreement, became PMEL RCUs held by a PMEL Post-Combination Unitholder hereunder.

“PMEL RCUs” means those Restricted Common Units issued to a PMEL Post-Combination Unitholder pursuant to the transactions contemplated by the Business Combination Agreement in respect of PMEL Interests of a PMEL Award Agreement Recipient that had not vested on the Effective Date and which Restricted Common Units are restricted subject to vesting and will vest upon the occurrence of each PMEL RCU Vesting Event, with the rights and privileges as set forth in this Agreement.

“PMEL Post-Combination Unitholder” has the meaning ascribed to such term in the Business Combination Agreement.

“Post-Recapitalization Unit Issuance” has the meaning set forth in the Business Combination Agreement.

“Primary Indemnification” has the meaning set forth in Section 12.2.1.

“Proceeding” has the meaning set forth in Section 12.2.1.

“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Partnership, or particular items thereof, determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 7.4 shall not be taken into account in computing such taxable income or loss (but the amounts of items to be specially allocated pursuant to Section 7.4 shall be determined by applying rules analogous to those set forth in the remainder of this definition of “Profits” and “Losses”); (b) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that, if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); (f) to the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing such taxable income or loss and (g) except for items in (a) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

“PubCo” has the meaning set forth in the Recitals.

“PubCo Board” means the board of directors of PubCo.

“PubCo Offer” has the meaning set forth in Section 10.2.

“Qualified Transaction” shall mean a Change of Control.

“Requisite Continuing Partners” means, as of the time of determination, the Partners that hold a majority of the Units that are collectively held by the Continuing Partners (other than PMEL) immediately prior to the Closing (as defined in the Business Combination Agreement).

“Restricted Common Unit” means Units which are restricted and subject to vesting, and with the rights and privileges as set forth in this Agreement (including the Series 1 RCUs, the Series 2 RCUs, the Series 3 RCUs and the PMEL RCUs (which PMEL RCUs incorporate by reference the terms of the corresponding PMEL Award Agreements)), and the General Partner shall maintain copies of the terms of such arrangements in its books and records.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series 1 RCU” means a Restricted Common Unit which is restricted subject to vesting and will vest upon the occurrence of a Series 1 Vesting Event, with the rights and privileges as set forth in this Agreement.

“Series 2 RCU” means a Restricted Common Unit which is restricted subject to vesting and will vest upon the occurrence of a Series 2 Vesting Event, with the rights and privileges as set forth in this Agreement.

“Series 3 RCU” means a Restricted Common Unit which is restricted subject to vesting and will vest upon the occurrence of a Series 3 Vesting Event, with the rights and privileges as set forth in this Agreement.

“Series 1 Vesting Event” means the occurrence or deemed occurrence of Triggering Event I (as defined in the Business Combination Agreement) in accordance with the Business Combination Agreement.

“Series 2 Vesting Event” means the occurrence or deemed occurrence of Triggering Event II (as defined in the Business Combination Agreement) in accordance with the Business Combination Agreement.

“Series 3 Vesting Event” means the occurrence or deemed occurrence of Triggering Event III (as defined in the Business Combination Agreement) in accordance with the Business Combination Agreement.

“Similar Law” means any law or regulation that could cause the underlying assets of the Partnership to be treated as assets of the Partner by virtue of its interest in the Partnership and thereby subject the Partnership and PubCo (or other persons responsible for the investment and operation of the Partnership’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of shares, membership interests, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of the Partnership shall be given effect only at such times that the Partnership has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Partnership.

“Tax Advances” has the meaning set forth in Section 7.6.

“Tax Distributions” has the meaning set forth in Section 6.1.4(b).

“Tax Estimation Period” shall mean each period from January 1 through March 31, from April 1 through May 31, from June 1 through August 31, and from September 1 through December 31 of each taxable year.

“Tax Receivable Agreement” means the Tax Receivable Agreement dated as of or about the date hereof among the Partnership, PubCo and the other parties from time to time party thereto, as amended from time to time.

“Trading Day” has the meaning provided in the Exchange Agreement.

“Transfer” means, in respect of any Unit, property or other asset, any sale, assignment, transfer, distribution, exchange, mortgage, pledge, hypothecation or other disposition thereof, whether voluntarily or by operation of Law, directly or indirectly, in whole or in part, including the exchange of any Unit for any other security or the entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Unit, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The term “Transferred” shall have a meaning correlative to the foregoing.

“Transferee” means any Person that is a permitted transferee of a Partner’s interest in the Partnership, or part thereof.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Unit” means a single unit of account for the purposes of (a) calculating the shares of the Partners in the profits of the Partnership, (b) calculating the voting rights of the Partners, and (c) ascertaining the respective rights, as between the Partners, in any other matters in which such term is used in this Agreement, and a Unit shall constitute an interest in the Partnership as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Partnership at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Partner as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement. As at the Effective Date, the term “Units” means the Common Units, which includes the Restricted Common Units. The term “Units” shall also include any other Class of Units that is established after the Effective Date in accordance with this Agreement. For the avoidance of doubt, only Partners may hold Units.

“Vesting Event” means (a) with respect to each Series 1 RCU, a Series 1 Vesting Event, (b) with respect to each Series 2 RCU, a Series 2 Vesting Event, (c) with respect to each Series 3 RCU, a Series 3 Vesting Event, and (d) with respect to each PMEL RCU, a PMEL RCU Vesting Event.

“VWAP” has the meaning provided in the Exchange Agreement.

1.2	In this Agreement and the Schedules, unless the context otherwise requires:

1.2.1	A reference to:

(a) any party includes its personal representatives, successors in title and permitted assigns;

(b) a “company” shall be construed so as to include any company, corporation or body corporate, wherever and however incorporated or established;

(c) writing or similar expressions includes, unless otherwise specified, transmission by facsimile and email;

(d) a “month” shall mean a calendar month; and

(e) any other document referred to in this Agreement is a reference to that document as amended, varied, novated or supplemented at any time.

1.2.2	A reference to a statute or statutory provision shall be construed as a reference to the laws of Ireland unless otherwise specified and includes:

(a) any subordinate legislation made under it including all regulations, by-laws, orders and codes made thereunder;

(b) any repealed statute or statutory provision which it re-enacts (with or without modification); and

(c) any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it.

1.3

The rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other”, “including”, “include” and “in particular” or any similar expression shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.4

Notwithstanding anything to the contrary herein, the only amounts contributed as contributions of capital by the Partners, or any of them, for the purposes of the Act are their Equity Contributions and not the amount of any Advance.

SECTION 2

FORMATION, TERM, PURPOSE

2.1

Formation The Partnership has been formed as a limited partnership pursuant to the Act. This Agreement shall constitute the partnership agreement of the Partnership. The Partnership shall have no legal personality of its own. The rights, powers, duties, obligations and liabilities of the Partners shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Partner are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2

Name The name of the Partnership is ProKidney LP or such other name as shall from time to time be substituted by the General Partner and registered by the General Partner in accordance with the Act. The business of the Partnership shall be carried on under the partnership name. All proprietary and other rights in the partnership name are vested exclusively in the Partnership.

2.3	Term The Partnership shall continue in existence for as long as there are at least two Partners, except that the Partnership may be dissolved pursuant to this Agreement.

2.4

Registered principal place of business The registered principal place of business of the Partnership is at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland or such other place, in accordance with the Act, as may be decided by the General Partner from time to time. The General Partner shall make all necessary filings in connection with any such change to the registered principal place of business of the Partnership.

2.5

Liability The Partnership shall be a limited partnership within the meaning of the Act. If the Partnership is unable to pay its debts, liabilities or obligations, the liability of each Limited Partner to meet any shortfall will be limited to the amount of its Equity Contribution. The General Partner will be liable for all of the Partnership’s debts, liabilities and obligations which the Partnership is unable to pay in excess of the amounts for which the Limited Partners are liable.

2.6

Classification for Tax Purposes The Partners hereby acknowledge their intention that the Partnership be classified as a partnership (other than a “publicly traded partnership”) and not as an association taxable as a corporation for U.S. federal and state income tax purposes. Each Partner, by its execution or acceptance of this Agreement, covenants and agrees that, to the extent such Partner files any U.S. federal and state income tax or other U.S. tax return, such Partner will file such returns in a manner that is consistent with the Partnership’s tax classification as a partnership (other than a “publicly traded partnership”) for U.S. federal and state income tax purposes and will not take any action or make any election which is inconsistent with the classification of the Partnership, except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Notwithstanding anything to the contrary in this Agreement, this Agreement does not intend to create obligations for any Partner for U.S. federal and state tax purposes unless such Partner is considered as a U.S. person or is otherwise subject to tax under U.S. federal or state tax Law. For Mexican tax purposes, the Partnership will be treated as a corporation.

2.7

Existence and Good Standing; Foreign Qualification The General Partner in its sole discretion may take all action which may be necessary or appropriate (i) for the continuation of the Partnership’s valid existence as a limited partnership under the laws of Ireland (and of each other jurisdiction in which such existence is necessary to enable the Partnership to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Partnership in accordance with the provisions of this Agreement and applicable Laws and regulations. The General Partner in its sole discretion may file or cause to be filed for recordation in the proper office or offices in each other jurisdiction in which the Partnership is qualified, such certificates (including certificates of formation) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Partners. The General Partner in its sole discretion may cause the Partnership to comply, to the extent procedures are available and those matters are reasonably within the control of the General Partner, with all requirements necessary to qualify the Partnership to do business in any jurisdiction other than Ireland.

2.8

Business Purpose The purpose of the Partnership is to engage in (i) the ownership and operation of a biopharmaceutical business to, among other things, develop therapies designed to enhance renal functioning in humans with chronically diseased kidneys (the “Business”) and (ii) any and all activities necessary or incidental thereto. The Partners shall carry on the Business in partnership in accordance with this Agreement and the requirements of the Act.

2.9

Title to Partnership Assets All property and assets of the Partnership, real and personal (including intellectual and other intangible property), shall belong to the Partners in proportion to their Common Percentage Interest.

2.10

Partners; Reclassification; Admission of New Partners Each of the Persons listed on Schedule I hereto, as the same may be amended from time to time in accordance with this Agreement, by virtue of its execution of this Agreement, are the Partners of the Partnership. The rights, duties and liabilities of the Partners shall be as provided in this Agreement and the Act. Subject to Section 10.6 and the last sentence of this Section 2.10 with respect to substitute Partners, a Person may be admitted from time to time as a new Partner with the written consent of the General Partner in its sole discretion. Each new Partner shall execute and deliver to the General Partner an appropriate supplement to this Agreement pursuant to which the Person agrees to be bound by the terms and conditions of this Agreement, as it may be amended from time to time. A new General Partner or substitute General Partner may be admitted to the Partnership solely in accordance with Section 10.6.

2.11

Resignation No Partner shall have the right to resign as a partner of the Partnership other than following the Transfer, redemption or surrender of all Units owned by such Partner in accordance this Agreement.

2.12	Maximum number of partners The Partnership shall have no more than 20 partners.

2.13

Representations and Warranties Each Partner, on behalf of itself and its successors and assigns, hereby represents, warrants, and agrees for the benefit of the other Partners and the Partnership that as of such Partner’s admittance to the Partnership (or as of the date hereof for any Partner as of the date hereof) and as of each subsequent date that such Partner acquires any additional Units that:

2.13.1

Organization; Authority To the extent it is not a natural person, (x) it is duly formed, validly existing and in good standing (if applicable) under the Laws of the jurisdiction of its formation, and if required by Law is duly qualified to conduct business and is in good standing in the jurisdiction of its principal place of business (if not formed in such jurisdiction), and (y) has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Partner have been duly taken. It has duly executed and delivered this Agreement, and this Agreement is enforceable against such Partner in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity).

2.13.2

Non-Contravention Its authorization, execution, delivery, and performance of this Agreement does not breach or conflict with or constitute a default under (x) such Partner’s charter or other governing documents to the extent it is not a natural person, (y) any material obligation under any other material agreement to which that Partner is a party or by which it is bound or (z) applicable Law.

2.13.3	Due Inquiry It has had, prior to the execution and delivery of this Agreement, the opportunity to ask questions of and receive answers from representatives of the Partnership concerning an investment in the Partnership, as well as the finances, operations, business and prospects of the Partnership, and the opportunity to obtain additional information to verify the accuracy of all information so obtained, and received all such information about the Partnership and the Units as it has requested.

2.13.4

Purpose of Investment It is acquiring and holding its Units solely for investment purposes, for its own account and not for the account or benefit of any other Person and not with a view towards the distribution or dissemination thereof, did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act, and acknowledges and understands that no United States federal or state agency has passed upon or made any recommendation or endorsement of the offering of any Units.

2.13.5

Transfer Restrictions It understands that the Units and the Class B Common Shares are each being Transferred in a transaction not involving a public offering within the meaning of the Securities Act, and the Units and Class B Common Shares will comprise “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act which shall not be sold, pledged, hypothecated or otherwise transferred except in accordance with the terms of this Agreement. It understands and agrees that each of the Units and Class B Common Shares received or retained by it as consideration under the Business Combination Agreement, including any Units or Class B Common Shares issued or delivered to it after the Closing pursuant to the Business Combination Agreement, may not be Transferred during the Lock-Up Period except in accordance with the terms hereof. It agrees that, if in the future it decides to offer, resell, pledge or otherwise Transfer any portion of its Units or Class B Common Shares, such Units and/or Class B Common Shares may be offered, resold or otherwise Transferred only pursuant to an effective registration statement under the Securities Act or an applicable exemption from registration and/or qualification under the Securities Act and applicable state securities Laws, and as a condition precedent to any such Transfer, it may be required to deliver to the Partnership an opinion of counsel satisfactory to the Partnership, and agrees, absent registration or an exemption with respect to its Units, not to resell any such Units and/or Class B Common Shares. For the avoidance of doubt, no Partner may Transfer all or any portion of its Units or other interest in the Partnership (or beneficial interest therein), except as set forth in Section 10.

2.13.6

Investor Status It (i) has adequate means of providing for its current needs and possible contingencies, is able to bear the economic risks of its investment for an indefinite period of time and has a sufficient net worth to sustain a loss of its entire investment in the Partnership in the event such loss should occur, (ii) is sophisticated in financial matters and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Partnership, (iii) is, or is controlled by, an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act, and acknowledges the issuance of Units under this Agreement is being made in reliance on a private placement exemption to “accredited investors” within the meaning of Section 501(a) of Regulation D under the Securities Act or similar exemptions under federal and state Law, and (iv) is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)).

2.13.7

No Fraudulent Transfer The consummation of the transaction contemplated hereby will not render such Partner insolvent or constitute a fraudulent conveyance or fraudulent transfer under any Applicable Law, such Partner has not made any general assignment for the benefit of creditors and no proceeding seeking (a) relief for such Partner under any bankruptcy or insolvency law, (b) the rearrangement or readjustment of such Partner debt, (c) the appointment of a receiver, custodian, liquidator or trustee to take possession of substantially all of the assets of such Partner, or (d) the liquidation of such Partner, has been commenced, is planned by such Partner or has been threatened by any other Person.

2.14

Prior Partnership Agreement Each of the Partners agrees and acknowledges that this Agreement amends and restates the Existing Partnership Agreement, which shall cease to be in effect upon this Agreement coming into effect. This Agreement shall come into effect on the Effective Date immediately prior to the Closing. The Post-Recapitalization Unit Issuance (if any) shall be treated as taking place immediately prior to the Closing. PubCo shall be admitted as a Limited Partner upon the Closing (and, for the avoidance of doubt, shall not be a Limited Partner at any time prior to the Closing).

SECTION 3

INTERESTS IN PARTNERSHIP; PARTNERS; FORM OF CAPITAL CONTRIBUTIONS;

VOTING RIGHTS

3.1.1	Units The interests of Partners in the Partnership shall be represented by Units, in accordance with Section 9.

3.2

Partners The respective names, addresses for notice number of Common Units and Capital Contributions made by the Partners are as set forth in Part 2 of Schedule 1, which are fully vested at the time of issuance. Schedule 1 shall be amended from time to time by the General Partner to reflect any changes of address, the admission of any substitute or additional Partners, any changes to the Common Units of any Partner or any changes to the information set forth thereon.

3.3

Form of Capital Contributions Each Partner has made the Capital Contributions equal to the Equity Contribution and Advance set forth opposite each Partner’s name in Part 2 of Schedule 1 hereto under the heading, “Capital Contribution”. Partners may make Capital Contributions (a) in full by way of an Equity Contribution or (b) partly by way of an Equity Contribution and partly by way of an Advance provided that at least 0.01% of the Capital Contribution shall be an Equity Contribution (with up to 99.99% being an Advance). No Limited Partner shall, while it remains a Limited Partner, be entitled directly or indirectly to draw out or receive back all or part of its Equity Contribution or Advances other than with the written agreement of the General Partner and the written consent of PubCo. The Partners intend to treat any Advances or Equity Contributions of a Partner to the Partnership as a contribution of property to the Partnership in exchange for an interest in the Partnership pursuant to Section 721 of the Code for U.S. federal income tax (or any similar provisions of applicable state or local tax Law) purposes and an equity contribution to the Partnership for Mexican tax purposes.

3.4

No Additional Capital Contributions No Partner shall be required to make additional Capital Contributions to the Partnership without the consent of such Partner or permitted to make additional capital contributions to the Partnership without the consent of the General Partner, which may be granted or withheld in its sole discretion.

SECTION 4

MANAGEMENT OF THE PARTNERSHIP

4.1

Authority of the General Partner Except as expressly set forth herein, the business, property and affairs of the Partnership shall be exclusively managed, operated and controlled by the General Partner, and the General Partner shall have, and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Partnership, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Partnership, subject only to the terms of this Agreement. The General Partner may from time to time delegate authority to Officers or to others to act on behalf of the Partnership.

4.2

No Authority for the Limited Partners No Limited Partner, in his, her or its capacity as such, shall have any authority or right to act for or bind the Partnership or to participate in or have any control over Partnership business.

4.3

Duties of the General Partner The General Partner shall exercise reasonable care and act in good faith in the best interests of the Partnership in the performance of its duties and exercise of its powers hereunder and shall have regard to and, as necessary, comply with such matters as a prudent general partner would have regard to and comply with (having regard to trends and developments in the sectors in which the Partnership is operating) in the proper discharge of its duties including, without limitation, compliance with legislation applicable to the performance of its duties and exercise of its powers as General Partner as provided for herein.

4.4

Authorisation of the General Partner Without limiting the generality of the foregoing, but subject to any situations in which the approval of the Limited Partners or PubCo is specifically required by this Agreement, (x) the General Partner shall have discretion in determining whether to issue Equity Interests of the Partnership, the number of Equity Interests of the Partnership to be issued at any particular time, the purchase price for any Equity Interests of the Partnership issued, and all other terms and conditions governing the issuance of Equity Interests of the Partnership; provided that notwithstanding anything to the contrary herein, no Equity Interests ranking senior to the Common Units held by PubCo (including with respect to voting, liquidation and distribution rights) shall be authorized or issued without the prior written consent of PubCo; and (y) the General Partner (with the prior written consent of PubCo) may enter into, approve, and consummate any Liquidity Event or other extraordinary or business combination or divestiture transaction, and execute and deliver on behalf of the Partnership or the Partners any agreement, document and instrument in connection therewith (including amendments, if any, to this Agreement or adoptions of new constituent documents) without the approval or consent of any other Partner. The General Partner shall operate the Partnership and its Subsidiaries in accordance in all material respects with an annual budget, business plan and financial forecasts for the Partnership and its Subsidiaries for each fiscal year. Without prejudice to the generality of the foregoing, the General Partner shall have full power and authority, on behalf of the Partnership and so as to bind the Partnership thereby, and the Limited Partners expressly authorise the General Partner:

4.4.1	to develop and prepare a business plan each year which will set forth the operating goals and plans for the Partnership;

4.4.2	to deal with the entire legal and/or beneficial interest in all or any part of the Partnership Assets;

4.4.3

to carry out the objectives of the Business including, where necessary or desirable for the purpose of doing so, to identify, evaluate and negotiate opportunities for the acquisition, holding and realisation of assets or for the purchase, holding or sale of shares, ownership interests or other equity of bodies corporate or partnerships holding assets (directly or indirectly) or for the purchase or holding or acquisition of debt, to prepare and approve any agreements or other documents required to allow the Partnership to acquire such assets and to (or to agree to) purchase, sell, alone or together with others, assets or shares, ownership interests or other equity or capital in bodies corporate or partnerships holding assets and to either maximise the value of such assets and to enter into agreements or other documents on behalf of the Partnership accordingly (in each case whether personally or through an attorney or other agent);

4.4.4

to exercise all rights conferred upon the Partnership under the terms of any agreement or document entered into by the Partnership and generally to take any action the General Partner considers appropriate for the protection of Partnership Assets;

4.4.5	to commence, conduct, settle or defend litigation that pertains to the Partnership or to any of the Partnership Assets;

4.4.6	to maintain records and books of account of and in the name of the Partnership at the Partnership’s or its own principal place of business or at the principal place of business of the

General Partner and to allow any Partner holding at least 5% of the Common Percentage Interest (excluding, for purposes of this calculation, Common Units then owned by the PubCo (if any) or any Subsidiary of PubCo (if any)) and its representatives access thereto at any reasonable time, subject to giving 3 (three) days written notice in advance, for the purpose of inspecting same. In any event, upon request by the Partners or within 10 (ten) days before any proposed change, the General Partner must notify the Partners of the place of maintenance of the books and records of the Partnership;

4.4.7	to make distributions to the Partners in accordance with the terms of this Agreement;

4.4.8

to engage independent agents, lawyers, accountants, custodians, paying and collecting agents and financial and other advisers and consultants as it may deem necessary or advisable in relation to the affairs of the Partnership to perform or assist in the performance of all or any of the activities set forth in this section 4.4;

4.4.9

to register and publish all such notices, statements or other instruments as may be required pursuant to the Act to be registered and published in relation to the establishment of the Partnership and in relation to any changes occurring in relation to the Partnership;

4.4.10	to open bank accounts in the name of the Partnership and to place funds not immediately required for the purposes of the Business;

4.4.11	to lend or borrow money, to assume or guarantee, or otherwise contract for, indebtedness and other liabilities, to issue evidences of indebtedness and to incur any other obligations;

4.4.12	to establish and enforce limits of authority and internal controls with respect to all personnel and functions;

4.4.13

to sign any written resolutions and to attend, speak and vote at any shareholder meetings of any company or companies in which the Partnership may hold shares or otherwise to act as attorney or proxy in respect of any stocks, shares or other investments now held or which may hereafter be acquired by the Partnership or in any company whether solely or jointly with any other person or persons;

4.4.14	to sign, seal and deliver all resolutions and agreements concerning any holding of shares or any interest in any company;

4.4.15

to execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Partnership to qualify to do business in a jurisdiction in which the Partnership may wish to conduct business;

4.4.16

to do all or any other acts as are required of the General Partner by this Agreement or as are necessary or desirable in the reasonable opinion of the General Partner in furtherance of the foregoing powers and consistent within the terms of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, without the consent of any Partner being required, the General Partner is hereby authorized to execute, deliver and perform (x) the Tax Receivable Agreement; and (y) any amendment and any agreement, document or other instrument contemplated thereby or related thereto. The General Partner is hereby authorized to enter into the documents described in the preceding sentence on behalf of the Partnership and the Partners, but such authorization shall not be deemed a restriction on the power of the General Partner (or any Officer or director of the General Partner) to enter into other documents on behalf of the Partnership. Nothing set forth in this Agreement shall reduce or restrict the rights of any Person set forth in the Tax Receivable Agreement, subject to the terms and conditions thereof.

The Partnership shall not enter into any contract, transaction or arrangement with any Partner or any Connected person of a Partner, without PubCo’s prior written consent (other than contracts and dealings solely among the Partnership and its Subsidiaries).

4.5

Maintaining the limited liability of the Limited Partners. The General Partner shall do all things and discharge all duties or requirements of or imposed on a general partner by the Act and in particular so as to ensure, so far as it is able, that the liability of each Limited Partner is and remains limited as provided in the Act. If, for any reason, a Limited Partner is adjudicated to have lost its limited liability status or privileges as a limited partner under the Act by reason of taking part in the management of the Partnership business or otherwise, the General Partner and each other Limited Partner agrees and undertakes not to bring any claim itself or to support any claim by any other person that such Limited Partner should be liable for the debts or obligations of the Partnership beyond the amount it would otherwise be liable for under section 4 of the Act if it had retained such limited liability status and privileges.

4.6	Salary or fees. No salary or fees will be paid to the General Partner for the performance of its duties under this Agreement.

4.7

Legal and Accounting Services The General Partner may obtain legal and accounting services on behalf of the Partnership to the extent reasonably necessary for the conduct of the Partnership’s business.

SECTION 5

LIMITED PARTNERS

5.1	Prohibition on management The Limited Partners shall not:

5.1.1	take any part in the management of the Partnership or its Business or affairs;

5.1.2	have any right or authority to act for the Partnership; or

5.1.3	take any part in or in any way interfere with the conduct or management of the Partnership.

5.2

Prohibition on acting on behalf of the Partnership The Limited Partners shall have no power or authority to act on behalf of the Partnership or to bind the Partnership in any way. The conduct, control and management of the Partnership shall be vested exclusively in the General Partner. No Limited Partner shall participate in or have any control over the management of the business of the Partnership. Except as expressly provided herein, the Units do not confer any rights upon the Limited Partners to participate in the affairs of the Partnership described in this Agreement.

SECTION 6

DISTRIBUTIONS AND ALLOCATIONS

6.1	Distributions

6.1.1

Distributions Generally. The General Partner may, subject to (i) any restrictions contained in the financing agreements to which the Partnership or any its Subsidiaries is a party, (ii) having Available Cash, and (iii) any other restrictions set forth in this Agreement, make Distributions at any time and from time to time. If any assets of the Partnership are to be distributed in kind, they shall be distributed on the basis of their Fair Market Value. The Partners’ Capital Accounts shall be appropriately adjusted before any such distribution to reflect the increases or decreases to the Capital Accounts which would have occurred if the property distributed in kind had been sold for its Fair Market Value by the Partnership prior to the distributions. Notwithstanding any other provision of this Agreement to the contrary, no Distribution, Tax Distribution or other payment in respect of Units shall be required to be made to any Partner if, and to the extent that, such Distribution, Tax Distribution or other payment in respect of Units would not be permitted under the Act or other applicable Law.

6.1.2

Operating Distributions. The General Partner, in its sole discretion, may authorize Distributions (to the extent of Available Cash) by the Partnership to the Partners at any time and from time to time. All

Distributions by the Partnership (other than those made in connection with a Liquidity Event pursuant to Section 6.2) shall be made or allocated to holders of Participating Units pro rata based on the number of Participating Units held by each such holder.

6.1.3

Restricted Common Unit Distributions. No Restricted Common Unit shall be entitled to receive any Distributions pursuant to Section 6.1.2 or Section 6.2 unless and until a Vesting Event has occurred with respect to such Restricted Common Unit (and then only with respect to periods following such Vesting Event). Notwithstanding anything to the contrary herein, Restricted Common Units shall not be entitled to any “catch up” distributions in respect of periods prior to such Vesting Event.

6.1.4	Tax Distributions.

(a) Partner’s Required Tax Distribution With respect to each Partner, the Partnership shall calculate the excess of (x)(A) the Income Amount allocated or allocable to such Partner for the Tax Estimation Period in question and for all preceding Tax Estimation Periods, if any, within the taxable year containing such Tax Estimation Period multiplied by (B) the Assumed Tax Rate over (y) the aggregate amount of all prior Tax Distributions in respect of such taxable year and any Distributions made to such Partner pursuant to Section 6.1.2, Section 6.1.3 or Section 6.2, with respect to the Tax Estimation Period in question and any previous Tax Estimation Period falling in the taxable year containing the applicable Tax Estimation Period referred to in (x)(A) (the amount so calculated pursuant to this sentence is herein referred to as a “Partner’s Required Tax Distribution”); provided, however, that the General Partner may make adjustments in its reasonable discretion to reflect transactions occurring during the taxable year; provided, further, that if the amount of a Tax Distribution actually made with respect to a Tax Estimation Period is greater than or less than any such Partner’s Required Tax Distribution that would have been made under this Section 6.1.4(a) for such period based on subsequent tax information and assuming no limitations based on prohibitions under applicable Law, Available Cash, or insolvency (such limitations, the “Liquidity Limitations”) (e.g., because the estimated Tax Distribution for a Tax Estimation Period was greater than or less than the amount calculated based on actual taxable income for such Tax Estimation Period or because such Tax Distribution would have rendered the Partnership insolvent), then, for subsequent Tax Estimation Periods, the General Partner shall, subject to the Liquidity Limitations, cause the Partnership to adjust the next Partner’s Required Tax Distribution downward (but not below zero) or upward (but the resulting Tax Distribution shall in all cases remain pro rata in accordance with each Partner’s Common Percentage Interest) to reflect such excess or shortfall; provided, further, with respect to PubCo and its wholly owned Subsidiaries, the Partner’s Required Tax Distribution for any Tax Estimation Period shall be an amount sufficient for PubCo and its wholly owned Subsidiaries to receive a Distribution pursuant to Section 6.1.1 and this Section 6.1.4 sufficient to enable PubCo and its wholly owned Subsidiaries to meet (i) their U.S. federal, state and local and non-U.S. tax obligations and (ii) their obligations under the Tax Receivable Agreement for such Tax Estimation Period (but the resulting Tax Distribution shall in all cases remain pro rata in accordance with each Partner’s Common Percentage Interest). For purposes of this Agreement, the “Income Amount” for a Tax Estimation Period shall equal, with respect to any Partner, the net taxable income (or, if applicable, gross taxable income, except to the extent offset by items of loss thereof) of the Partnership allocated or allocable to such Partner for such Tax Estimation Period (excluding any compensation paid to a Partner but taking into account any corrective allocations made pursuant to Section 7.4.10 or Section 7.4.12). For purposes of computing the Income Amount, the taxable income shall be determined by including (i) any special adjustments of tax items required as a result of any election under Section 754 of the Code, including adjustments required by Sections 734 and 743 of the Code, and (ii) adjustments to taxable income in respect of Section 704(c) of the Code (including “reverse Section 704(c) allocations”). For the avoidance of doubt, taxable income will include any amounts required to be included in taxable income by a Partner as a result of ownership by the Partnership of an entity classified as a: (i) “passive foreign investment company” within the meaning of Section 1297 of the Code (including by reason of a “qualifying electing fund” election or a mark-to-market election) or (ii) “controlled foreign corporation” within the meaning of

Section 957 of the Code in which a Partner (or any of its direct or indirect owners) could be a “United States shareholder” for U.S. federal income tax purposes.

(b) Timing of Tax Distributions At least five (5) days before the quarterly due date for payment of estimated tax payments by corporations or individuals (whichever is earlier) on a calendar year under the Code, the Partnership shall distribute (to the extent of Available Cash and unless prohibited by applicable Law or by any restrictions applicable to tax distributions contained in the Partnership’s or its Subsidiaries’ then applicable bank financing agreements by which the Partnership or its Subsidiaries are bound) to the Partners pro rata in accordance with their Common Percentage Interest, an aggregate amount of cash sufficient to provide each such Partner with a Distribution at least equal to such Partner’s Required Tax Distribution (with amounts distributed pursuant to this Section 6.1.4, “Tax Distributions”). Notwithstanding anything to the contrary contained in this Agreement, (i) the General Partner shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to the Partners’ Required Tax Distributions (but the resulting Tax Distribution shall in all cases remain pro rata in accordance with each Partner’s Common Percentage Interest) to take into account increases or decreases in the number of Common Units held by each Partner during the relevant period (including as a result of conversion of any Restricted Common Units into Common Units in connection with the occurrence of a Vesting Event); provided that, no such adjustments shall be made that would have a material adverse effect on the Continuing Partners without the Continuing Partner Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), and (ii) no Tax Distributions (or downward (but not below zero) or upward adjustment to any Tax Distributions) shall be made other than on a pro rata basis in proportion to the Partners’ respective number of Common Units. Any Tax Distributions shall be treated in all respects as advances against future Distributions pursuant to Section 6.1.2 and Section 6.2 and shall be treated for all purposes of this Agreement as having been paid pursuant to Section 6.1.2 or Section 6.2, as applicable.

(c) No Tax Distributions for Covered Transactions Notwithstanding anything to the contrary herein, no Tax Distributions will be required to be made with respect to items arising with respect to any Covered Transaction, provided that any unpaid Tax Distributions with respect to any Tax Estimation Period, or portion thereof, ending before a Covered Transaction shall continue to be required to be paid prior to any Distributions being made under Section 6.1.2 and Section 6.2.

6.2

Liquidation Distribution All Distributions by the Partnership, and all proceeds (whether received by the Partnership or directly by the Partners) in connection with dissolution of the Partnership shall be made or allocated among the holders of Participating Units pro rata based on the number of Participating Units held by each such holder.

6.3

Limitations on Distribution Notwithstanding any provision to the contrary contained in this Agreement, the General Partner shall not make a Distribution to any Partner if such Distribution would violate the Act or other applicable Law.

6.4

Use of Distribution Funds by PubCo PubCo shall use Distributions received from the Partnership for payment of taxes, obligations under the Tax Receivable Agreement, liabilities or expenses, to loan funds to the Partnership in accordance with this Agreement, for the payment of dividends to its shareholders or for other general corporate purposes as determined in the sole discretion of the PubCo; provided that, PubCo may not use such Distributions to acquire any Units, except as otherwise provided in Section 9.5.

6.5

Distributions to the General Partner Notwithstanding any other provision of this Agreement, the General Partner shall be allocated an amount equal to a 0.000001% share of profits and losses of the Partnership, up to a maximum allocated profit or loss of $10 per year, and the aggregate of its reasonable vouched expenses. The Available Cash available for distribution to the Limited Partners shall be determined after reserving an amount of Available Cash equal to any profits so allocated to the General Partner (after taking into account any allocated losses), which may be distributed by the Partnership to the General Partner any time after 180 days following the end of each Fiscal Year. Other than as specified in this Section 6.5 the General Partner shall have no entitlement to participate in any Distribution.

SECTION 7

CAPITAL ACCOUNTS; TAX ALLOCATIONS; TAX MATTERS

7.1

Capital Contributions Made Prior to the Effective Date The Continuing Partners have made, prior to the date hereof, Capital Contributions and, in exchange, the Continuing Partners have been allocated the number of Common Units as specified in Schedule 1 hereto.

7.2	Capital Accounts.

7.2.1

Partner Capital Accounts A separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and this Section 7.2.1. The Partnership may adjust the Capital Accounts of its Partners to reflect revaluations of the property of any Subsidiary of the Partnership that is treated as a partnership (or entity disregarded from a partnership) for U.S. federal income tax purposes. The Capital Account of each Partner shall be credited with such Partner’s Capital Contributions, if any, all Profits allocated to such Partner pursuant to Section 7.3 and any items of income or gain which are specially allocated pursuant to Section 7.4; and shall be debited with all Losses allocated to such Partner pursuant to Section 7.3, any items of loss or deduction of the Partnership specially allocated to such Partner pursuant to Section 7.4, and all cash and the Carrying Value of any property (net of liabilities assumed by such Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner. Any references in any section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any Transfer of any interest in the Partnership in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest. The General Partner shall also (i) make any adjustments that are necessary or appropriate in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications for unanticipated events that might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b), provided that, to the extent that any such adjustment is inconsistent with any other provisions of this Agreement and would have a disproportionate (compared to PubCo) and material adverse effect on any Partner, such adjustment shall require the consent of such Partner. For Mexican tax purposes, the applicable rules shall be article 4-A, and related provisions of the Mexican income tax law.

7.2.2

Loans to the Partnership If a Partner advances or lends any funds to the Partnership (other than, for the avoidance of doubt, any Advance made as part of a Capital Contribution), the amount of any such loan shall not increase the Partner’s Capital Account or affect in any way his, her or its share, as a Partner, in the profits, losses or distributions of the Partnership, but shall be a debt due from the Partnership.

7.3

Allocations of Profits and Losses Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Partnership) shall be allocated in a manner such that the Capital Account of each Partner after giving effect to the special allocations set forth in Section 7.4 is, as nearly as possible, equal (proportionately) to (i) the Distributions that would be made pursuant to Section 6.2 if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Partnership liabilities were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability) and all remaining or resulting cash was distributed to the Partners, minus (ii) such Partner’s share of Partnership Minimum Gain and Partnership Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, the General Partner shall make such adjustments to Capital Accounts as it determines in its reasonable discretion to be appropriate to ensure allocations are made in accordance with a Partner’s interest in the Partnership.

7.4	Special Allocations Notwithstanding any other provisions in this Section 7:

7.4.1	Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain (determined in accordance with the principles of Treasury Regulations Section 1.704-2(d)) during any Partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 7.4.1 is intended to comply with the minimum gain chargeback requirements in Treasury Regulations Section 1.704-2(f) shall be interpreted consistently therewith, including that no chargeback shall be required to the extent of the exceptions provided therein.

7.4.2

Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Section 1.704-2(i)) during any Partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Section 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 7.4.2 is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith, including that no chargeback shall be required to the extent of the exceptions provided therein.

7.4.3

Qualified Income Offset. If any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in such Partner’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that, an allocation pursuant to this Section 7.4.3 shall be made only to the extent that a Partner would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Section 7 have been tentatively made as if this Section 7.4.3 were not in this Agreement. This Section 7.4.3 is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.

7.4.4

Gross Income Allocation. If any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided that, an allocation pursuant to this Section 7.4.4 shall be made only if and to the extent that a Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 7 have been tentatively made as if Section 7.4.3 and this Section 7.4.4 were not in this Agreement.

7.4.5	Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners holding Common Units in accordance with their respective Common Percentage Interest.

7.4.6

Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

7.4.7

Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership Asset, pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a Distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such Distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

7.4.8

Ameliorative Allocations. Any special allocations of income or gain pursuant to Sections 7.4.1, 7.4.2, 7.4.3 or 7.4.4 hereof shall be taken into account in computing subsequent allocations pursuant to Section 7.3 and this Section 7.4.8, so that the net amount of any items so allocated and all other items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if such allocations pursuant to Sections 7.4.1, 7.4.2, 7.4.3 or 7.4.4 had not occurred.

7.4.9

Allocations Relating to Taxable Issuance of Partnership Units. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of Units by the Partnership to a Partner (the “Issuance Items”) shall be allocated among the Partners so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Issuance Items had not been realized. The forfeiture allocations described in Proposed Regulations Section 1.704-1(b)(4)(xii)(C) (2005), and the allocations to which they relate, shall be treated as Issuance Items.

7.4.10

Restricted Common Units. Notwithstanding anything to the contrary contained in this Agreement, (1) no allocation (of Profits or Losses or otherwise) shall be made in respect of any Restricted Common Units in determining Capital Accounts unless and until such Restricted Common Units are converted into Common Units upon the occurrence of a Vesting Event and (2) in the event the Carrying Value is adjusted pursuant to clause (g) of the definition of Carrying Value, any Profits or Losses resulting from such adjustment shall, in the manner reasonably determined by the General Partner, be allocated among the Partners (including the Partners who held the Restricted Common Units giving rise to such adjustment) such that the Capital Account balance relating to each Common Unit (including such Restricted Common Units that have been converted into Common Units) is equal in amount immediately after making such allocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s). In connection with and following the occurrence of each Vesting Event, Tolerantia, LLC may require that the Partnership either (A) allow it or its Affiliate to subscribe for and purchase $10,000 worth of Common Units from the Partnership (or a larger amount with the consent of the General Partner) rounded down to the nearest Common Unit for cash consideration priced using the 5 Day VWAP (at which time Carrying Value shall be adjusted pursuant to clause (a) of the definition of Carrying Value); or (B) redeem Tolerantia, LLC of $10,000 worth of its Common Units (or a larger amount with the consent of the General Partner) rounded down to the nearest Common Unit for cash consideration priced using 5 Day VWAP (at which time Carrying Value shall be adjusted pursuant to clause (b) of the definition of Carrying Value).

7.4.11	Forfeiture Allocation. In the event that the Units of any Partner are forfeited, then for the fiscal year of such forfeiture or other period (as determined by the General Partner):

(i) items of income, gain, loss, and deduction shall be excluded from the calculation of Profits and Losses and shall be specially allocated to the Partner whose Units have been forfeited so as to cause such Partner’s Capital Account to equal such Partner’s Distribution entitlements under Section 6.1 after giving effect to the adjustment in the Partner’s Common Percentage Interest resulting from the applicable forfeiture; and

(ii) the General Partner may elect to apply another allocation or Capital Account adjustment method to a Unit forfeiture as it reasonably deems appropriate in lieu of the method set forth in Section 7.4.11(i).

7.4.12	Non-compensatory Options. If, as a result of an exercise of a non-compensatory option to acquire an interest in the Partnership, a Capital Account reallocation is required under Treasury Regulations

Section 1.704-1(b)(2)(iv)(s)(3), the Partnership shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

7.5

Tax Allocations For U.S. federal income tax purposes, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided that, in the case of any asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the General Partner and permitted by the Code and Treasury Regulations; provided that, except as otherwise provided in this Section 7.5, the prior written consent of the Requisite Continuing Partners shall be required for use of any method other than the traditional method (without curative allocations) described in Treasury Regulation Section 1.704-3(b)) so as to take account of the difference between Carrying Value and adjusted basis of such asset; provided, further, that with respect to the reverse Section 704(c) allocations resulting from the adjustment that occurred immediately prior to the investment by PubCo in connection with the Existing Partnership Agreement and the subsequent purchase of interests in the Partnership by PubCo pursuant to the Business Combination Agreement, the Partnership shall adopt the “remedial allocation method” described in Treasury Regulation Section 1.704-3(d) (unless otherwise consented to by PubCo), for making such allocations. Notwithstanding the foregoing, the General Partner shall make such allocations for tax purposes as it determines in its reasonable discretion, subject to, for so long as the Continuing Partners collectively own at least 10% of the Units, the prior written consent, not to be unreasonably withheld, conditioned or delayed, of the Requisite Continuing Partners, to be appropriate to ensure allocations are made in accordance with a Partner’s interest in the Partnership.

7.6

Tax Advances If the Partnership or any other Person in which the Partnership holds an interest is required by Law to withhold or to make tax payments on behalf of or with respect to any Partner, or the Partnership is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Partnership or to any other Person in which the Partnership holds an interest) by reason of the status of any Partner as such or that is specifically attributable to a Partner (including U.S. federal, state, or local or non-U.S. withholding, personal property, unincorporated business or other taxes, the amount of any taxes arising under the Partnership Audit Provisions, the amount of any taxes imposed under Code Section 1446(f), and any interest, penalties, additions to tax, and expenses related to any such amounts) (“Tax Advances”), the General Partner may cause the Partnership to withhold such amounts and cause the Partnership to make such tax payments as so required. All Tax Advances made on behalf of a Partner shall be repaid by reducing the amount of the current or next succeeding Distribution or Distributions which would otherwise have been made to such Partner or, if such Distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. For all purposes of this Agreement, such Partner shall be treated as having received the amount of the Distribution that is equal to the Tax Advance. Each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability (including any liability for taxes, penalties, additions to tax or interest other than any penalties, additions to tax or interest imposed as a result of the Partnership’s failure to withhold or make a tax payment on behalf of such Partner which withholding or payment is required pursuant to applicable Law) with respect to income attributable to or Distributions or other payments to such Partner. For the avoidance of doubt, any income taxes, penalties, additions to tax and interest payable by the Partnership or any fiscally transparent entity in which the Partnership owns an interest shall be treated as specifically attributable to the Partners and shall be allocated among the Partners such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Partners to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise, including pursuant to an allocation made under Section 7.7), in each case as reasonably determined by the General Partner. For the avoidance of doubt, any taxes, penalties, and interest payable under the Partnership Audit Provisions by the Partnership or any fiscally transparent entity in which the

Partnership owns an interest shall be treated as specifically attributable to the Partners of the Partnership, and the General Partner shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to those Partners to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as reasonably determined by the General Partner.

7.7	Partnership Representative

(a) General Partner as Partnership Representative The General Partner is hereby designated as the “partnership representative” as that term is defined in Partnership Audit Provisions for taxable years of the Partnership beginning with the taxable year including the Effective Date. In addition, the General Partner is hereby authorized to designate or remove any other Person as the Partnership Representative. For each Fiscal Year in which the Partnership Representative is an entity, the Partnership Representative shall appoint an individual identified by the Partnership Representative for such Fiscal Year to act on its behalf (the “Designated Individual”) in accordance with the applicable regulations or analogous provisions of state or local Law. Each Partner hereby expressly consents to such designations and agrees to take, and that the General Partner is authorized to take (or cause the Partnership to take), such other actions as may be necessary or advisable pursuant to Treasury Regulations or other IRS or Treasury guidance or state or local Law to cause such designations or evidence such Partner’s consent to such designations.

(b) Authority of Partnership Representative Subject to this Section 7.7, the Partnership Representative shall have the sole authority to act on behalf of the Partnership in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the Partnership Audit Provisions, including making any elections under the Partnership Audit Provisions or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any action, audit or examination before the IRS or any other tax authority (each, an “Audit”), and to expend Partnership funds for professional services and other expenses reasonably incurred in connection therewith.

(c) Notice of Audits Without limiting the foregoing, the Partnership Representative shall give prompt written notice to the Continuing Partner Representative of the commencement of any Audit of the Partnership or any of its Subsidiaries the resolution of which would reasonably be expected to have a disproportionate (compared to PubCo) and material adverse effect on the Continuing Partners (a “Specified Audit”). The Partnership Representative shall (i) keep the Continuing Partner Representative reasonably informed of the material developments and status of any such Specified Audit, (ii) permit the Continuing Partner Representative (or its designee) to participate (including using separate counsel), in each case at the Continuing Partner’ sole cost and expense, in any such Specified Audit, and (iii) promptly notify the Continuing Partner Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Independent Office of Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The Partnership Representative or the Partnership shall promptly provide the Continuing Partner Representative with copies of all material correspondence between the Partnership Representative or the Partnership (as applicable) and any governmental entity in connection with such Specified Audit and shall give the Continuing Partner Representative a reasonable opportunity to review and comment on any material correspondence, submission (including settlement or compromise offers) or filing in connection with any such Specified Audit. Additionally, the Partnership Representative shall not (and the Partnership shall not (and shall not authorize the Partnership Representative to)) settle, compromise or abandon any Specified Audit in a manner that would reasonably be expected to have a disproportionate (compared to PubCo) and material adverse effect on the Continuing Partners without the Requisite Continuing Partners’ prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The Partnership Representative shall obtain the prior written consent of the Requisite Continuing Partners (which consent shall not be unreasonably withheld, delayed or conditioned) before (i) making an election under Section 6226(a) of the Code (or any analogous provision of state, local or non-U.S. Law) or (ii) taking any material action under the Partnership Audit

Provisions that would reasonably be expected to have a disproportionate (compared to PubCo) and material adverse effect on the Continuing Partners, in the case of clauses (i) and (ii); provided that, no consent from the Requisite Continuing Partners is required in order to make an election under Section 6226(a) of the Code with respect to taxable periods that began on or before the Effective Time.

(d) Expenses of Partnership Representative All expenses incurred by the Partnership Representative or Designated Individual in connection with its duties as partnership representative or designated individual, as applicable, shall be expenses of the Partnership (including, for the avoidance of doubt, any costs and expenses incurred in connection with any claims asserted against the Partnership Representative or Designated Individual, as applicable, except to the extent the Partnership Representative or Designated Individual is determined to have performed its duties in the manner described in clauses (i) and (ii) of the final sentence of this Section 7.7(d)), and the Partnership shall reimburse and indemnify the Partnership Representative or Designated Individual, as applicable, for all such expenses and costs. Nothing herein shall be construed to restrict the Partnership Representative or Designated Individual from engaging lawyers, accountants, tax advisers, or other professional advisers or experts to assist the Partnership Representative or Designated Individual in discharging its duties hereunder. Neither the Partnership Representative nor Designated Individual shall be liable to the Partnership, any Partner or any Affiliate thereof for any costs or losses to any Persons, any diminution in value or any liability whatsoever arising as a result of the performance of its duties pursuant to this Section 7.7 absent (i) willful breach of any provision of this Section 7.7 or (ii) bad faith, fraud, gross negligence or wilful misconduct on the part of the Partnership Representative or Designated Individual, as applicable.

(e) Adherence to Business Combination Agreement The Partnership, the Partnership Representative, and the Partners expressly agree to be bound by the terms of Section 7.6 of the Business Combination Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event of any conflict between Section 7.6 of the Business Combination Agreement and this Agreement, Section 7.6 of the Business Combination Agreement shall control.

7.8

Other Allocation Provisions Certain of the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. In addition to amendments effected in accordance with Section 14.12 or otherwise in accordance with this Agreement, Sections 7.2, 7.3 and 7.4 may also, so long as any such amendment does not materially change the relative economic interests of the Partners, be amended at any time by the General Partner if necessary, in the opinion of tax counsel to the Partnership, to comply with such regulations or any applicable Law.

7.9

Survival Sections 7.6 and 7.7 shall be interpreted to apply to Partners and former Partners and shall survive the Transfer of a Partner’s Units and the termination, dissolution, liquidation and winding up of the Partnership and, for this purpose to the extent not prohibited by applicable Law, the Partnership shall be treated as continuing in existence.

7.10

Mexican Income Tax Law With respect to Sections 7.4.1 to 7.4.6 (inclusive), 7.4.9, 7.4.11 and 7.5, for Mexican tax purposes, Mexican income tax law shall apply to any Partner that is resident in Mexico for tax purposes.

7.11

Business Combination Agreement Holder Representative Matters Section 7.6(f) of the Business Combination Agreement is hereby incorporated by reference into this Agreement and, without limiting the generality of the foregoing, each Existing Company Unitholder and Closing Company Unitholder hereby acknowledges and agrees that amounts otherwise payable to such Existing Company Unitholder or Closing Company Unitholder hereunder may instead be remitted to the Holder Representative (as defined in the Business Combination Agreement) in the circumstances, and at the times and in the amounts, set forth in such section of the Business Combination Agreement.

SECTION 8

BOOKS OF ACCOUNT, ACCOUNTING REPORTS, TAX RETURNS, FISCAL YEAR, BANKING

8.1	Books, Records and Reports; Information Rights.

8.1.1

Maintenance of books and records At all times during the continuance of the Partnership, the Partnership shall prepare and maintain separate books of account for the Partnership in accordance with GAAP. The Partnership shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its Partners. The books and records of the Partnership may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. Minutes shall be recorded in written form, but may be maintained in the form of a reproduction. The books and records of the Partnership maintained by the General Partner and shall be available for examination by any Partner, or its duly-authorized representatives, during regular business hours, upon ten (10) Business Days’ written notice to the General Partner, for any purpose reasonably related to the Partner’s ownership interest in the Partnership.

8.1.2

Limited Partner Right to Agreement Each Limited Partner shall have the right to receive, for a purpose reasonably related to such Limited Partner’s interest as a Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Partner’s own expense, a copy of the Certificate and this Agreement and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which the Certificate and this Agreement and all amendments thereto have been executed.

8.2

Tax returns and tax information The General Partner shall cause to be prepared and filed all necessary U.S. federal, state, local and non-U.S. tax returns for the Partnership, including making any tax elections. At the Partnership’s expense, the General Partner, within 120 days of the close of the Fiscal Year, shall use commercially reasonable efforts to furnish to each Partner that was a Partner during such Fiscal Year a Schedule K-1 and such other tax information reasonably required for U.S. federal, state and local income tax reporting purposes. The Partnership shall use commercially reasonable efforts to provide to each Person that was a Partner during the Fiscal Year (a) by May 15th, August 15th and November 15th of such Fiscal Year, with an estimate of the taxable income, gains, deductions, losses and other items for, respectively, the first, second and third fiscal quarters that such Person will be required to include in its taxable income and (b) by March 1st of such Fiscal Year, with an estimate of the taxable income, gains, deductions, losses and other items of such Person to be reflected on the Schedule K-1 of such Person for the prior Fiscal Year (it being understood such estimated information is subject to change based on the final Schedule K-1 made available by the Partnership). The Partnership also shall provide the Partner with such other information as may be reasonably requested for purposes of allowing the Partners to prepare and file their own tax returns; provided that, any costs or expenses with respect to the foregoing shall be borne by the requesting Partner.

8.3

Tax Elections. The General Partner shall make the following elections on the appropriate tax returns and shall not rescind them without the prior written consent of the Requisite Continuing Partners (provided that, the election described in clause (ii) below cannot be rescinded without the prior written consent of all the Partners):

(i)	to adopt an appropriate U.S. federal income tax method of accounting and to keep the Partnership’s books and records on such income-tax method;

(ii)

to have in effect (and to cause each direct or indirect Subsidiary that is treated as a partnership for U.S. federal income tax purposes and over 50% owned and controlled by the Partnership to have in effect, to the extent eligible to do so) an election, pursuant to Section 754 of the Code (and any similar election for state or local tax purposes), to adjust the tax basis of Partnership properties, for the taxable year of the Partnership that includes the Effective Date and each subsequent taxable year in which an Exchange Transaction occurs; and

(iii)	any other available election that the General Partner deems appropriate; provided that, for so long as the Continuing Partners collectively own at least 10% of the Units, the General Partner shall consult in good faith with the Continuing Partner Representative with respect to any material tax election with respect to the Partnership that could reasonably be expected to have a disproportionate (as compared to PubCo) and material adverse effect on the Continuing Partners, and not make such election without the Requisite Continuing Partners’ prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

No Partner may make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law, and no provision of this Agreement shall be construed to sanction or approve such an election.

8.4	Confidentiality

8.4.1

Confidential Information Each of the Partners (other than PubCo) agrees to hold the Partner’s Confidential Information in confidence and may not disclose or use such information except as otherwise authorized separately in writing by the General Partner. “Confidential Information” as used herein includes all non-public information concerning the Partnership or its Subsidiaries including, but not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Partnership’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Partnership plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Partnership’s business. With respect to each Partner, Confidential Information does not include information or material that: (i) before or after it has been disclosed to such Partner by the Partnership, becomes part of public knowledge, not as a result of any action or inaction of such Partner in violation of this Agreement; (ii) is approved for release by written authorization of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Partnership or of PubCo, or any other officer designated by the General Partner and PubCo; (iii) is disclosed to such Partner or their representatives by a third party not, to the knowledge of such Partner, in violation of any obligation of confidentiality owed to the Partnership, PubCo or any of their respective Subsidiaries with respect to such information; or (iv) is or becomes independently developed by such Partner or their respective representatives without use of or reference to the Confidential Information.

8.4.2

Limited Right to Disclose Confidential Information Solely to the extent it is reasonably necessary or appropriate to fulfil its obligations or to exercise its rights under this Agreement, each of the Partners may disclose Confidential Information to its Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such Partner is required to keep the Confidential Information confidential; provided that, such Partner shall remain liable with respect to any breach of this Section 8.4 by any such Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents (as if such Persons were party to this Agreement for purposes of this Section 8.4).

8.4.3	Further Right to Disclose Confidential Information Notwithstanding anything herein to the contrary, each of the Partners may disclose Confidential Information:

(a) to the extent that such Partner is required by Law (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information,

(b) for purposes of reporting to its stockholders and direct and indirect equity holders (each of whom are bound by customary confidentiality obligations) the performance of the Partnership and its Subsidiaries and for purposes of including applicable information in its financial statements to the extent required by applicable Law or applicable accounting standards; or

(c) to any bona fide prospective purchaser of the equity or assets of a Partner, or the Common Units held by such Partner (provided, in each case, that such Partner determines in good faith that such prospective purchaser would be a Permitted Transferee), or a prospective merger partner of such Partner (provided that, (i) such Persons will be informed by such Partner of the confidential nature of such information and shall agree in writing to keep such information confidential in accordance with the contents of this Agreement and (ii) each Partner will be liable for any breaches of this Section 8.4 by any such Persons (as if such Persons were party to this Agreement for purposes of this Section 8.4)).

8.4.4

PubCo’s Use of Confidential Information Notwithstanding any of the foregoing, nothing in this Section 8.4 will restrict in any manner the ability of PubCo to comply with its disclosure obligations under Law, and the extent to which any Confidential Information is necessary or desirable to disclose.

SECTION 9

UNITS

9.1	Units

9.1.1

Units in the Partnership Interests in the Partnership shall be represented by Units. At the execution of this Agreement, the Units are comprised of only Common Units, which includes the Restricted Common Units, comprised of Series 1 RCUs, Series 2 RCUs, Series 3 RCUs, and PMEL RCUs.

(a) Restricted Common Units In connection with the transactions contemplated by the Business Combination Agreement, (a) each Partner that is an Earnout Participant (as defined in the Business Combination Agreement) shall be issued Series 1 RCUs, Series 2 RCUs and Series 3 RCUs, and (b) certain PMEL Post-Combination Unitholders shall be issued the PMEL RCUs. All such Restricted Common Units shall be outstanding as of the Effective Time. Immediately following the Effective Time, no fractional Restricted Common Unit will remain outstanding and any fractional Restricted Common Unit held by a Partner shall be rounded down to the nearest whole number. For the avoidance of doubt, the terms contained in a PMEL Award Agreement, including with respect to vesting and forfeiture, shall be read for all relevant purposes hereunder as if they were grants of the corresponding number of PMEL RCUs into which the PMEL Interests were substituted by virtue of the Business Combination Agreement and the General Partner shall have the authority to reasonably interpret the provisions of any PMEL Award Agreements in accordance with the foregoing principle for all purposes of this Agreement.

(b) Allocation of Restricted Common Units Immediately after giving effect to the transactions contemplated by the Business Combination Agreement, each Partner holds the number of Common Units and the number of Series 1 RCUs, Series 2 RCUs, Series 3 RCUs, and PMEL RCUs set forth opposite such Partner’s name on Schedule I attached hereto.

9.1.2

Further Issuances Subject to Section 9.5, the General Partner in its sole discretion may establish and issue, from time to time in accordance with such procedures as the General Partner shall determine from time to time, additional Units, in one or more classes or series of Units, or other Partnership securities, at such price, and with such designations, preferences and relative, participating, optional or other special rights, powers and duties (which may be senior to existing Units, classes and series of Units or other Partnership securities), as shall be determined by the General Partner without the approval of any Partner, including:

(a) the right of such Units to share in Profits and Losses or items thereof;

(b) the right of such Units to share in Partnership Distributions;

(c) the rights of such Units upon dissolution and winding up of the Partnership;

(d) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem such Units (including sinking fund provisions);

(e) whether such Units are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange;

(f) the terms and conditions upon which such Units will be issued, evidenced by certificates and assigned or transferred;

(g) the method for determining the Common Percentage Interest as to such Units;

(h) the terms and conditions of the issuance of such Units (including the amount and form of consideration, if any, to be received by the Partnership in respect thereof, the General Partner being expressly authorized, in its sole discretion, to cause the Partnership to issue such Units for less than Fair Market Value); and

(i) the right, if any, of the holder of such Units to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units;

provided that notwithstanding anything to the contrary in this Agreement, no Partnership securities ranking senior to the Common Units held by PubCo (including with respect to voting, liquidation and distribution rights) shall be authorized or issued without PubCo’s prior written consent.

Notwithstanding any other provision of this Agreement (except as set forth in the immediately preceding proviso), the General Partner in its sole discretion, without the approval of any other Partner, is authorized to:

(a) issue Units or other Partnership securities of any newly established class or any existing class to Partners or other Persons who may acquire an interest in the Partnership, including Equity Interests which constitute a “profits interest” to Persons within the meaning of IRS Revenue Procedures 93-27 and 2001-43 and IRS Notice 2005-43 and which will be issued with the intention that under current interpretations of the Code the recipient will not realize income upon the issuance of such Equity Interests, and that neither the Partnership nor any Partner is entitled to any deduction either immediately or through depreciation or amortization as a result of the issuance of such Equity Interest;

(b) amend this Agreement to reflect the creation of any such new class, the issuance of Units or other Partnership securities of such class, and the admission of any Person as a Partner which has received Units or other Partnership securities; and

(c) effect the combination, subdivision and/or reclassification of outstanding Units as may be necessary or appropriate to give economic effect to equity investments in the Partnership by PubCo that are not accompanied by the issuance by the Partnership to PubCo of additional Units and to update the books and records of the Partnership accordingly.

9.1.3

References to Units Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include the Common Units and Units of any other class or series that may be established in accordance with this Agreement. All Units of a particular class shall have identical rights in all respects as all other Units of such class, except in each case as otherwise specified in this Agreement.

9.1.4

Limitation on Issuances Notwithstanding anything to the contrary in this Agreement, the General Partner shall not cause or permit the Partnership to issue, or authorize the issuance of, any Units unless PubCo has a sufficient number of Class A Common Shares authorized, available and reserved for issuance upon an exchange of such newly issued Units for Class A Common Shares pursuant to an Exchange Transaction.

9.1.5

Restriction on Number of “Partners” for Treasury Regulations Purposes In addition to the restriction set out in Section 2.12, notwithstanding anything to the contrary in this Agreement, the Partnership shall not, and the General Partner shall not cause the Partnership to, issue any Units if such issuance would result in the Partnership having more than seventy-five (75) “partners”, within the meaning of Treasury Regulations Section 1.7704-1(h) (but looking through all entities treated as transparent or flow-throughs for U.S. federal income tax purposes) or if the Partnership already has more than seventy-five (75) “partners” but such issuance would further increase the number of “partners” in the Partnership; provided that, for such purposes, the Partnership and the General Partner shall be entitled to assume that each person who is a Partner immediately before the Effective Time is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (but looking through all entities treated as transparent or flow-throughs for U.S. federal income tax purposes), unless otherwise required by applicable Law.

9.2

Register The books and records of the Partnership shall be the definitive record of ownership of each Unit and all relevant information with respect to each Partner. Unless the General Partner in its sole discretion shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Partnership.

9.3

Registered Partners The Partnership shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act or other applicable Law.

9.4

Forfeiture of Common Units. Each PMEL Post-Combination Unitholder hereby agrees that any Common Units (for the avoidance of doubt, including any Common Units which were formerly PMEL RCUs and were converted into Common Units pursuant to this Agreement) which, by virtue of the transactions contemplated by the Business Combination Agreement, were received in substitution for PMEL Interests held by a PMEL Award Recipient, shall be subject to the same forfeiture provisions as contained in any corresponding PMEL Award Agreement. The General Partner shall have the authority pursuant to Section 9.4 of this Agreement to cancel and extinguish for no consideration, automatically and without the consent of the applicable PMEL Post-Combination Unitholder (or PMEL Award Recipient), any Common Units (and PubCo shall cancel and extinguish for no consideration the Acquiror Class B PMEL RSRs or the Class B Common Shares, as the case may be, held by such PMEL Post-Combination Unitholder (or PMEL Award Recipient), on a one-for-one basis, without the consent of the applicable PMEL Post-Combination Unitholder (or PMEL Award Recipient)) to the same extent the corresponding PMEL Interests would have been subject to forfeiture under the corresponding PMEL Award Agreement.

9.5	Issuances, Repurchases and Redemptions, Recapitalizations

9.5.1	Issuances by PubCo.

(a) Subject to Section 9.5.1(b) and the Exchange Agreement, if, at any time after the Closing Date, PubCo sells or issues Class A Common Shares or any other Equity Interests of PubCo (other than Class B Common Shares):

(i)

the Partnership shall concurrently issue to PubCo an equal number of Common Units (if PubCo issues Class A Common Shares), or an equal number of such other Equity Interests of the Partnership corresponding to the Equity Interests issued by PubCo (if PubCo issues Equity Interests other than Class A Common Shares), and with substantially the same rights to dividends and Distributions (including Distributions upon liquidation) and other economic rights as those of such Equity Interests of PubCo so issued; and

(ii)	PubCo shall concurrently contribute to the Partnership the net proceeds or other property received by PubCo, if any, for such Class A Common Share or other Equity Interest.

(b) Notwithstanding anything to the contrary contained in Section 9.5.1(a) or Section 9.5.1(c), this Section 9.5.1 shall not apply to:

(i)

the issuance and distribution to holders of Class A Common Shares or other Equity Interests of PubCo of rights to purchase Equity Interests of PubCo under a “poison pill” or similar shareholder rights plan (and upon exchange of Common Units for Class A Common Shares pursuant to the Exchange Agreement, such Class A Common Shares will be issued together with a corresponding right under such plan); or

(ii)

the issuance under PubCo’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Interests of PubCo, but Section 9.5.1 shall, in each of the foregoing cases, apply to the issuance of Equity Interests of PubCo in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or other rights to acquire Equity Interests of PubCo.

(c) Exercise or Conversion of PubCo Equity Interests In the event any outstanding Equity Interest of PubCo is exercised or otherwise converted and, as a result, any Class A Common Shares or other Equity Interests of PubCo are issued (including as a result of the exercise of warrants of PubCo):

(i)	the corresponding Equity Interests issued by the Partnership, if any, shall be similarly exercised or otherwise converted, if applicable;

(ii)	an equivalent number of Common Units or equivalent Equity Interests of the Partnership shall be issued to PubCo as required by the first sentence of Section 9.5.1; and

(iii)	PubCo shall concurrently contribute to the Partnership the net proceeds received by PubCo from any such exercise or conversion.

(d) Issuance of Debt If at any time PubCo or any of its Subsidiaries (other than the Partnership and its Subsidiaries) issues any securities in respect of or otherwise incurs indebtedness for borrowed money (“Debt”), PubCo or such Subsidiary shall Transfer to the Partnership the net proceeds received by PubCo or such Subsidiary, as applicable, in exchange for such Debt in a manner that burdens the Partnership with the repayment of such Debt (including for example through a “back-to-back” loan from the PubCo or such Subsidiary to the Partnership).

9.5.2

Issuance of New Common Units to PubCo Except pursuant to the Exchange Agreement, (a) the Partnership may not issue any additional Common Units to PubCo or any of its Subsidiaries (other than Subsidiaries of the Partnership) unless substantially simultaneously therewith PubCo or such Subsidiary issues or Transfers an equal number of newly-issued Class A Common Shares (or relevant Equity Interest of such Subsidiary) to another Person or Persons and contributes the net proceeds therefrom to the Partnership, and (b) the Partnership may not issue any other Equity Interests of the Partnership to PubCo or any of its Subsidiaries (other than Subsidiaries of the Partnership) unless substantially simultaneously therewith PubCo or such Subsidiary issues or Transfers, to another Person, an equal number of newly-issued shares of Equity Interests of PubCo or such Subsidiary with substantially the same rights to dividends and Distributions (including Distributions upon liquidation) and other economic rights as those of such Equity Interests of the Partnership and contributes the net proceeds therefrom to the Partnership.

9.5.3	Repurchases and Redemptions

(a) Repurchases and Redemptions by PubCo Neither PubCo nor any of its Subsidiaries (other than the Partnership and its Subsidiaries) may redeem, repurchase or otherwise acquire:

(i)

Class A Common Shares pursuant to a PubCo Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the PubCo Board) unless substantially simultaneously therewith the Partnership redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Common Units for the same price per security, if any, or

(ii)

any other Equity Interests of PubCo or any of its Subsidiaries (other than the Partnership and its Subsidiaries) pursuant to a PubCo Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the PubCo Board) unless substantially simultaneously therewith the Partnership redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of the corresponding class or series of Equity Interests of the Partnership with the same rights to dividends and Distributions (including Distributions upon liquidation) and other economic rights as those of such Equity Interests of PubCo or such Subsidiary for the same price per security, if any.

(b) Repurchases and Redemptions by the Partnership Subject to Section 9.6, the Partnership may not redeem, repurchase or otherwise acquire:

(i)

any Common Units from PubCo or any of its Subsidiaries (other than the Partnership and its Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a PubCo Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the PubCo Board) an equal number of Class A Common Shares for the same price per security from holders thereof; or

(ii)

any other Equity Interests of the Partnership from PubCo or any of its Subsidiaries (other than the Partnership and its Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a PubCo Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the PubCo Board) for the same price per security an equal number of Equity Interests of PubCo (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and Distributions (including Distributions upon liquidation) and other economic rights as those of such Equity Interests of PubCo or such Subsidiary.

(c) Cashless Redemptions Notwithstanding the foregoing Section 9.5.1 and Section 9.5.2, to the extent that any consideration payable by PubCo in connection with the redemption, repurchase or acquisition of Class A Common Shares or other equity securities of PubCo or any of its Subsidiaries (other than the Partnership and its Subsidiaries) consists (in whole or in part) of Class A Common Shares or such other Equity Interests (including in connection with the cashless exercise of an option or warrant (or other convertible right or security)), other than under PubCo’s employee benefit plans for which there are no corresponding Common Units or other Equity Interests of the Partnership, the redemption, repurchase or acquisition of the corresponding Common Units or other Equity Interests of the Partnership shall be effectuated in a substantially similar manner.

9.5.4	Equity Subdivisions and Combinations

(a) Limitation on the Partnership The Partnership shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Equity Interests of the Partnership unless accompanied by an identical subdivision or combination, as applicable, of the outstanding related class or series of Equity Interest of PubCo, with corresponding changes made with respect to any other exchangeable or convertible Equity Interests of the Partnership and PubCo.

(b) Limitation on PubCo PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of any class or series of Equity Interest of PubCo, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding related class or series of Equity Interests of the Partnership, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Interests of the Partnership and PubCo.

(c) Maintenance of one-to-one ratio of Common Units to PubCo’s Class A Common Shares For the avoidance of doubt, but subject to Section 9.1, Section 9.2, Section 9.5 and Section 9.6, the Partnership and the General Partner shall be permitted to undertake all actions, including an issuance, redemption, reclassification, distribution, division or recapitalization, with respect to the Common Units or the

Restricted Common Units as the General Partner determines is necessary to maintain at all times a one-to-one ratio between (i) the number of Common Units owned by PubCo, directly or indirectly, and the number of outstanding Class A Common Shares; and (ii) the number of outstanding Class B Common Shares held, directly or indirectly, by any Partner and the number of Common Units (other than Restricted Common Units) held (directly or indirectly) by such Partner, disregarding for purposes of maintaining the one-to-one ratios in clause (i):

(i)	options, rights or securities of PubCo issued under any plan involving the issuance of any Equity Interests that are convertible into or exercisable or exchangeable for Class A Common Shares,

(ii)	treasury stock, or

(iii)

preferred stock or other debt or equity securities (including warrants, options or rights) issued by PubCo that are convertible into or exercisable or exchangeable for Class A Common Shares (but in each case prior to such conversion, exercise or exchange).

9.5.5

Redemptions pursuant to the Exchange Agreement If the Partnership is obliged, pursuant to Section 2.2 of the Exchange Agreement, to cancel a number of Common Units surrendered to it by a Limited Partner (a “Surrendering Partner”), those surrendered Common Units shall be treated as redeemed by the Partnership and shall be cancelled immediately upon redemption. The recorded balance of the Equity Contribution and (if any) the Advance of such Limited Partner shall each be reduced, on that surrender and redemption, by a proportionate amount (equal to the proportion which the number of surrendered Common Units bears to the total number of Common Units held by that Limited Partner immediately prior to that surrender (such proportion the “Exchanged Proportion”)), and the recorded balance of the Equity Contribution and Advance of PubCo shall each be correspondingly and automatically increased by the same respective amounts. The Partnership shall issue a number of Common Units to PubCo, as required by Section 2.2 of the Exchange Agreement, equal to the number of Common Units surrendered by the Surrendering Partner and redeemed by the Partnership and on the issuance of such Common Units a proportion of the Surrendering Partner’s right to the repayment of its Advance equal to the Exchanged Proportion shall hereby be assigned to PubCo.

9.6	Restricted Common Units.

9.6.1

Restricted Common Units and Vesting Each Restricted Common Unit will be held in accordance with this Agreement unless and until a Vesting Event occurs with respect to such Restricted Common Unit. Upon the occurrence of a Vesting Event, on the Conversion Date, each applicable Restricted Common Unit with respect to which a Vesting Event has occurred shall be converted immediately and automatically, without any further action on the part of the holder thereof or any other person (including the Partnership, the General Partner and PubCo) into a Common Unit, with all rights and privileges of a Common Unit under this Agreement from and after the Conversion Date, subject in all respects to Section 9.4. Notwithstanding anything to the contrary contained in this Agreement or the Exchange Agreement, no Partner shall be permitted to effect an Exchange Transaction with respect to any Restricted Common Units, and in no event shall the Partnership or PubCo effect an Exchange Transaction with respect to any Restricted Common Unit unless and until a Vesting Event and Conversion Date has occurred with respect to such Restricted Common Unit and it has been converted to a Common Unit in accordance with the terms hereof. For the avoidance of doubt and without limiting the immediately foregoing sentence, in the event that a Vesting Event, Conversion Date and conversion into Common Unit has occurred in respect of a Restricted Common Unit, the Partnership and PubCo may effect an Exchange of such then converted Common Unit in accordance with this Agreement and the Exchange Agreement.

9.6.2

HSR Act & Conversion Notwithstanding anything to the contrary contained in this Agreement, if, upon the occurrence of a Vesting Event, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 of the United States of America, and the rules and regulations promulgated thereunder (“HSR Act”), for the immediate conversion of any Restricted Common Unit into a Common Unit, then the Conversion Date with respect to each such Restricted Common Unit shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such conversion under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such conversion shall automatically occur without any further action by the holder of any such Restricted Common Unit. Each of the Partners and PubCo agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Partnership.

9.6.3

Issuance on Conversion On the applicable Conversion Date for each Restricted Common Unit that is not a PMEL RCU, PubCo shall issue to each Continuing Partner that holds a Acquiror Class B Earnout RSR (as defined in the Business Combination Agreement) that vests on such Conversion Date, one Class B Common Share. On the applicable Conversion Date for each Restricted Common Unit that is a PMEL RCU, PubCo shall issue to each PMEL Post-Combination Unitholder that holds an Acquiror Class B PMEL RSR that vests on such Conversion Date, one Class B Common Share. PubCo hereby agrees to reserve for issuance at all times an adequate number of Class B Common Shares to permit the issuance of all Class B Common Shares assuming (x) all of the Acquiror Class B Earnout RSRs were to vest under the terms of the Business Combination Agreement and (y) all of the PMEL Post-Combination Unitholders’ Acquiror Class B PMEL RSRs were to vest under their applicable terms.

9.6.4	Cancellation of Restricted Common Units

9.6.5

To the extent that, in the case of the Restricted Common Units that are not PMEL RCUs, by the Earnout Expiration Date (as defined in the Business Combination Agreement), a Vesting Event has not occurred with respect to a Restricted Common Unit, and such Restricted Common Unit has not vested and converted into a Common Unit, then as of the Earnout Expiration Date, immediately and without any further action under this Agreement, on such date, any such Restricted Common Units outstanding under this Agreement shall be cancelled and extinguished for no consideration. To the extent that a PMEL RCU is forfeited pursuant to the terms of the applicable PMEL Agreement (with the terms of such agreement as applied to the PMEL RCUs in accordance with the final sentence of Section 9.4), immediately and without any further action under this Agreement, on the date of forfeiture, such PMEL RCU shall be cancelled and extinguished for no consideration. Upon the cancellation and extinguishment of any Restricted Common Unit pursuant to this Section 9.6.5, PubCo shall cancel and extinguish for no consideration the corresponding Acquiror Class B Earnout RSR or Acquiror Class B PMEL RSR on a one-for-one basis, without the consent of the applicable holder thereof.

9.6.6

U.S. Tax Treatment The parties hereto intend that, for U.S. federal income tax purposes, (i) the Restricted Common Units received by the Continuing Partners in connection with the Business Combination Agreement not be treated as being received in connection with the performance of services and (ii) no such Partner be treated as having taxable income or gain as a result of such receipt of such Restricted Common Units or as a result of holding any such Restricted Common Units at the time of any Vesting Event (other than as a result of corrective allocations made pursuant to Section 7.4.10) and the Partnership shall prepare and file all tax returns consistent therewith unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

SECTION 10

TRANSFER RESTRICTIONS

10.1	Transfers of Units

10.1.1

Restriction on Transfers Except as otherwise agreed to in writing between the General Partner and the applicable Partner and reflected in the books and records of the Partnership or as otherwise provided in this Section 10, but without limiting the Lock-Up Agreement, no Partner may Transfer all or any portion of its Units or other interest in the Partnership (or beneficial interest therein) without the prior consent of the General Partner, which consent may be given or withheld, or made subject to such conditions (including the receipt of such legal opinions and other documents that the General Partner may require) as are determined by the General Partner, in each case in the General Partner’s sole discretion, and which consent may be in the form of a plan or program entered into or approved by the General Partner, in its sole discretion. Any such determination in the General Partner’s sole discretion in respect of Units shall be final and binding. Such determinations need not be uniform and may be made selectively among Partners, whether or not such Partners are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise. Any purported Transfer of Units that is not in accordance with, or subsequently violates, this Agreement shall be, to the fullest extent permitted by law, null and void. If a Partner Transfers all or a portion of its Common Units to a Transferee in compliance with this Agreement, the Partner shall transfer to such Transferee an equal number of Class B Common Shares.

10.1.2

Lock-Up Period Each Partner hereby agrees and covenants that such Partner will not, during the Lock-Up Period, Transfer any Units in the Partnership or any equity interests of PubCo (including any Class A Common Shares or Class B Common Shares) received or retained as consideration under the Business Combination Agreement, including any securities held in escrow or otherwise issued or delivered after the Closing pursuant to the Business Combination Agreement (collectively, the “Restricted Securities”) (a “Prohibited Transfer”) except to the extent provided in Section 10.1.5 or any applicable restrictions on Transfer are waived in accordance with the Lock-Up Agreement. If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Partnership and PubCo shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 10.1.2, the Partnership and PubCo may impose stop-transfer instructions with respect to the Restricted Securities of each Partner until the end of the Lock-Up Period, as well as include customary legends on any certificates for any of the Restricted Securities reflecting the restrictions under this Section 10.1.

10.1.3

End of Lock-Up Period Notwithstanding anything otherwise to the contrary in this Agreement, following the expiration of the Lock-Up Period, each Partner that is a Partner holding at least 3% of the Common Percentage Interest (excluding, for purposes of this calculation, Common Units then owned by PubCo or any Subsidiary of PubCo (if any)) may Transfer all or any portion of its Common Units in a Transfer that complies with Section 10.5, without the consent of the General Partner or any other Person.

10.1.4

Exchange Transactions Notwithstanding anything otherwise to the contrary in this Agreement, following the expiration of the Lock-Up Period, each Partner may Transfer Units in Exchange Transactions pursuant to, and in accordance with, the Exchange Agreement; provided that, in the case of any Partner other than a Partner holding at least 3% of the Common Percentage Interest (excluding, for purposes of this calculation, Common Units then owned by the PubCo (if any) or any Subsidiary of the PubCo (if any)), such Exchange Transactions shall be effected in compliance with reasonable policies that the General Partner may adopt or promulgate from time to time and advise the Partners of in writing (including policies requiring the use of designated administrators or brokers) in its reasonable discretion; provided, further, that if such policies conflict with the terms of the Exchange Agreement, the provisions of the Exchange Agreement shall apply in lieu thereof to any Exchange Transaction to the extent of such conflict.

10.1.5

Family Group and Affiliate Transfers Notwithstanding anything otherwise to the contrary in this Section 10.1, but subject to the limitations set forth herein and compliance with, and to the extent otherwise permitted by, the Lock-Up Agreement, an individual Partner may Transfer all or any portion of his, her or its Restricted Securities without consideration to (i) any member of his or her Family Group or (ii) any Affiliate of such Partner (including any direct or indirect partner, shareholder, equityholder of such Partner or any Affiliated investment fund or vehicle of such Partner or such Partner’s direct or indirect partners, shareholders or equityholders), but excluding any Affiliate under this clause (ii) who operates or engages in a business which competes with the business of PubCo or the

Partnership and (iii) to a trust solely for the benefit of such Partner and such Partner’s Family Group (or a re-Transfer of such Restricted Securities by such trust back to such Partner upon the revocation of any such trust) or pursuant to the applicable Laws of descent or distribution among such Partner’s Family Group, in each case, in a Transfer that complies with Section 10.5 (each of clauses (i)-(iii), an “Exempt Transfer”); provided that, (x) the restrictions contained in this Section 10 shall apply to an Exempt Transfer and (y) the restrictions contained in this Agreement will continue to apply to the Restricted Securities after any Exempt Transfer and each Transferee of Restricted Securities shall agree in writing, by entering into an appropriate supplemental agreement in such form and terms as the General Partner may reasonably specify, prior to and as a condition precedent to the effectiveness of such Exempt Transfer, to be bound by the provisions of this Agreement, without modification or condition, subject only to the consummation of such Exempt Transfer. Upon the Exempt Transfer of Restricted Securities, the transferor will deliver written notice to the Partnership, which notice will disclose in reasonable detail the identity of such Transferee(s) and shall include an executed original counterpart of this Agreement in a form acceptable to the General Partner. Notwithstanding the foregoing and any other term in this Agreement, (a) notice of such an Exempt Transfer shall be forthwith advertised in Iris Oifigiúil as so required by the Act, and until notice of such transfer is so advertised, the arrangement or transaction shall, for the purposes of the Act, be deemed to be of no effect, and (b) no party hereto shall avoid the provisions of this Agreement by making one or more Exempt Transfers to one or more Transferees and then disposing of all or any portion of such party’s interest in such Transferee if such disposition would result in such Transferee ceasing to be a Permitted Transferee. Without limiting the Lock-Up Agreement, the General Partner may implement other policies and procedures to permit the Transfer of Restricted Securities by the Partners for personal planning purposes and any such Transfer effected in compliance with such policies and procedures shall not require the prior consent of the General Partner.

10.1.6

Purported Transfers Void Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement shall, to the fullest extent permitted by law, be null and void ab initio, and the Partnership will not record such Transfer on its books or treat any purported Transferee of such Units as the owner of such securities for any purpose.

10.2

Mandatory Exchanges The Partnership may, with the approval of the board of the General Partner, at any time and from time to time, without the consent of any Partner or other Person, cause to be Transferred to PubCo in an Exchange Transaction any and all Units, except for Units held by any Partner holding at least 3% of the Common Percentage Interest (excluding, for purposes of this calculation, Common Units then owned by PubCo or any Subsidiary of PubCo) (a “Mandatory Exchange”); provided that, if at any time after the expiration of the Lock-Up Period:

(a) (x) the General Partner is not a wholly-owned Subsidiary of PubCo or (y) for any other reason the Partnership’s nationally recognized tax advisors are unable to render an opinion to the Partnership at least at a “more likely than not” level of comfort that a wholly-owned Subsidiary of PubCo constitutes a “general partner” within the meaning of Treasury Regulations Section 1.7704-1(k)(1),

(b) the Partnership has more than seventy-five (75) “partners”, within the meaning of Treasury Regulations Section 1.7704-1(h) (but looking through all entities treated as transparent or flow-throughs for U.S. federal income tax purposes), and

(c) there are not binding agreements by and among Partners and the Partnership and/or its assignees to sell Units in a manner that will not cause the Partnership to be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code pursuant to one or more closings that will occur no later than seventy-five (75) days of expiration of the Lock-Up Period and that would cause the Partnership to have seventy-five (75) or fewer “partners”, within the meaning of Treasury Regulations Section 1.7704-1(h) (but looking through all entities treated as transparent or flow-throughs for U.S. federal income tax purposes), upon the consummation of the transactions contemplated by such agreements (including, agreements to tender Units to the Partnership or one or more purchasers approved by the Partnership),

then the Partnership shall promptly, and in any event within seventy-five (75) days of the expiration of the Lock-Up Period, cause a Mandatory Exchange to be effected with respect to a number of Partners holding less than 3% of the Common Percentage Interest (excluding, for purposes of this calculation, Common Units then owned by PubCo or any Subsidiary of PubCo) sufficient to cause the Partnership to have no more than seventy-five (75) “partners”, within the meaning of Treasury Regulations Section 1.7704-1(h) (but looking through all entities treated as transparent or flow-throughs for U.S. federal income tax purposes), upon the consummation of such Mandatory Exchange. Any Mandatory Exchange need not be uniform and may be made by the Partnership and PubCo selectively among Partners, whether or not such Partners are similarly situated; provided that, in the event that a tender offer, share exchange offer, take-over bid, recapitalization or similar transaction with respect to any Class A Common Shares (a “PubCo Offer”) is proposed by PubCo or is proposed to PubCo or its stockholders and approved by the PubCo Board or is otherwise effected or to be effected with the consent or approval of the PubCo Board that would result in PubCo undergoing a Change of Control, then the General Partner shall require, and each Partner shall be deemed to effect, an Exchange Transaction with respect to any and all Units held by all Partners conditioned upon, and subject to, the consummation of such PubCo Offer or Change of Control, in each case, to the extent that such Partner has not effected an Exchange Transaction with respect to all of its Units prior to the consummation of such transaction.

10.3	Approved Qualified Transaction

10.3.1

Drag-Along Right In the event that the General Partner and the holders of a majority of the voting power of all outstanding capital stock of PubCo entitled to vote thereon approve a Qualified Transaction (the “Approved Qualified Transaction”), each other Partner (each, a “Required Partner”) agrees to Transfer all of such Required Partner’s Units in connection with such Approved Qualified Transaction (the “Drag-Along Right”) for an amount of consideration per Unit and corresponding Class B Common Share equal (before taking into account any rights such Required Partner may have under the Tax Receivable Agreement) to the amount of consideration to be received per Class A Common Share by the holders thereof (the “Drag Price”), and otherwise with respect to such Units on the same terms and conditions as apply to the Class A Common Shares in such Approved Qualified Transaction, with such modifications as are appropriate, as determined in good faith by the General Partner, solely to reflect the fact that Units and corresponding Class B Common Shares rather than Class A Common Shares will be Transferred in the first instance by such Partner. Any Transfer effected in connection with the Drag-Along Right shall be structured in the sole discretion of the General Partner and, without limitation to any other structure, the General Partner will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Partners to participate in such Approved Qualified Transaction to the same extent or on an economically equivalent basis as the holders of Class A Common Shares without discrimination; provided that, without limiting the generality of this sentence, the General Partner will use its reasonable best efforts expeditiously and in good faith to ensure that such Partners may participate in each such Approved Qualified Transaction without being required to have their Common Units and Class B Common Shares redeemed (or, if so required, to ensure that any such redemption shall be effective only upon, and shall be conditional upon, the closing of such Approved Qualified Transaction, or, as applicable, to the extent necessary to exchange the number of Common Units being repurchased).

10.3.2

Drag-Along Notice PubCo shall send written notice (the “Drag-Along Notice”) to the Partnership and the Required Partners at least thirty (30) days prior to the closing of the Approved Qualified Transaction notifying them that such Required Partners will be required to sell all (but not less than all) of their Units in such sale, and setting forth (i) a copy of the written proposal or agreement pursuant to which the Approved Qualified Transaction will be effected, (ii) the Drag Price, (iii) the terms and conditions of Transfer and payment and (iv) the date and location of and procedures for selling the Units. In the event that the information set forth in the Drag-Along Notice changes from that set forth in the initial Drag-Along Notice, a subsequent Drag-Along Notice shall be delivered by PubCo no less than seven (7) days prior to the closing of the Approved Qualified Transaction. Notwithstanding the foregoing, to the extent that any of the foregoing information to be included in the Drag-Along Notice is publicly available, PubCo shall not be required to include such information in the Drag-Along Notice or deliver a subsequent Drag-Along Notice. Each Required Partner shall thereafter be obligated to sell their Units and corresponding Class B Common Shares on the terms set forth in the Drag-Along Notice.

10.3.3

Obligation of Required Partners to Sell Upon receipt of a Drag-Along Notice, each Required Partner receiving such notice shall be obligated to sell all of its Units and corresponding Class B Common Shares in the Approved Qualified Transaction as contemplated by the Drag-Along Notice for the Drag Price, on the terms and conditions described in this Section 10.3, including by executing any document containing customary representations, warranties and agreements with respect to itself and its ownership of the Units or Class B Common Shares, as applicable, as requested by the General Partner in connection with the Approved Qualified Transaction, which representations, warranties, indemnities and agreements shall be substantially the same as those contained in any letter of transmittal to be executed by the holders of Class A Common Shares with such modifications as are appropriate, as determined in good faith by the General Partner, solely to reflect the fact that Units or Class B Common Shares, as applicable, rather than Class A Common Shares will be transferred by such Required Partner. The General Partner and each Required Partner shall cooperate in good faith in connection with the consummation of the Approved Qualified Transaction.

10.4	Encumbrances

No Partner or Assignee may create an Encumbrance with respect to all or any portion of its Units (or any beneficial interest therein) other than Encumbrances that run in favor of the Partner unless the General Partner consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in the General Partner’s sole discretion (but without limiting the Lock-Up Agreement). Consent of the General Partner shall be withheld until the holder of the Encumbrance acknowledges the terms and conditions of this Agreement. Any purported Encumbrance that is not in accordance with this Agreement shall be, to the fullest extent permitted by law, null and void.

10.5	Further Restrictions.

10.5.1

Terms for New Issuances Units issued from time to time after the date of this Agreement, including Units issued under equity incentive plans of the Partnership or PubCo (or upon settlement of awards granted under such plans), may be subject to such additional or other terms and conditions, including with regard to vesting, forfeiture, minimum retained ownership and Transfer, as may be agreed between the General Partner and the applicable Partner and reflected in the books and records of the Partnership. Such requirements, provisions and restrictions need not be uniform and may be waived or released by the General Partner in its sole discretion with respect to all or a portion of the Units owned by any one or more Partners at any time and from time to time, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.

10.5.2

Prohibitions on Transfer Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit (other than, in each case, in accordance with the Exchange Agreement) be made by any Partner or Assignee if the General Partner determines that:

(a) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;

(b) except pursuant to an Exchange Transaction, such Transfer would require the registration of such transferred Unit or of any Class of Unit pursuant to any applicable U.S. federal or state securities Laws (including, without limitation, the Securities Act or the Exchange Act) or other non-U.S. securities Laws or would constitute a non-exempt distribution pursuant to applicable provincial or state securities Laws;

(c) such Transfer would cause (i) all or any portion of the assets of the Partnership to (A) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated Partner, or (B) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (ii) the General Partner or PubCo to become a fiduciary with respect to any existing or contemplated Partner, pursuant to ERISA, any applicable Similar Law, or otherwise;

(d) would result in a breach of Section 2.12;

(e) to the extent requested by the General Partner, the Partnership does not receive such legal and/or tax opinions and written instruments (including copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the General Partner, as determined in the General Partner’s sole discretion; provided that, no such legal and/or tax opinions shall be required for a Transfer by a Partner holding at least 3% of the Common Percentage Interest (excluding, for purposes of this calculation, Common Units then owned by PubCo (if any) or any Subsidiary of PubCo (if any));

(f) such Transfer would cause the Partnership to be treated as having more than seventy-five (75) “partners” within the meaning of Treasury Regulations Section 1.7704-1(h) but looking through all entities treated as transparent or flow-through for U.S. federal income tax purposes or if the Partnership already has more than seventy-five (75) “partners” but such issuance would further increase the number of “partners” in the Partnership;

(g) the General Partner shall reasonably determine that such Transfer would pose a material risk that the Partnership would be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder.

All determinations with respect to this Section 10.5 shall be made by the General Partner in its sole discretion; provided, however, that all such determinations with respect to a Partner holding at least 3% of the Common Percentage Interest (excluding, for purposes of this calculation, Common Units then owned by PubCo (if any) or any Subsidiary of PubCo (if any)) shall be made by the General Partner exercising its reasonable discretion.

10.5.3

Treasury Regulation, Code and Partner Restrictions In addition, notwithstanding any contrary provision in this Agreement, to the extent the General Partner shall reasonably determine that interests in the Partnership do not meet the requirements of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3) in a taxable year, provided that, for such purpose, the Partnership and the General Partner shall assume that each Continuing Partner is treated as a single “partner” within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)) unless otherwise required by applicable Law), in no event may any Transfer or assignment of Units by any Partner be made if such Transfer would (i) be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof” as such terms are used in Treasury Regulations Section 1.7704-1, (ii) materially increase the possibility of the Partnership becoming a “publicly traded partnership” within the meaning of Section 7704 of the Code, or (iii) cause the Partnership to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or successor provision of the Code or to be treated as an association taxable as a corporation pursuant to the Code. For the avoidance of doubt, any Transfer that constitutes a “block transfer” within the meaning of Treasury Regulation Section 1.7704-1(e)(2) shall not be considered to be (i) effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof” as such terms are used in Treasury Regulations Section 1.7704-1, (ii) materially increase the possibility of the Partnership becoming a “publicly traded partnership” within the meaning of Section 7704 of the Code, or (iii) cause the Partnership to be treated as a “publicly traded partnership.” Notwithstanding anything contrary in this Agreement, in no event may any Transfer, assignment of Units, or other transfer of beneficial entitlement to Units by any Partner be made if such Transfer would cause the Partnership to be treated as having more than seventy-five (75) “partners” within the meaning of Treasury Regulations Section 1.7704-1(h) but looking through all entities treated as transparent or flow-through for U.S. federal income tax purposes or if the Partnership already has more than seventy-five (75) “partners” but such issuance would further increase the number of “partners” in the Partnership.

10.5.4

Timing of Permitted Transfers Transfers of Units (other than pursuant to an Exchange Transaction) that are otherwise permitted by this Section 10 may only be made effective as of the first day of a fiscal quarter of the Partnership, unless the General Partner otherwise agrees.

10.5.5

Void Transfers To the fullest extent permitted by law, any Transfer in violation of this Section 10 (including the final sentence of Section 10.5.3) shall be deemed null and void ab initio and of no effect.

10.5.6

Notice of the Transfer Notwithstanding any other term in this Agreement, notice of any Transfer shall be forthwith set out in Iris Oifigiúil as so required by the Act, and until notice of such Transfer is so made, the arrangement or transaction shall, for the purposes of the Act, be deemed to be of no effect.

10.5.7	Lock-Up Agreement Notwithstanding any other term in this Agreement, nothing in this Agreement shall limit a Partner’s obligations pursuant to the Lock-Up Agreement.

10.6	Admissions, Resignations and Removals

10.6.1

No Partner will be removed or entitled to resign from being a Partner of the Partnership except in accordance with this Section 10.6 and Section 10.7 hereof. No Person may be admitted to the Partnership as an additional general partner or substitute general partner without the prior written consent of each incumbent General Partner, which consent may be given or withheld, or made subject to such conditions as are determined by each incumbent general partner, in each case in the sole discretion of each incumbent general partner. Any additional General Partner or substitute partners of the General Partner shall be admitted as a general partner of the Partnership by executing and delivering to the existing General Partner an appropriate supplement to this Agreement pursuant to which the Person agrees to be bound by the terms and conditions of this Agreement, as it may be amended from time to time, and thereafter shall be authorized to, and shall, continue the Partnership without dissolution. Except as otherwise provided in Section 10 or the Act, no admission, substitution, resignation or removal of a Partner will cause the dissolution of the Partnership. To the fullest extent permitted by law, any purported admission, resignation or removal that is not in accordance with this Agreement shall be null and void.

10.6.2

It is agreed that ProKidney GP Ireland Limited shall resign as general partner of the Partnership as and from the admission of [ProKidney GP II] Limited to the Partnership, which admission shall take effect upon the Closing on the Effective Date. ProKidney GP Ireland Limited, as its final act as general partner of the Partnership immediately prior to the Closing, hereby approves the Post-Recapitalization Unit Issuance, if any such Post-Recapitalization Unit Issuance occurs pursuant to the Business Combination Agreement.

10.7	Admission of Assignees as Substitute Limited Partners

10.7.1	Conditions for Admission as Limited Partner A proposed assignee will become a substitute Limited Partner only if and when each of the following conditions is satisfied:

(a) the General Partner consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in each case in the General Partner’s sole discretion;

(b) if required by the General Partner, the General Partner receives written instruments (including copies of any instruments of Transfer, a notarised and apostilled copy (in English) of such assignee’s governing documents (if the Assignee is not a natural person) and such Assignee’s consent to be bound by this Agreement as a substitute Partner) that are in a form satisfactory to the General Partner (as determined in its sole discretion);

(c) if required by the General Partner, the General Partner receives an opinion of counsel satisfactory to the General Partner to the effect that such Transfer is in compliance with this Agreement and all applicable Law;

(d) if required by the General Partner, the parties to the Transfer, or any one of them, pays all of the Partnership’s reasonable expenses connected with such Transfer (including the reasonable legal and accounting fees of the Partnership);

(e) notice of the Transfer is set out in Iris Oifigiúil as so required by the Act; and

(f) other than where the assignee is a Permitted Transferee of PubCo and such Transfer occurs after the expiration of the Lock-Up Period, the assignee enters into a written agreement with the Partnership and PubCo agreeing to be bound by the transfer restrictions in section 2 of the Lock-Up Agreement.

10.8

Resignation and Removal of Partners Subject to Section 10.6, if a Partner ceases to hold any Units, then such Partner shall cease to be a Partner and to have the power to exercise any rights or powers of a Partner of the Partnership, and shall be deemed to have resigned from the Partnership.

10.9

Withholding In the event any Transfer is permitted pursuant to this Section 10, the transferring parties shall demonstrate to the satisfaction of the General Partner either that no withholding is required in connection with such transfer under applicable U.S. federal, state or local or non-U.S. law (including under Sections 1445 or 1446 of the Code) or that any amounts required to be withheld in connection with such transfer under applicable U.S. federal, state or local or non-U.S. law (including under Section 1446 of the Code, other than by reason of Section 1446(f)(4)) have been so withheld.

10.10

Allocations in Respect of Transferred Units. With regard to PubCo’s acquisition of the New Company Common Units (as defined in the Business Combination Agreement), Profits or Losses shall be allocated to the Partners of the Partnership so as to take into account the varying interests of the Partners in the Partnership using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations promulgated thereunder. If during any taxable year there is any other change in any Partner’s Units in the Partnership, the General Partner shall consult in good faith with the Continuing Partner Representative and the tax advisors to the Partnership and allocate the Profits or Losses to the Partners of the Partnership so as to take into account the varying interests of the Partners in the Partnership using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations promulgated thereunder; provided, however, that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations promulgated thereunder and that is selected by the General Partner (with the prior written consent of the Requisite Continuing Partners, not to be unreasonably withheld, conditioned or delayed); provided that, the Requisite Continuing Partners shall not have the consent right described in this Section 10.10 in the event that the Continuing Partners collectively own less than 10% of the Units.

SECTION 11

DISSOLUTION AND WINDING UP OF THE PARTNERSHIP

11.1

No dissolution The Partnership shall not be dissolved by the admission of additional Partners or resignation of Partners in accordance with the terms of this Agreement. The Partnership may be dissolved, liquidated, wound up and terminated only pursuant to the provisions of this Section 11.

11.2	Dissolution The Partnership will be dissolved and its affairs wound up on the happening of any of the following events:

(a) any event which makes it unlawful for the business of the Partnership to be carried on by the Partners;

(b) the written consent of all Partners; or

(c) the General Partner resolves to dissolve the Partnership in its reasonable discretion and with the consent of PubCo; provided that, in the event of a dissolution pursuant to this clause (c), the relative economic rights of each Class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to Distributions made to Partners pursuant to Section 11.4 below in connection with the winding up of the Partnership, taking into consideration tax and other legal constraints that may adversely affect one or more parties hereto and subject to compliance with applicable Laws and regulations, unless, and to the extent that, with respect to any Class of Units, holders of not less than 90% of the Units of such Class consent in writing to a treatment other than as described above.

11.3

Effectiveness of Dissolution Dissolution of the Partnership shall be effective on the day on which the event described in Section 11.2 occurs, but the Partnership shall not terminate until the winding up of the Partnership has been completed, and the assets of the Partnership have been distributed as provided in Sections 11.4.3 and 11.5.

11.4	Liquidation If the Partnership is dissolved pursuant to Section 11.2, the Partnership shall be liquidated and its business and affairs wound up in accordance with the Act and the following provisions:

11.4.1

Liquidator. The General Partner, or, if the General Partner is unable to do so, a Person selected by the General Partner, shall act as liquidator to wind up the Partnership (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Partnership’s assets and to wind up and liquidate the affairs of the Partnership in an orderly and business-like manner.

11.4.2

Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

11.4.3	Distribution of Proceeds. The Liquidator shall liquidate the assets of the Partnership and Distribute the proceeds of such liquidation in the following order of priority:

(a) first, to the payment of all of the Partnership’s debts and liabilities to its creditors (save for amounts owed to Partners, including Advances) and the expenses of liquidation;

(b) second, to the payment to the Partners of any debts (and any accrued interest thereon), other than Advances, owed by the Partnership to such Partners; and

(c) third, to the payment to the Partners pro rata based on the number of Participating Units then held by each Partner, and such payments to each Partner shall be applied with respect to such Partner first in reducing the balance of any Advances (if any) owing to that Partner, next in repaying the capital contributed by that Partner, and thereafter as a distribution of surplus to that Partner.

11.5

Time for Liquidation A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Liquidator to minimize the losses attendant upon such liquidation. Notwithstanding the provisions of Section 11.4, but subject to the order of priorities set forth therein, if upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Partners, the Liquidator may, in its sole discretion, defer for a reasonable time the winding up of any assets except those necessary to satisfy Partnership liabilities (other than loans to the Partnership by Partners) and reserves. Subject to the order of priorities set forth in Section 11.4.3, the Liquidation Agent may, in its sole discretion, distribute to the Partners, in lieu of cash, either (i) all or any portion of such remaining Partnership assets in-kind in accordance with the provisions of Section 11.4.3, (ii) as tenants in common and in accordance with the provisions of Section 11.4.3, undivided interests in all or any portion of such Partnership assets or (iii) a combination of the foregoing. Any such Distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the Liquidator deems reasonable and equitable and (y) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any Partnership assets distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Section 7. The Liquidator shall determine the Fair Market Value of any property distributed in accordance with the valuation procedures set forth in Section 13.

11.6

Termination Upon completion of the Distribution of the assets of the Partnership as provided in Section 11.4.3(c) hereof, the Partnership shall be terminated and the Liquidator shall take such other actions as may be necessary to terminate the Partnership.

11.7

Survival of Rights, Duties and Obligations Dissolution, liquidation, winding up or termination of the Partnership for any reason shall not release any party from any Losses which at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or which thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Partner’s right to indemnification pursuant to Section 12.

11.8

Recourse for Claims Each Partner shall look solely to the assets of the Partnership for all Distributions with respect to the Partnership, such Partner’s Capital Account, and such Partner’s share of Profit or Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the General Partner, the Liquidator or any other Partner. No Partner shall have any right to demand or receive property other than cash upon dissolution and liquidation of the Partnership.

11.9	Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 7.6, 12.1, 12.2, and 14.10 shall survive the termination of the Partnership.

SECTION 12

LIABILITY AND INDEMNIFICATION

12.1	Limitation of Liability

12.1.1

To the extent permissible by law, each of the Partners and the Partnership hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Partnership are, to the extent permissible by law, only as expressly set forth in this Agreement. To the extent permissible by law, the provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Covered Person.

12.1.2

To the fullest extent permitted by law, no Partner or Continuing Partner Representative shall have duties (including fiduciary duties) to any of the Partners or to the Partnership, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Partnership are only as expressly set forth in this Agreement; provided, however, that each Partner shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing.

12.1.3

To the extent that, at law or in equity, any Partner (including PubCo) or the Continuing Partner Representative has any duties (including fiduciary duties) and liabilities relating thereto to the Partnership, to another Partner or to another Person who is a party to or is otherwise bound by this Agreement, none of the Partners (including PubCo) or the Continuing Partner Representative acting under this Agreement will, to the extent permitted by law, be liable to the Partnership, to any such other Partner or to any such other Person who is a party to or is otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Partner (including PubCo) or Continuing Partner Representative otherwise existing at law or in equity, are agreed by the Partners to replace to that extent such other duties and liabilities of the Partners or Continuing Partner Representative relating thereto (including PubCo).

12.1.4

The General Partner may consult with legal counsel, accountants and financial or other advisors selected by it, and any act or omission taken by the General Partner on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reliance upon and in accordance with the advice of such Person as to matters the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion or advice, and the General Partner will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

12.1.5

For the purposes of this Section 12.1.5, a “Business Opportunities Exempt Party” shall be (a) any Partner that is not a director, manager, officer or employee of the General Partner, PubCo or any of their respective Subsidiaries, in which case solely acting in their capacity as such, (b) any of their respective Affiliates (other than the Partnership, PubCo or any of their respective Subsidiaries), (c) any Person that was a Partner immediately before the Effective Time or any of its respective Affiliates (including its respective investors and equityholders and any associated Persons or investment funds or any of their respective portfolio companies or investments) or (d) any of the respective officers, managers, directors, agents, shareholders, Partners, and partners of any of the foregoing (but in each case excluding any director, manager, officer or employee of the General Partner, PubCo or any of their respective Subsidiaries solely acting in their capacity as such). The Partnership and each of the Partners, on its own behalf and on behalf of their respective Affiliates and equityholders, hereby renounces any interest or expectancy of the Partnership in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunities Exempt Party and irrevocably waives any right to require any Business Opportunity Exempt Party to act in a manner inconsistent with the provisions of this Section 12.1.5. No Business Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for PubCo, the Partnership or any of their respective Subsidiaries, Affiliates or equityholders shall have any duty to communicate or offer such opportunity to the Partnership and none of PubCo, the Partnership or any of their respective Subsidiaries, Affiliates or equityholders will acquire or be entitled to any interest or participation in any such transaction, agreement, arrangement or other matter or opportunity as a result of participation therein by a Business Opportunity Exempt Party. This Section 12.1.5 shall not apply to, and no interest or expectancy of the Partnership is renounced with respect to, any opportunity offered to any director or officer of PubCo or its Subsidiaries if such opportunity is expressly offered or presented to, or acquired or developed by, such Person solely in his or her capacity as a director or officer of PubCo or its Subsidiaries. No amendment or repeal of this Section 12.1.5 shall apply to or have any effect on the liability or alleged liability of any Business Opportunities Exempt Party for or with respect to any opportunities of which any such Business Opportunities Exempt Party becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and consented to the provisions of this Section 12.1.5. Neither the amendment or repeal of this Section 12.1.5, nor the adoption of any provision of this Agreement inconsistent with this Section 12.1.5, shall eliminate or reduce the effect of this Section 12.1.5 in respect of any business opportunity first identified or any other matter occurring, or any cause of action that, but for this Section 12.1.5, would accrue or arise, prior to such amendment, repeal or adoption. No action or inaction taken by any Business Opportunities Exempt Party in a manner consistent with this Section 12.1.5 shall be deemed to be a violation of any fiduciary or other duty owed to any Person.

12.2	Indemnification.

12.2.1

Exculpation and Indemnification. Notwithstanding any other provision of this Agreement, whether express or implied, to the fullest extent permitted by law, no Indemnitee shall be liable to the Partnership or any Partner for any act or omission in relation to the Partnership or this Agreement or any transaction contemplated hereby taken or omitted by an Indemnitee unless such Indemnitee’s conduct constituted fraud, bad faith or willful misconduct. To the fullest extent permitted by law, as the same exists or hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Partnership to provide broader indemnification rights than such law permitted the Partnership to provide prior to such amendment), the Partnership shall indemnify any Indemnitee who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Partnership or otherwise), whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal (hereinafter a “Proceeding”), including appeals, by reason of his or her or its status as an Indemnitee or by reason of any action alleged to have been taken or omitted to be taken by Indemnitee in such capacity, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such Indemnitee in connection with such action, suit or proceeding, including appeals; provided that such Indemnitee shall not be entitled to indemnification hereunder if, but only to the extent that, such Indemnitee’s conduct constituted fraud, bad faith or willful misconduct. Notwithstanding the preceding sentence, except as otherwise provided in Section 12.2.3, the Partnership shall be required to indemnify an Indemnitee in connection with any action, suit or proceeding (or part thereof) (i) commenced by such Indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by such Indemnitee was authorized by the General Partner, and (ii) by or in the right of the Partnership only if the General Partner has provided its prior written consent. The indemnification of an Indemnitee of the type identified in clause (d) of the definition of Indemnitee shall be secondary to any and all indemnification to which such Indemnitee is entitled from the relevant other Person (including any payment made to such Indemnitee under any insurance policy issued to or for the benefit of such Person or Indemnitee) (the “Primary Indemnification”), and will only be paid to the extent the Primary Indemnification is not paid and/or does not provide coverage (e.g., a self-insured retention amount under an insurance policy). No such Person shall be entitled to contribution or indemnification from or subrogation against the Partnership. The indemnification of any other Indemnitee shall, to the extent not in conflict with such policy, be secondary to any and all payment to which such Indemnitee is entitled from any relevant insurance policy issued to or for the benefit of the Partnership or any Indemnitee.

12.2.2

Advancement of Expenses. To the fullest extent permitted by law, the Partnership shall promptly pay reasonable expenses (including attorneys’ fees) incurred by any Indemnitee in appearing at, participating in or defending any Proceeding in advance of the final disposition of such Proceeding, including appeals, upon presentation of an undertaking on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 12.2 or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 12.2.3, the Partnership shall be required to pay expenses of an Indemnitee in connection with any Proceeding (or part thereof) (i) commenced by such Indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by such Indemnitee was authorized by the General Partner and (ii) by or in the right of the Partnership only if the General Partner has provided its prior written consent.

12.2.3

Unpaid Claims. If a claim for indemnification (following the final disposition of such Proceeding) or advancement of expenses under this Section 12.2 is not paid in full within 30 days after a written claim therefor by any Indemnitee has been received by the Partnership, such Indemnitee may file proceedings to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Partnership shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable Law.

12.2.4	Insurance.

(i)

To the fullest extent permitted by law, the Partnership may purchase and maintain insurance on behalf of any Person described in Section 12.2.1 against any liability asserted against such person, whether or not the Partnership would have the power to indemnify such person against such liability under the provisions of this Section 12.2 or otherwise.

(ii)

In the event of any payment by the Partnership under this Section 12.2, the Partnership shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee from any relevant other Person or under any insurance policy issued to or for the benefit of the Partnership, such relevant other Person, or any Indemnitee. Each Indemnitee agrees to execute all papers required and take all action necessary to secure such rights, including the execution of such documents as are necessary to enable the Partnership to bring suit to enforce any such rights in accordance with the terms of such insurance policy or other relevant document. The Partnership shall pay or reimburse all expenses actually and reasonably incurred by the Indemnitee in connection with such subrogation.

(iii)

The Partnership shall not be liable under this Section 12.2 to make any payment of amounts otherwise indemnifiable hereunder (including judgments, fines and amounts paid in settlement, and excise taxes with respect to an employee benefit plan or penalties) if and to the extent that the applicable Indemnitee has otherwise actually received such payment under this Section 12.2 or any insurance policy, contract, agreement or otherwise.

12.2.5

Non-Exclusivity of Rights. The provisions of this Section 12.2 shall be applicable to all actions, claims, suits or proceedings made or commenced after the date of this Agreement, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Section 12.2 shall be deemed to be a contract between the Partnership and each person entitled to indemnification under this Section 12.2 (or legal representative thereof) who serves in such capacity at any time while this Section 12.2 and the relevant provisions of applicable Law, if any, are in effect, and any amendment, modification or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 12.2 shall be found to be invalid or limited in application by reason of any Law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Section 12.2 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Agreement or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Partnership that indemnification of any person whom the Partnership is obligated to indemnify pursuant to Section 12.2.1 shall be made to the fullest extent permitted by law.

12.2.6

For purposes of this Section 12.2, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Partnership” shall include any service as a director, officer, employee or agent of the General Partner (if engaged by the General Partner in its capacity as general partner of the Partnership) or as an employee or agent of the Partnership which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

12.2.7

This Section 12.2 shall not limit the right of the Partnership, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 12.2.1.

12.3	Survival. The provisions of this Section 12 shall survive the dissolution, liquidation, winding up and termination of the Partnership.

SECTION 13

VALUATION

13.1

Fair Market Value For all purposes of this Agreement, “Fair Market Value” of any asset, property or equity interest means the amount which a seller of such asset, property or equity interest would receive in a sale of such asset, property or equity interest in an arms-length transaction with an unaffiliated third party consummated on a date determined by the General Partner (which may be the date on which the event occurred which necessitated the determination of the Fair Market Value) (and after giving effect to any transfer taxes payable in connection with such sale).

13.2

Determination Fair Market Value shall be determined by the General Partner (or, if pursuant to Section 11.4, the Liquidator) in its good faith judgment in such manner as it deems reasonable and using all factors, information and data deemed to be pertinent; provided that, no determination of Fair Market Value shall give effect or take into account any “minority discount” or “liquidity discount” (or any similar discount arising out of the fact that the Units are restricted or is not registered with the Commission, publicly traded or listed on a securities exchange), but shall value the Partnership and its Subsidiaries and their respective businesses in their entirety on an enterprise basis using any variety of industry recognized valuation techniques commonly used to value businesses.

SECTION 14

GENERAL PROVISIONS

14.1

Notices All notices, requests, claims, demands and other communications hereunder (“Notices”) shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service (delivery receipt requested), by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14.1):

If to the General Partner:

[•]

Email: [•]

With a copy to (which shall not constitute notice):

[•]

If to PubCo:

[•]

Email: [•]

With a copy to (which shall not constitute notice):

[•]

If to any Limited Partner (other than PubCo):

to such Partner at the address of such Partner as set forth in Schedule 1 hereto;

or to such other address or addresses as the applicable Partner may designate to the other Partners by like notice as hereinabove set forth. Email addresses are listed for the convenience, but shall not be sufficient to constitute notice under this Agreement unless a confirmation copy of such notice is delivered (a) personally (with signed confirmation of receipt), or (b) by Federal Express or other overnight mail (with signed confirmation of receipt).

All Notices shall be in writing and shall be deemed to have been given: (i) upon delivery, if by hand; or (ii) on the delivery date as recorded by the delivery service, if sent by Federal Express or other overnight mail.

14.2

Cumulative Remedies The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law.

14.3

Binding Effect This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

14.4

Interpretation Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Each party hereto acknowledges and agrees that the parties hereto have participated collectively in the negotiation and drafting of this Agreement and that he or she or it has had the opportunity to draft, review and edit the language of this Agreement; accordingly, it is the intention of the parties that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereby waive to the fullest extent permitted by law the benefit of any rule of law or any legal decision that would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.

14.5

Severability If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

14.6

Headings The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

14.7

Counterparts This Agreement may be executed and delivered (including by email or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 14.7.

14.8	Further Assurances Each Partner shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

14.9	Entire Agreement This Agreement and the agreements referred to herein (including the Lock-Up Agreement) constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, pertaining thereto (including the Existing Partnership Agreement).

14.10

Governing Law and Jurisdiction Notwithstanding the place where this Agreement may be executed by any of the parties thereto, the parties expressly agree that all the terms and provisions hereof shall be governed by and construed in accordance with the laws of the Ireland. The courts of Ireland shall have non-exclusive jurisdiction to hear and determine any claim, suit, action or proceeding, and to settle any disputes, which may arise out of or are in any way related to or in connection with this Agreement, and, for such purposes, each party submits to the non-exclusive jurisdiction of such courts.

14.11

Expenses Except as otherwise specified in this Agreement, the Partnership shall be responsible for all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred by the Partners and the Partnership in connection with the preparation and negotiation of this Agreement.

14.12	Amendments and Waivers

14.12.1

Amendments by General Partner with Approval of PubCo This Agreement (including the Annexes hereto) may be amended, supplemented, waived or modified by the General Partner with the approval of PubCo (with the approval of a majority of the disinterested members of the PubCo Board) and without the approval of any other Partner or other Person so long as such amendment is executed and delivered to the Partnership by PubCo and has been approved by the General Partner and each of the Limited Partners (other than PubCo) hereby appoints the General Partner as its lawful attorney for the purposes of executing and delivering such amendment on its behalf; provided that, no amendment, including any amendment effected by way of merger, consolidation or Transfer of all or substantially all the assets of the Partnership, may (i) materially and adversely affect the rights of a holder of Units, as such, other than on a pro rata basis with other holders of Units of the same Class without the consent of such holder (or, if there is more than one such holder that is so affected, without the consent of a majority in interest of such affected holders in accordance with their holdings of such Class of Units); provided that, the creation or issuance of any new Unit or Equity Interest of the Partnership permitted pursuant to Section 9.5 and any amendments or modifications to Agreement to the extent necessary to reflect such creation or issuance shall not be deemed to disproportionately and adversely affect a Partner or remove a right or privilege specifically granted to a Partner in any event; (ii) modify the limited liability of any Partner, or increase the Liabilities of any Partner, in each case, without the prior written consent of each such affected Partner; or (iii) alter or change any rights, preferences or privileges of any Units in a manner that is different or prejudicial relative to any other Units in the same class of Units, without the prior written consent of the holders of a majority of such Units.

14.12.2

Amendments by General Partner Without Approval of Other Persons Notwithstanding anything to the contrary herein, the General Partner may, without the written consent of any Partner, amend, supplement, waive or modify any provision of this Agreement, including Schedule I, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) any amendment, supplement, waiver or modification that the General Partner determines in its reasonable discretion to be necessary or appropriate in connection with the creation, authorization or issuance of Units or any Class or series of equity interest in the Partnership pursuant to Section 9.1 hereof;

(b) the admission, substitution, or withdrawal of Partners in accordance with this Agreement, pursuant to Sections 10.6 and 10.7 hereof;

(c) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership (whether to a location in Ireland or outside Ireland);

(d) any amendment, supplement, waiver or modification that the General Partner determines in its reasonable discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation or Irish tax regulations, legislation or interpretation; and/or

(e) a change in the Fiscal Year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Partnership including a change in the dates on which Distributions are to be made by the Partnership.

If an amendment has been approved in accordance with this Agreement, such amendment shall be adopted and effective with respect to all Partners. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any Partner or other Person, any amendment to this Agreement may be implemented and reflected in a writing executed solely by the General Partner and the Partners shall be deemed a party to and bound by such amendment.

14.12.3

Failure to Act not a Waiving of Rights No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

14.12.4

Waiving of Certain Rights Except as may be otherwise required by law in connection with the winding-up, liquidation, or dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Partnership’s property.

14.13

No Third Party Beneficiaries This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than pursuant to Section 12.2 hereof).

14.14

Power of Attorney Each Partner, by its execution hereof, hereby makes, constitutes and appoints the General Partner as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (a) this Agreement and any amendment to this Agreement that has been consented to and adopted as herein provided; (b) all certificates and other instruments (including consents and ratifications which the Partners have agreed to provide upon a matter receiving the agreed support of Partners) deemed advisable by the General Partner to carry out the provisions of this Agreement and Law or to permit the Partnership to continue as a limited partnership wherein the Partners have limited liability in each jurisdiction where the Partnership may be doing business; (c) all instruments that the General Partner deems appropriate to reflect a change or modification of this Agreement or the Partnership in accordance with this Agreement, including the admission of additional Partners or substituted Partners pursuant to the provisions of this Agreement; (d) all conveyances and other instruments or papers deemed advisable by the General Partner to effect the liquidation and termination of the Partnership in accordance with this Agreement; and (e) all assumed name certificates required or permitted (in light of the Partnership’s activities) to be filed on behalf of the Partnership.

14.15

Separate Agreements; Schedules Notwithstanding any other provision of this Agreement, including Section 14.12, the General Partner in its sole discretion may, or may cause the Partnership to, without the approval of any Partner or other Person, enter into separate subscription, letter or other agreements with individual Partners that have become or will become Partners after the date hereof with respect to any matter, which have the effect of establishing rights under, or altering, supplementing or amending the terms of, this Agreement. The parties hereto agree that any terms contained in any such separate agreement shall govern with respect to such future Partner(s) party thereto notwithstanding the provisions of this Agreement. The General Partner in its sole discretion may from time to time execute and deliver to the Partners schedules which set forth information contained in the books and records of the Partnership and any other matters deemed appropriate by the General Partner. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever. Notwithstanding anything to the contrary, solely for U.S. federal income tax purposes, this Agreement, the Tax Receivable Agreement, the Exchange Agreement and any other separate agreement described in this Section 14.15 shall constitute a “partnership agreement” within the meaning of Section 761 of the Code.

14.16

Delivery by Facsimile or Email This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defence to the formation or enforceability of a contract, and each such party forever waives any such defence.

14.17

Registration of changes in the Partnership The General Partner shall ensure that all necessary returns (other than tax returns under Section 8.2), filings and registrations required to be made by or on behalf of the Partnership are made in the manner and time required by the Act and the other Partners agree to complete or provide the necessary information to the General Partner required to complete such returns, filings and registrations in the manner and time required by the Act and, otherwise, to provide such assistance as may reasonably be required by the General Partner in that regard. Notwithstanding any other provision of this Agreement, to the extent required by the Act, if any change is made or occurs in (a) the name of the Partnership, (b) the general nature of the business of the Partnership, (c) the principal place of business of the Partnership, (d) the Partners or the name of any Partner, (e) the term or character of the Partnership, (f) the sum contributed by any Limited Partner or (g) the liability of any Partner by reason of its becoming a limited instead of a general partner under the Act or a general instead of a limited partner under the Act, such change shall only take effect from the date a statement of the change, signed by, or on behalf of, the General Partner, is sent to the Irish Companies Registration Office as required by the Act.

IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement as a deed on the date and year first above written.

(Signature Pages Follow)

Signed and Delivered as a Deed for and on behalf, and as the deed, of PROKIDNEY GP LIMITED by its lawfully appointed attorney Jaime Gomez-Sotomayor
in the presence of:	Jaime Gomez Sotomayor Lawfully Appointed Attorney

Witness Signature:

Witness Name:

Witness Address:

Witness Occupation:

Executed and Delivered as a Deed by TOLERANTIA, LLC in the presence of:
Jaime Gomez Sotomayor Authorized Signatory

Witness Signature:

Witness Name:

Witness Address:

Witness Occupation:

Signature Page to the Second Amended and Restated Limited Partnership Agreement for a Limited Partnership called ProKidney LP

Executed and Delivered as a Deed by
CONTROL EMPRESARIAL DE
CAPITALES, S.A. DE C.V.
in the presence of:
Armando Ibañez Vázquez
Attorney-in-fact

Witness Signature:

Witness Name:

Witness Address:

Witness Occupation:

[ADD SIGNATURE BLOCKS FOR PMEL POST-CONTRIBUTION UNITHOLDERS]

Signature Page to the Second Amended and Restated Limited Partnership Agreement for a Limited Partnership called ProKidney LP

Executed and Delivered as a Deed by
[PUBCO]
in the presence of:
[●]
[●]

Witness Signature:

Witness Name:

Witness Address:

Witness Occupation:

Signature Page to the Second Amended and Restated Limited Partnership Agreement for a Limited Partnership called ProKidney LP

Schedule 1

Part 1

NAMES AND DATE OF ADMISSION OF LIMITED PARTNERS

Name	Date of Admission

Tolerantia, LLC	5 August 2021

Control Empresarial de Capitales, S.A de C.V	5 August 2021

[PMEL Post-Combination Unitholders][2]	[ ] 202[2]

[●] (formerly known as Social Capital Suvretta Holdings Corp. III)	[ ] 202[2]

Part 2

PARTNER ADDRESSES, UNITS AND CAPITAL CONTRIBUTIONS OF PROKIDNEY LP

Name and Address of Partner	Number of Common Units	Number of Restricted Common Units	Capital Contribution

Limited Partners

Tolerantia, LLC Address: 110 East 59th Street, Suite 3300 New York, NY 10022, United States	[●]	[●] Series 1 RCUs [●] Series 2 RCUs [●] Series 3 RCUs	As set forth on the books and records of the Partnership.

Control Empresarial de Capitales, S.A. de C.V. Address: Paseo de las Palmas 781, 3rd floor Lomas de Chapultepec III Sección Alcaldía Miguel Hidalgo, C.P.11000, Mexico City, Mexico	[●]	[●] Series 1 RCUs [●] Series 2 RCUs [●] Series 3 RCUs	As set forth on the books and records of the Partnership.

[PMEL Post-Combination Unitholders]	[●]	[●] PMEL RCUs	As set forth on the books and records of the Partnership.

[●] (formerly known as Social Capital Suvretta Holdings Corp. III) Admitted as a Limited Partner upon the Closing.	[●]	0	As set forth on the books and records of the Partnership.

[2]	Note to Draft: To be inserted in execution version.

Name and Address of Partner	Number of Common Units	Number of Restricted Common Units	Capital Contribution
Address: 317 University Avenue, Suite 200, Palo Alto, California 94301, United States

Total	[●]	[●]

General Partner

[Name] Address: [●]	0	0	$1 of which: $1 is an Equity Contribution

ANNEX D

COMPANIES ACT 2014

CONSTITUTION OF

[PROKIDNEY GP II LIMITED]

MATHESON 70 Sir John Rogerson’s Quay Dublin 2 Ireland TEL: + 353 1 232 2000 FAX: +353 1 232 3333 © Matheson 2016 54805989.4

COMPANIES ACT 2014

CONSTITUTION OF

[PROKIDNEY GP II LIMITED]

CONTENTS

Page No
1	Private Company	D-1
2	Interpretation	D-1
CORPORATE CAPACITY AND AUTHORITY		D-2
3	Registered Person	D-2
4	Powers of Attorney	D-2
5	The Common Seal	D-3
6	Power for Company to have Official Seal for use Abroad	D-3
SHARE CAPITAL, SHARES AND OTHER INSTRUMENTS		D-3
7	Shares	D-3
8	Limitation on Offers of Securities to the Public	D-4
9	Allotment of Shares	D-5
10	Calls on Shares	D-5
11	Lien	D-5
12	Forfeiture of Shares	D-5
13	Financial Assistance for Acquisition of Shares	D-6
VARIATION IN CAPITAL		D-6
14	Variation of Company Capital	D-6
15	Reduction in Company Capital	D-6
16	Variation of Rights attached to Special Classes of Shares	D-6
TRANSFER OF SHARES		D-6
17	Transfer of Shares and Debentures	D-6
18	Restrictions on Transfer	D-7
19	Transmission of Shares	D-7
20	Share Certificates	D-7
21	Acquisition of Own Shares	D-8
22	Distributions	D-8
23	Bonus Issues	D-9
CORPORATE GOVERNANCE		D-10
24	Company Secretary	D-10
25	Directors	D-10
26	Appointment of Director	D-11
27	Removal of Directors	D-11
28	Vacation of Office	D-11
29	Remuneration of Directors	D-12
PROCEEDINGS OF DIRECTORS		D-13
30	General Power of Management and Delegation	D-13
31	Managing Director	D-13
32	Meetings of Directors and Committees	D-13
33	Written Resolutions of Directors	D-14
34	Meetings of Directors by Conference	D-15
35	Holding of any other Office or Place of Profit under the Company by Director	D-15
36	Counting of Director in Quorum and Voting at Meeting at which Director is Appointed	D-15
37	Duty of Director to Disclose his or her Interest in Contracts made by Company	D-16
38	Alternate Directors	D-16

D-i

Page No
39	Minutes of Proceedings of Directors	D-16
GENERAL MEETINGS AND RESOLUTIONS		D-17
40	Annual General Meeting	D-17
41	Location and means for holding General Meetings	D-17
42	Extraordinary General Meetings	D-17
43	Persons entitled to Notice of General Meetings	D-18
44	Notice of General Meetings	D-18
45	Quorum	D-19
46	Proxies	D-20
47	Form of Proxy	D-21
48	Representation of Bodies Corporate at Meetings of Companies	D-21
49	Proceedings at Meetings	D-21
50	Votes of Members	D-22
51	Unanimous Written Resolutions	D-23
52	Majority Written Resolutions	D-23
53	Single-Member Companies — Absence of need to hold General Meetings	D-24
54	Minutes of Proceedings of Meetings of the Company	D-24
55	Service of Notices on Members	D-24
LIABILITY OF OFFICERS		D-25
56	Fiduciary duties of directors	D-25
57	Indemnity for Officers	D-25

D-ii

1	Private Company

1.1	The name of the Company is [ProKidney GP II Limited].

1.2	The Company is a private company limited by shares, registered under Part 2 of the Act.

1.3	The liability of the members is limited.

1.4	The share capital of the Company is divided into ordinary shares of US$ 1.00 each.

2	Interpretation

2.1	In this Constitution:

“Act” means the Companies Act 2014 and every statutory modification or re-enactment thereof for the time being in force;

“Company” means [ProKidney GP II Limited];

“Constitution” has the meaning set out in regulation 2.2;

“director” means a director of the Company and the “directors” means the directors or any of them acting as the board of directors of the Company;

“dividend” means dividend or bonus;

“EEA Agreement” means the Agreement on the European Economic Area signed at Oporto on 2 May 1992, as adjusted by the Protocol signed at Brussels on 17 March 1993;

“EEA state” means a state, including the State, which is a contracting party to the EEA Agreement;

“electronic communication”, “electronic signature” and “advanced electronic signature” each has the meaning set out in the Electronic Commerce Act 2000;

“holder” in relation to shares means the member whose name is entered in the register of members as the holder of the shares;

“ordinary resolution” means a resolution passed by a simple majority of the votes cast by members of the Company as, being entitled to do so, vote in person or by proxy at a general meeting of the Company;

“paid” means paid or credited as paid;

“Partnership” a limited partnership called ProKidney LP formed under the Limited Partnership Act 1907, and as applicable, the Partnership Act 1890, with registered number L.P. No. LP3324 pursuant to a limited partnership agreement effective as of 5 August 2021 the (as may be amended from time to time);

“registered person” means such person as is authorised to bind the Company in accordance with section 39 of the Act;

“regulations” means provisions of this Constitution, as amended from time to time;

“secretary” means the secretary of the Company or any other person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

“single-member company” means a company which, for whatever reason, has, for the time being, a sole member (and this applies notwithstanding a stipulation in this Constitution that there be two members, or a greater number);

“special resolution” means a resolution passed by not less than 75 per cent of the votes cast by such members of the Company as, being entitled to do so, vote in person or by proxy at a general meeting of the Company; and

“State” means the Republic of Ireland.

2.2

The optional provisions of the Act (as defined by section 54 of the Act) shall apply to the Company save to the extent that they are excluded or modified by this constitution and such optional provisions (as so excluded or modified) together with the regulations contained in this constitution shall constitute the regulations of the Company (the “Constitution”).

2.3	Words denoting the singular number include the plural number and vice versa and words denoting a gender include each gender.

2.4

Words or expressions contained in this Constitution which are not defined in this Constitution but are defined in the Act have the same meaning as in the Act at the date of adoption of this Constitution unless inconsistent with the subject or context.

2.5	Headings are inserted for convenience only and do not affect the construction of this Constitution.

2.6

Any reference to a “person” shall be construed as a reference to any individual, firm, company, corporation, undertaking, government, state or agency of a state or any association or partnership (whether or not having separate legal personality).

2.7

Powers of delegation shall not be restrictively construed but the widest interpretation shall be given to them and except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any other person who is for the time being authorised to exercise it under this Constitution or under another delegation of the power.

2.8

References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, and “written” shall be construed accordingly.

2.9

Any reference to any statute, statutory provision or to any order or regulation shall (save as expressly provided in this Constitution) be construed as a reference to the statute, statutory provision, order or regulation as extended, modified, amended, replaced or re-enacted from time to time (whether before or after the date of adoption of this Constitution) and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom (whether before or after the date of adoption of this Constitution).

CORPORATE CAPACITY AND AUTHORITY

3	Registered Person

Where the board of directors authorises any person as being a person entitled to bind the Company (not being an entitlement to bind that is, expressly or impliedly, restricted to a particular transaction or class of transactions), the Company may notify the Registrar of the authorisation in accordance with section 39 of the Act. Any registered person empowered by the Company must (i) always act in the best interests of the Company; (ii) provide the Company with copies of any documents executed in the exercise of such authorities; and (iii) be held accountable by the Company for the acts and actions executed by such registered person in representation of the Company.

4	Powers of Attorney

The Company may empower any person, either generally or in respect of any specified matters, as its attorney, to execute deeds or do any other matter on its behalf in any place whether inside or outside the State. A deed signed by such attorney on behalf of the Company shall bind the Company and have the same effect as if it were under its common seal. Any person so empowered by the Company must (i) always act in the best interests of the Company; (ii) provide the Company with copies of any documents executed in the exercise of such authorities; and (iii) be held accountable by the Company for the acts and actions executed by such person in representation of the Company.

5	The Common Seal

5.1	The Company shall have a common seal or seals that shall state the Company’s name, engraved in legible characters.

5.2

The Company’s seal shall be used only by the authority of its directors, or of a committee of its directors authorised by its directors in that behalf. Any instrument to which the Company’s seal shall be affixed shall be:

5.2.1

signed by a director and be countersigned by the secretary or by a second (if any) director of it or by some other person appointed for the purpose by its directors or by a foregoing committee of them; or

5.2.2	signed by a person (including a director) appointed for the purpose by its directors or a committee of its directors authorised by its directors in that behalf.

5.3

Where at any time there is only one director appointed to the Company, the instrument to which the seal is affixed shall be signed by that sole director and shall not require countersignature by a second person. The sole director may authorise the secretary, or any other person appointed for the purpose, to sign any instrument to which the Company’s seal is affixed in place of that sole director.

5.4

If there is a registered person in relation to the Company, the Company’s seal may be used by such person and any instrument to which the Company’s seal shall be affixed when it is used by the registered person may be signed by that registered person and shall not require countersignature by a second person.

5.5	Any instrument to which the common seal is affixed shall not be signed by the same person acting both as director and secretary.

5.6	Section 43(2) and section 43(3) of the Act do not apply.

6	Power for Company to have Official Seal for use Abroad

6.1

The Company may have for use in any place abroad (being a territory, district or place not situate in the State) an official seal which shall resemble the common seal of the Company with the addition on its face of the name of every place abroad where it is to be used.

6.2	A deed or other document to which an official seal is duly affixed shall bind the Company as if it had been sealed with the common seal of the Company.

6.3

If the Company has an official seal for use in any place abroad it may, by writing under its common seal, authorise any person appointed for the purpose in that place (the “agent”) to affix the official seal to any deed or other document to which the Company is party in that place.

6.4

The authority of the agent shall, as between the Company and any person dealing with the agent, continue during the period, if any, mentioned in the instrument conferring the authority, or, if no period is there mentioned, then until the notice of revocation or determination of the agent’s authority has been given to the person dealing with him or her.

6.5

The person affixing an official seal shall, by writing under his or her hand, certify on the deed or other instrument to which the seal is affixed, the date on which and the place at which it is affixed.

SHARE CAPITAL, SHARES AND OTHER INSTRUMENTS

7	Shares

7.1	Shares in the capital of the Company shall have a nominal value.

7.2	The Company may allot shares:

7.2.1	of different nominal values;

7.2.2	of different currencies;

7.2.3	with different amounts payable on them; or

7.2.4	with a combination of two or more of the foregoing characteristics.

7.3

Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any share in the Company may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may from time to time by ordinary resolution determine.

7.4	The Company may allot shares that are redeemable, which shall be known as “redeemable shares”.

7.5	The shares or other interest of any member in the Company shall be personal estate and shall not be of the nature of real estate.

7.6

Except as required by law, no person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice of it):

7.6.1	any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share; or

7.6.2	save only as the Act or other law otherwise provides, any other rights in respect of any share, except an absolute right to the entirety of it in the registered holder.

7.7

The foregoing regulation shall not preclude the Company from requiring a member or a transferee of shares to furnish the Company with information as to the beneficial ownership of any share when such information is reasonably required by the Company.

7.8	The Company shall not have power to issue any bearer instrument.

7.9	The number of members of the Company shall not exceed 149 but, in reckoning that limit, there shall be disregarded any of the following persons:

7.9.1 a person in the employment of the Company who is a member of it;

7.9.2 a person who, having been formerly in the employment of the Company, was, while in that employment, and has continued after the termination of the employment to be, a member of it.

7.10	Where two or more persons hold one or more shares in the Company jointly, they shall, for the purposes of this regulation, be treated as a single member.

8	Limitation on Offers of Securities to the Public

8.1	The Company shall not:

8.1.1	make:

(a)	any invitation to the public to subscribe for; or

(b)	any offer to the public of,

any shares, debentures or other securities of the Company; or

8.1.2

allot, or agree to allot, (whether for cash or otherwise) any shares in or debentures of the Company with a view to all or any of those shares or debentures being offered for sale to the public or being the subject of an invitation to the public to subscribe for them.

8.2	The Company shall:

8.2.1	neither apply to have securities (or interests in them) admitted to trading or to be listed on; nor

8.2.2	have securities (or interests in them) admitted to trading or listed on,

any market, whether a regulated market or not, in the State or elsewhere.

9	Allotment of Shares

9.1	The directors, or any committee of the directors authorised by the directors in that behalf, shall have at any time unconditional and general authority to allot any shares of the Company.

9.2

The directors, or any committee of the directors authorised by the directors in that behalf, may allot, grant options over or otherwise dispose of shares to such persons, on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its shareholders.

9.3	The pre-emption provisions contained in section 69(6) of the Act shall not apply to any allotment of the Company’s shares.

9.4	The application of section 69 of the Act shall be modified accordingly.

10	Calls on Shares

10.1

Subject to regulation 10.2, the directors may from time to time make calls upon the members in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or by way of premium).

10.2	Regulation 10.1 does not apply to shares where the conditions of allotment of them provide for the payment of moneys in respect of them at fixed times.

10.3

Each member shall (subject to receiving at least 14 days’ notice specifying the time or times and place of payment) pay to the Company, at the time or times and place so specified, the amount called on the shares.

10.4	A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made.

10.5	The application of section 77 of the Act shall be modified accordingly.

11	Lien

11.1

The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether immediately payable or not) called, or payable at a fixed time, in respect of that share. The directors may at any time declare any share in the Company to be wholly or in part exempt from this regulation.

11.2	The Company’s lien on a share shall extend to all dividends payable on it.

11.3

The Company may sell, in such manner as the directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is immediately payable and the conditions specified in section 80 of the Act are satisfied.

12	Forfeiture of Shares

12.1

In accordance with section 81 of the Act, if a member of the Company fails to pay any call or instalment of a call on the day appointed for payment of it, the directors may, at any time thereafter during such time as any part of the call or instalment remains unpaid, serve a notice on the member requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

12.2	That notice shall:

(a)	specify a further day (not earlier than the expiration of 14 days after the date of service of the notice) on or before which the payment required by the notice is to be made; and

(b)	state that, if the amount concerned is not paid by the day so specified, the shares in respect of which the call was made will be liable to be forfeited.

12.3	Any forfeiture shall include all dividends or other moneys payable by the Company in respect of the forfeited shares and the application of section 81 of the Act shall be modified accordingly.

13	Financial Assistance for Acquisition of Shares

The Company may give any form of financial assistance that is permitted by the Act for the purpose of an acquisition made or to be made by any person of any shares in the Company or its holding company.

VARIATION IN CAPITAL

14	Variation of Company Capital

14.1	In accordance with section 83 of the Act, the Company may, by ordinary resolution, do any one or more of the following, from time to time:

14.1.1	consolidate and divide all or any of its shares into shares of a larger nominal value than its existing shares;

14.1.2

subdivide its shares, or any of them, into shares of a smaller nominal value, so however, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;

14.1.3	increase the nominal value of any of its shares by the addition to them of any undenominated capital;

14.1.4

reduce the nominal value of any of its shares by the deduction from them of any part of that value, subject to the crediting of the amount of the deduction to undenominated capital, other than the share premium account; and

14.1.5	convert any undenominated capital into shares for allotment as bonus shares to holders of existing shares.

15	Reduction in Company Capital

The Company is authorised to reduce its company capital in accordance with section 84 of the Act.

16	Variation of Rights attached to Special Classes of Shares

If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, in accordance with section 88 of the Act, whether or not the Company is being wound up, be varied or abrogated with the consent in writing of the holders of 75 per cent, in nominal value, of the issued shares of that class, or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class but not otherwise.

TRANSFER OF SHARES

17	Transfer of Shares and Debentures

17.1

In accordance with section 94 of the Act, a member may transfer all or any of his or her shares in the Company by instrument in writing in any usual or common form or any other form which the directors may approve.

17.2

The instrument of transfer of any share shall be executed by or on behalf of the transferor, save that if the share concerned (or one or more of the shares concerned) is not fully paid, the instrument shall be executed by or on behalf of the transferor and the transferee.

17.3	The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the register of members of the Company in respect thereof.

17.4	The Company shall not register a transfer of shares in or debentures of the Company unless a proper instrument of transfer has been delivered to the Company.

17.5

Nothing in regulation 17.4 shall prejudice any power of the Company to register as shareholder or debenture holder, any person to whom the right to any shares in, or debentures of the Company, has been transmitted by operation of law.

17.6

A transfer of the share or other interest of a deceased member of the Company made by his or her personal representative shall, although the personal representative is not himself or herself a member of the Company, be as valid as if the personal representative had been such a member at the time of the execution of the instrument of transfer.

17.7

On application of the transferor of any share or interest in the Company, the Company shall enter in its register of members, the name of the transferee in the same manner and subject to the same conditions as if the application for the entry were made by the transferee.

18	Restrictions on Transfer

18.1	The directors of the Company may in their absolute discretion, and without assigning any reason for doing so, decline to register the transfer of any share.

18.2

The directors’ power to decline to register a transfer of shares (other than on account of a matter specified in 18.3) shall cease to be exercisable on the expiry of two months after the date of delivery to the Company of the instrument of transfer of the share.

18.3	The directors may decline to register any instrument of transfer unless:

18.3.1	a fee of €10.00 or such lesser sum as the directors may from time to time require, is paid to the Company in respect of it;

18.3.2

the instrument of transfer is accompanied by the certificate of the shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer; and

18.3.3	the instrument of transfer is in respect of one class of share only.

18.4	If the directors refuse to register a transfer they shall, within two months after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal.

18.5

The registration of transfers of shares in the Company may be suspended at such times and for such periods, not exceeding in the whole 30 days in each year, as the directors may from time to time determine.

19	Transmission of Shares

Section 96 of the Act shall apply to the transmission of shares in the case of the death of a member of the Company.

20	Share Certificates

20.1

In accordance with section 99 of the Act, a certificate under the common seal of the Company specifying any shares held by any member shall be prima facie evidence of the title of the member to the shares.

20.2	The Company shall, within two months after the date:

20.2.1	of allotment of any of its shares or debentures; or

20.2.2	on which a transfer of any such shares or debentures is lodged with the Company,

complete and have ready for delivery the certificates of all shares and debentures allotted or, as the case may be, transferred, unless the conditions of issue of the shares or debentures otherwise provide.

21	Acquisition of Own Shares

The Company is authorised to acquire its own shares by purchase, or in the case of redeemable shares, by redemption or purchase in accordance with section 105 of the Act.

22	Distributions

22.1	The Company may by ordinary resolution declare dividends in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the directors.

22.2

The directors may pay interim dividends to members if it appears to them that such interim dividends are justified by the profits of the Company available for distribution. In paying such interim dividends the directors may satisfy such payment wholly or partly by the distribution of specific assets and in particular, but without limitation, of paid up shares, debentures or debenture stock of any other company or in any one or more of such ways, and where any difficulty arises in regard to such distribution, the directors may settle the same as they think expedient, and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof, may determine that cash payment shall be made to any members upon the footing of the value so fixed, in order to adjust the rights of all the parties, and may vest any such specific assets in trustees as may seem expedient to the directors.

22.3

If the share capital is divided into different classes, the directors may pay interim dividends on shares which confer deferred or non-preferred rights with regard to dividend as well as on shares which confer preferential rights with regard to dividend, but no interim dividend shall be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears. The directors may also pay at intervals settled by them any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment.

22.4

Provided the directors act in good faith they shall not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on any shares having deferred or non-preferred rights.

22.5	No dividend or interim dividend shall be paid otherwise than in accordance with the provisions of the Act relating to such distributions.

22.6

The directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the directors, be applicable for any purpose to which the profits of the Company may be properly applied, and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments as the directors may lawfully determine. The directors may also, without placing the profits of the Company to reserve, carry forward any profits which they may think it prudent not to distribute.

22.7

Subject to the rights of persons, if any, entitled to shares with special rights as to dividend, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect whereof the dividend is paid, but no amount paid or credited as paid on a share in advance of calls shall be treated for the purposes of these regulations as paid on the share. All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid; but if any share is issued on terms providing that it shall rank for dividend as from a particular date, such share shall rank for dividend accordingly.

22.8

The directors may deduct from any dividend payable to any member all sums of money (if any) immediately payable by him or her to the Company on account of calls or otherwise in relation to the shares of the Company.

22.9

A general meeting of the Company declaring a dividend or bonus may direct payment of such dividend or bonus wholly or partly by the distribution of specific assets and in particular, but without limitation, of paid up shares, debentures or debenture stock of any other company or in any one or more of such ways, and the directors shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the directors may settle the matter as they think expedient, and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members upon the footing of the value so fixed, in order to adjust the rights of all the parties, and may vest any such specific assets in trustees as may seem expedient to the directors.

22.10	Any dividend, interest or other moneys payable in cash in respect of any shares may be paid:

(a)

by cheque or negotiable instrument sent by post directed to or delivered to the registered address of the holder, or, where there are joint holders, to the registered address of that one of the joint holders who is first named on the register or to such person and to such address as the holder or joint holders may in writing direct and every such cheque or negotiable instrument shall be made payable to the order of the person to whom it is sent; or

(b)	by agreement with the payee (which may either be a general agreement or one confined to specific payments), by direct transfer to a bank account nominated by the payee.

22.11

Any one of two or more joint holders may give valid receipts for any dividends or other moneys payable in respect of the shares held by them as joint holders, whether paid by cheque or negotiable instrument or direct transfer.

22.12	No dividend shall bear interest against the Company unless otherwise provided by the rights attached to the share in respect of which it is payable.

22.13	Any dividend which has remained unclaimed for twelve years from the date when it became due for payment shall, if the directors so resolve, be forfeited and cease to remain owing by the Company.

22.14	Section 124 and section 125 of the Act do not apply.

23	Bonus Issues

23.1	In this regulation “relevant sum” means:

(a)	any sum for the time being standing to the credit of the Company’s undenominated capital;

(b)	any of the Company’s profits available for distribution;

(c)	any sum representing unrealised revaluation reserves; or

(d)	any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts.

23.2

The Company in general meeting may resolve that any relevant sum be capitalised and applied on behalf of the members who would have been entitled to receive that sum if it had been distributed by way of dividend and in the same proportions in or towards paying up in full unissued shares or debentures of the Company of a nominal value equal to the relevant sum capitalised (such shares or debentures to be allotted and distributed credited as fully paid up to and amongst such holders and in the proportions as aforementioned).

23.3

The Company in general meeting may resolve that it is desirable to capitalise any part of a relevant sum which is not available for distribution, by applying such sum in paying up in full unissued shares to be allotted as fully paid bonus shares, to those members of the Company who would have been entitled to that sum if it were distributed by way of dividend (and in the same proportions).

23.4	The directors shall give effect to any resolution under regulations 23.2 and 23.3.

23.5	For that purpose the directors shall make:

23.5.1	all appropriations and applications of the undivided profits resolved to be capitalised by the resolution; and

23.5.2	all allotments and issues of fully paid shares, if any, and generally shall do all acts and things required to give effect to the resolution.

23.6	Without limiting the foregoing, the directors may:

23.6.1

make such provision as they think fit for the case of shares becoming distributable in fractions (and, again, without limiting the foregoing, may sell the shares represented by such fractions and distribute the net proceeds of such sale amongst the members otherwise entitled to such fractions in due proportions); and

23.6.2

authorise any person to enter, on behalf of all the members concerned, into an agreement with the Company providing for the allotment to them, respectively credited as fully paid up, of any further shares to which they may become entitled on the capitalisation concerned or, as the case may require, for the payment by the application thereto of their respective proportions of the profits resolved to be capitalised of the amounts remaining unpaid on their existing shares.

23.7	Any agreement made under such authority shall be effective and binding on all the members concerned.

23.8

Where the directors of the Company have resolved to approve a bona fide revaluation of all the fixed assets of the Company, the net capital surplus in excess of the previous book value of the assets arising from such revaluation may be:

23.8.1	credited by the directors to undenominated capital, other than the share premium account; or

23.8.2	used in paying up unissued shares of the Company to be issued to members as fully paid bonus shares.

23.9	The application of section 126 of the Act shall be modified accordingly.

CORPORATE GOVERNANCE

24	Company Secretary

24.1	The Company shall have a secretary, who may be one of the directors. Where the Company has only one director, that person may not also hold the office of secretary of the Company.

24.2	The secretary shall be appointed by the directors for such term, at such remuneration and upon such conditions as they may think fit and any secretary so appointed may be removed by them.

25	Directors

25.1

The Company shall have at least one director but not more than ten directors. If at any time there is no director appointed to the Company, the members of the Company shall pass an ordinary resolution appointing a person to act as director.

25.2	In accordance with section 137 of the Act, at least one of the directors shall be a person who is resident in an EEA state. This regulation shall not apply if the Company holds either:

25.2.1	a bond in the form prescribed by section 137 of the Act; or

25.2.2	a certificate stating that the Company has a real and continuous link with one or more economic activities that are being carried out in the State as prescribed by section 140 of the Act.

26	Appointment of Director

26.1	Any purported appointment of a director without that director’s consent shall be void.

26.2	The first directors shall be those persons determined in writing by the subscribers of the Constitution or a majority of them.

26.3

The directors may from time to time appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing directors, but so that the total number of directors shall not at any time exceed the maximum number provided for in this Constitution.

26.4	Any director appointed to the Company shall not be required to retire at any annual general meeting.

26.5	The Company may from time to time, by ordinary resolution, increase or reduce the number of directors.

26.6

The Company may, by ordinary resolution, appoint another person in place of a director removed from office under section 146 of the Act and, without prejudice to the powers of the directors under regulation 26.3, the Company in general meeting may appoint any person to be a director either to fill a casual vacancy or as an additional director.

26.7

Subject to regulation 26.1, in the case of a single-member company, the sole member may appoint any person to be a director by serving a notice in writing on the Company which states that the named person is appointed director.

26.8	The application of section 144(3) of the Act shall be modified accordingly.

27	Removal of Directors

27.1

In accordance with section 146 of the Act, the Company may by ordinary resolution remove a director before the expiration of his period of office notwithstanding any agreement between the Company and that director.

27.2

In addition to, and without prejudice to section 146 of the Act, the Company may, if it is a single-member company, remove any director before the expiration of his period of office notwithstanding any agreement between the Company and that director. Any decision by the sole member to remove a director shall be drawn up in writing and notified to the Company. The written decision of the sole member shall specify the effective date of the removal of such director. The removal of a director under this regulation shall be without prejudice to any claim such director may have for damages for breach of any contract of service between him and the Company. Notification of any such decision taken by the sole member of the Company shall be sent by the Company by recorded delivery to the director at his usual residential address as notified to the Company, or if not so notified, then to the address of the director last known to the Company.

28	Vacation of Office

28.1	The office of director shall be vacated if:

28.1.1	the director is adjudicated bankrupt or being a bankrupt has not obtained a certificate of discharge in the relevant jurisdiction; or

28.1.2	the director becomes or is deemed to be subject to a disqualification order within the meaning of the Act; or

28.1.3

the director resigns his or her office by notice in writing to the Company or if he or she resigns his or her office by spoken declaration at any board meeting and such resignation is accepted by resolution of that meeting, in which case such resignation shall take effect at the conclusion of such meeting; or

28.1.4	the health of the director is such that he or she can no longer be reasonably regarded as possessing an adequate decision making capacity; or

28.1.5	a declaration of restriction is made in relation to the director and the Company does not satisfy the capital requirements prescribed in section 819 of the Act; or

28.1.6

a declaration of restriction is made in relation to the director and, notwithstanding that the Company satisfies the capital requirements prescribed in section 819 of the Act, his or her co-directors (or the members in the case of the Company having a sole director) resolve at any time during the currency of the declaration that his or her office be vacated; or

28.1.7	the director is sentenced to a term of imprisonment following conviction of an indictable offence; or

28.1.8	the director is for more than six months absent, without the permission of the directors, from meetings of the directors held during that period; or

28.1.9

the director is requested by his or her co-directors to vacate his or her office. Any such request shall be made in writing (and may be in counterparts) by letter, email, facsimile or other means or alternatively shall be made orally at a board meeting at which such co-directors are present in person or by proxy, irrespective of whether the director in respect of whom the request is being made is present or not. The vacation of the said director’s office as director shall take effect on the date the request is made or, if later, the date stated to be the effective date in that request or, if the request is made orally at a board meeting, with effect from the termination of the meeting. Notification of any request under this regulation shall be sent by the Company by recorded delivery to the director at his usual residential address as notified to the Company, or if not so notified, then to the address of the director last known to the Company.

28.2	The application of section 148(2) of the Act shall be modified accordingly.

29	Remuneration of Directors

29.1	The remuneration of the directors shall be such as is determined, from time to time, by the board of directors and such remuneration shall be deemed to accrue from day to day.

29.2

The directors may also be paid all travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the directors or any committee of the directors, or general meetings of the Company, or otherwise in connection with the business of the Company.

29.3

The directors may provide benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any director who has held but no longer holds any executive office or employment with the Company or with any body corporate which is or has been a subsidiary of the Company or a predecessor in business of the Company or of any such subsidiary, and for any member of his family (including a spouse and a former spouse) or any person who is or was dependent on him, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

29.4

Without prejudice to the provisions of regulation 29.2, the directors may exercise all the powers of the Company to purchase and maintain insurance for or for the benefit of any person who is or was a director, other officer, employee of the Company, or of any body corporate which is or was the holding company or subsidiary of the Company, or in which the Company or such holding company or subsidiary has or had any interest (whether direct or indirect) or with which the Company or such holding company or subsidiary is or was in any way affiliated or associated, including without limitation insurance against any liability incurred by such person in respect of any act or omission in the actual or purported execution or discharge of his duties or in the exercise or purported exercise of his powers or otherwise in relation to his duties, powers or offices in relation to the relevant body or fund.

PROCEEDINGS OF DIRECTORS

30	General Power of Management and Delegation

30.1

The business and affairs of the Company shall be exclusively managed, operated and controlled by the board of directors. The board of directors shall have, and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, specifically and mainly the management and operation of the Partnership, subject only to the terms of this Constitution.

30.2

The business of the Company shall be managed by its directors who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not, by the Act or by this Constitution, required to be exercised by the Company in general meeting, but subject to:

30.2.1	any regulations contained in this Constitution;

30.2.2	the provisions of the Act; and

30.2.3	such directions, not being inconsistent with the foregoing regulations or provisions, as the Company in general meeting may (by special resolution) give.

30.3

Without prejudice to the generality of regulation 30.2 (but subject to a limitation (if any) arising under regulations 30.2.1 to 30.2.3), the directors of the Company may exercise all the powers of the Company:

30.3.1	to borrow money and to mortgage, charge, pledge or otherwise secure its undertaking, property and uncalled capital, or any part thereof; and

30.3.2

to give guarantees, indemnities, counter indemnities and all manners of assurances against loss in respect of, any or all of the debts, obligations and liabilities of any person, firm or corporation, (whether by personal covenant or by mortgaging, charging, pledging or otherwise securing its undertaking, property and uncalled capital, or any part thereof or by any combination of such methods), notwithstanding that the Company may derive no benefit from the same, and notwithstanding that it may involve the use of the Company’s undertaking, property, and uncalled capital for the benefit of one or more directors of the Company or of any other person.

30.4

The directors may delegate any of their powers to such person or persons as they think fit, including committees. Any such committee shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the directors.

31	Managing Director

31.1

In accordance with section 159 of the Act, the directors may from time to time appoint one or more of themselves to the office of managing director (by whatever name called) for such period and on such terms as to remuneration and otherwise as they see fit, and, subject to the terms of any agreement entered into in any particular case, may revoke such appointment.

32	Meetings of Directors and Committees

32.1	The directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit.

32.2	Questions arising at any such meeting shall be decided by a majority of votes and where there is an equality of votes, the chairperson shall have a second or casting vote.

32.3	A director may, and the secretary on the requisition of a director shall, at any time summon a meeting of the directors.

32.4

All directors shall be entitled to reasonable notice of any meeting of the directors but it shall not be necessary to give notice of a meeting of directors to any director who, being resident in the State, is for the time being absent from the State.

32.5

The quorum necessary for the transaction of the business of the directors may be fixed by the directors, and unless so fixed shall be two but, where the Company has a sole director, the quorum shall be one.

32.6

The continuing directors may act notwithstanding any vacancy in their number but, if and so long as their number is reduced below the number fixed by or pursuant to this Constitution as the necessary quorum of directors, the continuing directors or director may act for the purpose of increasing the number of directors to that number or of summoning a general meeting of the Company but for no other purpose.

32.7

The directors may elect a chairperson of their meetings and determine the period for which he or she is to hold office, but if no such chairperson is elected, or, if at any meeting the chairperson is not present within 15 minutes after the time appointed for holding it, the directors present may choose one of their number to be chairperson of the meeting.

32.8	The directors may establish one or more committees consisting in whole or in part of members of the board of directors.

32.9

A committee established under this Constitution may elect a chairperson of its meetings; if no such chairperson is elected, or if at any meeting the chairperson is not present within 15 minutes after the time appointed for holding it, the members of the committee present may choose one of their number to be chairperson of the meeting.

32.10	A committee may meet and adjourn meetings as it thinks proper.

32.11

Questions arising at any meeting of a committee shall be determined by a majority of votes of the members of the committee present, and where there is an equality of votes, the chairperson shall have a second or casting vote.

32.12	The application of section 160 of the Act shall be modified accordingly.

33	Written Resolutions of Directors

33.1

A resolution in writing signed by all the directors of the Company, or by all the members of a committee of them, and who are for the time being entitled to receive notice of a meeting of the directors or, as the case may be, of such a committee, shall be as valid as if it had been passed at a meeting of the directors or such a committee duly convened and held. A resolution executed by an alternate director need not also be signed by his appointer.

33.2	A resolution referred to in regulation 33.1 may be signed by electronic signature, advanced electronic signature or otherwise as approved by the directors.

33.3	Subject to regulation 33.4, where one or more of the directors (other than a majority of them) would not, by reason of:

(a)	the Act or any other enactment;

(b)	the Constitution; or

(c)	a rule of law,

be permitted to vote on a resolution such as is referred to in regulation 33.1, if it were sought to pass the resolution at a meeting of the directors duly convened and held, then such a resolution, notwithstanding anything in regulation 33.1, shall be valid for the purposes of that regulation if the resolution is signed by those of the directors who would have been permitted to vote on it had it been sought to pass it at such a meeting.

33.4	In a case falling within regulation 33.3, the resolution shall state the name of each director who did not sign it and the basis on which he or she did not sign it.

33.5

For the avoidance of doubt, nothing in the preceding regulations dealing with a resolution that is signed by other than all of the directors shall be read as making available, in the case of an equality of votes, a second or casting vote to the one of their number who would, or might have been, if a meeting had been held to transact the business concerned, chairperson of that meeting.

33.6

The resolution referred to in regulation 33.1 may consist of several documents in like form each signed by one or more directors and for all purposes shall take effect from the time that it is signed by the last director.

33.7	The application of section 161 of the Act shall be modified accordingly.

34	Meetings of Directors by Conference

34.1

A meeting of the directors or of a committee of them may consist of a conference between some or all of the directors or, as the case may be, members of the committee who are not all in one place, but each of whom is able (directly or by means of telephonic, video or other electronic communication) to speak to each of the others and to be heard by each of the others and:

34.1.1	a director or member of a committee taking part in such a conference shall be deemed to be present in person at the meeting and shall be entitled to vote and be counted in a quorum accordingly; and

34.1.2	such a meeting shall be deemed to take place in such location as the directors, or members of the committee, decide and failing that where the chairperson of the meeting is located.

34.2

Subject to the other provisions of the Act, a director may vote in respect of any contract, appointment or arrangement in which he or she is interested and he or she shall be counted in the quorum present at the meeting.

34.3	The application of section 161 of the Act shall be modified accordingly.

35	Holding of any other Office or Place of Profit under the Company by Director

35.1

A director may hold any other office or place of profit under the Company (other than the office of statutory auditor) in conjunction with his or her office of director for such period and on such terms as to remuneration and otherwise as the directors may determine.

35.2

No director or intending such director shall be disqualified by his or her office from contracting with the Company either with regard to his or her tenure of any such other office or place of profit or as vendor, purchaser or otherwise.

35.3	In particular, neither shall:

35.3.1

any contract with respect to any of the matters referred to in regulation 35.2, nor any contract or arrangement entered into by or on behalf of the Company in which a director is in any way interested, be liable to be avoided; nor

35.3.2	a director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement,

by reason of such director holding that office or of the fiduciary relation thereby established.

36	Counting of Director in Quorum and Voting at Meeting at which Director is Appointed

36.1	A director of the Company, notwithstanding his or her interest, may be counted in the quorum present at any meeting at which:

36.1.1	that director or any other director is appointed to hold any such office or place of profit under the Company as is mentioned in regulation 35.1; or

36.1.2	the terms of any such appointment are arranged,

and he or she may vote on any such appointment or arrangement other than his or her own appointment or the arrangement of the terms of it.

37	Duty of Director to Disclose his or her Interest in Contracts made by Company

In accordance with section 231 of the Act, it shall be the duty of a director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company, to declare the nature of his or her interest to the Company by giving written notice to the board of directors. Likewise, it shall be the duty of a director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Partnership or any subsidiary of the Partnership, to declare the nature of his or her interest to the Company by giving written notice to the board of directors.

38	Alternate Directors

38.1	Any director (the “appointer”) of the Company may from time to time appoint any other director of it or any other person to be an alternate director (the “appointee”) as respects him or her.

38.2

The appointee may act as alternate director to represent more than one director, and an alternate director shall be entitled at meetings of the directors, or any committee of the directors, to one vote for every director whom he represents (and who is not present) in addition to his own vote (if any) as a director, but he shall count as only one for the purpose of determining whether a quorum is present at the meeting.

38.3	The appointee, while he or she holds office as an alternate director, shall be entitled:

(a)	to notice of meetings of the directors;

(b)	to attend at such meetings as a director; and

(c)	in place of the appointer, to vote at such meetings as a director,

but shall not be entitled to be remunerated otherwise than out of the remuneration of the appointer.

38.4	Any appointment under this section shall be effected by notice in writing given by the appointer to the Company.

38.5	Any appointment so made may be revoked at any time by the appointer or by a majority of the other directors or by the Company in general meeting.

38.6	Revocation of such an appointment by the appointer shall be effected by notice in writing given by the appointer to the Company.

38.7	An appointee shall cease to be an alternate director:

(a)	if his appointer ceases to be a director; or

(b)	on the happening of any event which, if he were a director, would cause him to vacate his office as director; or

(c)	if he resigns his office by notice in writing to the Company.

38.8	The application of section 165 of the Act shall be modified accordingly.

39	Minutes of Proceedings of Directors

39.1	The Company shall cause minutes to be entered in books kept for that purpose of:

(a)	all appointments of officers made by its directors;

(b)	the names of the directors present at each meeting of its directors and of any committee of the directors; and

(c)	all resolutions and proceedings at all meetings of its directors and of committees of directors.

GENERAL MEETINGS AND RESOLUTIONS

40	Annual General Meeting

40.1

Subject to regulation 40.2 and 40.4, the Company shall in each year hold a general meeting as its annual general meeting in addition to any other meetings in that year and shall specify the meeting as such in the notices calling it and not more than 15 months shall elapse between the date of one annual general meeting of the Company and that of the next.

40.2	So long as the Company holds its first annual general meeting within 18 months after the date of its incorporation, it need not hold it in the year of its incorporation or in the following year.

40.3

The financial statements and report of the directors and the statutory auditors for a financial year shall be laid before a general meeting of the Company not later than nine months after the financial year end date.

40.4

The Company need not hold an annual general meeting in any year where all the members entitled (at the date of the written resolution referred to in this regulation) to attend and vote at such general meeting sign, before the latest date for the holding of that meeting, a unanimous written resolution:

40.4.1	acknowledging receipt of the financial statements that would have been laid before that meeting;

40.4.2	resolving all such matters as would have been resolved at that meeting; and

40.4.3	confirming no change is proposed in the appointment of the person (if any) who, at the date of the resolution, stands appointed as statutory auditor of the Company.

41	Location and means for holding General Meetings

41.1	An annual general meeting of the Company or an extraordinary general meeting of it may be held inside or outside of the State.

41.2

If the Company holds its annual general meeting or any extraordinary general meeting outside of the State then, unless all of the members entitled to attend and vote at such meeting consent in writing to its being held outside of the State, the Company shall make, at the Company’s expense, all necessary arrangements to ensure that members can by technological means participate in any such meeting without leaving the State.

41.3

A meeting referred to in the foregoing regulation may be held in two or more venues (whether inside or outside of the State) at the same time using any technology that provides members, as a whole, with a reasonable opportunity to participate.

42	Extraordinary General Meetings

42.1

The directors of the Company may, whenever they think fit, convene an extraordinary general meeting. If, at any time, there are not sufficient directors capable of acting to form a quorum, any director or any member of it may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the directors.

42.2

One or more members of the Company holding, or together holding, at any time not less than 50 per cent of the paid up share capital of the Company as, at that time, carries the right of voting at general meetings of the Company may convene an extraordinary general meeting of the Company.

42.3

The directors of the Company shall, on the requisition of one or more members holding, or together holding, at the date of the deposit of the requisition, not less than 10 per cent of the paid up share capital of the Company, as at the date of the deposit carries the right of voting at general meetings of the Company, forthwith proceed duly to convene an extraordinary general meeting of the Company.

42.4

The requisition shall state the objects of the meeting and shall be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

42.5

If the directors do not within 21 days after the date of the deposit of the requisition proceed to convene a meeting to be held within two months after that date (the “requisition date”), the requisitionists, or any of them representing more than 50 per cent of the total voting rights of all of them, may themselves convene a meeting, but any meeting so convened shall not be held after the expiration of three months after the requisition date.

42.6

Any reasonable expenses incurred by the requisitionists by reason of the failure of the directors to convene a meeting shall be repaid to the requisitionists by the Company and any sum so repaid shall be retained by the Company out of any sums due or to become due from the Company by way of fees or other remuneration in respect of their services to such of the directors as were in default.

42.7

For the purposes of regulations 42.3 to 42.6, the directors shall, in the case of a meeting at which a resolution is to be proposed as a special resolution, be deemed not to have duly convened the meeting if they do not give such notice of it as is required by section 181 of the Act.

42.8	A meeting convened under regulations 42.2 and 42.5 shall be convened in the same manner as nearly as possible as that in which meetings are to be convened by directors.

43	Persons entitled to Notice of General Meetings

43.1	Notice of every general meeting of the Company (“relevant notice”) shall be given to:

43.1.1	every member;

43.1.2	the personal representative of a deceased member of the Company, which member would, but for his or her death, be entitled to vote at the meeting;

43.1.3	the assignee in bankruptcy of a bankrupt member of the Company (being a bankrupt member who is entitled to vote at the meeting); and

43.1.4	the directors and secretary of the Company.

43.2

Unless the Company is entitled to and has availed itself of the audit exemption under sections 360 or 365 of the Act (and, where relevant, section 399 has been complied with in that regard), the statutory auditors of the Company shall be entitled to:

43.2.1	attend any general meeting of the Company;

43.2.2	receive all notices of, and other communications relating to, any general meeting which any member of the Company is entitled to receive; and

43.2.3	be heard at any general meeting which they attend on any part of the business of the meeting which concerns them as statutory auditors.

44	Notice of General Meetings

44.1	A meeting of the Company, other than an adjourned meeting, shall be called:

44.1.1	in the case of the annual general meeting or an extraordinary general meeting for the passing of a special resolution, by not less than 21 days’ notice;

44.1.2	in the case of any other extraordinary general meeting, by not less than seven days’ notice.

44.2	A meeting of the Company shall, notwithstanding that it is called by shorter notice than that specified in regulation 44.1, be deemed to have been duly called if it is so agreed by:

44.2.1	all the members entitled to attend and vote at the meeting; and

44.2.2

unless no statutory auditors of the Company stand appointed in consequence of the Company availing itself of the audit exemption under sections 360 or 365 of the Act (and, where relevant, section 399 has been complied with in that regard), the statutory auditors of the Company.

44.3

A resolution may be proposed and passed as a special resolution at a meeting of which less than 21 days’ notice has been given if it is so agreed by a majority in number of the members having the right to attend and vote at any such meeting, being a majority either:

44.3.1	together holding not less than 90 per cent in nominal value of the shares giving that right; or

44.3.2	together representing not less than 90 per cent of the total voting rights at that meeting of all the members.

44.4

Where notice of a meeting is given by posting it by ordinary prepaid post to the registered address of a member, then, for the purposes of any issue as to whether the correct period of notice for that meeting has been given, the giving of the notice shall be deemed to have been effected on the expiration of 24 hours following posting.

44.5

In determining whether the correct period of notice has been given by a notice of a meeting, neither the day on which the notice is served nor the day of the meeting for which it is given shall be counted.

44.6	The notice of a meeting shall specify:

(a)	the place, the date and the time of the meeting;

(b)	the general nature of the business to be transacted at the meeting;

(c)	in the case of a proposed special resolution, the text or substance of that proposed special resolution; and

(d)	with reasonable prominence a statement that:

(i)	a member entitled to attend and vote is entitled to appoint a proxy using the form set out in section 184 of the Act to attend, speak and vote instead of him or her;

(ii)	a proxy need not be a member; and

(iii)	the time by which the proxy must be received at the Company’s registered office or some other place within the State as is specified in the statement for that purpose.

44.7	The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.

45	Quorum

45.1	No business shall be transacted at any general meeting of the Company unless a quorum of members is present at the time when the meeting proceeds to business.

45.2	Two members of the Company present in person or by proxy at a general meeting of it shall be a quorum.

45.3	In the case of a single-member company, one member of the Company present in person or by proxy at a general meeting of it shall be a quorum.

45.4	If within 15 minutes after the time appointed for a general meeting a quorum is not present, then:

45.4.1	where the meeting has been convened upon the requisition of members, the meeting shall be dissolved;

45.4.2	in any other case:

(a)	the meeting shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the directors may determine; and

(b)	if at the adjourned meeting a quorum is not present within half an hour after the time appointed for the meeting, the members present shall be a quorum.

46	Proxies

46.1

Subject to regulation 46.3, any member of the Company entitled to attend and vote at a meeting of the Company shall be entitled to appoint another person (whether a member or not) as his or her proxy to attend and vote instead of him or her.

46.2	A proxy so appointed shall have the same right as the member to speak at the meeting and to vote on a show of hands and on a poll.

46.3	A member of the Company shall not be entitled to appoint more than one proxy to attend on the same occasion.

46.4	The instrument appointing a proxy (the “instrument of proxy”) shall be in writing:

(a)	under the hand of the appointer or of his or her attorney duly authorised in writing; or

(b)	if the appointer is a body corporate, either under seal of the body corporate or under the hand of an officer or attorney of it duly authorised in writing.

46.5

The instrument of proxy and the power of attorney or other authority, if any, under which it is signed, or a notarially certified copy of that power or authority, shall be deposited at the registered office of the Company concerned or at such other place within the State as is specified for that purpose in the notice convening the meeting, and shall be so deposited not later than the ‘appointed time’ as defined in regulation 46.6.

46.6	The appointed time is:

(a)	immediately before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

(b)	in the case of a poll, immediately before the time appointed for the taking of the poll,

and the application of section 183(6) of the Act shall be modified accordingly.

46.7

The depositing of the instrument of proxy referred to in regulation 46.5 may, rather than it being effected by sending or delivering the instrument, be effected by communicating the instrument to the Company by electronic means, and this regulation likewise applies to the depositing of anything else referred to in regulation 46.5.

46.8	If regulation 46.5 or regulation 46.6 is not complied with, the instrument of proxy shall not be treated as valid.

46.9

Subject to regulation 46.10, a vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the appointer or revocation of the proxy or of the authority under which the proxy was executed or the transfer of the share in respect of which the proxy is given.

46.10

Regulation 46.9 does not apply if notice in writing of the occurrence of one of the events mentioned in that regulation is received by the Company concerned at its registered office before the commencement of the meeting or adjourned meeting at which the proxy is used.

46.11

Subject to regulation 46.12, if, for the purpose of any meeting of the Company, invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the Company’s expense to some only of the members entitled to be sent a notice of the meeting and to vote at it by proxy, any officer of the Company who knowingly and intentionally authorises or permits their issue in that manner shall be guilty of a category 3 offence.

46.12

An officer shall not be guilty of an offence under regulation 46.11 by reason only of the issue to a member, at his or her request in writing, of a form of appointment naming the proxy or of a list of persons willing to act as proxy if the form or list is available on request in writing to every member entitled to vote at the meeting by proxy.

47	Form of Proxy

47.1	An instrument appointing a proxy shall be in the following form or a form as near to it as circumstances permit:

[name of Company] (“the Company”)

[name of member] (“the Member”) of [address of member] being a member of the Company hereby appoint/s [name and address of proxy] or failing him or her

[name and address of alternative proxy] as the proxy of the Member to attend, speak and vote for the Member on behalf of the Member at the (annual or extraordinary, as the case may be) general meeting of the Company to be held on the [date of meeting] and at any adjournment of the meeting.

The proxy is to vote as follows:

Voting instructions to Proxy

(choice to be marked with an “x”)

Number or description of resolution	In favour	Abstain	Against
1.
2.
3.

Unless otherwise instructed the proxy will vote as he or she thinks fit.

Signature of Member

Date:

48	Representation of Bodies Corporate at Meetings of Companies

48.1

A body corporate may, if it is a member of the Company, by resolution of its directors or other governing body authorise such person (in this section referred to as an “authorised person”) as it thinks fit to act as its representative at any meeting of the Company or at any meeting of any class of members of the Company.

48.2

A body corporate may, if it is a creditor (including a holder of debentures) of the Company, by resolution of its directors or other governing body authorise such person (in this regulation also referred to as an “authorised person”) as it thinks fit to act as its representative at any meeting of any creditors of the Company held in pursuance of the Act or the provisions contained in any debenture or trust deed, as the case may be.

48.3

An authorised person shall be entitled to exercise the same powers on behalf of the body corporate which he or she represents as that body corporate could exercise if it were an individual member of the Company, creditor or holder of debentures of the Company.

48.4

The chairperson of a meeting may require a person claiming to be an authorised person within the meaning of this section to produce such evidence of the person’s authority as such as the chairperson may reasonably specify and, if such evidence is not produced, the chairperson may exclude such person from the meeting.

49	Proceedings at Meetings

49.1

The chairperson, if any, of the board of directors shall preside as chairperson at every general meeting of the Company, or if there is no such chairperson, or if he or she is not present within 15 minutes after the time appointed for the holding of the meeting or is unwilling to act, the directors present shall elect one of their number to be chairperson of the meeting.

49.2

If at any meeting no director is willing to act as chairperson or if no director is present within 15 minutes after the time appointed for holding the meeting, the members present and entitled to vote shall choose one of the members present and entitled to vote to be chairperson of the meeting.

49.3	The chairperson may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place.

49.4	No business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

49.5

When a meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting but, subject to that, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

49.6	Unless a poll is demanded in accordance with section 189 of the Act, at any general meeting:

(a)	a resolution put to the vote of the meeting shall be decided on a show of hands; and

(b)

a declaration by the chairperson that a resolution has, on a show of hands, been carried or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book containing the minutes of the proceedings of the Company shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

49.7

Where there is an equality of votes, whether on a show of hands or on a poll, the chairperson of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote in addition to any other vote he or she may have.

49.8	The application of section 187 of the Act shall be modified accordingly.

50	Votes of Members

50.1

Subject to any rights or restrictions for the time being attached to any class or classes of shares, every member of the Company shall, whether present in person or by proxy, have one vote for each share of which he or she is the holder.

50.2

Where there are joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose, seniority shall be determined by the order in which the names of the joint holders stand in the register of members.

50.3	Each of the following:

(a)	a member of unsound mind;

(b)	a member who has made an enduring power of attorney;

(c)	a member in respect of whom an order has been made by any court having jurisdiction in cases of unsound mind;

may vote, whether on a show of hands or on a poll, by his or her committee, donee of a registered enduring power of attorney, receiver, guardian or other person appointed by the foregoing court.

50.4	Any such committee, donee of an enduring power of attorney, receiver, guardian, or other person may speak and vote by proxy, whether on a show of hands or on a poll.

50.5	No member shall be entitled to vote at any general meeting of the Company unless all calls or other sums immediately payable by him or her in respect of shares in the Company have been paid.

50.6

No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes.

50.7	Any such objection made in due time shall be referred to the chairperson of the meeting, whose decision shall be final and conclusive.

50.8	The application of section 188 of the Act shall be modified accordingly.

51	Unanimous Written Resolutions

51.1

A resolution in writing signed by all the members of the Company for the time being entitled to attend and vote on such resolution at a general meeting (or being bodies corporate by their duly appointed representatives) shall be as valid and effective for all purposes as if the resolution had been passed at a general meeting of the Company duly convened and held and if described as a special resolution shall be deemed to be a special resolution.

51.2

A resolution passed in accordance with regulation 51.1 shall be deemed to have been passed at a meeting held on the date on which it was signed by the last member to sign, and, where the resolution states a date as being the date of his or her signature thereof by any member, the statement shall be prima facie evidence that it was signed by him or her on that date.

51.3

If a resolution passed in accordance with regulation 51.1 is not contemporaneously signed, the Company shall notify the members, within 21 days after the date of delivery to it of the documents referred to in regulation 51.4, of the fact that the resolution has been passed.

51.4

The signatories of a resolution passed in accordance with regulation 51.1 shall, within 14 days after the date of its passing, procure delivery to the Company of the documents constituting the written resolution; without prejudice to the use of the other means of delivery generally permitted by the Act, such delivery may be effected by electronic mail or the use of a facsimile machine.

51.5	This regulation does not apply to a resolution to remove a director or a resolution to effect the removal of a statutory auditor from office, or so as not to continue him or her in office.

51.6	A resolution referred to in regulation 51.1 may be signed by electronic signature or advanced electronic signature.

52	Majority Written Resolutions

52.1

A resolution in writing that is described as being an ordinary resolution and signed by the requisite majority of members of the Company concerned, such resolution having being circulated to all the members in accordance with the provisions of the Act shall be as valid and effective for all purposes as if the resolution had been passed at a general meeting of the Company duly convened and held.

52.2

In regulation 52.1 “requisite majority of members” means a member or members who alone or together, at the time of the signing of the resolution concerned, represent more than 50 per cent of the total voting rights of all the members who, at that time, would have the right to attend and vote at a general meeting of the Company (or being bodies corporate by their duly appointed representatives).

52.3

A majority ordinary resolution shall be deemed to have been passed at a meeting held seven days after the date on which it was signed by the last member to sign, unless all of the members entitled to vote on the resolution sign a written waiver agreeing to the resolution being passed on such earlier date as may be specified in the resolution, being a date that is not earlier than the date of last signature of the resolution.

52.4

A resolution in writing that is described as being a special resolution and signed by the requisite majority of members such resolution having being circulated to all the members in accordance with the provisions of the Act, shall be as valid and effective for all purposes as if the resolution had been passed at a general meeting of the Company duly convened and held.

52.5

In regulation 52.4 “requisite majority of members” means a member or members who alone or together, at the time of the signing of the resolution concerned, represent at least 75 per cent of the total voting rights of all the members who, at that time, would have the right to attend and vote at a general meeting of the Company (or being bodies corporate by their duly appointed representatives).

52.6

A majority special resolution shall be deemed to have been passed at a meeting held 21 days after the date on which it was signed by the last member to sign, unless all of the members entitled to vote on the resolution sign a written waiver agreeing to the resolution being passed on such earlier date as may be specified in the resolution, being a date that is not earlier than the date of last signature of the resolution.

52.7	This regulation does not apply to a resolution to remove a director or a resolution to effect the removal of a statutory auditor from office, or so as not to continue him or her in office.

52.8	A resolution referred to in these regulations may be signed by electronic signature or advanced electronic signature.

53	Single-Member Companies — Absence of need to hold General Meetings

53.1

All the powers exercisable by the Company in general meeting under this Constitution or the Act or otherwise shall be exercisable, in the case of a single-member company, by the sole member without the need to hold a general meeting for that purpose.

53.2

Subject to regulation 53.3, any provision of this Constitution and the Act which enables or requires any matter to be done or to be decided by the Company in general meeting, or requires any matter to be decided by a resolution of the Company, shall be deemed to be satisfied, in the case of a single-member company, by a decision of the member which is drawn up in writing and notified to the Company in accordance with this regulation.

53.3

Regulation 53.1 shall not empower the sole member of a single-member company to exercise the powers to remove a statutory auditor from, or not continue a statutory auditor in, office without holding the requisite meeting provided for in the Act.

54	Minutes of Proceedings of Meetings of the Company

The Company shall, as soon as may be after their holding or passing, cause minutes of all proceedings of general meetings of it, and the terms of all resolutions of it, to be entered in books kept for that purpose. All such books kept by the Company in pursuance of this regulation shall be kept at the same place.

55	Service of Notices on Members

55.1	Any notice to be given, served, sent or delivered pursuant to this Constitution (save where it is to be given, served, sent or delivered by electronic means) shall be in writing.

55.2	A notice or document to be given, served, sent or delivered in pursuance of this Constitution may be given to, served on, sent or delivered to any member by the Company:

(a)	by hand delivering it to the member or his authorised agent or where the member is a body corporate, to any officer of that body corporate;

(b)	by leaving it at the registered address of the member;

(c)	by sending it by post in a pre-paid letter addressed to the member at the registered address of the member;

(d)	by sending it by courier in a pre-paid letter addressed to the member at the registered address of the member;

(e)

by sending it by means of electronic mail or facsimile or other means of electronic communication approved by the directors to the address of the member notified to the Company by the member for such purpose (or if not so notified, then to the address of the member last known to the Company).

55.3

Any notice served, given, sent or delivered in accordance with the foregoing regulations shall be deemed, in the absence of any agreement to the contrary between the Company (or, as the case may be, the officer of it) and the member, to have been served, given, sent or delivered:

(a)	in the case of hand delivery, at the time of delivery (or, if delivery is refused, when tendered);

(b)	in the case of it being left, at the time that it is left;

(c)	in the case of its being posted or couriered on any day other than a Friday, Saturday or Sunday, 24 hours after despatch and in the case of its being posted or couriered:

(i)	on a Friday – 72 hours after despatch; or

(ii)	on a Saturday or Sunday – 48 hours after despatch;

(d)	in the case of electronic means being used in relation to it, 12 hours after despatch.

55.4

In the case of joint holders of a share, all notices or other documents shall be sent to the joint holder whose name stands first in the register in respect of the joint holding. Any notice or other document so sent shall be deemed for all purposes sent to all the joint holders.

55.5

Every member shall be bound by a notice served, given, sent or delivered as aforesaid notwithstanding that the Company may have notice of the death, insanity, bankruptcy, liquidation or disability of such member.

55.6

Notwithstanding anything contained in these regulations the Company shall not be obliged to take account of or make any investigations as to the existence of any suspension or curtailment of postal services within or in relation to all or any part of any jurisdiction or other area other than Ireland.

55.7	The signature (whether electronic signature, advanced electronic signature or otherwise) to any notice to be given by the Company may be written (in electronic form or otherwise) or printed.

55.8	In this regulation “registered address” in relation to a member, means the address of the member as entered in the register of members.

55.9	The application of section 218 of the Act shall be modified accordingly.

LIABILITY OF OFFICERS

56	Fiduciary duties of directors

For the purposes of section 228(1)(d) of the Act, a director is expressly permitted to use for his or her own, or anyone else’s benefit, any of the Company’s property (including computers, telephones, vehicles and accommodation) where such use is approved by the directors or by a person authorised by the directors or where such use is in the course of the discharge of the director’s duties, responsibilities or employment obligations.

57	Indemnity for Officers

57.1

Subject to the provisions of the Act, the Company may indemnify any officer of the Company against any liability incurred by him or her in defending proceedings, whether civil or criminal, in which judgment is given in his or her favour or in which he or she is acquitted, or in connection with any proceedings or application referred to in, or under, section 233 or 234 of the Act in which relief is granted to him or her by the court.

57.2

Every officer of the Company shall be entitled to be indemnified out of the assets of the Company against all losses or liabilities which he or she may sustain or incur in or about the execution of the duties of his or her office or otherwise in relation thereto and no officer shall be liable for any loss, damage or misfortune which may happen to or be incurred by the Company in the execution of the duties of his or her office or in relation thereto. This regulation shall only have effect in so far as its provisions are not void under section 235 of the Act.

We, the several persons whose names and addresses are subscribed, wish to be formed into a company in pursuance of this constitution, and we agree to take the number of shares in the capital of the company set opposite our respective names.

Names, Addresses and Descriptions of Subscribers	Number of Shares Taken by each Subscriber

1. [name of signatory] For and on behalf of SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. III 2850 W. HORIZON RIDGE PARKWAY SUITE 200 HENDERSON NV 89052 Body Corporate	1
Total shares taken	1

Signature of the above subscriber(s), attested by the following witness: Dated the [●] day of [●] 2022 Name: [●] Address: [●] Signature of witness:

ANNEX E

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

[●]

(ADOPTED BY SPECIAL RESOLUTION DATED [●] 2022 AND EFFECTIVE ON [●] 2022)

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

[●]

(ADOPTED BY SPECIAL RESOLUTION DATED [●] 2022 AND EFFECTIVE ON [●] 2022)

1	The name of the Company is [●].

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount, if any, unpaid on such Member’s shares.

5

The share capital of the Company is US$100,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 500,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7

Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

[●]

(ADOPTED BY SPECIAL RESOLUTION DATED [●] 2022 AND EFFECTIVE ON [●] 2022)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination Agreement”	means the Business Combination Agreement dated 18 January 2022 between the Company and the Partnership.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B PMEL RSRs”	means the Restricted Stock Rights issued by the Company designated as “Class B PMEL RSRs”

“Class B Series 1 RSRs”	means the Restricted Stock Rights issued by the Company designated as “Class B Series 1 RSRs”.

“Class B Series 2 RSRs”	means the Restricted Stock Rights issued by the Company designated as “Class B Series 2 RSRs”.

“Class B Series 3 RSRs”	means the Restricted Stock Rights issued by the Company designated as “Class B Series 3 RSRs”.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Common Units”	means the units of the Partnership designated as “Common Units” pursuant to the Partnership Agreement.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including The Nasdaq Capital Market.

“Directors”	means each of the members of the board of directors of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Earnout Participants”	means such persons as are entitled to receive Class B Series 1 RSRs, Class B Series 2 RSRs and Class B Series 3 RSRs on the terms and subject to the conditions of the Business Combination Agreement.

“Effective Date”	means [●] 2022.

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the

Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Exchange Agreement”	means the Exchange Agreement dated the Effective Date among the Company, the Partnership acting through its General Partner and certain holders of interests in the Partnership party thereto.

“General Partner”	means [●] Limited.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company, which Officers may consist of a chairman, a chief executive officer, a president, a chief operating officer, a chief financial officer, a director of research, vice presidents, a secretary, assistant secretaries, a treasurer and such other offices as may be determined by the board of directors of the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Paired Interest”	means one Common Unit together with one Class B Share, subject to adjustment pursuant to the Partnership Agreement.

“Partnership”	means ProKidney LP, a limited partnership organized under the laws of Ireland.

“Partnership Agreement”	means the Second Amended and Restated Limited Partnership Deed of the Partnership, by and among the General Partner, the other Post-Acquisition Partnership Partners and the other persons that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified from time to time.

“PMEL Post-Combination Company Unitholders”	means such persons as are entitled to receive Class B PMEL RSRs on the terms and subject to the conditions of the Business Combination Agreement.

“Post-Combination Partnership Partners”	means holders of Common Units that are party to the Partnership Agreement from time to time.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Register of Members”	means the register of Members of the Company maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Restricted Stock Rights”	means the Class B Series 1 RSRs, the Class B Series 2 RSRs, the Class B Series 3 RSRs and the Class B PMEL RSRs.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share, or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1

Subject to Article 3.2, Article 3.3, Article 3.4, the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

3.2

The Company may from time to time issue Class A Shares on the terms and subject to the conditions set forth in the Exchange Agreement. The Company shall at all times reserve and keep available out of its authorised but unissued share capital, such number of Class A Shares as may be issued upon any exchange pursuant to and in accordance with the Exchange Agreement; provided that nothing contained herein shall be construed to preclude the Company from satisfying its obligations in respect of the Exchange Agreement by the sale of Class A Shares which are held in the treasury of the Company or are held by any of its subsidiaries or by the issuance/sale of purchased Class A Shares (which may or may not be held in the treasury of the Company or held by any of its subsidiaries), or by delivery of cash in accordance with the Exchange Agreement.

3.3

All Class A Shares that may be issued upon any such exchange pursuant to the Exchange Agreement shall, upon issuance, be validly issued, fully paid and non-assessable. All Class B Shares corresponding to the Class A Shares issued upon any such exchange shall automatically and without further action on the part of the Company or any holder of such Class B Shares be forfeited to the Company and cancelled upon such an Exchange.

3.4

To the extent Common Units are issued pursuant to the Partnership Agreement at any time and from time to time to any person other than the Company or a wholly-owned subsidiary of the Company, the Company shall issue an equivalent number of Class B Shares at par value to the same person to which such Common Units are issued.

3.5

Subject to Article 19, the Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.6

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.7	The Company shall not issue Shares to bearer.

4	Class A Shares

4.1	Class A Shares shall carry the right to receive notice of and to attend, to speak at and to vote at any general meeting of the Company.

4.2

In the event of a winding up or dissolution of the Company, whether voluntary or involuntary or for the purposes of a reorganisation or otherwise or upon any distribution of capital, the Class A Shares shall, subject to any Applicable Law and the rights, if any, of the holders of any outstanding Preference Shares, carry the right to receive all the remaining assets of the Company available for distribution to the Members, ratably in proportion to the number of Class A Shares held by them.

4.3

Class A Shares shall, subject to any Applicable Law and the rights, if any, of the holders of any outstanding Preference Shares, carry the right to receive such dividends and other distributions (payable in cash, property or shares of the Company) when, as and if declared thereon by the Directors from time to time out of any assets or funds of the Company legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

5	Class B Shares

5.1	Class B Shares shall carry the right to receive notice of and to attend, to speak at and to vote at any general meeting of the Company.

5.2

In the event of a winding up or dissolution of the Company, whether voluntary or involuntary or for the purposes of a reorganisation or otherwise or upon any distribution of capital, holders of Class B Shares shall be entitled, pari passu with the holders of Class A Shares, to an amount equal to the capital paid up on such Class B Shares. Class B Shares shall not carry any other right to participate in the profits or assets of the Company.

5.3

Class B Shares shall not carry the right to receive dividends or other distributions, and dividends and other distributions shall not be declared or paid on the Class B Shares, except by way of issue of further Class B Shares as a result of capitalisation pursuant to Article 42.

5.4

Class B Shares shall automatically and without further action on the part of the Company or any holder of such Class B Share be forfeited and cancelled on the terms and subject to the set forth in the Exchange Agreement.

6	Register of Members

6.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

6.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

7	Closing Register of Members or Fixing Record Date

7.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed 40 days.

7.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

7.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

8	Certificates for Shares

8.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

8.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

8.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

8.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

8.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

9	Transfer of Shares

9.1

Subject to the terms of the Articles, including Article 9.2, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

9.2

No holder of Class B Shares may transfer Class B Shares to any person unless such holder at the same time transfers a corresponding number of Common Units to the same person and otherwise in accordance with the provisions of the Partnership Agreement. If any outstanding Class B Share ceases to be held by a holder of the corresponding Common Unit such Class B Share shall automatically and without further action on the part of the Company or any holder of such Class B Share be forfeited to the Company for no consideration and cancelled.

9.3

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange

Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

10	Redemption, Repurchase and Surrender of Shares

10.1

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares.

10.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in this Article 10 shall not require further approval of the Members.

10.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

10.4	The Directors may accept the surrender for no consideration of any fully paid Share.

11	Treasury Shares

11.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

11.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

12	Variation of Rights of Shares

12.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have an adverse effect upon such rights (it being noted that a variation to the rights attached to the Class B Shares shall be deemed to be an adverse variation to rights attached to the Class A Shares); otherwise, any such variation shall be made only with the consent in writing of the holders of not less than three fourths of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than three fourths of the issued Shares of that class at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have an adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one or more persons holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

12.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

12.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

13	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

14	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

15	Lien on Shares

15.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

15.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within 14 clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

15.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

15.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

16	Call on Shares

16.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least 14 clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

16.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

16.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

16.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

16.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

16.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

16.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

16.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

17	Forfeiture of Shares

17.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than 14 clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

17.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

17.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

17.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

17.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

17.6

The provisions of the Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

18	Transmission of Shares

18.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

18.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

18.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within 90 days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

19	Restricted Stock Rights

19.1

The Company has issued Restricted Stock Rights to certain Earnout Participants and PMEL Post-Combination Company Unitholders on the terms and subject to the conditions set forth in the Business Combination Agreement. At such time and from time to time if and as Restricted Stock Rights vest, the Company shall issue one Class B Share in satisfaction of its obligations in respect of each such Restricted Stock Right to the Earnout Participants or PMEL Post-Combination Company Unitholders, as applicable, on the terms and subject to the conditions set forth in the Business Combination Agreement and without the need for further action on the part of Company or any Earnout Participant or PMEL Post-Combination Company Unitholder, as applicable, and the Company shall forthwith on the issue of such Class B Shares enter the relevant Earnout Participant or PMEL Post-Combination Company Unitholder, as applicable, in the Register of Members as the holder of such Class B Shares.

19.2

No Holder of Restricted Stock Rights shall have any right as a Member (including any right to attend meetings, vote, or receive any dividend, distribution or other payment of any kind in respect of its Restricted Stock Rights, or any Class B Shares issuable in respect thereof), in each case, unless and until such Class B Shares have been issued and recorded on the Register of Members.

20	Amendments of Memorandum and Articles of Association and Alteration of Capital

20.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

20.2

All new Shares created in accordance with the provisions of this Article 20 shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

20.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

21	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

22	General Meetings

22.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

22.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

22.3

The Directors, the chief executive officer or the chairman of the board of directors of the Company may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

22.4

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of directors of the Company with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

23	Notice of General Meetings

23.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 95 per cent in par value of the Shares giving that right.

23.2

The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

24	Proceedings at General Meetings

24.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares entitled to vote at a general meeting, being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy, shall be a quorum.

24.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

24.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

24.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

24.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of directors of the Company shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

24.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

24.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

24.8

When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

24.9

If a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

24.10

When a general meeting is postponed for 30 days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

24.11	A resolution put to the vote of the meeting shall be decided on a poll.

24.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

24.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

24.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

25	Votes of Members

25.1

Subject to any rights or restrictions attached to any Shares, every Member present in any such manner shall have one vote for every Share of which he is the holder. The Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to Article 12).

25.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

25.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

25.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

25.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

25.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

25.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

26	Proxies

26.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non-natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

26.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

26.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

26.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

26.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

27	Corporate Members

27.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

27.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

28	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

29	Directors

29.1

There shall be a board of directors of the Company consisting of not less than one person. Subject to this Article 29.1 and the Business Combination Agreement, the Directors may increase or reduce the limits in the number of Directors.

30	Powers of Directors

30.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

30.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

30.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

30.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

31	Appointment and Removal of Directors

31.1	Subject to and as otherwise set out in the Articles, including Articles 29.1 and 31.2:

(a)	the Company may by Ordinary Resolution appoint any person to be a Director; and

(b)	a Director shall hold office until such time as they are removed from office by Special Resolution.

31.2

The board of directors of the Company shall consist of three classes, each holding three-year terms, with the term of the first class of Directors expiring at the first annual meeting of the Members following the Effective Date, the term of the second class of Directors expiring at the second annual meeting of Members following the Effective Date and the term of the third class of Directors expiring at the third annual meeting of Members following the Effective Date, and the class into which a Director is to be appointed shall be set out in the resolutions appointing such Director.

31.3

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

32	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of directors of the Company without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

33	Proceedings of Directors

33.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

33.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

33.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

33.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

33.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

33.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

33.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

33.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

34	Presumption of Assent

A Director who is present at a meeting of the board of directors of the Company at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

35	Directors’ Interests

35.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

35.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

35.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

35.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

35.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

36	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

37	Delegation of Directors’ Powers

37.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

37.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

37.3

The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and its charter and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

37.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

37.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

37.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment, an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

38	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

39	Remuneration of Directors

39.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

39.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

40	Seal

40.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

40.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

40.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

41	Dividends, Distributions and Reserve

41.1

Subject to the Statute and the Articles and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

41.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

41.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

41.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

41.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

41.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

41.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

41.8	No Dividend or other distribution shall bear interest against the Company.

41.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

42	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

43	Books of Account

43.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

43.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

43.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

44	Audit

44.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

44.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis.

The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

44.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

44.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

44.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

44.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

44.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

45	Notices

45.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

45.2	Where a notice is sent by:

(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

45.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

45.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

46	Winding Up

46.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the Articles and the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members holding Class A Shares in proportion to the par value of the Class A Shares held by them at the commencement of the winding up subject to a deduction from those Class A Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

46.2

If the Company shall be wound up the liquidator may, subject to the Articles and the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members holding Class A Shares in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members holding Class A Shares. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members holding Class A Shares as the liquidator, with the like approval, shall think fit, but so that no Member holding Class A Shares shall be compelled to accept any asset upon which there is a liability.

47	Indemnity and Insurance

47.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer, including every former Director and every former Officer prior to the date hereof, (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

47.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

47.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

48	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

49	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

50	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

51	Certain Tax Filings

Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

52	Business Opportunities

52.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director who is not also an employee of the Company or its subsidiaries (“Specified Directors”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any Specified Director, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, a Specified Director shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member or Director solely by reason of the fact that such Specified Director pursues or acquires such corporate opportunity for himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

52.2

Notwithstanding anything to the contrary in this Article 52, this Article 52 shall not apply to any potential transaction or matter that may be a corporate opportunity for the Company or any of its subsidiaries presented to a Specified Director expressly in his or her capacity as a director of the Company or any of its subsidiaries.

52.3

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article is a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

ANNEX F

TAX RECEIVABLE AGREEMENT

among

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. III,

TRA PARTY REPRESENTATIVE

and

THE PERSONS NAMED HEREIN

Dated as of [●]

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [●], 2022, is hereby entered into by and among Social Capital Suvretta Holdings Corp. III, a Cayman Islands exempted company limited by shares, (“Acquiror”, and together with its Subsidiaries, “Corporate Taxpayer”), the TRA Party Representative and each of the other persons from time to time party hereto (the “TRA Parties”). Capitalized terms used but not defined herein have their respective meanings set forth in the BCA.

RECITALS

WHEREAS, the TRA Parties directly or indirectly hold New Company Common Units of ProKidney LP, a limited partnership organized under the laws of Ireland (the “Partnership”);

WHEREAS, Acquiror, Partnership, and the other parties thereto entered into that certain Business Combination Agreement, dated as of January 18, 2022 (as further amended or modified in whole or in part from time to time in accordance with such agreement, the “BCA”), pursuant to which, among other things, (a) the Partnership shall issue New Company Common Units to Acquiror in exchange for a combination of shares of Acquiror Class B Common Stock and cash, (b) New GP shall be admitted as the general partner of the Partnership, and (c) the Partnership shall distribute the shares of Acquiror Class B Common Stock to the TRA Parties in accordance with the Partnership LPA (the “Business Combination”);

WHEREAS, as of immediately following the Business Combination, New GP is the sole voting partner of Partnership;

WHEREAS, Acquiror holds New Company Common Units that were received in exchange for Acquiror’s contribution of amounts in cash via wire transfer of immediately available funds to Partnership in a transaction described under Section 721 of the Code;

WHEREAS, following the Business Combination, any New Company Common Units held by the TRA Parties, together with Acquiror Class B Common Stock, may be exchanged for Acquiror Class A Common Stock constituting the Stock Exchange Payment or, alternatively, at the election of Acquiror, the Cash Exchange Payment (an “Exchange”), pursuant to the provisions of the Partnership LPA and the Exchange Agreement, dated as of [●], 2022, by and among Acquiror, Partnership, New GP, and the TRA Parties, as amended from time to time (the “Exchange Agreement”), and in either case contributed to Partnership by Acquiror, provided that, at the election of Acquiror in its sole discretion and in accordance with the Exchange Agreement, Acquiror may effect a direct exchange of such cash or Acquiror Class A Common Stock for such New Company Common Units (a “Direct Exchange,” which shall also constitute an Exchange);

WHEREAS, Partnership and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income Tax purposes (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) will have in effect an election under Section 754 of the Code (a “Section 754 Election”) for the Taxable Year that includes the Closing Date and each subsequent Taxable Year in which an Exchange occurs, in each case, to the extent eligible to do so, and where applicable, will have in effect elections or legal structures to effect similar Tax treatment and maximize Basis Adjustments under other applicable non-U.S. Tax laws;

WHEREAS, as a result of future Exchanges and Section 754 Elections, the income, gain, deduction, loss, expense, and other Tax items of Corporate Taxpayer may be affected by (i) the Basis Adjustments and (ii) any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this Agreement (collectively, the “Tax Attributes”); and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Attributes on the liability for Taxes of Corporate Taxpayer.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for Taxes, which shall not be less than zero, of (i) Corporate Taxpayer and (ii) without duplication, Partnership and its Subsidiaries, but only with respect to Taxes imposed on Partnership and its Subsidiaries and allocable to Corporate Taxpayer.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. For purposes of this Agreement, no TRA Party shall be considered to be an Affiliate of Corporate Taxpayer or Partnership.

“Agreed Rate” means a per annum rate equal to SOFR plus 100 basis points.

“Attributable” means the portion of any Tax Attribute of Corporate Taxpayer or, without duplication, Partnership or its Subsidiaries, that is attributable to a TRA Party and shall be determined by reference to the Tax Attributes, under the following principles:

(i) any Basis Adjustments shall be determined separately with respect to each TRA Party and are Attributable to a TRA Party in an amount equal to the total Basis Adjustments relating to the New Company Common Units that are Exchanged by such TRA Party; and

(ii) any deduction to Corporate Taxpayer, as applicable, with respect to a Taxable Year in respect of any payment (including amounts attributable to Imputed Interest) made under this Agreement is Attributable to the Person that is required to include the Imputed Interest or other payment in income (without regard to whether such Person is actually subject to Tax thereon).

“Basis Adjustment” means the Tax basis of a Reference Asset (or a current tax deduction of the Corporate Taxpayer) directly or indirectly acquired by Corporate Taxpayer as a result of an Exchange (including any internal transactions of the Corporate Taxpayer following such Exchange intended to maximize the Tax basis or Tax benefits associated with the Reference Assets following the Exchange) and the payments made pursuant to this Agreement, including, without limitation, the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b) and/or 1012 of the Code (in situations where, as a result of one or more Exchanges, Partnership becomes an entity that is disregarded as separate from its owner for U.S. federal income Tax purposes) or under Sections 734(b), 743(b), 754 and/or 755 of the Code (in situations where, following an Exchange, Partnership remains in existence as an entity treated as a partnership for U.S. federal income Tax purposes), and, in each case, comparable sections of U.S. state and local and non-U.S. Tax laws. The amount of any Basis Adjustment shall be determined using the Market Value with respect to such Exchange, except, for the avoidance of doubt, as otherwise required by a Determination. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest, and the amount of any Basis Adjustment resulting from an Exchange of one or more New Company Common Units shall be determined without regard to any Pre-Exchange Transfer of such New Company Common Units and as if any such Pre-Exchange Transfer had not occurred.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The term “Beneficial Ownership” shall have a correlative meaning.

“Board” means the Board of Directors of Acquiror.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.

“Cash Exchange Payment” has the meaning set forth in the Exchange Agreement.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any group of Persons acting together, which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding (a) a corporation or other entity owned, directly or indirectly, by the stockholders of Acquiror in substantially the same proportions as their ownership of stock of Acquiror or (b) any TRA Party, any Permitted Transferee of any TRA Party, or any group of Persons in which one or more of the TRA Parties, the Permitted Transferees of any such TRA Party, or any Affiliates of such Persons directly or indirectly hold Beneficial Ownership of securities representing more than 50% of the total voting power held by such group) is or becomes the Beneficial Owner, directly or indirectly, of securities of Acquiror representing more than 50% of the combined voting power of Acquiror’s then outstanding voting securities; or

(ii) there is consummated a merger or consolidation of Acquiror with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of Acquiror immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iii) the shareholders of Acquiror approve a plan of complete liquidation or dissolution of Acquiror or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Acquiror of all or substantially all of the assets of Acquiror, taken as a whole, other than such sale or other disposition by Acquiror of all or substantially all of the assets of Acquiror, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Acquiror in substantially the same proportions as their ownership of Acquiror immediately prior to such sale.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of Acquiror immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of Acquiror immediately following such transaction or series of transactions.

“Closing Date” means the date of the consummation of the transactions contemplated by the BCA.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time.

“Corporate Taxpayer Return” means the U.S. federal, state, or local, or non-U.S. Tax Return, as applicable, of Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination; provided that the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means a per annum rate equal to SOFR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state or local or non-U.S. Tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Rate” means a per annum rate equal to SOFR plus 150 basis points.

“Exchange Date” means the date of any Exchange.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the liability for Taxes of (i) Corporate Taxpayer and (ii) without duplication, Partnership and its Subsidiaries, but only with respect to Taxes imposed on Partnership and its Subsidiaries and allocable to Corporate Taxpayer, in each case determined using the same methods, elections, conventions and similar practices used in computing the Actual Tax Liability, but, in each case, (a) calculating depreciation, amortization or similar deductions and income, gain or loss using the Non-Stepped Up Tax Basis as reflected on the Basis Schedule including amendments thereto for the Taxable Year, and (b) excluding any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this Agreement for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Tax Attribute, as applicable.

“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and non-U.S. Tax law, as applicable, with respect to Corporate Taxpayer’s payment obligations in respect of such TRA Party under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Market Value” shall mean on any date, (a) if Acquiror Class A Common Stock trades on a national securities exchange or automated or electronic quotation system, the arithmetic average of the high trading and the low trading price on such date (or if such date is not a trading day, the immediately preceding trading day) or (b) if Acquiror Class A Common Stock is not then traded on a national securities exchange or automated or electronic quotation system, as applicable, the “Appraiser FMV” (as defined in the Exchange Agreement) on such date of one (1) share of Acquiror Class A Common Stock.

“Non-Stepped Up Tax Basis” means with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Partnership LPA” means, with respect to Partnership, the Second Amended and Restated Limited Partnership Agreement of Partnership, dated on or about the date hereof, as amended from time to time.

“Permitted Transferee” has the meaning set forth in the Partnership LPA.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a member of Partnership) or distribution in respect of one or more New Company Common Units (a) that occurs prior to an Exchange of such New Company Common Units, and (b) to which Section 743(b) or 734(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reference Asset” means an asset that is held by Partnership, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, at the time of an Exchange. A Reference Asset also includes any asset the Tax basis of which is determined, in whole or in part, for purposes of the applicable Tax, by reference to the Tax basis of an asset that is described in the preceding sentence, including for U.S. federal income Tax purposes, any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset, or any similar provisions of state, local, or non-U.S. Tax law.

“Schedule” means any of the following: (a) a Basis Schedule, (b) a Tax Benefit Schedule, or (c) the Early Termination Schedule, and, in each case, any amendments thereto.

“Stock Exchange Payment” has the meaning set forth in the Exchange Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns, directly or indirectly, or otherwise controls (i) more than 50% of the voting power or other similar interests or (ii) the sole general partner interest or managing member or similar interest of such other Person, provided that the Partnership and its Subsidiaries shall not be treated as a Subsidiary of Corporate Taxpayer.

“Subsidiary Stock” means any stock or other equity interest in any Subsidiary of Partnership that is treated as a C corporation for U.S. federal income tax purposes.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive or an alternative basis, and including franchise taxes that are based on or measured with respect to net income or profits, together with any interest, penalties, or additions related to such amounts or imposed in respect thereof under applicable law.

“Tax Return” means any return, filing, declaration, report, questionnaire, information statement, or other document filed or required to be filed with respect to Taxes with any Taxing Authority (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax (whether or not a payment is required to be made with respect to such filing).

“Taxable Year” means a taxable year of Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state, local or non-U.S. Tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after the Closing Date.

“Taxing Authority” shall mean any federal, national, state, county, municipal or other local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising authority in relation to Tax matters.

“TRA Disinterested Majority” means a majority of the directors of the Board who are disinterested as determined by the Board in accordance with the Companies Act with respect to the matter being considered by the Board; provided that to the extent a matter being considered by the Board is required to be considered by disinterested directors under the rules of the securities exchange on which Acquiror Class A Common Stock are then listed, the Securities Act or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.

“TRA Party Representative” means initially Tolerantia, LLC, and thereafter, that TRA Party or a committee of TRA Parties determined from time to time by a plurality vote of the TRA Parties ratably in accordance with their right to receive Early Termination Payments under this Agreement, determined as if all TRA Parties directly holding New Company Common Units had fully Exchanged their New Company Common Units for Acquiror Class A Common Stock or other consideration and Acquiror had exercised its right of early termination on the date of the most recent Exchange.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date,

(a) Corporate Taxpayer will have taxable income sufficient to fully utilize the Tax items arising from the Tax Attributes (other than any items addressed in clause (b)) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, deductions and other Tax items arising from Tax Attributes that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions, further assuming that such applicable future payments would be paid on the due date (including extensions) for filing a Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions would become available,

(b) any loss carryovers generated by deductions arising from any Tax Attributes, which loss carryovers are available in the Taxable Year that includes such Early Termination Date, will be used by the Corporate Taxpayer on a pro rata basis from the Early Termination Date through (A) the scheduled expiration date of such loss carryovers (if any) or (B) if there is no such scheduled expiration date, then the tenth (10th) anniversary of the Early Termination Date,

(c) the U.S. federal income Tax rates, and any state, local, or non-U.S. Tax rates, that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other applicable law as in effect on the Early Termination Date, except to the extent any change to such Tax rates for such Taxable Year has already been enacted into law as of the Early Termination Date, and SOFR that will be in effect for each such Taxable Year will be the rate in effect on the Early Termination Date,

(d) any non-amortizable, non-depreciable Reference Assets (other than any Subsidiary Stock) will be disposed of on the fifteenth (15th) anniversary of an Exchange which gave rise to the applicable Basis Adjustment and any short-term investments will be disposed of twelve (12) months following the Early Termination Date; provided that, in the event of a Change of Control, such non-amortizable, non-depreciable assets shall be deemed disposed of at the time of sale of the relevant asset (if earlier than such fifteenth (15th) anniversary),

(e) any Subsidiary Stock will never be disposed of, and

(f) if, at the Early Termination Date, there are New Company Common Units that have not been Exchanged, then each such New Company Common Unit is Exchanged in a fully taxable transaction for the Market Value of Acquiror Class A Common Stock that would be transferred if the Exchange occurred on the Early Termination Date.

Section 1.2 Other Definitions.

Term	Section
Acquiror	Preamble
Agreement	Preamble
Amended Schedule	2.3(b)
Basis Schedule	2.1
BCA	Recitals
Beneficial Ownership	Definition of Beneficial Owner
Business Combination	Recitals
control	Definition of Affiliate
Corporate Taxpayer	Preamble
Direct Exchange	Recitals
Early Termination Effective Date	4.2
Early Termination Notice	4.2
Early Termination Payment	4.3(b)
Early Termination Schedule	4.2
Exchange	Recitals
Exchange Agreement	Recitals
Expert	7.9
Interest Amount	3.1(b)
Liquidity Exceptions	4.1(b)
Material Objection Notice	4.2
Net Tax Benefit	3.1(b)
Non-TRA Portion	2.2(b)
Objection Notice	2.3(a)
Other Tax Receivable Obligations	3.3(c)
Partnership	Recitals
Reconciliation Dispute	7.9
Reconciliation Procedures	2.3(a)
Section 754 Election	Recitals
Senior Obligations	5.1
Tax Attributes	Recitals
Tax Benefit Payment	3.1(b)
Tax Benefit Schedule	2.2(a)
TRA Parties	Preamble
TRA Portion	2.2(b)

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1 Basis Adjustment. Within three hundred and thirty five (335) calendar days after the end of the Taxable Year of Corporate Taxpayer that includes the Closing Date and each Taxable Year thereafter while this Agreement (or any amended and/or restated version thereof) remains in effect, Acquiror shall deliver to each TRA Party a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (a) the actual Tax basis and the Non-Stepped Up Tax Basis of the Reference Assets as of the Closing Date and each applicable Exchange Date occurring during such Taxable Year, (b) the Basis Adjustment with respect to the Reference Assets Attributable to such TRA Party as a result of the Exchanges effected in such Taxable Year and prior Taxable Years by such TRA Party, calculated in the aggregate, (c) the period (or periods) over which the Reference Assets are amortizable and/or depreciable and (d) the period (or periods) over which each Basis Adjustment in respect of such TRA Party is amortizable and/or depreciable, in each case, calculated in the aggregate for all TRA Parties and solely with respect to the TRA Party to which such Basis Schedule is delivered. All costs and expenses incurred in connection with the provision and preparation of the Basis Schedules and Tax Benefit Schedules for each TRA Party in compliance with this Agreement, as well as the procedures set forth in Section 2.3(b), if applicable, shall be borne by Partnership. Each Basis Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within three hundred and thirty five days (335) calendar days after the end of any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment Attributable to a TRA Party, Acquiror shall provide to such TRA Party a schedule showing, in reasonable detail necessary to perform the calculations required by this Agreement, the calculation of the Tax Benefit Payment, if any, and any Realized Tax Benefit or Realized Tax Detriment, as applicable, Attributable to such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles. Subject to Section 3.3(a), the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology, and this Agreement shall be interpreted in accordance with such intention. For the avoidance of doubt, the Actual Tax Liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code or other applicable law based upon the characterization of Tax Benefit Payments as additional consideration payable by Acquiror for the New Company Common Units acquired in an Exchange. Carryovers or carrybacks of any Tax item attributable to the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local and non-U.S. Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Attribute (“TRA Portion”) and another portion that is not (“Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized, to the extent available, prior to the amount of any TRA Portion, to the extent available (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3). The parties agree that (i) all Tax Benefit Payments (other than the portion of Tax Benefit Payments treated as Imputed Interest) made to transferors in an Exchange will be treated as subsequent upward purchase price adjustments that have the effect of creating additional Basis Adjustments to Reference Assets for Corporate Taxpayer in the Taxable Year of payment, (ii) as a result, such additional Basis Adjustments described in clause (i) will be incorporated into the calculation for the Taxable Year of the applicable payment and into the calculations for subsequent Taxable Years, as appropriate, and (iii) the Actual Tax Liability shall take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest under applicable law.

(c) Administrative Assumptions. For the avoidance of doubt, Acquiror shall be entitled to make reasonable simplifying assumptions in making determinations contemplated by this Agreement, including reasonable assumptions regarding basis recovery periods based on available balance sheet information. Notwithstanding anything to the contrary, to the extent Acquiror reasonably determines (in consultation with its accounting and Tax advisors and the TRA Party Representative) that the administrative burden and costs associated with calculating the Tax Attributes with respect to any subsidiary of Partnership would materially outweigh the Tax Benefit Payment attributable to such Tax Attributes, Acquiror shall be permitted to determine that such Tax Attributes shall not be treated as Tax Attributes for all purposes of this Agreement.

Section 2.3 Procedures, Amendments.

(a) Procedure. Every time Acquiror delivers to a TRA Party an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, Acquiror shall also (x) deliver to such TRA Party supporting schedules, valuation reports, if any, and work papers, as determined by Acquiror or reasonably requested by such TRA Party, providing reasonable detail regarding data and calculations that were relevant for the preparation of the Schedule and (y) allow the TRA Party Representative and its advisors reasonable access to the appropriate representatives at the Acquiror or its advisors, as determined by Acquiror, in connection with the review of such Schedule. Without limiting the generality of the preceding sentence, Acquiror shall ensure that each Tax Benefit Schedule or Early Termination Schedule delivered to a TRA Party, together with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability (the “with” calculation), the Hypothetical Tax Liability (the “without” calculation), and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties are treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (i) within thirty (30) calendar days from such date provides Acquiror with written notice of a material objection (made in good faith) to such Schedule or amendment (“Objection Notice”) or (ii) provides a written waiver of such right to provide any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto shall become binding on the date such waiver is received by Acquiror. Acquiror and the TRA Party Representative shall negotiate in good faith to resolve the issues raised in an Objection Notice; if Acquiror and the TRA Party Representative are unable to successfully resolve such issues within thirty (30) calendar days after receipt by Acquiror of such Objection Notice, Acquiror and the TRA Party Representative shall employ the reconciliation procedures described in Section 7.9 of this Agreement (the “Reconciliation Procedures”). The TRA Party Representative will represent the interests of each of the TRA Parties and shall raise and pursue, in accordance with this Section 2.3(a), any objection to a Schedule or amendment thereto timely given in writing to the TRA Party Representative by a TRA Party.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by Acquiror (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust an applicable Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). Acquiror shall provide an Amended Schedule to each TRA Party within thirty (30) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence. In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a) or, if applicable, Section 7.9, (A) the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the

Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs, and (B) as a result of the foregoing, any increase of the Net Tax Benefit attributable to such Amended Schedule shall not accrue any other interest hereunder until after the due date (without extensions) for filing the Tax return of the Corporate Taxpayer for the Taxable Year in which the amendment actually occurs.

Section 2.4 Tax Classifications; Elections.

(a) Basis Adjustments. The parties to this Agreement acknowledge and agree to treat (A) to the fullest extent permitted by law each Direct Exchange as giving rise to Basis Adjustments and (B) to the fullest extent permitted by law each other Exchange using cash or Acquiror Class A Common Stock contributed to Partnership by Acquiror as a direct purchase of New Company Common Units by Acquiror from the applicable TRA Party pursuant to Section 707(a)(2)(B) of the Code and as giving rise to Basis Adjustments, or similar provisions under applicable non-U.S. Tax law.

(b) Section 754 Election. For the Taxable Year that includes the date hereof and for each Taxable Year in which an Exchange occurs and with respect to which Acquiror has obligations under this Agreement, New GP, in its capacity as the sole managing member of Partnership], shall cause (i) Partnership and (ii) each of Partnership’s direct and indirect Subsidiaries (but only if such indirect Subsidiaries are held only through subsidiaries treated as partnerships or disregarded entities) that is treated as a partnership for U.S. federal income Tax purposes, in each case, to have in effect an election under Section 754 of the Code (and under any similar provisions of applicable state or local or non-U.S. Tax law) for each such Taxable Year to the extent eligible to make such election.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a), or, if applicable, Section 7.9, Acquiror shall pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to such TRA Party. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to Acquiror or as otherwise agreed by Acquiror and such TRA Party. The payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, federal estimated income Tax payments. Notwithstanding anything to the contrary in this Agreement, with respect to each Exchange by or with respect to any TRA Party, if such TRA Party notifies Acquiror in writing of a stated maximum selling price (within the meaning of Treasury Regulations Section 15A.453-1(c)(2)), then the aggregate Tax Benefit Payments to such TRA Party in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price.

(b) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest (to the extent permitted by applicable law and other than amounts accounted for as Imputed Interest) but instead shall be treated as additional consideration for the acquisition of New Company Common Units in the applicable Exchange, unless otherwise required by law. Subject to Section 3.3(a), the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of (i) eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over (ii) the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts);

provided that, without limiting Acquiror’s ability to make offsets against Tax Benefit Payments to the extent permitted by Section 3.4, if there is no such excess (or a deficit exists) no TRA Party shall be required to make a payment (or return a payment) to Acquiror in respect of any portion of any Tax Benefit Payment previously paid by Acquiror to such TRA Party. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the applicable Corporate Taxpayer Return with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a); provided that such interest shall not accrue on the amount of any Net Tax Benefit after the date on which such amount is actually paid to the applicable TRA Party, regardless of whether such payment is made prior to the due date for such payment under Section 3.1(a). The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each Exchange, on a New Company Common Unit by New Company Common Unit basis by reference to the resulting Basis Adjustment to Corporate Taxpayer.

Section 3.2 No Duplicative Payments. No duplicative payment of any amount (including interest) will be required under this Agreement.

Section 3.3 Pro Rata Payments; Coordination of Benefits with Other Tax Receivable Agreements.

(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of Corporate Taxpayer with respect to the Tax Attributes is limited in a particular Taxable Year because Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit for Corporate Taxpayer shall be allocated among all TRA Parties eligible for Tax Benefit Payments under this Agreement in proportion to the respective amounts of Net Tax Benefit that would have been allocated to each such TRA Party if Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

(b) If for any reason (including as contemplated by Section 3.3(a)) Acquiror does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then Acquiror and the TRA Parties agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all parties eligible for Tax Benefit Payments under this Agreement in proportion to the relative amounts of Tax Benefit Payments that would have been allocable to each TRA Party if Acquiror had sufficient cash available to make such Tax Benefit Payments and (ii) no Tax Benefit Payment shall be made in respect of any subsequent Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(c) Any Tax Benefit Payment or Early Termination Payment required to be made by Acquiror to the TRA Parties under this Agreement shall rank senior in right of payment to any principal, interest or other amounts due and payable in respect of any similar agreement (“Other Tax Receivable Obligations”). The effect of any other similar agreement shall not be taken into account in respect of any calculations made hereunder.

Section 3.4 Overpayments. To the extent Acquiror makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year (taking into account Section 3.3) under the terms of this Agreement, then such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone an amount of payments equal to such excess. For clarity, the operation of this Section 3.4 with respect to any particular TRA Party shall not affect the rights or obligations of any other TRA Party under this Agreement.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination and Breach of Agreement.

(a) Acquiror may, with the prior written consent of the TRA Disinterested Majority, terminate this Agreement with respect to all amounts payable to the TRA Parties and with respect to all of the New Company Common Units held by the TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this Agreement shall only terminate upon the receipt of the entire Early Termination Payment by all TRA Parties and payments described in the next sentence, if any, and provided, further, that Acquiror may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the entire Early Termination Payment by Acquiror to all of the TRA Parties, none of the TRA Parties or Acquiror shall have any further payment rights or obligations under this Agreement, other than for any (i) Tax Benefit Payment due and payable that remains unpaid as of the Early Termination Date and (ii) any Tax Benefit Payment due for the Taxable Year ending immediately prior to, ending with or including the date of the Early Termination Notice (except to the extent that the amounts described in clause (i) and this clause (ii) are included in the Early Termination Payment). If an Exchange occurs after Acquiror makes all of the required Early Termination Payments, Acquiror shall have no obligations under this Agreement with respect to such Exchange.

(b) In the event that Acquiror (1) materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code (or other similar law), all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (i) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of such breach, (ii) any Tax Benefit Payment in respect of a TRA Party agreed to by Acquiror and such TRA Party as due and payable but unpaid as of the date of such breach, and (iii) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending immediately prior to, with or including the date of such breach (except to the extent included in clause (i) or clause (ii)); provided, that procedures similar to the procedures of Section 4.3(b) shall apply with respect to the determination of the amount payable by Acquiror pursuant to this sentence. Notwithstanding the foregoing, in the event that Acquiror breaches a material obligation under this Agreement (and, in the case of a breach of a material obligation other than an obligation to make a payment, does not cure such breach reasonably promptly upon notice thereof), each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (i), (ii) and (iii) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if Acquiror fails to make any Tax Benefit Payment when due to the extent that Acquiror (x) has insufficient funds, or cannot make such payment as a result of obligations imposed in connection with any Senior Obligations, and cannot take commercially reasonable actions to obtain sufficient funds, to make such payment or (y) would become insolvent as a result of making such payment (in each case, as determined by the Board in good faith) (clause (x) and this clause (y) together, the “Liquidity Exceptions”); provided that the interest provisions of Section 5.2 shall apply to such late payment and any such payment obligation shall nonetheless accrue for the benefit of the TRA Parties and Acquiror shall make such payment at the first opportunity that the Liquidity Exceptions do not apply, and provided, further, that if the Liquidity Exceptions apply and Acquiror declares or pays any dividend of cash to its shareholders while any Tax Benefit Payment is due and payable and remains unpaid, then the Liquidity Exceptions shall no longer apply. In the case of a breach of a material obligation other than an obligation to make a payment, Acquiror will not be considered to have breached such obligation for purposes of this Section 4.1(b) until Acquiror shall have been provided a reasonable opportunity to cure such breach and shall have failed to cure such breach.

(c) In the event of a Change of Control, all obligations hereunder will be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include, without duplication, (1) the Early Termination Payments calculated with respect to the TRA Parties as if the Early Termination Date is the date of such Change of Control, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the date of such Change of Control, and (3) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending immediately prior to, with or including the date of such Change of Control (except to the extent included in clause (1) or clause (2)). In the event of a Change of Control, (i) the TRA Parties shall be entitled to receive the amounts set forth in clauses (1), (2) and (3) of the preceding sentence, (ii) any Early Termination Payment described in the preceding sentence shall be calculated utilizing the Valuation Assumptions by substituting the phrase “date of a Change of Control” in each place “Early Termination Date” appears and (iii) Section 4.2 and Section 4.3 shall apply, mutatis mutandis, with respect to payments to the TRA Parties upon the Change of Control. Upon payment by Acquiror of the full amount prescribed by this Section 4.1(c) pursuant to a Change of Control, Acquiror shall have no further payment obligations under this Agreement.

Section 4.2 Early Termination Notice. If Acquiror chooses to exercise its right of early termination in accordance with Section 4.1(a) above, Acquiror shall deliver to each TRA Party a notice (the “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying Acquiror’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all TRA Parties are treated as having received such Schedule or amendment thereto under Section 7.1 unless, prior to such thirtieth (30th) calendar day, the TRA Party Representative (a) provides Acquiror with written notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (b) provides a written waiver of such right of a Material Objection Notice, in which case such Schedule will become binding on the date the waiver is received by Acquiror. If Acquiror and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by Acquiror of the Material Objection Notice, Acquiror and the TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule shall become binding in accordance with Section 7.9. The date on which the Early Termination Schedule becomes binding in accordance with this Section 4.2 shall be the “Early Termination Effective Date”.

Section 4.3 Payment upon Early Termination.

(a) Within three (3) Business Days after the Early Termination Effective Date, Acquiror shall pay to each TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by each TRA Party or as otherwise agreed by Acquiror and such TRA Party.

(b) “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by Acquiror beginning from the Early Termination Date and assuming that (i) the Valuation Assumptions in respect of such TRA Party are applied, (ii) for each Taxable Year, the Tax Benefit Payment is paid on the last day of such Taxable Year and (iii) for purposes of calculating the Early Termination Rate, SOFR shall be SOFR as of the date of the Early Termination Notice. For the avoidance of doubt, an Early Termination Payment shall be made to each applicable TRA Party regardless of whether such TRA Party has exchanged all of its New Company Common Units as of the Early Termination Effective Date.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by Acquiror to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of Acquiror (“Senior Obligations”), shall rank senior in right of payment to any principal, interest or other amounts due and payable in respect of any Other Tax Receivable Obligation, and shall rank pari passu with all current or future unsecured obligations of Acquiror that are not Senior Obligations or Other Tax Receivable Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties and Acquiror shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations and Section 5.2 shall apply to such payment. To the extent Acquiror or its Subsidiaries (including Partnership and its Subsidiaries) incur, create or assume any Senior Obligations after the date hereof, Acquiror shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to ensure that such indebtedness permits the amounts payable hereunder to be paid.

Section 5.2 Late Payments by Acquiror. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in Acquiror’s and Partnership’s Tax Matters. Except as otherwise provided in this Agreement, the BCA or the Partnership LPA, Acquiror shall have full responsibility for, and sole discretion over, all Tax matters concerning Corporate Taxpayer and Partnership, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, Acquiror (i) shall notify the TRA Party Representative in writing of the commencement of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of Corporate Taxpayer and Partnership or any of Partnership’s Subsidiaries by a Taxing Authority the outcome of which is reasonably expected to adversely affect the rights and obligations of a TRA Party under this Agreement, and (ii) shall provide to the TRA Party Representative reasonable opportunity to participate in or provide information and other input to Acquiror, Partnership and their respective advisors concerning the conduct of any portion of such audit the outcome of which is reasonably expected to significantly and adversely affect the rights and obligations of a TRA Party under this Agreement; provided, however, that Acquiror and Partnership shall not be required to take any action that is inconsistent with any provision of the Partnership LPA.

Section 6.2 Consistency. Acquiror and the TRA Parties agree to report and cause their respective Affiliates to report for all purposes, including U.S. federal, state, local and non-U.S. Tax purposes and financial reporting purposes, all Tax-related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that set forth in this Agreement or specified by Acquiror in any Schedule (or Amended Schedule, as applicable) required to be provided by or on behalf of Acquiror under this Agreement that is final and binding on the parties unless otherwise required by law. Acquiror shall (and shall cause Partnership and its other Subsidiaries to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule (or Amended Schedule, as applicable) in any audit, contest or similar proceeding with any Taxing Authority.

Section 6.3 Cooperation. Each of the TRA Parties shall (a) furnish to Acquiror in a timely manner such information, documents and other materials as Acquiror may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself and its representatives available to Acquiror to provide explanations of documents and materials and such other information as Acquiror or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and Partnership shall reimburse each such TRA Party for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Acquiror, to:

ProKidney GP Limited

70 Sir John Rogerson’s Quay

Dublin 2, Ireland

Attention: Tim Bertram

Email: Tim.Bertram@prokidney.com

with copies to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Lee Hochbaum

Richard Truesdell

Email: lee.hochbaum@davispolk.com

            richard.truesdell@davispolk.com

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attention: Stuart Leblang Jonathan Pavlich

Email: sleblang@akingump.com

            jpavlich@akingump.com

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Raaj S. Narayan

Email: RSNarayan@WLRK.com

If to the TRA Parties, to the address and other contact information set forth in the records of Partnership from time to time.

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by e-mail transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. The parties hereby agree that this Agreement may be executed by way of electronic signatures and that the electronic signature has the same binding effect as a physical signature. For the avoidance of doubt, the Parties agree that this Agreement, or any part thereof, shall not be denied legal effect, validity or enforceability solely on the ground that it is in the form of an electronic record.

Section 7.3 Entire Agreement; Third Party Beneficiaries. This Agreement (together with all Exhibits and Schedules to this Agreement), the BCA, the Partnership LPA, and the Confidentiality Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) Each TRA Party may assign any of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to Acquiror (the “Joinder Requirement”), agreeing to become a TRA Party for all purposes of this Agreement; provided, however, that to the extent any TRA Party sells, exchanges, distributes, or otherwise transfers New Company Common Units to any Person (other than Acquiror or the Partnership) in accordance with the terms of the Exchange Agreement and/or Partnership LPA, such TRA Party shall have the option to assign to the transferee of such New Company Common Units its rights under this Agreement with respect to such transferred New Company Common Units as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to Acquiror. For the avoidance of doubt, if a TRA Party transfers New Company Common Units in accordance with the terms of the Exchange Agreement and/or Partnership LPA but does not assign to the transferee of such New Company Common Units its rights under this Agreement with respect to such transferred New Company Common Units, such TRA Party shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such New Company Common Units and such transferee may not enforce the provisions of this Agreement. Notwithstanding any other provision of this Agreement, an assignee of only rights to receive a Tax Benefit Payment in connection with an Exchange has no rights under this Agreement other than to enforce its right to receive a Tax Benefit Payment pursuant to this Agreement. Acquiror may not assign any of its rights or obligations under this Agreement to any Person (other than in connection with a Mandatory Assignment) without the prior written consent of the TRA

Party Representative, which consent shall not to be unreasonably withheld, conditioned or delayed. Any purported assignment in violation of the terms of this Section 7.6(a) shall be null and void.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by Acquiror (as determined by the TRA Disinterested Majority) and by the TRA Party Representative and no provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective (or, in the case of a waiver by all TRA Parties, signed by the TRA Party Representative; provided that no such amendment or waiver shall be effective if such amendment or waiver will have a disproportionate and adverse effect on the payments certain TRA Parties will or may receive under this Agreement unless such amendment or waiver is consented in writing by the TRA Parties disproportionately and adversely affected who would be entitled to receive at least majority of the total amount of the Early Termination Payments payable to all TRA Parties disproportionately and adversely affected hereunder if Acquiror had exercised its right of early termination on the date of the most recent Exchange prior to such amendment or waiver (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange)).

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. Acquiror shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Acquiror, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Acquiror would be required to perform if no such succession had taken place (any such assignment, a “Mandatory Assignment”).

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Waiver of Jury Trial, Jurisdiction.

(a) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) Subject to Section 7.9, any proceeding or action based upon, arising out of or related to this Agreement must be brought in the Court of Chancery of the State of Delaware (or, only to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of such proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any proceeding or action brought in accordance with this Section 7.8(b).

Section 7.9 Reconciliation. In the event that Acquiror and the TRA Party Representative are unable to resolve a disagreement with respect to the matters governed by Section 2.3 and 4.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless Acquiror and the TRA Party Representative agree in writing otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with Acquiror or the TRA Party Representative or other actual or potential conflict of interest. If Acquiror and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of the commencement of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by Acquiror, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by Partnership except as provided in the next sentence. Acquiror and the TRA Party Representative shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Party Representative’s position, in which case Acquiror shall reimburse the TRA Party Representative for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts Acquiror’s position, in which case the TRA Party Representative shall reimburse Acquiror for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9, absent manifest error, shall be binding on Acquiror and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. Acquiror shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as Acquiror is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax law; provided, however, that (i) Acquiror shall use commercially reasonable efforts to provide notice to the applicable TRA Party of its intent to deduct and withhold (together with information setting forth the basis for such deduction or withholding) prior to the making of such deductions and withholding payments and (ii) the parties shall reasonably cooperate to minimize or eliminate such deductions or withholding payments to the extent permitted by applicable law, in the case of each of clauses (i) and (ii), other than any deduction or withholding required by reason of such TRA Party’s failure to comply with the last sentence of this Section 7.10. To the extent that amounts are so withheld and timely paid over to the appropriate Taxing Authority by Acquiror, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. Each TRA Party shall promptly provide Acquiror with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested by Acquiror in connection with determining whether any such deductions and withholdings are required under the Code or any provision of state, local or non-U.S. Tax law.

Section 7.11 Consolidated Group Status; Transfers of Corporate Assets.

(a) To the extent Corporate Taxpayer consists or becomes a member of an affiliated, consolidated, combined or unitary group of corporations that files a consolidated, combined or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or non-U.S. Tax law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated, combined or unitary taxable income of the group as a whole.

(b) If any Person the income of which is included in the income of Corporate Taxpayer transfers one or more Reference Assets to an entity the income of which will not be included in the income of Corporate Taxpayer for applicable Tax purposes, such Person, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset (as determined by an independent expert mutually agreed upon by Corporate Taxpayer and the TRA Party Representative, unless such condition is waived by the TRA Party Representative) on a gross basis, i.e., disregarding (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. The transactions described in this Section 7.11(b) shall be taken into account in determining the Realized Tax Benefit or Realized Tax Detriment, as applicable, for such Taxable Year based on the income, gain or loss deemed allocated to Corporate Taxpayer using the Non-Stepped Up Tax Basis of the Reference Assets in calculating its Hypothetical Tax Liability for such Taxable Year and using the actual Tax basis of the Reference Assets in calculating its Actual Tax Liability, determined using the “with and without” methodology. Thus, for example, in determining the Hypothetical Tax Liability of Corporate Taxpayer the taxable income of Corporate Taxpayer shall be determined by treating Partnership as having sold the applicable Reference Asset for its fair market value, recovering any basis applicable to such Reference Asset (using the Non-Stepped Up Tax Basis), while the Actual Tax Liability of Corporate Taxpayer would be determined by recovering the actual Tax basis of the Reference Asset that reflects any Basis Adjustments. For purposes of this Section 7.11(b), a transfer of a partnership interest (including, for the avoidance of doubt, a New Company Common Unit) or an election by any Person the income of which is included in the income of Corporate Taxpayer to be treated as a corporation for U.S. federal income tax purposes (or other applicable provisions of state and local and non-U.S. Tax laws) shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. Notwithstanding the foregoing, after the occurrence of any such transfer as described in the first sentence of this Section 7.11(b), if the Corporate Taxpayer takes actions to ensure that the amount to be received by the TRA Parties hereunder and the timing thereof, taking into account such actions, would be the same amount and timing as if such transfer described in the first sentence Section 7.11(b) did not occur, then this Section 7.11(b) shall not apply with respect to such transfer.

Section 7.12 Confidentiality.

(a) Each TRA Party and each of their respective assignees acknowledges and agrees that the information of Acquiror is confidential and, except in the course of performing any duties as necessary for Acquiror and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in confidence in accordance with this Agreement, and not disclose to any Person, any confidential matters acquired pursuant to this Agreement of Acquiror and its Affiliates and successors, concerning Partnership and its Affiliates and successors or the members of Partnership, learned by the TRA Party heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by Acquiror or any of its Affiliates, becomes public knowledge or is generally known (except as a result of an act of the TRA Party in violation of this Agreement), (ii) the disclosure of information to the extent necessary for the TRA Party to assert its rights hereunder or defend itself in connection with any action or proceeding arising out of, or relating to, this Agreement, (iii) any information that comes into the possession of, or becomes available to, the TRA Party from a source other than Acquiror, its Affiliates or its or their respective representatives (provided that such source is not known by the TRA Party to be bound by a legal, contractual or fiduciary confidentiality obligation not to disclose such information) and (iv) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, each TRA Party and each of their assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons the Tax treatment and Tax structure of Acquiror, Partnership and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the TRA Party relating to such Tax treatment and Tax structure.

(b) If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, Acquiror shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Acquiror or any of its Affiliates and that money damages alone will not provide an adequate remedy. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by the TRA Party upon any Exchange by such TRA Party to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income Tax purposes, or would have other material adverse Tax consequences to such TRA Party, then at the written election of such TRA Party and to the extent specified by such TRA Party, this Agreement (i) shall cease to have further effect with respect to such TRA Party, (ii) shall not apply to an Exchange by such TRA Party occurring after a date specified by such TRA Party, or (iii) shall otherwise be amended in a manner determined by such TRA Party; provided that any such amendment pursuant to clause (iii) shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.14 Independent Nature of TRA Parties’ Rights and Obligations. The obligations of each TRA Party hereunder are several and not joint with the obligations of any other TRA Party, and no TRA Party shall be responsible in any way for the performance of the obligations of any other TRA Party hereunder. The decision of each TRA Party to enter into this Agreement has been made by such TRA Party independently of any other TRA Party. Nothing contained herein, and no action taken by any TRA Party pursuant hereto, shall be deemed to constitute the TRA Parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and Acquiror acknowledges that the TRA Parties are not acting in concert or as a group, and Acquiror will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

Section 7.15 TRA Party Representative.

(a) Without further action of any of Acquiror, the TRA Party Representative or any TRA Party, and as partial consideration in respect of the benefits conferred by this Agreement, the TRA Party Representative is hereby irrevocably constituted and appointed as the TRA Party Representative, with full power of substitution, to take any and all actions and make any decisions required or permitted to be taken by the TRA Party Representative under this Agreement. The TRA Party Representative agrees that with respect to any material notice, information or other communication it receives from Acquiror in its capacity as a TRA Party Representative, it will promptly share such notice, information or communication with each TRA Party.

(b) If at any time the TRA Party Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, upon written notice to Acquiror from the TRA Party Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the TRA Party Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, Acquiror shall reduce the future payments (if any) due to the TRA Parties hereunder pro rata by the amount of such expenses which it shall instead remit directly to the TRA Party Representative (provided that, for applicable Tax purposes, such amounts will be deemed to be distributed first to the TRA Parties and then paid over to the TRA Party Representative by the TRA Parties). In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the TRA Party Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt but without limiting the provisions of this Section 7.15(b), it may do so at any time and from time to time in its sole discretion).

(c) The TRA Party Representative shall not be liable to any TRA Party for any act of the TRA Party Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such TRA Party as a proximate result of the bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment). The TRA Party Representative shall not be liable for, and shall be indemnified by the TRA Parties (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the TRA Party Representative (and any cost or expense incurred by the TRA Party Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, and such liability, loss, damage, penalty, fine, cost or expense shall be treated as an expense subject to reimbursement pursuant to the provisions of subsection (b) above, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment); provided, however, in no event shall any TRA Party be obligated to indemnify the TRA Party Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such TRA Party hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such TRA Party.

(d) Subject to Section 7.6(b), a decision, act, consent or instruction of the TRA Party Representative shall constitute a decision of all TRA Parties and shall be final, binding and conclusive upon each TRA Party, and Acquiror may rely upon any decision, act, consent or instruction of the TRA Party Representative as being the decision, act, consent or instruction of each TRA Party. Acquiror is hereby relieved from any liability to any person for any acts done by Acquiror in accordance with any such decision, act, consent or instruction of the TRA Party Representative.

Section 7.16 BCA Holder Representative Matters. Section 7.6(f) of the BCA is hereby incorporated by reference into this Agreement and, without limiting the generality of the foregoing, each Existing Company Unitholder and Closing Company Unitholder (each, as defined in the BCA and without duplication) hereby acknowledges and agrees that amounts otherwise payable to such Existing Company Unitholder or Closing Company Unitholder hereunder may instead be remitted to the Holder Representative (as defined in the BCA) in the circumstances, and at the times and in the amounts, set forth in such section of the BCA.

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IN WITNESS WHEREOF, Acquiror, the TRA Party Representative and each TRA Party have duly executed this Agreement as of the date first written above.

ACQUIROR

[●]

By:
Name:	[●]
Title:	[●]

[Signature Page – Tax Receivable Agreement]

IN WITNESS WHEREOF, Acquiror, the TRA Party Representative and each TRA Party have duly executed this Agreement as of the date first written above.

TRA PARTY REPRESENTATIVE:

[●]

By:
Name:	[●]
Title:	[●]

By:
Name:	[●]
Title:	[●]

[Signature Page – Tax Receivable Agreement]

IN WITNESS WHEREOF, Acquiror, the TRA Party Representative and each TRA Party have duly executed this Agreement as of the date first written above.

TRA PARTIES:

[●]

(Signature)

[Signature Page – Tax Receivable Agreement]

ANNEX G

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT (this “Agreement”), dated as of [●], by and among [●], a Cayman Islands exempted company limited by shares (formerly known as Social Capital Suvretta Holdings Corp. III) (the “Company”), ProKidney LP, a limited partnership organized under the laws of Ireland (the “Partnership”), acting through its general partner [●], a private limited company incorporated under the laws of Ireland, and the holders, other than the Company (as defined herein), of Common Units (as defined herein) from time to time party hereto.

WHEREAS, the parties hereto desire to provide for the redemption and/or exchange of Paired Interests (as defined herein), on the terms and subject to the conditions set forth herein and the Partnership LPA (as defined herein).

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

SECTION 1.1 Definitions

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Appraiser FMV” means the fair market value of a Class A Common Share as determined by an independent appraiser mutually agreed upon by the Company and the relevant Exchanging Partner (such agreement not to be unreasonably withheld), whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this Agreement. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this Agreement shall be borne by Partnership.

“Board” means the Board of Directors of the Company.

“Business Combination” has the meaning given to such term in the Partnership LPA.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in George Town, Cayman Islands, Dublin, Ireland and/or New York, New York are authorized or required by Law to close.

“Cash Exchange Class A 5-Day VWAP” means the arithmetic average of the VWAP for each of the five (5) consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Notice Date (in the case of an Unrestricted Exchange) or the Exchange Date (in the case of any other Exchange).

“Cash Exchange Notice” has the meaning set forth in Section 2.1(c).

“Cash Exchange Payment” means, with respect to the portion of any Exchange for which a Cash Exchange Notice is delivered by the Company and the Company has elected to make a Cash Exchange Payment in accordance with Section 2.1(c):

(a) if the Class A Common Shares trade on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of: (x) the number of Class A Common Shares that would have been received by the Exchanging Partner in the Exchange for that portion of the Paired Interests subject to a Cash Exchange Notice, had such Paired Interests not been subject to a Cash Exchange Notice and the Partnership or the Company, as applicable, had paid the Stock Exchange Payment with respect to such number of Paired Interests, and (y) the Cash Exchange Class A 5-Day VWAP; or

(b) if Class A Common Shares are not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (x) the number of Class A Common Shares that would have been received by the Exchanging Partner in the Exchange for that portion of the Paired Interests subject to a Cash Exchange Notice, had such Paired Interests not been subject to a Cash Exchange Notice and the Partnership or the Company, as applicable, had paid the Stock Exchange Payment with respect to such number of Paired Interests, and (y) the Appraiser FMV of one (1) Class A Common Share that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Certificate Delivery” means, in the case of any Class B Common Shares to be transferred and surrendered by an Exchanging Partner in connection with an Exchange which are represented by a certificate or certificates, the process by which the Exchanging Partner shall also present and surrender such certificate or certificates representing such Class B Common Shares during normal business hours at the principal executive offices of the Company, or if any agent for the registration or transfer of Class B Common Shares is then duly appointed and acting, at the office of such transfer agent, along with any instruments of transfer reasonably required by the Company or such transfer agent, as applicable, duly executed by the Exchanging Partner or the Exchanging Partner’s duly authorized representative.

“Change of Control” has the meaning given to such term in the Tax Receivable Agreement; provided, that, for the avoidance of doubt, any event that constitutes both a Pubco Offer and a Change of Control of the Company shall be considered a Pubco Offer for purposes of this Agreement.

“Class A Common Shares” means the Class A ordinary shares of the Company, par value $0.0001 per share.

“Class B Common Shares” means the Class B ordinary shares of the Company, par value $0.0001 per share.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission, including any Governmental Entity succeeding to the functions thereof.

“Common Units” means the units of the Partnership designated as a “Common Unit” pursuant to the Partnership LPA.

“Company” has the meaning set forth in the Preamble.

“Conversion Date” has the meaning set forth in the Partnership LPA.

“Direct Exchange” has the meaning set forth in Section 2.6 of this Agreement.

“Direct Exchange Election Notice” has the meaning set forth in Section 2.6 of this Agreement.

“Exchange” has the meaning set forth in Section 2.1(a) of this Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Blackout Period” means (i) any “black out” or similar period under the Company’s policies covering trading in the Company’s securities to which the applicable Exchanging Partner is subject (or will be subject at such time as it owns Class A Common Shares), which period restricts the ability of such Exchanging Partner to immediately resell Class A Common Shares to be issued to such Exchanging Partner in connection with a Stock Exchange Payment and (ii) the period of time commencing on (x) the date of the declaration of a dividend by the Company and ending on the first day following (y) the record date determined by the board of directors of the Company with respect to such dividend declared pursuant to clause (x), which period of time shall be no longer than 10 Business Days; provided that in no event shall an Exchange Blackout Period which respect to clause (ii) of the definition hereof occur more than four (4) times per calendar year.

“Exchange Date” means, subject in all cases to the provisions of Section 2.2(a) hereof, in the case of any Unrestricted Exchange, the date that is five (5) Business Days after the date the Exchange Notice is given pursuant to Section 2.1(b), unless the Exchanging Partner submits a written request to extend such date and the Company in its sole discretion agrees in writing to such extension, and in any other case, the Quarterly Exchange Date; provided, that if the Exchange Date for any Exchange with respect to which the Company elects to make a Stock Exchange Payment would otherwise fall within any Exchange Blackout Period, then the Exchange Date shall occur on the next Business Day following the end of such Exchange Blackout Period; provided, further, that in the event the Company is required under the terms of this Agreement, or otherwise elects, to make a Stock Exchange Payment, the Exchange may be conditioned (including as to timing) by the Exchanging Partner on the closing of an underwritten distribution of the Class A Common Shares that may be issued in connection with such proposed Exchange.

“Exchange Notice” has the meaning set forth in Section 2.1(b) of this Agreement.

“Exchange Notice Date” means, with respect to an Exchange, the date the applicable Exchange Notice is delivered in accordance with Section 2.1(b).

“Exchange Notice Date Value” means, in the case of an Exchange (other than an Unrestricted Exchange), the arithmetic average of the VWAP for each of the five (5) consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Notice Date.

“Exchange Rate” means, at any time, the number of Class A Common Shares for which a Paired Interest is entitled to be exchanged at such time. On the date of this Agreement, the Exchange Rate shall be 1 for 1, subject to adjustment pursuant to Section 2.4 hereof.

“Exchanged Units” means any Common Units to be Exchanged (as part of a Paired Interest) for the Cash Exchange Payment or Stock Exchange Payment, as applicable, on the applicable Exchange Date.

“Exchanging Partner” means, with respect to any Exchange, the Partnership Unitholder exchanging Units pursuant to Section 2.1(a) of this Agreement.

“General Partner” has the meaning given to such term in the Partnership LPA.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“HSR Act” has the meaning given to such term in Section 2.1(b) of this Agreement.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation, determination, guidance or governmental order, in each case, of any Governmental Entity.

“Lock-Up Agreement” means that certain Lock-Up Agreement, dated as of the date hereof, by and among the Company and the other parties thereto, as such agreement may be amended from time to time.

“National Securities Exchange” means a securities exchange that has registered with the Commission under Section 6 of the Exchange Act.

“Paired Interest” means one Common Unit and one Class B Common Share.

“Partnership” has the meaning set forth in the preamble.

“Partnership LPA” means the Second Amended and Restated Limited Partnership Agreement of the Partnership, dated on or about the date hereof, as such agreement may be amended from time to time.

“Partnership Unitholder” means each partner in the Partnership who is also a holder of one or more Common Units that may from time to time be a party to this Agreement.

“Permitted Exchange Event” means any of the following events, which has or is occurring, or is otherwise satisfied, as of the Exchange Date:

(i) the Exchange is part of one or more Exchanges by a Partnership Unitholder and any related persons (within the meaning of Section 267(b) or 707(b)(1) of the Code) that is part of a “block transfer” within the meaning of Treasury Regulations Section 1.7704-1(e)(2) (for this purpose, treating the General Partner as a “general partner” within the meaning of Treasury Regulations Section 1.7704-1(k)(1)) (a “Block Transfer”);

(ii) the Exchange is in connection with a Pubco Offer or Change of Control; provided that any such Exchange pursuant to this clause (ii) shall be effective immediately prior to the consummation of the closing of the Pubco Offer or Change of Control date (and, for the avoidance of doubt, shall not be effective if such Pubco Offer is not consummated or Change of Control does not occur); or

(iii) The Exchange is permitted by the Company, in its sole discretion, in connection with circumstances not otherwise set forth herein, if the General Partner determines, after consultation with its outside legal counsel and tax advisor, that the Partnership would not be treated as a “publicly traded partnership” under Section 7704 of the Code (or any successor or similar provision) as a result of or in connection with such Exchange.

“Permitted Transferee” has the meaning given to such term in Section 3.1 of this Agreement.

“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Private Placement Safe Harbor” means the “private placement” safe harbor set forth in Treasury Regulations Section 1.7704-1(h).

“PubCo Board” has the meaning given to such term in the Partnership LPA.

“Pubco Offer” has the meaning set forth in Section 2.7 of this Agreement.

“Quarterly Exchange Date” means, either (x) for each fiscal quarter, the first (1st) Business Day occurring after the sixtieth (60th) day after the expiration of the applicable Quarterly Exchange Notice Period or (y) such other date as the Company shall determine in its sole discretion; provided that such date is at least sixty (60) days after the expiration of the Quarterly Exchange Notice Period; provided, further, that the Company shall use commercially reasonable efforts to ensure that at least one Quarterly Exchange Date occurs each fiscal quarter.

“Quarterly Exchange Date Value” means the arithmetic average of the VWAP for each of the five (5) consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Date; provided, that, if such an Exchange (other than an Unrestricted Exchange) is in connection with a Secondary Offering or other negotiated transaction, the Quarterly Exchange Date Value shall be the per share price of Class A Common Shares in such transaction.

“Quarterly Exchange Notice Period” means, for each fiscal quarter, the period commencing on the third (3rd) Business Day after the day on which the Company releases its earnings for the prior fiscal period, beginning with the first such date that falls on or after the waiver or expiration of any contractual lock-up period relating to the shares of the Company that may be applicable to a Partnership Unitholder (or such other date within such quarter as the Company shall determine in its sole discretion) and ending ten (10) Business Days thereafter. Notwithstanding the foregoing, the Company may change the definition of Quarterly Exchange Notice Period with respect to any Quarterly Exchange Notice Period scheduled to occur in a calendar quarter subsequent to the then-current calendar quarter, if (x) the revised definition provides for a Quarterly Exchange Notice Period occurring at least once in each calendar quarter, (y) the first Quarterly Exchange Notice Period pursuant to the revised definition will occur no less than 10 Business Days from the date written notice of such change is sent to each Partnership Unitholder (other than the Company) and (z) the revised definition, together with the revised Quarterly Exchange Date resulting therefrom, do not materially adversely affect the ability of the Partnership Unitholders to exercise their Exchange rights pursuant to this Agreement.

“Redemption” has the meaning set forth in Section 2.1(a) of this Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and among the Company and the other parties thereto.

“Restricted Common Unit” has the meaning set forth in the Partnership LPA.

“Retraction Notice” has the meaning set forth in Section 2.1(d) of this Agreement.

“Secondary Offering” has the meaning set forth in Section 2.1(e) of this Agreement.

“Secondary Offering Paired Interests” has the meaning set forth in Section 2.1(a) of this Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Stock Exchange Payment” means, with respect to the portion of any Exchange for which a Cash Exchange Notice is not delivered by the Company, on behalf of the Partnership, a number of Class A Common Shares equal to the product of the number of Exchanged Units multiplied by the Exchange Rate.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of the date hereof, by and among the Company and the other parties thereto.

“Taxing Authority” has the meaning set forth in the Tax Receivable Agreement.

“Tolerantia Consent” means the consent of Tolerantia, LLC to an Exchange, which consent shall be deemed standing until Tolerantia, LLC provides written notice to the Partnership and the Company that such standing consent is no longer applicable for tax, regulatory or other purposes, after which such consent shall mean the written consent of Tolerantia, LLC provided to the Company and the Partnership in connection with such Exchange.

“Trading Day” means a day on which the Trading Market is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Trading Market” means the Nasdaq Stock Market or such other principal United States securities exchange on which Class A Common Shares are listed, quoted or admitted to trading.

“Unrestricted Exchanges” means any Exchange that is in connection with a Permitted Exchange Event or that occurs during a period in which the Partnership meets the requirements of the Private Placement Safe Harbor.

“Vesting Event” has the meaning set forth in the Partnership Agreement.

“VWAP” means the daily per share volume-weighted average price of Class A Common Shares on the Trading Market, as displayed under the heading “Bloomberg VWAP” on the Bloomberg page designated for Class A Common Shares (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a Class A Common Share on such Trading Day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per Class A Common Share, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by the Company).

ARTICLE II

SECTION 2.1 Exchange Procedure

(a) From and after the waiver or expiration of any contractual lock-up period (including pursuant to the Lock-Up Agreement) relating to the shares of the Company that may be applicable to a Partnership Unitholder following the date of the consummation of the Business Combination, each Partnership Unitholder (other than the Company) shall, with Tolerantia Consent, be entitled, upon the terms and subject to the conditions hereof, to surrender Paired Interests to the Partnership and the Company, as applicable, in exchange for the delivery by Partnership of the Stock Exchange Payment or, at the election of the Company, the Cash Exchange Payment (such exchange, a “Redemption” and, together with a Direct Exchange (as defined below), an “Exchange”); provided, that (absent a waiver by the General Partner) any such Exchange is for a minimum of the lesser of (i) 10,000 Common Units (which minimum shall be equitably adjusted in accordance with any adjustments to the Exchange Rate) and (ii) all of the Common Units held by such Partnership Unitholder; provided, further, that in the event that an Exchanging Partner is participating in an underwritten offering or other block sale of Class A Common Shares following such Exchange and a portion of its Paired Interests are being surrendered to the Partnership or the Company, as applicable, in furtherance thereof (such portion, the “Secondary Offering Paired Interests”), then the Partnership and the Company shall settle the Exchange of such Secondary Offering Paired Interests by delivery of a Stock Exchange Payment hereunder.

(b) A Partnership Unitholder shall exercise its right to make an Exchange as set forth in Section 2.1(a) above by delivering to the Partnership, with a copy to the Company, a written election of exchange in respect of the Paired Interests to be exchanged substantially in the form of Exhibit A hereto (an “Exchange Notice”) in accordance with this Section 2.1(b). A Partnership Unitholder may deliver an Exchange Notice with respect to an Unrestricted Exchange at any time, and, in any other case, during the Quarterly Exchange Notice Period preceding the desired Exchange Date. An Exchange Notice with respect to an Unrestricted Exchange may specify that the Exchange is to be contingent (including, without limitation, as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the Class A Common Shares into which the Paired Interests are exchangeable, or contingent (including, without limitation, as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which such Class A Common Shares would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property. Notwithstanding anything to the contrary contained in this

Agreement, if, in connection with an Exchange in accordance with this Section 2.1, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), then the Exchange Date with respect to all Paired Interests which would be exchanged into Class A Common Shares resulting from such Exchange shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such Exchange shall automatically occur without any further action by the holders of any such Paired Interests. Each of the Partnership Unitholders and the Company agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by Partnership.

(c) Subject to Sections 2.1(a) and 2.2(a), within three (3) Business Days of the giving of an Exchange Notice, the Company may elect that all or a portion of the Exchange is settled in cash (in lieu of Class A Common Shares) in an amount equal to the Cash Exchange Payment by giving written notice of such election to the Partnership and the Exchanging Partner within such three (3) Business Day period (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the Paired Interests which will be exchanged for cash in lieu of Class A Common Shares. Any portion of the Exchange not settled for a Cash Exchange Payment shall be settled for a Stock Exchange Payment. At any time following the giving of a Cash Exchange Notice and prior to the Exchange Date, the Company may elect (exercisable by giving written notice of such election to the Exchanging Partner) to revoke the Cash Exchange Notice with respect to all or any portion of the Paired Interests and make the Stock Exchange Payment with respect to any such Paired Interests on the Exchange Date.

(d) The Exchanging Partner may elect to retract its Exchange Notice with respect to an Unrestricted Exchange by giving written notice of such election to the Partnership, with a copy to the Partnership, no later than (1) Business Day prior to the Exchange Date. Subject to the terms of this Section 2.1(d), an Exchanging Partner may deliver an Exchange Notice with respect to an Exchange (other than an Unrestricted Exchange) during the Quarterly Exchange Notice Period which conditions such Exchange upon the Quarterly Exchange Date Value being equal to or greater than ninety percent (90%) of the Exchange Notice Date Value and if such requirement is not met, then the Exchanging Partner may elect to retract its Exchange Notice by giving written notice of such election to the Partnership, with a copy to the Company, no later than 12:00 p.m. (New York time) on the Trading Day preceding the Exchange Date (a “Retraction Notice”). The delivery of a Retraction Notice shall terminate all of the Exchanging Partner’s, the Company’s and the Partnership’s rights and obligations under this Article II arising from such retracted Exchange Notice (but not, for the avoidance of doubt, from any Exchange Notice not retracted or that may be delivered in the future); provided, that an Exchanging Partner may deliver a Retraction Notice only twice in each twelve (12)-month period (and any additional Retraction Notice delivered by such Exchanging Partner within such twelve (12)-month period shall be deemed null and void ab initio and ineffective with respect to the revocation of the Exchange specified therein).

(e) Notwithstanding anything to the contrary in this Agreement, if the Company closes an underwritten distribution of the Class A Common Shares and the Partnership Unitholders (any of them alone, or together with the Company) were entitled to resell Class A Common Shares in connection therewith (by the exercise by such Partnership Unitholders of Exchange rights or otherwise) (a “Secondary Offering”), then, except as provided in the following proviso, the immediately succeeding Quarterly Exchange Date shall be automatically cancelled and of no force or effect (and no Partnership Unitholder shall be entitled to deliver a Quarterly Exchange Date Notice with respect to an Exchange that is not an Unrestricted Exchange in respect of such Quarterly Exchange Date); provided, that the Company and the Partnership may effect an Exchange if the General Partner determines (in its reasonable discretion), after consultation with its legal counsel and tax advisors, that such Exchange, together with any other Exchanges that have occurred or are expected to occur, would not be reasonably likely to result in the Partnership being treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Notwithstanding anything to the contrary in this Agreement (a) for such periods that the Partnership does not meet the requirements of the Private Placement Safe Harbor, any Secondary Offering (other than that pursuant to which all Exchanges are Unrestricted Exchanges) shall only be undertaken if, during the applicable taxable year, the total number of Quarterly Exchange Dates and prior Secondary Offerings (other than any pursuant to which all Exchanges are Unrestricted Exchanges) on which Exchanges occur is three (3) or fewer and (b) the Partnership and the Company shall not be deemed to have failed to comply with their respective obligations under the Registration Rights Agreement, if a Secondary Offering cannot be undertaken due to the restriction set forth in the preceding clause (a).

(f) Notwithstanding anything to the contrary contained in this Agreement or the Partnership Agreement, no Restricted Common Unit shall be permitted to be treated as an Exchanged Unit hereunder, and in no event shall the Partnership or the Company effect an Exchange of a Paired Interest that includes a Restricted Common Unit unless and until a Vesting Event and Conversion Date has occurred with respect to such Restricted Common Unit and it has been converted to a Common Unit in accordance with the terms of the Partnership Agreement. For the avoidance of doubt and without limiting the immediately foregoing sentence, in the event a Vesting Event, Conversion Date and conversion into Common Unit has occurred in respect of a Restricted Common Unit, such then converted Common Unit shall be treated as an Exchanged Unit for all purposes hereunder and the Partnership and the Company may effect an Exchange of such then converted Common Unit (as part of a Paired Interest) in accordance with this Agreement and the Partnership LPA.

SECTION 2.2 Exchange Payment

(a) The Exchange shall be consummated on the Exchange Date; provided that, in the event that an Exchange Notice with respect to an Unrestricted Exchange is delivered pursuant to Section 2.1(b) and specifies that it is predicated upon the settlement of an Exchange of Paired Interests sooner than on the Exchange Date, the Company and the Partnership shall use their respective commercially reasonable efforts to consummate the Exchange on the date specified in such Exchange Notice, which shall thereafter be deemed the Exchange Date for purposes of such Exchange; provided further that, notwithstanding anything to the contrary contained in this Agreement, in the event that an Exchange Notice is delivered in connection with a Secondary Offering or a block sale pursuant to Rule 144 of the Securities Act or other then available exemption from registration thereunder that is not an underwritten distribution but is an Unrestricted Exchange, and the Company has at least three (3) Business Days’ notice prior to the settlement date thereof, the Exchange Date shall be the settlement date of such Secondary Offering or such block sale and the Exchange shall be consummated no later than the settlement of such Secondary Offering or such block sale on such date.

(b) In connection with any Exchange, the Exchanging Partner shall make any applicable Certificate Delivery requested or required by the Company.

(c) On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of a Redemption, (i) the Company shall contribute to the Partnership, for delivery to the Exchanging Partner (x) the Stock Exchange Payment with respect to any Paired Interests not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Paired Interests subject to a Cash Exchange Notice, (ii) the Exchanging Partner (A) shall surrender the Exchanged Units to the Partnership, free and clear of all liens and encumbrances, and the Partnership shall cancel such Exchanged Units and (B) transfer and surrender the corresponding number of Class B Common Shares to the Company, free and clear of all liens and encumbrances, and the Company shall cancel such Class B Common Share, (iii) the Partnership shall issue to the Company a number of Common Units equal to the number of Exchanged Units surrendered pursuant to the preceding clause (ii), (iv) solely to the extent necessary in connection with a Redemption, the Company shall undertake all actions, including, without limitation, an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Common Shares to maintain a one-to-one ratio (or such other ratio then in effect) between the number of Common Units owned by the Company, directly or indirectly, and the number of outstanding Class A Common Shares, taking into account the issuance in the preceding clause (iii), any Stock Exchange Payment and any other action taken in connection with this Section 2.2, and (v) the Partnership shall transfer to the Exchanging Partner the Cash Exchange Payment and/or the Stock Exchange Payment, as applicable.

(d) On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of a Direct Exchange, (i) the Company shall deliver to the Exchanging Partner, (x) the Stock Exchange Payment with respect to any Paired Interests not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Paired Interests subject to a Cash Exchange Notice, (ii) the Exchanging Partner shall transfer to the Company the Exchanged Units and the corresponding Class B Common Shares (it being understood that (A) the Company shall cancel the surrendered Class B Common Shares and (B) the Exchanged Units shall remain outstanding and the Company shall be treated for all purposes of this Agreement as the owner of such Exchanged Units), in each case free and clear of all liens and encumbrances, and (iii) solely to the extent necessary in connection with a Direct Exchange, the Company shall undertake all actions, including, without limitation, an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Common Shares to maintain a one-to-one ratio (or such other ratio then in effect) between the number of Common Units owned by the Company, directly or indirectly, and the number of outstanding Class A Common Shares, taking into account any Stock Exchange Payment and any other action taken in connection with this Section 2.2.

(e) Upon the Exchange of all of a Partnership Unitholder’s Common Units and Restricted Common Units, such Partnership Unitholder shall cease, in accordance with the terms of the Partnership LPA, to be a Partner (as such term is defined in the Partnership LPA) of the Partnership.

SECTION 2.3 Expenses and Restrictions.

(a) Except as expressly set forth in this Agreement, the Partnership and each Exchanging Partner shall bear its own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that the Partnership shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any Class A Common Shares are to be issued in a name other than that of the Partnership Unitholder that requested the Exchange, then such Partnership Unitholder and/or the person in whose name such shares are to be issued shall pay to the Partnership the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Partnership that such tax has been paid or is not payable.

(b) Notwithstanding anything to the contrary herein, to the extent that the Partnership is otherwise eligible for the Private Placement Safe Harbor in any taxable year, the Company and the Partnership shall use commercially reasonable efforts to restrict issuances of Common Units in an amount sufficient for the Partnership to continue to be eligible for the Private Placement Safe Harbor, and, to the extent that the Company or the Partnership determines that the Partnership does not meet the requirements of the Private Placement Safe Harbor at any point in any taxable year, the Company or the Partnership may impose such additional restrictions on Exchanges (other than Exchanges that are Secondary Offerings) during such taxable year as the Company or the Partnership may determine to be necessary or advisable so that the Partnership is not treated as a “publicly traded partnership” under Section 7704 of the Code; provided, that the restrictions imposed pursuant to this sentence shall not apply to any Unrestricted Exchange. Notwithstanding anything to the contrary herein, no Exchange shall be permitted (and, if attempted, shall be void ab initio) if, in the good faith determination of the Company or of the Partnership, such an Exchange would pose a material risk that the Partnership would be a “publicly traded partnership” under Section 7704 of the Code; provided, however, that this sentence shall not apply to prohibit a Block Transfer unless a change in applicable Law after the date of the signing of the Business Combination Agreement (as defined in the Partnership LPA) modifies the application or availability of Treasury Regulations Section 1.7704-1(e)(2).

(c) For the avoidance of doubt, and notwithstanding anything to the contrary herein, a Partnership Unitholder shall not be entitled to effect an Exchange (other than an Exchange in connection with settlement of a Secondary Offering or other Block Transfer) to the extent the Company reasonably determines in good faith that such Exchange (i) would be prohibited by law or regulation (including, without limitation, the unavailability of any requisite registration statement filed under the Securities Act, or any exemption from the registration requirements thereunder), or (ii) would not be permitted under any other agreements with the Company or its subsidiaries to which such Partnership Unitholder is party (including, without limitation, the Partnership LPA) or any written policies of the Company related to unlawful or inappropriate trading applicable to its directors, officers or other personnel.

(d) The Company may adopt reasonable procedures for the implementation of the exchange provisions set forth in this Article II, including, without limitation, procedures for the giving of notice of an election of exchange.

SECTION 2.4 Adjustment. The Exchange Rate shall be adjusted accordingly if there is: (a) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Common Units that is not accompanied by an identical subdivision or combination of the Class A Common Shares or (b) any subdivision (by any share or stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse share or stock split, reclassification, reorganization, recapitalization or otherwise) of the Class A Common Shares that is not accompanied by an identical subdivision or combination of the Common Units. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Shares are converted or changed into another security, securities or other property, then upon any subsequent Exchange, an Exchanging Partner shall be entitled to receive the amount of such security, securities or other property that such Exchanging Partner would have received if such Exchange had occurred immediately prior to the effective time of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any share or stock split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse share or stock split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. Except as may be required in the immediately preceding sentence, no adjustments in respect of distributions shall be made upon the exchange of any Common Unit.

SECTION 2.5 Class A Common Shares to be Issued.

(a) The Company shall at all times reserve and keep available out of its authorized but unissued Class A Common Shares, solely for the purpose of issuance upon an Exchange, such number of Class A Common Shares as may be issued upon any such Exchange; provided, that nothing contained herein shall be construed to preclude the Company and the Partnership from satisfying its obligations in respect of the Exchange of the Paired Interests by the sale of Class A Common Shares which are held in the treasury of the Company or are held by the Partnership or any of their subsidiaries or by the issuance/sale of purchased Class A Common Shares (which may or may not be held in the treasury of the Company or held by any subsidiary thereof), or by delivery of the Cash Exchange Payment in accordance with the terms hereof. The Company covenants that all Class A Common Shares issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable.

(b) The Company and the Partnership shall at all times ensure that the execution and delivery of this Agreement by each of the Company and the Partnership and the consummation by each of the Company and the Partnership of the transactions contemplated hereby (including, without limitation, the issuance of the Class A Common Shares) have been duly authorized by all necessary corporate or limited liability company or partnership action, as the case may be, on the part of the Company and the Partnership, including, but not limited to, all actions necessary to ensure that the acquisition of Class A Common Shares pursuant to the transactions contemplated hereby, to the fullest extent of the PubCo Board’s power and authority and to the extent permitted by law, shall not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.

(c) The Company covenants and agrees that, to the extent that a registration statement under the Securities Act is effective and available for Class A Common Shares to be issued with respect to any Exchange, shares that have been registered under the Securities Act shall be issued in respect of such Exchange. In the event that any Exchange in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Partnership Unitholder requesting such Exchange, the Company shall use commercially reasonable efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. The Class A Common Shares to be issued following completion of an Exchange may, in the sole discretion of the Company, be restricted and/or legended securities to the extent required under the Securities Act, the regulations promulgated thereunder or any other applicable federal or state securities laws. The Company shall use commercially reasonable efforts to list the Class A Common Shares required to be issued upon the Exchange prior to such issue upon each national securities exchange or inter-dealer quotation system upon which the outstanding Class A Common Shares may be listed or traded at the time of such issue.

SECTION 2.6 Direct Exchange. Notwithstanding anything to the contrary in this Article II, the Company may, in its sole and absolute discretion, elect to effect on the Exchange Date the Exchange of Paired Interests for the Cash Exchange Payment and/or the Stock Exchange Payment, as the case may be (and subject to the terms of Section 2.2(a), (c) and (d)), through a direct exchange of such Paired Interests between the Exchanging Partner and the Company (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 2.6, the Company shall acquire the Exchanged Units (which shall remain outstanding) and the Company shall be treated for all purposes of this Agreement as the owner of such Exchanged Units; provided, that, any such election by the Company shall not relieve the Partnership of its obligation arising with respect to such applicable Exchange Notice. The Company may, at any time prior to an Exchange Date, deliver written notice (an “Direct Exchange Election Notice”) to the Partnership and the Exchanging Partner setting forth its election to exercise its right to consummate a Direct Exchange; provided, that such election does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. A Direct Exchange Election Notice may be revoked by the Company at any time; provided, that any such revocation does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. The right to consummate a Direct Exchange in all events shall be exercisable for all of the Paired Interests that would otherwise have been subject to an Exchange. Except as otherwise provided in this Section 2.6, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated had the Company not delivered a Direct Exchange Election Notice.

SECTION 2.7 Pubco Offer or Change of Control.

(a) In the event that a tender offer, share exchange offer, take-over bid, recapitalization or similar transaction with respect to any Class A Common Shares (a “Pubco Offer”) is proposed by the Company or is proposed to the Company or its shareholders and approved by the PubCo Board or is otherwise effected or to be effected with the consent or approval of the PubCo Board or the Company will undergo a Change of Control, the Partnership Unitholders shall be permitted to deliver an Exchange Notice (which Exchange Notice shall be effective immediately prior to the consummation of such Pubco Offer or Change of Control (and, for the avoidance of doubt, shall be contingent upon such Pubco Offer or Change of Control and not be effective if such Pubco Offer or Change of Control is not consummated)). In the case of a Pubco Offer proposed by the Company, the Company will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Partnership Unitholders to participate in such Pubco Offer to the same extent or on an economically equivalent basis as the holders of Class A Common Shares without discrimination (but excluding, for the avoidance of doubt, the Partnership Unitholders’ rights under the Tax Receivable Agreement in determining whether such participation is on an economically equivalent basis).

(b) The Company shall send written notice to the Partnership and the Partnership Unitholders at least thirty (30) Business Days prior to the closing date of the transactions contemplated by the Pubco Offer or the Change of Control notifying them of their rights pursuant to this Section 2.7, and setting forth, in the case of a

Pubco Offer, (i) a copy of the written proposal or agreement pursuant to which the Pubco Offer will be effected, (ii) the consideration payable in connection therewith, (iii) the terms and conditions of transfer and payment and (iv) the date and location of and procedures for selling Common Units and Restricted Common Units (if applicable), or in the case of a Change of Control, (x) a description of the event constituting the Change of Control, (y) the date of the Change of Control, and (z) a copy of any written proposals or agreement relating thereto. In the event that the information set forth in such notice changes from that set forth in the initial notice, a subsequent notice shall be delivered by the Company as promptly as reasonably practicable, but in any event no less than five (5) days prior to the closing of the Pubco Offer or Change of Control.

ARTICLE III

SECTION 3.1 Additional Partnership Unitholders. To the extent a Partnership Unitholder validly transfers any or all of such holder’s Common Units to another person in a transaction in accordance with, and not in contravention of, the Partnership LPA, the Lock-Up Agreement and any other agreement or agreements with the Company or any of its subsidiaries to which a transferring Partnership Unitholder may be party, then such transferee (each, a “Permitted Transferee”) shall execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B hereto, whereupon such Permitted Transferee shall become a Partnership Unitholder hereunder. To the extent the Partnership issues Common Units in the future, the Partnership shall be entitled, in its sole discretion, to make any holder of such Common Units a Partnership Unitholder hereunder through such holder’s execution and delivery of a joinder to this Agreement, substantially in the form of Exhibit B hereto.

SECTION 3.2 Addresses and Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 3.2):

(a)	If to the Company, to:

[●]

[●]

Attention: [●]

Email: [●]

(b)	If to the Partnership, to:

[●]

[●] Attention: [●]

Email: [●]

(c) If to any Partnership Unitholder, to the address or other contact information set forth in the records of the Partnership from time to time.

SECTION 3.3 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

SECTION 3.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns. No Partnership Unitholder may assign its rights under this Agreement without the consent of the Company and the Partnership.

SECTION 3.5 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 3.6 Amendment. The provisions of this Agreement may be amended only by the affirmative vote or written consent of each of (i) the Company (with the approval of the majority of the disinterested members of the PubCo Board), (ii) the Partnership and (iii) Partnership Unitholders holding at least a majority of the then outstanding Common Units (excluding Common Units held by the Company); provided that, for purposes of this clause (iii), in addition to the consent required by clauses (i) and (ii), no amendment may materially, disproportionately and adversely affect the rights of a Partnership Unitholder (other than the Company and its subsidiaries) without the consent of such Partnership Unitholder (or, if there is more than one such Partnership Unitholder that is so affected, without the consent of a majority in interest of such affected Partnership Unitholders (other than the Company and its subsidiaries) in accordance with their holdings of Common Units).

SECTION 3.7 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

SECTION 3.8 Submission to Jurisdiction; Waiver of Jury Trial.

(a) Any and all disputes which cannot be settled amicably with respect to this Agreement, including, without limitation, any action (at law or in equity), claim, litigation, suit, arbitration, hearing, audit, review, inquiry, proceeding, investigation or ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement or any matter arising out of or in connection with this Agreement and the rights and obligations arising hereunder or thereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder or thereunder brought by a party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Chancery Court, or if such court shall not have jurisdiction, any federal court located in the State of Delaware, or, if neither of such courts shall have jurisdiction, any other Delaware state court. Each of the parties hereby irrevocably submits with regard to any such dispute for itself and in respect of its property, generally and unconditionally, to the sole and exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any dispute relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each party irrevocably consents to service of process in any dispute in any of the aforesaid courts by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight delivery service, to such party at such party’s address referred to in Section 3.2. Each party hereby irrevocably and unconditionally waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action brought by any party with respect to this Agreement (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 3.8; (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); or (iii) any objection which such party may now or hereafter have (A) to the laying of venue of any of the aforesaid actions arising out of or in connection with this Agreement brought in the courts referred to above; (B) that such action brought in any such court has been brought in an inconvenient forum and (C) that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts.

(b) To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such party’s property, each such party hereby irrevocably waives such immunity in respect of such party’s obligations with respect to this Agreement.

(c) EACH PARTY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY AGREEING TO THE CHOICE OF DELAWARE LAW TO GOVERN THIS AGREEMENT AND TO THE JURISDICTION OF DELAWARE COURTS IN CONNECTION WITH PROCEEDINGS BROUGHT HEREUNDER. THE PARTIES INTEND THIS TO BE AN EFFECTIVE CHOICE OF DELAWARE LAW AND AN EFFECTIVE CONSENT TO JURISDICTION AND SERVICE OF PROCESS UNDER 6 DEL. C. § 2708.

(d) EACH PARTY, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

SECTION 3.9 Counterparts. This Agreement may be executed and delivered (including, without limitation, by facsimile transmission or by e-mail delivery of a “.pdf” format data file) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, by e-mail delivery of a “.pdf” format data file or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 3.9.

SECTION 3.10 Tax Treatment. This Agreement shall be treated as part of the partnership agreement of the Partnership as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations promulgated thereunder. As required by the Code and the Treasury Regulations, the parties shall report any Exchange consummated hereunder as a taxable sale of the Exchanged Units (together with an equal number of Class B Common Shares) by a Partnership Unitholder to the Company in exchange for (i) the payment by the Company of the Stock Exchange Payment, the Cash Exchange Payment, or other applicable consideration to the Exchanging Partner and, if applicable, (ii) corresponding payments under the Tax Receivable Agreement, and no party shall take a contrary position on any income tax return, amendment thereof or communication with any Taxing Authority unless an alternate position is permitted under the Code and Treasury Regulations and the Company consents in writing to such alternate position, such consent not to be unreasonably withheld, conditioned, or delayed. Further, in connection with any Exchange consummated hereunder, the Partnership and/or the Company shall provide the exchanging Partnership Unitholder with all reasonably necessary information to enable the exchanging Partnership Unitholder to file its income Tax returns for the taxable year that includes the Exchange, including, without limitation, information with respect to assets under Section 751 of the Code (including, without limitation, relevant information regarding “unrealized receivables” or “inventory items”) and basis adjustments under Section 743(b) of the Code as soon as practicable and in all events within 60 days following the close of such taxable year (and use commercially reasonable efforts to provide estimates of such information within 90 days of the applicable Exchanges). Within thirty (30) days following the Exchange Date, the Company shall deliver a notification to the Partnership in accordance with Treasury Regulations Section 1.743-1(k)(2).

SECTION 3.11 Withholding. The Company and the Partnership shall be entitled to deduct and withhold from any payments made to a Partnership Unitholder pursuant to any Exchange consummated under this Agreement all Taxes that each of the Company and the Partnership is required to deduct and withhold with respect to such payments under the Code and any other provision of applicable law (including, without limitation, under Section 1445 and Section 1446(f) of the Code). In connection with any Exchange, the Exchanging Partner shall, to the extent it is legally entitled to deliver such form, deliver to the Company or the Partnership, as applicable, a certificate, dated as of the Exchange Date, in a form reasonably acceptable to the Company certifying as to such Exchanging Partner’s taxpayer identification number and that such Exchanging Partner is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable law) (such certificate, a “Non-Foreign Person Certificate”). If an Exchanging Partner is unable to provide a Non-Foreign Person Certificate in connection with an Exchange, then (i) the Partnership shall provide a certificate substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(C) setting forth the liabilities of the Partnership allocated to the Exchanged Units subject to the Exchange under Section 752 of the Code or (ii) each of the Exchanging Partner and the Partnership shall, to the extent it is legally entitled to do so, deliver such other certificate reasonably acceptable to the Company to permit the Partnership and the Company to comply with Sections 1445 and 1446(f), and the Company or the Partnership, as and to the extent applicable, shall be permitted to deduct and withhold on the amount realized by such Exchanging Partner in respect of such Exchange if and as provided in Section 1446(f) of the Code and Treasury Regulations thereunder. The Company or the Partnership, as applicable, may at their sole discretion reduce the Class A Common Shares issued to a Partnership Unitholder in an Exchange in an amount that corresponds to the amount of the required withholding described in the immediately preceding sentence. All amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to such Partnership Unitholder in respect of which such deduction or withholding was made.

SECTION 3.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that such parties shall be entitled to specific performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

SECTION 3.13 Independent Nature of the Partnership Unitholders’ Rights and Obligations. The obligations of each Partnership Unitholder hereunder are several and not joint with the obligations of any other Partnership Unitholder, and no Partnership Unitholder shall be responsible in any way for the performance of the obligations of any other Partnership Unitholder hereunder. The decision of each Partnership Unitholder to enter into this Agreement has been made by such Partnership Unitholder independently of any other Partnership Unitholder. Nothing contained herein, and no action taken by any Partnership Unitholder pursuant hereto, shall be deemed to constitute the Partnership Unitholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Partnership Unitholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. The Company acknowledges that the Partnership Unitholders are not acting in concert or as a group, and the Company will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

SECTION 3.14 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regards to its principles of conflicts of laws.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

[COMPANY]

By:
Name:
Dated:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

For and on behalf of ProKidney LP by its general partner, [●]

By:
Name:
Dated:
Title	Director of [●]

EXHIBIT A

EXCHANGE NOTICE

[    ]

Attention: [●]

[●] ProKidney LP

Attention: [●]

[●]

[●]

Email: [●]

Reference is hereby made to the Exchange Agreement, dated as of [●] (as amended from time to time, the “Exchange Agreement”), among [●], a Cayman Islands exempted company limited by shares (formerly known as Social Capital Suvretta Holdings Corp. III) (the “Company”), ProKidney LP, a limited partnership organized under the laws of Ireland (together with any successor thereto, the “Partnership”), acting through its general partner [●], and the Partnership Unitholders from time to time party thereto (each, a “Holder”). Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The undersigned Holder hereby transfers the number of Paired Interests set forth below in Exchange for the Stock Exchange Payment to be issued in its name as set forth below, or the Cash Exchange Payment, as applicable, as set forth in the Exchange Agreement.

The undersigned Holder agrees and acknowledges that as set forth in the Exchange Agreement, the Class A Common Shares to be issued following completion of an Exchange may, in the sole discretion of the Company, be restricted and/or legended securities under the Securities Act, the regulations promulgated thereunder or any other applicable federal or state securities laws, which may not be sold or transferred without a registration statement filed under the Securities Act or an applicable exemption from the registration requirements thereunder.

Legal Name of Holder:

Address:

Number of Paired Interests to be Exchanged:

Brokerage Account Details:

The undersigned hereby represents and warrants that (i) the undersigned has full legal capacity to execute and deliver this Exchange Notice and to perform the undersigned’s obligations hereunder; (ii) this Exchange Notice has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the Paired Interests subject to this Exchange Notice are being transferred to the Company or the Partnership, as applicable, free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (iv) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Paired Interests subject to this Exchange Notice is required to be obtained by the undersigned for the transfer of such Paired Interests to the Company or the Partnership, as applicable.

The undersigned hereby irrevocably constitutes and appoints any officer of the Company or any director or officer of the General Partner as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer to the Company or the Partnership, as applicable, the Paired Interests subject to this Exchange Notice and to deliver to the undersigned the Stock Exchange Payment or Cash Exchange Payment, as applicable, to be delivered in exchange therefor.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Exchange Notice to be executed and delivered by the undersigned or by its duly authorized attorney.

Name:

Dated:

EXHIBIT B

JOINDER

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Exchange Agreement, dated as of [●] (as amended from time to time, the “Exchange Agreement”), among [●], a Cayman Islands exempted company limited by shares (formerly known as Social Capital Suvretta Holdings Corp. III) (the “Company”), ProKidney LP, a limited partnership organized under the laws of Ireland (together with any successor thereto, “Partnership”), acting through its general partner [●], and each of the Partnership Unitholders from time to time party thereto. Capitalized terms used but not defined in this Joinder Agreement shall have their meanings given to them in the Exchange Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware. In the event of any conflict between this Joinder Agreement and the Exchange Agreement, the terms of this Joinder Agreement shall control.

The undersigned hereby joins and enters into the Exchange Agreement having acquired Common Units in the Partnership. By signing and returning this Joinder Agreement to the Company, the undersigned accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of a Partnership Unitholder contained in the Exchange Agreement, with all attendant rights, duties and obligations of a Partnership Unitholder thereunder. The parties to the Exchange Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Exchange Agreement by the undersigned and, upon receipt of this Joinder Agreement by the Company and by Partnership, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Exchange Agreement.

Name:
Address for Notices:

Attention:
With copies to:

ANNEX H

THIS PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE (the “Note”)

Principal Amount: Up to $[●]1

ProKidney LP, a limited partnership organized under the laws of Ireland (“Maker”), acting through its general partner ProKidney GP Limited, a private limited company incorporated under the laws of Ireland, promises to pay to the order of [LENDER], or its registered assigns or successors in interest or order (“Payee”), the principal sum of up to [●] Dollars ($[●]) in lawful money of the United States of America, on the terms and conditions described below.

Reference is made to that certain Business Combination Agreement, dated January 18, 2022, by and between Social Capital Suvretta Holdings Corp. III, a Cayman Islands exempted company limited by shares (“Acquiror”) and Maker, acting through its general partner ProKidney GP Limited, a private limited company incorporated under the laws of Ireland (the “BCA,” and such underlying business combination, the “Business Combination”) and that certain Subscription Agreement (as defined in the BCA) by and between Acquiror and Payee (the “Subscription Agreement”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the BCA.

All payments on this Note shall be made by check or wire transfer of immediately available funds to such account as Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1.

Repayment. The principal balance of this Note shall be payable in accordance with the terms of this paragraph on the earliest to occur of (i) the date on which Maker consummates the Business Combination (the “ Closing Date”) and (ii) January 17, 2023 (the “ Outside Maturity Date” and the earlier of the Closing Date or Outside Maturity Date, the “Maturity Date”).

The principal balance of this Note may be prepaid in cash at any time, at the election of Maker, prior to the Maturity Date with (unless the BCA shall have been validly terminated) the prior written consent of Acquiror. The provisions of this Section 1 and Section 13 are intended to be for the benefit of, and enforceable by, Acquiror and Acquiror shall be a third-party beneficiary of this Section 1 and Section 13.

2.	Interest. This Note shall bear interest at a rate of three percent (3%) per annum.

3.

Drawdown Requests. If requested by Maker, Payee shall fund up to [●] Dollars ($[●]) in the aggregate to support the operational financing and working capital expenditures of the Company prior to Maker’s consummation of the Business Combination. The principal of this Note may be drawn down from time to time until the Maturity Date, upon written request from Maker to Payee (each, a “Drawdown Request”). Each Drawdown Request must state the amount to be drawn down, and must be in multiples of not less than Ten Thousand Dollars ($10,000) unless agreed upon by Maker and Payee. Payee shall fund each Drawdown Request no later than five (5) business days after receipt of a Drawdown Request; provided, however, that the maximum amount of all drawdowns collectively under this Note shall not exceed [●] Dollars ($[●]); provided, further, that any drawdown shall be made pro rata among each promissory note entered into by Maker in connection with, and substantially in the form attached as Exhibit G to, the BCA. Once an amount

[1]	Total amount of all promissory notes to equal $100 million.

is drawn down under this Note, it shall not be available for future Drawdown Requests even if prepaid. Except as set forth herein, no fees, payments or other amounts shall be due to Payee in connection with, or as a result of, any Drawdown Request by Maker.

4.

Application of Payments. All payments received by Payee pursuant to this Note shall be applied first to the payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, next to the payment of accrued and unpaid interest on the principal balance of this Note, and then to the reduction of the unpaid principal balance of this Note.

5.	Events of Default. The following shall constitute an event of default (“Event of Default”):

(a)	Failure to Make Required Payments. Failure by Maker to pay the principal amount due pursuant to this Note within five (5) business days of the Maturity Date.

(b)

Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c)

Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.

(d)

Change of Control, Liquidation, Etc. Any (i) consolidation or merger of Maker with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the equity interests of Maker immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity or parent company, as applicable, immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which Maker is a party in which in excess of 50% of Maker’s voting power is transferred; or (iii) the sale or transfer of all or substantially all of Maker’s assets, or the exclusive license of all or substantially all of Maker’s material intellectual property (each, a “Change of Control”); provided that a Change of Control shall not include the Business Combination or any transaction related thereto or any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by Maker or any successor, indebtedness of Maker is cancelled or converted or a combination thereof.

6.	Remedies.

(a)

Upon the occurrence of an Event of Default specified in Section 5(a) hereof, Payee may, by written notice to Maker, declare this Note to be immediately due and payable, whereupon the unpaid principal amount of this Note and all other amounts payable hereunder, shall become immediately due and payable, in each case without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)

Upon the occurrence of an Event of Default specified in Sections 5(b), 5(c) and 5(d) hereof, the unpaid principal balance of this Note and all other amounts payable hereunder, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

7.

Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to this Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real or personal property that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

8.

Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees, except as set forth in Section 12, that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

9.

No Recourse. Nothing in this Note shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Note or of any covenant, condition, stipulation, promise or agreement hereof, except as expressly set forth herein. All covenants, conditions, stipulations, promises and agreements contained in this Note shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees, except as expressly set forth herein. Notwithstanding anything that may be expressed or implied in this Note, this Note may only be enforced against the entities that are expressly identified herein as parties to this Note, and no affiliates, officers, directors, employees or other related parties of a party (the “Related Parties”) or any other person shall have any liability for any liabilities or obligations of the parties for any legal proceeding (whether in tort, contract or otherwise) for breach of this Note or in respect of any oral representations made or alleged to be made in connection herewith. No party shall have any right of recovery in respect hereof against any Related Party of a party and no personal liability shall attach to any Related Party of a party through such party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any legal requirement or otherwise. The provisions of this Section 9 are intended to be for the benefit of, and enforceable by the Related Parties of the parties and each such person shall be a third-party beneficiary of this Section 9. This Section 9 shall be binding on all successors and assigns of parties.

10.

Notices. All notices, statements or other documents which are required or contemplated by this Note shall be: (i) in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party and (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery, if sent by an overnight courier service or five (5) days after mailing, if sent by mail.

11.	Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

12.

Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.

Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the prior written consent of Maker and Payee (provided that any amendment to, or waiver of, Section 1 hereof, shall also require the prior written consent of the Acquiror).

14.

Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void; provided, however, that the foregoing shall not apply to an affiliate of Payee who agrees to be bound to the terms of this Note; provided, further, that this Note, including the outstanding principal and interest, may be assigned in full or in part to Acquiror without the prior written consent of Maker in full or partial satisfaction of Payee’s obligations under the Subscription Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

For and on behalf of
PROKIDNEY LP by its general partner
PROKIDNEY GP LIMITED acting by its lawfully appointed attorney

By:
Name:
Title:

Accepted and agreed this [●] day of [●], 2022:

[LENDER]

By:
Name:
Title:

[Signature Page to Promissory Note]

ANNEX I

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2022, is made and entered into by and among [●], a Cayman Islands exempted company limited by shares (the “Company”) (formerly known as Social Capital Suvretta Holdings Corp. III), SCS Sponsor III LLC, a Cayman Islands limited liability company (the “Sponsor”), certain holders of partnership interests in ProKidney LP, a limited partnership organized under the laws of Ireland (“ProKidney”), as set forth on Schedule 1 hereto (such stockholders, the “ProKidney Holders”), Marc Semigran and Uma Sinha (together with Marc Semigran, the “Director Holders”), Sukumar Nagendran and David Spiegel (together with Sukumar Nagendran, the “Advisor Holders”) and the parties set forth on Schedule 2 hereto (collectively, the “Investor Stockholders” and, collectively with the Sponsor, the ProKidney Holders, the Director Holders, the Advisor Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company, the Sponsor and Marc Semigran are party to that certain Registration Rights Agreement, dated as of June 29, 2021 (the “Original RRA”);

WHEREAS, the Company and Uma Sinha are party to that certain Director Restricted Stock Unit Agreement, dated as of September 24, 2021, pursuant to which Dr. Sinha received a grant of 30,000 restricted stock units (“RSUs”) of the Company;

WHEREAS, the Company and Sukumar Nagendran are party to that certain Advisor Restricted Stock Unit Agreement, dated as of August 20, 2021, pursuant to which Mr. Nagendran received a grant of 10,000 RSUs of the Company;

WHEREAS, the Company and David Spiegel are party to that certain Advisor Restricted Stock Unit Agreement, dated as of August 27, 2021, pursuant to which Mr. Spiegel received a grant of 10,000 RSUs of the Company;

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of January 18, 2022 (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), by and between the Company and ProKidney;

WHEREAS, on the date hereof, pursuant to the Business Combination Agreement, the ProKidney Holders received New Company Common Units and Class B Common Stock;

WHEREAS, the New Company Common Units are exchangeable for shares of Class A Common Stock pursuant to the Exchange Agreement;

WHEREAS, on the date hereof, the Investor Stockholders purchased an aggregate of [●] shares of Class A Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreements, entered into by and between the Company and each of the Investor Stockholders, dated as of [●], 2022[, and certain additional Subscription Agreements, entered into on a subsequent date, as the case may be] (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor and Marc Semigran are Holders (as defined in the Original RRA) in the aggregate of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) as of the date hereof; and

WHEREAS, the Company, the Sponsor and Marc Semigran desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement, and terminate the Original RRA.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

“Additional Holder Common Stock” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus, in light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Advisor Holders” shall have the meaning given in the Preamble hereto.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Class A Common Stock” means the Class A ordinary shares, par value $0.0001 per share, of the Company.

“Class B Common Stock” means the Class B ordinary shares, par value $0.0001 per share, of the Company.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall mean the Class A Common Stock and the Class B Common Stock.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 5.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Director Holders” shall have the meaning given in the Preamble hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Exchange Agreement” shall have the meaning given in the Business Combination Agreement.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Investor Shares” shall have the meaning given in the Recitals hereto.

“Investor Stockholders” shall have the meaning given in the Preamble hereto.

“Joinder” shall have the meaning given in Section 5.10.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in light of the circumstances under which they were made) not misleading.

“New Company Common Units” shall have the meaning given in the Business Combination Agreement.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities transfers such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities (provided, in each case, such transfer is not prohibited by any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company), and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“ProKidney” shall have the meaning given in the Preamble hereto.

“ProKidney Holders” shall have the meaning given in the Preamble hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Class A Common Stock (including shares of Class A Common Stock issued or issuable upon the exercise or settlement of warrants, RSUs or any other equity security) held by a Holder immediately following the Closing (including any Investor Shares); (b) any shares of Class A Common Stock issued or issuable pursuant to the Exchange Agreement; (c) any Additional Holder Common Stock; (d) any shares of Class A Common Stock acquired by a Holder following the date hereof to the extent that such securities are (i) “restricted securities” (as defined in Rule 144), (ii) held by an “affiliate” (as defined in Rule 144) of the Company or (iii) otherwise cannot be sold pursuant to Rule 144 or any successor rule promulgated under the Securities Act (with no volume or other restrictions or limitations including as to manner or timing of sale); and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c) or (d) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred to a Person other than an affiliate of such Holder, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) so long as such Holder and its affiliates beneficially own less than three percent (3%) of the outstanding shares of Class A Common Stock in the aggregate, such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); (E) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act; and (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration, listing and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities and the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121);

(C) printing, messenger, telephone and delivery expenses;

(D) fees and disbursements of counsel for the Company;

(E) fees and disbursements of all independent registered public accountants of the Company, retained by the Company and any other persons, including special experts, incurred in connection with such Registration;

(F) all expenses in connection with the preparation, printing and filing of a Registration Statement, any Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to any Holders, underwriters and dealers and all expenses incidental to delivery of the Registrable Securities;

(G) the expenses incurred in connection with making “road show” presentations and holding meetings with potential investors to facilitate the sale of Registrable Securities in an Underwritten Offering; and

(H) in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“RSUs” shall have the meaning given in the Recitals hereto.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration or Block Trade.

“Subscription Agreements” shall have the meaning given in the Recitals hereto.

“ProKidney Holders” shall have the meaning given in the Preamble hereto.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public (including for the avoidance of doubt a Block Trade).

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the submission or filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the submission or filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing). If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act)

if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor, a ProKidney Holder, an Investor Stockholder, a Director Holder or an Advisor Holder, shall use commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor, each ProKidney Holder, each Investor Stockholder, each Director Holder and each Advisor Holder; provided, further, that prior to making such filing with respect to any written request by a Holder, the Company shall notify the other Holders and provide such other Holders a reasonable opportunity to include additional Registrable Securities held by such other Holders in such filing.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, an Investor Stockholder or a ProKidney Holder (any of the Sponsor, an Investor Stockholder or a ProKidney Holder being, in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $50.0 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks) shall be selected by the majority-in-interest of the Demanding Holders, subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor, an Investor Stockholder and a ProKidney Holder may each demand not more than (i) one (1) Underwritten Shelf Takedown pursuant to this Section 2.1.4 within any six (6) month period or (ii) two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Class A Common Stock or other equity securities that the Company desires to sell and the shares of Class A Common Stock or other equity securities, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the

Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Class A Common Stock or other equity securities proposed to be sold by Company or by other holders of Class A Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, any Demanding Holder initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor, an Investor Stockholder or a ProKidney Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Investor Stockholders, the ProKidney Holders or any of their respective Permitted Transferees, as applicable. If withdrawn by a Demanding Holder, the Sponsor, an Investor Stockholder or a ProKidney Holder may elect to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence and such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, such Investor Stockholder or such ProKidney Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown and shall not include the Registrable Securities of such withdrawing Demanding Holder in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement (subject to the other terms and conditions of this Agreement). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible, into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) a Block Trade, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering (or such shorter period of days (but not less than two (2) days) as may be agreed by holders of at least 25% of the outstanding Registrable Securities), which notice shall (A) describe the amount and type of securities to be included in such offering, the proposed filing date, the intended method(s) of distribution, the name of the proposed managing Underwriter or Underwriters, if any, in such offering and to the extent then known a good faith estimate of the proposed minimum offering price, and

(B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days (or such shorter period of days (but not less than one (1) day) as may be agreed by holders of at least 25% of the outstanding Registrable Securities) after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Class A Common Stock or other equity securities that the Company desires to sell, taken together with (i) the Registrable Securities as to which registration has been requested pursuant to Section 2.2.1, and (ii) the shares of Class A Common Stock or other equity securities, if any, of other persons or entities (other than the Holders of Registrable Securities hereunder) that the Company is obligated to register in a Registration pursuant to separate written contractual piggy-back registration rights held by such persons or entities, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Class A Common Stock or other equity securities, if any, of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual piggy-back registration rights held by such persons or entities, which can be sold without exceeding the Maximum Number of Securities; or

(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities (and not undertaken for the Company’s account), then the Company shall include in any such Registration or registered offering (A) first, the shares of Class A Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities, subject to Section 5.7; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Class A Common Stock or other equity securities, if any, of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual piggy-back registration rights held by such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf or other Registration pursuant to Section 2.1) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company pursuant to this Agreement (other than a Block Trade), each participating Holder and each other Holder who, together with its affiliates, beneficially owns greater than five percent (5%) of the outstanding shares of Class A Common Stock in the aggregate, agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in an underwritten registered offering not involving a “roadshow,” i.e., an offering commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $25.0 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder shall notify the Company of its request to engage in a Block Trade and, subject to Section 3.1.8 or the waiver thereof by such Demanding Holder, the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that such Demanding Holder shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or the issuance of a press release by the applicable Demanding Holder or by the Company with respect thereto, the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Holder in the aggregate may demand no more than two (2) Block Trades per year pursuant to this Section 2.4. For the avoidance of doubt, any Block Trade effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2 without limiting the provisions set forth in Section 2.1.3, prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least one percent (1%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), any free writing prospectus (as defined in Rule 405 of the Securities Act) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request (including any comment letter from the Commission), and all such documents shall be subject to the review and reasonable comment of such counsel who shall, if requested, have a reasonable opportunity to participate in the preparation of such documents in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use commercially reasonable efforts to cause such Registrable Securities to be listed on the New York Stock Exchange or the Nasdaq Stock Market;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 as promptly as practicable notify the Holders in writing upon any of the following events: (A) the filing of the Registration Statement, any Prospectus and any amendment or supplement thereto, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the Commission or any other U.S. or state governmental authority for amendments or supplements to the Registration Statement or any Prospectus or for additional information; (C) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (D) if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 3.1.13 below cease to be true and correct in any material respect, provided that notice shall only be required if required to be given to the underwriters pursuant to such underwriting agreement; and (E) at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 in the event of an Underwritten Offering, (A) permit representatives of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration, including to enable them to exercise their due diligence responsibility; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company prior to the release or disclosure of any such information and (B) cause the officers, directors and employees of the Company and its subsidiaries (and use its commercially reasonable efforts to cause its auditors) to participate in customary due diligence calls;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering or a sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in an Underwritten Offering, enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings and in connection therewith, (A) make representations and warranties to the Holders of such Registrable Securities and the Underwriters, if any, with respect to the business of the Company and its subsidiaries, and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, (B) include in the underwriting agreement indemnification provisions and procedures substantially to the effect set forth in Article IV hereof with respect to the Underwriters and all parties to be indemnified pursuant to said Article except as otherwise agreed by the majority-in-interest of the participating Holders and (C) deliver such documents and certificates as are reasonably requested by a majority-in-interest of the aggregate number of Registrable Securities held by the participating Holders, their counsel and the Underwriters to evidence the continued validity of the representations and warranties made pursuant to sub-clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement;

3.1.14 in the event of any Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.16 with respect to an Underwritten Offering pursuant to Section 2.1.4, make available senior executives of the Company to participate in meetings with analysts or customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering;

3.1.17 cooperate with the participating Holders and the Underwriters, if any, to facilitate the timely preparation and delivery of certificates (if such securities are certificated and which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any Registration Statement, and enable such securities to be in such denominations and registered in such names as such Holders or Underwriters may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such Registration Statement a supply of such certificates (if such securities are certificated);

3.1.18 file the applicable Registration Statement with FINRA within three (3) Business Days of the date such Registration Statement is filed with or submitted to the SEC, and cooperate with each participating Holder and Underwriter, if any, and their respective counsels in connection with any other filings required to be made with FINRA; and

3.1.19 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been selected as an Underwriter, broker, sales agent or placement agent, as applicable, with respect to the applicable Underwritten Offering or other offering involving a registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs, transfer taxes and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that: (a) a Registration Statement or Prospectus contains a Misstatement; or (b) any request by the Commission for any amendment or supplement to any Registration Statement or Prospectus or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, each of the Holders shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until it has received copies of a supplemented or amended Prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice) or until it is advised in writing by the Company that the use of the Prospectus may be resumed, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice. In the event that a Holder exercises a demand right pursuant to Section 2.1 and the related offering is expected to, or may, occur during a quarterly earnings blackout period of the Company (such blackout periods determined in accordance with the Company’s written insider trading compliance program adopted by the Board), the Company and such Holder shall act reasonably and work cooperatively in view of such quarterly earnings blackout period.

3.4.2 Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure or (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control after the exercise by the Company of reasonable best efforts, or (c) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company and as a result it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 (a) During the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 and, (b) during the period starting with the date fifteen (15) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date forty five (45) days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, on not more than ninety (90) consecutive calendar days, or for more than one hundred and twenty (120) total calendar days, in each case during any twelve-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall (i) take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect) and (ii) certify to the Holders in writing that it has filed current Form 10 information with the Commission within four (4) Business Days of the Closing. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, partners, members and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees and reasonable expenses of investigation) arising out of, resulting from or based upon any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers, partners, members and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees and reasonable expenses of investigation) arising out of, resulting from or based upon any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any Holder Information so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds actually received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Article IV for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (1) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party, (2) the indemnifying party shall have failed within a reasonable period of time to assume such defense or, having assumed such defense, has not conducted the defense of such claim actively and diligently or (3) the named parties in any such proceeding (including any impleaded parties) include both the indemnified party and the indemnifying party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them, in which case the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel, in addition to any local counsel (for the avoidance of doubt, for all indemnified parties in connection therewith). If such defense is assumed, (A) the indemnifying party shall keep the indemnified party informed as to the status of such claim at all stages thereof (including all settlement negotiations and offers), promptly submit to such indemnified party copies of all pleadings, responsive pleadings, motions and other similar legal documents and paper received or filed in connection therewith, permit such indemnified party and their respective counsels to confer with the indemnifying party and its counsel with respect to the conduct of the defense thereof, and permit indemnified party and its counsel a reasonable opportunity to review all legal papers to be submitted prior to their submission and (B) the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). In any action hereunder as to which the indemnifying party has assumed the defense thereof with counsel satisfactory to the indemnified party, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof. No indemnifying party shall, without the prior written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault, culpability or failure to act on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation that shall be in form and substance satisfactory to such indemnified party.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds actually received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

4.1.6 The obligations of the parties under this Article IV shall be in addition to any liability which any party may otherwise have to any other party.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, (i) in the case of mailed notices, on the third business day following the date on which it is mailed and, (ii) in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [●], [●], Attn: Investor Relations, email: [●], with a copy, which shall not constitute notice, to [●], [●], Attn: General Counsel, email: [●]; and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective upon delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided, that, with respect to the ProKidney Holders, the Investor Stockholders, the Director Holders, the Advisor Holders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the ProKidney Holders shall be permitted to transfer its rights hereunder as the ProKidney Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such ProKidney Holder (it being understood that no such transfer shall reduce any rights of such ProKidney Holder or such transferees), (y) each of the Investor Stockholders shall be permitted to transfer its rights hereunder as the Investor Stockholders to one or more affiliates or any direct or indirect partners, members or equity holders of such Investor Stockholder (it being understood that no such transfer shall reduce any rights of such Investor Stockholder or such transferees) and (z) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor and any such transferee shall thereafter have all rights and obligations of the Sponsor hereunder (it being understood that no such transfer shall reduce any rights of the Sponsor or such transferees).

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK

5.5 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Class A Common Stock; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Investor Stockholder so long as such Investor Stockholder and its respective affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Class A Common Stock; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each ProKidney Holder so long as such ProKidney Holder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Class A Common Stock; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Notwithstanding anything herein to the contrary, any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.

5.7 Other Registration Rights. Other than as provided in the Subscription Agreements, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as (a) the Sponsor and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Class A Common Stock, the Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without the prior written consent of the Sponsor, (b) an Investor Stockholder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Class A Common Stock, the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such Investor Stockholder, and (c) a ProKidney Holder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Class A Common Stock, the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such ProKidney Holder. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8 Term. This Agreement shall terminate on the earlier of (a) the tenth (10th) anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Sections 3.2 and 3.5 and Articles IV and V shall survive any termination.

5.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2, subject to the prior written consent of each of the Sponsor, each ProKidney Holder and each Investor Stockholder (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Class A Common Stock), the Company may make any person or entity who acquires Class A Common Stock or rights to acquire Class A Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Class A Common Stock then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.12 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, to the fullest extent permitted by law, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, claim or suit in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

5.13 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY: [●]

By:
Name:
Title:

HOLDER:

SCS Sponsor III LLC

By:
Name: Chamath Palihapitiya
Title: Chief Executive Officer

HOLDER: [●]

By:
Name:
Title:

Schedule 1

ProKidney Holders

1.	Tolerantia, LLC

2.	Control Empresarial de Capitales, S.A. de C.V.

3.	PMEL Post-Combination Unitholders

Schedule 2

Investor Stockholders

1.	SC Master Holdings, LLC

2.	Averill Master Fund, Ltd.

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [•], 2022 (as the same may hereafter be amended, the “Registration Rights Agreement”), by and among [•], a Cayman Islands exempted company (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Class A Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein[; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as a Holder, and the undersigned’s (and its transferees’) shares of Class A Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [            ].]

Accordingly, the undersigned has executed and delivered this Joinder as of the          day of         , 20    .

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of
, 20

[●]

By:
Name:
Its:

ANNEX J

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [●], 2022, by and between [•], a Cayman Islands exempted company limited by shares (the “Company”) (formerly known as Social Capital Suvretta Holdings Corp. III), and each of SCS Sponsor III LLC, a Cayman Islands limited liability company (“Sponsor”), the Persons set forth on Schedule 1 hereto (the “Sponsor Key Holders”) and certain equityholders of ProKidney LP, a limited partnership organized under the laws of Ireland (“ProKidney”), set forth on Schedule 2 hereto (such equityholders, the “ProKidney Holders”). The Sponsor, the Sponsor Key Holders, the ProKidney Holders and any Person who hereafter becomes a party to this Agreement pursuant to Section 2 are referred to herein, individually, as a “Holder” and, collectively, as the “Holders.”

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in that certain Business Combination Agreement, dated as of January 18, 2022 (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), by and between the Company and ProKidney; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, and in view of the valuable consideration to be received by the parties thereunder, the Company and each of the Holders desire to enter into this Agreement, pursuant to which the Holders’ Lock-Up Shares shall become subject to limitations on Transfer as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Company hereby agrees with each of the Holders as follows:

1. Definitions. The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

(a) “Earn-Out Shares” shall mean the shares of Acquiror Common Stock or New Company Common Units, if any, issued pursuant to Section 2.5 of the Business Combination Agreement.

(b) “Lock-Up Period” shall mean, except with respect to the Earn-Out Shares, the period beginning on the Closing Date and ending on the earlier of (i) the date that is 180 days after the Closing Date and (ii) (A) in the case of the Private Placement Shares (as defined in the Insider Letters (as defined below)), the last day of the Private Placement Shares Lock-Up Period (as defined in the Insider Letters) and (B) in the case of Lock-Up Shares other than the Private Placement Shares, (I) for 33% of the Lock-Up Shares (other than the Private Placement Shares and the Earn-Out Shares) held by the Holders and their respective Permitted Transferees, the date on which the last reported sale price of Acquiror Class A Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least thirty (30) days after the Closing Date and (II) for an additional 50% of the Lock-Up Shares (other than the Private Placement Shares and the Earn-Out Shares) held by the Holders and their respective Permitted Transferees (i.e., clauses (I) plus (II) totaling an aggregate of 83% of the Lock-Up Shares (other than the Private Placement Shares and the Earn-Out Shares) held by the Holders and their respective Permitted Transferees), the date on which the last reported sale price of Acquiror Class A Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least thirty (30) days after the Closing Date; provided, that, notwithstanding anything to the contrary in the foregoing, in the case of any Lock-Up Shares held by a ProKidney Holder or an affiliate of a ProKidney Holder, solely with respect to fifty percent (50%) of such ProKidney Holder or such affiliate’s Lock-Up Shares, the earlier of (i) four (4) years following the Closing Date and (ii) the date that the

Company shall have received notice of any regulatory market authorization, including full or conditional authorization, to market its lead product candidate, Renal Autologous Cell Therapy (it being understood and agreed that, with respect to this proviso, such number of Lock-Up Shares shall be based solely on the calculation of such holder’s Lock-Up Shares as of the Closing Date and such Lock-Up Period shall not in any case end earlier than 180 days after the Closing Date). With respect to each Earn-Out Share, the “Lock-Up Period” shall mean the period beginning on the date on which such Earn-Out Share is issued in accordance with the Business Combination Agreement (if any) and ending 180 days after such date; provided, that, in the case of any Earn-Out Shares held by a ProKidney Holder or an affiliate of a ProKidney Holder, solely with respect to fifty percent (50%) of such ProKidney Holder or such affiliate’s Earn-Out Shares, the earlier of (i) four (4) years following the Closing Date and (ii) the date that the Company shall have received notice of any regulatory market authorization, including full or conditional authorization, to market its lead product candidate, Renal Autologous Cell Therapy (it being understood and agreed that, with respect to this proviso, such Lock-Up Period shall not in any case end earlier than 180 days after the date on which such Earn-Out Shares are issued in accordance with the Business Combination Agreement).

(c) “Lock-Up Shares” shall mean with respect to (i) Sponsor, the Sponsor Key Holders and their respective Permitted Transferees, the shares of Acquiror Common Stock held by the such Person immediately following the Closing (other than the PIPE Shares or shares of Acquiror Common Stock acquired in the public market) and (ii) the ProKidney Holders and their respective Permitted Transferees, (A) the shares of Acquiror Common Stock, New Company Common Units and other equity interests (including profits interests) of ProKidney held by such Person immediately following the Closing, including any PIPE Shares, but excluding any shares of Acquiror Common Stock acquired in the public market, (B) shares of Acquiror Common Stock, New Company Common Units or other equity interests of ProKidney issued upon settlement or exercise of profits interests, restricted stock units, stock options or other equity awards of the Company, ProKidney or their respective subsidiaries outstanding as of immediately following the Closing and (C) the Earn-Out Shares.

(d) “Permitted Transferee” shall mean any Person to whom a Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(b).

(e) “PIPE Shares” shall mean shares of Acquiror Common Stock purchased in the PIPE Investment.

(f) “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or other disposal of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

2. Lock-Up Provisions.

(a) Subject to Section 2(b), each Holder agrees that it shall not Transfer any Lock-Up Shares until the end of the applicable Lock-Up Period with respect to such Lock-Up Shares.

(b) Notwithstanding the provisions set forth in Section 2(a), each Holder or its respective Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period (i) to (A) the Company’s or ProKidney’s officers or directors, (B) any affiliates or family members of the Company’s or ProKidney’s officers or directors, (C) any direct or indirect partners, members or equity holders of the Sponsor or Sponsor Key Holders, any affiliates of the Sponsor or the Sponsor Key Holders or any related investment funds or vehicles controlled or managed by such Persons or their respective affiliates, or (D) the ProKidney Holders or any direct or indirect partners, members or equity holders of the ProKidney Holders, any affiliates of the ProKidney

Holders or any related investment funds or vehicles controlled or managed by such Persons or their respective affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is such individual or a member of such individual’s immediate family or an affiliate of such Person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order, divorce settlement, divorce decree or separation agreement; (v) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (iv) above; (vi) to the partners, members or equityholders of such Holder by virtue of the Sponsor’s organizational documents, as amended; (vii) in connection with a pledge of shares of Acquiror Class A Common Stock, shares of Acquiror Class B Common Stock or New Company Common Units, or any other securities convertible into or exercisable or exchangeable for shares of Class A Common Stock, shares of Acquiror Class B Common Stock or New Company Common Units, to a financial institution, including the enforcement of any such pledge by a financial institution; (viii) to the Company or ProKidney; (ix) as forfeitures of shares of Acquiror Common Stock pursuant to a “net” or “cashless” exercise of stock options; (x) as forfeitures of shares of Acquiror Common Stock or New Company Common Units to satisfy tax withholding requirements upon the vesting of equity-based awards granted pursuant to an equity incentive plan; (xi) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board of Directors of the Company or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Acquiror Common Stock for cash, securities or other property subsequent to the Closing Date; (xii) pursuant to an exchange of New Company Common Units for shares of Acquiror Common Stock pursuant to the Exchange Agreement (provided, that any shares of Acquiror Common Stock for which New Company Common Units are exchanged pursuant to this clause (xii) shall continue to be Lock-Up Shares for the duration of the applicable Lock-Up Period); or (xiii) in connection with any legal, regulatory or other order; provided, however, that in the case of clauses (i) through (vi), such Permitted Transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Section 2.

(c) In order to enforce this Section 2, the Company and ProKidney may impose stop-transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period.

(d) For the avoidance of doubt, each Holder shall retain all of its rights as a stockholder of the Company or equityholder of ProKidney, as applicable, with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares that such Holder is entitled to vote.

(e) If any Holder is granted a release or waiver from any lock-up agreement (such holder a “Triggering Holder”) executed in connection with the Closing prior to the expiration of the Lock-Up Period, then the undersigned shall also be granted an early release from its obligations hereunder on the same terms and on a pro-rata basis with respect to such number of Lock-Up Shares rounded down to the nearest whole Lock-Up Share equal to the product of (i) the total percentage of Lock-Up Shares held by the Triggering Holder immediately following the consummation of the Closing that are being released from the lock-up agreement multiplied by (ii) the total number of Lock-Up Shares held by the undersigned immediately following the consummation of the Closing; provided that, the foregoing shall not be applicable with respect to a release or waiver of any Holder that holds less than an aggregate of 100,000 New Company Common Units.

(f) The lock-up provisions in this Section 2 shall supersede the lock-up provisions contained in Sections 7(a) and 7(b) of that certain letter agreement dated as of June 29, 2021 and that certain letter agreement dated as of September 24, 2021, in each case by and among the Company, the Sponsor and certain of the Company’s current and former officers and directors (collectively, the “Insider Letters”) and which provisions in Sections 7(a) and 7(b) of the Insider Letters shall be of no further force or effect.

3. Miscellaneous.

(a) Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this

Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

(b) Consent to Jurisdiction and Service of Process. ANY PROCEEDING OR ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MUST BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, ONLY TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE), AND EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY (I) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH PROCEEDING OR ACTION, (II) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO PERSONAL JURISDICTION, VENUE OR TO CONVENIENCE OF FORUM, (III) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH PROCEEDING OR ACTION SHALL BE HEARD AND DETERMINED ONLY IN ANY SUCH COURT AND (IV) AGREES NOT TO BRING ANY PROCEEDING OR ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3(h), WITHOUT LIMITING THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MATTER PERMITTED BY APPLICABLE LAWS.

(c) Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(c).

(d) Assignment; Third Parties. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. This Agreement and all obligations of a Holder are personal to such Holder and may not be transferred or delegated at any time. Nothing contained in this Agreement shall be construed to confer upon any person who is not a signatory hereto any rights or benefits, as a third party beneficiary or otherwise.

(e) Specific Performance. Each Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by such Holder, money damages will be inadequate and the Company will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by such Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by a Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(f) Amendment; Waiver. Upon (i) the approval of a majority of the total number of directors serving on the Board of Directors of the Company and (ii) the written consent of the Holders of a majority of the total Lock-Up Shares, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by the Company, or any of such provisions, covenants or conditions may be amended or modified, so long as no Holder is impacted disproportionately than any other Holder by such waiver, amendment or modification; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects a Holder, solely in its capacity as a holder of Lock-Up Shares, shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

(g) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h) Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid or (iii) when delivered by FedEx or other nationally recognized overnight delivery service, addressed, if to the Company, to: [●], [●], Attn: Investor Relations, email: [●], with a copy, which shall not constitute notice, to [●], [●], Attn: General Counsel, email: [●]; and if to any Holder, at such Holder’s address or email address as set forth in the Company’s books and records.

(i) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(j) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Notwithstanding the foregoing, nothing in this Agreement (other than Section 2(f)) shall limit any of the rights, remedies or obligations of the Company or any of the Holders under any other agreement between any of the Holders and the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Holders or the Company under this Agreement.

(k) Several Liability: The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.

(l) Counterparts. The undersigned hereby consents to receipt of this Agreement in electronic form and understands and agrees that this Agreement may be signed electronically. In the event that any signature is delivered by facsimile transmission, electronic mail or otherwise by electronic transmission evidencing an intent to sign this Agreement, such facsimile transmission, electronic mail or other electronic transmission shall create a valid and binding obligation of the undersigned with the same force and effect as if such signature were an original. Execution and delivery of this Agreement by facsimile transmission, electronic mail or other electronic transmission is legal, valid and binding for all purposes.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

COMPANY:

[●]

By:
Name:
Title:

HOLDER:

SCS Sponsor III LLC

By:
Name:	Chamath Palihapitiya
Title:	Chief Executive Officer

HOLDER:

Uma Sinha

HOLDER:

Marc Semigran

[Signature Page to Lock-Up Agreement]

HOLDER:

[NAME]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

SCHEDULE 1

SPONSOR KEY HOLDERS

1.	Uma Sinha

2.	Marc Semigran

SCHEDULE 2

PROKIDNEY HOLDERS

1.	Tolerantia, LLC

2.	Control Empresarial de Capitales, S.A. de C.V.

3.	ProKidney Management Equity LLC

4.	Pablo Legorreta

5.	Tim Bertram

6.	James Coulston

7.	Deepak Jain

8.	Ashley Johns

9.	Joe Stavas

10.	Gail Ward

11.	Darin Weber

12.	William Doyle

13.	Alan Lotvin

14.	Brian Pereira

15.	DEKA Research & Development Corp.

16.	Any other Closing Company Unitholders not otherwise identified herein

ANNEX K

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on January 18, 2022, by and between Social Capital Suvretta Holdings Corp. III, a Cayman Islands exempted company (“SCS”), and the undersigned subscriber (the “Investor”).

WHEREAS, this Subscription Agreement is being entered into in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and between SCS and ProKidney, LP, a limited partnership organized pursuant to the laws of Ireland (the “Company”), pursuant to which, among other things, the Company will issue common units of the Company to SCS in exchange for a combination of SCS Class B Ordinary Shares and cash, SCS will be admitted as the general partner of the Company, and the Company will distribute the SCS Class B Ordinary Shares received from SCS to certain of the Company’s existing unitholders, on the terms and subject to the conditions therein (collectively, the “Transaction”);

WHEREAS, in connection with the Transaction, SCS is seeking commitments from interested investors to purchase, prior to the closing of the Transaction, SCS’s Class A ordinary shares, par value $0.0001 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Subscription Price”);

WHEREAS, the aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount;” and

WHEREAS, substantially concurrently with the execution of this Subscription Agreement, SCS is entering into: (a) separate subscription agreements with certain other investors that are existing directors, officers or equityholders of SCS, SCS Sponsor III LLC, a Cayman Islands limited liability company, and/or their respective affiliates with an aggregate purchase price of approximately $155,000,000 (collectively, the “Insider PIPE Investors” and, such investment, the “Insider PIPE Investment”); (b) separate financing agreements with existing directors, officers or equityholders of the Company and/or its affiliates (the “Management PIPE Investors”) for an aggregate amount of $50,000,000 to $100,000,000 (the “Management PIPE Investment”); and (c) separate subscription agreements (collectively, the “Other Subscription Agreements”) with certain investors, severally and not jointly (other than the Insider PIPE Investors and the Management PIPE Investors) with an aggregate purchase price of approximately $370,000,000 (inclusive of the Subscription Amount, but exclusive of any Additional Subscription Agreements (as defined in Section 6(u) below)) (together with the Insider PIPE Investment and the Management PIPE Investment, the “PIPE Investment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and SCS acknowledges and agrees as follows:

1. Subscription. The Investor hereby irrevocably subscribes for, and agrees to purchase from SCS, and SCS hereby agrees to issue and sell to the Investor, the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein.

2. Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) shall occur on a closing date (the “Closing Date”) specified in the Closing Notice (as defined below), and be conditioned upon the prior or substantially concurrent consummation of the Transaction (the closing date of the Transaction, the “Transaction Closing Date”). Upon delivery of written notice from (or on behalf of) SCS to the Investor (the “Closing Notice”) that SCS reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on an expected Transaction Closing Date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver the Subscription Amount three

(3) business days prior to the expected Closing Date by wire transfer of United States dollars in immediately available funds to the account(s) specified by SCS in the Closing Notice. On the Closing Date, SCS shall issue the Shares to the Investor and subsequently cause the Shares to be registered in book entry form in the name of the Investor on the SCS share register. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York or governmental authorities in the Cayman Islands are authorized or required by law to close. Prior to the Closing, Investor shall deliver to SCS a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. In the event the Transaction Closing Date does not occur within two (2) business days after the Closing Date under this Subscription Agreement, the Subscription Amount will be returned to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book-entries for the Shares shall be deemed repurchased and cancelled; provided that, unless this Subscription Agreement has been terminated pursuant to Section 9 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation to purchase the Shares at the Closing, and the Investor shall remain obligated (i) to redeliver funds to SCS following SCS’s delivery to the Investor of a new Closing Notice and (ii) to consummate the Closing substantially concurrently with the consummation of the Transaction.

[In place of the above, the below will be included for mutual funds and other certain regulated investors:

The closing of the sale of the Shares contemplated hereby (the “Closing”) shall occur on the anticipated closing date of the Transaction (the “Transaction Closing Date”) as specified in the Closing Notice (as defined below) (the “Closing Date”). Upon delivery of written notice from (or on behalf of) SCS to the Investor (the “Closing Notice”), that SCS reasonably expects all conditions to the closing of the Transaction to be satisfied or waived (in writing by any person who has the authority to make such waiver) on an expected Transaction Closing Date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver, subject to the conditions set forth in this Section 2, the Subscription Amount on the specified Closing Date by wire transfer of United States dollars in immediately available funds to the account(s) specified by SCS in the Closing Notice. On the Closing Date and prior to the release of its Subscription Amount by the Investor, SCS shall issue the Shares against payment of the Subscription Amount to the Investor and cause the Shares to be registered in book entry form in the name of the Investor on SCS’s share register and will provide to the Investor evidence of such issuance from SCS’s transfer agent. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York or governmental authorities in the Cayman Islands are authorized or required by law to close. Prior to the Closing upon request of SCS, Investor shall deliver to SCS a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. In the event the Transaction Closing Date does not occur within two (2) business days after the expected Transaction Closing Date set forth in the Closing Notice, SCS shall promptly (but not later than two (2) business days thereafter) return the Subscription Amount to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book-entries for the Shares shall be deemed repurchased and cancelled; provided that, unless this Subscription Agreement has been terminated pursuant to Section 9 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation to purchase the Shares at the Closing, and the Investor shall remain obligated (i) to redeliver funds to SCS following SCS’s delivery to the Investor of a new Closing Notice and (ii) to consummate the Closing substantially concurrently with the consummation of the Transaction.]

3. Closing Conditions. The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the satisfaction (or waiver in writing by each party entitled to the benefit thereof) of the following conditions: (a) there shall not be in force any injunction or order enjoining or prohibiting the issuance and sale of the Shares under this Subscription Agreement; (b) the terms of the Transaction Agreement (including the conditions thereto) shall not have been amended, and Section 8.3(d) of the Transaction Agreement shall not have been waived, in a manner that is materially adverse to the Investor (in its capacity as such); (c) the Shares (including the Shares acquired hereunder) have been approved for listing on the Nasdaq (as defined below), subject only to official notice of the issuance thereof; and (d)(i) solely with respect to the Investor’s obligation to close, the representations and warranties made by SCS, and (ii) solely with respect to SCS’s obligation to close, the representations and warranties made by the Investor, in each case, in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date other than (x) those representations and warranties qualified by materiality, Material Adverse Effect (as defined below) or similar qualification, which shall be true and correct in all respects as of the Closing Date, and (y) those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects (or, if qualified by materiality, Material Adverse Effect or similar qualification, all respects) as of such date, in each case without giving effect to the consummation of the Transactions.

4. Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement. For the avoidance of doubt, the Investor is not executing any lock-up or similar agreement with SCS.

5. SCS Representations and Warranties. SCS represents and warrants to the Investor that:

(a) SCS is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). SCS has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable, free and clear of all liens or other encumbrances (other than those arising under this Agreement or applicable securities laws or those imposed by the Investor) and will not have been issued in violation of or subject to any preemptive or similar rights created under SCS’s organizational documents (as in effect at such time of issuance), under the laws of the Cayman Islands.

(c) This Subscription Agreement has been duly authorized, executed and delivered by SCS and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against SCS in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(d) The issuance and sale by SCS of the Shares pursuant to this Subscription Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SCS or any of its subsidiaries pursuant to the terms of: (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which SCS or any of its subsidiaries is a party or by which SCS or any of its subsidiaries is bound or to which any of the property or assets of SCS is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of SCS and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or materially affect the validity of the Shares or the legal authority of SCS to comply in all material respects with its obligations under this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of SCS; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over SCS or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of SCS to comply in all material respects with its obligations under this Subscription Agreement.

(e) As of their respective filing dates, all reports required to be filed by SCS with the U.S. Securities and Exchange Commission (the “SEC”) since June 29, 2021 (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports under the Exchange Act, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to any registration statement or any proxy statement/prospectus to be filed by SCS with respect to the Transaction or any other information relating to the Transaction or to the Company or any of its affiliates included in any SEC Report or filed as an exhibit thereto, the representation and warranty in this sentence is made to SCS’s knowledge. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by SCS from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports. Notwithstanding the foregoing, this representation and warranty shall not apply to any statement or information in the SEC Reports that relates to changes to historical accounting policies of SCS in connection with any order, directive, guideline, comment or recommendation from the SEC or SCS’s auditors or accountants that is applicable to SCS or SCS’s auditor or accountants (collectively, the “Guidance”), nor shall any correction, amendment or restatement of SCS’s financial statements resulting from or relating to the Guidance result in a breach of any representation or warranty by SCS.

(f) SCS is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) the filings required in accordance with Section 13 of this Subscription Agreement, (iv) those required by The Nasdaq Stock Market LLC (“Nasdaq”), including with respect to obtaining approval of SCS’s shareholders, and (v) the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) As of the date hereof, SCS has not received any written communication from a governmental authority that alleges that SCS is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the Shares by SCS to the Investor.

(i) Neither SCS nor any person acting on its behalf has offered or sold the Shares by any form of general solicitation or general advertising in violation of the Securities Act.

(j) The issued and outstanding Class A ordinary shares of SCS are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no suit, action, proceeding or investigation pending or, to the knowledge of SCS, threatened against SCS by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of the Shares on Nasdaq or to deregister the Shares under the Exchange Act. SCS has taken no action that is designed to terminate the registration of the Shares under the Exchange Act.

(k) SCS is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares other than to the Placement Agents (as defined below).

(l) The Other Subscription Agreements reflect the same Per Share Subscription Price and other terms with respect to the purchase of the Shares that are no more favorable to such subscriber thereunder than the terms of this Subscription Agreement, other than terms particular to the regulatory requirements of such subscriber or its affiliates or related funds. No amendment, waiver or modification to any Other Subscription Agreement has been made that materially benefits such other subscriber thereunder unless the Investor has been offered the same benefits. For the avoidance of doubt, this Section 5(l) shall not apply to any document entered into in connection with the Insider PIPE Investment or the Management PIPE Investment; provided, however, that (i) the Insider PIPE Investment shall be with respect to the same class of ordinary shares being acquired by the Investor hereunder and at the same Per Share Subscription Price and (ii) the Management PIPE Investment shall be with respect to either the same class of ordinary shares being acquired by the Investor hereunder or New Company Common Units (as such term is defined in the Business Combination Agreement) and, at the same Per Share Subscription Price or at $10.00 per New Company Common Unit, as applicable.

(m) Neither SCS nor any of its subsidiaries, affiliates, directors, officers, employees, or, to SCS’s knowledge, (i) the Company nor any of its subsidiaries, affiliates, directors, officers, employees or (ii) SCS’s and the Company’s respective agents or representatives acting on their behalf in connection with this Agreement, is an individual or entity (“Person”) that is, or is owned or controlled by one or more Persons that are: (i) the subject of any sanctions administered or enforced by the United States Government (including the U.S. Department of Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of comprehensive territorial Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, Syria and Venezuela).

6. Investor Representations and Warranties. The Investor represents and warrants to SCS that:

(a) The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A hereto, (ii) is acquiring the Shares only for its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A hereto). The Investor, if such Investor is not a natural person, is not an entity formed for the specific purpose of acquiring the Shares and is an “institutional account” as defined by FINRA Rule 4512(c) of an investment adviser to which the Investor has delegated investment decision making authority. The Investor, or its investment adviser, as applicable, is aware that the sale of the Shares is being made in reliance on a private placement exemption from registration under the Securities Act and is acquiring the Shares for the Investor’s own account or for an account over which it exercises sole discretion for another qualified institutional buyer or accredited investor.

(b) The Investor, or its investment adviser, as applicable, acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Shares have not been registered under the Securities Act and that SCS is not required to register the Shares except as set forth in Section 8 of this Subscription Agreement. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to SCS or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates or book entries representing the Shares shall contain a restrictive legend to such effect (provided that such legend may be subject to removal in accordance with Section 8(d)). The Investor, or its investment adviser, as applicable, acknowledges and agrees that the Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, the

Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor, or its investment adviser, as applicable, acknowledges and agrees that the Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) will apply to the Shares. The Investor acknowledges and agrees that it has been advised to consult legal, tax and accounting prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

(c) The Investor acknowledges and agrees that the Investor is purchasing the Shares from SCS, and that SCS, the Company, and/or the Placement Agents and/or their respective affiliates may now or in the future own securities of SCS and may purchase Shares. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of SCS, the Company, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of SCS expressly set forth in Section 5 of this Subscription Agreement.

(d) The Investor acknowledges and agrees that the Investor has received or had access to such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to SCS, the Transaction and the business of the Company and its subsidiaries. The Investor acknowledges that Investor has consulted with its own legal, accounting, financial, regulatory, and tax advisors, to the extent deemed appropriate. Without limiting the generality of the foregoing, the Investor acknowledges that it has had the opportunity to review SCS’s filings with the SEC. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the opportunity to review financial and other information as it deemed necessary to make its decision, and ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

(e) The Investor acknowledges that certain information provided to the Investor was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Investor acknowledges that such information and projections were prepared without the participation of the Placement Agents and that the Placement Agents, SCS and the Company do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections.

(f) The Investor, or its investment adviser, as applicable, became aware of this offering of the Shares solely by means of direct contact between the Investor and SCS, the Company or a representative of SCS or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and SCS, the Company or a representative of SCS or the Company. The Investor, or its investment adviser, as applicable, did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor, or its investment adviser, as applicable, acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, SCS, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of SCS contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in SCS.

(g) The Investor, or its investment adviser, as applicable, acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in SCS’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither SCS nor the Company has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Subscription Agreement.

(h) Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in SCS. The Investor acknowledges specifically that a possibility of total loss exists.

(i) In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor and the representations and warranties of SCS in Section 5. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing concerning SCS, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.

(j) The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

(k) The Investor has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(l) The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory has legal competence and capacity to execute the same or the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding agreement of SCS, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(m) Neither the Investor nor any of its officers, directors, managers, managing members, general partners, subsidiaries, affiliates, or, to the Investor’s knowledge, the Investor’s agents or representatives acting on their behalf in connection with this Agreement is: (i) a person named on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control, or any similar list of sanctioned persons administered by the European Union, any individual European Union member state or the United Kingdom (collectively, “Sanctions Lists”); (ii) directly or indirectly 50% or more owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located, resident in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory that is the subject of comprehensive trade restrictions by the United States, the European Union, any individual European Union member state or the United Kingdom; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or, to the Investor’s knowledge, providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Investor represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor also represents that it maintains policies and procedures reasonably designed to ensure compliance with sanctions administered by the United States, the European Union, any individual European Union member state or the United Kingdom, to the extent applicable to it. The Investor further represents that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

(n) If the Investor is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with ERISA Plans, “Plans”), the Investor represents and warrants that (A) neither SCS nor any of its affiliates has provided investment advice or has otherwise acted as the Plan’s fiduciary, with respect to its decision to acquire and hold the Shares, and none of the parties to the Transaction is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with the Investor’s investment in the Shares; and (B) its purchase of the Shares will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.

(o) No disclosure or offering document has been prepared by Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, Jefferies LLC, Evercore Group LLC, and UBS Securities LLC (collectively, the “Placement Agents”) or any of their respective affiliates in connection with the offer and sale of the Shares.

(p) None of the Placement Agents, nor any of their respective affiliates, nor any control persons, officers, directors, employees, agents or representatives of any of the foregoing has made any independent investigation with respect to SCS, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by SCS.

(q) The Investor agrees that the Placement Agents shall not be liable to the Investor (including in contract, tort, under federal or state securities laws or otherwise) for any action heretofore or hereafter taken or omitted to be taken in connection with the purchase of the Shares. On behalf of the Investor and its affiliates, the Investor releases the Placement Agents in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements related to the purchase of the Shares. This undertaking is given freely and after obtaining independent legal advice.

(r) In connection with the issue and purchase of the Shares, none of the Placement Agents, nor any of their respective affiliates, has acted as the Investor’s financial advisor or fiduciary.

(s) The Investor is aware that Citigroup Global Markets Inc. is acting as one of SCS’s placement agents and is also acting as financial advisor to the Company in connection with the business combination of SCS and the Company.

(t) When required to deliver payment to SCS pursuant to Section 2 above, the Investor will have sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

(u) Notwithstanding anything to the contrary set forth herein, the Investor acknowledges and agrees that, subsequent to the date of this Subscription Agreement and prior to the Closing, SCS may enter into one or more additional subscription agreements (the “Additional Subscription Agreements”) with other investors with terms and conditions that are not more advantageous to the investor thereunder than the terms and conditions set forth in this Subscription Agreement (other than terms particular to the regulatory requirements of such other investor or its affiliates or related funds that are mutual funds or that have been offered to Investor), and entry into such subscription agreements may increase the aggregate amount of Shares being subscribed for in the private placement contemplated by this Subscription Agreement. For the avoidance of doubt, such additional subscription agreements shall reflect not less than the same Per Share Subscription Price and shall, once executed, constitute Other Subscription Agreements for purposes of this Agreement, mutatis mutandis.

7. No Hedging. The Investor hereby agrees that neither he, she or it, his, her or its controlled affiliates, nor any person or entity acting on his, her or its or his, her or its controlled affiliates’ behalf or pursuant to any understanding with him, her or it, shall execute any short sales (as such term is defined in Regulation SHO under the Exchange Act, 17 CFR 242.200) or engage in other hedging transactions of any kind with respect to the Shares during the period from the date of this Subscription Agreement through the Closing (or such earlier termination of this Subscription Agreement). Nothing in this Section 6 shall prohibit any other investment portfolios of Investor that have no knowledge of this Subscription Agreement or of the Investor’s participation in this Transaction and have not been informed by the Investor of the Transaction (including Investor’s affiliates) from entering into any short sales or engaging in other hedging transactions and, if the Investor is a multi-managed investment vehicle, whereby separate portfolio managers manage separate portions of the Investor’s assets, and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of the Investor’s assets, then, in each case, this Section 7 shall only apply with respect to the portion of the assets managed by the portfolio manager that made the investment decision to purchase the Shares to be issued pursuant to this Subscription Agreement.

8. Registration Rights.

(a) SCS agrees that, within thirty (30) calendar days following the Closing Date (such deadline, the “Filing Deadline”), SCS will submit to or file with the SEC (at its sole cost and expense) a registration statement for a shelf registration on Form S-1 or Form S-3 (if SCS is then eligible to use a Form S-3 shelf registration) (the “Registration Statement”), in each case, covering the resale of the Shares acquired by the Investor pursuant to this Subscription Agreement (such Shares and, unless issued in a transaction registered under the Securities Act, any other equity security issued or issuable with respect to such Shares by way of stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, the “Registrable Shares”) and SCS shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the ninetieth (90th) calendar day following the filing date thereof if the SEC notifies SCS (orally or in writing, whichever is earlier) that it will “review” the Registration Statement and (ii) the fifth (5th) business day after the date SCS is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that SCS’s obligations to include the Registrable Shares in the Registration Statement are contingent upon the Investor furnishing in writing to SCS such information regarding the Investor or its permitted assigns, the securities of SCS held by the Investor and the intended method of disposition of the Registrable Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably requested by SCS to effect the registration of the Registrable Shares, and the Investor shall execute such documents in connection with such registration as SCS may reasonably request that are customary of a selling stockholder in similar situations, including providing that SCS shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, during any customary blackout or similar period or as permitted hereunder; provided that the Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares. For as long as the Investor holds Shares, SCS will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to Rule 144 of the Securities Act (in each case, when Rule 144 of the Securities Act becomes available to the Investor). Any failure by SCS to file the Registration Statement by the Filing Deadline or to have the Registration Statement declared effective by the Effectiveness Deadline shall not otherwise relieve SCS of its obligations to file the Registration Statement or to have the Registration Statement declared effective as set forth above in this Section 8.

(b) At its expense SCS shall:

(i) except for such times as SCS is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which SCS determines to obtain, continuously effective with respect to the Investor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (A) the Investor ceases to hold any Registrable Shares, (B) the date all Registrable Shares held by the Investor may be sold without restriction under Rule 144, including, without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for SCS to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (C) two (2) years from the date of effectiveness of the Registration Statement. The period of time during which SCS is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”;

(ii) during the Registration Period, advise the Investor, as expeditiously as possible:

(1) when a Registration Statement or any amendment thereto has been filed with the SEC;

(2) after it shall receive notice or obtain knowledge thereof, of the issuance by the SEC of any stop order suspending or other matter causing the suspension of the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(3) of the receipt by SCS of any notification with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(4) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Notwithstanding anything to the contrary set forth herein, SCS shall not, when so advising the Investor of such events, provide the Investor with any material, nonpublic information regarding SCS other than to the extent that providing notice to the Investor of the occurrence of the events listed in (1) through (4) above constitutes material, nonpublic information regarding SCS;

(iii) during the Registration Period, use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv) during the Registration Period, upon the occurrence of any event contemplated in Section 8(b)(ii)(4) above, except for such times as SCS is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, use its commercially reasonable efforts to, as soon as reasonably practicable, prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) during the Registration Period, use its commercially reasonable efforts to cause all Registrable Shares to be listed on the national securities exchange on which the Class A ordinary shares issued by SCS have been listed;

(vi) during the Registration Period, use its commercially reasonable efforts to allow the Investor to review disclosure regarding the Investor in the Registration Statement; and

(vii) during the Registration Period, otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investor, consistent with the terms of this Subscription Agreement, in connection with the registration of the Registrable Shares.

(c) Notwithstanding anything to the contrary in this Subscription Agreement, SCS shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement if (i) it determines that in order for the Registration Statement not to contain a material misstatement or omission, (A) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly or annual report under the Exchange Act, or (B) the negotiation or consummation of a transaction by SCS or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event SCS’s board of directors reasonably believes would require additional disclosure by SCS in the Registration Statement of material information that SCS has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of SCS’s board of directors to cause the Registration Statement to fail to comply with applicable disclosure requirements, or (ii) in the good faith judgment of SCS’s board of directors, such filing or effectiveness or use of such Registration Statement would be seriously detrimental to SCS and SCS’s board of directors concludes as a result that it is essential to defer such filing (each such circumstance, a “Suspension Event”); provided, however, that SCS may not delay or suspend the Registration Statement on more than two occasions or for more than forty-five (45) consecutive calendar days, or more than sixty (60) total calendar days, in each case during any twelve (12) month period. Upon receipt of any written notice from SCS of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, the Investor agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Investor receives copies of a supplemental or amended prospectus (which SCS agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by SCS that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by SCS unless otherwise required by law or subpoena. If so directed by SCS, the Investor will deliver to SCS or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Registrable Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Shares shall not apply (A) to the extent the Investor is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

(d) If the Shares acquired hereunder are either eligible to be sold (i) pursuant to an effective Registration Statement or (ii) without restriction under, and without SCS being in compliance with the current public information requirements of, Rule 144 under the Securities Act, then at the Investor’s request, SCS shall use its commercially reasonable efforts to cause its transfer agent to remove any restrictive legends related to the book entry account holding such Shares and make a new, unlegended entry for such book entry Shares without restrictive legends within two (2) trading days of any such request therefor from the Investor, provided that SCS and its transfer agent have timely received from the Investor customary representations and other documentation reasonably requested by SCS and its transfer agent in connection therewith. Subject to receipt from the Investor by SCS and its transfer agent of customary representations and other documentation reasonably requested by SCS and its transfer agent in connection therewith, including, if required by SCS’s transfer agent, an opinion of SCS’s counsel, in a form reasonably acceptable to its transfer agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, the Investor may request that SCS remove any legend from the book entry position evidencing its Shares following the earliest of such time as such Shares (i) are covered by and may be sold or transferred pursuant to an effective registration statement, (ii) have been or are about to be sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for SCS to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Shares. If restrictive legends are no longer required for such Shares pursuant to the foregoing, SCS shall, in accordance with the provisions of this Section 8(d) and within two (2) trading days of any request therefor from the Investor accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, use its commercially reasonable efforts to deliver to its transfer agent irrevocable instructions and, upon the transfer agent’s request, a legal opinion of SCS’s counsel, that the transfer agent shall make a new, unlegended entry for such book entry Shares. SCS shall be responsible for the fees of its transfer agent and its legal counsel associated with such removal of legends.

(e) Indemnification.

(i) SCS agrees to indemnify, to the extent permitted by law, the Investor (to the extent a seller under the Registration Statement), its directors and officers and each person who controls the Investor (within the meaning of the Securities Act), to the extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including reasonable and documented attorneys’ fees of one law firm (and one firm of local counsel)) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to SCS by or on behalf of the Investor expressly for use therein.

(ii) In connection with any Registration Statement in which the Investor is participating, the Investor shall furnish (or cause to be furnished) to SCS in writing such information and affidavits as SCS reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify SCS, its directors and officers and each person or entity who controls SCS (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by on behalf of the Investor expressly for use therein; provided, however, that the liability of the Investor shall be several and not joint with any other investor and shall be in proportion to and limited to the net proceeds received by the Investor from the sale of Registrable Shares giving rise to such indemnification obligation.

(iii) Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities purchased pursuant to this Subscription Agreement.

(v) If the indemnification provided under this Section 8(e) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Investor shall be limited to the net proceeds received by the Investor from the sale of Registrable Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 8(e)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8(e)(v) from any person or entity who was not guilty of such fraudulent misrepresentation.

9. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied at the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Closing and (d) September 18, 2022; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. SCS shall notify the Investor of the termination of the Transaction Agreement promptly after the termination thereof. Upon the termination of this Subscription Agreement in accordance with this Section 9, any monies paid by the Investor to SCS to purchase Shares hereunder shall be promptly (and in any event within one (1) business day after such termination) returned to the Investor.

10. Trust Account Waiver. The Investor acknowledges that SCS is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving SCS and one or more businesses or assets. The Investor further acknowledges that, as described in SCS’s prospectus relating to its initial public offering dated June 29, 2021 (the “IPO Prospectus”) available at www.sec.gov, substantially all of SCS’s assets consist of the cash proceeds of SCS’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of SCS, its public shareholders and the underwriter of SCS’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to SCS to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the IPO Prospectus. For and in consideration of SCS entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided that nothing in this Section 10 shall be deemed to limit the Investor’s right, title, interest or claim to the Trust Account by virtue of the Investor’s record or beneficial ownership of Class A ordinary shares of SCS acquired by any means other than pursuant to this Subscription Agreement.

11. Miscellaneous.

(a) Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned, other than an assignment to any fund or account managed by the same investment manager as the Investor or an affiliate thereof, subject to, if such transfer or assignment is prior to the Closing, such transferee or assignee, as applicable, executing a joinder to this Subscription Agreement or a separate subscription agreement in substantially the same form as this Subscription Agreement, including with respect to the Subscription Amount and other terms and conditions; provided that, in the case of any such transfer or assignment, the initial party to this Subscription Agreement shall remain bound by its obligations under this Subscription Agreement in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Shares contemplated hereby. Neither this Subscription Agreement nor any rights that may accrue to SCS hereunder or any of SCS’s obligations may be transferred or assigned other than pursuant to the Transaction.

(b) SCS may request from the Investor such additional information as SCS may deem necessary to evaluate the eligibility of the Investor to acquire the Shares and in connection with the inclusion of the Shares in the Registration Statement, and the Investor shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided that SCS agrees to keep any such information provided by the Investor confidential, except as required by laws, rules or regulations, at the request of the staff of the SEC or another regulatory agency or by the regulations of the Nasdaq. The Investor acknowledges that SCS may file a copy of the form of this Subscription Agreement with the SEC as an exhibit to or within a current or periodic report or a registration statement of SCS.

(c) The Investor acknowledges that SCS and the Placement Agents (as third party beneficiaries with the right to enforce Section 4, Section 5, Section 6, Section 11, and Section 12 hereof on their own behalf and not, for the avoidance of doubt, on behalf of SCS) will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify SCS and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties of the Investor set forth herein are no longer accurate.

(d) SCS, the Company, the Placement Agents and the Investor are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(e) All of the representations and warranties contained in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Subscription Agreement shall survive the Closing until the applicable statute of limitations or in accordance with their respective terms, if a shorter period.

(f) This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 9 above) except by an instrument in writing, signed by each of the parties hereto and, to the extent required by the Transaction Agreement, the Company. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(g) This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 8(e), Section 11(c) with respect to the persons referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

(h) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i) If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(j) Without limiting any remedies of a party hereunder for a breach of this Subscription Agreement by the other party, each party shall pay its own costs and expenses incurred in connection with the negotiation and execution of this Subscription Agreement and consummation of the transactions contemplated hereby, whether or not such transactions are consummated.

(k) This Subscription Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(l) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to specific enforcement of this Subscription Agreement, in addition to any other remedy to which any party is entitled at law, in equity, in contract, in tort or otherwise. In the event that any claim, action, suit or proceeding shall be brought in equity to enforce the provisions of this Subscription Agreement, no party hereto shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law, and each party hereto agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(m) Any claim, action, suit or proceeding based upon, arising out of or related to this Subscription Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, only to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), and each of the parties hereto irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such claim, action, suit or proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of such action, suit or proceeding shall be heard and determined only in any such court and (iv) agrees not to bring any claim, action, suit or proceeding arising out of or relating to this Subscription Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction to enforce judgments obtained in any claim, action, suit or proceeding brought in accordance with this Section 11(m), provided that service of process with respect to any such claim, action, suit or proceeding may also be made upon any party hereto by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 14.

(n) This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other State.

(o) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(o).

12. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of SCS expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in SCS. The Investor acknowledges and agrees that, to the maximum extent permitted by law, none of (i) any other investor pursuant to this Subscription Agreement or any Other Subscription Agreement (including any such investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, (iii) any party to the Transaction Agreement (other than SCS) or (iv) any affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of any of SCS, the Company or any other party to the Transaction Agreement shall be liable to the Investor pursuant to this Subscription Agreement, the negotiation hereof or the subject matter hereof, or the transactions contemplated hereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.

13. Press Releases. SCS shall, by 9:00 a.m., New York City time, on the first business day immediately following the date of this Subscription Agreement, issue one or more press releases or furnish or file with the SEC a Current Report on Form 8-K, registration statement or proxy statement for the Transaction (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, the PIPE Investment, all material terms of the Transaction and any other material, non-public information about SCS or the Transaction that SCS has provided to the Investor at any time prior to the filing of the Disclosure Document. From and after the disclosure of the Disclosure Document, to the knowledge of SCS, the Investor shall not be in possession of any material, non-public information about SCS or the Transaction received from SCS, unless otherwise agreed in writing by such Investor. All press releases or other public communications or marketing materials relating to the transactions contemplated hereby between SCS and the Investor, and the method of the release for publication thereof, shall be subject to the prior approval of (i) SCS and (ii) to the extent such press release or public communication references the Investor or its affiliates or investment advisers by name, the Investor in writing. The restriction in this Section 13 shall not apply to the extent the public announcement is required by applicable securities law, any governmental authority or stock exchange rule; provided that in such an event, the applicable party shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

14. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Investor, to the address provided on the Investor’s signature page hereto.

If to SCS, to:

Social Capital Suvretta Holdings Corp. III

2850 W. Horizon Ridge Parkway, Suite 200

Henderson, NV 89052

Attention: James Ryans, Chief Financial Officer

Email: legal@socialcapital.com

with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, NY 10019

Attention: Raaj S. Narayan

Email: rsnarayan@wlrk.com

and

ProKidney, LP

3929 Westpoint Blvd.

Suite G

Winston-Salem, NC 27103

Attention: Tim Bertram, Chief Executive Officer

Email: Tim.Bertram@prokidney.com

and

Davis Polk & Wardwell LLP

450 Lexington Ave

New York, NY 10017

Attention: Richard D. Truesdell Jr., Lee Hochbaum

Email: richard.truesdell@davispolk.com, lee.hochbaum@davispolk.com

and

Mintz, Levin, Cohn, Ferris, Glovsky, and Popeo, P.C.

555 12th Street NW

Suite 1100

Washington, D.C. 20004

Attention: Matthew Simpson

Email: MTSimpson@mintz.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first written above.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Email:	Email:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by SCS in the Closing Notice.

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, SCS has accepted this Subscription Agreement as of the date first written above.

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. III

By:
Name: Chamath Palihapitiya
Title: Chief Executive Officer

[Signature Page to Subscription Agreement]

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

          (Please check the applicable subparagraphs):

☐	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

OR

B.	ACCREDITED INVESTOR STATUS

          (Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐

Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐

Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

[Schedule A to Subscription Agreement]

☐

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person;

☐	Any entity in which all of the equity owners are accredited investors;

☐

Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Securities and Exchange Commission has designated as qualifying an individual for accredited investor status;

☐

Any “family office,” as defined in rule 202(a)(11)(g)-1 under the Investment Advisers Act of 1940, as amended, with assets under management in excess of $5,000,000, not formed to acquire the securities offered, and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; or

☐

Any “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, as amended, of a family office meeting the requirements set forth above and whose prospective investment in the issuer is directed by such family office pursuant to the requirements set forth above.

This page should be completed by the Investor

and constitutes a part of the Subscription Agreement.

[Schedule A to Subscription Agreement]

ANNEX L

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on January 18, 2022, by and between Social Capital Suvretta Holdings Corp. III, a Cayman Islands exempted company (“SCS”), and the undersigned subscriber (the “Investor”).

WHEREAS, this Subscription Agreement is being entered into in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and between SCS and ProKidney, LP, a limited partnership organized pursuant to the laws of Ireland (the “Company”), pursuant to which, among other things, the Company will issue common units of the Company to SCS in exchange for a combination of SCS Class B Ordinary Shares and cash, SCS will be admitted as the general partner of the Company, and the Company will distribute the SCS Class B Ordinary Shares received from SCS to certain of the Company’s existing unitholders, on the terms and subject to the conditions therein (collectively, the “Transaction”);

WHEREAS, in connection with the Transaction, SCS is seeking commitments from interested investors to purchase, prior to the closing of the Transaction, SCS’s Class A ordinary shares, par value $0.0001 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Subscription Price”);

WHEREAS, the aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount;” and

WHEREAS, substantially concurrently with the execution of this Subscription Agreement, SCS is entering into: (a) separate subscription agreements with certain other investors that are existing directors, officers or equityholders of SCS, SCS Sponsor III LLC, a Cayman Islands limited liability company, and/or their respective affiliates with an aggregate purchase price of approximately $155,000,000 (collectively, the “Insider PIPE Investors” and, such investment, the “Insider PIPE Investment”); (b) separate financing agreements with existing directors, officers or equityholders of the Company and/or its affiliates (the “Management PIPE Investors”) for an aggregate amount of $50,000,000 to $100,000,000 (the “Management PIPE Investment”); and (c) separate subscription agreements (collectively, the “Other Subscription Agreements”) with certain investors, severally and not jointly (other than the Insider PIPE Investors and the Management PIPE Investors) with an aggregate purchase price of approximately $370,000,000 (inclusive of the Subscription Amount, but exclusive of any Additional Subscription Agreements (as defined in Section 6(u) below)) (together with the Insider PIPE Investment and the Management PIPE Investment, the “PIPE Investment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and SCS acknowledges and agrees as follows:

1. Subscription. The Investor hereby irrevocably subscribes for, and agrees to purchase from SCS, and SCS hereby agrees to issue and sell to the Investor, the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein.

2. Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) shall occur on a closing date (the “Closing Date”) specified in the Closing Notice (as defined below), and be conditioned upon the prior or substantially concurrent consummation of the Transaction (the closing date of the Transaction, the “Transaction Closing Date”). Upon delivery of written notice from (or on behalf of) SCS to the Investor (the “Closing Notice”) that SCS reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on an expected Transaction Closing Date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver the Subscription Amount three

(3) business days prior to the expected Closing Date by wire transfer of United States dollars in immediately available funds to the account(s) specified by SCS in the Closing Notice. On the Closing Date, SCS shall issue the Shares to the Investor and subsequently cause the Shares to be registered in book entry form in the name of the Investor on the SCS share register. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York or governmental authorities in the Cayman Islands are authorized or required by law to close. Prior to the Closing, Investor shall deliver to SCS a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. In the event the Transaction Closing Date does not occur within two (2) business days after the Closing Date under this Subscription Agreement, the Subscription Amount will be returned to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book-entries for the Shares shall be deemed repurchased and cancelled; provided that, unless this Subscription Agreement has been terminated pursuant to Section 9 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation to purchase the Shares at the Closing, and the Investor shall remain obligated (i) to redeliver funds to SCS following SCS’s delivery to the Investor of a new Closing Notice and (ii) to consummate the Closing substantially concurrently with the consummation of the Transaction.

3. Closing Conditions. The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the satisfaction (or waiver in writing by each party entitled to the benefit thereof) of the following conditions: (a) there shall not be in force any injunction or order enjoining or prohibiting the issuance and sale of the Shares under this Subscription Agreement; (b) the terms of the Transaction Agreement (including the conditions thereto) shall not have been amended, and Section 8.3(d) of the Transaction Agreement shall not have been waived, in a manner that is materially adverse to the Investor (in its capacity as such); (c) the Shares (including the Shares acquired hereunder) have been approved for listing on the Nasdaq (as defined below), subject only to official notice of the issuance thereof; and (d)(i) solely with respect to the Investor’s obligation to close, the representations and warranties made by SCS, and (ii) solely with respect to SCS’s obligation to close, the representations and warranties made by the Investor, in each case, in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date other than (x) those representations and warranties qualified by materiality, Material Adverse Effect (as defined below) or similar qualification, which shall be true and correct in all respects as of the Closing Date, and (y) those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects (or, if qualified by materiality, Material Adverse Effect or similar qualification, all respects) as of such date, in each case without giving effect to the consummation of the Transactions.

4. Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement. For the avoidance of doubt, the Investor is not executing any lock-up or similar agreement with SCS.

5. SCS Representations and Warranties. SCS represents and warrants to the Investor that:

(a) SCS is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). SCS has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable, free and clear of all liens or other encumbrances (other than those arising under this Agreement or applicable securities laws or those imposed by the Investor) and will not have been issued in violation of or subject to any preemptive or similar rights created under SCS’s organizational documents (as in effect at such time of issuance), under the laws of the Cayman Islands.

(c) This Subscription Agreement has been duly authorized, executed and delivered by SCS and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against SCS in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(d) The issuance and sale by SCS of the Shares pursuant to this Subscription Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SCS or any of its subsidiaries pursuant to the terms of: (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which SCS or any of its subsidiaries is a party or by which SCS or any of its subsidiaries is bound or to which any of the property or assets of SCS is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of SCS and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or materially affect the validity of the Shares or the legal authority of SCS to comply in all material respects with its obligations under this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of SCS; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over SCS or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of SCS to comply in all material respects with its obligations under this Subscription Agreement.

(e) As of their respective filing dates, all reports required to be filed by SCS with the U.S. Securities and Exchange Commission (the “SEC”) since June 29, 2021 (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports under the Exchange Act, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to any registration statement or any proxy statement/prospectus to be filed by SCS with respect to the Transaction or any other information relating to the Transaction or to the Company or any of its affiliates included in any SEC Report or filed as an exhibit thereto, the representation and warranty in this sentence is made to SCS’s knowledge. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by SCS from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports. Notwithstanding the foregoing, this representation and warranty shall not apply to any statement or information in the SEC Reports that relates to changes to historical accounting policies of SCS in connection with any order, directive, guideline, comment or recommendation from the SEC or SCS’s auditors or accountants that is applicable to SCS or SCS’s auditor or accountants (collectively, the “Guidance”), nor shall any correction, amendment or restatement of SCS’s financial statements resulting from or relating to the Guidance result in a breach of any representation or warranty by SCS.

(f) SCS is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) the filings required in accordance with Section 13 of this Subscription Agreement, (iv) those required by The Nasdaq Stock Market LLC (“Nasdaq”), including with respect to obtaining approval of SCS’s shareholders, and (v) the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) As of the date hereof, SCS has not received any written communication from a governmental authority that alleges that SCS is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the Shares by SCS to the Investor.

(i) Neither SCS nor any person acting on its behalf has offered or sold the Shares by any form of general solicitation or general advertising in violation of the Securities Act.

(j) The issued and outstanding Class A ordinary shares of SCS are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no suit, action, proceeding or investigation pending or, to the knowledge of SCS, threatened against SCS by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of the Shares on Nasdaq or to deregister the Shares under the Exchange Act. SCS has taken no action that is designed to terminate the registration of the Shares under the Exchange Act.

(k) SCS is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares other than to the Placement Agents (as defined below).

(l) The Other Subscription Agreements reflect the same Per Share Subscription Price and other terms with respect to the purchase of the Shares that are no more favorable to such subscriber thereunder than the terms of this Subscription Agreement, other than terms particular to the regulatory requirements of such subscriber or its affiliates or related funds. No amendment, waiver or modification to any Other Subscription Agreement has been made that materially benefits such other subscriber thereunder unless the Investor has been offered the same benefits. For the avoidance of doubt, this Section 5(l) shall not apply to any document entered into in connection with the Insider PIPE Investment or the Management PIPE Investment; provided, however, that (i) the Insider PIPE Investment shall be with respect to the same class of ordinary shares being acquired by the Investor hereunder and at the same Per Share Subscription Price and (ii) the Management PIPE Investment shall be with respect to either the same class of ordinary shares being acquired by the Investor hereunder or New Company Common Units (as such term is defined in the Business Combination Agreement) and, at the same Per Share Subscription Price or at $10.00 per New Company Common Unit, as applicable.

(m) Neither SCS nor any of its subsidiaries, affiliates, directors, officers, employees, or, to SCS’s knowledge, (i) the Company nor any of its subsidiaries, affiliates, directors, officers, employees or (ii) SCS’s and the Company’s respective agents or representatives acting on their behalf in connection with this Agreement, is an individual or entity (“Person”) that is, or is owned or controlled by one or more Persons that are: (i) the subject of any sanctions administered or enforced by the United States Government (including the U.S. Department of Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of comprehensive territorial Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, Syria and Venezuela).

6. Investor Representations and Warranties. The Investor represents and warrants to SCS that:

(a) The Investor (i) is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A hereto, (ii) is acquiring the Shares only for its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A hereto). The Investor, or its investment adviser, as applicable, is aware that the sale of the Shares is being made in reliance on a private placement exemption from registration under the Securities Act and is acquiring the Shares for the Investor’s own account or for an account over which it exercises sole discretion for another qualified institutional buyer or accredited investor.

(b) The Investor, or its investment adviser, as applicable, acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Shares have not been registered under the Securities Act and that SCS is not required to register the Shares except as set forth in Section 8 of this Subscription Agreement. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to SCS or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates or book entries representing the Shares shall contain a restrictive legend to such effect (provided that such legend may be subject to removal in accordance with Section 8(d)). The Investor, or its investment adviser, as applicable, acknowledges and agrees that the Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor, or its investment adviser, as applicable, acknowledges and agrees that the Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) will apply to the Shares. The Investor acknowledges and agrees that it has been advised to consult legal, tax and accounting prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

(c) The Investor acknowledges and agrees that the Investor is purchasing the Shares from SCS, and that SCS, the Company, and/or the Placement Agents and/or their respective affiliates may now or in the future own securities of SCS and may purchase Shares. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of SCS, the Company, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of SCS expressly set forth in Section 5 of this Subscription Agreement.

(d) The Investor acknowledges and agrees that the Investor has received or had access to such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to SCS, the Transaction and the business of the Company and its subsidiaries. The Investor acknowledges that Investor has consulted with its own legal, accounting, financial, regulatory, and tax advisors, to the extent deemed appropriate. Without limiting the generality of the foregoing, the Investor acknowledges that it has had the opportunity to review SCS’s filings with the SEC. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the opportunity to review financial and other information as it deemed necessary to make its decision, and ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

(e) The Investor acknowledges that certain information provided to the Investor was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Investor acknowledges that such information and projections were prepared without the participation of the Placement Agents and that the Placement Agents, SCS and the Company do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections.

(f) The Investor, or its investment adviser, as applicable, became aware of this offering of the Shares solely by means of direct contact between the Investor and SCS, the Company or a representative of SCS or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and SCS, the Company or a representative of SCS or the Company. The Investor, or its investment adviser, as applicable, did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor, or its investment adviser, as applicable, acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, SCS, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of SCS contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in SCS.

(g) The Investor, or its investment adviser, as applicable, acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in SCS’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither SCS nor the Company has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Subscription Agreement.

(h) Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in SCS. The Investor acknowledges specifically that a possibility of total loss exists.

(i) In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor and the representations and warranties of SCS in Section 5. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing concerning SCS, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.

(j) The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

(k) The Investor the requisite power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(l) The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound. The signature of the Investor on this Subscription Agreement is genuine, and the signatory has legal competence and capacity to execute the same or the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding agreement of SCS, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(m) The Investor is not: (i) a person named on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control, or any similar list of sanctioned persons administered by the European Union, any individual European Union member state or the United Kingdom (collectively, “Sanctions Lists”); (ii) acting on behalf of one or more persons on a Sanctions List; (iii) located, resident in, or a citizen or national of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory that is the subject of comprehensive trade restrictions by the United States, the European Union, any individual European Union member state or the United Kingdom or (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 (collectively, a “Prohibited Investor”). The Investor further represents that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

(n) The Investor has had no contact with any of Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, Jefferies LLC, Evercore Group LLC, and UBS Securities LLC (collectively, the “Placement Agents”) or any of their respective affiliates with respect to the issue and purchase of the Shares.

(o) None of the Placement Agents, nor any of their respective affiliates, nor any control persons, officers, directors, employees, agents or representatives of any of the foregoing has made any independent investigation with respect to SCS, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by SCS.

(p) The Investor agrees that the Placement Agents shall not be liable to the Investor (including in contract, tort, under federal or state securities laws or otherwise) for any action heretofore or hereafter taken or omitted to be taken in connection with the purchase of the Shares. On behalf of the Investor and its affiliates, the Investor releases the Placement Agents in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements related to the purchase of the Shares. This undertaking is given freely and after obtaining independent legal advice.

(q) In connection with the issue and purchase of the Shares, none of the Placement Agents, nor any of their respective affiliates, has acted as the Investor’s financial advisor or fiduciary.

(r) The Investor is aware that Citigroup Global Markets Inc. is acting as one of SCS’s placement agents and is also acting as financial advisor to the Company in connection with the business combination of SCS and the Company.

(s) When required to deliver payment to SCS pursuant to Section 2 above, the Investor will have sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

(t) The Investor acknowledges and agrees that it has not received any recommendation with respect to the subscription from the Placement Agents and thus will not be deemed to form a relationship with any of the Placement Agents in connection with the subscription as contemplated by this Subscription Agreement that would require any Placement Agents to treat the subscriber as a “retail customer” for purposes of Regulation Best Interest pursuant to Rule 11-1 of the Exchange Act, or a “retail investor” for purposes of Form CRS pursuant to Rule 17a-14 of the Exchange Act. Accordingly, the Investor acknowledges and agrees that it is not entitled to the protections or disclosures required by Regulation Best Interest or Form CRS with respect to the subscription hereunder.

(u) Notwithstanding anything to the contrary set forth herein, the Investor acknowledges and agrees that, subsequent to the date of this Subscription Agreement and prior to the Closing, SCS may enter into one or more additional subscription agreements (the “Additional Subscription Agreements”) with other investors with terms and conditions that are not more advantageous to the investor thereunder than the terms and conditions set forth in this Subscription Agreement (other than terms particular to the regulatory requirements of such other investor or its affiliates or related funds that are mutual funds or that have been offered to Investor), and entry into such subscription agreements may increase the aggregate amount of Shares being subscribed for in the private placement contemplated by this Subscription Agreement. For the avoidance of doubt, such additional subscription agreements shall reflect not less than the same Per Share Subscription Price and shall, once executed, constitute Other Subscription Agreements for purposes of this Agreement, mutatis mutandis.

7. No Hedging. The Investor hereby agrees that neither he, she or it, his, her or its controlled affiliates, nor any person or entity acting on his, her or its or his, her or its controlled affiliates’ behalf or pursuant to any understanding with him, her or it, shall execute any short sales (as such term is defined in Regulation SHO under the Exchange Act, 17 CFR 242.200) or engage in other hedging transactions of any kind with respect to the Shares during the period from the date of this Subscription Agreement through the Closing (or such earlier termination of this Subscription Agreement). Nothing in this Section 7 shall prohibit any other investment portfolios of Investor that have no knowledge of this Subscription Agreement or of the Investor’s participation in this Transaction and have not been informed by the Investor of the Transaction (including Investor’s affiliates) from entering into any short sales or engaging in other hedging transactions and, if the Investor is a multi-managed investment vehicle, whereby separate portfolio managers manage separate portions of the Investor’s assets, and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of the Investor’s assets, then, in each case, this Section 7 shall only apply with respect to the portion of the assets managed by the portfolio manager that made the investment decision to purchase the Shares to be issued pursuant to this Subscription Agreement.

8. Registration Rights.

(a) SCS agrees that, within thirty (30) calendar days following the Closing Date (such deadline, the “Filing Deadline”), SCS will submit to or file with the SEC (at its sole cost and expense) a registration statement for a shelf registration on Form S-1 or Form S-3 (if SCS is then eligible to use a Form S-3 shelf registration) (the “Registration Statement”), in each case, covering the resale of the Shares acquired by the Investor pursuant to this Subscription Agreement (such Shares and, unless issued in a transaction registered under the Securities Act, any other equity security issued or issuable with respect to such Shares by way of stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, the “Registrable Shares”) and SCS shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the ninetieth (90th) calendar day following the filing date thereof if the SEC notifies SCS (orally or in writing, whichever is earlier) that it will “review” the Registration Statement and (ii) the fifth (5th) business day after the date SCS is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that SCS’s obligations to include the Registrable Shares in the Registration Statement are contingent upon the Investor furnishing in writing to SCS such information regarding the Investor or its permitted assigns, the securities of SCS held by the Investor and the intended method of disposition of the Registrable Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably requested by SCS to effect the registration of the Registrable Shares, and the Investor shall execute such documents in connection with such registration as SCS may reasonably request that are customary of a selling stockholder in similar situations, including providing that SCS shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, during any customary blackout or similar period or as permitted hereunder; provided that the Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares. For as long as the Investor holds Shares, SCS will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to Rule 144 of the Securities Act (in each case, when Rule 144 of the Securities Act becomes available to the Investor). Any failure by SCS to file the Registration Statement by the Filing Deadline or to have the Registration Statement declared effective by the Effectiveness Deadline shall not otherwise relieve SCS of its obligations to file the Registration Statement or to have the Registration Statement declared effective as set forth above in this Section 8.

(b) At its expense SCS shall:

(i)         except for such times as SCS is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which SCS determines to obtain, continuously effective with respect to the Investor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (A) the Investor ceases to hold any Registrable Shares, (B) the date all Registrable Shares held by the Investor may be sold without restriction under Rule 144, including, without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for SCS to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (C) two (2) years from the date of effectiveness of the Registration Statement. The period of time during which SCS is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”;

(ii)         during the Registration Period, advise the Investor, as expeditiously as possible:

(1)         when a Registration Statement or any amendment thereto has been filed with the SEC;

(2)         after it shall receive notice or obtain knowledge thereof, of the issuance by the SEC of any stop order suspending or other matter causing the suspension of the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(3)         of the receipt by SCS of any notification with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(4)         subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Notwithstanding anything to the contrary set forth herein, SCS shall not, when so advising the Investor of such events, provide the Investor with any material, nonpublic information regarding SCS other than to the extent that providing notice to the Investor of the occurrence of the events listed in (1) through (4) above constitutes material, nonpublic information regarding SCS;

(iii) during the Registration Period, use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv) during the Registration Period, upon the occurrence of any event contemplated in Section 8(b)(ii)(4) above, except for such times as SCS is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, use its commercially reasonable efforts to, as soon as reasonably practicable, prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) during the Registration Period, use its commercially reasonable efforts to cause all Registrable Shares to be listed on the national securities exchange on which the Class A ordinary shares issued by SCS have been listed;

(vi) during the Registration Period, use its commercially reasonable efforts to allow the Investor to review disclosure regarding the Investor in the Registration Statement; and

(vii) during the Registration Period, otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investor, consistent with the terms of this Subscription Agreement, in connection with the registration of the Registrable Shares.

(c) Notwithstanding anything to the contrary in this Subscription Agreement, SCS shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement if (i) it determines that in order for the Registration Statement not to contain a material misstatement or omission, (A) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly or annual report under the Exchange Act, or (B) the negotiation or consummation of a transaction by SCS or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event SCS’s board of directors reasonably believes would require additional disclosure by SCS in the Registration Statement of material information that SCS has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of SCS’s board of directors to cause the Registration Statement to fail to comply with applicable disclosure requirements, or (ii) in the good faith judgment of SCS’s board of directors, such filing or effectiveness or use of such Registration Statement would be seriously detrimental to SCS and SCS’s board of directors concludes as a result that it is essential to defer such filing (each such circumstance, a “Suspension Event”); provided, however, that SCS may not delay or suspend the Registration Statement on more than two occasions or for more than forty-five (45) consecutive calendar days, or more than sixty (60) total calendar days, in each case during any twelve (12) month period. Upon receipt of any written notice from SCS of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, the Investor agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Investor receives copies of a supplemental or amended prospectus (which SCS agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by SCS that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by SCS unless otherwise required by law or subpoena. If so directed by SCS, the Investor will deliver to SCS or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Registrable Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Shares shall not apply (A) to the extent the Investor is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

(d) If the Shares acquired hereunder are either eligible to be sold (i) pursuant to an effective Registration Statement or (ii) without restriction under, and without SCS being in compliance with the current public information requirements of, Rule 144 under the Securities Act, then at the Investor’s request, SCS shall use its commercially reasonable efforts to cause its transfer agent to remove any restrictive legends related to the book entry account holding such Shares and make a new, unlegended entry for such book entry Shares without restrictive legends within two (2) trading days of any such request therefor from the Investor, provided that SCS and its transfer agent have timely received from the Investor customary representations and other documentation reasonably requested by SCS and its transfer agent in connection therewith. Subject to receipt from the Investor by SCS and its transfer agent of customary representations and other documentation reasonably requested by SCS and its transfer agent in connection therewith, including, if required by SCS’s transfer agent, an opinion of SCS’s counsel, in a form reasonably acceptable to its transfer agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, the Investor may request that SCS remove any legend from the book entry position evidencing its Shares following the earliest of such time as such Shares (i) are covered by and may be sold or transferred pursuant to an effective registration statement, (ii) have been or are about to be sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for SCS to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Shares. If restrictive legends are no longer required for such Shares pursuant to the foregoing, SCS shall, in accordance with the provisions of this Section 8(d) and within two (2) trading days of any request therefor from the Investor accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, use its commercially reasonable efforts to deliver to its transfer agent irrevocable instructions and, upon the transfer agent’s request, a legal opinion of SCS’s counsel, that the transfer agent shall make a new, unlegended entry for such book entry Shares. SCS shall be responsible for the fees of its transfer agent and its legal counsel associated with such removal of legends.

(e) Indemnification.

(i) SCS agrees to indemnify, to the extent permitted by law, the Investor (to the extent a seller under the Registration Statement) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including reasonable and documented attorneys’ fees of one law firm (and one firm of local counsel)) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to SCS by or on behalf of the Investor expressly for use therein.

(ii) In connection with any Registration Statement in which the Investor is participating, the Investor shall furnish (or cause to be furnished) to SCS in writing such information and affidavits as SCS reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify SCS, its directors and officers and each person or entity who controls SCS (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by on behalf of the Investor expressly for use therein; provided, however, that the liability of the Investor shall be several and not joint with any other investor and shall be in proportion to and limited to the net proceeds received by the Investor from the sale of Registrable Shares giving rise to such indemnification obligation.

(iii) Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities purchased pursuant to this Subscription Agreement.

(v) If the indemnification provided under this Section 8(e) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Investor shall be limited to the net proceeds received by the Investor from the sale of Registrable Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 8(e)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8(e)(v) from any person or entity who was not guilty of such fraudulent misrepresentation.

9. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied at the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Closing and (d) September 18, 2022; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. SCS shall notify the Investor of the termination of the Transaction Agreement promptly after the termination thereof. Upon the termination of this Subscription Agreement in accordance with this Section 9, any monies paid by the Investor to SCS to purchase Shares hereunder shall be promptly (and in any event within one (1) business day after such termination) returned to the Investor.

10. Trust Account Waiver. The Investor acknowledges that SCS is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving SCS and one or more businesses or assets. The Investor further acknowledges that, as described in SCS’s prospectus relating to its initial public offering dated June 29, 2021 (the “IPO Prospectus”) available at www.sec.gov, substantially all of SCS’s assets consist of the cash proceeds of SCS’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of SCS, its public shareholders and the underwriter of SCS’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to SCS to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the IPO Prospectus. For and in consideration of SCS entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided that nothing in this Section 10 shall be deemed to limit the Investor’s right, title, interest or claim to the Trust Account by virtue of the Investor’s record or beneficial ownership of Class A ordinary shares of SCS acquired by any means other than pursuant to this Subscription Agreement.

11. Miscellaneous.

(a) Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned, other than an assignment to any fund or account managed by the same investment manager as the Investor or an affiliate thereof, subject to, if such transfer or assignment is prior to the Closing, such transferee or assignee, as applicable, executing a joinder to this Subscription Agreement or a separate subscription agreement in substantially the same form as this Subscription Agreement, including with respect to the Subscription Amount and other terms and conditions; provided that, in the case of any such transfer or assignment, the initial party to this Subscription Agreement shall remain bound by its obligations under this Subscription Agreement in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Shares contemplated hereby. Neither this Subscription Agreement nor any rights that may accrue to SCS hereunder or any of SCS’s obligations may be transferred or assigned other than pursuant to the Transaction.

(b) SCS may request from the Investor such additional information as SCS may deem necessary to evaluate the eligibility of the Investor to acquire the Shares and in connection with the inclusion of the Shares in the Registration Statement, and the Investor shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided that SCS agrees to keep any such information provided by the Investor confidential, except as required by laws, rules or regulations, at the request of the staff of the SEC or another regulatory agency or by the regulations of the Nasdaq. The Investor acknowledges that SCS may file a copy of the form of this Subscription Agreement with the SEC as an exhibit to or within a current or periodic report or a registration statement of SCS.

(c) The Investor acknowledges that SCS will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify SCS if any of the acknowledgments, understandings, agreements, representations and warranties of the Investor set forth herein are no longer accurate.

(d) SCS, the Company and the Investor are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(e) All of the representations and warranties contained in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Subscription Agreement shall survive the Closing until the applicable statute of limitations or in accordance with their respective terms, if a shorter period.

(f) This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 9 above) except by an instrument in writing, signed by each of the parties hereto and, to the extent required by the Transaction Agreement, the Company. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(g) This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 8(e), Section 11(c) with respect to the persons referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

(h) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i) If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(j) Without limiting any remedies of a party hereunder for a breach of this Subscription Agreement by the other party, each party shall pay its own costs and expenses incurred in connection with the negotiation and execution of this Subscription Agreement and consummation of the transactions contemplated hereby, whether or not such transactions are consummated.

(k) This Subscription Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(l) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to specific enforcement of this Subscription Agreement, in addition to any other remedy to which any party is entitled at law, in equity, in contract, in tort or otherwise. In the event that any claim, action, suit or proceeding shall be brought in equity to enforce the provisions of this Subscription Agreement, no party hereto shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law, and each party hereto agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(m) Any claim, action, suit or proceeding based upon, arising out of or related to this Subscription Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, only to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), and each of the parties hereto irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such claim, action, suit or proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of such action, suit or proceeding shall be heard and determined only in any such court and (iv) agrees not to bring any claim, action, suit or proceeding arising out of or relating to this Subscription Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction to enforce judgments obtained in any claim, action, suit or proceeding brought in accordance with this Section 11(m), provided that service of process with respect to any such claim, action, suit or proceeding may also be made upon any party hereto by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 14.

(n) This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other State.

(o) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(o).

12. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of SCS expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in SCS. The Investor acknowledges and agrees that, to the maximum extent permitted by law, none of (i) any other investor pursuant to this Subscription Agreement or any Other Subscription Agreement (including any such investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, (iii) any party to the Transaction Agreement (other than SCS) or (iv) any affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of any of SCS, the Company or any other party to the Transaction Agreement shall be liable to the Investor pursuant to this Subscription Agreement, the negotiation hereof or the subject matter hereof, or the transactions contemplated hereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.

13. Press Releases. SCS shall, by 9:00 a.m., New York City time, on the first business day immediately following the date of this Subscription Agreement, issue one or more press releases or furnish or file with the SEC a Current Report on Form 8-K, registration statement or proxy statement for the Transaction (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, the PIPE Investment, all material terms of the Transaction and any other material, non-public information about SCS or the Transaction that SCS has provided to the Investor at any time prior to the filing of the Disclosure Document. From and after the disclosure of the Disclosure Document, to the knowledge of SCS, the Investor shall not be in possession of any material, non-public information about SCS or the Transaction received from SCS, unless otherwise agreed in writing by such Investor. All press releases or other public communications or marketing materials relating to the transactions contemplated hereby between SCS and the Investor, and the method of the release for publication thereof, shall be subject to the prior approval of (i) SCS and (ii) to the extent such press release or public communication references the Investor or its affiliates or investment advisers by name, the Investor in writing. The restriction in this Section 13 shall not apply to the extent the public announcement is required by applicable securities law, any governmental authority or stock exchange rule; provided that in such an event, the applicable party shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

14. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Investor, to the address provided on the Investor’s signature page hereto.

If to SCS, to:

Social Capital Suvretta Holdings Corp. III

2850 W. Horizon Ridge Parkway, Suite 200

Henderson, NV 89052

Attention: James Ryans, Chief Financial Officer

Email: legal@socialcapital.com

with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, NY 10019

Attention: Raaj S. Narayan

Email: rsnarayan@wlrk.com

and

ProKidney, LP

3929 Westpoint Blvd.

Suite G

Winston-Salem, NC 27103

Attention: Tim Bertram, Chief Executive Officer

Email: Tim.Bertram@prokidney.com

and

Davis Polk & Wardwell LLP

450 Lexington Ave

New York, NY 10017

Attention: Richard D. Truesdell Jr., Lee Hochbaum

Email: richard.truesdell@davispolk.com, lee.hochbaum@davispolk.com

and

Mintz, Levin, Cohn, Ferris, Glovsky, and Popeo, P.C.

555 12th Street NW

Suite 1100

Washington, D.C. 20004

Attention: Matthew Simpson

Email: MTSimpson@mintz.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first written above.

Name of Investor:

By:
Name:
Title:

Investor’s EIN:

Mailing Address-Street:

City, State, Zip:

Attn:

Telephone No.:
Facsimile No.:
Email:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by SCS in the Closing Notice.

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, SCS has accepted this Subscription Agreement as of the date first written above.

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. III

By:
Name: Chamath Palihapitiya
Title: Chief Executive Officer

[Signature Page to Subscription Agreement]

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

☐

I am an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐

Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐

Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Securities and Exchange Commission has designated as qualifying an individual for accredited investor status;

☐

Any “family office,” as defined in rule 202(a)(11)(g)-1 under the Investment Advisers Act of 1940, as amended, with assets under management in excess of $5,000,000, not formed to acquire the securities offered, and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; or

☐

Any “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, as amended, of a family office meeting the requirements set forth above and whose prospective investment in the issuer is directed by such family office pursuant to the requirements set forth above.

This page should be completed by the Investor

and constitutes a part of the Subscription Agreement.

[Schedule A to Subscription Agreement]

Annex O

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of January 18, 2022, by and among SCS Sponsor III LLC, a Cayman Islands limited liability company (the “Sponsor Holdco”), the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), Social Capital Suvretta Holdings Corp. III, a Cayman Islands exempted company limited by shares (“Acquiror”), and ProKidney LP, a limited partnership organized pursuant to the laws of Ireland (the “Company”). Except as otherwise specified, capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 6,920,000 Acquiror Common Shares in the aggregate as set forth on Schedule I attached hereto;

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Acquiror and the Company have entered into a Business Combination Agreement (as amended or modified from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other things, (a) the Company shall issue New Company Common Units to Acquiror in exchange for a combination of shares of Acquiror Class B Common Stock and cash, (b) New GP shall be admitted as the general partner of the Company and (c) the Company shall distribute the shares of Acquiror Class B Common Stock acquired from Acquiror to the Existing Company Unitholders in accordance with the Amended and Restated Company Limited Partnership Agreement (collectively, the “Business Combination”); and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. Each Sponsor hereby acknowledges that it has read the Business Combination Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor hereby agrees that (i) such Sponsor shall be bound by and comply with Sections 6.4 (No Solicitation by Acquiror), 7.1 (Antitrust Approvals; Other Filings) and 10.12 (Publicity) of the Business Combination Agreement (and any relevant defined terms contained in any such Sections) as if such Sponsor was an original signatory to the Business Combination Agreement with respect to such provisions and (ii) such Sponsor shall provide to the Acquiror, the Company and their respective Representatives any information regarding such Sponsor or the Acquiror Common Shares that is reasonably requested by the Acquiror, the Company or their respective Representatives and is required in order for the Company and the Acquiror to comply with Sections 6.8, 7.1, 7.2, 7.3 and 7.5 of the Business Combination Agreement.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending at the Expiration Time, each Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Acquiror Common Shares owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Acquiror Common Shares owned by such Sponsor (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that the foregoing shall not prohibit Transfers between such Sponsor and any Affiliate of such Sponsor, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Acquiror a joinder to this Sponsor Agreement in the form attached hereto as Annex A.

Section 1.3 New Shares. In the event that (a) any Acquiror Common Shares or other equity securities of Acquiror are issued to a Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Common Shares of, on or affecting the Acquiror Common Shares owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Common Shares or other equity securities of Acquiror after the date of this Sponsor Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any Acquiror Common Shares or other equity securities of Acquiror after the date of this Sponsor Agreement (such Acquiror Common Shares or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the Acquiror Common Shares owned by such Sponsor as of the date hereof.

Section 1.4 Closing Date Deliverables. On the Closing Date, each of the Sponsor Holdco, the Director Holders and the Advisor Holders (as such terms are defined therein) shall deliver to Acquiror and the Company a duly executed copy of that certain Registration Rights Agreement, by and among Acquiror, the Company, the Sponsor Holdco, the Director Holders, the Advisor Holders and certain of the Company’s equityholders or their respective affiliates, as applicable, and the other Holders (as defined therein) party thereto, in substantially the form attached as Exhibit H to the Business Combination Agreement.

Section 1.5 Sponsor Support Agreements.

(a) At any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its Acquiror Common Shares to be counted as present thereat (to the extent entitled to vote thereto) for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Common Shares (to the extent entitled to vote thereto):

(i) in favor of each Transaction Proposal;

(ii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);

(iii) against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror (other than the Business Combination Agreement, any Ancillary Agreement and the transactions contemplated thereby);

(iv) against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Transaction Proposals or to add or replace a member of the Board of Directors of Acquiror in compliance with Nasdaq independence rules); and

(v) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Sponsor Agreement, the Business Combination Agreement or any Ancillary Agreement or the Business Combination, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror under the Business Combination Agreement or any Ancillary Agreement, (C) result in any of the conditions set forth in Article VIII of the Business Combination Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror (other than a customary equity grant to (i) any member of the Board of Directors of Acquiror that is added in compliance with Nasdaq independence rules or (ii) any member of the scientific advisory board of Acquiror that is added consistent with Acquiror’s prior practice in onboarding such members).

(b) Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing. Without limiting the generality of the foregoing, except as contemplated by the Business Combination Agreement, any Ancillary Agreement or the Transactions, each Sponsor hereby agrees from and after the date hereof:

(i) not to deposit any of its Acquiror Common Shares in a voting trust or subject any of its Acquiror Common Shares to any arrangement or agreement with respect to the voting of such Acquiror Common Shares unless specifically requested to do so by the Company and Acquiror in writing in connection with the Business Combination Agreement, the Ancillary Agreements or the Transactions.

(ii) not to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) of any equity interests of Acquiror in connection with any vote of the shareholders of Acquiror with respect to the Transactions, other than to recommend that the shareholders of the Acquiror vote in favor of the Transaction Proposals (and any actions required in furtherance thereof or otherwise as expressly provided in this Section 1.5); and

(iii) not to commence or participate in any claim, derivative or otherwise, against the Company, the Acquiror or any of their respective Affiliates (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Sponsor Agreement or (B) alleging a breach of any fiduciary duty of the Acquiror Board in connection with this Sponsor Agreement, the Transaction Proposals, the Business Combination Agreement or the Transactions.

(c) Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, those certain Letter Agreements, dated as of June 29, 2021 and September 24, 2021, by and among the Sponsors, as applicable, and Acquiror (the “Voting Letter Agreements”), including without limitation the obligations of the Sponsors pursuant to Section 1 therein to not redeem any Acquiror Common Shares owned by such Sponsor in connection with the transactions contemplated by the Business Combination Agreement.

(d) During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Business Combination Agreement pursuant to Article IX thereof, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Voting Letter Agreements.

Section 1.6 Additional Agreements.

(a) Notwithstanding anything to the contrary in any other agreement or contract to which a Sponsor is bound, each Sponsor (for itself, himself or herself and for its, his or her successors, heirs and assigns)

hereby (but subject to the consummation of the Business Combination) irrevocably and unconditionally waives, to the fullest extent permitted by applicable Laws and Acquiror’s Amended and Restated Memorandum and Articles of Association, and agrees not to exercise, assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which shares of Acquiror Class B Common Stock held by such Sponsor convert into shares of Acquiror Class A Common Stock in connection with the transactions contemplated by the Business Combination Agreement.

(b) Acquiror and each Sponsor hereby irrevocably and unconditionally agree that, if any amounts are outstanding under any Working Capital Loan extended to Acquiror or any Subsidiary of Acquiror by any Sponsor as of the Closing, then, notwithstanding the terms of any promissory note or other document evidencing such Working Capital Loan or any other agreement or contract to which Acquiror or a Sponsor is bound, Acquiror shall repay such outstanding amounts to such Sponsor at the Closing solely in cash, and such Sponsor shall not require, and hereby waives any right to require, any portion of such repayment to occur in the form of Acquiror Common Shares or any other form.

Section 1.7 Further Assurances. Each Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Business Combination and the other transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein.

Section 1.8 No Inconsistent Agreement. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof and as of the Closing to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.

(b) Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s Acquiror Common Shares, and there exist no Liens (including any restriction on the right to vote, sell or otherwise dispose of such Acquiror Common Shares) affecting any such Acquiror Common Shares, other than Liens indicated on Schedule I attached hereto or pursuant to (i) this Sponsor Agreement, (ii) Acquiror’s Governing Documents, (iii) the Business Combination Agreement (including the Acquiror Disclosure Letter), (iv) the Voting Letter Agreements, (v) that certain Amended and Restated Securities Subscription Agreement by and between the Sponsor Holdco and the Acquiror, dated as of May 24, 2021, or (vi) any applicable securities Laws. Such Sponsor’s Acquiror Common Shares are the only equity securities in Acquiror owned of record or beneficially by such Sponsor as of the date of this Sponsor Agreement, and none of such Sponsor’s Acquiror Common Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Acquiror Common Shares, except as provided hereunder and under the Voting Letter Agreements. Other than the Acquiror Common Shares listed on Schedule I attached hereto, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) result in a violation of applicable Law, except for such violations which would not reasonably be expected, individually or in the aggregate, to have a material effect upon such Sponsor’s ability to perform its obligations under this Sponsor Agreement, the Business Combination Agreement or any Ancillary Agreement, (ii) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor, (iii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Acquiror Common Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement, the Business Combination Agreement or any Ancillary Agreement, or (iv) result in the creation or imposition of any Lien on such Sponsor’s Acquiror Common Shares.

(d) Litigation. As of the date hereof, there are no Actions pending against such Sponsor or, to the knowledge of such Sponsor, any of its Affiliates, or to the knowledge of such Sponsor, threatened against such Sponsor or any of its Affiliates, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the ability of such Sponsor to perform its obligations under this Sponsor Agreement, the Business Combination Agreement or any Ancillary Agreement. As of the date hereof, none of such Sponsor or, to the knowledge of such Sponsor, any of its Affiliates is subject to any Governmental Order that would reasonably be expected, individually or in the aggregate, to prevent, enjoin or materially delay such Sponsor’s ability to perform its obligations under this Sponsor Agreement, the Business Combination Agreement or any Ancillary Agreement.

(e) Brokerage Fees. Except as described on Section 4.14 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such Sponsor, for which Acquiror or any of its Affiliates may become liable.

(f) Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither such Sponsor nor any anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

(g) Acknowledgment. Such Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Business Combination Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Agreement.

(h) No Other Representations or Warranties. Except for the representations and warranties expressly made by such Sponsors in this Article II, neither such Sponsor nor any other Person on behalf of such Sponsor makes any express or implied representation or warranty to Acquiror or the Company in connection with this Sponsor Agreement or the transactions contemplated by this Sponsor Agreement, and each Sponsor expressly disclaims any such other representations or warranties.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Closing, (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Article IX thereof (the earlier of clauses (a) and (b), the “Expiration Time”), and (c) the written agreement of the Sponsor Holdco, Acquiror and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that (i) the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination or actual fraud, (ii) this Article III shall survive any termination of this Sponsor Agreement, and (iii) Sections 1.5(b)(iii), 1.6 and 1.7 shall survive the termination of this Sponsor Agreement pursuant to Section 3.1(a).

Section 3.2 Governing Law. This Sponsor Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

Section 3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) ANY PROCEEDING OR ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MUST BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, ONLY TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE), AND EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY (I) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH PROCEEDING OR ACTION, (II) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO PERSONAL JURISDICTION, VENUE OR TO CONVENIENCE OF FORUM, (III) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH PROCEEDING OR ACTION SHALL BE HEARD AND DETERMINED ONLY IN ANY SUCH COURT AND (IV) AGREES NOT TO BRING ANY PROCEEDING OR ACTION ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS SPONSOR AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3.8, WITHOUT LIMITING THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MATTER PERMITTED BY APPLICABLE LAWS.

(b) WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SPONSOR AGREEMENT. EACH PARTY CERTIFIES AND

ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.

Section 3.4 Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of Acquiror, the Company and the Sponsor Holdco.

Section 3.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 3.6 Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsor Holdco.

Section 3.7 Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror:

Social Capital Suvretta Holdings Corp. III

2850 W. Horizon Ridge Parkway, Suite 200

Henderson, NV 89052

Attention:     James Ryans, Chief Financial Officer

Email:           legal@socialcapital.com

with a copy to (which will not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, New York 10019

Attention:     Raaj S. Narayan

Email:           rsnarayan@wlrk.com

If to the Company:

ProKidney GP Limited

70 Sir John Rogerson’s Quay

Dublin 2, Ireland

Attention:     Tim Bertram, Director

Email:           Tim.Bertram@prokidney.com

with a copy to (which will not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Ave

New York, NY 10017

Attention:     Richard D. Truesdell Jr., Lee Hochbaum

Email:           richard.truesdell@davispolk.com, lee.hochbaum@davispolk.com

and

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

555 12th Street NW

Suite 1100

Washington, D.C. 20004

Attention:     Matthew Simpson

Email:           MTSimpson@mintz.com

If to a Sponsor:

To such Sponsor’s address set forth in Schedule I

with a copy to (which will not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, New York 10019

Attention:     Raaj S. Narayan

Email:           rsnarayan@wlrk.com

Section 3.9 Counterparts. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Acquiror and the Company have each caused this Sponsor Agreement to be duly executed as of the date first written above.

SPONSORS:

SCS SPONSOR III LLC

By:	/s/ Chamath Palihapitiya
Name: Chamath Palihapitiya
Title: Chief Executive Officer

/s/ Chamath Palihapitiya
Name: Chamath Palihapitiya

/s/ Kishen Mehta
Name: Kishen Mehta

/s/ James Ryans
Name: James Ryans

/s/ Marc Semigran
Name: Marc Semigran

/s/ Uma Sinha
Name: Uma Sinha

[Signature Page to Sponsor Support Agreement]

ACQUIROR:

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. III

By:	/s/ Chamath Palihapitiya
Name: Chamath Palihapitiya
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

For and on behalf of PROKIDNEY LP by its general partner, PROKIDNEY GP LIMITED

By:	/s/ Jaime Gomez Sotomayor
Name:	Jaime Gomez Sotomayor
Title:	Director of ProKidney GP Limited

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor Acquiror Common Shares

Sponsor	Acquiror Common Shares
SCS Sponsor III LLC c/o Social Capital Suvretta Holdings Corp. III 2850 W. Horizon Ridge Parkway Suite 200, Henderson, NV 89052	6,860,000(1)

Chamath Palihapitiya c/o Social Capital Suvretta Holdings Corp. III 2850 W. Horizon Ridge Parkway Suite 200, Henderson, NV 89052	—(2)

Kishan Mehta c/o Social Capital Suvretta Holdings Corp. III 2850 W. Horizon Ridge Parkway Suite 200, Henderson, NV 89052	—(2)

James Ryans c/o Social Capital Suvretta Holdings Corp. III 2850 W. Horizon Ridge Parkway Suite 200, Henderson, NV 89052	—

Shoney Katz c/o Social Capital Suvretta Holdings Corp. III 2850 W. Horizon Ridge Parkway Suite 200, Henderson, NV 89052	—

Marc Semigran c/o Social Capital Suvretta Holdings Corp. III 2850 W. Horizon Ridge Parkway Suite 200, Henderson, NV 89052	30,000(3)

Uma Sinha c/o Social Capital Suvretta Holdings Corp. III 2850 W. Horizon Ridge Parkway Suite 200, Henderson, NV 89052	30,000(4)

(1)	Includes 640,000 shares of Acquiror Class A Common Stock and 6,220,000 shares of Acquiror Class B Common Stock.
(2)

Messrs. Palihapitiya and Mehta may be deemed to beneficially own securities held by SCS Sponsor III LLC by virtue of their shared control over SCS Sponsor III LLC. Each of Messrs. Palihapitiya and Mehta disclaims beneficial ownership of securities held by SCS Sponsor III LLC.

(3)	Includes 30,000 shares of Acquiror Class B Common Stock.
(4)

Includes 30,000 restricted stock units (“RSUs”), granted to Ms. Sinha pursuant to a Director Restricted Stock Unit Award Agreement, dated as of September 24, 2021, between Acquiror and Ms. Sinha, which grant is contingent on (i) the Acquiror’s consummation of an initial business combination and (ii) a shareholder approved equity plan. The RSUs will vest upon the consummation of such initial business combination and represent 30,000 Class A ordinary shares of Acquiror that will settle on a date determined in the sole discretion of the Acquiror that shall occur between the vesting date and March 15 of the year following the year in which vesting occurs.

[Schedule I to Sponsor Support Agreement]

Schedule II

Affiliate Agreements

1.	Letter Agreement, dated as of June 29, 2021, among Acquiror, the Sponsor, Chamath Palihapitiya, Kishan Mehta, James Ryans, Shoney Katz and Marc Semigran.

2.	Registration Rights Agreement, dated as of June 29, 2021, among Acquiror, the Sponsor and Marc Semigran.

3.	Administrative Services Agreement, dated as of June 29, 2021, between Acquiror and Social + Capital Partnership, LLC.

4.	Private Placement Shares Purchase Agreement, dated as of June 29, 2021, between Acquiror and the Sponsor.

5.	Indemnity Agreement, dated as of June 29, 2021, between Acquiror and Chamath Palihapitiya.

6.	Indemnity Agreement, dated as of June 29, 2021, between Acquiror and Kishan Mehta.

7.	Indemnity Agreement, dated as of June 29, 2021, between Acquiror and James Ryans.

8.	Indemnity Agreement, dated as of June 29, 2021, between Acquiror and Shoney Katz.

9.	Indemnity Agreement, dated as of June 29, 2021, between Acquiror and Marc Semigran.

10.	Letter Agreement, dated as of September 24, 2021, between Acquiror and Uma Sinha.

11.	Indemnity Agreement, dated as of September 24, 2021, between Acquiror and Uma Sinha.

12.	Director Restricted Stock Unit Award Agreement, dated as of September 24, 2021, between Acquiror and Uma Sinha.

[Schedule II to Sponsor Support Agreement]

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Sponsor Support Agreement, dated as of January 18, 2022 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among Social Capital Suvretta Holdings Corp. III, a Cayman Islands exempted company limited by shares, ProKidney LP, a limited partnership organized under the laws of Ireland, and the Sponsors set forth on Schedule I thereto. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Sponsor” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of a Sponsor as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date:

By:
Name:
Title:

Address for Notices:

With copies to:

[Annex A to Sponsor Support Agreement]

Annex P

COMPANY UNITHOLDER SUPPORT AGREEMENT

This Company Unitholder Support Agreement (this “Agreement”) is dated as of January 18, 2022 by and among Social Capital Suvretta Holdings Corp. III, a Cayman Islands exempted company limited by shares (“Acquiror”), the Persons set forth on Schedule I hereto (each, a “Company Unitholder” and, collectively, the “Company Unitholders”), and ProKidney LP, a limited partnership organized under the laws of Ireland (the “Company”), acting through its general partner ProKidney GP Limited, a private limited company incorporated under the laws of Ireland (the “Legacy General Partner”). Except as otherwise specified, capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Company Unitholders are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of units of such classes or series of Company partnership interests (“Company Units”) as are indicated opposite each of their names on Schedule I attached hereto (all such Company Units, together with any Company Units of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Company Unitholder during the period from the date hereof through the Expiration Time are referred to herein as the “Subject Units”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror and the Company have entered into a Business Combination Agreement (as amended or modified from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other things, (a) the Company shall issue New Company Common Units to Acquiror in exchange for a combination of shares of Acquiror Class B Common Stock and cash, (b) New GP shall be admitted as the general partner of the Company and (c) the Company shall distribute the shares of Acquiror Class B Common Stock received from Acquiror to the Existing Company Unitholders in accordance with the Amended and Restated Company Limited Partnership Agreement (collectively, the “Business Combination”); and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

COMPANY UNITHOLDER SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. Each Company Unitholder hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Company Unitholder hereby agrees that (i) such Company Unitholder shall be bound by and comply with Section 5.5 (Acquisition Proposals), Section 7.1 (Antitrust Approvals; Other Filings) and Section 10.12 (Publicity) of the Business Combination Agreement (and any relevant defined terms contained in any such Sections) as if (a) such Company Unitholder was an original signatory to the Business Combination Agreement with respect to such provisions, and (b) each reference to the

“Company” contained in Section 5.5 of the Business Combination Agreement (other than Section 5.5(i) or for purposes of the definition of Acquisition Proposal) also refers to each such Company Unitholder, and (ii) such Company Unitholder shall provide to the Acquiror, the Company and their respective Representatives any information regarding such Company Unitholder or the Subject Units that is reasonably requested by the Acquiror, the Company or their respective Representatives and is required in order for the Company and the Acquiror to comply with Sections 7.1, 7.2, 7.3 and 7.5 of the Business Combination Agreement.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending at the Expiration Time (as defined below), each Company Unitholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Units, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Units (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that the foregoing shall not apply to any Transfer to the Company’s officers or directors, any direct or indirect Affiliates or immediate family member of any of the Company’s officers or directors (as defined in the Securities and Exchange Act of 1934, as amended), any direct or indirect Affiliates or immediate family member of the Company Unitholder, or any members, stockholders or partners of the Company or its Affiliates or the Company Unitholder, so long as in each case, prior to and as a condition to the effectiveness of any such Transfer, the transferee in such Transfer executes and delivers to Acquiror a joinder to this Agreement in the form attached hereto as Annex A to the extent such transferee is not already a party hereto.

Section 1.3 New Units. In the event that (a) any Subject Units are issued to a Company Unitholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Units or otherwise, (b) a Company Unitholder purchases or otherwise acquires beneficial ownership of any Subject Units after the date of this Agreement or (c) a Company Unitholder acquires the right to vote or share in the voting of any Subject Units after the date of this Agreement (collectively, the “New Securities”), then such New Securities acquired or purchased by such Company Unitholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Units owned by such Company Unitholder as of the date hereof.

Section 1.4 Company Unitholder Agreements.

(a) Until the Expiration Time, each Company Unitholder hereby unconditionally and irrevocably agrees that, at any meeting of the partners of the Company (or any adjournment or postponement thereof) and in any action by written consent of the partners (with voting rights) of the Company distributed by the Legacy General Partner or otherwise undertaken in connection with or as contemplated by the Business Combination Agreement or the transactions contemplated thereby, including in the form attached hereto as Exhibit A (the “Written Consent”), such Company Unitholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Units (to the extent such Subject Units are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and such Company Unitholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Units (to the extent such Subject Units are entitled to vote on or provide consent with respect to such matter) in the following manner, and, without limiting the foregoing, such Company Unitholder shall deliver the Written Consent executed by such Company Unitholder to the Company concurrently with or prior to the execution of the Business Combination Agreement:

(i) to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination;

(ii) in any other circumstances upon which a consent, waiver or other approval may be required under the Governing Documents of the Company or under the Business Combination Agreement or the transactions contemplated thereby, or any Ancillary Agreement, to vote, consent, waive or approve (or cause to be voted, consented, waived or approved) all of such Company Unitholder’s Subject Units held at such time in favor thereof;

(iii) against any merger agreement, merger, consolidation, combination, sale of equity or substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries (other than the Business Combination Agreement and the transactions contemplated thereby); and

(iv) against any proposal, action or agreement that, to the knowledge of such Company Unitholder, would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the transactions contemplated thereby, including the Business Combination, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement or (C) result in any of the conditions set forth in Article VIII of the Business Combination Agreement not being fulfilled.

(b) Each Company Unitholder hereby agrees that it shall not commit in writing or agree in writing to take any action inconsistent with the foregoing. Without limiting the generality of the foregoing, each Company Unitholder hereby agrees:

(i) not to deposit any of its Subject Units in a voting trust or subject any of its Subject Units to any arrangement or agreement with respect to the voting of such Subject Units unless specifically requested to do so by the Company and Acquiror in writing in connection with the Business Combination Agreement, the Ancillary Agreements or the Transactions.

(ii) except as contemplated by the Business Combination Agreement or any Ancillary Agreement, not to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any equity interests of the Company in connection with any vote or other action with respect to the Transactions, other than to recommend that the equityholders of the Company vote in favor of the Transactions and the Business Combination Agreement (and any actions required in furtherance thereof and otherwise as expressly provided in this Section 1.4); and

(iii) not to commence or participate in any claim, derivative or otherwise, against the Company, the Acquiror, the Sponsor or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement, the Business Combination Agreement, the Ancillary Agreements or the consummation of the Transactions, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (B) alleging a breach of any fiduciary duty of the Legacy General Partner, the Sponsor or the directors or officers of the Legacy General Partner, Sponsor, Acquiror or the Company in connection with this Agreement, the Business Combination Agreement or the Transactions.

Section 1.5 Affiliate Agreements. Each Company Unitholder, severally and not jointly, hereby agrees and consents on behalf of itself and each of its controlled Affiliates to the termination of all Affiliate Agreements set forth on Section 5.4 of the Company Disclosure Letter to which such Company Unitholder is party, effective as of the Effective Time without any further liability or obligation to the Company, the Company’s Subsidiaries or Acquiror.

Section 1.6 Registration Rights Agreement. Each of the Company Unitholders, on behalf of itself, agrees that it will deliver, substantially simultaneously with the Effective Time, a duly-executed copy of the Registration Rights Agreement substantially in the form attached as Exhibit H to the Business Combination Agreement (with such changes as may be agreed in writing by Acquiror, the Company and the Company Unitholders).

Section 1.7 Lock-Up Agreement. Each of the Company Unitholders, on behalf of itself, agrees that it will deliver, substantially simultaneously with the Effective Time, a duly-executed copy of the Lock-Up Agreement substantially in the form attached as Exhibit I to the Business Combination Agreement (with such changes as may be agreed in writing by Acquiror, the Company and the Company Unitholders).

Section 1.8 Further Assurances. Each Company Unitholder shall take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws) to effect the actions required to consummate the Business Combination and the other transactions contemplated by this Agreement and the Business Combination Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.9 No Inconsistent Agreement. Each Company Unitholder hereby represents and covenants that such Company Unitholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Company Unitholder’s obligations hereunder.

Section 1.10 No Challenges. Each Company Unitholder agrees not to voluntarily commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, the Company or any of their respective successors, directors, officers or Affiliates, (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Business Combination Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Business Combination Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit such Company Unitholder from enforcing such Company Unitholder’s rights under this Agreement and the other agreements entered into by such Company Unitholder in connection herewith.

Section 1.11 Consent to Disclosure. As and to the extent required by applicable securities Laws or the SEC or any other securities authorities, and subject to the Company Unitholder’s right to a reasonable opportunity to review such documents (to the extent reasonably practicable), each Company Unitholder hereby consents to the publication and disclosure in the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror) of such Company Unitholder’s identity and beneficial ownership of Subject Units and the nature of such Company Unitholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Company Unitholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with, or submissions to, the SEC), except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege).

Section 1.12 No Agreement as Director or Officer. Notwithstanding anything to the contrary herein, each Company Unitholder is entering into this Agreement solely in the Company Unitholder’s capacity as record or beneficial owner of Subject Units and nothing herein is intended to or shall limit or affect any actions taken by any employee, officer, director (or person performing similar functions), partner or other Affiliate of such Company Unitholder (including, for this purpose, any appointee or representative of such Company Unitholder on the Board of Directors of the Company), solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company Unitholders. Each Company Unitholder represents and warrants as of the date hereof and as of the Closing to Acquiror and the Company (severally and not jointly, and solely with respect to itself, himself or herself and not with respect to any other Company Unitholder) as follows:

(a) Organization; Due Authorization. If such Company Unitholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Company Unitholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Company Unitholder. Such Company Unitholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Company Unitholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Unitholder, enforceable against such Company Unitholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Company Unitholder.

(b) Ownership. Such Company Unitholder is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of such Company Unitholder’s Subject Units, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Units) affecting any such Subject Units, other than Liens (a) pursuant to (i) this Agreement, (ii) the Company’s Governing Documents, (iii) the Business Combination Agreement (including the Company Disclosure Letter) or (iv) any applicable securities Laws or (b) that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Company Unitholder to perform its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement or the Business Combination Agreement. Such Company Unitholder’s Subject Units are the only partnership or other equity interests in the Company owned of record or beneficially by such Company Unitholder on the date of this Agreement, and none of such Company Unitholder’s Subject Units are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Units. Other than as set forth opposite such Company Unitholder’s name on Schedule I hereto, such Company Unitholder does not hold or own any rights to acquire (directly or indirectly) any partnership or other equity interests of the Company or any partnership or other equity interests convertible into, or which can be exchanged for, partnership or other equity interests of the Company.

(c) No Conflicts. The execution and delivery of this Agreement by such Company Unitholder does not, and the performance by such Company Unitholder of his, her or its obligations hereunder will not, (i) result in a violation of applicable Law, except for such violations which would not reasonably be expected, individually or in the aggregate, to have a material effect upon such Company Unitholder’s ability to perform its obligations under this Agreement, the Business Combination Agreement or any Ancillary Agreement, (ii) if such Company Unitholder is not an individual, conflict with or result in a violation of the organizational documents of such Company Unitholder, (iii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Company Unitholder or such Company Unitholder’s Subject Units), in each case, to the extent such consent, approval or other action would prevent, enjoin or delay the performance by such Company Unitholder of its, his or her obligations under this Agreement, the Business Combination Agreement or any Ancillary Agreement or (iv) result in the creation or imposition of any Lien on such Company Unitholder’s Subject Units.

(d) Litigation. As of the date hereof, there are no Actions pending against such Company Unitholder or, to the knowledge of such Company Unitholder, any of its Affiliates, if applicable, or, to the knowledge of such Company Unitholder, threatened against such Company Unitholder or any of its Affiliates, if applicable, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or delay the ability of such Company Unitholder to perform its obligations under this Agreement, the Business Combination Agreement or any Ancillary Agreement. As of the date hereof, none of such Company Unitholder or, to the knowledge of such Company Unitholder, any of its Affiliates is subject to any Governmental Order that would reasonably be expected, individually or in the aggregate, to prevent, enjoin or materially delay such Company Unitholder’s ability to perform its obligations under this Agreement, the Business Combination Agreement or any Ancillary Agreement.

(e) Adequate Information. Such Company Unitholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon Acquiror or the Company and based on such information as such Company Unitholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Unitholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Company Unitholder acknowledges that the agreements contained herein with respect to the Subject Units held by such Company Unitholder are irrevocable.

(f) Brokerage Fees. Except as described on Section 3.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such Company Unitholder, for which the Company or any of its Affiliates may become liable.

(g) Acknowledgment. Such Company Unitholder understands and acknowledges that each of Acquiror and the Company is entering into the Business Combination Agreement in reliance upon such Company Unitholder’s execution and delivery of this Agreement.

Section 2.2 No Other Representations or Warranties. Except for the representations and warranties made by each Company Unitholder in this ARTICLE II, the Registration Rights Agreement, the Lock-Up Agreement, the Amended and Restated Company Limited Partnership Agreement, the Tax Receivable Agreement, the Exchange Agreement or any other agreement contemplated by the Business Combination Agreement, no Company Unitholder makes any express or implied representation or warranty to Acquiror in connection with this Agreement or the transactions contemplated by this Agreement, and each Company Unitholder expressly disclaims any such other representations or warranties.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Closing, (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Article IX thereof (the earlier of clauses (a) and (b), the “Expiration Time”), and (c) the written agreement of Acquiror, the Company and each Company Unitholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof;

provided, however, that (i) the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination or actual fraud, (ii) this ARTICLE III shall survive the termination of this Agreement and (iii) Sections 1.4(b)(iii), 1.5, 1.6, 1.7 and 1.8 shall survive the termination of this Agreement pursuant to Section 3.1(a).

Section 3.2 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

Section 3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, only to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), and each of the parties hereto irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of such proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any proceeding or Action brought in accordance with this Section 3.3. Service of process with respect to any such proceeding or Action may be made upon any party hereto by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 3.8.

(b) WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.

Section 3.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.5 Specific Performance. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law, and each party hereto agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.6 Amendment; Waiver. This Agreement may not be amended or waived, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and each of the Company Unitholders that are materially adversely affected by such amendment or waiver.

Section 3.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) except with respect to notices to be delivered to Control Empresarial de Capitales, S.A. de C.V., when e-mailed during normal business hours of the recipient (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror:

Social Capital Suvretta Holdings Corp. III

2850 W. Horizon Ridge Parkway, Suite 200

Henderson, NV 89052

Attention: James Ryans, Chief Financial Officer

Email: legal@socialcapital.com

with a copy to (which will not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, New York 10019

Attention: Raaj S. Narayan

Email: rsnarayan@wlrk.com

If to the Company:

ProKidney GP Limited

70 Sir John Rogerson’s Quay

Dublin 2, Ireland

Attention: Tim Bertram, Director

Email: Tim.Bertram@prokidney.com

with a copy to (which will not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Richard D. Truesdell Jr., Lee Hochbaum

Email: richard.truesdell@davispolk.com, lee.hochbaum@davispolk.com

and

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

555 12th Street NW

Suite 1100

Washington, D.C. 20004

Attention: Matthew Simpson

Email: MTSimpson@mintz.com

If to a Company Unitholder:

To such Company Unitholder’s address set forth in Schedule I with a copy to (which will not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Richard D. Truesdell Jr., Lee Hochbaum

Email: richard.truesdell@davispolk.com, lee.hochbaum@davispolk.com

and

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

555 12th Street NW

Suite 1100

Washington, D.C. 20004

Attention: Matthew Simpson

Email: MTSimpson@mintz.com

Section 3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Several Liability. The liability of any Company Unitholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Company Unitholder be liable for any other Company Unitholder’s breach of such other Company Unitholder’s representations, warranties, covenants, or agreements contained in this Agreement.

Section 3.11 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company Unitholders, Acquiror and the Company have each caused this Agreement to be duly executed as of the date first written above.

COMPANY UNITHOLDERS:

TOLERANTIA, LLC

By:	/s/ Jaime Gomez-Sotomayor
Name: Jaime Gomez-Sotomayor
Title: Authorized Signatory

CONTROL EMPRESARIAL DE CAPITALES, S.A. DE C.V.

By:	/s/ Armando lbañez Vázquez
Name: Armando lbañez Vázquez
Title: Attorney-in-fact

PROKIDNEY MANAGEMENT EQUITY LLC

By: Tolerantia, LLC, its manager

By: Nefro Health, its sole member

By:	/s/ Jaime Gomez Sotomayor
Name: Jaime Gomez Sotomayor
Title: Authorized Signatory

[Signature Page to Company Unitholder Support Agreement]

ACQUIROR:

SOCIAL CAPITAL SUVRETTA
HOLDINGS CORP. III

By:	/s/ Chamath Palihapitiya
Name: Chamath Palihapitiya
Title: Chief Executive Officer

[Signature Page to Company Unitholder Support Agreement]

COMPANY:

For and on behalf of PROKIDNEY LP by its general partner, PROKIDNEY GP LIMITED

By:	/s/ Jaime Gomez Sotomayor
Name: Jaime Gomez Sotomayor
Title: Director of ProKidney GP Limited

[Signature Page to Company Unitholder Support Agreement]

Exhibit A

Form of Action by Written Consent of the Unitholders of the Company

Schedule I

Company Unitholder Subject Units

Holder	Class A Units	Class B Units	Class B-1 Units	Notice Information
Tolerantia, LLC	111,900,000	Nil	Nil	110 East 59th Street, Suite 3300 New York, NY 10022, United States Email: plegorreta@royaltypharma.com Attention: Pablo Legorreta

Control Empresarial de Capitales, S.A. de C.V.	74,600,000	Nil	Nil

Paseo de las Palmas 781, 3rd floor,

Lomas de Chapultepec III Sección,

Alcaldía Miguel Hidalgo, C.P. 11000,

Mexico City, Mexico

E-mail: aibanez@incarso.com

Attention: Armando Ibáñez-Vázquez

With a copy to (which shall not constitute notice):

Paseo de las Palmas 750, 6th floor,

Lomas de Chapultepec,

Alcaldía Miguel Hidalgo, C.P. 11000,

Mexico City, Mexico

E-mail: gcaballerop@inbursa.com; and v.ramirez@incarso.com

Attention: Guillermo René Caballero Padilla; and Verónica Ramírez Villela

ProKidney Management Equity LLC	Nil	7,767,122	17,347,389	55 Par La Ville Road, Third Floor Hamilton HM11, Bermuda

[Schedule I to Company Unitholder Support Agreement]

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Company Unitholder Support Agreement, dated as of January 18, 2022 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among Social Capital Suvretta Holdings Corp. III, a Cayman Islands exempted company limited by shares, ProKidney, LP a limited partnership organized pursuant to the laws of Ireland, and the Company Unitholders set forth on Schedule I thereto. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Company Unitholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of a Company Unitholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date:

By:
Name:
Title:

Address for Notices:

With copies to:

[Annex A to Company Unitholder Support Agreement]